AMENDMENT NO. 4 TO

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

      Filed by the registrant ☒

      Filed by a party other than the registrant ☐

      Check the appropriate box:

      ☒ Preliminary proxy statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

      ☐ Definitive proxy statement

      ☐ Definitive additional materials

      ☐ Soliciting material pursuant to Rule 14a-12

GENERAL MOTORS CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

      ☒ No fee required.

      ☐ $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or Item 22(a)(2) of Schedule 14A.

      ☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      (1) Title of each class of securities to which transaction applies:

      (2) Aggregate number of securities to which transaction applies:

      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

      (4) Proposed maximum aggregate value of transaction:

      (5) Total fee paid:

      ☐ Fee paid previously with preliminary materials.

      ☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount previously paid:

(2) Form Schedule or Registration Statement No.:

(3) Filing party:

(4) Date filed:

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale is not permitted or would be unlawful prior to registration or qualification under the securities laws of any such State.

PRELIMINARY DRAFT DATED SEPTEMBER 30, 2002, SUBJECT TO COMPLETION

Solicitation of Written Consent of General Motors Corporation Common Stockholders	Information Statement for EchoStar Communications Corporation Common Stockholders

PROSPECTUS OF

HEC HOLDINGS, INC.
Class A Common Stock and Class C Common Stock,
par value $0.01 per share

The Separation of Hughes from GM

and the Hughes/EchoStar Merger

GM is asking GM $1 2/3 par value common stockholders and GM Class H common stockholders to approve certain matters relating to the following transactions:

•	the separation from GM of the business of Hughes Electronics by the distribution to GM Class H common stockholders of up to 1,046,014,137 shares of Class C common stock of a newly formed company, HEC Holdings, Inc., that will own all of the outstanding stock of Hughes; and

•	the combination of the businesses of Hughes and EchoStar Communications immediately after the separation by the merger of EchoStar with HEC Holdings, which will issue up to 427,605,611 shares of Class A common stock to EchoStar Class A common stockholders and up to 326,623,573 shares of Class B common stock to EchoStar Class B common stockholders. The combined company will be renamed “EchoStar Communications Corporation.”

The Hughes/EchoStar merger has already been approved by the stockholders of EchoStar. Therefore, EchoStar is not asking its stockholders to take any further action.

As a result of these transactions, GM Class H common stockholders will receive one share of Class C common stock of the new EchoStar in exchange for each share of GM Class H common stock they own and EchoStar Class A common stockholders will receive about 1.3699 shares of Class A common stock of the new EchoStar in exchange for each share of EchoStar Class A common stock they own. In addition, under certain limited circumstances, the GM $1 2/3 par value common stockholders may receive a distribution of shares of Class C common stock of the new EchoStar as a result of the transactions. However, unless the market price of GM Class H common stock changes significantly between the date of this document and the time of the completion of the transactions, we do not currently anticipate that the GM $1 2/3 par value common stockholders will receive any shares of Class C common stock of the new EchoStar.

The Class A common stock and Class C common stock offered by this document will be listed on the Nasdaq Stock Market under the symbols “          ” and “          ,” respectively.

WE URGE YOU TO READ THIS DOCUMENT CAREFULLY, INCLUDING

THE SECTION ENTITLED “RISK FACTORS” THAT BEGINS ON PAGE 55.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these transactions or the securities to be issued in connection with these transactions. In addition, neither the Securities and Exchange Commission nor any state securities commission has passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

This document, which is dated                     , 2002, is a combined Consent Solicitation Statement of GM and Information Statement of EchoStar, as well as a Prospectus of HEC Holdings, and is first being mailed to the stockholders of General Motors and EchoStar on or about                     , 2002.

[Letter for GM Consent Solicitation Statement]

To the GM $1 2/3 par value common stockholders and the GM Class H common stockholders:

      General Motors is proposing to separate the business of its Hughes Electronics subsidiary from GM by exchanging one share of Class C common stock of HEC Holdings, a newly formed subsidiary of GM that will own all of the outstanding stock of Hughes, for each outstanding share of GM Class H common stock. In addition, under certain limited circumstances, the GM $1 2/3 par value common stockholders may receive a distribution of shares of Class C common stock of HEC Holdings. However, unless the market price of GM Class H common stock changes significantly between the date of this document and the time of the completion of the transactions, we do not currently anticipate that the GM $1 2/3 par value common stockholders will receive any shares of Class C common stock of HEC Holdings.

      Immediately after the separation, the businesses of Hughes and EchoStar will be combined by the merger of EchoStar with HEC Holdings, which will issue shares of Class A common stock and Class B common stock to EchoStar’s common stockholders. The new company formed in the merger will be named “EchoStar Communications Corporation.” The new EchoStar formed by the merger will continue to provide multi-channel subscription television service under the DIRECTV brand name. The Hughes/ EchoStar merger will create one of the nation’s largest subscription television platforms, with about 18.2 million subscribers based upon the combined number of subscribers of Hughes and EchoStar as of June 30, 2002.

      As a result of the transactions, the GM Class H common stock will be eliminated and GM will no longer have “tracking stock.” The GM $1 2/3 par value common stock will remain outstanding and will be GM’s only class of common stock after the transactions. Immediately before the separation of Hughes, GM will receive a dividend from Hughes of up to $4.2 billion, and GM’s retained economic interest in the financial performance of Hughes, which is currently about           %, will be reduced by an amount that reflects the dividend. If GM continues to hold any retained economic interest in Hughes after that reduction, it will receive a corresponding number of shares of the new EchoStar Class C common stock as part of the transactions.

      Upon the completion of the Hughes/EchoStar merger, based on assumptions described in this document:

•	the new EchoStar Class A common stock would represent about % of the outstanding common stock of new EchoStar and about % of the total voting power of new EchoStar;

•	the new EchoStar Class B common stock would represent about % of the outstanding common stock of new EchoStar and about % of the total voting power of new EchoStar; and

•	the new EchoStar Class C common stock would represent about % of the outstanding common stock of new EchoStar and about % of the total voting power of new EchoStar.

THE BOARD OF DIRECTORS OF GENERAL MOTORS HAS UNANIMOUSLY APPROVED THE TRANSACTIONS AND RECOMMENDS THAT YOU VOTE TO APPROVE EACH OF THE PROPOSALS SUBMITTED FOR YOUR APPROVAL BY EXECUTING AND RETURNING THE ENCLOSED CONSENT CARD AS SOON AS POSSIBLE.

      GM has already approved the Hughes/EchoStar merger as the sole stockholder of both Hughes and HEC Holdings. However, other aspects of the transactions require GM common stockholder approval and, accordingly, none of the transactions will be completed unless this approval is obtained. If the GM $1 2/3 par value common stockholders and GM Class H common stockholders, each voting separately as a class and voting together as a single class based on their respective per share voting power, do not approve the transactions, Hughes will remain a wholly owned subsidiary of GM and neither the Hughes/ EchoStar merger nor the GM/ Hughes separation transactions will occur. Therefore, your vote on these matters is very important. This document contains important information about the GM/ Hughes separation transactions and the Hughes/ EchoStar merger. We urge you to read this document carefully, including the section entitled “Risk Factors” that begins on page 55.

      We strongly support the separation of Hughes from GM and the combination of the Hughes and EchoStar businesses, and we join with the board of directors of General Motors in enthusiastically recommending that you vote in favor of the transactions.

G. Richard Wagoner, Jr. President and Chief Executive Officer General Motors Corporation	Jack A. Shaw President and Chief Executive Officer Hughes Electronics Corporation

[Letter for EchoStar Information Statement]

To the common stockholders of EchoStar Communications Corporation:

      We intend to combine our business with the business of Hughes Electronics pursuant to a merger that will be completed immediately following the separation of the business of Hughes from its current parent company, General Motors. The surviving corporation in the merger will be named “EchoStar Communications Corporation” and will be the issuer of the shares of Class A common stock and Class B common stock that EchoStar common stockholders will receive in the merger. The Hughes/ EchoStar merger will create one of the nation’s largest subscription television platforms, with about 18.2 million subscribers based upon the combined number of subscribers of Hughes and EchoStar as of June 30, 2002.

      In connection with the Hughes/ EchoStar merger, each of you who holds EchoStar Class A common stock will receive about 1.3699 shares of the new EchoStar Class A common stock in exchange for each share of EchoStar Class A common stock you own and EchoStar Class B common stockholders will receive about 1.3699 shares of the new EchoStar Class B common stock in exchange for each share of EchoStar Class B common stock they own. You should understand that a trust which I control currently owns all of the outstanding shares of EchoStar Class B common stock. You should also understand that you will not receive any fractional share of common stock in the new EchoStar. Instead, you will receive a cash payment for your fractional share. Upon the completion of the Hughes/ EchoStar merger, based on assumptions described in this document:

•	the new EchoStar Class A common stock would represent about % of the outstanding common stock of new EchoStar and about % of the total voting power of new EchoStar;

•	the new EchoStar Class B common stock would represent about % of the outstanding common stock of new EchoStar and about % of the total voting power of new EchoStar; and

•	the new EchoStar Class C common stock would represent about % of the outstanding common stock of new EchoStar and about % of the total voting power of new EchoStar.

      As the holder of all of the outstanding shares of EchoStar Class B common stock, the trust which I control will hold about   % of the total voting power of new EchoStar.

      The boards of directors of EchoStar, Hughes and HEC Holdings have already approved the Hughes/ EchoStar merger. In addition, General Motors, as the sole stockholder of both Hughes and HEC Holdings, and a trust controlled by me, as the holder of EchoStar Class B common stock representing about 90% of the voting power of EchoStar, have already approved the Hughes/ EchoStar merger. As a result, no further action on your part is required to approve the Hughes/ EchoStar merger. However, we believe that it is important for you to be informed about the Hughes/ EchoStar merger. Thus, this document is being sent to you for your information only.

THE HUGHES/ ECHOSTAR MERGER HAS ALREADY BEEN APPROVED BY THE STOCKHOLDERS OF ECHOSTAR THROUGH A WRITTEN CONSENT REPRESENTING ABOUT 90% OF THE VOTING POWER OF ECHOSTAR. AS A RESULT, WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

      This document contains important information about the Hughes/ EchoStar merger. We urge you to read this document carefully, including the section entitled “Risk Factors” that begins on page 55.

      I am excited about the opportunities that the Hughes/ EchoStar merger will create for us, for you and for our customers.

Charles W. Ergen
Chairman of the Board of Directors and
Chief Executive Officer
EchoStar Communications Corporation

ADDITIONAL INFORMATION

      This document incorporates important business and financial information about GM, Hughes, PanAmSat Corporation (which is currently approximately 81% owned by certain subsidiaries of Hughes) and EchoStar from other documents that are not included in or delivered with this document. You may obtain these documents at the SEC’s website, “www.sec.gov”, and you may also obtain certain of these documents at the following websites:

•	GM: Documents relating to GM are available at GM’s website, “www.gm.com” by selecting “Investor Information,” then selecting “Financial Data” and finally selecting “SEC Filings;”

•	Hughes: Documents relating to Hughes are available at Hughes’ website, “www.hughes.com” by selecting “Investor Relations” and then selecting “SEC Filings;”

•	PanAmSat: Documents relating to PanAmSat are available at PanAmSat’s website, “www.panamsat.com” by selecting “Investor Relations” and then selecting “SEC Filings/ Annual Report;” and

•	EchoStar: Documents relating to EchoStar are available at EchoStar’s website, “www.echostar.com” by selecting “about us,” then selecting “Investor Relations” and finally selecting “SEC Filings.”

We are not incorporating the contents of the websites of the SEC, GM, Hughes, PanAmSat, EchoStar or any other person into this document. We are only providing information about how you can obtain certain documents which are incorporated into this document by reference at these websites.

      This information is available to you without charge upon your written or oral request as described below. Written and telephone requests by GM common stockholders for any of the documents about GM, Hughes, PanAmSat or EchoStar should be directed to GM as indicated below:

GM Fulfillment Center

MC 480-000-FC1
30200 Stephenson Hwy.
Madison Heights, Michigan 48071
Telephone: (       )        -

      Written and telephone requests by EchoStar common stockholders for any of the documents about EchoStar, GM, Hughes or PanAmSat should be directed to EchoStar as indicated below:

EchoStar Communications Corporation

5701 South Santa Fe Drive
Littleton, Colorado 80120
Attention: Kim Culig
Telephone: (       )        -

      If you would like to request copies of any documents, please do so no later than                     , 2002 in order to ensure timely delivery. This date is five business days prior to the end of the minimum 20 business day consent solicitation period required by the SEC because certain information has been incorporated into this document by reference.

      For additional information about where to obtain copies of documents, see “Where You Can Find More Information” beginning on page 366.

i

ii

Page

SHARES ELIGIBLE FOR FUTURE SALE	341
The Transactions	341
GM Employee Benefit Plans	341
Charles W. Ergen	342
General Motors	343
AOL	343

MARKET PRICE AND DIVIDEND DATA	345
GM Class H Common Stock	345
EchoStar Class A Common Stock	346
New EchoStar Class A Common Stock and New EchoStar Class C Common Stock	346

GM CONSENT SOLICITATION MATTERS	347
Solicitation of Written Consent of GM Common Stockholders	347
Security Ownership of Certain Beneficial Owners and Management of General Motors	354
Interests of Executive Officers and Directors of GM and Hughes	356

ECHOSTAR STOCKHOLDER APPROVAL MATTERS	358
EchoStar Stockholder Approval	358
Security Ownership of Certain Beneficial Owners and Management of EchoStar	358
Interests of Executive Officers and Directors of EchoStar	361

LEGAL MATTERS	363

EXPERTS	363

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS	364

WHERE YOU CAN FIND MORE INFORMATION	366

APPENDIX A: THE FIRST GM CHARTER AMENDMENT—ARTICLE FOURTH OF THE GM RESTATED CERTIFICATE OF INCORPORATION AFTER GIVING EFFECT TO THE FIRST CHARTER AMENDMENT TO EFFECT THE TRANSACTIONS	A-1

APPENDIX B: THE SECOND GM CHARTER AMENDMENT—ARTICLE FOURTH OF THE GM RESTATED CERTIFICATE OF INCORPORATION AFTER GIVING EFFECT TO THE SECOND CHARTER AMENDMENT REFLECTING THE COMPLETION OF THE TRANSACTIONS
B-1

APPENDIX C: FAIRNESS OPINIONS	C-1
Merrill Lynch, Pierce, Fenner & Smith Incorporated Fairness Opinion	C-2
Bear Stearns Fairness Opinion	C-7
Credit Suisse First Boston Fairness Opinion	C-12
Goldman Sachs Fairness Opinion	C-16
Deutsche Banc Alex. Brown Fairness Opinion	C-20

APPENDIX D: HEC HOLDINGS, INC. FINANCIAL STATEMENTS	D-1

      You should rely only on the information contained in, or incorporated by reference into, this document. We have not authorized anyone to provide you with information different from that contained in, or incorporated by reference into, this document. This does not constitute any offer to sell, nor any solicitation of an offer to buy, the securities offered by this document in any jurisdiction where offers and sales are not permitted under the laws of such jurisdiction. In addition, this does not constitute a solicitation of a consent or vote to approve the transactions or any other matter in any jurisdiction where such a solicitation is not permitted under the laws of such jurisdiction. The information contained in, or incorporated by reference into, this document is accurate only as of the date of this document regardless of the time of delivery or of any sale of the securities offered by this document.

iii

QUESTIONS AND ANSWERS ABOUT THE TRANSACTIONS

Q1.	What are the GM/Hughes separation transactions?

A1.	The GM/Hughes separation transactions are a series of proposed transactions involving General Motors and Hughes that are designed to separate Hughes from GM and prepare it to complete the proposed merger with EchoStar. There are two integral components to the GM/Hughes separation transactions:

•	Hughes Recapitalization. Currently, GM has a retained economic interest of about % in the financial performance of Hughes. The remaining about % represents the economic interest of GM Class H common stockholders in Hughes. Immediately before the separation of Hughes from GM, Hughes will distribute to General Motors a dividend of up to $4.2 billion and GM’s retained economic interest in Hughes will be reduced by an amount that reflects the dividend. After the payment of the dividend, an internal reorganization will occur so that HEC Holdings, a newly formed subsidiary of GM, will own all of the outstanding stock of Hughes.

•	Hughes Split-Off. Immediately after the Hughes recapitalization, HEC Holdings will be separated from General Motors by means of a split-off and will become an independent, publicly owned company. As a result of the split-off, the GM Class H common stockholders and, if applicable, GM and the GM $1 2/3 par value common stockholders will become stockholders of HEC Holdings. The answers to Question 3 and Question 4 below describe what General Motors and its common stockholders will receive in the Hughes split-off.

After the GM/Hughes separation transactions, HEC Holdings will complete the proposed merger with EchoStar as described in the answer to Question 2 below.

For more information, see pages 10, 87 and 223.

Q2.	What is the Hughes/ EchoStar merger?

A2.	The Hughes/EchoStar merger is the proposed transaction that will combine the businesses of Hughes and EchoStar. Immediately after the completion of the GM/Hughes separation transactions, EchoStar will merge with HEC Holdings, which will be the surviving corporation and will issue its Class A common stock and Class B common stock in the Hughes/EchoStar merger. HEC Holdings will be renamed “EchoStar Communications Corporation,” which we sometimes refer to as the new EchoStar. The answer to Question 3 below describes what EchoStar common stockholders will receive in the Hughes/EchoStar merger.

For more information, see pages 12, 94 and 229.

Q3.	What will I receive if the transactions occur?

A3.	GM Class H Common Stockholders. As part of the GM/Hughes separation transactions, GM Class H common stockholders will receive one share of Class C common stock of HEC Holdings in exchange for each share of GM Class H common stock they own, and all outstanding shares of GM Class H common stock will be redeemed and canceled. After the Hughes/EchoStar merger, the shares of Class C common stock of HEC Holdings will remain outstanding and will then be shares of Class C common stock of the new EchoStar. Therefore, as a result of the transactions, GM Class H common stockholders will no longer be holders of the Class H “tracking stock” of General Motors, which is a stock of GM designed to provide holders with financial returns based on the financial performance of Hughes. Instead, the former GM Class H common stockholders will be holders of a more conventional common stock of the new EchoStar.

GM $1 2/3 Par Value Common Stockholders. If and to the extent required in order to maintain the tax-free status of the Hughes split-off, GM may make a pro rata distribution to the GM $1 2/3 par value common stockholders of a portion of the Class C common stock of HEC Holdings it receives in the Hughes recapitalization. If GM determines that a pro rata distribution is required in order to maintain the tax-free status of the Hughes split-off, then the number of shares of Class C common stock of

HEC Holdings to be distributed to the GM $1 2/3 par value common stockholders and the record date for the distribution will be publicly announced by GM around the time of the completion of the Hughes split-off. However, unless the market price of GM Class H common stock changes significantly between the date of this document and the time of the completion of the transactions, we do not currently anticipate that the GM $1 2/3 par value common stockholders will receive any shares of Class C common stock of HEC Holdings as a result of the transactions. In any event, GM $1 2/3 par value common stockholders will retain their shares of GM $1 2/3 par value common stock after the transactions. After the transactions, the GM $1 2/3 par value common stock will be GM’s only class of common stock, and GM will be a company primarily focused on its core automotive and related businesses. Regardless of whether they receive any shares of Class C common stock of HEC Holdings as a result of the transactions, GM $1 2/3 par value common stockholders will have an indirect interest in the financial performance of Hughes to the extent of any ownership interest that GM may have in the new EchoStar after the transactions as described in the answer to Question 4 below.

EchoStar Common Stockholders. Common stockholders of EchoStar will receive the following in the Hughes/EchoStar merger:

•	EchoStar Class A common stockholders will receive 1/0.73, or about 1.3699, shares of the new EchoStar Class A common stock in exchange for each share of EchoStar Class A common stock they own; and

•	EchoStar Class B common stockholders will receive 1/0.73, or about 1.3699, shares of the new EchoStar Class B common stock in exchange for each share of EchoStar Class B common stock they own. A trust controlled by Charles W. Ergen, the Chairman of the Board of Directors and Chief Executive Officer of EchoStar, currently owns all of the outstanding shares of EchoStar Class B common stock.

For more information, see pages 10, 90, 94, 182 and 183.

Q4.	What will GM receive if the transactions occur?

A4.	The transactions are expected to provide significant value to GM and its common stockholders. The transactions offer a significant premium to GM and its common stockholders for their economic interests in Hughes, as described in greater detail elsewhere in this document. The transactions are also designed to provide significant liquidity to GM in respect of GM’s current retained economic interest in Hughes. If the transactions occur:

•	GM will receive a dividend from Hughes of up to $4.2 billion as part of the Hughes recapitalization;

•	GM may receive shares of Class C common stock of HEC Holdings, which would remain outstanding after the Hughes/EchoStar merger and would then be shares of Class C common stock of the new EchoStar. Any of these shares that are not disposed of by GM as described in the next bullet below would be retained by General Motors for up to five years following the completion of the GM/Hughes separation transactions; and

•	GM may dispose of up to an aggregate of 100 million shares of GM Class H common stock and/or new EchoStar Class C common stock in exchange for satisfaction of outstanding liabilities of GM to certain of GM’s creditors between now and six months following the completion of the Hughes/EchoStar merger. To the extent that GM does not transfer all of these shares in debt-for-equity exchanges, GM may sell the shares for cash during the six months following the completion of the Hughes/ EchoStar merger or may retain the shares for up to five years following the completion of the GM/Hughes separation transactions.

As described in greater detail elsewhere in this document, the amount of the dividend from Hughes and the number of shares of Class C common stock of HEC Holdings that GM would receive in the transactions, including the number of shares which could be used by GM in GM share dispositions described in the third bullet above, cannot be definitively determined until the time of the completion of the GM/Hughes separation transactions because each will depend upon certain factors that will not be known until that time. The number of shares of Class C common stock of HEC Holdings that GM would receive in the GM/Hughes separation transactions will be determined based on the value of GM’s retained economic interest in Hughes at the time of the Hughes split-off, as reduced to reflect the dividend from Hughes to be received by GM as part of the Hughes recapitalization. Therefore, only if and to the extent that the value of GM’s retained economic interest in Hughes at that time is more than the amount of the dividend from Hughes would GM retain any shares of Class C common stock of HEC Holdings immediately following the completion of the GM/Hughes separation transactions.

For more information, see pages 20 and 85.

Q5.	When will the transactions be completed?

A5.	We are working diligently to complete the transactions as soon as reasonably possible. However, we will not complete the transactions unless certain important conditions are satisfied. These conditions include, among other things, the requisite GM common stockholder approval of the transactions and the receipt of important antitrust and other regulatory approvals of the transactions. Assuming that all of the conditions are satisfied within the time frame we currently anticipate, we expect to complete the transactions during the fourth quarter of 2002.

For more information, see page 83.

Q6.	What are GM common stockholders being asked to approve?

A6.	GM $1 2/3 par value common stockholders and GM Class H common stockholders, each voting separately as a class and voting together as a single class based on their respective per share voting power, are being asked to approve an amendment to the GM restated certificate of incorporation and to ratify two matters relating to the transactions. The transactions will not take place unless each of these three matters is approved by GM $1 2/3 par value common stockholders and GM Class H common stockholders. In addition, GM’s common stockholders are being asked to approve a further amendment to the GM restated certificate of incorporation to reflect the elimination of the GM Class H common stock after the completion of the transactions, but the transactions are not conditioned upon approval of this further charter amendment.

Proposals 1 through 3, all of which relate to the transactions, are separate matters to be voted upon by GM common stockholders but are expressly conditioned upon the approval of each of the other of these three proposals (but not proposal 4). This means that ALL THREE of these proposals must be approved by GM $1 2/3 par value common stockholders and GM Class H common stockholders in order for GM to obtain the requisite GM common stockholder approval of the transactions. The transactions described in this document will not be completed, even if all of the other conditions are satisfied or waived, if the requisite GM common stockholder approval of these three proposals is not received.

The proposals are as follows:

Proposal 1: Approval of GM Charter Amendment. This proposal is to approve an amendment to the GM restated certificate of incorporation that would be filed in order to give GM the ability to implement the GM/Hughes separation transactions. The amendment would add three important provisions to the GM restated certificate of incorporation and make certain other clarifying changes to facilitate the transactions. They would:

•	provide for the reduction by the GM board of directors of GM’s retained economic interest in Hughes to reflect the dividend of up to $4.2 billion to be received by GM in the GM/Hughes separation transactions;

•	provide for GM to split off HEC Holdings by exchanging one share of Class C common stock of HEC Holdings for each outstanding share of GM Class H common stock; and

•	provide that the provisions of the GM restated certificate of incorporation that provide for a recapitalization of GM Class H common stock into GM $1 2/3 par value common stock at a 120%

exchange rate under certain circumstances will not apply to the GM/Hughes separation transactions.

These provisions will only have effect in the event that the transactions are completed.

Proposal 2: Ratification of the GM/Hughes Separation Transactions. This proposal is to ratify the GM/Hughes separation transactions as described in this document.

Proposal 3: Ratification of the Hughes/EchoStar Merger. This proposal is to ratify the Hughes/ EchoStar merger as described in this document.

Proposal 4: Approval of the Second GM Charter Amendment. This proposal is to approve a further amendment to the GM restated certificate of incorporation to eliminate certain provisions relating to the GM Class H common stock that will no longer be necessary after the completion of the transactions.

The completion of the transactions is NOT expressly conditioned upon the approval by GM $1 2/3 par value common stockholders and GM Class H common stockholders of proposal 4. However, proposal 4 will not be implemented unless proposals 1 through 3 are approved and the transactions are completed.

For more information, see pages 178 and 347.

Q7.	Will GM Class H common stockholders be forgoing any rights that they have now by approving the matters being submitted to them?

A7.	Yes. By approving the proposals relating to the transactions, GM Class H common stockholders will be forgoing certain rights that might otherwise be available to them under certain circumstances:

•	First, GM Class H common stockholders as well as GM $1 2/3 par value common stockholders will be approving transactions that do not give rise to the right of GM Class H common stockholders to have shares of GM Class H common stock exchanged for shares of GM $1 2/3 par value common stock at a 120% exchange rate, as currently provided for under certain circumstances pursuant to provisions of the GM restated certificate of incorporation. If the 120% recapitalization provision had been applicable to the transactions described in this document, which would have been the case but for the transactions being made subject to the GM charter amendment which expressly provides that the 120% recapitalization provision shall not apply to the transactions, each share of GM Class H common stock they hold would have been exchanged for shares of GM $1 2/3 par value common stock that would have been valued at $ , representing a premium of 20% to the GM Class H common stockholders based on the average of the closing prices of GM $1 2/3 par value common stock and GM Class H common stock for the 15 consecutive trading days ending one trading day prior to October 28, 2001, the date of the public announcement of the transactions. As a result, each share of GM Class H common stock would have been exchanged for of a share of GM $1 2/3 par value common stock.

•	Second, GM Class H common stockholders as well as GM $1 2/3 par value common stockholders will be approving and consenting to an asset transfer consisting of the dividend of up to $4.2 billion from Hughes to GM without the further distribution of a portion of that dividend from GM to the GM Class H common stockholders in accordance with their tracking stock interest in Hughes. If such an asset transfer from Hughes to GM were to be made without the consent of both classes of GM common stockholders (or other action by the GM board of directors), the transfer could, under certain circumstances pursuant to a policy statement of the GM board of directors, result in the distribution of a portion of the dividend of up to $4.2 billion to GM Class H common stockholders. Assuming a dividend of $4.2 billion and based on a calculation of the GM Class H common stockholders’ tracking stock interest in Hughes as of , 2002, such an asset transfer from Hughes to GM could have required a pro rata distribution of about $ billion to the GM Class H common stockholders, or about $ per share of GM Class H common stock, under a notional application of the GM board policy statement.

You should understand, however, that if the requisite GM common stockholder approval of the transactions is not obtained, the transactions will not occur and GM Class H common stockholders will similarly have no right to exchange their shares for shares of GM $1 2/3 par value common stock at a 120% exchange rate or to receive any distribution from GM based on an asset transfer from Hughes to GM.

For more information, see pages 59, 114, 179, 181, 349 and 350.

Q8.	What is the effect of ratification of certain matters as proposed in proposals 2 and 3?

A8.	Ratification is an expression of approval by stockholders of one or more matters for which their approval is not required as a matter of law. In general, ratification by stockholders is effective to approve actions taken by a corporation and its board of directors, even if the actions are challenged by some of the stockholders, provided that such actions are not against public policy (such as actions involving fraud or similar egregious misconduct).

GM believes, therefore, that ratification by GM’s common stockholders of the GM/ Hughes separation transactions and the Hughes/ EchoStar merger should bar any claim (other than for fraud or similar egregious misconduct) against General Motors and its directors based on these transactions, including a claim alleging unfairness of these transactions to either or both classes of GM common stockholders or alleging any deficiency in the process of developing the terms of these transactions or the GM board of directors’ consideration or approval of these transactions.

You should understand that, as described in further detail in the answer to Question 7 above, by approving the proposals relating to the transactions, GM $1 2/3 par value common stockholders and GM Class H common stockholders will be approving transactions that will not result in shares of GM Class H common stock being exchanged for shares of GM $1 2/3 par value common stock at a 120% exchange rate as currently provided for under certain circumstances by the GM restated certificate of incorporation. In addition, by ratifying the GM/ Hughes separation transactions, which involve the distribution of a dividend of up to $4.2 billion from Hughes to GM and the related reduction of GM’s retained economic interest in Hughes by a commensurate amount, GM $1 2/3 par value common stockholders and GM Class H common stockholders will be approving and consenting to, pursuant to the GM board policy statement, an asset transfer from Hughes to GM without a further distribution of a portion thereof from GM to GM Class H common stockholders in accordance with their tracking stock interest in Hughes, as described in further detail in the answer to Question 7 above.

For more information, see pages 21, 178 and 348.

Q9.	What is the GM board of directors’ recommendation regarding the proposals being submitted to GM common stockholders?

A9.	The GM board of directors has unanimously approved the transactions and recommends that GM $1 2/3 par value common stockholders and GM Class H common stockholders vote to approve each of the proposals described in this document by executing and returning the enclosed consent card as soon as possible.

For more information, see pages 21, 131, 182 and 352.

Q10.	Which GM common stockholders are entitled to vote on the transactions?

A10.	Only GM $1 2/3 par value common stockholders and GM Class H common stockholders who held shares on the record date, August 9, 2002, are entitled to vote on the transactions.

For more information, see page 352.

Q11.	Why are EchoStar common stockholders not being asked to vote on the proposed transactions?

A11.	Approval of the Hughes/ EchoStar merger by EchoStar requires the approval of a majority of the voting power of all outstanding shares of EchoStar common stock. A trust controlled by Charles W. Ergen, the Chairman of the Board of Directors and Chief Executive Officer of EchoStar, as the holder of all of the outstanding shares of EchoStar Class B common stock, which represents about 90% of the voting power of all outstanding shares of EchoStar common stock, has already executed a written consent approving the Hughes/ EchoStar merger. This action alone was sufficient to obtain the vote of the EchoStar common stockholders necessary to approve the Hughes/ EchoStar merger. As a result, no further action is required on the part of any EchoStar stockholder, and the EchoStar stockholders are not being asked to vote on the Hughes/ EchoStar merger or any other matters, submit a proxy or take any other action. This document is being sent to EchoStar common stockholders for their information only.

For more information, see pages 189 and 358.

Q12.	What should I do now?

A12.	GM Common Stockholders. GM $1 2/3 par value common stockholders and GM Class H common stockholders whose shares are not held in street name through a broker should complete, date, sign and return the enclosed consent card as directed in this document and in the related materials as soon as possible.

If you are a GM $1 2/3 par value common stockholder or GM Class H common stockholder and you participate in certain employee savings plans identified elsewhere in this document, your consent will serve as a voting instruction for the plan trustees, plan committees or independent fiduciaries of those plans, who will vote your shares of GM common stock held in any of these employee savings plans in accordance with your instructions. You may submit your consent for shares held in any of these employee savings plans by executing and returning the enclosed consent card. You should understand that procedures differ among these employee savings plans with respect to the voting of shares for which no consent is received. These procedures are explained in greater detail elsewhere in this document.

If your shares of GM $1 2/3 par value common stock and/or GM Class H common stock are held in street name by a broker, your broker will vote your shares only if you provide instructions to your broker on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Without your instructions, your shares of GM common stock will not be voted in connection with the transactions, which will have the same effect as voting against the transactions.

Before submitting your consent or instructing your broker on how to vote, we urge all GM common stockholders to review and carefully consider the information contained in and incorporated by reference into this document, including the factors described in the section entitled “Risk Factors” beginning on page 55.

EchoStar Common Stockholders. EchoStar common stockholders do not need to take any action because, as explained in the answer to Question 11 above, the required EchoStar stockholder approval of the transactions has already been received. Accordingly, this document is being sent to EchoStar common stockholders for their information only. Nevertheless, this document contains important information about the Hughes/ EchoStar merger and we therefore urge EchoStar common stockholders to review it carefully.

For more information, see pages 347 and 358.

Q13.	What happens if a GM common stockholder does not submit a consent?

A13.	If a GM $1 2/3 par value common stockholder or a GM Class H common stockholder does not submit a consent, it will have the same effect as a vote against the proposals relating to the transactions, which approval is a condition to the completion of the transactions. Therefore, we urge all GM $1 2/3 par value common stockholders and GM Class H common stockholders to please complete, date, sign and return the enclosed consent card as soon as possible. However, with respect to shares held through employee savings plans, procedures differ among the plans with respect to the voting of shares for which no consent is received. These procedures are explained in greater detail elsewhere in this document. Your vote is important regardless of the number of shares that you own.

For more information, see pages 352 and 353.

Q14.	Can GM common stockholders revoke their approval once the consent is submitted?

A14.	Yes. Any GM $1 2/3 par value common stockholder or GM Class H common stockholder can revoke his or her consent, or any withholding of consent, at any time prior to the requisite GM common stockholder approval of the transactions. GM common stockholder approval of the proposals relating to the transactions will occur as soon as consents representing the requisite GM common stockholder approval described above in the answer to Question 6 are delivered to General Motors in accordance with Delaware corporation law, but no sooner than 20 business days after the date this document is mailed to GM common stockholders. However, if General Motors does not receive the number of consents required within 60 days of the earliest dated consent delivered to General Motors in accordance with Delaware corporation law, the requisite GM common stockholder approval of the proposals relating to the transactions will not have occurred.

You can revoke your consent by filing with the Secretary of General Motors a written notice stating that you would like to revoke your consent. You can also revoke your consent, or any withholding of consent, by filing with the Secretary of General Motors another consent bearing a later date. You should send any written revocations to the Secretary of General Motors at the following address:

General Motors Corporation

Renaissance Center
P.O. Box 300
Mail Code 482-C38-B71
Detroit, Michigan 48265-3000
Attention: Secretary

For more information, see page 352.

Q15.	Should I send in my stock certificates now?

A15.	No. You should NOT send in your stock certificates at this time. You will receive further correspondence regarding the exchange of shares after the transactions have been completed.

Q16.	What should I do if I have other questions?

A16.	If you are a GM $1 2/3 par value common stockholder or GM Class H common stockholder and you have any questions about the GM/ Hughes separation transactions or the Hughes/ EchoStar merger, how to complete and submit your consent card, or if you would like to request additional copies of this document, please contact the GM consent solicitation agent as indicated below:

Morrow & Co., Inc.

445 Park Avenue
5th Floor
New York, New York 10022
(       )        -          (Toll-Free) for calls in the United States, Canada and Mexico
(       )        -          (Collect) for calls outside the United States, Canada and Mexico

If you are an EchoStar common stockholder and have any questions about the Hughes/ EchoStar merger, or if you would like to request additional copies of this document, please contact EchoStar as indicated below:

EchoStar Communications Corporation

Investor Relations
5701 South Santa Fe Drive
Littleton, Colorado 80120
Telephone: (       )        -

You may also obtain free copies of documents publicly filed by GM, Hughes, PanAmSat and EchoStar at the SEC’s website at “www.sec.gov”, and you may also obtain certain of these documents at GM’s website at “www.gm.com” or at Hughes’ website at “www.hughes.com” or at PanAmSat’s website at “www.panamsat.com” or at EchoStar’s website at “www.echostar.com”. We are not incorporating the contents of the websites of the SEC, GM, Hughes, PanAmSat, EchoStar or any other person into this document, but are providing this information for your convenience.

For more information on how to obtain copies of documents, see “Where You Can Find More Information” on page 366.

SUMMARY

      In this summary, we highlight selected information which we describe in greater detail elsewhere in this document. This summary does not contain all of the important information contained in this document. You should read carefully this entire document and the other documents to which we refer for a more complete understanding of the GM/Hughes separation transactions, the Hughes/EchoStar merger and the other related transactions. In addition, we incorporate by reference into this document important business and financial information about GM, Hughes, PanAmSat and EchoStar that is set forth in other documents which these companies have filed publicly with the SEC. You may obtain the information incorporated by reference into this document without charge by following the instructions in the section entitled “Where You Can Find More Information” that begins on page 366.

The Companies

     General Motors Corporation (See page 254)

      General Motors is primarily engaged in the automotive and, through its wholly owned Hughes subsidiary, the telecommunications industries. Additional information about Hughes is included below. General Motors is the world’s largest manufacturer of automotive vehicles. GM also has financing and insurance operations and, to a lesser extent, is engaged in other industries. GM’s other operations include the designing, manufacturing and marketing of locomotives and other heavy-duty transmissions.

      As a result of the GM/Hughes separation transactions, the Hughes business will be separated from GM.

      GM’s principal executive offices are located at 300 Renaissance Center, Detroit, Michigan 48265-3000 and GM’s telephone number is (313) 556-5000.

     Hughes Electronics Corporation (See page 269)

      Hughes is a leading global provider of digital entertainment, information and communications services and satellite-based private business networks. Hughes has been a pioneer in many aspects of the satellite communications industry, and its technologies have driven the creation of new services and markets and have established Hughes as a leader in each of the markets it serves.

      Hughes is currently a wholly owned subsidiary of General Motors. However, as a result of the GM/ Hughes separation transactions, the business of Hughes will be separated from GM and, as a result of the Hughes/ EchoStar merger, the business of Hughes will become part of New EchoStar.

      Hughes’ principal executive offices are located at 200 North Sepulveda Boulevard, El Segundo, California 90245 and Hughes’ telephone number is (310) 662-9688.

     EchoStar Communications Corporation (See page 288)

      EchoStar operates two business units: the DISH Network and EchoStar Technologies Corporation. The DISH Network is a direct broadcast satellite subscription television service in the United States. EchoStar Technologies Corporation is engaged in the design, development, distribution and sale of direct broadcast satellite set-top boxes, antennae and other digital equipment for the DISH Network and the design, development and distribution of similar equipment for international satellite service providers.

      As a result of the Hughes/ EchoStar merger, the business of EchoStar will become part of New EchoStar.

      EchoStar’s principal executive offices are located at 5701 South Santa Fe Drive, Littleton, Colorado 80120 and EchoStar’s telephone number is (303) 723-1000.

     New EchoStar

      HEC Holdings will be the surviving corporation in the Hughes/ EchoStar merger and will become New EchoStar. HEC Holdings will be the company whose shares of Class C common stock will be distributed in the Hughes split-off and whose shares of Class A common stock and Class B common stock will be distributed in the Hughes/ EchoStar merger. HEC Holdings is a newly formed company that is currently a wholly owned subsidiary of General Motors. HEC Holdings has not yet conducted any significant activities other than those relating to its formation, matters relating to the GM/ Hughes separation transactions, the Hughes/ EchoStar merger and other related transactions and the preparation and filing of this document.

      In the Hughes/ EchoStar merger, EchoStar will be merged with HEC Holdings and the name of HEC Holdings will be changed to “EchoStar Communications Corporation.” Immediately after the Hughes/ EchoStar merger, the business of New EchoStar will consist of the combined businesses currently conducted separately by Hughes and EchoStar. Hughes will then be a wholly owned subsidiary of New EchoStar.

      HEC Holdings’ principal executive offices are currently located at 200 North Sepulveda Boulevard, El Segundo, California 90245 and HEC Holdings’ phone number is currently (310) 662-9688. After the completion of the Hughes/ EchoStar merger, New EchoStar’s principal executive offices will be located at 5701 South Santa Fe Drive, Littleton, Colorado 80120 and New EchoStar’s telephone number will be (303) 723-1000.

Description of the Transactions
(See pages 82 and 208)

      The transactions that are the subject of this document principally consist of the GM/ Hughes separation transactions and the Hughes/ EchoStar merger, but also include other related transactions contemplated by the agreements among GM, Hughes, HEC Holdings and EchoStar. The obligations of the companies to complete the transactions that are the subject of this document are subject to the satisfaction or waiver of certain conditions, which are discussed below at “—Conditions to Completing the Transactions.” The transactions are structured so that the Hughes/ EchoStar merger will occur immediately after the completion of the GM/ Hughes separation transactions.

      Let us tell you more about the transactions:

     The GM/ Hughes Separation Transactions (See pages 87, 208 and 223)

      The proposed GM/ Hughes separation transactions are designed to split off the Hughes business from GM and prepare it to complete the proposed combination with EchoStar. As a result of the GM/ Hughes separation transactions, HEC Holdings, which will be the parent company of Hughes at the time of the completion of the Hughes split-off, will become an independent, publicly owned company immediately prior to the Hughes/ EchoStar merger.

•	Hughes Recapitalization. Immediately before the split-off of Hughes from General Motors, Hughes will declare and pay a dividend of up to $4.2 billion to General Motors. Upon receipt of this dividend, GM’s retained economic interest in Hughes will be reduced by an amount that reflects the dividend. After its receipt of the Hughes dividend distribution, GM will contribute all of the outstanding stock of Hughes to HEC Holdings. As a result, HEC Holdings will be the parent company of Hughes. In exchange for the contribution of Hughes stock to HEC Holdings, General Motors will receive shares of HEC Holdings Class C common stock such that GM holds a number of shares of HEC Holdings Class C common stock equal to the number of outstanding shares of GM Class H common stock plus a number of shares representing the remaining portion of GM’s retained economic interest in Hughes.

•	Hughes Split-Off. After the Hughes recapitalization, HEC Holdings will be separated from General Motors by means of a distribution of shares of HEC Holdings Class C common stock to the GM Class H common stockholders in exchange for and redemption of their shares of GM Class H common stock and, as a result, will become an independent, publicly owned company. Immediately following the Hughes split-off, HEC Holdings will be owned entirely by the former GM Class H common stockholders and, if applicable, GM and the GM $1 2/3 par value common stockholders.

If and to the extent required in order to maintain the tax-free status of the Hughes split-off, GM may make a pro rata distribution to the GM $1 2/3 par value common stockholders of a portion of the HEC Holdings Class C common stock it receives in the Hughes recapitalization. GM currently estimates that it would make a distribution in order to maintain the tax-free status of the Hughes split-off only if the average market price of GM Class H common stock during the five trading days preceding the completion of the Hughes split-off were to be greater than $           per share or less than $     per share. This price calculation is based upon the number of shares of GM Class H common stock outstanding as of                     , 2002 and assumes that any shares of HEC Holdings Class C common stock transferred by GM in debt-for-equity exchanges do not count toward the satisfaction of the relevant tax test. The average market price of GM Class H common stock during the five trading days preceding                     , 2002 was $           per share. If GM determines that a pro rata distribution is required, then the number of shares of HEC Holdings Class C common stock to be distributed to the GM $1 2/3 par value common stockholders and the record date for the distribution will be publicly announced by GM around the time of the completion of the Hughes split-off.

•	Other Separation-Related Arrangements. The GM/Hughes separation transactions include certain other arrangements related to the Hughes recapitalization and the Hughes split-off. As described in greater detail elsewhere in this document, these arrangements generally address matters relating to the separation of the Hughes business from General Motors pursuant to the Hughes split-off. Among other things, GM and Hughes have entered into arrangements with respect to indemnification matters, the allocation and sharing of taxes, intellectual property and the administration of certain employee matters.

     Reduction in GM’s Retained Economic Interest in Hughes (See pages 84 and 88)

      The reduction of GM’s retained economic interest in Hughes as part of the Hughes recapitalization as described above will occur by adjusting the allocation between the two classes of GM common stock based on the actual amount of the Hughes dividend distribution and the average market price of GM Class H common stock during a specified period preceding the time of the completion of the GM/Hughes separation transactions. The number of shares of HEC Holdings Class C common stock, if any, that GM will hold immediately after the completion of the Hughes split-off will be based on the amount of GM’s retained economic interest in Hughes, if any, after that interest has been reduced to reflect the Hughes dividend distribution.

      The GM restated certificate of incorporation allocates the earnings of Hughes between the two classes of GM common stock. The percentage of Hughes’ earnings that is allocable to the GM $1 2/3 par value common stock represents what we sometimes refer to as GM’s retained economic interest in Hughes. We measure the value of GM’s retained economic interest in Hughes with reference to the market value of the GM Class H common stock and the number of shares of GM Class H common stock outstanding. For illustrative purposes, the following table sets forth a range of hypothetical values for GM’s retained economic interest in Hughes, after giving effect to the payment of the dividend from Hughes to GM as part of the Hughes recapitalization, based on the number of shares of GM Class H common stock outstanding on                     , 2002 and a range of hypothetical average market prices of GM Class H common stock, including $          , which was the average market price of GM Class H common stock during the five trading days preceding                , 2002. You should note that, based on a number of assumptions described elsewhere in this document, at average market prices below $     per share, the transactions would not be completed unless GM elects voluntarily to reduce the number of shares subject to GM share dispositions and/or the amount of the Hughes dividend distribution to less than $4.2 billion as discussed further below at “—Purposes of the Transactions— Liquidity and Value Provided to GM and GM Common Stockholders.” Among other things, the issuance of additional equity or equity-linked securities by EchoStar or an increase in the number of shares of EchoStar common stock issuable upon conversion of EchoStar convertible debt securities prior to the completion of the transactions could result in an increase in the average market price necessary to cause certain conditions to the transactions to be satisfied without GM electing to make such voluntary reductions. We further note that, in order to maintain the tax-free status of the Hughes split-off, GM is required to distribute at least 80% of the HEC Holdings Class C common stock in the Hughes split-off. Accordingly, to the extent necessary to satisfy this condition, GM could be required to distribute excess shares as described in further detail above and elsewhere in this document.

Illustrative Calculation of Effect of Hughes Recapitalization on Economic Interests in Hughes

Economic Interests In Hughes
After the Hughes Recapitalization
Amount of
Average GM Class H	Hughes Dividend	GM Class H Common
Common Stock Price	to GM	Stockholders			GM

	(in billions)	(in billions, except percentages)
$	$	$	( %	)	$	( %	)
$	$	$	( %	)	$	( %	)
$	$	$	( %	)	$	( %	)
$	$	$	( %	)	$	( %	)
$	$	$	( %	)	$	( %	)
$	$	$	( %	)	$	( %	)

      The table above is intended to illustrate how the Hughes recapitalization may affect the retained economic interest of GM in Hughes and the interest of the GM Class H common stockholders in Hughes based on a range of hypothetical average market prices of GM Class H common stock. We have selected this range of hypothetical average market prices in an effort to provide helpful information to GM and EchoStar stockholders. However, you should understand that the actual average market price of GM Class H common stock at the time of the completion of the GM/Hughes separation transactions may differ materially from the prices shown in the table above (including by being outside the range of such prices set forth in the table). In addition, we will not know until immediately before the completion of the GM/ Hughes separation transactions, the actual amount of the Hughes dividend distribution, the corresponding reduction of GM’s retained economic interest in Hughes, the interest of the GM Class H common stockholders in Hughes after the reduction and GM’s retained economic interest, if any, in Hughes after the reduction. These amounts could vary materially from the amounts shown in the illustration due to differences between our assumptions and the actual facts and circumstances existing at the time the GM/ Hughes separation transactions are completed, including the average market price of GM Class H common stock during the specified period preceding the completion of the GM/Hughes separation transactions.

      In addition, other factors may affect GM’s retained economic interest in Hughes between now and the completion of the GM/ Hughes separation transactions. For instance, any debt-for-equity exchanges, as described below at “—GM Share Dispositions,” completed by GM prior to the Hughes split-off would involve the issuance of new shares of GM Class H common stock by GM and would have the effect of reducing GM’s retained economic interest in Hughes and increasing the number of outstanding shares of GM Class H common stock by the number of shares issued in the debt-for-equity exchanges.

     The Hughes/ EchoStar Merger (See pages 94 and 229)

      Immediately after the completion of the Hughes split-off, the businesses of Hughes and EchoStar will be combined pursuant to the merger of EchoStar and HEC Holdings, with HEC Holdings as the surviving corporation. In connection with the Hughes/ EchoStar merger, the name of HEC Holdings will be changed to “EchoStar Communications Corporation.”

     GM Share Dispositions (See pages 102 and 212)

      The transaction agreements permit GM to dispose of up to 100 million shares of GM Class H common stock and/or New EchoStar Class C common stock, in the aggregate, between now and the date that is six months after the completion of the Hughes/ EchoStar merger. During this period, GM may issue new shares of GM Class H common stock, or distribute any shares of New EchoStar Class C common stock it holds after the Hughes/ EchoStar merger, as applicable, by exchanging such shares for the satisfaction of outstanding liabilities of GM to certain of GM’s creditors. To the extent that GM does not transfer all of these shares in debt-for-equity exchanges, GM may sell the shares for cash during the six months following the completion of the Hughes/EchoStar merger or may retain the shares for up to five years following the completion of the GM/Hughes separation transactions. Any GM share dispositions would provide GM with liquidity and, if structured as debt-for-equity exchanges, would permit GM to benefit from debt reduction. However, any GM share dispositions will also reduce GM’s retained economic interest in Hughes or its interest in New EchoStar, as the case may be.

      The aggregate number of shares that GM may issue, sell or distribute in GM share dispositions is 100 million shares. However, this maximum number of shares is subject to reduction under certain circumstances in order to satisfy one of the conditions to the completion of the GM/Hughes separation transactions and Hughes/EchoStar merger as described below at “—Conditions to Completing the Transactions.” Also, GM may not receive, and thus may not transfer in GM share dispositions, any shares of New EchoStar Class C common stock in excess of the value of GM’s retained economic interest in Hughes as reduced to reflect the Hughes dividend distribution.

     Financings and Related Matters (See pages 103 and 104)

      The completion of the proposed Hughes/EchoStar merger and related transactions will require about $7.025 billion of cash, of which:

•	up to $2.7 billion will be needed in order to refinance the indebtedness to be incurred by Hughes to pay a portion of the $4.2 billion Hughes dividend distribution to GM;

•	up to about $4.125 billion will be needed in order to repay other obligations of Hughes (including a $1.5 billion loan and other borrowings under credit facilities provided by GMAC) and to fund the operations of New EchoStar after the completion of the Hughes/EchoStar merger; and

•	the remainder of about $0.2 billion will be needed in order to pay estimated fees and expenses in connection with the Hughes/EchoStar merger and related transactions.

      At the time of the signing of the Hughes/EchoStar merger agreement, EchoStar had about $1.5 billion of available cash on hand and, accordingly, EchoStar and Hughes obtained $5.525 billion in bridge financing commitments for the Hughes/EchoStar merger and related transactions. These bridge financing commitments have been reduced to $3.325 billion as a result of the sale of $700 million of aggregate principal amount senior notes due 2009 issued by a wholly owned indirect subsidiary of EchoStar and the $1.5 billion investment by Vivendi Universal in EchoStar Series D convertible preferred stock. Any other financings that EchoStar or, under certain circumstances, Hughes completes prior to the completion of the Hughes/EchoStar merger would further reduce the bridge financing commitments on a dollar-for-dollar basis. The remaining $3.325 billion of cash required in connection with the Hughes/EchoStar merger, which we refer to as the “Hughes/EchoStar merger financing,” is expected to come from new cash to be raised by EchoStar, Hughes or a subsidiary of Hughes on or prior to the completion of the Hughes/EchoStar merger through public or private debt or equity offerings, bank debt or a combination thereof.

      To the extent that such cash is not raised in these ways, the bridge financing commitments are designed to fund the amount of the shortfall. Under the bridge financing commitments, a number of major banks have committed to lend up to $3.325 billion, which is the amount necessary for the remainder of the Hughes/EchoStar merger financing. Before the banks are obligated to lend this amount, however, Hughes, EchoStar and the banks must negotiate and finalize loan documents that would govern the loans. The banks currently are bound by a commitment letter. Whether or not final documents are entered into, the banks can terminate their commitment for a number of reasons, as described elsewhere in this document. As of the date of this document, we do not believe that any events have occurred that would allow any of the banks to terminate their commitments.

      Hughes previously had the right to terminate the Hughes/ EchoStar merger agreement if the agreement or agreements documenting the remainder of the Hughes/ EchoStar merger financing had not been entered into, or the definitive terms of such agreement or agreements had not been agreed, by April 26, 2002. Hughes, EchoStar and GM agreed in April, however, to extend this date to June 25, 2002, and have agreed to further extend the June 25, 2002 date to a date not less than 45 calendar days after the filing of Amendment No. 4 to the registration statement of which this document is a part.

      In addition, pursuant to the Hughes/ EchoStar merger agreement, EchoStar agreed that by a specified date it would take certain actions to address the triggering of “change in control” provisions under certain indentures of EchoStar or its subsidiaries, or submit to Hughes, for its good faith consideration, an alternative plan for otherwise addressing the “change in control” provisions. Subsequent to the signing of the Hughes/ EchoStar merger agreement, GM, Hughes and EchoStar agreed to extend to October 4, 2002 the deadline for EchoStar to take such actions or present Hughes with an alternative plan for addressing this issue. If any alternative plan suggested by EchoStar is rejected by Hughes, EchoStar will be required to take certain actions to promptly (and in any event within a specified period of time) address the triggering of such change in control provisions. For more information, see “The Transactions — Description of the Transactions — Hughes/ EchoStar Merger Financings.”

      The amount of the Hughes/EchoStar merger financing that may be raised by EchoStar prior to the Hughes/EchoStar merger is severely restricted by the agreements among GM, Hughes and EchoStar and the terms of the bridge financing commitment.

     Liquidity and Funding Needs of New EchoStar (See page 108 and the “Risk Factors” section beginning on page 55)

      As discussed above at “—Financings and Related Matters,” the completion of the proposed Hughes/ EchoStar merger and related transactions (including the up to $4.2 billion Hughes dividend distribution to GM) will require about $7.025 billion of cash, of which $3.325 billion of cash remains to be raised. This remaining $3.325 billion of cash is expected to be financed by debt or equity offerings by EchoStar, Hughes or a subsidiary of Hughes on or prior to the completion of the Hughes/EchoStar merger. New EchoStar or its subsidiaries, as applicable, will assume any new indebtedness incurred at EchoStar, Hughes and/or their respective subsidiaries. New EchoStar will also inherit the existing substantial indebtedness of EchoStar and its subsidiaries upon the completion of the Hughes/EchoStar merger.

      Substantially all of the $7.025 billion of Hughes/EchoStar merger financing is expected to be expended in connection with the completion of the Hughes/EchoStar merger. New EchoStar is currently expected to require substantial additional financing following the completion of the Hughes/EchoStar merger to fund capital expenditures and costs and expenses in connection with funding its operations, domestic and international investments and its growth strategy and the repayment of indebtedness, particularly in light of the significant cash requirements of certain parts of the Hughes business.

•	Among the capital expenditures that New EchoStar currently plans to undertake following the completion of the Hughes/EchoStar merger is the deployment of a new satellite that would enable New EchoStar to deliver local broadcast television in all 210 designated market areas in the United States. In the past, Hughes and EchoStar have typically been able to construct, launch and insure their satellites for a cost in the range of about $175 million to about $350 million.

•	In addition, New EchoStar is also expected to incur substantial expenses in connection with the integration of the businesses of Hughes and EchoStar, including up to $2.5 billion over a two- to four-year period following the completion of the Hughes/EchoStar merger to standardize and update the set top box equipment used by customers to receive New EchoStar’s direct broadcast satellite signals.

•	It is also expected that New EchoStar will become obligated to pay significant retention bonuses, severance benefits and pension enhancements to certain employees of Hughes as a result of the Hughes/ EchoStar merger. The retention bonus payments are expected to be up to about $110 million, while the amount of severance benefits to be paid to executives of Hughes with change-in-control agreements could be up to $41 million, depending on decisions to layoff such executives, if any. Additional amounts to be paid for severance benefits and pension enhancements will depend upon, among other things, the number of Hughes employees that are terminated as a result of the Hughes/EchoStar merger, and could be material.

•	EchoStar or New EchoStar, as the case may be, may also require a significant amount of cash either to solicit consents from the holders of certain of its debt instruments and/or otherwise to comply with its obligations under the terms of the relevant indentures as a result of the Hughes/ EchoStar merger constituting a “change in control” under the relevant indentures.

      Based on the above as well as other factors, we currently anticipate that New EchoStar will experience net losses through 2003, and could continue to experience net losses for years subsequent to 2003 for the reasons discussed elsewhere in this document.

      New EchoStar will depend upon the earnings of its subsidiaries and the payment of funds by its subsidiaries to it (or a subsidiary obligor) in the form of loans, dividends or other payments in order to service its or such subsidiary’s debt obligations, and we cannot assure you that these subsidiaries will be able to make such payments to New EchoStar or any such subsidiary in an amount sufficient to pay the principal of or interest on the indebtedness owed by New EchoStar or any such subsidiary, including the Hughes/ EchoStar merger financing. In addition, the terms of New EchoStar’s and its subsidiaries’ indebtedness, including the terms of the indebtedness incurred in connection with the Hughes/EchoStar merger financing, will contain restrictions and covenants that limit the operational and financial flexibility of New EchoStar and its subsidiaries, likely including severe limitations on the ability of New EchoStar’s subsidiaries to pay dividends and make other distributions to New EchoStar or the relevant subsidiary obligor. These restrictions on the ability of New EchoStar’s subsidiaries to make payments and other distributions to New EchoStar or the relevant subsidiary obligor will make it more difficult for New EchoStar to satisfy its expected significant funding needs, including the significant cash requirements of certain parts of the Hughes business.

      In addition, under the agreements among EchoStar, Hughes, HEC Holdings and GM, New EchoStar’s ability to issue any additional equity or equity-linked securities for two years following the completion of the Hughes/EchoStar merger will be severely restricted, absent possible favorable IRS rulings. The extent to which New EchoStar would raise additional funds and the timing of financing activities following the completion of the Hughes/ EchoStar merger would depend, among other things, upon New EchoStar’s cash on hand and operating needs following completion of the merger, its strategic plans related to subscriber acquisition, satellite construction and launch and the realization of the expected merger synergies. In this regard, New EchoStar’s strategic plans would also be influenced by the attractiveness and availability of financing and other general economic conditions affecting the business of New EchoStar at the time such strategic investment decisions are contemplated.

      New EchoStar’s additional funding requirements following the completion of the Hughes/ EchoStar merger are expected to vary based on the factors described above, but in any event are expected to be significant. To the extent that New EchoStar does not have sufficient income or other sources of cash to fund its operating needs following the completion of the merger, it will be necessary for New EchoStar to either reduce its operating costs, sell assets or, given that New EchoStar will be severely restricted in its ability to raise equity capital for two years following completion of the Hughes/ EchoStar merger, incur additional indebtedness to finance its activities. We currently believe that New EchoStar will be able to fund its operating activities from operating income and through a combination of one or more of cash on hand, asset sales, debt financing and, if favorable IRS rulings are obtained, equity financing.

     PanAmSat Stock Sale (See pages 110 and 243)

      If the Hughes/ EchoStar merger agreement is terminated because certain financing or regulatory-related conditions have not been satisfied, EchoStar and Hughes have agreed that, subject to the terms and conditions contained in the PanAmSat stock purchase agreement, EchoStar will purchase the approximately 81% interest in PanAmSat held by certain subsidiaries of Hughes for a purchase price of $22.47 per share, or an aggregate amount of about $2.7 billion. This purchase price was determined by valuing Hughes’ indirect interest in PanAmSat on the basis of a 5% premium over the average market price of PanAmSat stock during a specified period preceding October 28, 2001, the date of the public announcement of the transactions. The purchase price is payable, depending on the circumstances, either solely in cash or in a combination of cash and either debt or equity securities of EchoStar. Hughes agreed to the PanAmSat stock sale because it will provide near-term liquidity to Hughes in the event that the Hughes/ EchoStar merger cannot be completed because financing for the Hughes/ EchoStar merger or certain regulatory approvals of the Hughes/ EchoStar merger cannot be obtained. Hughes currently expects that the proceeds of any PanAmSat stock sale would be used to repay outstanding debt obligations of Hughes and to fund Hughes’ operations under circumstances in which the Hughes/ EchoStar merger was not completed.

      The completion of the PanAmSat stock sale is subject to a number of conditions, including, among other things, the expiration or termination of the waiting period applicable to the PanAmSat stock sale under the Hart-Scott-Rodino Act, the absence of any effective injunction or order which prevents the completion of the PanAmSat stock sale, the receipt of Federal Communications Commission approval for the transfer of licenses in connection with the PanAmSat stock sale and that there will not have occurred and be continuing any material adverse effect with respect to PanAmSat, other than any material adverse effect that results from factors affecting the economy or financial markets as a whole or generally affecting the industries in which PanAmSat operates. If these conditions were not fulfilled in accordance with the terms of the PanAmSat stock purchase agreement, EchoStar would not be obligated to complete the PanAmSat stock sale.

     EchoStar Regulatory Termination Fee (See pages 100 and 242)

      EchoStar will be required to pay Hughes a $600 million termination fee, in the circumstances described in greater detail elsewhere in this document, if:

•	EchoStar or Hughes terminates the Hughes/ EchoStar merger agreement as a result of a permanent injunction or final and nonappealable order prohibiting the Hughes/ EchoStar merger in an action brought by a federal, state or local authority under U.S. federal or state antitrust laws or FCC regulations; or

•	Hughes terminates the Hughes/ EchoStar merger agreement because the waiting period applicable to the Hughes/ EchoStar merger under the Hart-Scott-Rodino Act does not expire or terminate by late December 2002 or because of a failure to obtain FCC approval by early January 2003 (in each case, subject to extension under certain circumstances).

It is currently expected that any proceeds received by Hughes in payment of this fee would be used to repay outstanding debt obligations of Hughes and to fund Hughes’ operations.

     GM/Hughes Termination Fee (See pages 100 and 242)

      Hughes will be required to pay EchoStar a $600 million termination fee, in the circumstances described in greater detail elsewhere in this document, if:

•	EchoStar terminates the Hughes/EchoStar merger agreement because GM fails to obtain the requisite GM common stockholder approval of the transactions, but only under certain circumstances where GM or Hughes enters into an agreement with respect to a “competing transaction” to the transactions, which generally refers to an alternative strategic transaction involving Hughes and any third party other than EchoStar; or

•	EchoStar or Hughes terminates the Hughes/ EchoStar merger agreement because GM enters into, or the GM board of directors approves or recommends to GM common stockholders for their approval, a competing transaction or because, under certain circumstances, the GM board of directors provides notice to EchoStar that it cannot or will not be able to recommend the transactions or is required to change or revoke its recommendation of the transactions to GM common stockholders for their approval.

Structure of the Transactions

      In order to help you better understand the GM/ Hughes separation transactions and the Hughes/ EchoStar merger and how they will affect GM, HEC Holdings, Hughes and EchoStar, the charts below illustrate, in simplified form, the following:

•	BEFORE THE TRANSACTIONS: The organizational structures of GM, HEC Holdings, Hughes and EchoStar before the GM/ Hughes separation transactions and the Hughes/ EchoStar merger;

•	THE HUGHES RECAPITALIZATION: The steps involved in and the effects of the Hughes recapitalization on GM, HEC Holdings and Hughes; and

•	AFTER THE TRANSACTIONS: The organizational structures of GM, Hughes and New EchoStar (i.e., HEC Holdings) immediately after the GM/ Hughes separation transactions and the Hughes/ EchoStar merger.

BEFORE THE TRANSACTIONS

THE HUGHES RECAPITALIZATION

AFTER THE TRANSACTIONS

Purposes of the Transactions
(See pages 112 and 186)

      There are two principal purposes of the transactions. First, the transactions are expected to better position the businesses of Hughes and EchoStar to compete in the multi-channel video programming distribution market and, overall, in the telecommunications industry. Second, the transactions are expected to provide significant liquidity and value to GM and its common stockholders.

     New EchoStar Business Opportunities

      After the transactions, New EchoStar will be one of the nation’s largest subscription television platforms. The transactions are expected to provide New EchoStar with greater opportunities and financial resources to develop an expanded competitive business and an opportunity to realize significant economies of scale and generate substantial cost and revenue synergies. In particular, among other things, New EchoStar will seek to:

•	eliminate duplicate programming and utilize reclaimed broadcast spectrum to deliver more program and service offerings;

•	standardize the EchoStar and DIRECTV set-top boxes, which is expected to both reduce manufacturing costs and enable improved anti-piracy protection;

•	combine and improve the distribution networks of EchoStar and DIRECTV;

•	consolidate customer service and other facilities and infrastructure;

•	reduce subscriber acquisition costs, subscriber churn, programming costs and eliminate duplicative overhead;

•	introduce local-into-local broadcast channel service in all designated market areas;

•	expand two-way high-speed broadband;

•	expand high-definition television, video-on-demand, pay-per-view and educational programming offerings; and

•	generate new sources of local and national advertising revenue.

      We believe that New EchoStar’s broadband offerings could play an important role in spanning the “digital divide” between urban and suburban customers with multiple choices for high-speed Internet access and rural customers with limited choices for high-speed Internet access. Furthermore, on February 26, 2002, EchoStar and Hughes announced a new proposal that is designed to enable New EchoStar to deliver local broadcast television channels in all 210 designated market areas in the United States. We currently anticipate that this proposal would be implemented within about 24 to 36 months after the completion of the Hughes/ EchoStar merger. In their joint satellite application filed with the FCC, the companies detailed a technically and commercially feasible “Local Channels, All Americans” plan developed by EchoStar and DIRECTV engineers that is designed to allow New EchoStar to offer every consumer in the contiguous continental United States, Alaska and Hawaii access to satellite-delivered local television channels.

      In the filing, the companies seek authority to launch and operate a new spot-beam satellite that, when combined with four existing and under-construction EchoStar and DIRECTV spot-beam satellites and spectrum efficiencies achieved by combining frequencies from three of the companies’ orbital locations, is designed to enable New EchoStar to broadcast local television channels in all 210 designated market areas, including full compliance with federal “must carry” requirements. Currently, EchoStar and DIRECTV deliver local broadcast channels via satellite to consumers in fewer than 60 metropolitan designated market areas. The Hughes/ EchoStar merger is expected to eliminate carriage of duplicative content—a total of more than 500 identical channels—from the EchoStar and DIRECTV satellites which, when coupled with advanced spot-beam satellites and efficiencies expected to be created by the Hughes/ EchoStar merger, would enable local channel delivery in all U.S. designated market areas.

     Liquidity and Value Provided to GM and GM Common Stockholders (See pages 85 and 112)

      The transactions offer a significant premium to GM and its common stockholders for their economic interests in Hughes, as described in greater detail elsewhere in this document. The transactions are also designed to provide significant liquidity to General Motors in respect of GM’s current retained economic interest in Hughes, which will help to support the credit position of GM after the transactions. This liquidity will be provided by the dividend from Hughes of up to $4.2 billion and, if applicable, from debt reduction or cash proceeds resulting from GM share dispositions. GM will also realize value to the extent of any shares of New EchoStar Class C common stock that it receives as a result of the transactions and does not dispose of within six months following the completion of the Hughes/EchoStar merger.

      The amount of value and liquidity to be provided to GM will depend on the value of its retained economic interest in Hughes at the time that the GM/ Hughes separation transactions are completed. The amount of the dividend to be paid by Hughes to GM and the number of shares of New EchoStar Class C common stock that GM will hold as a result of the GM/ Hughes separation transactions will be based on the value of GM’s retained economic interest in Hughes at that time, which will be determined by the average market price of GM Class H common stock during a specified period prior to the Hughes split-off and the number of shares of GM Class H common stock outstanding at that time.

      For illustrative purposes, the following table sets forth a range of hypothetical average market prices of GM Class H common stock, including $          , which was the average market price of GM Class H common stock during the five trading days preceding                     , 2002, and calculates the amount of the dividend to GM and the number of shares of New EchoStar Class C common stock, if any, that would be available for GM share dispositions or otherwise to be retained by GM. We have selected this range of hypothetical average market prices in an effort to provide helpful information to GM and EchoStar stockholders. However, you should understand that the actual average market price of GM Class H common stock at the time of the completion of the GM/ Hughes separation transactions may differ materially from the prices shown in the table below (including by being outside the range of such prices set forth in the table). In addition, these illustrative calculations are based on a number of assumptions described elsewhere in this document, including that GM shall not have disposed of any shares of GM Class H common stock in debt-for-equity exchanges and that EchoStar shall not have issued any additional equity or equity-linked securities or increased the number of shares of EchoStar common stock issuable upon conversion of EchoStar convertible debt securities prior to the completion of the transactions. The actual amounts could vary materially from the amounts shown in the illustration below due to differences between our assumptions and the actual facts and circumstances existing at the time that the GM/ Hughes separation transactions are completed.

Illustrative Calculation of Liquidity and Value to be Provided to GM in the Transactions

		Number of Shares of	Number of Shares of
	Amount of	New EchoStar Class C	New EchoStar Class C
Average GM Class H	Hughes Dividend	Common Stock Available for	Common Stock
Common Stock Price	to GM	GM Share Dispositions	Retained by GM

	(in billions)	(in millions)	(in millions)
$	$
$	$
$	$
$	$
$	$
$	$

      In reviewing the table above, you should note the following:

•	at average market prices of GM Class H common stock that are less than $ per share, the dividend amounts shown in the table have been reduced to less than $4.2 billion in order to satisfy the value condition described below at “—Conditions to Completing the Transactions;” and

•	at average market prices of GM Class H common stock that are less than $ per share, the number of shares subject to GM share dispositions shown in the table reflects reductions that GM could elect to make, and the corresponding increases to the number of shares retained by GM, to the extent necessary in order to satisfy the equity headroom condition described below at “—Conditions to Completing the Transactions.”

      You should understand, however, that GM would not be required to proceed with the transactions if doing so would require GM to:

•	receive a dividend in an amount less than $4.2 billion (except for a reduction of the dividend to as low as $3.5 billion, but only if and to the extent that GM has previously disposed of more than 60 million shares of GM Class H common stock in debt-for-equity exchanges); or

•	reduce the number of shares subject to GM share dispositions to less than 60 million.

However, GM has the right, but not the obligation, to elect to reduce the amount of the dividend, or the number of shares of New EchoStar Class C common stock that would be subject to GM share dispositions, or both, to less than these amounts in order to satisfy the conditions to the transactions and permit the transactions to be completed. Any such reduction in the amount of the dividend would reduce the amount of liquidity and value to be provided to GM, and any such reduction in the number of shares subject to GM share dispositions would reduce the amount of liquidity to be provided to GM (but such shares would be retained by GM and would be available for other dispositions for up to five years).

      We cannot assure you that GM would elect to make such voluntary reductions in order to complete the transactions. As of the date of this document, GM has not made any determination regarding whether or to what extent GM would be willing to make any such voluntary reductions. GM currently expects that it would make any determination regarding any such voluntary reductions immediately before the completion of the Hughes split-off, based on factors it determines to be relevant at that time.

      Finally, we note that, in order to maintain the tax-free status of the Hughes split-off, GM is required to distribute at least 80% of the Class C common stock of HEC Holdings in the Hughes split-off. Accordingly, to the extent necessary to satisfy this condition, GM could be required to distribute excess shares as described elsewhere in this document.

Fairness of the Transactions to GM Common Stockholders;
Recommendation of the GM Board of Directors
(See pages 131, 182 and 352)

      After careful consideration, based on the factors and other matters described elsewhere in this document, the GM board of directors has determined that the transactions that are the subject of this document are advisable and in the best interests of General Motors and its common stockholders and that those transactions as a whole, on the terms and conditions of the transaction agreements, are fair to the holders of GM $1 2/3 par value common stock and to the holders of GM Class H common stock. By voting to approve the proposals relating to the transactions, GM common stockholders will be ratifying the GM/Hughes separation transactions and the Hughes/ EchoStar merger. As further described elsewhere in this document, GM believes that such ratification should bar any claim (other than for fraud or similar egregious misconduct) against General Motors and its directors based on these transactions, including a claim alleging unfairness of these transactions to the holders of either or both classes of GM common stock or alleging any deficiency in the process of developing the terms of these transactions or the GM board of directors’ consideration or approval of these transactions.

      In connection with its review of the transactions, the GM board of directors has received opinions from several investment banking firms. Two independent investment banking firms, Merrill Lynch and Bear Stearns, financial advisors to GM in connection with the GM/Hughes separation transactions, have provided opinions to the GM board of directors to the effect that, on the basis of and subject to the assumptions, conditions, limitations and other matters described in those opinions, as of the date of the opinions, taking into account all relevant financial aspects of the transactions taken as a whole, the consideration to be provided to

GM and its subsidiaries, to the holders of GM $1 2/3 par value common stock, if applicable, and to the holders of GM Class H common stock in the GM/Hughes separation transactions is fair, from a financial point of view, to the holders of GM $1 2/3 par value common stock, as a class, and the holders of GM Class H common stock as a class, respectively.

      Both the Hughes board of directors and the GM board of directors have also received opinions from two other independent investment banking firms, Credit Suisse First Boston and Goldman Sachs, financial advisors to Hughes in connection with the Hughes/EchoStar merger, to the effect that, based upon and subject to the matters described in those opinions and based upon such other matters as Credit Suisse First Boston and Goldman Sachs considered relevant, as of the date of their opinions and based on market conditions as of that date, the exchange ratios set forth in the Hughes/EchoStar merger agreement are fair, from a financial point of view, to the holders of Hughes Class C common stock immediately prior to the Hughes/EchoStar merger, including GM and holders of GM $1 2/3 par value common stock and GM Class H common stock, as applicable. We have included the full text of the fairness opinions received by the GM board of directors in Appendix C to this document. We urge you to read each of these opinions carefully. In addition, you should understand that a significant portion of the fees to be paid to the financial advisors of GM and Hughes is contingent upon the completion of the transactions.

      The GM board of directors has unanimously approved the transactions and recommends that the GM $1 2/3 par value common stockholders and GM Class H common stockholders vote to approve each of the proposals described in this document by executing and returning the enclosed consent card as soon as possible.

Recommendation of the EchoStar Board of Directors
(See page 189)

      After careful consideration, the EchoStar board of directors has unanimously determined that the Hughes/EchoStar merger and the related transactions are advisable, fair to and in the best interests of EchoStar and the EchoStar stockholders. The EchoStar board of directors has received an opinion from an independent investment banking firm, Deutsche Banc Alex. Brown, as to the fairness, from a financial point of view, of the exchange ratio in the Hughes/EchoStar merger to the holders of EchoStar Class A common stock. We have included the full text of the financial advisor fairness opinion received by EchoStar in Appendix C to this document. We urge you to read this opinion carefully. The EchoStar board of directors unanimously approved the Hughes/EchoStar merger agreement and unanimously recommended that EchoStar stockholders approve the Hughes/EchoStar merger agreement.

Interests of Directors and Executive Officers of GM, Hughes and EchoStar
(See pages 356 and 361)

      You should be aware that some of the directors and executive officers of GM, Hughes and EchoStar have interests in connection with the GM/Hughes separation transactions and the Hughes/EchoStar merger that are different from, or in addition to, the interests of other stockholders of GM and EchoStar. In particular, certain executive officers of Hughes are participants in some of the Hughes retention and key employee severance arrangements and certain directors and executive officers of Hughes will become directors of New EchoStar. With respect to EchoStar, certain long-term performance stock options may vest as a result of the Hughes/EchoStar merger and certain current directors and executive officers of EchoStar will become directors and executive officers of New EchoStar.

      Based on the number of shares outstanding on August 31, 2002, the directors and officers of General Motors, individually and the group as a whole, held less than one percent of the outstanding shares and voting power of both classes of GM common stock.

      The GM board of directors, the Hughes board of directors and the EchoStar board of directors were aware of these interests and considered them, among other matters, in approving the GM/Hughes separation transactions and the Hughes/EchoStar merger, as applicable.

Advantages and Disadvantages of the Transactions to GM Common Stockholders
(See page 182)

      The following is a description of certain important advantages and disadvantages of the GM/Hughes separation transactions and the Hughes/ EchoStar merger to GM common stockholders. As described below, the transactions will have differing effects on, and consequences for, holders of GM $1 2/3 par value common stock and holders of GM Class H common stock.

     GM Class H Common Stockholders

      As a result of the transactions, GM Class H common stockholders will no longer be holders of a “tracking stock” of General Motors. Rather, they will become New EchoStar Class C common stockholders, and will hold a more conventional common stock of New EchoStar. As a consequence, the GM Class H common stockholders will no longer have the right to have their shares of GM Class H common stock exchanged for shares of GM $1 2/3 par value common stock at a 120% exchange rate, as currently provided for under certain circumstances pursuant to provisions of the GM restated certificate of incorporation. GM determined that such an exchange would not be in the best interests of GM and its common stockholders in connection with the proposed separation of Hughes from GM and, accordingly, GM structured the transactions so as not to result in such an exchange.

      Further, GM Class H common stockholders will not receive any portion of the Hughes dividend distribution to GM. If the requisite GM common stockholder approval of the proposals relating to the transactions is obtained, GM common stockholders will be approving and consenting to an asset transfer consisting of the Hughes dividend distribution without the distribution of a portion of the Hughes dividend distribution to GM Class H common stockholders that is currently provided for under certain circumstances pursuant to a policy statement of the GM board of directors.

      You should understand, however, that if the requisite GM common stockholder approval of the transactions is not obtained, the transactions will not occur and GM Class H common stockholders would similarly have no right to exchange their shares for shares of GM $1 2/3 par value common stock at a 120% exchange rate or to receive any distribution from GM based on an asset transfer from Hughes to GM.

     GM $1 2/3 Par Value Common Stockholders

      As a result of the GM/ Hughes separation transactions, General Motors will have only one class of outstanding common stock, the GM $1 2/3 par value common stock. General Motors will then no longer have “tracking stock” and will be a company primarily focused on its core automotive and related businesses. Hughes will no longer be part of GM. After the GM/ Hughes separation transactions, GM $1 2/3 par value common stock will reflect only the financial performance of the remaining GM businesses, which will not include the Hughes business, except to the extent of any GM ownership of New EchoStar Class C common stock. GM $1 2/3 par value common stockholders will retain an indirect interest in New EchoStar to the extent of any continuing GM ownership of New EchoStar Class C common stock which, as a result of the Hughes recapitalization, will be significantly smaller than GM’s current retained economic interest in Hughes.

      If and to the extent required in order to maintain the tax-free status of the Hughes split-off, GM may make a pro rata distribution to the GM $1 2/3 par value common stockholders of a portion of the HEC Holdings Class C common stock it receives in the Hughes recapitalization. As noted above, GM currently estimates that it would make a distribution in order to maintain the tax-free status of the Hughes split-off only if the average market price of GM Class H common stock during the five trading days preceding the completion of the Hughes split-off were to be greater than $           per share or less than $           per share. This price calculation is based upon the number of shares of GM Class H common stock outstanding as of                     , 2002 and assumes that any shares of HEC Holdings Class C common stock transferred by GM in debt-for-equity exchanges do not count toward the satisfaction of the relevant tax test. The average market price of GM Class H common stock during the five trading days preceding                     , 2002 was $           per share. If GM determines that a pro rata distribution is required, then the number of shares of HEC Holdings Class C common stock to be distributed to the GM $1 2/3 par value common stockholders and the record date for the distribution will be announced by GM around the time of the completion of the Hughes split-off.

Regulatory Requirements
(See page 200)

     U.S. Antitrust Requirements

      Under U.S. antitrust laws, the Hughes/ EchoStar merger may not be completed until GM, Hughes and EchoStar have notified the Antitrust Division of the Department of Justice and the Federal Trade Commission of the Hughes/EchoStar merger and filed the necessary report forms, and until the required waiting period has terminated or expired. We filed the notifications required by the Hart-Scott-Rodino Act in November 2001. The Department of Justice’s Antitrust Division is currently conducting an investigation of the transactions, and, as anticipated, has requested additional information from the companies. We have provided the Department of Justice’s Antitrust Division with a significant quantity of information and documents, and we are continuing to compile and provide information and documents in response to their requests. The Department of Justice’s Antitrust Division may fail to permit the completion of the Hughes/EchoStar merger on a timely basis or it could bring an action seeking to prevent the Hughes/EchoStar merger or impose onerous conditions in connection with its clearance. The attorneys general of a number of states are also conducting an investigation of the transactions under federal and state antitrust laws and could bring an action seeking to prevent the Hughes/EchoStar merger or attempt to impose onerous conditions.

     FCC Approval

      To complete the Hughes/EchoStar merger, we must also obtain the approval of the FCC for the transfer of licenses in connection with the Hughes split-off and the Hughes/EchoStar merger. We filed an application for this FCC approval of the transfer of licenses in December 2001. Shortly following this filing, the FCC placed the application on public notice and invited petitions, oppositions and other comments by third parties in respect of the application. Numerous parties have filed petitions to deny the application or comments, and EchoStar and Hughes have filed a consolidated opposition. Currently, the application remains pending before the FCC. In addition, the FCC requested additional documents and information with respect to this application within a certain specified time period. The parties initially requested an extension of this time period, but the FCC rejected the parties’ request and stopped its self-imposed 180-day “clock” for merger review. While the FCC restarted its 180-day “clock” for merger review on July 23, 2002, suggesting an FCC decision time of November 2002, we cannot be sure that the FCC will decide our application by that time or that there will not be further delays in processing and evaluating our application.

      In addition, the parties filed an application in February 2002 on behalf of New EchoStar requesting authority to launch and operate a new direct broadcast satellite, which would allow New EchoStar to offer local broadcast channels in all 210 designated market areas. The FCC placed this satellite application on notice for public comment on April 19, 2002, and the comment period closed on June 4, 2002. The parties’ pending satellite application may delay the FCC’s consideration of the Hughes/EchoStar merger application. As a result of these delays, the FCC may fail to approve the Hughes/EchoStar merger in a timely manner. In addition, the FCC may agree with the views of parties opposing the application and deny its approval of the Hughes/EchoStar merger or impose onerous conditions. Furthermore, the FCC may fail to grant, or may delay action on, the pending satellite application.

     Foreign and Certain Other Regulatory Matters

      The transactions may be subject to certain regulatory requirements of other state, federal and foreign governmental agencies and authorities, including clearances for the Hughes/EchoStar merger from competition and telecommunications authorities in certain foreign jurisdictions and requirements relating to the regulation of the offer and sale of securities. We are currently working to evaluate and comply in all material respects with these requirements, as appropriate, and do not currently anticipate that they will hinder, delay or restrict completion of the transactions.

      Although we currently expect to receive all governmental approvals and clearances required in order to complete the transactions, we cannot assure you that we will obtain all such governmental approvals and clearances or that the granting of these approvals and clearances will be timely or will not involve the imposition of conditions on the completion of the transactions or require changes to the terms of the transactions. These conditions or changes could result in the conditions to the transactions not being satisfied.

No Appraisal Rights
(See page 202)

      Under applicable corporation law and the GM restated certificate of incorporation, GM stockholders are not entitled to appraisal rights in connection with the GM/Hughes separation transactions or the Hughes/EchoStar merger.

      Under applicable corporation law and the EchoStar articles of incorporation, EchoStar stockholders are not entitled to appraisal rights in connection with the Hughes/EchoStar merger.

New EchoStar Common Stock
(See page 314)

      Based on assumptions about certain variable factors described elsewhere in this document, we estimate that immediately after the completion of the Hughes/EchoStar merger:

•	the former GM Class H common stockholders and General Motors would together hold shares of New EchoStar Class C common stock equaling about % of the outstanding common stock of New EchoStar and about % of New EchoStar’s total voting power;

•	the former EchoStar Class A common stockholders would hold shares of New EchoStar Class A common stock equaling about % of the outstanding common stock of New EchoStar and about % of New EchoStar’s total voting power; and

•	the former EchoStar Class B common stockholders would hold shares of New EchoStar Class B common stock equaling about % of the outstanding common stock of New EchoStar and about % of New EchoStar’s total voting power. Charles W. Ergen, the Chairman of the Board of Directors and Chief Executive Officer of EchoStar and the current beneficial owner of all of the outstanding shares of EchoStar Class B common stock, is expected to be the beneficial owner of all of the outstanding shares of New EchoStar Class B common stock after the Hughes/EchoStar merger. As a result, Mr. Ergen will have significant influence over actions of New EchoStar that require stockholder approval.

      For a description of the assumptions on which these percentages are based, see “The Transactions— Description of the Transactions— The Hughes/EchoStar Merger— Assumptions Used in Calculating the Pro Forma Percentages of Outstanding Shares and Voting Power and the Minimum GM Class H Common Stock Price Necessary to Satisfy the Equity Headroom Condition.”

      Except as to voting rights, the New EchoStar Class A common stock and New EchoStar Class C common stock will be identical. The New EchoStar Class B common stock will have special voting rights, will be convertible into New EchoStar Class A common stock or New EchoStar Class C common stock and will be subject to certain transfer restrictions. However, in all respects other than voting rights, convertibility and transfer restrictions, the New EchoStar Class B common stock will be substantially the same as the New EchoStar Class A common stock and New EchoStar Class C common stock. The New EchoStar common stock will have the following voting rights:

•	Each share of New EchoStar Class A common stock will entitle the holder to one vote in the election of directors and all other matters submitted to stockholders for their approval;

•	Each share of New EchoStar Class B common stock initially will entitle the holder to 10 votes in the election of directors and all other matters submitted to stockholders for their approval, subject to reduction under certain circumstances during the first two years after the completion of the Hughes split-off (and possibly thereafter, in certain circumstances) to preserve the tax-free status to GM of the Hughes split-off. After the second anniversary of the completion of the Hughes split-off, the voting power of each share of New EchoStar Class B common stock outstanding at the conclusion of the two-year period, as a percentage of aggregate voting power, generally will be fixed at the same percentage of the aggregate voting power of all of the shares of the New EchoStar common stock then outstanding to which such share of New EchoStar Class B common stock was entitled at the end of the two-year period. As a result, the votes per share of New EchoStar Class B common stock generally will increase when certain additional shares of New EchoStar capital stock are issued; and

•	Each share of New EchoStar Class C common stock will entitle the holder to a number of votes in the election of directors and all other matters submitted to stockholders for their approval that will ensure that the shares of New EchoStar Class C common stock held by GM (other than shares that are subject to GM share dispositions) and the shares of New EchoStar Class C common stock that are issued to certain of GM’s historical stockholders together possess 50.5% of the aggregate voting power of New EchoStar immediately following the completion of the Hughes/ EchoStar merger.

The calculation of the exact number of votes per share of New EchoStar Class C common stock will not be made until the time of the completion of the Hughes/ EchoStar merger because the calculation will be subject to certain variable factors that will be determined between now and that time. We estimate that the holders of New EchoStar Class C common stock would be entitled to between three and five votes per share. Once determined, the number of votes per share of New EchoStar Class C common stock will not change.

      Directors of New EchoStar will be elected on the basis of cumulative voting. On all other matters, the shares of New EchoStar Class A common stock, New EchoStar Class B common stock and New EchoStar Class C common stock will vote together as a single class on the basis of their respective per share voting power. In addition, the holders of New EchoStar Class B common stock will be entitled to a separate class vote for approval of the following:

•	matters (other than the election and removal of directors) for which a stockholder vote is required under applicable corporation law, such as mergers, amendments to the New EchoStar certificate of incorporation and dissolution;

•	matters for which a stockholder vote will be required by the rules of the Nasdaq including, among other things, certain issuances of stock in excess of 20% of the total voting power of New EchoStar;

•	any sale or acquisition of a significant business of New EchoStar;

•	any amendment by stockholders to the bylaws of New EchoStar;

•	any issuance of common stock (or equivalents) of New EchoStar in excess of 10% of the average fully diluted shares over the prior 12 months; and

•	the adoption by New EchoStar of any equity-based benefit plan for directors and employees.

New EchoStar Board of Directors and Officers
(See page 295)

      We have agreed that the New EchoStar board of directors will initially have 11 members, eight of whom are current directors and/or officers of EchoStar and three of whom are current directors and/or officers of Hughes. For the first three years following the completion of the Hughes/ EchoStar merger, at least six of the members of the New EchoStar board of directors will be independent directors as determined in accordance with the New EchoStar certificate of incorporation and bylaws.

      Charles W. Ergen, the current Chairman of the Board of Directors and Chief Executive Officer of EchoStar, will be the Chairman of the Board of Directors and Chief Executive Officer of New EchoStar, and David K. Moskowitz, the current Senior Vice President, General Counsel and Secretary of EchoStar will be the Senior Vice President, General Counsel and Secretary of New EchoStar. The other officers of New EchoStar will be determined by a management transition committee prior to the completion of the Hughes/EchoStar merger.

Conditions to Completing the Transactions
(See pages 83, 226 and 236)

      The obligations of the companies to complete the GM/ Hughes separation transactions and the Hughes/EchoStar merger are subject to a number of conditions which must be satisfied or waived before the transactions can be completed. One important condition is that GM and Hughes must complete the GM/ Hughes separation transactions before the Hughes/ EchoStar merger can be completed. In addition, unless the companies are prepared to complete the Hughes/ EchoStar merger immediately after the completion of the GM/ Hughes separation transactions, the Hughes business will not be separated from GM pursuant to the GM/ Hughes separation transactions. Other important conditions include the following:

•	the receipt of the requisite GM common stockholder approval of each of the three proposals relating to the transactions;

•	the expiration or termination of the waiting periods applicable to the Hughes/ EchoStar merger under the Hart-Scott-Rodino Act and any similar law of foreign jurisdictions;

•	the absence of any effective injunction or order which prevents the completion of the transactions;

•	the receipt of FCC approval for the transfer of licenses and other authorizations in connection with the Hughes/ EchoStar merger and the Hughes split-off;

•	the receipt of all other approvals of, or clearances from, or the making of all filings with, governmental authorities required to complete the transactions, other than approvals, clearances and filings, the absence of which, in the aggregate, are not reasonably likely to have a material adverse effect on New EchoStar;

•	the continued effectiveness of the ruling received by GM from the IRS to the effect that the Hughes split-off will be tax-free to GM and its stockholders for U.S. federal income tax purposes;

•	the availability of financing for the Hughes/ EchoStar merger;

•	the amount of the Hughes dividend distribution to GM may not exceed the value of GM’s retained economic interest in Hughes at the time of the Hughes recapitalization. We sometimes refer to this condition as the “value” condition; and

•	the ability of New EchoStar, based on certain assumptions, to issue a minimum amount of equity immediately following the Hughes/ EchoStar merger. We sometimes refer to this condition as the “equity headroom” condition.

      The equity headroom condition is designed to ensure that, after the completion of the Hughes/ EchoStar merger, New EchoStar will have the flexibility to issue a specified minimum amount of equity without violating certain agreements with GM that are designed to preserve the tax-free status of the Hughes split-off. Satisfaction of the equity headroom condition will depend upon a number of factors that will not be known until immediately before the completion of the transactions, including the average market price of GM Class H common stock during a specified period preceding such time. For more information, see “—Purposes of the Transactions— Liquidity and Value Provided to GM and GM Common Stockholders.”

      If and to the extent necessary in order to satisfy the equity headroom condition, the terms of the transaction agreements require that the aggregate number of shares subject to GM share dispositions (which would otherwise be 100 million shares) be reduced by up to 40 million shares. In addition, if GM has already completed debt-for-equity exchanges of more than 60 million shares of GM Class H common stock prior to the completion of the transactions, the dividend from Hughes of up to $4.2 billion will be reduced by up to $700 million if and to the extent required to satisfy either the value condition or the equity headroom condition, but in any event the reduction in the dividend will not exceed the amount of the proceeds received by GM from such debt-for-equity exchanges in excess of 60 million shares. As a result, based on the assumptions underlying the table set forth at “—Purposes of the Transactions— Liquidity and Value Provided to GM and GM Common Stockholders— Illustrative Calculation of Liquidity and Value to be Provided to GM in the Transactions,” both the value condition and the equity headroom condition will be satisfied if the average market price of GM Class H common stock during the specified period is at least $ per share. This average market price necessary to cause both the value condition and the equity headroom condition to be satisfied could be higher if, among other things, EchoStar issued any additional equity or equity-linked securities or increased the number of shares of EchoStar common stock issuable upon conversion of EchoStar convertible debt securities prior to the completion of the transactions.

      GM has the right, but not the obligation, to elect to reduce the amount of the Hughes dividend distribution or the number of shares of New EchoStar Class C common stock that would be subject to GM share dispositions, or both, by more than the amount of the mandatory reductions described above in order to satisfy the equity headroom condition and/or the value condition. Any such voluntary reductions by GM would have the effect of permitting these conditions to be satisfied at a lower average market price for the GM Class H common stock than is set forth above. However, any such reduction in the amount of the Hughes dividend distribution would reduce the amount of liquidity and value to be provided to GM, and any such reduction in the number of shares subject to GM share dispositions would reduce the amount of liquidity to be provided to GM (but such shares would be retained by GM and would be available for other dispositions for up to five years). We cannot assure you that GM would make any such voluntary reductions, and a failure by GM to make such voluntary reductions could result in the transactions not being completed. As of the date of this document, GM has not made any determination regarding whether or to what extent GM would be willing to make any such voluntary reductions. GM currently expects that it would make any determination regarding any such voluntary reductions immediately before the completion of the Hughes split-off, based on factors it determines to be relevant at that time.

Considerations Relating to the Time Interval Between GM Common Stockholder
Approval and Completion of the Transactions
(See pages 101, 136 and 213)

      The GM board of directors has determined that the transactions that are the subject of this document are in the best interests of GM and its common stockholders as a whole and fair to the holders of both classes of GM common stock and has unanimously approved the transactions and recommends that the GM common stockholders of each class vote to approve each of the proposals described in this document. However, if the proposals relating to the transactions were to receive the requisite GM common stockholder approval but all other applicable conditions to the transactions were not satisfied or waived as of that time, it is possible that the transactions would not be completed for a significant period of time after the requisite GM common stockholder approval. During any such time interval, it is possible that circumstances relating to the business or financial condition of EchoStar or Hughes or financial, economic or other circumstances could change significantly and in a manner not considered at the time that the GM board of directors approved the transactions. GM common stockholders should understand that, despite any such change in circumstances that might occur during this time interval, it is not a condition to completion of the transactions that the GM board of directors conclude that, at the time that the transactions are to be completed or at any other point during such time interval, the transactions will be fair to both classes of GM common stockholders.

      Under the terms of the transaction agreements, General Motors and Hughes have agreed not to solicit any proposals from third parties, or engage in discussions with or furnish information to any third party, with respect to a broad range of “competing transactions” to the transactions, which generally refers to alternative strategic transactions involving Hughes and any third party other than EchoStar. However, until the requisite GM common stockholder approval of the proposals relating to the transactions has been received, GM and

Hughes are permitted to engage in such discussions and provide such information (but not solicit proposals) with regard to a superior proposal, subject to certain conditions described at “Description of Principal Transaction Agreements— Implementation Agreement— Covenants of GM, Hughes and EchoStar— No Solicitation of Competing Transactions Involving Hughes,” if the GM board of directors determines that in order to comply with its fiduciary duties it is necessary for GM to do so. Similarly, subject to certain conditions, until the requisite GM common stockholder approval has been received, the GM board of directors may change or revoke its recommendation that GM common stockholders approve the proposals relating to the transactions, if it determines that it is required to do so in accordance with its fiduciary duties and based on a proposed competing transaction or any other factor that may affect its views regarding the transactions. In such event, GM, Hughes or EchoStar may terminate the transaction agreements (in which event Hughes would be required to pay EchoStar a $600 million termination fee).

      GM common stockholders should understand that, if they vote to approve the proposals recommended by the GM board of directors, that action will result in the termination of the ability of GM to pursue superior proposals in this manner, which would mean that GM would have no practical ability to enter into any agreement or arrangement with respect to a competing transaction without breaching the non-solicitation covenant. However, if GM common stockholders fail to approve the proposals recommended by the GM board of directors, the transactions could not be completed and GM common stockholders would not have the opportunity to participate in the benefits of the transactions as described in this document and, under certain circumstances in which GM or Hughes enters into or completes a competing transaction, EchoStar would be entitled to a $600 million termination fee. Further, in either case, there can be no assurance that any proposal for a competing transaction would be available to Hughes and GM or, if available, would result in any agreement or arrangement for a competing transaction. Accordingly, for all of the reasons described elsewhere in this document, the GM board recommends that GM common stockholders vote to approve each of the proposals.

Material U.S. Federal Income Tax Considerations Relating to the Transactions
(See page 204)

      General Motors has received an IRS ruling to the effect that the Hughes split-off will be treated as a tax-free reorganization and distribution for U.S. federal income tax purposes. If the ruling remains in effect, then, for U.S. federal income tax purposes, neither the GM Class H common stockholders nor, except as to certain prior intercompany transactions which will be taken into income, General Motors will recognize gain or loss as a result of the Hughes split-off. In addition, General Motors intends to request a supplemental ruling from the IRS to the effect that neither the GM $1 2/3 par value common stockholders nor GM will recognize gain or loss as a result of a distribution by GM to the GM $1 2/3 par value common stockholders of shares of HEC Holdings Class C common stock in connection with the Hughes split-off.

      In addition, EchoStar has received, prior to or on the date of this document, an opinion from its outside tax counsel, Sullivan & Cromwell, to the effect that, among other things, the Hughes/EchoStar merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, EchoStar will not recognize gain or loss for U.S. federal income tax purposes as a result of the Hughes/EchoStar merger and the EchoStar common stockholders will recognize gain or loss for U.S. federal income tax purposes upon the exchange of their EchoStar common stock pursuant to the Hughes/EchoStar merger only in respect of cash received instead of fractional shares of New EchoStar common stock. Further, HEC Holdings has received, prior to or on the date of this document, an opinion from its outside tax counsel, Weil, Gotshal & Manges LLP, to the effect that the Hughes/EchoStar merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, HEC Holdings will not recognize gain or loss for U.S. federal income tax purposes by reason of the Hughes/EchoStar merger, and the former holders of GM Class H common stock will not recognize gain or loss for U.S. federal income tax purposes by reason of the Hughes/EchoStar merger with respect to their HEC Holdings Class C common stock. It is a condition to the completion of the transactions that each of EchoStar and HEC Holdings receive an opinion at the time of the completion of the transactions that the Hughes/ EchoStar merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. In rendering these opinions, counsel will rely on certain assumptions and factual representations to be made by HEC Holdings and EchoStar, as applicable, and the opinions will be subject to the limitations and qualifications set forth in the opinions.

Accounting Treatment
(See page 203)

      General Motors will record the Hughes dividend distribution of up to $4.2 billion as a reduction in GM’s investment in Hughes. GM will record the Hughes split-off at fair value at the time of the Hughes split-off. Based on the closing price of EchoStar Class A common stock on June 28, 2002 and certain other assumptions, the Hughes split-off would have resulted in an after-tax gain of about $7.8 billion based on the net book value of Hughes at such date. As a result of the Hughes split-off, GM anticipates that there would be a net reduction to GM’s stockholders’ equity reflecting adjustments based on the fair value and the net book value of Hughes at that time. The financial results of Hughes for all periods prior to the completion of the GM/Hughes separation transactions will be reported as discontinued operations in GM’s consolidated financial statements. The Hughes/EchoStar merger will be accounted for using the purchase method of accounting, with EchoStar having acquired HEC Holdings.

Comparative Market Price Data
(See page 345)

      Presented below are the per share closing prices for the GM $1 2/3 par value common stock (symbol: GM), as quoted on the NYSE, GM Class H common stock (symbol: GMH), as quoted on the NYSE, and the EchoStar Class A common stock (symbol: DISH), as quoted on the Nasdaq National Market, on the following dates:

•	October 26, 2001, the last trading day before the public announcement of the signing of the transaction agreements among GM, Hughes and EchoStar relating to the transactions that are the subject of this document; and

•	September 26, 2002, the latest practicable date before the filing of this document.

      The table below also presents implied equivalent per share values for:

•	shares of GM Class H common stock by multiplying the price per share of EchoStar Class A common stock on each of the two dates by the implied exchange ratio in the Hughes/ EchoStar merger of 0.73, which is the inverse of the actual exchange ratio in the Hughes/EchoStar merger of 1/0.73; and

•	shares of EchoStar Class A common stock by multiplying the price per share of GM Class H common stock on each of the two dates by the exchange ratio of 1/0.73.

				Share Price	Share Price
				Equivalent	Equivalent
	GM $1 2/3	GM	EchoStar	(EchoStar Class A	(GM Class H
	Par Value	Class H	Class A	Common Stock) for	Common Stock) for
	Common Stock	Common Stock	Common Stock	GM Class H	EchoStar Class A
	Price	Price	Price	Common Stock	Common Stock

October 26, 2001	$45.40	$15.35	$25.26	$18.44	$21.03
September 26, 2002	$41.52	$9.20	$17.47	$12.75	$12.60

SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA

GM Selected Historical Financial Data

      The following statements of operations data for each of the three years in the period ended December 31, 2001 and the balance sheet data as of December 31, 2001 and 2000 have been derived from GM’s consolidated financial statements incorporated into this document by reference, which have been audited by Deloitte & Touche LLP, independent auditors. The statement of operations data for the years ended December 31, 1998 and 1997 and the balance sheet data as of December 31, 1999, 1998 and 1997 have been derived from GM’s audited consolidated financial statements which have not been incorporated into this document by reference.

      The statements of operations data for each of the six-month periods ended June 30, 2002 and 2001 and the balance sheet data as of June 30, 2002 have been derived from GM’s unaudited consolidated financial statements which have been incorporated into this document by reference.

      You should read the data below in conjunction with GM’s consolidated financial statements (including the notes thereto) and Management’s Discussion and Analysis of Financial Condition and Results of Operations in the GM 2001 Form 10-K and GM’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2002, which are incorporated into this document by reference. Certain amounts for 2001 and prior years have been reclassified to conform with the 2002 classifications.

	For the six months
	ended June 30,		For the year ended December 31,

	2002	2001	2001	2000	1999	1998	1997

	(in millions, except per share amounts)
Statement of Operations Data:
Total net sales and revenues	$94,529	$88,835	$177,260	$184,632	$176,558	$155,445	$172,580
Total costs and expenses	92,394	87,406	175,742	177,468	167,511	150,501	165,011

Income from continuing operations before income taxes and minority interests	2,135	1,429	1,518	7,164	9,047	4,944	7,569
Income tax expense	688	512	768	2,393	3,118	1,636	1,025
Equity income (loss) and minority interests	73	(203)	(149)	(319)	(353)	(259)	(61)

Income from continuing operations	1,520	714	601	4,452	5,576	3,049	6,483
Income (loss) from discontinued operations	—	—	—	—	426	(93)	215

Net Income	1,520	714	601	4,452	6,002	2,956	6,698
Dividends on preference stocks	(47)	(51)	(99)	(110)	(80)	(63)	(98)

Earnings attributable to common stocks	$1,473	$663	$502	$4,342	$5,922	$2,893	$6,600

Earnings Per Share:
GM $1 2/3 par value common stock(1)
Basic earnings per share (EPS) from continuing operations	$3.06	$1.59	$1.78	$6.80	$8.70	$4.40	$8.52
Diluted EPS from continuing operations	3.02	1.56	1.77	6.68	8.53	4.32	8.45

	For the six months
	ended June 30,		For the year ended December 31,

	2002	2001	2001	2000	1999	1998	1997

	(in millions, except per share amounts)
Cash dividends declared per share	1.00	1.00	2.00	2.00	2.00	2.00	2.00
GM Class H common stock subsequent to the Hughes restructuring transactions(1), (2), (3)
Basic EPS from continuing operations	(0.27)	(0.24)	(0.55)	0.56	(0.26)	0.23	0.01
Diluted EPS from continuing operations	(0.27)	(0.24)	(0.55)	0.55	(0.26)	0.23	0.01
GM Class H common stock prior to the Hughes restructuring transactions(1), (2), (4)
Basic EPS from continuing operations	—	—	—	—	—	—	0.77
Diluted EPS from continuing operations	—	—	—	—	—	—	0.77
Cash dividends declared per share	—	—	—	—	—	—	0.33

	As of
	June 30,	As of December 31,

	2002	2001	2000	1999	1998	1997

	(in millions, except per share amounts)
Balance Sheet Data:
Cash and cash equivalents(5)	$14,421	$8,432	$9,119	$9,730	$9,728	$9,696
Current assets(5)	43,998	37,063	41,147	41,909	40,399	39,326
Total assets	336,967	323,969	303,100	274,730	246,688	221,767
Current liabilities(5)	58,155	56,346	55,740	53,100	46,110	44,681
Long-term debt(5)	16,831	10,726	7,410	7,415	7,118	5,669
Minority interests	788	746	707	596	563	671
GM-obligated mandatorily redeemable preferred securities of subsidiary trusts	—	—	139	218	220	222
Stockholders’ equity	20,691	19,707	30,175	20,644	15,052	17,584

	For the
	six months ended
	June 30,		For the year ended December 31,

	2002	2001	2001	2000	1999

	(in millions, except per share amounts)
Transitional Disclosures Under Statement of Financial Accounting Standards No. 142(6):
Reported net income	$1,520	$714	$601	$4,452	$6,002
Add:
Goodwill amortization	—	158	327	318	242
Amortization of intangibles with indefinite lives	—	4	7	7	5

Adjusted net income	$1,520	$876	$935	$4,777	$6,249

	For the
	six months ended
	June 30,		For the year ended December 31,

	2002	2001	2001	2000	1999

Basic earnings (losses) per share attributable to GM common stocks
EPS attributable to GM $1 2/3 par value common stock:
Reported	$3.06	$1.59	$1.78	$6.80	$9.36
Amortization of goodwill and other intangibles	—	0.15	0.33	0.36	0.30

Adjusted	$3.06	$1.74	$2.11	$7.16	$9.66

EPS attributable to GM Class H common stock:
Reported	$(0.27)	$(0.24)	$(0.55)	$0.56	$(0.26)
Amortization of goodwill and other intangibles	—	0.09	0.17	0.17	0.14

Adjusted	$(0.27)	$(0.15)	$(0.38)	$0.73	$(0.12)

Earnings (losses) per share attributable to GM common stocks assuming dilution
EPS attributable to GM $1 2/3 par value common stock:
Reported	$3.02	$1.56	$1.77	$6.68	$9.18
Amortization of goodwill and other intangibles	—	0.15	0.33	0.35	0.30

Adjusted	$3.02	$1.71	$2.10	$7.03	$9.48

EPS attributable to GM Class H common stock:
Reported	$(0.27)	$(0.24)	$(0.55)	$0.55	$(0.26)
Amortization of goodwill and other intangibles	—	0.09	0.17	0.16	0.14

Adjusted	$(0.27)	$(0.15)	$(0.38)	$0.71	$(0.12)

(1)	Earnings per share attributable to the GM Class H common stock are determined based on the relative amounts of Hughes net income available for the payment of dividends to holders of GM Class H common stock and to holders of GM $1 2/3 par value common stock. The manner in which this allocation is made is described further at “GM Capital Stock— GM’s Dual-Class Common Stock Capital Structure— Dividends.”

(2)	The amounts for GM Class H common stock have been adjusted to reflect the three-for-one stock split, in the form of a 200% stock dividend, paid on June 30, 2000.

(3)	The amounts for GM Class H common stock subsequent to its recapitalization, as part of the 1997 Hughes restructuring transactions, present the earnings attributable to GM Class H common stock subsequent to its recapitalization on December 17, 1997 related to Hughes, consisting principally of its digital entertainment services, satellite communications services and satellite-based private business networks businesses.

(4)	The amounts for GM Class H common stock prior to its recapitalization, as part of the 1997 Hughes restructuring transactions, present the earnings attributable to GM Class H common stock prior to its recapitalization on December 17, 1997 related to Hughes, consisting principally of its defense electronics, automotive electronics and telecommunications and space business.

(5)	Amounts represent GM’s automotive, communications services and other operations only.

(6)	Pursuant to paragraph 61 of Statement of Financial Accounting Standards No. 142 “Goodwill and Other Intangible Assets,” referred to as SFAS 142, amounts shown are GM’s reported net income exclusive of amortization expense recognized related to goodwill and amortization of intangibles with indefinite lives required under previous accounting standards, on an after-tax basis.

SFAS 142 changes the accounting for goodwill and indefinite lived intangible assets from an amortization method to an impairment-only approach. Goodwill, including goodwill recorded in past business combinations, is no longer amortized, but is tested for impairment at least annually at the reporting unit level. GM implemented SFAS 142 on January 1, 2002. GM then completed step one of the transitional impairment test in the second quarter of 2002. In step one of the two-part transitional impairment test, GM compared the fair value of each reporting unit (which are different from the reporting units of GM’s wholly owned subsidiaries GMAC and Hughes) with its respective carrying amount, including goodwill as of January 1, 2002. Since the fair value of each reporting unit exceeded the respective carrying amount, goodwill was not considered impaired. Accordingly, completion of step two of the transitional impairment test is not necessary.

GM Selected Pro Forma Financial Data

      The columns below entitled “GM/ Hughes Separation Transactions” present pro forma operating results for the six months ended June 30, 2002 and the year ended December 31, 2001 giving effect to the GM/ Hughes separation transactions as if they had occurred on January 1, 2001 and balance sheet data as of June 30, 2002 giving effect to the GM/ Hughes separation transactions as if they had occurred as of that date.

      The column entitled “PanAmSat Stock Sale” presents pro forma operating results for the six months ended June 30, 2002 giving effect to the PanAmSat stock sale as if it had occurred on January 1, 2001 and balance sheet data as of June 30, 2002 giving effect to the PanAmSat stock sale as if it had occurred as of that date.

      The column below entitled “PanAmSat Stock Sale and Telocity” presents pro forma operating results for the year ended December 31, 2001 giving effect to the PanAmSat stock sale and Hughes’ acquisition of Telocity as of April 3, 2001, as if those transactions had occurred on January 1, 2001.

      The pro forma financial data are not intended to be indicative of either future results of operations or results that might have been achieved had the GM/Hughes separation transactions, the PanAmSat stock sale or Hughes’ acquisition of Telocity occurred on the dates specified. In the opinion of GM’s management, all adjustments necessary to fairly present such pro forma condensed financial data have been made based upon the proposed terms of the GM/Hughes separation transactions or the PanAmSat stock sale and the terms of Hughes’ acquisition of Telocity.

	For the		For the
	six months ended		year ended
	June 30, 2002		December 31, 2001

	Pro Forma Giving Effect to		Pro Forma Giving Effect to

	GM/Hughes		GM/Hughes	PanAmSat
	Separation	PanAmSat	Separation	Stock Sale
	Transactions	Stock Sale	Transactions	and Telocity

	(in millions, except per share amounts)
Statement of Operations Data:
Total net sales and revenues	$90,276	$94,200	$168,942	$176,624
Total costs and expenses	87,680	92,109	166,488	175,213

Income before income taxes and minority interests	2,596	2,091	2,454	1,411
Income tax expense	873	679	1,094	722
Equity income (loss) and minority interests	109	81	(138)	(143)

Net Income	1,832	1,493	1,222	546
Dividends on preference stocks	—	(47)	—	(99)

Earnings attributable to common stocks	$1,832	$1,446	$1,222	$447

Earnings Per Share:
GM $1 2/3 par value common stock(1)
Basic earnings per share (EPS)	$3.27	$3.05	$2.21	$1.75
Diluted EPS	3.22	3.00	2.20	1.74
Cash dividends declared per share	1.00	1.00	2.00	2.00
GM Class H common stock subsequent to the Hughes restructuring transactions(1), (2), (3)
Basic EPS	—	(0.30)	—	(0.59)
Diluted EPS	—	(0.30)	—	(0.59)

	As of
	June 30, 2002

	Pro Forma Giving Effect to

	GM/Hughes
	Separation	PanAmSat
	Transactions	Stock Sale

	(in millions, except per
	share amounts)
Balance Sheet Data:
Cash and cash equivalents(4)	$17,785	$15,546
Current assets(4)	44,597	44,999
Total assets	323,469	332,448
Current liabilities(4)	54,614	57,401
Long-term debt(4)	14,433	14,481
Minority interests	245	280
Stockholders’ equity	15,407	20,638

(1)	Earnings per share attributable to the GM Class H common stock are determined based on the relative amounts of Hughes net income available for the payment of dividends to holders of GM Class H common stock and to holders of GM $1 2/3 par value common stock. The manner in which this allocation is made is described further at “GM Capital Stock— GM’s Dual-Class Common Stock Capital Structure— Dividends.”

(2)	The amounts for GM Class H common stock have been adjusted to reflect the three-for-one stock split, in the form of a 200% stock dividend, paid on June 30, 2000.

(3)	The amounts for GM Class H common stock subsequent to its recapitalization, as part of the 1997 Hughes restructuring transactions, present the earnings attributable to GM Class H common stock subsequent to its recapitalization on December 17, 1997 related to Hughes, consisting principally of its digital entertainment services, satellite communications services and satellite-based private business networks businesses.

(4)	Amounts represent GM’s automotive, communications services and other operations only.

Hughes Selected Historical Financial Data

      The following selected historical financial data have been derived from, and should be read in conjunction with Hughes’ consolidated financial statements (including the notes thereto) and Management’s Discussion and Analysis of Financial Condition and Results of Operations in the Hughes 2001 Form 10-K and Hughes’ Quarterly Report on Form 10-Q for the quarter ended June 30, 2002, which are incorporated into this document by reference. The following consolidated statements of operations data for each of the three years in the period ended December 31, 2001 and the balance sheet data as of December 31, 2001 and 2000 have been derived from Hughes’ financial statements incorporated into this document by reference, which have been audited by Deloitte & Touche LLP, independent auditors. The consolidated statement of operations data for the years ended December 31, 1998 and 1997 and the balance sheet data as of December 31, 1999, 1998 and 1997 have been derived from Hughes’ audited financial statements which have not been incorporated into this document by reference.

      On December 17, 1997, Hughes’ predecessor and GM completed the Hughes restructuring transactions, a series of transactions which restructured Hughes’ predecessor and which were designed to address strategic challenges facing Hughes’ three principal businesses. These transactions included:

•	the tax-free spin-off of Hughes’ defense electronics business to holders of GM $1 2/3 par value common stock and old GM Class H common stock;

•	the transfer of Delco Electronics Corporation, Hughes’ automotive electronics business, to GM’s Delphi Automotive Systems business sector, which is now a separate corporation; and

•	the recapitalization of the old GM Class H common stock into the GM Class H common stock that is currently outstanding.

      These transactions were followed immediately by the merger of Hughes’ defense electronics business with Raytheon Company.

      In connection with the Hughes restructuring transactions, the telecommunications and space business of Hughes’ predecessor, consisting principally of its digital direct-to-home broadcast, satellite services, network systems and satellite systems manufacturing businesses, were contributed to the recapitalized Hughes. These telecommunications and space businesses, both before and after the recapitalization, are referred to as Hughes. The financial information presented for Hughes, unless otherwise noted, represents the financial information of the recapitalized Hughes.

      On October 6, 2000, Hughes completed the sale of its satellite systems manufacturing businesses to The Boeing Company. As a result, the financial results for those businesses are treated as discontinued operations for all periods presented herein through the date of sale. Consequently, revenues, operating costs and expenses, and other non-operating results for the satellite systems manufacturing businesses are excluded from Hughes’ results from continuing operations.

	As of and for the
	six months ended
	June 30,		As of and for the year ended December 31,

	2002	2001	2001	2000	1999	1998	1997

	(in millions)
Consolidated Statements of Operations Data:
Total revenues	$4,248	$3,878	$8,262	$7,288	$5,560	$3,481	$2,839
Total operating costs and expenses	4,514	4,254	9,020	7,642	5,975	3,522	2,824

Operating profit (loss)	(266)	(376)	(758)	(354)	(415)	(41)	15
Other income (expense), net	(220)	(55)	(233)	(462)	(246)	(62)	359
Income tax benefit (expense)	185	125	326	406	237	142	(162)
Minority interests in net (earnings) losses of subsidiaries	(10)	51	51	55	33	25	25

Income (loss) from continuing operations before extraordinary item and cumulative effect of accounting change	(311)	(255)	(614)	(355)	(391)	64	237
Income from discontinued operations, net of taxes	—	—	—	36	100	196	171
Gain on sale of discontinued operations, net of taxes	—	—	—	1,132	—	—	63

Income (loss) before extraordinary item and cumulative effect of accounting change	(311)	(255)	(614)	813	(291)	260	471
Extraordinary item, net of taxes	—	—	—	—	—	—	(21)
Cumulative effect of accounting change, net of taxes	—	(7)	(7)	—	—	(9)	—

Net income (loss)	(311)	(262)	(621)	813	(291)	251	450
Adjustment to exclude the effect of GM purchase accounting	—	2	3	17	21	21	21
Preferred stock dividends	(47)	(48)	(96)	(97)	(51)	—	—

Earnings (Loss) Used for Computation of Available Separate Consolidated Net Income (Loss)(1)	$(358)	$(308)	$(714)	$733	$(321)	$272	$471

Consolidated Balance Sheet Data:
Cash and cash equivalents	$836		$700	$1,508	$238	$1,342	$2,784
Total current assets	3,607		3,341	4,154	3,858	4,075	5,179
Total assets	19,249		19,210	19,279	18,597	12,617	12,142
Total current liabilities	3,647		4,407	2,691	2,642	1,346	1,007
Long-term debt	2,398		989	1,292	1,586	779	638
Minority interests	543		531	554	544	482	608
Convertible preferred stock	914		1,498	1,496	1,488	—	—
Total stockholder’s equity	10,602		11,072	12,326	11,681	8,412	8,340

	For the
	six months ended
	June 30,		For the year ended December 31,

	2002	2001	2001	2000	1999	1998	1997

	(in millions)
Other Data:
EBITDA(2)	$257	$195	$390	$594	$264	$372	$297
Depreciation and amortization	523	571	1,148	948	679	413	282
Capital expenditures	728	861	1,744	1,716	1,665	1,329	713
Net cash flows from:
Operating activities	73	(98)	190	1,091	380	612	91
Investing activities	(515)	(870)	(1,741)	2,211	(3,942)	(2,129)	(2,116)
Financing activities	578	512	743	(850)	2,578	(64)	5,014
Transitional Disclosures Under Statement of Financial Accounting Standards No. 142 (3):
Reported net income (loss)	$(311)	$(262)	$(621)	$813	$(291)	$251	$450
Add:
Goodwill amortization	—	107	220	215	166	95	58
Amortization of intangibles with indefinite lives	—	4	7	7	5	—	—

Adjusted net income (loss)	$(311)	$(151)	$(394)	$1,035	$(120)	$346	$508

Reported income before extraordinary item and cumulative effect of accounting change	$(311)	$(255)	$(614)	$813	$(291)	$260	$471
Add:
Goodwill amortization	—	107	220	215	166	95	58
Amortization of intangibles with indefinite lives	—	4	7	7	5	—	—

Adjusted income before extraordinary item and cumulative effect of accounting change	$(311)	$(144)	$(387)	$1,035	$(120)	$355	$529

Certain prior period amounts have been reclassified to conform to the current year presentation.

(1)	“Earnings (Loss) Used for Computation of Available Separate Consolidated Net Income (Loss)” is presented because this amount is used to determine the earnings per share of GM Class H common stock and the portion of GM’s earnings out of which dividends on the GM Class H common stock may be paid. “Earnings (Loss) Used for Computation of Available Separate Consolidated Net Income (Loss)” is equal to the net income (loss) of Hughes, excluding the effects of the GM purchase accounting adjustment arising from GM’s acquisition of Hughes, less the amount of dividends paid and/or payable to GM with respect to the Hughes Series A preferred stock. For a detailed description of the calculation of amounts available for dividends on GM Class H common stock, see “GM Capital Stock— GM’s Dual-Class Common Stock Capital Structure— Dividends— Calculation of Amount Available for Dividends on GM Class H Common Stock.”

(2)	For purposes of the Hughes selected historical financial data, Hughes defines “EBITDA” as operating profit (loss), plus depreciation and amortization. EBITDA is not presented as an alternative measure of operating results or cash flow from operations, as determined in accordance with accounting principles generally accepted in the United States of America. Hughes management uses EBITDA to evaluate the operating performance of Hughes and its business segments, to allocate resources and capital to its business segments and as a measure of performance for incentive compensation purposes. Hughes believes EBITDA is a measure of performance used by some investors, equity analysts and others to make informed investment decisions. EBITDA is used as an analytical indicator of income generated to service debt and fund capital expenditures. In addition, multiples of current or projected EBITDA are used to estimate current or prospective enterprise value. Hughes management believes that EBITDA is a common measure used to compare Hughes’ operating performance and enterprise value to other communications, entertainment and media service providers. EBITDA does not give effect to cash used for debt service requirements consisting of interest payments of $218 million and $133 million for the six months ended June 30, 2002 and 2001, respectively, and $268 million in 2001, $313 million in 2000, $175 million in 1999, $53 million in 1998 and $157 million in 1997. As a result, EBITDA does not reflect funds available for investment in the business of Hughes, dividends or other discretionary uses. EBITDA as presented herein may not be comparable to similarly titled measures reported by other companies.

(3)	Hughes adopted Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” referred to as SFAS 142, on January 1, 2002. SFAS 142 requires that existing and future goodwill and intangible assets with indefinite lives not be amortized, but written down, as needed, based upon an impairment analysis that must occur at least annually, or sooner if an event occurs or circumstances change that would more likely than not result in an impairment loss. All other intangible assets are amortized over their estimated useful lives. SFAS 142 requires that Hughes perform step one of a two-part transitional impairment test to compare the fair value of each reportable unit with its respective carrying amount, including goodwill. If the carrying value exceeds its fair value, step two of the transitional impairment test must be performed to measure the amount of the impairment loss, if any. SFAS 142 also requires that intangible assets be reviewed as of the date of adoption to determine if they continue to qualify as intangible assets under the criteria established under Statement of Financial Accounting Standards No. 141, “Business Combinations,” referred to as SFAS 141, and to the extent previously recorded intangible assets do not meet the criteria that they be reclassified to goodwill. The section entitled “Transitional Disclosures Under Statement of Financial Accounting Standards No. 142” portrays the effect of the discontinuance of goodwill amortization and intangible assets with indefinite lives amortization on net income as if Hughes adopted SFAS 142 on January 1, 1997.

      As part of Hughes’ acquisition of Primestar in 1999, Hughes identified and valued the dealer network and subscriber base intangible assets in accordance with APB No. 16. The dealer network intangible asset originally valued as part of Hughes’ acquisition of Primestar was based on the established distribution, customer service and marketing capability that had been put in place by Primestar. The subscriber base intangible asset originally valued as part of Hughes’ acquisition of Primestar was primarily based on the expected non-contractual future cash flows to be earned over the life of the Primestar subscribers converted to the DIRECTV service. In accordance with SFAS 142, Hughes completed a review of its intangible assets and determined that the previously recorded dealer network and subscriber base intangible assets established under APB No. 16, discussed above, did not meet the contractual or other legal rights and separability criteria as described in SFAS 141. The dealer network and subscriber base intangible assets were not contract-based and as a result did not meet the contractual or other legal rights criteria. The dealer network and subscriber base intangible assets also did not meet the separability criteria because the intangible assets could not be sold, transferred, licensed, rented or exchanged individually or in combination with other assets or liabilities, apart from selling the entire DIRECTV business. As a result, in the first quarter of 2002, Hughes reclassified $210 million, net of $146 million of accumulated amortization, of previously reported intangible assets to goodwill. Hughes also completed in the first quarter of 2002 the required transitional impairment test for intangible assets with indefinite lives, which consist of FCC licenses for direct-to-home broadcasting frequencies, referred to as orbital slots, and determined that no impairment existed because the fair value of these assets exceeded the carrying value as of January 1, 2002. In the second quarter of 2002, with the assistance of an independent valuation firm, Hughes completed step one of the transitional test to determine whether a potential impairment existed on goodwill recorded at January 1, 2002. Primarily based on the present value of expected future cash flows, it was determined that the fair values of DIRECTV U.S. and the satellite services segment exceeded their carrying values, therefore no further impairment test was required. It was also determined that the carrying value of DIRECTV Latin America, LLC and DIRECTV Broadband, Inc. exceeded their fair values, therefore requiring step two of the impairment test be performed. The amount of goodwill recorded at January 1, 2002 for DIRECTV Latin America, LLC and DIRECTV Broadband, Inc. was $622 million and $108 million, respectively. No goodwill or intangible assets existed at the network systems segment, other than for equity method investments, and therefore no impairment test was required.

      Because the carrying values of DIRECTV Latin America, LLC and DIRECTV Broadband, Inc. exceeded their fair values, Hughes must complete step two of the impairment test by December 31, 2002. Step two requires the comparison of the implied value of the reporting unit goodwill with the carrying amount of that goodwill. If the carrying amount of reporting unit goodwill exceeds the implied fair value of that goodwill, an impairment loss will be recognized in an amount equal to that excess. In the initial year of the adoption, the impairment loss, if any, is recorded as a cumulative effect of accounting change, net of taxes, and recorded in subsequent years as a pre-tax charge to operating income. Although the amount of any impairment loss related to the goodwill recorded at DIRECTV Latin America, LLC and DIRECTV Broadband, Inc. cannot be determined at this time, the amount of any such loss could be material to Hughes’ consolidated results of operations.

      Hughes had $6,715 million and $6,497 million of goodwill at June 30, 2002 and December 31, 2001, respectively, net of accumulated amortization of $838 million and $700 million at June 30, 2002 and December 31, 2001, respectively. The changes in the carrying amounts of goodwill for the six months ended June 30, 2002 were as follows:

	Direct-To-Home	Satellite	Network
	Broadcast	Services	Systems	Total

	(in millions)
Balance as of December 31, 2001	$3,734	$2,744	$19	$6,497
Reclassification from intangible assets	210	—	—	210
Other	25	—	(17)	8

Balance as of June 30, 2002	$3,969	$2,744	$2	$6,715

      Hughes had $448 million and $660 million of intangible assets, net, at June 30, 2002 and December 31, 2001, respectively. Accumulated amortization for intangible assets was $39 million and $182 million at June 30, 2002 and December 31, 2001, respectively. Intangible assets at June 30, 2002 consist of $432 million, net of $31 million of accumulated amortization, of orbital slots which have indefinite useful lives and other intangible assets of $16 million, net of $8 million of accumulated amortization. Intangible assets, excluding intangible assets with indefinite useful lives, are amortized over three years. Amortization expense for intangible assets was $3 million and $71 million for the six months ended June 30, 2002 and the year ended December 31, 2001, respectively. Estimated amortization expense in each of the next five years is as follows: $5 million in the remainder of 2002; $6 million in 2003; $1 million in 2004; and none thereafter.

Hughes Selected Pro Forma Financial Data

      The pro forma operating results for the six months ended June 30, 2002 give effect to the PanAmSat stock sale as if it had occurred on January 1, 2001 and balance sheet data as of June 30, 2002 gives effect to the PanAmSat stock sale as if it had occurred as of that date.

      The pro forma operating results for the year ended December 31, 2001 give effect to the PanAmSat stock sale and Hughes’ acquisition of Telocity as of April 3, 2001, as if those transactions had occurred on January 1, 2001.

      The pro forma financial data are not intended to be indicative of either future results of operations or results that might have been achieved had the PanAmSat stock sale or Hughes’ acquisition of Telocity occurred on the dates specified. In the opinion of Hughes’ management, all adjustments necessary to fairly present such pro forma condensed financial data have been made based upon the proposed terms of the PanAmSat stock sale and the terms of Hughes’ acquisition of Telocity.

	As of and for the	For the
	six months ended	year ended
	June 30, 2002	December 31, 2001

		Pro Forma
	Pro Forma	Giving Effect to the
	Giving Effect to the	PanAmSat Stock Sale
	PanAmSat Stock Sale	and Telocity

	(in millions)
Consolidated Statements of Operations Data:
Total revenues	$3,918	$7,561
Total operating costs and expenses	4,298	8,553

Operating loss	(380)	(992)
Other expense, net	(150)	(106)
Income tax benefit	194	372
Minority interests in net (earnings) losses of subsidiaries	(2)	57

Loss before cumulative effect of accounting change	(338)	(669)
Cumulative effect of accounting change, net of taxes	—	(7)

Net loss	(338)	(676)
Adjustment to exclude the effect of GM purchase accounting	—	3
Preferred stock dividends	(47)	(96)

Earnings (Loss) Used for Computation of Available Separate Consolidated Net Income (Loss)	$(385)	$(769)

Consolidated Balance Sheet Data:
Cash and cash equivalents	$1,961
Total current assets	4,608
Total assets	14,730
Total current liabilities	2,905
Long-term debt	48
Minority interests	35
Convertible preferred stock	914
Total stockholder’s equity	10,537

PanAmSat Selected Historical Financial Data

      The following selected historical financial data as of December 31, 2001 and 2000 and for each of the three years in the period ended December 31, 2001 have been derived from PanAmSat’s audited consolidated financial statements and notes thereto in the PanAmSat 2001 Form 10-K which are incorporated into this document by reference. The selected historical financial data as of June 30, 2002 and 2001 and for each of the six-month periods ended June 30, 2002 and 2001 have been derived from PanAmSat’s unaudited consolidated financial statements and notes thereto in the PanAmSat Form 10-Q for the quarter ended June 30, 2002 which are incorporated into this document by reference. The selected historical financial data as of December 31, 1999, 1998 and 1997 and for each of the years ended December 31, 1998 and 1997 are derived from PanAmSat’s audited consolidated financial statements and notes thereto which are not incorporated into this document by reference. You should read the selected historical financial data below in conjunction with PanAmSat’s consolidated financial statements and notes thereto and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in the PanAmSat 2001 Form 10-K, which is incorporated into this document by reference.

	For the		For the
	six months ended		year ended
	June 30,		December 31,

	2002	2001	2001	2000	1999	1998	1997(1)

	(unaudited)		(in millions, except per share amounts)
Statement of Income Data:
Total revenues	$416	$413	$870	$1,024	$811	$768	$630
Total operating costs and expenses	298	339	705	667	472	449	336

Income from operations	118	74	165	357	339	319	294
Interest expense, net	60	60	110	128	112	98	31
Other income	—	—	—	—	—	—	1

Income before taxes, minority interest and extraordinary item	58	14	55	229	227	221	264
Income tax expense	14	6	24	103	104	96	117

Income before minority interest and extraordinary item	44	8	31	126	123	125	147
Minority interest	—	—	—	—	—	—	13

Income before extraordinary item	44	8	31	126	123	125	134
Extraordinary loss on early extinguishment of debt, net of income taxes	3	—	—	—	—	—	21

Net income	$41	$8	$31	$126	$123	$125	$113

Earnings per share before extraordinary item— basic and diluted	$0.29	$0.05	$0.20	$0.84	$0.82	$0.83
Earnings per share-extraordinary loss on early extinguishment of debt-basic and diluted	.02	—	—	—	—	—
Net income per common share— basic and diluted	$0.27	$0.05	$0.20	$0.84	$0.82	$0.83

Balance Sheet Data:
Cash and cash equivalents	$725	$443	$129	$117	$178	$92
Satellites and other property and equipment, net	2,974	3,152	3,157	3,140	2,895	2,506
Total assets	6,402	6,297	6,178	5,985	5,891	5,682
Total debt and due to affiliates	2,550	2,522	2,543	2,671	2,538	2,398
Total long-term liabilities	3,028	3,135	3,130	3,026	3,059	3,017
Stockholders’ equity	3,035	2,993	2,955	2,816	2,688	2,561

	For the		For the
	six months ended		year ended
	June 30,		December 31,

	2002	2001	2001	2000	1999	1998	1997(1)

			(in millions, except per share amounts and
	(unaudited)		percentages)
Other Financial Data:
EBITDA(2)	$302	$274	$580	$694	$619	$553	$444
EBITDA margin(2)	73%	66%	67%	68%	76%	72%	71%
Net cash flows from:
Operating activities	$266	$229	$540	$419	$501	$628	$202
Investing activities	31	(29)	(204)	(394)	(560)	(637)	(1,720)
Financing activities	(16)	(21)	(23)	(12)	(1)	94	1,610
Capital expenditures (including capitalized interest)	184	161	338	450	587	739	622

	For the		For the
	six months ended		year ended
	June 30,		December 31,

	2002	2001	2001	2000	1999	1998	1997

	(unaudited)		(in millions, except per share amounts)
Transitional Disclosures Under Statement of Financial Accounting Standards No. 142 (3):
Income before minority interest and extraordinary item:
Reported income before minority interest and extraordinary item	$44	$8	$31	$126	$123	$125	$147
Goodwill amortization	—	32	65	65	65	65	41

Adjusted income before minority interest and extraordinary item	$44	$40	$96	$191	$188	$190	$188

Net income:
Reported net income	$41	$8	$31	$126	$123	$125	$113
Goodwill amortization	—	32	65	65	65	65	41

Adjusted net income	$41	$40	$96	$191	$188	$190	$154

Earnings per share before extraordinary item — basic and diluted:
Reported earnings per share before extraordinary item — basic and diluted	$0.29	$0.05	$0.20	$0.84	$0.82	$0.83
Goodwill amortization per share	—	0.22	0.43	0.43	0.43	0.43

Adjusted earnings per share before extraordinary item — basic and diluted	$0.29	$0.27	$0.63	$1.27	$1.25	$1.26

Net income per common share — basic and diluted:
Reported net income per common share — basic and diluted	$0.27	$0.05	$0.20	$0.84	$0.82	$0.83
Goodwill amortization per share	—	0.22	0.43	0.43	0.43	0.43

Adjusted net income per common share — basic and diluted	$0.27	$0.27	$0.63	$1.27	$1.25	$1.26

(1)	Results for the year ended December 31, 1997 include financial data for PanAmSat International from May 16, 1997, the effective date of the merger of PanAmSat International and Galaxy.

(2)	Represents earnings before net interest expense, income tax expense, and depreciation and amortization. EBITDA in 1997 excludes the extraordinary item and minority interest that are applicable for 1997 only. EBITDA is commonly used in the fixed satellite services industry to analyze companies on the basis of operating performance, leverage and liquidity. EBITDA should not be considered as a measure of profitability or liquidity as determined in accordance with generally accepted accounting principles in the statements of income and cash flows. EBITDA margin is equal to EBITDA divided by total revenue, expressed as a percentage.

(3)	PanAmSat adopted Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets”, referred to as SFAS 142, on January 1, 2002. SFAS 142 requires that existing and future goodwill and intangible assets with indefinite lives not be amortized, but written down, as needed, based upon an impairment analysis that must occur at least annually, or sooner if an event occurs or circumstances change that would more likely than not result in an impairment loss. All other intangible assets are amortized over their estimated useful lives. SFAS 142 requires that PanAmSat perform step one of a two-part transitional impairment test to compare the fair value of each reportable unit with its respective carrying amount, including goodwill. If the carrying value exceeds its fair value, step two of the transitional impairment test must be performed to measure the amount of the impairment loss, if any. Step two requires the comparison of the implied value of the reporting unit goodwill with the carrying amount of goodwill. If the carrying amount of the reported goodwill exceeds the implied fair value of that goodwill, an impairment loss would be recognized in an amount equal to the amount of that excess. In the initial year of adoption, the impairment loss, if any, is recorded as a cumulative effect of accounting change, net of taxes, and recorded in subsequent years as a pre-tax charge to operations. As of June 30, 2002, PanAmSat had goodwill of about $2.24 billion and no intangible assets. PanAmSat has determined that for purposes of performing the impairment testing it has only one reporting unit, which is at the enterprise level.

The section entitled “Transitional Disclosures Under Statement of Financial Accounting Standards No. 142” portrays the effect of the discontinuance of goodwill amortization and intangible assets with indefinite lives amortization on net income and earnings per common share as if PanAmSat adopted SFAS 142 on January 1, 1997.

In the quarter ended June 30, 2002, PanAmSat completed its transitional assessment of the recoverability of its goodwill and has determined that the fair value of PanAmSat exceeds its carrying (book equity) value and therefore no further impairment testing is required.

EchoStar Selected Historical Financial Data

      The following statements of operations data for each of the three years in the period ending December 31, 2001 and the balance sheet data as of December 31, 2001 and 2000 have been derived from EchoStar’s audited consolidated financial statements incorporated into this document by reference. The statement of operations data for the years ended December 31, 1998 and 1997 and the balance sheet data as of December 31, 1999, 1998 and 1997 have been derived from EchoStar’s audited consolidated financial statements which have not been incorporated into this document by reference.

      The statements of operations data for each of the six-month periods ended June 30, 2002 and 2001 and the balance sheet data as of June 30, 2002 have been derived from EchoStar’s unaudited consolidated financial statements which have been incorporated into this document by reference.

      You should read the data below in conjunction with EchoStar’s consolidated financial statements (including the notes thereto) and Management’s Discussion and Analysis of Financial Condition and Results of Operations in the EchoStar 2001 Form 10-K and EchoStar’s Quarterly Report on Form 10-Q for the six months ended June 30, 2002, which are incorporated into this document by reference.

	For the
	six months ended
	June 30,		For the year ended December 31,

	2002	2001	2001	2000	1999	1998	1997

	(in millions, except per share data)
Statements of Operations Data:
Revenue:
DISH Network	$2,099	$1,683	$3,606	$2,352	$1,353	$683	$344
DTH equipment sales and integration services	125	88	271	260	184	256	92
Other	49	57	124	103	66	44	41

Total revenue	2,273	1,828	4,001	2,715	1,603	983	477
Costs and Expenses:
DISH Network operating expenses (exclusive of depreciation shown below)	1,047	828	1,758	1,266	733	395	193
Cost of sales— DTH equipment and integration services	83	60	188	195	149	173	62
Cost of sales— other	26	39	82	33	17	17	24
Cost of sales— subscriber promotion subsidies (exclusive of depreciation shown below)	182	233	460	747	478	244	145
Other subscriber promotion subsidies	271	267	478	273	184	29	—
Advertising and other	69	54	146	139	65	48	35
General and administrative	180	163	378	250	150	97	69
Non-cash, stock-based compensation	4	14	20	51	61	—	—
Depreciation and amortization	169	121	279	185	113	103	173

Total costs and expenses	2,031	1,779	3,789	3,139	1,950	1,106	701

Operating income (loss)	$242	$49	$212	$(424)	$(347)	$(123)	$(224)

Net income (loss)(1)	$7	$(176)	$(215)	$(650)	$(793)	$(261)	$(313)

Net loss attributable to common shareholders	$(60)	$(176)	$(216)	$(651)	$(800)	$(296)	$(321)
Basic and diluted loss per common share(1)	$(0.12)	$(0.37)	$(0.45)	$(1.38)	$(1.92)	$(0.82)	$(0.96)

	As of and for the
	six months
	ended June 30,	As of and for the year ended December 31,

	2002	2001	2000	1999	1998	1997

	(in millions, except subscriber and per subscriber data)
Balance Sheet Data:
Cash, cash equivalents and marketable investment securities	$4,352	$2,828	$1,464	$1,254	$324	$421
Cash reserved for satellite insurance	168	122	82	—	—	—
Restricted cash and marketable investment securities	4	1	3	3	78	188
Total assets	8,094	6,520	4,637	3,898	1,807	1,806
Long-term debt (less current portion):
1994 Notes	—	—	—	2	572	500
1996 Notes	—	—	—	1	498	439
1997 Notes	—	—	—	—	375	375
9 1/4% Senior Notes due 2006	375	375	375	375	—	—
9 3/8% Senior Notes due 2009	1,625	1,625	1,625	1,625	—	—
10 3/8% Senior Notes due 2007	1,000	1,000	1,000	—	—	—
9 1/8% Senior Notes due 2009	700	700	—	—	—	—
4 7/8% Convertible Notes due 2008	1,000	1,000	1,000	1,000	—	—
5 3/4% Convertible Notes due 2008	1,000	1,000	—	—	—	—
Other long-term debt	—	—	—	—	—	—
Mortgages and other notes payable, net of current portion	21	6	15	28	43	52
Series B Preferred Stock	—	—	—	—	226	199
Total stockholders’ deficit	$(828)	$(777)	$(657)	$(48)	$(372)	$(89)
Other Data:
DISH Network subscribers (in thousands)	7,460	6,830	5,260	3,410	1,940	1,040
Average monthly revenue per subscriber	$48.85	$49.32	$45.33	$42.71	$39.25	$38.50
EBITDA, as adjusted to exclude non-cash, stock-based compensation(2)	415	511	(187)	(173)	(20)	(51)
Less amortization of subscriber acquisition costs	—	—	—	—	(19)	(122)
EBITDA, as adjusted to exclude non-cash, stock-based compensation and to include amortization of subscriber acquisition costs	415	511	(187)	(173)	(39)	(173)
Net cash flows from:
Operating activities	367	489	(119)	(59)	(17)	—
Investing activities	(521)	(1,279)	(912)	(63)	(8)	(597)
Financing activities	1,490	1,611	982	920	(14)	703

(1)	In July 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” referred to as SFAS 142, which requires goodwill and intangible assets with indefinite useful lives to no longer be amortized but to be tested for impairment at least annually. Intangible assets that have finite lives will continue to be amortized over their estimated useful lives. The amortization and non-amortization provisions of SFAS 142 will be applied to all goodwill and intangible assets acquired after June 30, 2001. Effective January 1, 2002, EchoStar adopted the provisions of SFAS 142 and ceased amortization of its FCC authorizations, which were determined to have indefinite lives. In accordance with SFAS 142, EchoStar tested its FCC authorizations for impairment as of the date of adoption and determined that there was no impairment. The following table reconciles previously reported loss before extraordinary items, net income and basic and diluted loss per common share as if the provisions of SFAS 142 were in effect for the three years in the period ended December 31, 2001 and for the six months ended June 30, 2001.

	For the year ended
	December 31,			For the six
				months ended
	2001	2000	1999	June 30, 2001

	(in millions)
Loss before extraordinary items, as reported	$(215)	$(650)	$(524)	$(176)
Add back: FCC authorization amortization	19	19	8	9

Loss before extraordinary items, as adjusted	$(196)	$(631)	$(516)	$(167)

Net loss, as reported	$(215)	$(650)	$(793)	$(176)
Add back: FCC authorization amortization	19	19	8	9

Net loss, as adjusted	$(196)	$(631)	$(785)	$(167)

Basic and diluted net loss per common share, as reported	$(0.45)	$(1.38)	$(1.92)	$(0.37)
Add back: FCC authorization amortization	0.04	0.04	0.02	0.02

Basic and diluted net loss per common share, as adjusted	$(0.41)	$(1.34)	$(1.90)	$(0.35)

(2)	EchoStar believes it is common practice in the telecommunications industry for investment bankers and other investors to use various multiples of current or projected EBITDA (operating income (loss) plus depreciation and amortization, and non-cash, stock-based compensation) for purposes of estimating current or prospective enterprise value and as one of many measures of operating performance. Conceptually, EBITDA measures the amount of income generated each period that could be used to service debt, pay taxes and fund capital expenditures because EBITDA is independent of the actual leverage and capital expenditures employed by the business. EchoStar uses EBITDA, as defined above, as one of the key measurements of operating efficiency and overall financial performance and believes EBITDA can be a helpful measure for those evaluating companies in the multi-channel video programming distribution market. Some investment analysts track the relationship of EBITDA to total debt as one measure of financial strength. However, EBITDA does not purport to represent cash provided or used by operating activities and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles.

EBITDA differs significantly from cash flows from operating activities reflected in the consolidated statement of cash flows. Cash flows from operating activities excludes interest and taxes paid and is a more comprehensive determination of periodic income on a cash (vs. accrual) basis, exclusive of non-cash items of income and expenses such as depreciation and amortization. In contrast, EBITDA is derived from accrual basis income and is not reduced for cash invested in working capital. Consequently, EBITDA is not affected by the timing of receivable collections or when accrued expenses are paid. EchoStar is not aware of any uniform standards for determining EBITDA and it believes presentations of EBITDA may not be calculated consistently by different entities in the same or similar businesses. EBITDA is shown before and after amortization of subscriber acquisition costs, which were deferred through September 1997 and amortized over one year. EBITDA for the years ended December 31, 1999, 2000 and 2001 and for the six months ended June 30, 2001 and 2002 also excludes approximately $61 million, $51 million, $20 million, $14 million and $4 million, respectively, in non-cash, stock-based compensation expense resulting from significant post-grant appreciation of stock options granted to employees. In addition, EBITDA does not include the impact of amounts capitalized under EchoStar’s Digital Home Plan of approximately $65.4 million, $338 million, $63 million and $77 million during the years ended December 31, 2000 and 2001 and for the six months ended June 30, 2001 and 2002, respectively.

EchoStar Selected Pro Forma Financial Data

      The pro forma operating results for the six months ended June 30, 2002 and the year ended December 31, 2001 give effect to the PanAmSat stock sale as if it had occurred on January 1, 2001 and balance sheet data as of June 30, 2002 gives effect to the PanAmSat stock sale as if it had occurred as of that date.

      The selected unaudited condensed pro forma financial data, which have been derived from EchoStar’s Unaudited Pro Forma Condensed Consolidated Financial Statements included in this document, are not intended to be indicative of future results of operations or results that might have been achieved had the PanAmSat stock sale occurred on the dates specified. In the opinion of EchoStar’s management, all adjustments necessary to fairly present such selected unaudited condensed pro forma financial data have been made based upon the proposed terms of the PanAmSat stock sale. You should read the data below in conjunction with EchoStar’s Unaudited Pro Forma Condensed Consolidated Financial Statements included in this document beginning on page 289.

	For the	For the
	six months ended	year ended
	June 30, 2002	December 31, 2001

	Pro Forma	Pro Forma
	Giving Effect to the	Giving Effect to the
	PanAmSat Stock Sale	PanAmSat Stock Sale

	(unaudited) (in millions)
Statements of Operations Data:
Revenue:
DISH Network	$2,099	$3,606
Operating leases, satellite services and other	406	802
Outright sales and sales-type leases	10	68
DTH equipment sales and integration services	125	271
Other	49	124

Total revenue	2,689	4,871
Costs and Expenses:
DISH Network operating expenses	1,047	1,758
Cost of outright sales and sales-type leases and other direct operating costs	68	166
Cost of sales— DTH equipment and integration services	83	188
Cost of sales— other	26	82
Selling, general and administrative	748	1,586
Non-cash, stock-based compensation	4	20
Depreciation and amortization	353	629

Total costs and expenses	2,329	4,429

Operating income (loss)	$360	$442

Net loss	$53	$(179)

Net loss attributable to common shareholders	$(14)	$(180)

Net loss per common share	$(0.03)	$(0.36)

As of
June 30, 2002

Pro Forma
Giving Effect to the
PanAmSat Stock Sale

(unaudited)
(in millions)
Balance Sheet Data:
Cash, cash equivalents and marketable investment securities	$2,262
Cash reserved for satellite insurance	168
Restricted cash and marketable investment securities	4
Total assets	11,613
Long-term debt (less current portion):
9 1/4% Senior Notes due 2006	375
9 3/8% Senior Notes due 2009	1,625
10 3/8% Senior Notes due 2007	1,000
9 1/8% Senior Notes due 2009	700
4 7/8% Convertible Notes due 2008	1,000
5 3/4% Convertible Notes due 2008	1,000
Other long-term debt	2,350
Mortgages and other notes payable, net of current portion	21
Total stockholders’ deficit	$(828)

New EchoStar Selected Unaudited Pro Forma Condensed Consolidated Financial Data

      In the table below, we provide you with selected unaudited pro forma condensed consolidated financial data for New EchoStar as if the Hughes/ EchoStar merger had been completed on January 1, 2001 for statement of operations purposes and on June 30, 2002 for balance sheet purposes.

      For more information about the assumptions made in determining the pro forma data, see the notes to “New EchoStar Unaudited Pro Forma Condensed Consolidated Financial Statements” appearing later in this document.

      The selected unaudited pro forma condensed consolidated financial data are derived from the more detailed unaudited pro forma financial statements appearing later in this document and should be read together with the separate historical financial statements and accompanying notes of Hughes and EchoStar, which we incorporate by reference in this document. The selected unaudited pro forma financial data are presented for comparative purposes only and are not necessarily indicative of the future financial position or results of operations of New EchoStar or of the financial position or the results of operations that would have been achieved had the Hughes/ EchoStar merger been completed during the periods or as of the dates for which the pro forma information is presented or after completion of the Hughes/ EchoStar merger. In the opinion of EchoStar’s and Hughes’ management, all adjustments necessary to fairly present such selected unaudited pro forma condensed consolidated financial data have been made based upon the proposed terms of the Hughes/ EchoStar merger.

	As of and for the	For the
	six months ended	year ended
	June 30, 2002	December 31, 2001

	Pro Forma	Pro Forma
	Giving Effect to the	Giving Effect to the
	Hughes/EchoStar	Hughes/EchoStar
	Merger	Merger

	(in millions)
Statement of Operations Data:
Total revenues	$6,521	$12,271

Total operating costs and expenses	6,739	13,275
Operating profit (loss)	$(218)	$(1,004)

Net loss	$(509)	$(1,264)

Net loss attributable to common stockholders	$(623)	$(1,361)

Net loss per common share	$(0.36)	$(0.75)

Balance Sheet Data:
Total assets	$34,035
Long-term obligations, including total long-term liabilities and redeemable preferred stock	14,892
Stockholders’ equity	14,720

UNAUDITED COMPARATIVE PER SHARE INFORMATION

      We present below per common share data regarding the income, cash dividends declared and book value of General Motors and EchoStar on both historical and unaudited pro forma consolidated bases. We have derived the unaudited pro forma per share information from the unaudited pro forma financial statements presented elsewhere in this document. You should read the information below in conjunction with the financial statements and accompanying notes of GM, Hughes and EchoStar that are incorporated by reference into this document.

GM Common Stock Historical Per Share Data

      This table shows historical per share information for each of the two classes of GM common stock. Book value per share is calculated based on the liquidation rights of each class.

	As of and for the		As of and for the
	six months ended		year ended
	June 30, 2002		December 31, 2001

	GM $1 2/3	GM	GM $1 2/3	GM
	Par Value	Class H	Par Value	Class H
	Common Stock	Common Stock	Common Stock	Common Stock

Basic earnings per share	$3.06	$(0.27)	$1.78	$(0.55)
Diluted earnings per share	3.02	(0.27)	1.77	(0.55)
Cash dividends per share	1.00	—	2.00	—
Book value per share	27.48	5.50	24.79	4.96

GM Common Stock Pro Forma Per Share Data

      This table shows pro forma information for each of the two classes of GM common stock giving effect to the GM/Hughes separation transactions and the PanAmSat stock sale.

	As of and for the		As of and for the
	six months ended		year ended
	June 30, 2002		December 31, 2001

	GM $1 2/3	GM	GM $1 2/3	GM
	Par Value	Class H	Par Value	Class H
	Common Stock	Common Stock	Common Stock	Common Stock

Giving Effect to the GM/ Hughes Separation Transactions:
Basic earnings per share	$3.27	$—	$2.21	$—
Diluted earnings per share	3.22	—	2.20	—
Cash dividends per share	1.00	—	2.00	—
Book value per share	27.45	—	25.65	—

Giving Effect to the PanAmSat Stock Sale:
Basic earnings per share	$3.05	$(0.30)	$1.76	$(0.59)
Diluted earnings per share	3.00	(0.30)	1.74	(0.59)
Cash dividends per share	1.00	—	2.00	—
Book value per share	27.39	5.48	24.75	4.95

EchoStar Common Stock Historical Per Share Data

      This table shows historical per share information for the outstanding EchoStar common stock.

	As of and for the	As of and for the
	six months ended	year ended
	June 30, 2002	December 31, 2001

Net loss per share	$(0.12)	$(0.45)
Cash dividends per share	—	—
Book value per share	(1.72)	(1.62)

EchoStar Common Stock Equivalent Pro Forma Per Share Data

      This table shows equivalent pro forma per share data for the outstanding EchoStar common stock calculated by multiplying the New EchoStar pro forma per share amounts by the exchange ratio in the Hughes/ EchoStar merger of 1/0.73, or about 1.3699, shares of New EchoStar Class A common stock for each share of EchoStar Class A common stock, and 1/0.73, or about 1.3699, shares of New EchoStar Class B common stock for each share of EchoStar Class B common stock.

	As of and for the	As of and for the
	six months ended	year ended
	June 30, 2002	December 31, 2001

Net loss per share	$(0.49)	$(0.95)
Cash dividends per share	—	—
Book value per share	11.75	18.97

New EchoStar Common Stock Pro Forma Per Share Data

      This table shows pro forma per share information for the outstanding New EchoStar common stock giving effect to the GM/ Hughes separation transactions and the Hughes/ EchoStar merger. The pro forma book value per share at December 31, 2001 was calculated by dividing the pro forma book value of the net assets of New EchoStar by the total number of outstanding shares of New EchoStar common stock expected to be outstanding upon the completion of the Hughes/ EchoStar merger.

	As of and for the	As of and for the
	six months ended	year ended
	June 30, 2002	December 31, 2001

Net loss per share	$(0.36)	$(0.69)
Cash dividends per share	—	—
Book value per share	8.58	13.85

      The net loss per share amount presented above for the six months ended June 30, 2002 is calculated based on the assumption that 1,714,184,000 shares of New EchoStar common stock will be outstanding, based on historical weighted-average share amounts for both GM Class H common stock and EchoStar common stock, and the book value per share amount presented above as of June 30, 2002 is calculated based on the assumption that 1,714,955,000 actual shares of New EchoStar common stock will be outstanding, in each case upon the completion of the Hughes/ EchoStar merger based on assumptions about certain variable factors described elsewhere in this document. The net loss per share amount presented above for the year ended December 31, 2001 is calculated based on the assumption that 1,822,872,000 shares of New EchoStar common stock will be outstanding, based on historical weighted-average share amounts for both GM Class H common stock and EchoStar common stock, and the book value per share amount presented above as of December 31, 2001 is calculated based on the assumption that 1,825,993,000 actual shares of New EchoStar common stock will be outstanding, in each case upon the completion of the Hughes/ EchoStar merger based on assumptions about certain variable factors described elsewhere in this document.

EchoStar Common Stock Pro Forma Per Share Data

      This table shows pro forma information for the outstanding EchoStar common stock giving effect to the PanAmSat stock sale.

	As of and for the	As of and for the
	six months ended	year ended
	June 30, 2002	December 31, 2001

Net loss per share	$(0.03)	$(0.36)
Cash dividends per share	—	—
Book value per share	(1.62)	(1.75)

RISK FACTORS

      In addition to the other information contained in or incorporated by reference into this document (such as the 2001 Forms 10-K of GM, Hughes, PanAmSat and EchoStar), including the matters addressed at “Disclosure Regarding Forward-Looking Statements,” you should carefully consider each of the factors set forth below.

Risk Factors Relating to the Transactions

     Risks Relating to New EchoStar

      New EchoStar May Not Realize the Benefits Expected From the Hughes/ EchoStar Merger. The success of the Hughes/ EchoStar merger will depend, in part, upon the ability of New EchoStar to develop an expanded competitive business and realize significant economies of scale and substantial cost and revenue synergies from combining the businesses of Hughes and EchoStar. New EchoStar may not be able to successfully integrate these operations and realize the cost and revenue synergies it currently anticipates. The difficulties of combining the operations of two previously separate businesses include, among other things, the necessity of:

•	coordinating geographically separated organizations;

•	integrating technologies (including the development of a cost-effective integrated receiver);

•	integrating personnel with diverse business backgrounds; and

•	combining different corporate cultures.

      The process of integrating operations could cause an interruption of, or loss of momentum in, the activities of New EchoStar’s business and the loss of key personnel. If the attention of New EchoStar’s management is diverted and any unexpected delays or difficulties are encountered in connection with the integration of Hughes’ or EchoStar’s operations, the benefits expected from the Hughes/EchoStar merger may not be realized. In particular, anticipated growth in revenues and improvements in earnings and cash flow may not be realized, which could have a material adverse impact on New EchoStar and the market prices of shares of New EchoStar Class A common stock and New EchoStar Class C common stock.

      New EchoStar Is Expected to Incur Significant Expenses Related to the Integration of Hughes and EchoStar. New EchoStar is expected to incur substantial expenses in connection with the integration of the businesses of Hughes and EchoStar and their policies, procedures, operations, technologies and systems. There are a large number of systems that must be integrated, including management information, purchasing, accounting and finance, sales, billing, payroll and benefits and regulatory compliance. Among the other integration expenses to be incurred by New EchoStar, we currently estimate that up to $2.5 billion would be required over a two- to four-year period following the completion of the Hughes/EchoStar merger to standardize and update the set-top box and outdoor equipment used by customers to receive New EchoStar’s direct broadcast satellite signals. We are not currently in a position, however, to estimate reliably the total amount or the timing of all of the expected integration expenses because, among other reasons, constraints arising under the U.S. federal or state antitrust laws (for example, limitations on sharing of information) presently prevent or hinder Hughes and EchoStar from fully developing integration plans and many of the expenses, by their nature, are impracticable to estimate at the present time. These expenses could, particularly in the near term, exceed the savings that New EchoStar expects to achieve from the elimination of duplicative expenses and the realization of economies of scale and cost and revenue synergies related to the integration of the businesses following the completion of the Hughes/ EchoStar merger. We do expect that some or all of these integration expenses will likely result in New EchoStar taking substantial charges against earnings following the completion of the Hughes/EchoStar merger, but the amount and timing of such charges is uncertain at present.

      Regulatory Approval of the Transactions May Require Hughes and/or EchoStar to Agree to Onerous Conditions. Under the U.S. antitrust laws, the Hughes/ EchoStar merger may not be completed until the required waiting period under the Hart-Scott-Rodino Act has terminated or expired. To complete the Hughes/ EchoStar merger, the companies must also obtain the approval of the FCC for the transfer of licenses and other authorizations in connection with the GM/ Hughes separation transactions and the Hughes/ EchoStar merger. The transactions may also be subject to certain regulatory requirements of other governmental agencies and authorities, including clearances for the Hughes/ EchoStar merger from competition and telecommunications authorities in certain foreign jurisdictions and requirements relating to the regulation of the offer and sale of securities. Many of these governmental entities from which approvals and clearances are required may seek to condition their approval or clearance of the Hughes/ EchoStar merger, or of the transfer to New EchoStar of licenses and other entitlements, on the companies’ compliance with certain onerous conditions. These conditions could require Hughes and/or EchoStar to divest material assets or otherwise have the effect of imposing significant additional costs on New EchoStar or of limiting New EchoStar’s revenues. Depending upon the nature and scope of such onerous conditions, rather than agreeing to such onerous conditions, the companies may determine to terminate the Hughes/ EchoStar merger agreement instead. For more information, see “The Transactions— Regulatory Requirements.”

      Any Delay in Completing the Proposed Hughes/ EchoStar Merger May Reduce or Eliminate the Benefits Expected. In addition to the required regulatory clearances and approvals, the Hughes/ EchoStar merger is subject to a number of other conditions beyond the control of the companies that may prevent, delay or otherwise materially adversely affect the completion of the transactions that are the subject of this document. We cannot predict whether and when these clearances and approvals can be obtained. Further, the requirements for obtaining these clearances and approvals could delay the completion of the Hughes/ EchoStar merger for a significant period of time or prevent it from occurring. Any delay in completing the Hughes/ EchoStar merger could cause New EchoStar not to realize some or all of the economies of scale and cost and revenue synergies that New EchoStar expects to achieve if EchoStar successfully completes the Hughes/ EchoStar merger and integrates its business with the Hughes business.

      A Potential Indemnity Liability to GM Could Materially Adversely Affect New EchoStar’s Liquidity. Pursuant to the terms of the implementation agreement, New EchoStar has agreed to indemnify GM and its affiliates against any taxes resulting from the Hughes split-off if the taxes arise from actions or failures to act by New EchoStar that disqualify the Hughes split-off from being tax-free to GM. Specifically, New EchoStar is required to indemnify GM and its affiliates if New EchoStar enters into any transaction or series of transactions (or fails to take any action within its control) that causes the Hughes split-off to be taxable to GM by reason of the 50% limitation described at “— Risk Factors Relating to New EchoStar After the Transactions— Risks Relating to Liquidity and Financing Activities of New EchoStar— New EchoStar Will Be Subject to Significant Restrictions with Respect to Issuances of Its Equity Securities for Two Years Following the Hughes/EchoStar Merger.” If New EchoStar does not abide by the terms of the implementation agreement, it may be subject to substantial liabilities under the indemnification provisions of the implementation agreement. For a more detailed discussion, see “Description of Principal Transaction Agreements— Implementation Agreement— Preservation of the Tax-Free Status of the Hughes Split-Off.”

      The indemnity of GM by New EchoStar is not subject to any cap or maximum amount. Based on the aggregate fair market value of Hughes on                     , 2002 (based on the closing price of GM Class H common stock on that date and the GM Class H dividend base as of such date) and assuming a Hughes dividend distribution in the amount of $4.2 billion, GM estimates that its taxable gain would exceed $                    billion if the Hughes split-off failed to qualify as a tax-free transaction. The actual amount of gain recognized by GM if the Hughes split-off is treated as a taxable transaction, and the amount of tax payable by GM on that gain, would depend upon a number of factors that cannot be determined at this time, including the aggregate fair market value of Hughes at the time of the Hughes split-off and the general tax position of GM, and the actual amount of gain recognized by GM could be materially higher than $                billion.

     Risks Relating to Hughes and EchoStar

      Payment of a Termination Fee by Either Hughes or EchoStar Could Materially Adversely Affect the Liquidity of Hughes or EchoStar and Their Ability to Raise New Capital. Under the terms of the Hughes/ EchoStar merger agreement, Hughes has agreed to pay a termination fee of $600 million to EchoStar if the Hughes/ EchoStar merger is not completed for certain reasons. In addition, if the Hughes/ EchoStar merger is not completed for certain other reasons, EchoStar has agreed to pay a termination fee of $600 million to Hughes. See “Description of Principal Transaction Agreements— Hughes/ EchoStar Merger Agreement—

Termination Fees; Expense Reimbursement.” The financial burden that such a payment would have on Hughes or EchoStar could materially adversely affect that company’s liquidity and its ability to raise new capital. In addition, each of Hughes and EchoStar will have incurred substantial transaction-related expenses and devoted substantial management resources to the transactions without realizing the anticipated benefits.

      Some Credit Facilities of Hughes Mature Prior to the Termination Date of the Hughes/EchoStar Merger Agreement and Hughes May Have Difficulty Refinancing That Debt. The Hughes/EchoStar merger agreement contains a January 21, 2003 termination date, which may be extended in limited circumstances. Most of Hughes’ credit facilities mature at the earlier of the completion of the Hughes/ EchoStar merger and December 2002. As of August 1, 2002, there was a total of about $1,015 million outstanding under these credit facilities and about $1,485 billion of available borrowing capacity. If the Hughes/ EchoStar merger has not been completed prior to December 2002, Hughes would likely seek to refinance, or obtain an extension of the maturity dates of, those facilities. There can be no assurance that Hughes would be able to refinance those facilities on acceptable terms or at all or that the lenders under those facilities would extend the maturity dates. In addition, Hughes’ ability to refinance, and the cost and terms of any refinancing, may be materially adversely affected by recent downgrades in Hughes’ credit rating by various rating agencies. As a general matter, lower ratings result in higher borrowing costs. Hughes could also attempt to obtain cash from asset sales or equity transactions to repay the borrowings under these credit facilities. However, we cannot assure you that acceptable asset sale or equity transactions would occur. In addition, there are certain limitations on Hughes’ ability to conduct its business under the terms of the transaction agreements entered into with EchoStar. For a further discussion of these facilities, see the Hughes 2001 Form 10-K, which is incorporated into this document by reference.

      EchoStar May Be Required to Acquire the Approximately 81% Interest Held by Certain Subsidiaries of Hughes in PanAmSat and Offer to Purchase the Remaining Minority Interest in PanAmSat under Certain Circumstances. If the Hughes/ EchoStar merger does not occur because certain financing or regulatory-related conditions have not been satisfied, EchoStar would be required to purchase the approximately 81% interest in PanAmSat held by certain subsidiaries of Hughes for a purchase price of $22.47 per share, or an aggregate amount of about $2.7 billion. EchoStar would also be required to offer to purchase the remaining publicly-traded shares of PanAmSat in an exchange offer at a price of $22.47 per share payable, at the option of each holder of such remaining shares, either in cash or shares of EchoStar Class A common stock, unless EchoStar has previously entered into an agreement for the acquisition of PanAmSat by merger or commenced a tender offer for all of the outstanding shares of PanAmSat at an equivalent or greater price per share. The financial burden that such purchases would have on EchoStar could materially adversely affect its liquidity and its ability to raise new capital. In addition, under these circumstances, EchoStar will have incurred substantial transaction-related expenses and devoted substantial management resources to the proposed Hughes/ EchoStar merger without realizing the anticipated benefits. See “Description of Principal Transaction Agreements— PanAmSat Stock Purchase Agreement.” Moreover, EchoStar would then have business interests that would be substantially subject to those risks disclosed in PanAmSat’s 2001 Form 10-K, which is incorporated into this document by reference, and those risks related to international satellite business operations.

      If the Conditions Obligating EchoStar to Acquire Hughes’ Indirect Interest in PanAmSat Are Not Satisfied, Hughes’ Liquidity Could be Materially Adversely Affected. If the Hughes/ EchoStar merger does not occur because certain financing or regulatory-related conditions have not been satisfied, EchoStar will be required to purchase the approximately 81% interest in PanAmSat held by certain subsidiaries of Hughes for a purchase price of $22.47 per share, or an aggregate amount of about $2.7 billion. The PanAmSat stock sale is intended to provide Hughes with near-term liquidity if the Hughes/EchoStar merger does not occur under certain circumstances.

      The PanAmSat stock sale is subject to a number of conditions, several of which are beyond the control of GM, Hughes and EchoStar, which must be satisfied before the transaction could be completed. These conditions include, among other things:

•	the expiration or termination of the waiting period applicable to the PanAmSat stock sale under the Hart-Scott-Rodino Act;

•	the absence of any effective injunction or order which prevents the completion of the PanAmSat stock sale;

•	the receipt of FCC approval for the transfer of licenses in connection with the PanAmSat stock sale; and

•	there will not have occurred and be continuing any material adverse effect with respect to PanAmSat, other than any material adverse effect that results from factors affecting the economy or financial markets as a whole or generally affecting the industries in which PanAmSat operates.

If these conditions were not fulfilled in accordance with the terms of the PanAmSat stock purchase agreement, EchoStar would not be obligated to complete the purchase, even though the Hughes/ EchoStar merger was not completed. If this were to happen, Hughes would remain a wholly owned subsidiary of GM, and Hughes would not have the benefit of the near-term liquidity represented by the sale of Hughes’ indirect interest in PanAmSat to EchoStar. See “Description of Principal Transaction Agreements— PanAmSat Stock Purchase Agreement.”

      Hughes and EchoStar Are Each Prohibited from Pursuing Certain Other Opportunities Prior to the Termination of the Transaction Agreements. The terms of the Hughes/ EchoStar merger agreement prohibit, subject to certain exceptions, certain transactions involving Hughes or EchoStar prior to the termination of the applicable transaction agreements among GM, HEC Holdings, Hughes and EchoStar. These prohibited transactions generally include any merger or consolidation of Hughes or EchoStar, which is material to it and its subsidiaries as a whole, with an entity other than EchoStar or Hughes, respectively. These prohibitions may prevent GM, Hughes and EchoStar from pursuing attractive strategic alliances or combinations in the event that such opportunities arise before the termination of the transaction agreements.

      The Pendency of the Hughes/ EchoStar Merger Could Materially Adversely Affect the Future Business and Operations of Hughes and EchoStar. In connection with the pending Hughes/ EchoStar merger, some customers and strategic partners of each of Hughes and EchoStar may delay or defer decisions, which could negatively impact revenues, earnings and cash flow of Hughes and EchoStar, as well as the market prices of shares of GM Class H common stock and EchoStar Class A common stock, regardless of whether the Hughes/ EchoStar merger is completed. Similarly, current and prospective employees of Hughes and EchoStar may experience uncertainty about their future roles with New EchoStar, which may materially adversely affect the ability of each of Hughes and EchoStar to attract and retain key management, sales, marketing, technical and other personnel. In addition, some rating agencies that provide security ratings on Hughes’ debt have also downgraded their ratings on Hughes’ long-term debt since the announcement of the Hughes/EchoStar merger. A downgrade could materially adversely affect the ability of Hughes to finance its operations, including increasing the cost of obtaining financing. For information regarding security ratings on Hughes’ debt, see the Hughes 2001 Form 10-K, which is incorporated into this document by reference. Finally, if the Hughes/ EchoStar merger is terminated and GM and Hughes determine to seek another transaction involving Hughes, we cannot assure you that they will be able to negotiate a transaction with another company on terms comparable to the terms of the transactions described in this document.

      Failure to Complete the Hughes/EchoStar Merger Could Negatively Affect EchoStar’s and Hughes’ Ability to Compete with Certain Cable Television Operators. Certain cable television operators have a large, established customer base, and many cable operators have significant investments in, and access to, programming. According to the data collected by the FCC and published in a January 2002 report, about 69 million U.S. television households subscribe to cable. Cable television operators currently have advantages relative to EchoStar and Hughes by, among other things, providing service to multiple television sets within the same household at a lesser incremental cost to the consumer, being able to provide local and other programming in a larger number of geographic areas and bundling their analog video service with expanded digital video services, efficient two-way high-speed Internet access and telephone service on upgraded cable systems. Cable television operators have been building on these advantages, including by utilizing some of these advantages to increase their capacity to offer programming and other services and by offering new services that EchoStar and Hughes have been unable to match because of the spectrum and other constraints that each company faces. If the proposed Hughes/EchoStar merger is not completed, it will be more difficult for EchoStar and Hughes to match the services provided by cable television operators. If EchoStar and Hughes are unable to match the services provided by cable television operators, each company believes that its churn and subscriber acquisition costs may increase significantly, that it will likely be more difficult to attract new subscribers, and that the capital markets may be less willing to provide financing to EchoStar and Hughes. As a result, each company would become a less effective competitor to the cable television operators that have large, established customer bases and/or significant investments in, and access to, programming. Even if the Hughes/ EchoStar merger is completed, these cable television operators will continue to have advantages relative to New EchoStar. See “— Risk Factors Relating to New EchoStar After the Transactions— Risks Relating to the Business of New EchoStar— New EchoStar Will Compete With Other Subscription Television Providers, Which Could Materially Adversely Affect New EchoStar’s Ability to Grow and Increase Earnings.”

     Risks Relating to the Rights of GM Class H Common Stockholders

      GM Class H Common Stockholders Will Forgo Any Recapitalization of GM Class H Common Stock Into GM $1 2/3 Par Value Common Stock at a 120% Exchange Rate. Proposal 1 to amend the GM restated certificate of incorporation will, among other things, add a provision to expressly provide that the completion of the GM/ Hughes separation transactions as described in this document will not result in a recapitalization of GM Class H common stock into GM $1 2/3 par value common stock at a 120% exchange rate, as currently provided for under certain circumstances pursuant to the provisions of the GM restated certificate of incorporation. Thus, by voting to approve the proposals relating to the transactions, GM Class H common stockholders as well as GM $1 2/3 par value common stockholders will, in effect, be waiving any application of the recapitalization provision to these transactions that would have applied but for the provision of the GM charter amendment expressly providing that it shall not apply to the transactions. As described in greater detail elsewhere in this document, GM determined that, in the context of the proposed separation of Hughes from GM, such a recapitalization would not be in the best interests of GM and its common stockholders because such a recapitalization would likely produce substantial dilution in the value of the GM $1 2/3 par value common stock and would change substantially the form and nature of the investment of the GM Class H common stockholders, who would give up their “tracking stock” investment in the Hughes business and would receive instead a more conventional common stock investment in all of GM’s operations. Accordingly, GM structured the transactions so as not to result in such a recapitalization. For further information, see “The Transactions— GM Background and Considerations— Alternatives to the Transactions.”

      GM Class H Common Stockholders Will Forgo Any Right to Receive Any Portion of the Up to $4.2 Billion Dividend from Hughes to GM. The GM board of directors has previously adopted a policy statement that requires a proportionate distribution to be made to GM Class H common stockholders when GM receives certain transfers of assets from Hughes, subject to certain exceptions that include any asset transfer which shall have received the consent of the holders of a majority of the outstanding shares of GM Class H common stock, voting as a separate class, and GM $1 2/3 par value common stock, voting as a separate class. Thus, by ratifying the GM/Hughes separation transactions, the GM Class H common stockholders will be forgoing any right to receive a proportionate distribution based on the dividend of up to $4.2 billion to be paid from Hughes to GM. However, as provided in the proposed amendment to the GM restated certificate of incorporation, in connection with the proposed Hughes dividend distribution, GM’s retained economic interest in Hughes will be commensurately reduced. It should be noted that, in accordance with the terms of the GM board policy statement, the GM board policy statement may at any time and from time to time be modified, rescinded and interpreted by the GM board of directors, and the GM board of directors may adopt additional or other policies or make exceptions with respect to the application of the current GM board policy statement in connection with particular facts and circumstances, as the GM board of directors may determine, consistent with its fiduciary duties to GM and all of its common stockholders, to be in the best interests of General

Motors and all of its common stockholders, and any such action may be taken with or without the approval of the stockholders of GM. For more information, see “GM Capital Stock— GM Board of Directors Policy Statement.”

Risk Factors Relating to GM After the Transactions

      GM’s Credit Position May be Affected by the Amount of Liquidity Provided by the Transactions, Which Cannot be Determined at this Time. GM expects to receive liquidity in the transactions from the dividend of up to $4.2 billion to be paid by Hughes and, if applicable, from the debt reduction or cash proceeds resulting from GM share dispositions of up to 100 million shares of GM Class H common stock or New EchoStar Class C common stock. However, the amount of liquidity will depend on, among other things, the value of GM’s retained economic interest in Hughes at the time that the GM/Hughes separation transactions are completed and cannot be determined at this time. The amount of liquidity provided by the transactions will affect GM’s credit position after the completion of the GM/Hughes separation transactions.

      The transaction agreements provide that the aggregate number of shares that GM is permitted to transfer in GM share dispositions after completion of the Hughes/ EchoStar merger will be reduced, subject to certain limitations, to the extent necessary in order to satisfy the “equity headroom” condition. Any such reduction would reduce the liquidity provided to GM from GM share dispositions, but GM’s credit position would continue to benefit from the economic value of any shares of New EchoStar Class C common stock retained by GM rather than transferred in GM share dispositions.

      The transaction agreements provide that GM will receive a dividend of up to $4.2 billion from Hughes. This amount will be reduced by up to $700 million if and only to the extent required in order to satisfy either the value condition or the equity headroom condition, but such reduction will not exceed the amount of the proceeds from GM share dispositions of more than 60 million shares of GM Class H common stock prior to the completion of the Hughes/EchoStar merger. Thus, while such a mandatory reduction would reduce the liquidity provided to GM from the Hughes dividend distribution, GM would already have received liquidity from previously completed GM share dispositions. The transaction agreements further provide that the amount of the Hughes dividend distribution as so determined may not exceed the value of GM’s retained economic interest in Hughes at the time of the Hughes dividend distribution, and GM is not required to complete the GM/Hughes separation transactions unless this value condition is satisfied.

      GM has the right, but not the obligation, to elect to reduce the amount of the Hughes dividend distribution or the number of shares of New EchoStar Class C common stock that would be subject to GM share dispositions, or both, by more than the amount described above in order to satisfy the equity headroom condition and/or the value condition. Any such voluntary reductions by GM would have the effect of permitting these conditions to be satisfied at a lower average market price for the GM Class H common stock than would otherwise be required for the satisfaction of these conditions. However, any such reduction in the amount of the Hughes dividend distribution would reduce the amount of liquidity and value to be provided to GM, and any such reduction in the number of shares subject to GM share dispositions would reduce the amount of liquidity to be provided to GM (but such shares would be retained by GM and would be available for other dispositions for up to five years).

      We cannot assure you that GM would make any such voluntary reductions, and a failure by GM to make such voluntary reductions could result in the transactions not being completed. As of the date of this document, GM has not made any determination regarding whether or to what extent GM would be willing to make any such voluntary reductions. GM currently expects that it would make any determination regarding any such voluntary reductions immediately before the completion of the Hughes split-off, based on factors it determines to be relevant at that time.

      You should further understand that the amount of liquidity and value that GM may realize as a result of either GM share dispositions or the disposition of any other shares retained by GM after the transactions will depend upon, among other things, the trading price of the shares at the time of such disposition.

      The Assets of Hughes Will Not Be Available to Support GM’s Financial Position and Credit Ratings After the GM/Hughes Separation Transactions. Following the completion of the transactions, Hughes will no longer be a subsidiary of GM. Although the transactions are expected to provide General Motors with significant liquidity and value as described in greater detail elsewhere in this document, after the Hughes split-off General Motors will be unable to rely upon the assets of Hughes to support its financial position and credit ratings, including in times of economic downturn or cyclical changes in the automotive industry. As a result of the Hughes split-off, GM anticipates that there would be a net reduction of GM’s stockholders’ equity, reflecting an increase based on the difference between the fair market value and the net book value of Hughes at the time of the Hughes split-off and a reduction based on the fair market value at such time of the shares distributed in the Hughes split-off. This reduction would have been about $5.3 billion based on the EchoStar Class A common stock price on June 28, 2002 and the net book value of Hughes at June 30, 2002 and certain other assumptions. For additional information, see “The Transactions— Accounting Treatment” below. We cannot assure you that, after the GM/ Hughes separation transactions, operating results and market conditions will not result in lower credit ratings or a weaker financial condition for GM than if the GM/ Hughes separation transactions had not occurred.

      Any Appreciation or Depreciation in the Value of the New EchoStar Class C Common Stock Will Affect the Level of GM’s Pension Expense. As of September 30, 2002, about 19% of the outstanding GM Class H common stock was held by certain GM employee benefit plans. As GM Class H common stockholders, those GM employee benefit plans will receive shares of New EchoStar Class C common stock in the transactions. In connection with the transactions, those GM employee benefit plans agreed to some restrictions on their ability to sell their shares. See “Shares Eligible For Future Sale— GM Employee Benefit Plans.” After the completion of the GM/ Hughes separation transactions, during any period in which those GM employee benefit plans continue to own New EchoStar Class C common stock, appreciation or depreciation in the value of New EchoStar Class C common stock will affect the level of GM’s pension expense, which is actuarially determined and computed in accordance with accounting principles generally accepted in the United States. We can provide no assurance as to whether the trading value of New EchoStar Class C common stock after the GM/ Hughes separation transactions will be equal to or greater than the trading value of GM Class H common stock before the GM/ Hughes separation transactions or if the GM/ Hughes separation transactions had not occurred.
Risk Factors Relating to New EchoStar After the Transactions

     Risks Relating to the Business of New EchoStar

      New EchoStar Will Compete With Other Subscription Television Providers, Which Could Materially Adversely Affect New EchoStar’s Ability to Grow and Increase Earnings. New EchoStar will compete in the highly competitive subscription television industry against cable television and other land-based and satellite-based system operators offering video, audio and data programming and entertainment services. Many of these competitors have substantially greater financial, marketing and other resources than New EchoStar will have. New EchoStar’s ability to increase earnings will depend, in part, upon its ability to compete with these other operators.

      Cable television operators have a large, established customer base, and many cable operators have significant investments in, and access to, programming. According to the data collected by the FCC and published in a January 2002 report, about 69 million U.S. television households subscribe to cable. Cable television operators have advantages relative to EchoStar and Hughes by, among other things:

•	providing service to multiple television sets within the same household at a lesser incremental cost to the consumer;

•	providing local and other programming in a larger number of geographic areas; and

•	bundling their analog video service with expanded digital video services delivered terrestrially or via satellite, efficient two-way high-speed Internet access, and telephone service on upgraded cable systems.

As a result of these and other factors, New EchoStar may not be able to continue to expand its subscriber base or compete effectively against cable television operators.

      New technologies also could have a material adverse effect on the demand for New EchoStar’s direct broadcast satellite services. For example, new and advanced local multi-point distribution services are currently being implemented. Other terrestrial wireless video and data distribution services have been proposed at the FCC. In addition, entities such as regional telephone companies, which are likely to have greater resources than New EchoStar will have, are implementing and supporting digital video compression over existing telephone lines. While these entities are not currently providing digital “wireless cable,” many have the capabilities for such services. Moreover, mergers, joint ventures, and alliances among franchise, wireless or private cable television operators, regional Bell operating companies and others may result in providers capable of offering bundled cable television and telecommunications services in competition with New EchoStar. As a result, New EchoStar may not be able to compete successfully with existing competitors or new entrants in the market for subscription television services.

      Other companies in the United States have conditional permits or have leased transponders for direct broadcast satellite assignments that can be used to provide service to portions of the United States. Also, C-band satellite providers and other low and medium power satellite operators continue to compete in the market for subscription television services, particularly in rural areas.

      In addition, the FCC has proposed to allocate additional spectrum for direct broadcast satellite services, which could create significant additional competition in the market for subscription television services.

      New EchoStar Will Depend Upon Others to Produce Programming. New EchoStar will depend upon third parties to provide it with programming services. The programming agreements of DIRECTV and EchoStar generally have remaining terms ranging from less than one to up to 10 years and contain various renewal and cancellation provisions. New EchoStar may not be able to renew these agreements on favorable terms, or at all, or these agreements may be canceled prior to expiration of their original term. If New EchoStar were unable to renew any of these agreements or the other parties cancel the agreements, we cannot assure you that New EchoStar would be able to obtain substitute programming, or that such substitute programming would be comparable in quality or cost to the existing programming of DIRECTV and EchoStar. In addition, programming costs may continue to increase. New EchoStar may be unable to pass programming costs on to its customers which could have a material adverse impact on its cash flow and operating margins. New EchoStar’s ability to compete successfully will depend upon its ability to continue to obtain desirable programming and offer it attractively to its customers at competitive prices.

      Increased Subscriber Turnover Could Harm New EchoStar’s Financial Performance. Turnover of customers, or “churn,” is a significant cost element for any subscription television provider. DIRECTV and EchoStar have historically had significant levels of churn. For more information about the historical levels of churn of Hughes, see page 7 of the Hughes 2001 Form 10-K, which is incorporated into this document by reference. EchoStar does not publicly disclose its churn. However, an approximation of EchoStar’s level of churn can be calculated using EchoStar’s net new subscribers numbers and its subscriber acquisition costs, both in the aggregate and on a per new subscriber basis, which can be found in the “Results of Operations” section of the Management’s Discussion and Analysis of Financial Condition and Results of Operations, included in the EchoStar 2001 Form 10-K, which is incorporated into this document by reference. Any development which, among other things, increases costs to existing customers of New EchoStar, materially adversely impacts the quality of the product or service, increases the desirability of competing products or increases uncertainty about whether the Hughes/EchoStar merger will be completed may increase churn. Thus, any of the risks described in this document which potentially have a material adverse impact on cost or quality could also result in an increase in churn which would harm the financial performance of New EchoStar. Churn can also increase due to factors beyond the control of New EchoStar, including a slowing economy, significant signal compromise, a maturing subscriber base and competitive offers. We cannot assure you that New EchoStar will be able to manage its churn rates to achieve a reasonable level of financial performance.

      Increased Subscriber Acquisition Costs Could Affect New EchoStar’s Financial Performance. Both DIRECTV and EchoStar subsidize the cost and installation of their receiver systems in order to attract new subscribers. It is contemplated that New EchoStar will continue this practice. New EchoStar’s subscriber acquisition costs, both in the aggregate and on a per new subscriber activation basis, may materially increase if it continues or expands current sales promotion activities, or introduces other more aggressive promotions. Any material increase in subscriber acquisition costs from current levels would negatively impact the earnings of New EchoStar and could materially adversely impact New EchoStar, its financial condition and the market prices of shares of New EchoStar Class A common stock and New EchoStar Class C common stock.

      Satellite Programming Signals Have Been Compromised, Which Could Cause New EchoStar to Lose Subscribers and Revenue. The delivery of subscription programming requires the use of encryption technology to assure that only those who pay can receive the programming. It is illegal to create, sell or otherwise distribute mechanisms or devices to circumvent that encryption. Theft of cable and satellite programming has been widely reported and DIRECTV’s and EchoStar’s signal encryption has been compromised and could be further compromised in the future. New EchoStar will respond to compromises of its encryption system with measures intended to make signal theft of its programming commercially uneconomical. We currently anticipate that New EchoStar will utilize a variety of tools to continue to accomplish this goal. Ultimately, if other measures are not successful, it could be necessary for New EchoStar to incur significant expense to replace the conditional access card that controls the security of each consumer set-top box. Even if we do replace the conditional access card, we cannot guarantee that the new card will prevent the theft of New EchoStar’s satellite programming signals. Furthermore, we cannot assure you that other illegal methods which compromise satellite programming signals will not be developed in the future. If New EchoStar cannot promptly correct a compromise of its encryption technology, New EchoStar’s revenue and its ability to contract for video and audio services provided by programmers could be materially adversely affected.

      New EchoStar May Be Unable to Manage Rapidly Expanding Operations. If New EchoStar is unable to manage its growth effectively, its business and results of operations could be materially adversely affected. To manage its growth effectively, we believe that New EchoStar must continue to:

•	develop its internal and external sales forces;

•	develop installation capability;

•	develop customer service operations and information systems;

•	maintain the existing relationships of Hughes and EchoStar with third party vendors; and

•	expand, train and manage its employee base.

Furthermore, its management personnel must assume even greater levels of responsibility. If New EchoStar is unable to effectively manage growth, New EchoStar may experience a decrease in subscriber growth, an increase in churn, an increase in expenses or other adverse results, any one of which could have a material adverse effect on its business.

      We Expect That New EchoStar Will Experience Net Losses Through at Least 2003 and We Cannot Be Certain That New EchoStar Will Achieve or Sustain Profitability. Hughes and EchoStar have sustained significant losses and have significant amounts of debt. In addition, New EchoStar will need to incur even more debt in connection with the Hughes/EchoStar merger financing and related transactions, and may need to incur substantial amounts of debt after the Hughes/EchoStar merger in order to operate its business. Further, if EchoStar’s and Hughes’s application for authority to launch and operate a new spot-beam satellite in connection with the delivery of local broadcast TV channels in all 210 designated market areas in the United States is approved by the FCC, New EchoStar is expected to expend substantial resources to construct and launch this satellite. If New EchoStar does not have sufficient income or other sources of cash, it could eventually affect its ability to service its debt and pay its other obligations. Improvements in New EchoStar’s results of operations will depend largely upon its ability to successfully integrate the Hughes and EchoStar businesses while increasing its customer base, maintaining its price structure, effectively managing its costs and controlling churn. We cannot assure you that New EchoStar will be effective with regard to these matters. We currently anticipate that New EchoStar will experience net losses through 2003, and could continue to experience net losses for years subsequent to 2003 for the reasons described above and elsewhere in this document.

      New EchoStar’s Future Growth Will Depend Upon its Ability to Implement its Business Strategy. New EchoStar’s business strategy will be focused on becoming a premier provider of integrated entertainment, information and communications services. We cannot assure you that the implementation of these initiatives will not be delayed, or that they will ever be successfully implemented. Even if implemented, we cannot assure you that these initiatives will allow New EchoStar to successfully capitalize on the emerging communications services markets it will target.

      Construction Delays on Satellites Could Materially Adversely Affect New EchoStar’s Revenues and Earnings. The construction and launch of satellites are subject to certain delays, including delays in the construction of satellites and launch vehicles, the periodic unavailability of reliable launch opportunities, possible delays in obtaining regulatory approvals and launch failures, as discussed below. A significant delay in the future delivery of any satellite would materially adversely affect the marketing plan for, or use of, the satellite. If satellite construction schedules are not met, there can be no assurance that a launch opportunity will be available at the time a satellite is ready to be launched. Certain delays in satellite construction could also jeopardize satellite authorizations that are conditioned on timely construction and launch of the satellite. The failure to implement the New EchoStar satellite deployment plan on schedule could negatively impact New EchoStar’s revenues and earnings.

      New EchoStar’s Satellites Will Be Subject to Risks Relating to Launch. Satellite launches are subject to significant risks, including launch failure, incorrect orbital placement or improper commercial operation. About 15% of all commercial geostationary satellite launches have resulted in a total or constructive total loss. Certain launch vehicles that may be used by New EchoStar have either unproven track records or have experienced launch failures in the past. The risks of launch delay and failure are usually greater when the launch vehicle does not have a track record of previous successful flights. Launch failures result in significant delays in the deployment of satellites because of the need both to construct replacement satellites, which can take up to 24 months, and obtain other launch opportunities. Such significant delays could materially adversely affect New EchoStar’s ability to generate revenues. If New EchoStar were unable to obtain launch insurance, or obtain launch insurance at rates it deemed commercially reasonable, and a significant launch failure were to occur, it could have a material adverse effect on its ability to generate revenues and fund future satellite acquisitions and launch opportunities. In addition, the occurrence of future launch failures may materially adversely affect the ability of New EchoStar to insure the launch of its satellites at commercially reasonable premiums, if at all. See “— The Cost of Obtaining Commercial Insurance Coverage on Certain of its Satellites or Self-Insuring Satellites, Rather Than Obtaining Traditional Commercial Insurance Coverage, Could Materially Adversely Affect New EchoStar’s Earnings.”

      New EchoStar’s Satellites Will Be Subject to Significant Operational Risks. Satellites are subject to significant operational risks while in orbit. These risks include malfunctions, commonly referred to as anomalies, that have occurred in EchoStar, Hughes and PanAmSat satellites and the satellites of other operators as a result of various factors, such as satellite manufacturer’s error, problems with the power systems or control systems of the satellites and general failures resulting from operating satellites in the harsh space environment.

      Although New EchoStar will work closely with the satellite manufacturers to determine and eliminate the cause of anomalies in new satellites and provide for redundancies of critical components in the satellites, we cannot assure you that New EchoStar will not experience anomalies in the future, whether of the types described above or arising from the failure of other systems or components.

      Any single anomaly or series of anomalies could materially adversely affect the operations and revenues of New EchoStar and its relationships with current customers, as well as its ability to attract new customers for its direct broadcast satellites and other satellite services. In particular, future anomalies may result in the loss of individual transponders on a satellite, a group of transponders on that satellite or the entire satellite, depending on the nature of the anomaly. Anomalies may also reduce the expected useful life of a satellite, thereby reducing the revenue that could be generated by that satellite, or create additional expenses due to the need to provide replacement or back-up satellites. Finally, the occurrence of anomalies may materially adversely affect the ability of New EchoStar to insure its satellites at commercially reasonable premiums, if at all. While some anomalies are currently covered by existing insurance policies, others are not now covered or may not be covered in the future. The initial capitalized cost of a satellite ranges from about $175 million to about $350 million, depending upon the design. Most of the satellites used by Hughes and EchoStar cost in the range of about $200 million to about $250 million. Typically, direct broadcast satellites have from 24 to 72 transponders on-board, and we expect that most of New EchoStar’s satellites will have from 30 to 48 transponders. We believe that any new satellite acquired by New EchoStar will continue to fall within these ranges.

      Meteoroid events pose a potential threat to all in-orbit satellites. The probability that meteoroids will damage those satellites increases significantly when the Earth passes through the particulate stream left behind by various comets. Due to the current peak in the 11-year solar cycle, increased solar activity is likely for the next year. Occasionally, increased solar activity poses a potential threat to all in-orbit satellites. The probability that the effects from this activity will damage New EchoStar’s satellites or cause service interruptions is generally very small.

      Some decommissioned spacecraft are in uncontrolled orbits which pass through the geostationary belt at various points, and present hazards to operational spacecraft, including New EchoStar’s satellites. New EchoStar may be required to perform maneuvers to avoid collisions which may prove unsuccessful or could reduce the useful life of the satellite through the expenditure of fuel to perform these maneuvers. The loss, damage or destruction of any of New EchoStar’s satellites as a result of an electrostatic storm, collision with space debris, malfunction or other event would have a material adverse effect on the business of New EchoStar. As is common in the industry, New EchoStar’s in-orbit insurance, if any, will not cover damage to satellites that occurs as a result of collisions with meteoroids, decommissioned spacecraft or other space debris.

      New EchoStar’s Satellites Could Fail Earlier Than Their Expected Useful Lives. New EchoStar’s ability to earn revenue will depend on the usefulness of its satellites. Each satellite has a limited useful life. A number of factors affect the useful lives of the satellites, including, among other things:

•	the quality of their construction;

•	the durability of their component parts;

•	the ability to continue to maintain proper orbit and control over the satellite’s functions;

•	the efficiency of the launch vehicle used; and

•	the remaining on-board fuel following orbit insertion.

Generally, the minimum design life of the satellites in the New EchoStar fleet is 12 years. We can provide no assurance, however, as to the actual useful lives of the satellites.

      In the event of a failure or loss of any of its satellites, New EchoStar may relocate another satellite and use it as a replacement for the failed or lost satellite. Such a relocation would require prior FCC approval and, among other things, a showing to the FCC that the replacement satellite would not cause additional interference compared to the failed or lost satellite. We cannot be certain that New EchoStar could obtain such FCC approval. If New EchoStar chooses to use a satellite in this manner, we cannot assure you that this use would not materially adversely affect its ability to meet the operation deadlines associated with its authorizations. Failure to meet those deadlines could result in the loss of such authorizations, which would have a material adverse effect on New EchoStar’s ability to generate revenues.

      The Cost of Obtaining Commercial Insurance Coverage on Certain of its Satellites or Self-Insuring Satellites, Rather Than Obtaining Traditional Commercial Insurance Coverage, Could Materially Adversely Affect New EchoStar’s Earnings. The price, terms and availability of insurance fluctuate significantly. In the last several years, the cost of obtaining launch and in-orbit policies on satellites reached historic lows but the cost has recently begun to return to the higher levels for such policies that were common in the early 1990’s. We currently expect the cost of obtaining insurance to continue to rise and the availability to be limited as a result of recent satellite failures and general conditions in the insurance industry, including the effects of the September 11, 2001 terrorist attacks. Launch and in-orbit policies on satellites may not continue to be available on commercially reasonable terms or at all. In addition to higher premiums, insurance policies may provide for higher deductibles, shorter coverage periods and additional satellite health-related policy exclusions.

      The indentures related to certain of EchoStar’s and its subsidiaries’ outstanding notes contain restrictive covenants that require EchoStar to maintain satellite insurance with respect to specified numbers of the satellites it owns or leases. To date, EchoStar has been unable to obtain insurance on many of its satellites on terms acceptable to EchoStar. As a result, EchoStar is currently self-insuring all of its satellites. To satisfy insurance covenants related to EchoStar’s and its subsidiaries’ outstanding notes, EchoStar has reclassified an amount equal to the depreciated cost of three of its satellites from cash and cash equivalents to cash reserved for satellite insurance on its balance sheet. As of June 30, 2002, cash reserved for satellite insurance totaled about $168 million, which could be increased upon the occurrence of certain events as described in the EchoStar 2001 Form 10-K, which is incorporated into this document by reference. The reclassifications will continue until such time, if ever, as EchoStar can again insure its satellites on acceptable terms and for acceptable amounts. EchoStar believes that it has in-orbit satellite capacity sufficient to expeditiously recover transmission of most programming in the event one of its satellites fails. However, the cash reserved for satellite insurance is not adequate to fund the construction, launch and insurance for a replacement satellite in the event of a complete loss of a satellite. Programming continuity cannot be assured in the event of multiple satellite losses.

      Hughes and PanAmSat use in-orbit and launch insurance to mitigate the potential financial impact of satellite fleet in-orbit and launch failures unless the premium costs are considered uneconomic relative to the risk of satellite failure. The insurance generally covers the unamortized book value of covered satellites. Although the insurance generally does not compensate for business interruption or loss of future revenues or customers, Hughes relies on in-orbit spare satellites and excess transponder capacity at key orbital slots to mitigate the impact of satellite failure on Hughes’ ability to provide service. If Hughes’ insurance policies contain a coverage exclusion for a satellite with known anomalies or insurance costs for a particular satellite are prohibitively expensive, Hughes self-insures with respect to those anomalies or satellites. The book value of satellites that were insured with coverage exclusions amounted to about $663 million and the book value of the satellites that were not insured was about $603 million at June 30, 2002. The instruments governing certain PanAmSat indebtedness also contain restrictive covenants that require it to maintain satellite insurance with respect to specified numbers of the satellites they own or lease.

      If the Hughes/EchoStar merger is completed, New EchoStar may not be able to obtain commercial insurance covering the launch and/or in-orbit operation of new satellites or renew coverage on existing satellites, where applicable, at rates acceptable to it and for the full amount necessary to construct, launch and insure replacement satellites. In that event, New EchoStar will be forced to self-insure all or a portion of the launch and/or in-orbit operation of each affected satellite. This could require New EchoStar to reserve material amounts of additional cash on its balance sheet, which would reduce New EchoStar’s stockholders’ equity and could materially adversely affect New EchoStar’s liquidity given the significant funding requirements New EchoStar is expected to have following the completion of the Hughes/EchoStar merger and the restrictions New EchoStar is expected to have on its ability to engage in equity and debt financings. See “—Risks Relating to Liquidity and Financing Activities of New EchoStar— We Cannot Assure You That There Will Be Sufficient Funding for New EchoStar” and “—New EchoStar Will Be Subject to Significant Restrictions with Respect to Issuances of Its Equity Securities for Two Years Following the Hughes/EchoStar Merger.” Any launch vehicle failure, or loss or destruction of any of New EchoStar’s satellites for which it does not have commercial insurance for the full replacement cost of such satellites could have a material adverse effect on New EchoStar’s revenues and earnings, its ability to comply with “must-carry” and other regulatory obligations and its ability to fund the acquisition of replacement satellites. In addition, higher premiums on insurance policies would increase New EchoStar’s costs, thereby reducing its operating income.

      New EchoStar’s Ability to Maintain Leading Technological Capabilities is Uncertain. New EchoStar’s operating results will depend to a significant extent upon its ability to continue to introduce new products and services on a timely basis and to reduce costs of its existing products and services. We cannot assure you that New EchoStar will successfully identify new product or service opportunities or develop and market these opportunities in a timely or cost-effective manner. The success of new product development depends on many factors, including proper identification of customer needs, cost, timely completion and introduction, differentiation from offerings of competitors and market acceptance.

      Technology in the subscription television and satellite services industries changes rapidly as new technologies are developed, which could cause the services and products of New EchoStar to become obsolete. We cannot assure you that New EchoStar and its suppliers will be able to keep pace with technological developments. If the new technologies on which New EchoStar intends to focus its research and development investments fail to achieve acceptance in the marketplace, New EchoStar could suffer a material adverse effect on its future competitive position that could cause a reduction in its revenues and earnings. For example, competitors of New EchoStar could be the first to obtain proprietary technologies that are perceived by the market as being superior. Further, after substantial research and development costs, one or more of the technologies under development by New EchoStar or any of its strategic partners could become obsolete prior to its introduction. In addition, delays in the delivery of components or other unforeseen problems in New EchoStar’s direct broadcast satellite system or other satellite services may occur that could materially adversely affect its ability to generate revenue, offer new services and remain competitive.

      Technological innovation is important to New EchoStar’s success and depends, to a significant degree, on the work of technically skilled employees. Competition for the services of these types of employees is vigorous. We cannot assure you that New EchoStar will be able to attract and retain these employees. If New EchoStar were unable to attract and maintain technically skilled employees, its competitive position could be materially adversely affected.

      The Benefits of Hughes’ Subsidiary Relationship with GM Will Not Be Available to New EchoStar Following the Transactions. As a wholly owned subsidiary of GM, Hughes has been able to benefit from GM’s extensive network of business relationships with companies and other contacts around the world. Hughes has historically drawn upon this resource in the course of developing its own contacts and business relationships. After the GM/ Hughes separation transactions and the Hughes/ EchoStar merger, New EchoStar will be an independent, publicly owned company, separate from GM, and thus will no longer be able to benefit from GM’s relationships in the same manner.

      New EchoStar Will Rely on Key Personnel. New EchoStar’s future success will depend to a significant extent upon the performance of Charles W. Ergen, who will be the Chairman of the Board of Directors and Chief Executive Officer of New EchoStar. The loss of Mr. Ergen or of certain other key executives could have a material adverse effect on New EchoStar’s ability to implement its business plan and achieve the benefits expected from the Hughes/EchoStar merger. New EchoStar does not currently expect to maintain “key man” insurance. Although all of its executives will execute agreements limiting their ability to work for or consult with competitors if they leave New EchoStar, New EchoStar is not expected to have any employment agreement with any executive upon the completion of the Hughes/ EchoStar merger.

     Risks Relating to Liquidity and Financing Activities of New EchoStar

      New EchoStar Will Be Subject to Significant Restrictions with Respect to Issuances of Its Equity Securities for Two Years Following the Hughes/ EchoStar Merger. In order to preserve the tax-free status of the Hughes split-off to General Motors, New EchoStar has agreed to be subject to certain restrictions on issuances of its stock and other securities that are convertible or exchangeable into its stock. Under applicable provisions of the Internal Revenue Code of 1986, as amended, which we sometimes refer to as the “Code,” the Hughes split-off will not be tax-free to General Motors if it is part of a plan under which one or more persons, other than General Motors and, in general, its historical stockholders, acquire stock possessing at least 50% of the voting power or at least 50% of the value of the outstanding stock of New EchoStar. We sometimes refer to the shares of New EchoStar stock that will count toward this 50% limitation as “tainted” stock. The New EchoStar Class A common stock and New EchoStar Class B common stock issued in the Hughes/ EchoStar merger will be treated as tainted stock that counts toward the 50% limitation, as will shares of New EchoStar Class C common stock exchanged in the Hughes split-off for shares of GM Class H common stock issued in any debt-for-equity exchanges prior to the Hughes split-off and shares of New EchoStar Class C common stock transferred in any subsequent GM share dispositions. In addition, any stock that is issued by New EchoStar, other than, in general, stock issued upon the exercise of compensatory stock options, during the two-year period following the Hughes split-off generally will be presumed to be tainted stock absent an IRS ruling or tax opinion to the contrary. Under the implementation agreement, General Motors has broad rights to prevent New EchoStar from taking any action that might jeopardize the tax-free status of the Hughes split-off. As a result, New EchoStar’s ability to issue any equity capital or other securities convertible or exchangeable into equity capital in the two-year period following the Hughes/ EchoStar merger will be severely restricted, absent possible favorable IRS rulings. Because the funding requirements of the operations of New EchoStar after the completion of the Hughes/EchoStar merger are expected to be significant, as described at “The Transactions— Description of the Transactions— Hughes/EchoStar Merger Financings” and “—Liquidity and Funding Needs of New EchoStar,” these restrictions will likely cause New EchoStar to incur additional indebtedness to finance its activities. Any such additional indebtedness could materially increase New EchoStar’s liabilities and, because of the increased debt expense, its operating costs. These equity restrictions also may prevent New EchoStar from entering into transactions that might be advantageous to its stockholders, such as issuing equity securities to satisfy its financing needs or issuing equity securities in connection with acquisitions of businesses or assets.

      New EchoStar Will Have Substantial Indebtedness, Is Currently Expected to Require Substantial Additional Indebtedness and Will Depend Upon Its Subsidiaries’ Earnings To Make Payments on Its Indebtedness. New EchoStar or its subsidiaries, as applicable, will assume any of the new indebtedness incurred at EchoStar, Hughes and/ or their respective subsidiaries in connection with financing the cash required to complete the Hughes/EchoStar merger, and New EchoStar will inherit the existing substantial indebtedness of EchoStar and its subsidiaries upon the completion of the Hughes/ EchoStar merger, which will make it vulnerable to changes in general economic conditions. An indication of the amount of the indebtedness is set forth in the New EchoStar Unaudited Pro Forma Condensed Consolidated Balance Sheet as of June 30, 2002, which indicates that New EchoStar would have had about $11.4 billion of long-term debt had the Hughes/ EchoStar merger been completed as of such date based on the assumptions, estimates and qualifications described in the notes thereto. In addition, New EchoStar is currently expected to require substantial additional financing following completion of the Hughes/ EchoStar merger to fund capital expenditures and costs and expenses in connection with the integration of Hughes and EchoStar, the payment of retention bonuses, severance benefits and pension enhancements to employees of Hughes, funding its operations, domestic and international investments and its growth strategy and the repayment or repurchase of indebtedness, particularly in light of the significant cash requirements of certain parts of the Hughes business. Because New EchoStar’s ability to raise equity capital for two years following completion of the Hughes/ EchoStar merger will (absent possible favorable IRS rulings) be severely restricted, it is currently expected that it will likely be necessary for New EchoStar to incur additional indebtedness to finance its activities. The indentures and other agreements governing the debt of New EchoStar’s subsidiaries will restrict those subsidiaries’ ability to incur additional debt. It is also possible that New EchoStar could be subject to restrictions on its ability to incur debt if EchoStar, Hughes or their respective subsidiaries or New EchoStar agrees to such restrictions in connection with an incurrence of debt as part of the Hughes/ EchoStar merger financing. Thus, it may be difficult for New EchoStar to obtain additional debt at all or on acceptable terms.

      Moreover, because it is currently expected that New EchoStar will conduct substantially all of its operations through its subsidiaries, its ability to service its debt obligations will be dependent upon the earnings of its subsidiaries and the payment of funds by its subsidiaries to it in the form of loans, dividends or other payments. It is currently expected that New EchoStar will have few assets of significance other than the capital stock of its subsidiaries. New EchoStar’s subsidiaries will be separate legal entities. Furthermore, New EchoStar’s subsidiaries will not be obligated to make funds available to it, and creditors of New EchoStar’s subsidiaries will have a superior claim to its subsidiaries’ assets. In addition, New EchoStar’s subsidiaries’ ability to make any payments to it will depend upon their earnings, the terms of their indebtedness, business and tax considerations and legal restrictions. We cannot assure you that New EchoStar or its subsidiaries will be able to pay dividends or otherwise distribute funds to New EchoStar (or a subsidiary obligor) in an amount sufficient to pay the principal of or interest on the indebtedness owed by New EchoStar or any such subsidiary, including the Hughes/EchoStar merger financing described at “The Transactions— Description of the Transactions— Hughes/EchoStar Merger Financings.”

      Any additional debt incurred by New EchoStar and its subsidiaries will subject it to higher interest costs and decrease its cash flows and earnings.

      The Hughes/ EchoStar Merger May Constitute a “Change in Control” Under the Indentures Governing Certain Debt Securities of EchoStar and its Subsidiaries. If EchoStar does not obtain consents from the holders of certain of its debt instruments prior to the completion of the Hughes/EchoStar merger, EchoStar

believes that New EchoStar will be required to offer to repurchase debt instruments with an aggregate principal amount of $                billion at 101% of the principal amount thereof, together with accrued but unpaid interest. If New EchoStar has insufficient funds to repurchase all debt securities that holders tender for purchase upon the occurrence of the change in control, and New EchoStar is unable to raise additional capital, an event of default could occur under the relevant indentures. EchoStar believes that an event of default could cause an aggregate principal amount of about $           billion of other debt of New EchoStar to become automatically due, resulting in further deterioration in New EchoStar’s financial condition. We cannot assure you that additional capital sufficient to prevent the occurrence of an event of default under the relevant indentures would be available on acceptable terms, or at all. See “—Risks Relating to Liquidity and Financing Activities of New EchoStar.”

      We Cannot Assure You That There Will Be Sufficient Funding for New EchoStar. New EchoStar may not be able to raise adequate capital to fund some or all of its business and growth strategies on favorable terms, or at all, or to react rapidly to changes in technology, products, services or the competitive landscape. We believe that key success factors in the subscription television industry include superior access to capital and financial flexibility. Industry participants often face high capital requirements in order to take advantage of new market opportunities, respond to rigorous competitive pressures and react quickly to changes in technology. For example, as a result of the competitive environment in the subscription television industry, New EchoStar may have to incur increased subscriber acquisition costs.

      New EchoStar expects the global subscription television industry to continue to grow due to the high demand for communications infrastructure and the opportunities created by industry deregulation. Many of New EchoStar’s competitors are committing substantial capital and, in many instances, are forming alliances to acquire and maintain market leadership. New EchoStar’s strategy will be to be a leader in providing entertainment, information and communications products and services by building on its experience in satellite technology and by making acquisitions and establishing, maintaining and restructuring strategic alliances as appropriate. This strategy will require substantial investments of capital over the next several years. In addition, the industry in which New EchoStar will compete is capital intensive requiring significant investment in, among other things, infrastructure, research and marketing. The construction, launch and insurance for new satellites and new satellite systems planned by Hughes, PanAmSat and EchoStar will generate significant capital requirements for New EchoStar. There can be no assurance that additional financing will be available on acceptable terms, or at all, if needed in the future. We cannot assure you that New EchoStar will be able to satisfy its capital requirements in the future, whether through lack of competitive access to capital markets, due to restrictions under agreements relating to the transactions that are the subject of this document or otherwise. See “— New EchoStar Will Be Subject to Significant Restrictions with Respect to Issuances of its Equity Securities for Two Years Following the Hughes/ EchoStar Merger.”

      In addition, New EchoStar’s ability to increase earnings and to make interest and principal payments on its outstanding debt will depend in part upon its ability to continue growing its business by maintaining and increasing its subscriber base, which in turn may require significant additional capital that may not be available to New EchoStar.

      The Actual Amount of Funds Necessary to Implement New EchoStar’s Strategy and Business Plan May Materially Exceed its Current Estimates. The actual amount of funds necessary to implement New EchoStar’s strategy and business plan may materially exceed the current estimates of Hughes and EchoStar in the event of various factors including, among other things:

•	unanticipated additional financing requirements to fund capital expenditures and costs and expenses in connection with funding its operations, domestic and international investments and its growth strategy and the repayment or repurchase of indebtedness;

•	departures from Hughes’ and EchoStar’s respective current business plan;

•	unforeseen delays;

•	cost overruns;

•	unanticipated expenses;

•	regulatory developments; and

•	technological and other risks.

If actual costs do materially exceed Hughes’ and EchoStar’s current estimates for these or other reasons, this could negatively impact New EchoStar’s earnings, cash flow and financial condition and impact the market price of shares of New EchoStar Class A common stock and New EchoStar Class C common stock.

      New EchoStar’s Indebtedness May Contain Terms That Could Limit the Operational and Financial Flexibility of New EchoStar. New EchoStar or its subsidiaries, as applicable, will assume any of the new indebtedness incurred at EchoStar, Hughes and/or their respective subsidiaries in connection with financing the cash required to complete the Hughes/ EchoStar merger. New EchoStar will also inherit the existing substantial indebtedness of EchoStar and its subsidiaries upon the completion of the Hughes/ EchoStar merger and is currently expected to incur additional indebtedness in the future. The terms of the indebtedness assumed, inherited or incurred by New EchoStar or its subsidiaries in connection with, or following, the Hughes/ EchoStar merger will contain restrictions and covenants that limit the operational and financial flexibility of New EchoStar. These restrictions and covenants could prevent New EchoStar from taking advantage of strategic opportunities that it could have taken advantage of, or otherwise limit its financing or operational flexibility in a manner that would not otherwise be required, in the absence of those restrictions and covenants and could also limit the ability of New EchoStar and its subsidiaries to:

•	incur additional indebtedness;

•	issue preferred stock;

•	sell assets;

•	create, incur or assume liens;

•	merge, consolidate or sell assets;

•	determine not to self-insure certain of its satellites;

•	enter into transactions with affiliates; and

•	pay dividends and make other distributions.

The restrictions on the ability of New EchoStar’s subsidiaries to make payments and other distributions to New EchoStar (or a subsidiary obligor) are expected to make it more difficult for New EchoStar to satisfy its expected significant funding needs, including the significant cash requirements of certain parts of the Hughes business. A more detailed description of the material covenants and restrictions relating to the indebtedness of EchoStar and its subsidiaries to be assumed by New EchoStar can be found in the “Liquidity and Capital Resources” section of the Management’s Discussion and Analysis of Financial Condition and Results of Operations, and in the Notes to the Consolidated Financial Statements, included in the EchoStar 2001 Form 10-K, which is incorporated into this document by reference.

      There May Be Risks Relating To EchoStar’s Prior Use Of Arthur Andersen as Its Independent Public Accountant. The consolidated financial statements of EchoStar, which have been incorporated into this document by reference to the EchoStar 2001 Form 10-K, have been audited by Arthur Andersen LLP, independent public accountants as indicated in their report with respect to such financial statements. The audit partner and manager formerly in charge of the Arthur Andersen engagement with EchoStar are no longer associated with that firm and, as a result, the SEC will not allow the incorporation by reference of their report into this document. EchoStar is therefore permitted to dispense with the requirement to file an Arthur Andersen consent in reliance upon Rule 437a under the Securities Act of 1933. Since, as described above, the SEC will not allow the incorporation by reference of their report into this document, you will not be able to recover against Arthur Andersen under Section 11 of the Securities Act in the event of any future claims that any untrue statements of a material fact were contained in the EchoStar financial statements audited by Arthur Andersen, or that there were any omissions to state a material fact required to be stated therein.

      Effective June 1, 2002, EchoStar determined not to renew the engagement of Arthur Andersen as its independent accountants and appointed KPMG LLP as its new independent accountants, effective immediately.

      The conviction of Arthur Andersen on obstruction of justice charges may adversely affect Arthur Andersen’s ability to satisfy any claims that might arise in the future from its prior provision of auditing services to EchoStar. Prospective investors in EchoStar’s or New EchoStar’s securities might consider such financial inability on the part of Arthur Andersen as a negative factor in considering an investment decision with respect to future securities offerings by EchoStar or New EchoStar. Should EchoStar seek to access the public capital markets, or should New EchoStar seek to access such markets after the completion of the Hughes/ EchoStar merger, SEC rules will generally require EchoStar or New EchoStar, as applicable, to include or incorporate by reference into any prospectus three years of audited financial statements. The SEC’s current rules would require EchoStar or New EchoStar, as applicable, to present audited financial statements for one or more fiscal years audited by Arthur Andersen and obtain their consent or rely on Rule 437a until EchoStar’s audited financial statements for the fiscal year ending December 31, 2004 become available in the first quarter of 2005. If prior to that time the SEC ceases accepting financial statements audited by Arthur Andersen, then EchoStar’s available audited financial statements for the years ended December 31, 2001, December 31, 2000 and/or December 31, 1999 audited by Arthur Andersen would not satisfy the SEC’s requirements. In that case, it may become necessary for EchoStar or New EchoStar, as applicable, to have KPMG, EchoStar’s current independent accounting firm, or another independent accounting firm, audit the financial statements originally audited by Arthur Andersen—a process that could require an estimated four to six weeks or more.

     Risks Relating to Regulatory Matters Affecting New EchoStar

      Domestic and Foreign Regulations May Materially Adversely Affect New EchoStar’s Business. New EchoStar will be subject to various regulations, including substantial regulation by the FCC. FCC rules and regulations are subject to change in response to industry developments, new technology and political considerations. In addition, New EchoStar will also be subject to the regulatory authority of the U.S. government and the national communications authorities of the countries in which it operates. These authorities regulate the construction, launch and operation of its satellites and the orbital slots planned for these satellites.

      New EchoStar’s business could be materially adversely affected by the adoption of new laws, policies and regulations or changes to existing regulations. In particular, we cannot assure you that New EchoStar will succeed in obtaining all requisite regulatory approvals for its operations without the imposition of restrictions on its business, which could have the effect of imposing additional costs on New EchoStar or of limiting New EchoStar’s revenues.

      The Ability to Maintain FCC Licenses and Other Regulatory Approvals is Critical to New EchoStar’s Business. New EchoStar will be subject to the regulatory authority of the U.S. government, primarily the FCC, and the national communications authorities of the countries in which it will operate. If New EchoStar does not obtain all requisite regulatory approvals for the construction, launch and operation of any of its future satellites and for the orbital slots planned for these satellites, or the licenses obtained impose operational restrictions on New EchoStar, its ability to generate revenue and profits could be materially adversely affected. In addition, under certain circumstances, existing licenses are subject to revocation or modification and renewal of licenses that have an expiration date may not be granted. If existing licenses are not renewed, or are revoked or materially modified, New EchoStar’s ability to generate revenue could be materially adversely affected.

      Moreover, we cannot assure you that New EchoStar will continue to coordinate successfully any or all of its satellites under FCC procedures domestically and under procedures of the International Telecommunication Union internationally. This coordination is required in connection with domestic and international procedures that are intended to avoid interference to or from other satellites. More specifically, the risks of government regulation include:

•	the relocation of satellites to different orbital locations if the FCC determines that re-location is in the public interest;

•	the rejection by the FCC of the replacement of an existing satellite with a new satellite;

•	regulation by governments, including the U.S. government, of satellite transmissions that have the potential to interfere with government operations, or other satellite or terrestrial commercial operations, which could interfere with New EchoStar’s contractual obligations to customers or other business operations; and

•	revocation of currently unused orbital slots provided to New EchoStar if not utilized prior to certain expiration dates.

      All of New EchoStar’s FCC authorizations are subject to conditions imposed by the FCC in addition to the FCC’s authority to modify, cancel or revoke them. Use of FCC licenses and conditional authorizations are often subject to certain technical and due diligence requirements, including the requirement to construct and launch satellites. EchoStar has not filed, or not timely filed, some of the required reports. The FCC has indicated that it may revoke, terminate, condition or decline to extend or renew such authorizations if EchoStar fails to comply with applicable Communications Act requirements. Failure to comply with such requirements, or comply in a timely manner, could lead to the revocation of authorizations and could have a material adverse effect on the ability of New EchoStar to generate revenue. Specifically, loss of a frequency authorization would reduce the amount of spectrum available to New EchoStar, potentially reducing the amount of programming and other services available to New EchoStar subscribers. The materiality of such a loss of authorizations would vary based upon, among other things, the orbital location at which the frequencies may be used. For example, a loss of frequencies at New EchoStar’s core locations of 119° west longitude, 110° west longitude or 101° west longitude would have a greater impact on subscribers than a loss of frequencies at other locations.

      At the completion of the Hughes/ EchoStar merger, New EchoStar will have pending at the FCC various matters, including the following:

•	potential loss of unbuilt satellite authorizations held by EchoStar, Hughes and PanAmSat, which would prevent New EchoStar from pursuing its service expansion plans;

•	potential loss of frequencies available pursuant to a “special temporary authority” granted for periods up to 180 days for certain EchoStar and PanAmSat satellites, which the FCC may refuse to grant or renew and that may be subject to restrictive conditions;

•	third party oppositions against some of New EchoStar’s authorizations or pending and future requests to the FCC;

•	arguments from the states of Alaska and Hawaii that EchoStar’s and DIRECTV’s service to these states from various orbital locations does not comply with FCC-imposed obligations to serve those states, which, if successful, might require costly changes to New EchoStar’s service offerings; and

•	required approvals from the FCC for the launch and/or operation of numerous satellites proposed to be launched by EchoStar, PanAmSat and Hughes, which, if not obtained, could delay or hamper New EchoStar’s ability to provide new services. In particular, the FCC’s delay or failure to approve New EchoStar’s pending satellite application would hamper its ability to expand local-into-local services.

      In addition, many of New EchoStar’s authorizations and pending applications are subject to petitions and oppositions filed by several companies and we cannot be certain that New EchoStar’s authorizations will not be cancelled, revoked or modified or that its applications will not be denied.

      New EchoStar’s projects to construct and launch Ku-band, extended Ku-band and Ka-band satellites are in the early stages of development and are currently being challenged by several companies with interests adverse to New EchoStar’s. Among other things, EchoStar holds a conditional license for a Ku-band satellite system at the 83 degrees and 121 degrees west longitude slots. We cannot assure you that the FCC will sustain these licenses, or grant the pending applications, or that New EchoStar will be able to successfully capitalize on any resulting business opportunities. In fact, by order released on July 1, 2002, the FCC’s International Bureau cancelled EchoStar’s Ka-band authorization for the 83 degrees and 121 degrees west longitude slots, on the grounds that EchoStar had not commenced construction of EchoStar’s first Ka-band satellite by the January 2002 milestone. EchoStar disagrees with that conclusion and has requested reconsideration of the Bureau’s decision, but EchoStar cannot be sure that this challenge will result in any change to the decision cancelling that license.

      New EchoStar May Not Be Aware of Certain Foreign Government Regulations. Because regulatory schemes vary by country, New EchoStar may be subject to regulations in foreign countries of which New EchoStar is not presently aware. If that were to be the case, New EchoStar could be subject to sanctions by a foreign government that could materially adversely affect its ability to operate in that country. We cannot assure you that any current regulatory approvals held by New EchoStar are, or will remain, sufficient in the view of foreign regulatory authorities, or that any additional necessary approvals will be granted on a timely basis or at all, in all jurisdictions in which New EchoStar wishes to operate new satellites, or that applicable restrictions in those jurisdictions will not be unduly burdensome. The failure to obtain the authorizations necessary to operate satellites internationally could have a material adverse effect on New EchoStar’s ability to generate revenue and its overall competitive position.

      New EchoStar, its customers and companies with which it does business may be required to have authority from each country in which it provides services or provides its customers use of its satellites. Because regulations in each country are different, New EchoStar may not be aware if some of its customers and/or companies with which it does business do not hold the requisite licenses and approvals.

      Foreign Ownership Restrictions Could Affect New EchoStar’s Business Plans. The Communications Act and the FCC’s implementing regulations provide that when subsidiaries of a holding company hold certain types of FCC licenses, foreign nationals or their representatives may not own or vote more than 25% of the total equity of the holding company, except upon an FCC public interest determination. On June 13, 2002, however, the FCC amended certain of its rules such that providers of subscription direct broadcast satellite services, like New EchoStar will be, are not subject to the foreign ownership limitation. New EchoStar cannot be certain that this decision will not be challenged at the FCC and in the courts.

      The foreign ownership limitations will apply to New EchoStar’s licenses for fixed satellite service if it holds itself out as a common carrier or if the FCC decides to treat New EchoStar as such a carrier. The FCC has noted that EchoStar has proposed to operate one of its authorized fixed satellite service systems on a common carrier as well as a non-common carrier basis. EchoStar has recently informed the FCC that it has no common carrier plans with respect to that system. If the FCC decides to treat New EchoStar as a common carrier for any of its operations or if it operates as one, New EchoStar cannot be sure that the FCC will grant any request for a public interest determination that may be needed to allow any indirect foreign investment in excess of 25%.

      EchoStar believes that a subsidiary of The News Corporation Limited, a South Australia corporation, currently owns about 2.2% of EchoStar’s total outstanding stock, representing less than one percent of EchoStar’s total voting power. In addition, the recent investment by Vivendi Universal S.A., a company organized under the laws of France, in EchoStar Series D convertible preferred stock represents about 10.7% of EchoStar’s total outstanding stock and about 2.2% of EchoStar’s total voting power. While EchoStar believes that the current levels of foreign ownership are below any applicable limit, additional foreign ownership in New EchoStar may implicate these limits and require a prior FCC determination that such ownership is in the public interest.

      New EchoStar Will Depend Upon the Cable Act For Access to Others’ Programming. We currently anticipate that New EchoStar will purchase a substantial percentage of its programming from programmers that are affiliated with cable system operators. Any change in the Cable Act and the FCC’s rules that would permit the cable industry or programmers that are affiliated with cable system operators to refuse to provide such programming or impose detrimental terms or conditions could materially adversely affect New EchoStar’s ability to acquire programming on a cost-effective basis, or at all. Currently, cable-affiliated programmers generally must offer programming they have developed to all multi-channel video programming distributors on non-discriminatory terms and conditions.

      The Cable Act and the FCC’s rules also prohibit some types of exclusive programming contracts involving programming from programmers that are affiliated with cable system operators. Although this provision was scheduled to expire this year, the FCC recently voted to extend the exclusivity restrictions for an additional five years. Upon expiration of that provision, many popular programs may become unavailable to New EchoStar, causing a loss of customers and adversely affecting New EchoStar’s revenues and financial performance. This decision remains potentially subject to reconsideration and further administrative or judicial challenge.

      Certain cable providers have denied access to certain sports programming provided by programmers that are affiliated with cable system operators. The cable providers are asserting that they are not required to provide such programming under the Cable Act. Challenges to this interpretation of the Cable Act have not been successful and New EchoStar may continue to be precluded from obtaining this regional sports programming which could materially adversely affect its ability to compete in regions serviced by these cable providers.

      New EchoStar’s Local Programming Strategy Will Face Uncertainty. The Satellite Home Viewer Improvement Act generally gives satellite companies a statutory copyright license to retransmit local-into-local broadcast channel programming, subject to obtaining the retransmission consent of the local broadcast station. Retransmission consent agreements will be important to New EchoStar because a failure to reach such agreements with broadcasters who elect retransmission consents instead of mandatory “must carry” carriage means it cannot carry these broadcasters’ signals, and the absence of these channels could have a material adverse effect on its strategy to compete with cable, which provides local signals. While DIRECTV and EchoStar have been able to reach retransmission consent agreements with most of the local broadcast stations in areas where they provide local service, any additional roll-out of local channels in more cities will require additional agreements, especially in light of the current plan for New EchoStar to provide local television stations to all 210 designated market areas in the United States. We cannot be certain that New EchoStar will secure these agreements or new agreements upon the expiration of the current retransmission consent agreements, some of which are short term.

      “Must Carry” Requirements May Negatively Affect New EchoStar’s Ability to Offer Local Broadcast Stations. The Satellite Home Viewer Improvement Act includes the imposition of “must carry” requirements on direct broadcast satellite service providers. The constitutionality of these requirements has been upheld by the courts. The FCC has implemented the “must carry” requirement and adopted detailed “must carry” rules covering both commercial and non-commercial broadcast stations. These “must carry” rules generally require that satellite distributors carry all the local broadcast stations requesting carriage in a timely and appropriate manner in areas where they choose to offer any local programming. EchoStar and Hughes have announced that, contingent upon the launch of additional planned satellites, New EchoStar will carry local broadcast stations, and fully comply with “must carry” obligations, in every local television market in the United States. In the near term, following completion of the Hughes/EchoStar merger, however, New EchoStar will have limited capacity, and the projected number of markets in which it can offer local programming will continue to be constrained because of the “must carry” requirement and may be reduced depending on the FCC’s interpretation of its rules in a pending proceeding. The legislation also includes provisions which could expose New EchoStar to federal copyright infringement lawsuits, material monetary penalties, and permanent prohibitions on the sale of all local and distant network channels, based on inadvertent violations of the legislation, prior law, or the FCC rules. Imposition of these penalties would have a material adverse effect on New EchoStar’s business operations generally.

      While Hughes’ and EchoStar’s proposal to provide local broadcast channels in all 210 designated market areas will improve New EchoStar’s ability to comply with “must carry” requirements, New EchoStar’s application for authority to launch and operate the spot-beam direct broadcast satellite may not be granted by the FCC. Additionally, because the proposed satellite employs advanced spot-beam technology, the likelihood of performance reductions may be heightened. There can be no assurance that the technology and equipment will operate to anticipated performance levels. Such failures and reductions in performance levels could materially adversely affect New EchoStar’s ability to meet its “must carry” requirements.

      Several “must carry” complaints by broadcasters against DIRECTV and EchoStar have been filed at the FCC. We cannot be sure that the FCC will not rule against New EchoStar in those proceedings, resulting in carriage of many additional stations in the markets where it will offer local stations or cumbersome changes to its compliance plan. Furthermore, while we cannot be sure that the FCC will not interpret or implement its rules in such a manner as to inhibit New EchoStar’s use of a two-dish solution to comply with the “must carry” requirements, New EchoStar plans to transition to a single-dish local-into-local solution for all designated market areas. In fact, the National Association of Broadcasters and Association of Local Television Stations filed an emergency petition January 4, 2002 asking the FCC to modify or clarify its rules to prohibit or hamper EchoStar’s compliance plan. In response, on April 4, 2002, a bureau of the FCC issued a declaratory ruling and order finding that EchoStar’s compliance plan violated certain provisions of the Satellite Home Viewer Improvement Act and the FCC’s “must carry” regulations. The April 4 order required EchoStar to file compliance reports within 30 days, 90 days and 150 days of the order’s issuance. EchoStar filed its first compliance report on May 6, 2002, the second report on July 3, 2002 and the third compliance report was filed on September 3, 2002. Challenges to the April 4 order have been filed by various parties, including EchoStar, and are presently pending. On April 15, 2002, the bureau issued an order granting in part numerous complaints filed against EchoStar by individual broadcast stations that claimed violations of the “must carry” requirements similar to those addressed in the April 4 order. The April 15 order also required EchoStar to submit a compliance report within 30 days. Depending upon the ultimate outcome of these proceedings (including the extent to which EchoStar’s compliance reports are accepted), further orders by the bureau or by the FCC itself could result in a decrease in the number of local areas where New EchoStar will offer local network programming until new satellites are launched. This, in turn, could significantly increase the churn of subscribers in those areas where local network programming is no longer offered and impair New EchoStar’s ability to gain new subscribers in those areas, which could materially adversely affect New EchoStar’s financial performance. Under the “must carry” rules, New EchoStar could also be exposed to court actions and may be subject to damage claims if EchoStar is found by any court to have violated the “must carry” requirements, which could materially adversely affect New EchoStar’s financial condition.

      In addition, while the FCC has decided for now not to impose dual digital/analog carriage obligations (i.e., additional requirements in connection with the carriage of digital television stations that go beyond carriage of one signal, whether analog or digital, for each station), the FCC has also issued a further notice of proposed rulemaking on this matter. We cannot be sure that this rulemaking will not result in further signal carriage requirements.

      New EchoStar’s Retransmission of Distant Stations Will Be Subject to Considerable Litigation Risk. The Copyright Act, as amended by the Satellite Home Viewer Improvement Act, permits satellite retransmission of distant network stations— those that originate outside of a satellite subscriber’s local television— only to “unserved households.” (An example of a distant station retransmission is a Los Angeles network station retransmitted by satellite to a subscriber in the state of Virginia. That subscriber qualifies as an “unserved household” if he or she cannot receive, over the air, a signal of sufficient intensity from a local station affiliated with the same network.) Interpretation and implementation of the Satellite Home Viewer Improvement Act by the FCC could hamper New EchoStar’s ability to retransmit distant network and superstation signals, reduce the number of New EchoStar existing or future customers that can qualify for receipt of these signals and impose testing costs on New EchoStar in connection with the qualification process. In implementing the Satellite Home Viewer Improvement Act’s directive, the FCC has also required satellite carriers to delete certain programming, including sports programming, from the signals of certain distant stations. These requirements have significantly hampered EchoStar’s ability, and may further hamper New EchoStar’s ability, to retransmit distant network and superstation signals, and the burdens from the rules upon EchoStar and New EchoStar may become so onerous that EchoStar and/or New EchoStar may be required to substantially alter, or stop retransmitting, many or all superstation signals. In addition, the FCC’s sports blackout requirements, which apply to all distant network signals, may require costly upgrades to New EchoStar’s system.

      Television Networks Oppose New EchoStar’s Anticipated Strategy of Delivering Distant Network Stations. Until July 1998, EchoStar obtained distant network stations (ABC, NBC, CBS and FOX) for distribution to its customers through PrimeTime 24. In December 1998, the U.S. District Court for the Southern District of Florida entered a nationwide permanent injunction requiring PrimeTime 24 to shut off distant network channels to many of its customers, and to sell those channels to consumers in accordance with certain stipulations in the injunction.

      In December 1998, the networks filed a motion for preliminary injunction directly against EchoStar. In September 2000, the District Court granted this motion and made several amendments to it. The injunction required EchoStar to terminate distant network programming to certain of its subscribers. The U.S. Court of Appeals for the Eleventh Circuit stayed the injunction pending EchoStar’s appeal. In September 2001, the U.S. Court of Appeals for the Eleventh Circuit vacated the District Court’s injunction, finding, among other things, that it was too broad and remanded the case back to the District Court for an evidentiary hearing. The U.S. Court of Appeals for the Eleventh Circuit also rejected EchoStar’s argument that the “unserved households” restriction of the law is unconstitutional, and the U.S. Supreme Court recently declined to review that decision. If after the trial or an evidentiary hearing the injunction is reinstated, it could force EchoStar to terminate delivery of distant network channels to a substantial portion of its distant network subscriber base, which could also cause many of these subscribers to cancel their subscription to EchoStar’s other services. EchoStar’s management has determined that such termination would result in a reduction in EchoStar’s reported average monthly revenue per subscriber and could result in a temporary increase in churn. If EchoStar loses the case at trial, the judge could, among other remedies, prohibit all future sales of distant network programming by EchoStar, which would have a material adverse effect on New EchoStar’s business. In order, among other things, to plan for the potential re-implementation of the injunction, EchoStar may terminate the delivery of distant network channels to certain subscribers.

      The Regulatory Regime Under Which New EchoStar Will Operate Could Change Materially Adversely. The FCC imposes different rules for “subscription” and “broadcast” services. We believe that because New EchoStar will offer a subscription programming service, it will not be subject to many of the regulatory obligations imposed upon broadcast licensees. However, we cannot be certain whether the FCC will find in the future that it should comply with regulatory obligations as a broadcast licensee with respect to its operations, and certain parties have requested that direct broadcast satellite service providers be treated as “broadcasters.” If the FCC determines that New EchoStar is a broadcast licensee, the FCC may require it to comply with all regulatory obligations imposed upon broadcast licensees, which are generally subject to more burdensome regulation than subscription service providers.

      Under a requirement of the Cable Act, the FCC imposed public interest requirements on direct broadcast satellite licensees, such as EchoStar and DIRECTV, to set aside four percent of channel capacity exclusively for noncommercial programming for which EchoStar and DIRECTV must charge programmers below-cost rates and for which EchoStar and DIRECTV may not impose additional charges on subscribers. This could displace programming for which New EchoStar could earn commercial rates and could materially adversely affect its financial results. The FCC has not reviewed the methodology used by either EchoStar or DIRECTV for computing the channel capacity it must set aside or for determining the rates that it charges public interest programmers, and we cannot be sure that, if the FCC were to review these methodologies, it would find them in compliance with the public interest requirements.

      The FCC has also commenced an inquiry into distribution of high-speed Internet access services and a rulemaking concerning interactive television services. In these proceedings, the FCC is considering whether to impose on distributors, including possibly satellite distributors like New EchoStar, various types of “open access” obligations, such as required carriage of independent content providers. New EchoStar cannot be sure that the FCC will not ultimately impose such obligations, which could be onerous, and could materially adversely impact its available capacity and ability to provide other services.

      The FCC recently issued revised rules for direct broadcast satellite service operators relating to requirements to provide service to Alaska and Hawaii. While the FCC declined to establish specific requirements governing dish size or programming content for direct broadcast satellite services in Alaska and Hawaii, it required that such services be “reasonably comparable” to direct broadcast satellite offerings in the contiguous 48 states. While EchoStar and DIRECTV believe that the services they now provide satisfy that requirement, New EchoStar cannot be sure that the states of Alaska and Hawaii, or the FCC, will agree with that view, and the FCC will not require New EchoStar to make potentially cumbersome and costly changes to its offerings.

      The FCC has adopted rules that allow non-geostationary orbit fixed satellite services to operate on a co-primary basis in the same frequency as direct broadcast satellite and Ku-band-based FSS services, and is currently finalizing rules to govern these services. These satellite operations could provide global high-speed data services. In the same rulemaking, the FCC authorized use of the same direct broadcast satellite spectrum that EchoStar and DIRECTV use by another terrestrial consumer service originally proposed by Northpoint Technology, Ltd.

      Over the course of the proceeding, EchoStar submitted numerous pleadings jointly with DIRECTV to the FCC objecting to the Northpoint request, which may cause harmful and substantial interference to the service provided to direct broadcast satellite service customers. Furthermore, other entities filed applications similar to the one filed by Northpoint, and at least one other entity obtained a license from the FCC to conduct experimental operations.

      On May 23, 2002, the FCC released a Memorandum Opinion and Order and Second Report and Order in this proceeding. The FCC denied petitions for reconsideration filed by DIRECTV and EchoStar and confirmed its earlier conclusion that the new terrestrial service could operate in the same spectrum with EchoStar’s and DIRECTV’s systems. The FCC also decided that it will issue licenses for this service by auction if there is more than one qualified applicant for a particular geographic area. In light of its decision to conduct an auction, the FCC dismissed without prejudice the pending applications of Northpoint and certain other companies. While the FCC also announced service and technical rules for the terrestrial service with the purpose of avoiding impermissible interference to the direct broadcast satellite service, our preliminary analysis of these rules shows that they are not sufficient to prevent impermissible interference to the direct broadcast satellite service. A number of aspects of the FCC’s decisions and rules in this proceeding remain subject to administrative reconsideration and judicial review, and both EchoStar and DIRECTV have sought such reconsideration and review. If Northpoint or other entities become authorized to use New EchoStar’s spectrum, they could cause harmful and substantial interference with its service. We cannot be sure when these processes will result in the licensing of Northpoint and/or companies proposing a similar service to operate in the spectrum licensed to New EchoStar or how significant the interference into New EchoStar’s operations will be.

      On February 28, 2002, the FCC initiated a proceeding to examine and revise its licensing process for orbital locations or spectrum used for the provision of international or global satellite communications services. The extent to which any changes in the satellite licensing process could affect New EchoStar is unclear.

      On April 25, 2002, SES Americom, Inc. requested a declaratory ruling that it is in the public interest for SES Americom to offer satellite capacity for third party direct-to-home services to consumers in the United States and certain British Overseas Territories in the Caribbean. SES Americom proposes to employ a satellite licensed by the Government of Gibraltar to operate in the same uplink and downlink frequency bands as New EchoStar, from an orbital position located in between two orbital locations where EchoStar and DIRECTV have already positioned satellites. EchoStar and Hughes believe that SES Americom’s proposal, if adopted in its current form, would cause interference with current direct broadcast satellite operations and a significant constraint on the further growth and expansion of U.S. direct broadcast satellite service.

     Risks Relating to the Capital Stock of New EchoStar

      New EchoStar’s Principal Stockholder’s Voting Power Will Entitle Him to Have Significant Influence Over Actions Requiring Stockholder Approval. We expect that all of the outstanding shares of New

EchoStar Class B common stock will be held initially by a trust controlled by Charles W. Ergen, who will also be the Chairman of the Board of Directors and Chief Executive Officer of New EchoStar. Based on assumptions about certain variable factors described elsewhere in the document, we expect that Mr. Ergen would hold about           % of the outstanding common stock of New EchoStar, which would represent about           % of the total voting power of New EchoStar. As a result, Mr. Ergen will have significant influence over actions of New EchoStar that require stockholder approval.

      In addition, the holders of New EchoStar Class B common stock will be entitled to a separate class vote for approval of matters (other than the election or removal of directors) for which a stockholder vote is required under state law (such as mergers, charter amendments, including changes in the rights of the shares of New EchoStar Class B common stock and any increase in the authorized number of shares of New EchoStar Class B common stock or New EchoStar Class C common stock, and dissolution) or under the rules of the Nasdaq, any sale or acquisition of a significant business of New EchoStar, any amendment by stockholders to the bylaws of New EchoStar, certain issuances of New EchoStar common stock (or equivalents) and the adoption of certain equity-based benefit plans. As a result, Mr. Ergen will have the right to veto these matters, which may be favored by a majority of stockholders. The interests of Mr. Ergen may not always coincide with the interests of other stockholders, and these veto rights will effectively grant Mr. Ergen a greater degree of control over New EchoStar than might otherwise be the case.

      The extent of Mr. Ergen’s control over New EchoStar may have the effect of discouraging offers to acquire control of New EchoStar and may preclude holders of New EchoStar common stock from receiving any premium above market price for their shares that may be offered in connection with any attempt to acquire control of New EchoStar.

      For more information about the voting rights of the three classes of New EchoStar common stock, see “New EchoStar Capital Stock—Common Stock—Voting Rights.”

      New EchoStar Does Not Expect to Pay Dividends on its Common Stock in the Foreseeable Future. The New EchoStar board of directors will determine whether to pay dividends on the New EchoStar Class A common stock, New EchoStar Class B common stock and New EchoStar Class C common stock primarily based upon its financial condition, results of operations and business requirements. We do not currently anticipate that New EchoStar will pay dividends on the New EchoStar Class A common stock, New EchoStar Class B common stock or New EchoStar Class C common stock for the foreseeable future.

      You May Receive Shares of New EchoStar Common Stock Having a Market Value Different Than Expected. After the completion of the transactions, GM Class H common stockholders will hold one share of New EchoStar Class C common stock for each share of GM Class H common stock that they previously held, EchoStar Class A common stockholders will receive 1/0.73, or about 1.3699, shares of New EchoStar Class A common stock in exchange for each share of EchoStar Class A common stock that they previously held and EchoStar Class B common stockholders will receive 1/0.73, or about 1.3699, shares of New EchoStar Class B common stock in exchange for each share of EchoStar Class B common stock that they previously held.

      Under the terms of the transaction agreements, the number of shares of New EchoStar common stock to be received by each of the GM Class H common stockholders and EchoStar common stockholders for each share of GM Class H common stock or EchoStar common stock, as applicable, will not change even if there are significant changes in the market prices of GM Class H common stock or EchoStar Class A common stock prior to the completion of the GM/Hughes separation transactions and the Hughes/ EchoStar merger. However, any change in the price of GM Class H common stock or EchoStar Class A common stock will directly affect the relative value that GM Class H common stockholders and EchoStar common stockholders will receive in the transactions. Stock price changes may result from a variety of factors that are either within or beyond the control of GM, Hughes and EchoStar, including changes in their respective businesses, operations and prospects, regulatory considerations and general market and economic conditions.

      It Is Not Possible to Predict the Relative Trading Prices of the Different Classes of New EchoStar Common Stock. We are not able to predict the relative trading prices of New EchoStar Class A common stock and New EchoStar Class C common stock. Although the New EchoStar Class A common stock and New EchoStar Class C common stock will have substantially identical rights except with respect to voting, the two classes are expected generally to trade at different prices and such differences in trading prices could be material. Many factors may affect the differences in the trading prices of the New EchoStar Class A common stock and New EchoStar Class C common stock, including, among other things, the differences in voting power between the two classes.

      The Trading Prices of New EchoStar Class A Common Stock and New EchoStar Class C Common Stock May be Volatile. The prices at which New EchoStar Class A common stock and New EchoStar Class C common stock trade may be volatile and may fluctuate substantially due to, among other things:

•	competition and changes in the subscription television industry;

•	regulatory changes;

•	launch and satellite failures;

•	operating results below expectations;

•	New EchoStar’s strategic investments and acquisitions; and

•	other factors.

In addition, price and volume fluctuations in the stock market may affect market prices for New EchoStar Class A common stock and New EchoStar Class C common stock for reasons unrelated to New EchoStar’s operating performance.

      Future Re-Sales of New EchoStar Common Stock Could Materially Adversely Affect the Market Prices of New EchoStar’s Common Stock and its Ability to Raise Capital in the Future. New EchoStar will have several significant stockholders, including Charles W. Ergen, certain GM employee benefit plans and Vivendi Universal and, potentially, General Motors. Sales or other monetizations of substantial amounts of any class of New EchoStar common stock, or even the possibility that such sales or monetizations could occur, could materially adversely affect the market prices of New EchoStar Class A common stock and New EchoStar Class C common stock. Significant sales could also materially adversely affect New EchoStar’s ability to raise capital in the future. While the shares issued in the GM/Hughes separation transactions and the Hughes/ EchoStar merger and registered with the SEC pursuant to the registration statement of which this document is a part are generally freely tradable without restriction under the Securities Act of 1933 by persons other than “affiliates,” as defined under the Securities Act, of the parties, some of New EchoStar’s significant stockholders will have the right to require New EchoStar to register their shares under the Securities Act and assist in the sale of those shares to the public. See “Shares Eligible For Future Sale.”

      The Conversion of the New EchoStar Class B Common Stock in the Future May Materially Adversely Affect the Market Prices of the New EchoStar Common Stock. Shares of New EchoStar Class B common stock may be converted by the holders of such stock at any time into shares of New EchoStar Class A common stock or New EchoStar Class C common stock on a one-for-one basis. The conversion of the New EchoStar Class B common stock could affect the trading prices of either or both of the New EchoStar Class A common stock and New EchoStar Class C common stock. We cannot predict the impact on the market prices of the New EchoStar Class A common stock or New EchoStar Class C common stock if such a conversion into either class were to occur.

      The Numbers of Shares of New EchoStar Common Stock to be Issued in the Transactions Could be Different Than the Numbers of Shares Indicated on the Cover of this Document. The numbers of shares of New EchoStar Class A common stock, New EchoStar Class B common stock and New EchoStar Class C common stock to be issued or distributed in the GM/Hughes separation transactions and the Hughes/ EchoStar merger, as indicated on the cover of this document, are estimates of the maximum numbers of shares to be issued or distributed to the holders of EchoStar Class A common stock, EchoStar Class B common stock and GM Class H common stock, as applicable. The number of shares of New EchoStar Class C common stock indicated on the cover of this document does not reflect the number of shares that may be distributed to the GM $1 2/3 par value common stockholders if GM determines to make a pro rata distribution to the GM $1 2/3 par value common stockholders in order to maintain the tax-free status of the Hughes split-off. Whether such a distribution will be made, as well as the number of shares of New EchoStar Class C common stock to be distributed, will depend on, among other things, the average market price of GM Class H common stock during the five trading days preceding the completion of the Hughes split-off. As such, the number of shares of New EchoStar Class C common stock which may be distributed to the GM $1 2/3 par value common stockholders is not determinable at this time. In addition, the number of shares of New EchoStar Class C common stock indicated on the cover of this document does not reflect the number of shares that may be held by GM immediately after the completion of the transactions because that number is not determinable at this time. The maximum numbers of shares indicated on the cover of this document are based on various assumptions and the actual numbers of shares to be issued or distributed in the GM/Hughes separation transactions and the Hughes/ EchoStar merger could be different than these numbers.

     Other Significant Risks

      New EchoStar Will Have Significant Equity Investments That May Not Be Profitable. Both Hughes and EchoStar have significant equity investments and may make additional strategic investments in debt and equity securities of unrelated third parties that may be non-marketable or difficult to liquidate or may only be liquidated at a significant discount to current trading values or not at all. At June 30, 2002, the combined book value of such investments was about $621 million. Unless liquidated prior to the completion of the Hughes/ EchoStar merger, these investments and any additional investments that may be made by Hughes or EchoStar prior to the completion of the Hughes/ EchoStar merger will become assets of New EchoStar. Because the companies in which Hughes and EchoStar have invested generally have limited access to the capital markets and other funding sources, there is greater risk that those companies will be unable to raise sufficient funds to fully execute their business plans. There is also an increased risk that New EchoStar will not realize the full value of its investments in these businesses. In addition, New EchoStar, and prior to the Hughes/EchoStar merger, Hughes and EchoStar, may have to write down these investments in their respective financial statements, which could have a material adverse effect on their respective profits.

      New EchoStar’s Business May Inadvertently Infringe Patents and Proprietary Rights of Third Parties. Many entities, including some of New EchoStar’s competitors, have or may in the future obtain patents and other intellectual property rights that cover or affect products or services related to those that New EchoStar will offer. In general, if a court determines that one or more of New EchoStar’s products infringes on intellectual property held by others, New EchoStar may be required to cease developing or marketing those products, to obtain licenses from the holders of the intellectual property, or to redesign those products in such a way as to avoid infringing the patent claims. If a competitor holds intellectual property rights, it may not allow New EchoStar to use its intellectual property at any price, which would hurt New EchoStar’s competitive position.

      We cannot assure you that New EchoStar will be aware of all intellectual property rights that its products may potentially infringe. In addition, patent applications in the United States are confidential until the Patent and Trademark Office issues a patent. Therefore, we cannot evaluate the extent to which New EchoStar’s products may infringe claims contained in pending patent applications. Further, without lengthy litigation, it is often not possible to determine definitively whether a claim of infringement is valid.

      We cannot estimate the extent to which New EchoStar may be required in the future to obtain intellectual property licenses or the availability and cost of any such licenses. Those costs, and their impact on net income, could be material. Damages in patent infringement cases may also include treble damages in certain circumstances. If New EchoStar is required to pay royalties to third parties to whom it is not then making payments, these increased costs of doing business could negatively affect its liquidity and operating results. Each of DIRECTV and EchoStar is currently being sued in patent infringement actions related to use of technologies in their direct broadcast satellite businesses. We cannot assure you that the courts will conclude that New EchoStar’s products do not infringe on the rights of third parties, that New EchoStar would be able to obtain licenses from these persons on commercially reasonable terms or, if it were unable to obtain those licenses, that it would be able to redesign its products to avoid infringement. Some of these actions involve claims for damages in excess of $100 million and claims for injunctive relief.

      The September 11, 2001 Attacks Have Harmed the U.S. Economy and May Materially Adversely Affect New EchoStar’s Operations and Profitability. In addition to the tragic loss of life and suffering occasioned by the September 11, 2001 terrorist attacks, there has been a disruption of commercial and leisure activities across the United States. The terrorist attacks and subsequent uncertainty surrounding the continuing conflict have negatively affected, and are expected to continue to negatively affect, the U.S. economy generally, resulting in reduced consumer spending which could negatively affect New EchoStar’s industry and its business. While the precise effects of this instability on New EchoStar’s industry and its business are difficult to determine, it may materially adversely affect New EchoStar’s revenues and, as a result, negatively impact New EchoStar’s financial condition, profitability and cash flows.

      The Potential Purchase Price Adjustment Related to the Sale of Hughes’ Satellite Manufacturing Operations to Boeing Could Result in a Material Payment by New EchoStar. In connection with the sale by Hughes of its satellite businesses to Boeing, the terms of the stock purchase agreement provide for a potential adjustment to the purchase price based upon the final closing date financial statements of those businesses. Based upon the final closing date financial statements of the satellite systems manufacturing businesses that were prepared by Hughes, Hughes has acknowledged that it owes to Boeing about $164 million plus interest as a result of the adjustment mechanism. However, Boeing has submitted additional proposed adjustments, of which about $750 million remain unresolved, that Hughes is contesting. Hughes and Boeing are pursuing the arbitration process, which will result in a binding decision unless the matter is otherwise settled. Although Hughes believes it has adequately provided for the disposition of this matter, the impact of its disposition cannot be determined at this time. It is possible that the final resolution of this matter could result in Hughes making a cash payment to Boeing that could materially adversely affect New EchoStar’s cash flow.

THE TRANSACTIONS

      The following section highlights certain important matters that you should review and consider carefully in connection with your review and consideration of the transactions. This section provides for all stockholders a description of the transactions, including:

•	the GM/Hughes separation transactions;

•	the Hughes/EchoStar merger;

•	the PanAmSat stock sale;

•	the GM share dispositions; and

•	certain related transactions.

      In addition, because the transactions involve significant changes to GM’s capital structure, including the elimination of GM Class H common stock, we describe in this section certain matters, including the following, that may be of principal importance to GM common stockholders:

•	GM’s reasons for the transactions;

•	alternative transactions involving Hughes which have been considered by GM and Hughes in connection with developing the proposed transactions;

•	background information relating to the development by GM and Hughes of the proposed transactions; and

•	the recommendation of the GM board of directors; and

•	certain advantages and disadvantages of the transactions.

The discussion of these matters is generally set forth at “—GM Background and Considerations” below.

      Certain information which may be of principal importance to EchoStar common stockholders, including, among other things, information regarding EchoStar’s reasons for the Hughes/ EchoStar merger, background information relating to EchoStar’s consideration of the Hughes/ EchoStar merger and the recommendation of the EchoStar board of directors with respect to the Hughes/ EchoStar merger, is set forth below at “—EchoStar Background and Considerations.”

      Finally, this section addresses certain other important matters relating to the transactions, such as regulatory requirements relating to the transactions, the lack of appraisal rights for stockholders in connection with the transactions, stockholder litigation relating to the transactions, accounting treatment of the transactions and U.S. federal income tax considerations relating to the transactions.

Description of the Transactions

  Introduction

      The proposed transactions described in this document principally consist of:

•	the GM/ Hughes separation transactions, which will separate the Hughes business from GM by means of a split-off of HEC Holdings to GM Class H common stockholders; and

•	the Hughes/ EchoStar merger, which will combine the businesses of Hughes and EchoStar by merging EchoStar with HEC Holdings to create New EchoStar.

      Certain aspects of the GM/Hughes separation transactions require the approval of GM common stockholders. Specifically, GM common stockholder approval is required for an amendment of the GM restated certificate of incorporation that will provide GM with the ability to implement certain aspects of the GM/Hughes separation transactions as proposed. Neither the approval of GM common stockholders nor any further approval of the EchoStar common stockholders is legally required for the Hughes/ EchoStar merger. General Motors, as the sole stockholder of both Hughes and HEC Holdings, has already approved the

Hughes/ EchoStar merger for Hughes and HEC Holdings. In addition, a trust controlled by Charles W. Ergen, the Chairman of the Board of Directors and Chief Executive Officer of EchoStar, as the holder of all of the outstanding shares of EchoStar Class B common stock, which represents about 90% of the voting power of EchoStar, has approved the Hughes/ EchoStar merger for EchoStar. Also, the respective boards of directors of GM, Hughes, HEC Holdings and EchoStar have unanimously approved the Hughes/ EchoStar merger.

      However, even though such approval is not legally required, GM is submitting the GM/Hughes separation transactions and the Hughes/EchoStar merger to GM common stockholders for ratification. As further described elsewhere in this document, GM believes that ratification by GM’s common stockholders of the GM/Hughes separation transactions and the Hughes/EchoStar merger should bar any claim (other than for fraud or similar egregious conduct) against General Motors and its directors based on these transactions, including a claim alleging unfairness of these transactions to either or both classes of GM common stockholders or alleging any deficiency in the process of developing the terms of these transactions or the GM board of directors’ consideration or approval of these transactions. For more information regarding the proposals being submitted to GM common stockholders for their approval, see “—GM Background and Considerations— Requisite GM Common Stockholder Approval of the Transactions.” By approving these proposals, GM $1 2/3 par value common stockholders and GM Class H common stockholders will be approving a transaction that will not result in shares of GM Class H common stock being exchanged for shares of GM $1 2/3 par value common stock at a 120% exchange rate, as currently provided for under certain circumstances pursuant to provisions of the GM restated certificate of incorporation. In addition, GM common stockholders will be approving and consenting to an asset transfer consisting of the Hughes dividend distribution without a further distribution of a portion of that dividend from GM to the GM Class H common stockholders in accordance with their tracking stock interest in Hughes, as currently provided for under certain circumstances pursuant to a policy statement of the GM board of directors. Notwithstanding these matters, the GM board of directors has unanimously approved the transactions and recommends that the GM common stockholders vote to approve the transactions.

      As used in this document, the term “transactions” includes the GM/ Hughes separation transactions and the Hughes/ EchoStar merger, as well as various other transactions that are related to the separation and the merger. These other transactions include the right of GM to issue new shares of GM Class H common stock, or distribute any shares of New EchoStar Class C common stock that it may hold after the Hughes/ EchoStar merger, as the case may be, by exchanging such shares in debt-for-equity exchanges or, after the completion of the Hughes/ EchoStar merger, selling such shares for cash, in one or more GM share disposition transactions. In addition, GM, Hughes and EchoStar have also agreed that, subject to certain conditions, if the Hughes/ EchoStar merger does not occur because certain specified conditions have not been satisfied, EchoStar would purchase the approximately 81% interest in PanAmSat held by certain subsidiaries of Hughes. These transactions, as well as the GM/Hughes separation transactions and the Hughes/EchoStar merger, are described in greater detail below.

      In order to help you better understand the proposed transactions and how they will impact General Motors, Hughes and EchoStar, see the charts set forth at “Summary— Structure of the Transactions.”

      We are working diligently to complete the GM/ Hughes separation transactions and the Hughes/ EchoStar merger as soon as reasonably possible. However, the obligations of the companies to complete the GM/Hughes separation transactions and the Hughes/EchoStar merger are subject to a number of conditions which must be satisfied or waived before the transactions can be completed. Assuming that these conditions are satisfied within the time frame we currently anticipate, we expect to complete the GM/ Hughes separation transactions and the Hughes/ EchoStar merger during the fourth quarter of 2002.

      One important condition to the companies’ obligations to complete the Hughes/ EchoStar merger is that GM and Hughes must complete the GM/Hughes separation transactions. In addition, unless the companies are prepared to complete the Hughes/EchoStar merger immediately after the completion of the GM/Hughes separation transactions, the GM/Hughes separation transactions will not occur. Other important conditions include, among others:

•	the receipt of the requisite GM common stockholder approval of each of the three proposals relating to the transactions;

•	the expiration or termination of the waiting periods applicable to the Hughes/EchoStar merger under the Hart-Scott-Rodino Act and any similar law of foreign jurisdictions;

•	the absence of any effective injunction or order which prevents the completion of the transactions;

•	the receipt of FCC approval for the transfer of licenses and other authorizations in connection with the Hughes/ EchoStar merger and the Hughes split-off;

•	the receipt of all other approvals of, or the making of all other filings with, governmental authorities required to complete the transactions, other than approvals and filings, the absence of which, in the aggregate, are not reasonably likely to have a material adverse effect on New EchoStar;

•	the continued effectiveness of the ruling received by GM from the IRS to the effect that the Hughes split-off will be tax-free to GM and its stockholders for U.S. federal income tax purposes;

•	the availability of financing for the Hughes/ EchoStar merger;

•	the approval for listing on the Nasdaq of the New EchoStar Class A common stock and New EchoStar Class C common stock that will be outstanding following the completion of the transactions;

•	the amount of the Hughes dividend distribution to GM may not exceed the value of GM’s retained economic interest in Hughes at the time of the Hughes recapitalization. We sometimes refer to this condition as the “value” condition; and

•	the ability of New EchoStar, based on certain assumptions, to issue a minimum amount of equity immediately following the Hughes/EchoStar merger without violating certain agreements with General Motors that are designed to preserve the tax-free status of the Hughes split-off to GM. We sometimes refer to this condition as the “equity headroom” condition.

For more information about these conditions, see “Description of Principal Transaction Agreements— GM/Hughes Separation Agreement— Hughes Recapitalization Closing Conditions” and “—Hughes/ EchoStar Merger Agreement— Conditions.”

     Background Regarding GM’s Retained Economic Interest in Hughes

      Certain aspects of the GM/ Hughes separation transactions will involve a reduction of GM’s current retained economic interest in Hughes so that GM may realize some of the value arising from its ownership of Hughes. In order to understand and evaluate these aspects of the transactions, it is important for you to understand GM’s current dual-class common stock capital structure and the methodology for allocating the earnings of Hughes for earnings per share and for dividend purposes under the terms of GM’s restated certificate of incorporation. These are described briefly below.

      Currently, GM has two classes of common stock:

•	GM $1 2/3 par value common stock; and

•	GM Class H common stock.

      GM Class H common stock is a “tracking stock” of GM designed to provide holders with financial returns based on the financial performance of Hughes. The earnings per share and the amounts available for the payment of dividends on the GM Class H common stock are determined by a fraction set forth in GM’s restated certificate of incorporation. This fraction reflects the portion of Hughes’ earnings that is allocated to the amount available for dividends on the GM Class H common stock. We sometimes refer to this fraction as the “GM Class H fraction.” The numerator and denominator of the GM Class H fraction are determined as follows:

•	The numerator of the GM Class H fraction is the weighted average number of shares of GM Class H common stock that is outstanding during the applicable period.

•	The denominator of the GM Class H fraction is the number of notional shares of GM Class H common stock which, if outstanding, would result in 100% of the earnings of Hughes being allocated to the GM Class H common stock. We sometimes refer to the denominator of the GM Class H fraction as the “GM Class H dividend base.”

For the calculation of Hughes’ earnings used to compute the amount available for dividends on the GM Class H common stock, see “Selected Historical and Pro Forma Financial Data— Hughes Selected Historical Financial Data.”

      The remaining portion of Hughes’ earnings is allocated to earnings per share and the amount available for dividends on the other class of GM common stock, the GM $1 2/3 par value common stock. We sometimes refer to the percentage representing this remaining portion of Hughes’ earnings as representing GM’s “retained economic interest” in Hughes. GM’s retained economic interest in Hughes can also be described by reference to the difference between the numerator and the denominator of the GM Class H fraction, which can be thought of in terms of a number of “notional shares” representing GM’s retained economic interest in Hughes.

      By operation of the provisions of GM’s restated certificate of incorporation, GM’s retained economic interest in Hughes may be reduced or increased by adjusting the numerator or the denominator of the GM Class H fraction. The provisions of the GM restated certificate of incorporation establish the circumstances under which the GM Class H fraction currently may be adjusted by the GM board of directors. For more information about GM’s current dual-class common stock capital structure, the GM Class H common stock and the relevant provisions of the GM restated certificate of incorporation, see “GM Capital Stock— GM’s Dual-Class Common Stock Capital Structure— Dividends.” In order to accomplish the Hughes recapitalization, GM is proposing an amendment to the GM restated certificate of incorporation as described below at “—Amendments to the GM Restated Certificate of Incorporation.”

  Liquidity and Value to be Provided to GM

      The transactions are designed to permit General Motors to benefit from its current about           % retained economic interest in Hughes. Among other things, the transactions are expected to provide significant liquidity and value to General Motors in respect of its retained economic interest in Hughes, which will help to support GM’s credit position after the transactions. This anticipated liquidity and value will derive from the following sources:

•	GM’s receipt of the Hughes dividend distribution of up to $4.2 billion as part of the Hughes recapitalization;

•	as and to the extent applicable, GM share dispositions involving up to 100 million shares of GM Class H common stock and/or New EchoStar Class C common stock; and

•	as and to the extent applicable, GM’s retention of shares of New EchoStar Class C common stock for up to five years after the Hughes split-off.

      Between now and the time of the completion of the Hughes split-off, GM has the ability to achieve liquidity in connection with debt-for-equity exchanges by issuing up to 100 million shares of GM Class H common stock to certain of GM’s creditors in satisfaction of outstanding liabilities. These debt-for-equity exchanges would permit GM to benefit from debt reduction. These debt-for-equity exchanges would also reduce the number of notional shares representing GM’s retained economic interest in Hughes by the number of shares of GM Class H common stock that GM issues in connection with any such debt-for-equity exchanges. Thus, to the extent that GM benefits from debt reduction through GM debt-for-equity exchanges before the Hughes split-off, GM would have a smaller retained economic interest in Hughes at the time of the Hughes split-off. The amount of liquidity that GM would receive in connection with any such debt-for-equity exchanges would depend upon, among other things, the trading prices of GM Class H common stock at the time of the completion of any such transactions.

      GM will also receive liquidity and value in connection with the completion of the GM/ Hughes separation transactions. The amount of liquidity and value to be provided to GM at the time of the completion of the GM/Hughes separation transactions will depend upon the value of GM’s retained economic interest at that time. The value of GM’s retained economic interest will be based on the number of notional shares representing GM’s retained economic interest in Hughes multiplied by the average market price of GM Class H common stock during a specified period preceding the completion of the GM/ Hughes separation transactions.

      As part of the Hughes recapitalization, GM will receive a dividend from Hughes in an amount up to $4.2 billion. The amount of the dividend will be limited by the aggregate value of GM’s retained economic interest in Hughes at the time of the payment of the dividend. In other words, the amount of the dividend may not exceed the value of GM’s retained economic interest in Hughes at that time, based on the average market price of GM Class H common stock during a specified period preceding the completion of the GM/ Hughes separation transactions.

      To the extent that GM holds any shares of New EchoStar Class C common stock immediately after the completion of the Hughes/ EchoStar merger, GM will receive additional liquidity and value from its ability to use a portion of such shares in GM share dispositions and its retention of any remaining shares for up to five years. As explained further below at “—The GM/ Hughes Separation Transactions,” as part of the Hughes recapitalization, GM’s retained economic interest in Hughes will be reduced by an amount equal to the amount of the Hughes dividend distribution. If and to the extent that GM continues to have any retained economic interest after such reduction, GM would hold, immediately after the GM/ Hughes separation transactions, a number of shares of HEC Holdings Class C common stock equal to the value of its reduced economic interest in Hughes divided by the average market price of GM Class H common stock during a specified period preceding the completion of the GM/ Hughes separation transactions. Up to 100 million of such shares (less the number of shares of GM Class H common stock issued pursuant to any GM debt-for-equity exchanges completed before the completion of the GM/ Hughes separation transactions) may be distributed by GM in debt-for-equity exchanges or sold by GM for cash during the six months after the completion of the Hughes/ EchoStar merger. These GM share dispositions would provide GM liquidity and, if structured as debt-for-equity exchanges, would permit GM to benefit from debt reduction. Any remaining portion of the shares of New EchoStar Class C common stock held by GM which are not used in the GM share dispositions will be retained by GM for up to five years, which would provide GM with a continued ownership interest in New EchoStar and liquidity upon the disposition of those shares.

      You should understand that, depending upon the value of GM’s retained economic interest in Hughes after the payment of the Hughes dividend distribution and the related reduction of GM’s retained economic interest in Hughes, GM may hold fewer than 100 million shares of New EchoStar Class C common stock. Under such circumstances, GM’s ability to generate additional liquidity pursuant to GM share dispositions or other dispositions after the GM/ Hughes separation transactions would necessarily be limited based on the number of such shares, if any, then held by GM. Moreover, under circumstances where the value of GM’s retained economic interest in Hughes is exactly equal to the amount of the Hughes dividend distribution, GM would not hold any shares of New EchoStar Class C common stock after the GM/ Hughes separation transactions.

      The exact amount of the Hughes dividend distribution, the exact number of shares, if any, of New EchoStar Class C common stock available for use by GM in GM share dispositions after the completion of the GM/ Hughes separation transactions and the exact number of shares, if any, of New EchoStar Class C common stock which GM may retain following the completion of the GM/ Hughes separation transactions are not currently known. As a result, we do not know the aggregate amount of liquidity and value that GM will receive in the GM/ Hughes separation transactions. This aggregate amount will depend upon:

•	the value of GM’s retained economic interest in Hughes at the time of the completion of the GM/ Hughes separation transactions;

•	whether the number of shares of New EchoStar Class C common stock that GM may transfer in GM share dispositions and/or the amount of the Hughes dividend distribution are subject to mandatory reduction pursuant to the transaction agreements in order to satisfy the value condition or the equity headroom condition;

•	whether GM elects to further reduce the number of shares of New EchoStar Class C common stock that GM may transfer in GM share dispositions and/or the amount of the Hughes dividend distribution in order to satisfy the value condition or the equity headroom condition; and

•	whether GM is required to distribute excess shares to the GM $1 2/3 par value common stockholders as described elsewhere in this document in order to maintain the tax-free status of the Hughes split-off.

      For an illustration of a range of hypothetical average market prices for GM Class H common stock during the specified period preceding the GM/Hughes separation transactions and how, together with associated required or voluntary reductions to the number of shares that may be transferred by GM in GM share dispositions and/or the amount of the Hughes dividend distribution, these average market prices would affect the amount of the Hughes dividend distribution and the number of shares of New EchoStar Class C common stock that GM would hold as a result of the GM/Hughes separation transactions, see “Summary— Purposes of the Transactions— Liquidity and Value Provided to GM and GM Common Stockholders.”

      After the completion of the transactions, the amount of liquidity and value that GM would receive with respect to any shares of New EchoStar Class C common stock that it holds, whether such shares are transferred in GM share dispositions within six months following the completion of the Hughes/ EchoStar merger or are retained thereafter by GM as an ownership interest in New EchoStar, would generally depend upon, among other things, the market price of shares of New EchoStar Class C common stock at the time of GM’s disposition of any such shares.

      In addition, you should understand that GM currently expects to incur up to about $100 million of fees and expenses in connection with the transactions, including financial advisory, legal and accounting fees. Of this amount, up to about $48 million is expected to constitute investment advisor fees (not including expenses) and the payment of up to about $17 million to $45 million of these financial advisor fees is contingent upon the completion of the transactions. For more information about the fees payable by GM to its financial advisors, see “— GM Background and Considerations— Fairness Opinions of GM’s Financial Advisors— Merrill Lynch Fairness Opinion” and “— Bear Stearns Fairness Opinion.”

     The GM/ Hughes Separation Transactions

      The GM/ Hughes separation transactions consist of several transactions involving General Motors and Hughes, principally the Hughes recapitalization and the Hughes split-off. These transactions are generally designed to separate the Hughes business from General Motors in order to prepare Hughes to complete the proposed merger with EchoStar. As a result of the GM/ Hughes separation transactions, HEC Holdings will become an independent, publicly owned company immediately prior to the Hughes/ EchoStar merger.

      The GM/ Hughes separation transactions will not occur unless and until all of the conditions to the completion of the Hughes/ EchoStar merger, other than the completion of the Hughes recapitalization and Hughes split-off, have been satisfied or waived. This means that unless the companies are prepared to complete the Hughes/ EchoStar merger immediately following the GM/ Hughes separation transactions, the Hughes business will not be separated from General Motors pursuant to the GM/ Hughes separation transactions.

          The Hughes Recapitalization

      The Hughes recapitalization consists of a number of preliminary transactions which are designed to prepare the Hughes business to be separated from General Motors pursuant to the Hughes split-off. The Hughes recapitalization primarily involves a dividend distribution from Hughes to GM and an associated reduction of GM’s retained economic interest in Hughes in an amount that reflects the dividend. This will allow GM to realize a portion of the value of its retained economic interest in Hughes prior to the Hughes split-off by receiving cash instead of shares of HEC Holdings Class C common stock in connection with the Hughes split-off. The Hughes recapitalization also involves a contribution by GM of the stock of Hughes to HEC Holdings so that HEC Holdings will be the parent company of Hughes at the time of the Hughes split-off. The GM/Hughes separation agreement, the implementation agreement and the other agreements contemplated by those agreements are the primary transaction agreements that establish the terms of the Hughes recapitalization. In order to accomplish the Hughes recapitalization, GM is proposing an amendment to the GM restated certificate of incorporation as described below at “—Amendments to the GM Restated Certificate of Incorporation,” for which the approval of the GM $1 2/3 par value common stockholders and GM Class H common stockholders is being sought pursuant to proposal 1 of this consent solicitation.

      Hughes Dividend Distribution. Hughes will declare and pay a dividend of up to $4.2 billion to GM. We currently expect that the amount of the Hughes dividend distribution will be $4.2 billion. However, if GM has completed debt-for-equity exchanges with respect to more than 60 million shares prior to the completion of the GM/Hughes separation transactions, the transaction agreements require the Hughes dividend distribution to be reduced by up to the amount of the proceeds of such exchanges in excess of 60 million shares:

•	if and to the extent that the value of GM’s retained economic interest in Hughes is less than $4.2 billion at the time of the Hughes recapitalization; or

•	if and to the extent that the equity headroom condition set forth in the Hughes/ EchoStar merger agreement will not be satisfied at the time of the Hughes/ EchoStar merger.

In any event, the Hughes dividend distribution is not required to be reduced to less than $3.5 billion. However, in order to cause these conditions to be satisfied, GM may voluntarily elect to further reduce the Hughes dividend distribution in order to proceed with the completion of the transactions as proposed. For more information, see “Description of Principal Transaction Agreements— GM/ Hughes Separation Agreement— The Hughes Recapitalization.”

      If Hughes does not have sufficient funds available to pay the total amount of the Hughes dividend distribution in cash, Hughes will pay the Hughes dividend distribution in cash to the extent of its available funds and will issue a promissory note for the remaining amount. If issued, this promissory note would be payable at the time the Hughes/ EchoStar merger is completed, which will be immediately after the Hughes split-off.

      Reduction in GM’s Retained Economic Interest in Hughes. In connection with GM’s receipt of the Hughes dividend distribution, GM’s retained economic interest in Hughes will be reduced by an amount that reflects the Hughes dividend distribution. The exact amount of this reduction will be calculated as follows:

The dollar amount of the Hughes dividend distribution ÷ The average GM Class H common stock price	=	The number of notional shares by which GM’s retained economic interest in Hughes will be reduced

For the purpose of the Hughes recapitalization, the average GM Class H common stock price will be determined as the average of the volume weighted average trading prices of GM Class H common stock for each of the five trading days (or, if less, the number of trading days following the public announcement by GM or Hughes that certain specified regulatory consents or approvals have been obtained) ending on and including the trading day immediately before the date that the Hughes split-off is completed.

      Under the current GM restated certificate of incorporation, GM’s retained economic interest in Hughes could not be reduced as described above. One of the effects of the proposed amendment to the GM restated certificate of incorporation that GM common stockholders are being asked to approve pursuant to this consent solicitation is to specifically authorize this reduction in connection with the dividend distribution from Hughes. For more information about this proposed amendment to GM’s restated certificate of incorporation, see “—Amendments to the GM Restated Certificate of Incorporation.”

      You should note that the actual amount of the reduction in GM’s retained economic interest in Hughes will depend on a number of factors that will not be known until immediately before the completion of the GM/ Hughes separation transactions and is extremely sensitive to the average GM Class H common stock price. This sensitivity is illustrated by the figures presented in the table that is included at “Summary— Description of the Transactions— Reduction in GM’s Retained Economic Interest in Hughes.”

      To further illustrate the effect of the Hughes recapitalization on the interest of the GM Class H common stockholders in the financial performance of Hughes and on GM’s retained economic interest in Hughes we provide the example below which shows this effect as if the Hughes recapitalization had occurred on                      , 2002. GM’s retained economic interest represents the portion of Hughes’ earnings allocated to earnings per share and the amount available for dividends on GM $1 2/3 par value common stock. In the example, the number of outstanding shares of GM Class H common stock presented is equal to the number of shares of GM Class H common stock outstanding as of                     , 2002.

      As shown in the example below, as a result of the Hughes recapitalization, the portion of Hughes’ earnings allocable to the GM Class H common stockholders would have increased by        percentage points and GM’s retained economic interest in Hughes would have decreased by the same number of percentage points. In addition, while the number of outstanding shares of GM Class H common stock would have remained the same both before and after the Hughes recapitalization, the notional shares representing GM’s retained economic interest in Hughes would have decreased by                     million shares.

Before the Hughes Recapitalization

      The portion of Hughes’ earnings allocable to the outstanding GM Class H common stock would have been calculated as of                     , 2002 as follows:

(The number of shares of outstanding GM Class H common stock)
÷	=	% (The portion of Hughes’ earnings allocable
(The GM Class H dividend base)		to the GM Class H common stock)

      The remaining portion of Hughes’ earnings, about           %, would have been allocable to GM’s retained economic interest in Hughes. The number of notional shares representing GM’s retained economic interest in Hughes would have been calculated at that time as follows:

(The GM Class H dividend base)	—	(The number of shares of GM Class H common stock outstanding)	=	(The number of notional shares representing GM’s retained economic interest in Hughes)

After the Hughes Recapitalization

      As a result of the Hughes recapitalization, assuming a Hughes dividend distribution to GM in the amount of $4.2 billion and an average GM Class H common stock price of $               , which was the average market price of GM Class H common stock during the five trading days preceding                     , 2002, the number of notional shares representing GM’s retained economic interest in Hughes would have been decreased by the following amount:

$4.2 billion (The dollar amount of the Hughes dividend distribution) ÷ $ (The average GM Class H common stock price)	=	(The number of notional shares by which GM’s retained economic interest in Hughes would be reduced)

      Therefore, after the Hughes recapitalization, the number of notional shares representing GM’s retained economic interest in Hughes would have been                     .

      Because the GM Class H dividend base is equal to the number of shares of outstanding GM Class H common stock plus the number of notional shares representing GM’s retained economic interest in Hughes, the GM Class H dividend base would have also decreased by                     million as a result of the Hughes recapitalization. After the Hughes recapitalization, the portion of Hughes’ earnings allocable to the GM Class H common stockholders would have been as follows:

(The number of shares of outstanding GM Class H common stock) ÷ (The GM Class H dividend base)	=	% (The portion of Hughes’ earnings allocable to the GM Class H common stock)

      The remaining portion of Hughes’ earnings, about           %, would have been allocable to GM’s retained economic interest in Hughes.

      The example above is provided for illustrative purposes only. We will not know the actual percentages and the number of notional shares representing GM’s retained economic interest in Hughes until immediately prior to the time of the completion of the Hughes split-off. These actual amounts will depend upon, among other things, the average market price of GM Class H common stock during a specified period preceding the time of the completion of the Hughes split-off and the amount of the Hughes dividend distribution.

      Contribution of Hughes Stock to HEC Holdings. GM currently owns 100% of the issued and outstanding shares of common stock and preferred stock of Hughes. Immediately after the Hughes dividend distribution but before the Hughes split-off, GM will contribute all of the capital stock of Hughes to HEC Holdings, which is currently a wholly owned subsidiary of GM. This contribution will result in HEC Holdings becoming the parent company of Hughes, owning 100% of its capital stock, immediately prior to the Hughes split-off.

      In exchange for this contribution, HEC Holdings will issue to GM (by means of a reclassification) shares of its Class C common stock such that GM will hold a number of shares of HEC Holdings Class C common stock equal to the GM Class H dividend base after it has been reduced as part of the Hughes recapitalization as described above. Using the example provided above at “—Reduction in GM’s Retained Economic Interest in Hughes— After the Hughes Recapitalization” and based on the assumptions described in that section, after the contribution, GM would have held                     million shares of HEC Holdings Class C common stock.

      For more information regarding the terms of the Hughes recapitalization, see “Description of Principal Transaction Agreements— GM/Hughes Separation Agreement— The Hughes Recapitalization.”

          Hughes Split-Off

      After the Hughes recapitalization has been completed, the Hughes business will be separated from General Motors pursuant to the Hughes split-off. The Hughes split-off principally consists of the exchange of shares of HEC Holdings stock on a one-for-one basis for shares of GM Class H common stock. As a result of the Hughes split-off, HEC Holdings, which will then hold all of the outstanding capital stock of Hughes, will become an independent, publicly owned company. The implementation agreement and the other agreements contemplated by that agreement are the primary transaction agreements that establish the terms of the Hughes split-off.

      Redemption of GM Class H Common Stock. Promptly after the completion of the Hughes recapitalization, GM will distribute one share of HEC Holdings Class C common stock that it holds after the contribution described above at “—The Hughes Recapitalization— Contribution of Hughes Stock to HEC Holdings” to the holders of GM Class H common stock in exchange for and in redemption of each outstanding share of GM Class H common stock. Using the example provided above at “—Reduction in GM’s Retained Economic Interest in Hughes— After the Hughes Recapitalization” and based on the assumptions described in that section, GM would have distributed a total of                     million shares of HEC Holdings Class C common stock in the Hughes split-off to GM Class H common stockholders, which is equal to the number of outstanding shares of GM Class H common stock in that example. As part of the Hughes split-off, all of the formerly outstanding shares of GM Class H common stock will be cancelled, and no shares of GM Class H common stock will be outstanding after the Hughes split-off. See “GM Capital Stock— GM’s Dual-Class Common Stock Capital Structure— Redemption,” for a more complete description of the mechanics of the redemption.

      Potential Distribution of HEC Holdings Class C Common Stock to GM $1 2/3 Par Value Common Stockholders. In order to maintain the tax-free status of the Hughes split-off to GM and its stockholders, GM must distribute to its stockholders (in respect of their shares of GM common stock) and/or its securityholders (in respect of their GM securities) 80% or more of the shares of HEC Holdings Class C common stock. GM currently estimates that it would make a distribution in order to maintain the tax-free status of the Hughes split-off only if the average market price of GM Class H common stock over a specified period preceding the completion of the Hughes split-off (which is the price that is used to determine the reduction in GM’s retained economic interest in Hughes as part of the Hughes recapitalization) were to be greater than $                     per share or less than $     per share. Under such circumstances, to the extent necessary to maintain the tax-free status of the Hughes split-off to GM and its stockholders, GM may distribute to the GM $1 2/3 par value common stockholders a number of shares of HEC Holdings Class C common stock (which would otherwise be retained by GM) necessary so that, in the aggregate, GM would distribute 80% or more of the shares of HEC Holdings Class C common stock. The foregoing price calculation is based upon the number of shares of GM Class H common stock outstanding as of                     , 2002 and assumes that any shares of HEC Holdings Class C common stock transferred by GM in debt-for-equity exchanges are not transferred to GM securityholders that would count toward the satisfaction of the requirement that GM distribute 80% or more of the shares of HEC Holdings Class C common stock.

      If GM determines to make a pro rata distribution in order to maintain the tax-free status of the Hughes split-off, then the number of shares of HEC Holdings Class C common stock to be distributed to the GM $1 2/3 par value common stockholders for each share held would be determined using the following formula:

•	the number of shares of HEC Holdings Class C common stock that GM determines to distribute to its stockholders in order to maintain the tax-free status of the Hughes split-off;

divided by

•	the number of shares of GM $1 2/3 par value common stock outstanding on the record date for the distribution.

If GM determines to make a pro rata distribution, then the actual distribution ratio as well as the record date for the pro rata distribution will be publicly announced by GM around the time of the completion of the Hughes split-off.

      After the distribution of HEC Holdings Class C common stock to the holders of GM Class H common stock (and, if applicable, the GM $1 2/3 par value common stockholders) in the Hughes split-off, GM will continue to hold any remaining shares of HEC Holdings Class C common stock received by GM in exchange for its contribution of Hughes stock to HEC Holdings as described above at “—The Hughes Recapitalization— Contribution of Hughes Stock to HEC Holdings.” The number of shares of HEC Holdings Class C common stock that will be held by GM at that time will be equal to the number of notional shares representing its retained economic interest in Hughes, if any, after giving effect to the reduction of that interest as part of the Hughes recapitalization less the number of shares (if any) distributed to the GM $1 2/3 par value common stockholders as part of the Hughes split-off. Using the example provided above at “—Reduction in GM’s Retained Economic Interest in Hughes— After the Hughes Recapitalization” and based on the assumptions described in that section, immediately after the Hughes split-off, GM would hold                     million shares of HEC Holdings Class C common stock. GM’s ownership of any such shares is designed to provide value to GM in an amount reflecting the value of GM’s retained economic interest in Hughes immediately after the Hughes recapitalization. A portion of any such shares may be subject to GM share dispositions after the Hughes /EchoStar merger, as described at “—GM Share Dispositions” below, and any remaining portion of these shares would be retained by General Motors after the Hughes split-off for up to five years.

      GM does not currently have the ability to exchange shares of HEC Holdings Class C common stock in redemption of shares of GM Class H common stock. One of the effects of the amendment to the GM restated certificate of incorporation that GM common stockholders are being asked to approve pursuant to this consent solicitation is to authorize the GM board of directors to make this exchange on the terms described in this document. For more information about this proposed amendment to GM’s restated certificate of incorporation, see “—Amendments to the GM Restated Certificate of Incorporation” and “GM Capital Stock— GM’s Dual-Class Common Stock Capital Structure— Redemption.”

      Prior to the completion of the Hughes split-off, HEC Holdings intends to adopt a stockholder protection rights agreement. After the Hughes/ EchoStar merger, this will become the stockholder protection rights agreement of New EchoStar. For more information regarding this stockholder protection rights agreement, see “New EchoStar Capital Stock— Stockholder Protection Rights Agreement.”

      Immediately following the completion of the Hughes split-off, EchoStar will merge with HEC Holdings to form New EchoStar as described at “—The Hughes/ EchoStar Merger” and “Description of Principal Transaction Agreements—Hughes/ EchoStar Merger Agreement” below.

      No 120% Recapitalization of GM Class H Common Stock into GM $1 2/3 Par Value Common Stock. If GM common stockholders approve the proposals relating to the transactions, the completion of the GM/ Hughes separation transactions will not result in a recapitalization of the GM Class H common stock into GM $1 2/3 par value common stock at a 120% exchange rate, as currently provided for under certain circumstances pursuant to provisions of the GM restated certificate of incorporation. As part of the GM/ Hughes separation transactions, the GM restated certificate of incorporation will be amended to expressly provide that this provision will not apply to the GM/Hughes separation transactions. By approving the proposals relating to the transactions, GM $1 2/3 par value common stockholders and GM Class H common stockholders will, in effect, be waiving any application of the recapitalization provision to the GM/ Hughes separation transactions. For more information, see “GM Capital Stock— GM’s Dual-Class Common Stock Capital Structure— Recapitalization and Certain Other Transactions.” As described in greater detail below at “—GM Background and Considerations— Alternatives to the Transactions,” GM determined that, in the context of the proposed separation of Hughes from GM, a recapitalization of the GM Class H common stock into GM $1 2/3 par value common stock at a 120% exchange rate would not be in the best interests of GM and its common stockholders and, accordingly, GM structured the transactions so as not to result in such a recapitalization.

      No Pro Rata Distribution of the Hughes Dividend Distribution. If GM common stockholders approve the proposals relating to the transactions, GM will retain the entire amount of the dividend distributed to it by Hughes in the Hughes recapitalization, and will not distribute any portion of that dividend to the holders of GM Class H common stock. Therefore, the GM Class H common stockholders will not receive the pro rata share of the Hughes dividend distribution in accordance with their economic interest in the financial performance of Hughes that is currently provided for under certain circumstances pursuant to the GM board policy statement regarding certain capital stock matters. By approving the proposals relating to the transactions being submitted to GM common stockholders pursuant to this consent solicitation, GM common stockholders will be approving and consenting to an asset transfer consisting of the Hughes dividend distribution to GM, as contemplated by the terms of the GM board policy statement. For more information, see “GM Capital Stock— GM Board of Directors Policy Statement.”

      For more information regarding the Hughes split-off, including the redemption of the GM Class H common stock as contemplated by the terms of the implementation agreement, see “Description of Principal Transaction Agreements—Implementation Agreement—Hughes Split-Off.”

     Other Separation-Related Arrangements

      The GM/Hughes separation transactions include certain other arrangements related to the Hughes recapitalization and the Hughes split-off. These arrangements generally address matters relating to the separation of the Hughes business from General Motors pursuant to the Hughes split-off:

•	GM, Hughes and HEC Holdings have agreed to indemnification arrangements in connection with the transactions, including with respect to certain existing disputes between Hughes and Boeing related to the sale by Hughes of its satellite manufacturing business to Boeing in 2000. GM has agreed to be responsible for liability from a purchase price adjustment claim of Boeing to the extent that such liability, if any, exceeds $670 million. In addition, among other things, GM and Hughes have agreed generally to indemnify each other against losses arising out of the other company’s businesses.

•	GM, Hughes and HEC Holdings have agreed to new income tax allocation arrangements, which will become effective upon completion of the Hughes/ EchoStar merger. These arrangements will modify the income tax allocation arrangements currently in place between GM and Hughes. Among other things, the new income tax allocation arrangements will govern the allocation of U.S. income tax liabilities among the companies for taxable periods ending on or prior to the completion of the transactions.

•	GM and Hughes have agreed to intellectual property arrangements concerning certain intellectual property and ongoing activities of the companies. Among other things, the intellectual property arrangements provide that before transferring its rights to certain Hughes bandwidth to any third party, Hughes will offer the Hughes bandwidth to GM on the same terms. Similarly, GM has agreed that before transferring its rights to certain OnStar bandwidth to a third party, it will offer the OnStar bandwidth to Hughes on the same terms.

•	GM, Hughes and HEC Holdings have also agreed to certain arrangements pertaining to employee matters. GM has agreed to provide certain service and salary credits under certain GM retirement plans for GM employees who transfer to Hughes, and Hughes has agreed to provide certain service and salary credits under the Hughes defined benefit pension plan for Hughes employees who transfer to GM.

      For more information regarding the terms of these and other related arrangements, see “Description of Principal Transaction Agreements — Implementation Agreement — Other General Indemnification” and “—GM/ Hughes Separation Agreement — Ancillary Separation Agreements.”

     Amendments to the GM Restated Certificate of Incorporation

      In order to implement the GM/ Hughes separation transactions as described in this document, we will need to amend Article Fourth of the GM restated certificate of incorporation. In particular, in connection with the GM/ Hughes separation transactions, GM is proposing to amend Article Fourth of the GM restated certificate of incorporation to:

•	provide for the reduction by the GM board of directors of GM’s retained economic interest in Hughes to reflect the Hughes dividend distribution of up to $4.2 billion to be received by GM in connection with the Hughes recapitalization. This would be accomplished by reducing the denominator of the GM Class H fraction by an amount that reflects the Hughes dividend distribution;

•	provide for GM to split off HEC Holdings by exchanging one share of HEC Holdings Class C common stock for each outstanding share of GM Class H common stock. This would be accomplished by adding a redemption feature to the terms of the GM Class H common stock that will make the GM Class H common stock redeemable in exchange for shares of HEC Holdings Class C common stock on a share-for-share basis; and

•	provide that the current provisions of the GM restated certificate of incorporation that provide for a recapitalization of GM Class H common stock into GM $1 2/3 par value common stock at a 120% exchange rate under certain circumstances will not be applicable to the GM/Hughes separation transactions. This would be accomplished by adding a provision to expressly provide that the completion of the GM/ Hughes separation transactions as described in this document will not result in a recapitalization of the GM Class H common stock into GM $1 2/3 par value common stock at a 120% exchange rate.

      Without this amendment to Article Fourth of the GM restated certificate of incorporation, the GM/Hughes separation transactions cannot be completed as proposed. In its current form, the GM restated certificate of incorporation does not permit the GM board of directors to reduce the denominator of the GM Class H fraction in connection with the receipt by GM of the Hughes dividend distribution. In addition, the current provisions of Article Fourth of the GM restated certificate of incorporation do not permit the redemption of GM Class H common stock in exchange for shares of HEC Holdings Class C common stock.

      Also, under the GM restated certificate of incorporation in its current form, the separation of Hughes from GM pursuant to the Hughes split-off would result in a recapitalization of GM Class H common stock into GM $1 2/3 par value common stock at a 120% exchange rate but for the provision of the GM charter amendment that will expressly provide that the 120% recapitalization provision shall not apply to the transactions. However, as described in greater detail below at “—GM Background and Considerations— Alternatives to the Transactions,” GM determined that, in the context of the proposed separation of Hughes from GM, such a result would not be in the best interests of GM and its common stockholders and, accordingly, GM structured the transactions so as not to result in such a recapitalization.

      Article Fourth of the GM restated certificate of incorporation, in the form proposed to be amended as described above, is included in Appendix A of this document. We urge GM common stockholders to review the form of this proposed amendment to Article Fourth carefully before voting with respect to the proposals relating to the transactions. Completion of the GM/Hughes separation transactions and the Hughes/ EchoStar merger is conditioned upon the requisite GM common stockholder approval of this proposed amendment to the GM restated certificate of incorporation (as well as the requisite GM common stockholder approval of the two related ratification matters).

      GM is also proposing a further amendment to Article Fourth of the GM restated certificate of incorporation after the completion of the GM/Hughes separation transactions and the Hughes/ EchoStar merger in order to eliminate certain provisions relating to the GM Class H common stock that would no longer be necessary because it will no longer be outstanding after the GM/Hughes separation transactions. This is a technical amendment to the GM restated certificate of incorporation, which is necessary in order to reflect the completion of the GM/ Hughes separation transactions and the elimination of the GM Class H common stock and GM’s current dual-class common stock capital structure as a result of these transactions.

      Article Fourth of the GM restated certificate of incorporation, in the form proposed to be further amended to eliminate certain provisions relating to the GM Class H common stock, is included in Appendix B of this document. We urge GM common stockholders to review the form of this proposed amendment to Article Fourth carefully before voting with respect to this additional proposal. Completion of the GM/Hughes separation transactions and the Hughes/ EchoStar merger is not conditioned upon the requisite GM common stockholder approval of this further proposed amendment to the GM restated certificate of incorporation.

      GM does not currently expect to amend its bylaws in connection with the GM/ Hughes separation transactions, except to the extent necessary or appropriate to reflect the completion of the GM/ Hughes separation transactions and the elimination of the GM Class H common stock.

      For more information regarding the terms of the GM/ Hughes separation transactions, including the Hughes recapitalization, the Hughes split-off and other related transactions, see “Description of Principal Transaction Agreements — Implementation Agreement” and “— GM/ Hughes Separation Agreement” below.

     The Hughes/ EchoStar Merger

      Overview. The combination of the businesses of Hughes and EchoStar pursuant to the Hughes/ EchoStar merger will be completed immediately following the completion of the GM/ Hughes separation transactions. As part of the Hughes/ EchoStar merger, EchoStar will merge with HEC Holdings, which will be the parent company of Hughes at the time of the merger, and HEC Holdings will be the surviving corporation. In connection with the Hughes/ EchoStar merger, the surviving corporation, which we sometimes refer to as “New EchoStar,” will be renamed “EchoStar Communications Corporation.” As a result of the Hughes/ EchoStar merger, Hughes will become a wholly owned subsidiary of New EchoStar. The Hughes/ EchoStar merger agreement is the primary transaction agreement that establishes the terms of the Hughes/ EchoStar merger.

      As part of the Hughes/ EchoStar merger, among other things:

•	Each share of HEC Holdings Class C common stock distributed to GM Class H common stockholders in connection with the Hughes split-off will remain outstanding as a share of Class C common stock of New EchoStar and will be unchanged. Similarly, each share of HEC Holdings Class C common stock held by GM after the Hughes split-off will remain outstanding as a share of Class C common stock of

New EchoStar and will be unchanged. As a result, former GM Class H common stockholders and General Motors will be Class C common stockholders of New EchoStar.

•	EchoStar Class A common stockholders will receive 1/0.73, or about 1.3699, shares of New EchoStar Class A common stock in exchange for each share of EchoStar Class A common stock they own, or cash in lieu of fractional shares of New EchoStar Class A common stock that they would otherwise receive. As a result, former EchoStar Class A common stockholders will become Class A common stockholders of New EchoStar.

•	EchoStar Class B common stockholders will receive 1/0.73, or about 1.3699, shares of New EchoStar Class B common stock in exchange for each share of EchoStar Class B common stock they own, or cash in lieu of fractional shares of New EchoStar Class B common stock that they would otherwise receive. As a result, former EchoStar Class B common stockholders will become Class B common stockholders of New EchoStar. A trust controlled by Charles W. Ergen, the Chairman of the Board of Directors and Chief Executive Officer of EchoStar, currently owns all of the outstanding shares of EchoStar Class B common stock and is expected to become the owner of all outstanding shares of New EchoStar Class B common stock as a result of the Hughes/ EchoStar merger.

      Shares Outstanding and Voting Power of New EchoStar. Based on the assumptions about certain variable factors described below, we estimate that, immediately following the completion of the Hughes/ EchoStar merger:

•	the New EchoStar Class A common stock would represent about % of the outstanding common stock of New EchoStar and about % of the total voting power of New EchoStar;

•	the New EchoStar Class B common stock would represent about % of the outstanding common stock of New EchoStar and about % of the total voting power of New EchoStar; and

•	the New EchoStar Class C common stock would represent about % of the outstanding common stock of New EchoStar and about % of the total voting power of New EchoStar.

      The pro forma percentages of outstanding shares and voting power set forth above and throughout this document are presented for illustrative purposes only and are sensitive to their underlying assumptions. We will not know the actual percentages of outstanding shares and voting power of shares of New EchoStar common stock until immediately before the Hughes/ EchoStar merger. These calculations are based on a number of assumptions, including the average market price of GM Class H common stock during the specified period preceding the completion of the GM/Hughes separation transactions, which we discuss at “—Assumptions Used in Calculating the Pro Forma Percentages of Outstanding Shares and Voting Power and the Minimum GM Class H Common Stock Price Necessary to Satisfy the Equity Headroom Condition.”

      Except as to voting rights, the New EchoStar Class A common stock and New EchoStar Class C common stock will be identical. The New EchoStar Class B common stock will have special voting rights, will be convertible into New EchoStar Class A common stock or New EchoStar Class C common stock and will be subject to certain transfer restrictions. However, in all respects other than voting rights, convertibility and the transfer restrictions, the New EchoStar Class B common stock will be substantially the same as the New EchoStar Class A common stock and New EchoStar Class C common stock. The New EchoStar common stock will have the voting rights described below at “New EchoStar Capital Stock — Common Stock.”

      New EchoStar will have three different classes of common stock, with each class having different voting powers, in order to address two important objectives with respect to the transactions:

•	to preserve the tax-free status of the Hughes split-off to GM for U.S. federal income tax purposes; and

•	to preserve at least to some degree the greater voting power that the EchoStar Class B common stock currently has relative to the EchoStar Class A common stock.

      GM and Hughes would not agree to complete the transactions unless they were assured that the Hughes split-off would be tax-free to GM and its stockholders for U.S. federal income tax purposes. GM has received a ruling from the IRS confirming the tax-free nature of the Hughes split-off, and the continued effectiveness of this ruling is a condition to the obligation of GM and Hughes to complete the transactions. The Hughes split-off will be tax-free to GM for these purposes only if, among other things, General Motors and certain of its historical stockholders acquire stock possessing more than 50% of the aggregate voting power of the stock of New EchoStar in the transactions. Accordingly, the terms of the various classes of common stock of New EchoStar are designed to ensure that the shares of New EchoStar Class C common stock held by GM (other than shares that are subject to GM share dispositions) immediately after the Hughes split-off and the shares of New EchoStar Class C common stock that are issued to certain of GM’s historical stockholders in the Hughes split-off (which we refer to collectively as “GM group shares”) and certain shares of New EchoStar common stock issued after the Hughes split-off (which, together with the GM group shares, we refer to as “qualifying shares”) together possess at least 50.5% of the aggregate voting power of New EchoStar at all times during the first two years following the completion of the Hughes split-off (and possibly thereafter, in certain circumstances).

      At the same time, EchoStar wanted to preserve at least to some degree the greater voting power that the EchoStar Class B common stock currently has relative to the EchoStar Class A common stock. This was particularly important given that Mr. Ergen, as the beneficial owner of all of the EchoStar Class B common stock and about 90% of the total voting power of EchoStar, was required to reduce substantially his current voting power in EchoStar in order to address the tax objectives of GM and Hughes with respect to the transactions. Mr. Ergen agreed to such a substantial reduction of his own voting power, including giving up voting control of New EchoStar, in order to provide the holders of EchoStar Class A common stock the opportunity to participate in the potential benefits expected to accrue to them as a result of the completion of the Hughes/ EchoStar merger.

      In order to ensure that the qualifying shares possess at least 50.5% of the aggregate voting power of New EchoStar at all times during the first two years following the completion of the Hughes split-off (and possibly thereafter, in certain circumstances), the number of votes per share of New EchoStar Class B common stock will be reduced as necessary. After the second anniversary of the Hughes split-off, the number of votes per share of New EchoStar Class B common stock will no longer be subject to downward adjustment, except as described at “New EchoStar Capital Stock— Common Stock— Voting Rights.” Further, from and after the end of this two-year period, the voting power of each share of New EchoStar Class B common stock outstanding at the conclusion of the two-year period, as a percentage of aggregate voting power, generally will be fixed at the percentage of the aggregate voting power of all of the shares of New EchoStar common stock then outstanding to which such share of New EchoStar Class B common stock was entitled at the end of the two-year period. In order to maintain the per share percentage voting power of the New EchoStar Class B common stock as fixed at the end of the two-year period, the votes per share of New EchoStar Class B common stock will increase when certain additional shares of capital stock of New EchoStar are issued, except as described at “New EchoStar Common Stock— Common Stock— Voting Rights.” Thus, in general, the voting power of the New EchoStar Class B common stock will not be diluted by issuances of additional stock by New EchoStar after the end of the two-year period.

      In order to preserve the relatively greater voting power that shares of EchoStar Class B common stock currently have compared to shares of EchoStar Class A common stock, each share of New EchoStar Class A common stock will entitle the holder thereof to one vote per share in the election of directors and on all other matters submitted to the stockholders of New EchoStar for approval and each share of New EchoStar Class B common stock initially will entitle the holder thereof to 10 votes per share on those same matters, subject to reduction during the first two years following the completion of the Hughes/ EchoStar merger and subject to the specified protection against dilution after the two-year period, in each case as described immediately above. In addition, the holders of New EchoStar Class B common stock are entitled to a separate class vote for approval of certain specified matters. For more information see “New EchoStar Capital Stock— Common Stock.”

      As a result of his expected ownership of all of the New EchoStar Class B common stock after the Hughes/EchoStar merger, Mr. Ergen, who will also be the Chairman of the Board of Directors and the Chief Executive Officer of New EchoStar, will have substantial influence over actions of New EchoStar that require stockholder approval.

      Satisfaction of the Equity Headroom Condition. An important condition to the obligations of GM, Hughes, HEC Holdings and EchoStar to complete the Hughes/ EchoStar merger is that New EchoStar must have the ability, based on certain assumptions, to issue a specified minimum amount of equity as of the completion of the Hughes/ EchoStar merger without causing the GM group shares to possess 50% or less of the aggregate value of the outstanding stock of New EchoStar. This minimum amount is the greater of:

•	$1.0 billion minus the fair market value of the capital stock of HEC Holdings into which any equity and certain equity-linked securities issued by EchoStar after October 28, 2001 and before the completion of the transactions would convert at the completion of the Hughes/ EchoStar merger; and

•	$250 million.

As a result of Vivendi Universal’s $1.5 billion investment in EchoStar Series D convertible preferred stock in January 2002, the parties currently anticipate that the minimum amount would be $250 million. The equity headroom condition is designed to ensure that, based on the assumptions used in the calculations, New EchoStar will have the ability to issue the minimum amount of new equity after the Hughes/ EchoStar merger without violating certain agreements with GM designed to preserve the tax-free status of the Hughes split-off to GM.

      We cannot determine whether the equity headroom condition will be satisfied until immediately before the completion of the GM/Hughes separation transactions and the Hughes/ EchoStar merger because the satisfaction of this condition will depend on the facts and circumstances existing at that time, including the average market price of GM Class H common stock during a specified period preceding the completion of the GM/Hughes separation transactions. We will determine whether the equity headroom condition is satisfied at such time by applying certain presumptions and making determinations as to certain variables pursuant to the methodology set forth in the Hughes/ EchoStar merger agreement. For further information regarding this methodology, see “Description of Principal Transaction Agreements— Hughes/ EchoStar Merger Agreement— Conditions.” We will first determine whether the equity headroom condition will be satisfied in the event that GM receives a Hughes dividend distribution of $4.2 billion and is allowed to make share dispositions involving the full 100 million shares. If the equity headroom condition would not be satisfied under those circumstances, then:

first, the number of shares that GM may transfer pursuant to GM share dispositions after the completion of the Hughes/EchoStar merger would be mandatorily reduced to the extent necessary to satisfy the equity headroom condition, but not by more than 40 million shares; and

second, if GM has issued more than 60 million shares of GM Class H common stock in debt-for-equity exchanges prior to the completion of the GM/Hughes separation transactions, the amount of the Hughes dividend distribution would be mandatorily reduced to the extent necessary to satisfy the equity headroom condition by up to the amount of the proceeds received by GM from such debt-for-equity exchanges in excess of 60 million shares, but not by more than $700 million (from $4.2 billion down to $3.5 billion).

      For a more detailed description of these mandatory reductions, see “Description of Principal Transaction Agreements— GM/Hughes Separation Agreement— The Hughes Recapitalization— Reduction in the Shares Subject to GM Share Dispositions; Reduction of the Hughes Recapitalization Amount.” Any mandatory reductions in the amount of the Hughes dividend distribution or the number of shares in GM share dispositions would have the effect of reducing the amount of liquidity provided to GM in connection with the transactions. See “Risk Factors— Risk Factors Relating to GM After the Transactions— GM’s Credit Position May be Affected by the Amount of Liquidity Provided by the Transactions, Which Cannot be Determined at this Time.”

      Although we cannot determine at this time whether the equity headroom condition will be satisfied at the time that we propose to complete the GM/Hughes separation transactions and the Hughes/ EchoStar merger, for illustrative purposes only, we can estimate the minimum average market price for the GM Class H common stock determined over the period of time specified by the transaction agreements that would be needed to satisfy the equity headroom condition. To estimate this price, we must make certain assumptions which are described at “—Assumptions Used in Calculating the Pro Forma Percentages of Outstanding Shares and Voting Power and Minimum GM Class H Common Stock Price Necessary to Satisfy the Equity Headroom Condition” and follow the methodology set forth in the Hughes/ EchoStar merger agreement. Based on those assumptions, the application of the Hughes/ EchoStar merger agreement methodology and assuming that the number of shares subject to GM share dispositions were reduced by the full amount to 60 million shares, we currently estimate that the equity headroom condition would be satisfied if the price of GM Class H common stock determined over the period of time specified by the transaction agreements were equal to at least $           per share. This calculation is provided for illustrative purposes only. The minimum GM Class H common stock price determined as described above that actually will be required in order to satisfy the equity headroom condition will vary to the extent that the facts and circumstances existing at the time of the Hughes/ EchoStar merger differ from the assumptions underlying this calculation. Some of these assumptions are discussed below. We will not know this actual minimum price until immediately before the completion of the GM/Hughes separation transactions and the Hughes/ EchoStar merger.

      In considering potential market prices of the GM Class H common stock during the period specified by the transaction agreements for the purpose of determining whether the equity headroom condition will be satisfied, one factor to consider, among others, is the product of the implied exchange ratio multiplied by the EchoStar Class A common stock price. The implied exchange ratio, 0.73, is equal to the inverse of the exchange ratio in the Hughes/ EchoStar merger of 1/0.73 shares of New EchoStar Class A common stock in exchange for each share of EchoStar Class A common stock. We believe it is possible that, prior to the time of the completion of the Hughes/ EchoStar merger, the market prices of shares of GM Class H common stock may be about 0.73 of the market prices of shares of EchoStar Class A common stock at such time. However, we cannot provide you any assurances with respect to any relationship between the market prices of GM Class H common stock and the market prices of EchoStar Class A common stock during the period with respect to which the price per share of GM Class H common stock would be determined for the purpose of determining whether the equity headroom condition will be satisfied. Further, we cannot provide you any assurances with respect to the impact, if any, that any such relationships would have on the price per share of GM Class H common stock during the period specified by the transaction agreements.

      If the equity headroom condition would not be satisfied even after the mandatory reductions to the number of shares subject to GM share dispositions and/or the amount of the Hughes dividend distribution as described above, GM would have the right, but not the obligation, to cause the condition to be satisfied by electing to reduce the number of shares subject to GM share dispositions and to the amount of the Hughes dividend distribution. See “Description of Principal Transaction Agreements— GM/Hughes Separation Agreement— The Hughes Recapitalization.” We cannot assure you that GM would determine to make any such voluntary reductions. Any such voluntary reductions would reduce the amount of liquidity to be provided to GM in connection with the transactions. See “Risk Factors— Risk Factors Relating to GM After the Transactions— GM’s Credit Position May be Affected by the Amount of Liquidity Provided by the Transactions, Which Cannot be Determined at this Time.” As of the date of this document, GM has not made any determination regarding whether or to what extent GM would be willing to make any voluntary reductions in the number of shares subject to GM share dispositions and/or the amount of the Hughes dividend distribution in order to ensure that the minimum headroom condition and value condition would be satisfied. GM currently expects that it would make any determination regarding any such voluntary reductions immediately before the completion of the Hughes split-off, based on factors it determines to be relevant as of such time.

      Any such determinations would necessarily be based on the facts and circumstances existing at such time, which are not known at this time. We further note that, as described in greater detail elsewhere in this document, in the event that the GM board of directors were to consider taking any action that would change in any material respect the terms on which the transactions are to be completed from the terms provided by the transaction agreements, such as, among other things, making any voluntary reduction to the number of shares subject to GM share dispositions and/or the amount of the Hughes dividend distribution, the GM board of directors in considering such matters would consider, among other factors, the fairness of the transactions (as to be so revised) to the holders of both classes of common stock in accordance with the GM board policy statement regarding certain capital stock matters. See “—Recommendations of the Hughes Board of Directors, the GM Capital Stock Committee and the GM Board of Directors; Fairness of the Transactions.” If GM were to determine not to make any such voluntary reductions, which determination would be within GM’s sole discretion, such that this condition would not be satisfied, then the Hughes split-off and the Hughes/ EchoStar merger would not occur unless each of GM, Hughes and EchoStar agrees to waive this condition.

      GM does not currently believe that it would be required to, and does not currently intend to, resolicit the approval of GM common stockholders if the equity headroom condition is waived by the parties or if GM causes the condition to be satisfied by voluntarily electing to make any such reductions. You should be aware, however, that if the equity headroom condition is waived and the Hughes/ EchoStar merger is completed, then New EchoStar’s already restricted ability to raise capital by selling equity securities as described below could be further diminished. As a result, the risks that New EchoStar will face regarding liquidity and financing, as described further at “Risk Factors — Risk Factors Relating to New EchoStar After the Transactions — Risks Relating to Liquidity and Financing Activities of New EchoStar,” could be intensified. We cannot assure you whether or not the parties would waive the equity headroom condition. We would make that determination immediately before the completion of the Hughes split-off based on factors that we determine to be relevant at that time.

      You should understand that the satisfaction of the equity headroom condition will not ensure that New EchoStar actually will be able to issue equity at any time after the completion of the Hughes/ EchoStar merger or, if so, on what terms any such equity issuances could be completed. The transaction agreements contain provisions that severely restrict New EchoStar’s ability to issue additional equity or equity-linked securities for two years after the Hughes/ EchoStar merger, absent possible favorable IRS rulings, and New EchoStar’s ability to issue any additional equity will be subject to these transaction agreements and general market conditions. The determination as to whether a proposed equity issuance by New EchoStar is permitted under these restrictions will be made under the facts and applicable law at or around the time of the proposed issuance, which may result in more restrictive limitations than the parties anticipated at the time of completion of the Hughes/EchoStar merger. We can provide no assurances in this regard. See “Risk Factors— Risk Factors Relating to New EchoStar After the Transactions— Risks Relating to Liquidity and Financing Activities of New EchoStar— New EchoStar Will Be Subject to Significant Restrictions with Respect to Issuances of Its Equity Securities for Two Years Following the Hughes/ EchoStar Merger.”

      For more information about the equity headroom condition, see “Description of Principal Transaction Agreements— Hughes/ EchoStar Merger Agreement— Conditions.”

      Assumptions Used in Calculating the Pro Forma Percentages of Outstanding Shares and Voting Power and the Minimum GM Class H Common Stock Price Necessary to Satisfy the Equity Headroom Condition. We have applied the methodology set forth in the Hughes/ EchoStar merger agreement for determining whether the equity headroom condition is satisfied and have made assumptions about certain variables in calculating:

•	the amounts set forth throughout this document with respect to pro forma percentages of outstanding shares and voting power of shares of New EchoStar common stock upon the completion of the Hughes/ EchoStar merger; and

•	the estimated minimum average market price of GM Class H common stock set forth in this document that would be necessary for the equity headroom condition to be satisfied.

      We have made assumptions about the relative fair market value of the various classes of New EchoStar common stock and have assumed that, among other things:

•	there will be no material changes in the number of shares of GM Class H common stock, PanAmSat common stock and EchoStar common stock currently outstanding other than issuances upon conversion of EchoStar Series D convertible preferred stock (to which we have given full effect for purposes of this calculation) or in the number of shares of EchoStar common stock issuable upon conversion of EchoStar convertible debt securities;

•	the IRS ruling received by GM with respect to the treatment of certain transactions involving GM and New EchoStar securities under Section 355(e) of the Code remains in effect;

•	no GM debt-for-equity exchanges will be completed prior to the completion of the Hughes/ EchoStar merger, which means that the amount of the Hughes dividend is not subject to mandatory reduction under the terms of the transaction agreements; and

•	the Hughes dividend distribution to GM will be $4.2 billion.

      In addition, in calculating the pro forma percentages of outstanding shares and voting power of shares of New EchoStar common stock, we have assumed an average market price of GM Class H common stock over the specified period preceding the GM/Hughes separation transactions of $                    , which was the average market price of GM Class H common stock during the five trading days preceding                     , 2002, and we have assumed that the number of shares of New EchoStar Class C common stock available to be distributed in connection with GM share dispositions following the completion of the Hughes/ EchoStar merger is       million.

      Changes in the above-described assumptions and other factors could materially affect the minimum average GM Class H common stock price required in order for the equity headroom condition to be satisfied as of any particular time and/or the actual outstanding shares and voting power percentages immediately after the completion of the Hughes/ EchoStar merger. Such other factors include, among other things:

•	the exercise of stock options with respect to GM Class H common stock, PanAmSat common stock or EchoStar common stock prior to the completion of the Hughes/ EchoStar merger; and

•	additional equity or equity-linked issuances by EchoStar or an increase in the number of shares of EchoStar common stock issuable upon conversion of EchoStar convertible debt securities prior to the completion of the Hughes/ EchoStar merger.

          Certain Covenants and Other Matters Relating to the Hughes/ EchoStar Merger. GM, Hughes, HEC Holdings and EchoStar have agreed that they will cooperate with each other to obtain prompt termination of the waiting period applicable to the Hughes/ EchoStar merger under the Hart-Scott Rodino Act and in the process of obtaining required governmental approvals, including FCC approval. Hughes and EchoStar may be required, if necessary, to enter into settlements with certain regulatory agencies that require them to divest assets. Divestiture will not be required, however, if those actions would result in the expected synergies of the Hughes/ EchoStar merger being reduced to an amount that is no longer meaningful.

      Hughes, HEC Holdings and EchoStar also agreed that, upon the completion of the Hughes/ EchoStar merger, New EchoStar will offer multi-channel subscription television service under the DIRECTV brand name.

      In addition, EchoStar will be required to pay Hughes a $600 million termination fee, as described in greater detail at “Description of Principal Transaction Agreements— Hughes/ EchoStar Merger Agreement— Termination Fees; Expense Reimbursement,” if:

•	the GM/ Hughes separation transactions and the Hughes/ EchoStar merger do not occur because EchoStar or Hughes terminates the merger agreement as a result of a permanent injunction or final and nonappealable order prohibiting the Hughes/ EchoStar merger in an action brought by a federal, state or local authority under U.S. antitrust laws or FCC regulations; or

•	Hughes terminates the merger agreement because the waiting period applicable to the Hughes/EchoStar merger under the Hart-Scott-Rodino Act does not expire or terminate by late December 2002, or because of a failure to obtain FCC approval by early January 2003 (in each case, subject to extension under certain circumstances).

It is currently expected that the proceeds received by Hughes in payment of this fee would be used to repay outstanding debt obligations of Hughes and to fund Hughes’ operations. However, EchoStar will not be obligated to pay this fee if it is willing to accept a settlement with federal, state or local authorities under U.S. federal or state antitrust laws or the FCC but Hughes is not willing to accept such settlement and instead terminates the Hughes/ EchoStar merger agreement. If the termination of the Hughes/ EchoStar merger agreement was caused by or was the result of Hughes’ failure to comply with its obligations to use its best efforts to satisfy specified conditions in the Hughes/ EchoStar merger agreement relating to antitrust requirements and governmental approvals, EchoStar is obligated to pay to Hughes only $300 million of the termination fee at the time of termination and the parties may elect to resolve the dispute over the remaining $300 million in accordance with the Hughes/EchoStar merger agreement.

      Furthermore, as described in greater detail at “Description of Principal Transaction Agreements— Hughes/EchoStar Merger Agreement— Termination Fees; Expense Reimbursement”:

•	if the GM/Hughes separation transactions and the Hughes/ EchoStar merger do not occur because EchoStar terminates the Hughes/ EchoStar merger agreement because GM fails to obtain the requisite GM common stockholder approval of the proposals relating to the transactions and under certain circumstances enters into an agreement with respect to, or completes, a competing transaction to the Hughes/ EchoStar merger, in either case within 15 months of such termination, Hughes will be required to pay to EchoStar a $600 million termination fee on the date the definitive agreement with respect to the competing transaction is executed; or

•	if EchoStar or Hughes terminates the Hughes/ EchoStar merger agreement because GM enters into or the GM board of directors approves or recommends to GM common stockholders a competing transaction or because, under certain circumstances the GM board of directors provides notice to EchoStar that it cannot or will not recommend the transactions or is required to change or revoke its recommendation of the transactions to GM common stockholders for their approval, Hughes will be required to pay to EchoStar a $600 million termination fee at the same time as the termination if the Hughes/ EchoStar merger agreement is terminated by Hughes or one business day after the termination if the Hughes/ EchoStar merger agreement is terminated by EchoStar.

      For more information regarding the terms of the Hughes/ EchoStar merger, see “Description of Principal Transaction Agreements— Hughes/ EchoStar Merger Agreement” below.

     Restrictions on Consideration of Competing Transactions and the Fiduciary Out Exception

      Under the terms of the transaction agreements, General Motors and Hughes have agreed not to solicit any proposals from third parties with respect to any merger, consolidation or other business combination involving Hughes or any acquisition of any capital stock or material portion of the assets, subject to certain exceptions, of Hughes or its subsidiaries, any acquisition of any GM Class H common stock or any combination of the foregoing, each of which we sometimes refer to as a “competing transaction.” In addition, GM and Hughes have agreed not to participate in discussions with or furnish information to any third party with respect to any competing transaction, subject to a “fiduciary out” exception described below. We sometimes refer to these agreements together as the “non-solicitation covenant.” General Motors and Hughes believe that it was necessary and appropriate to enter into the non-solicitation covenant and related provisions in order to reach agreement with EchoStar on the terms of the transactions, particularly in light of the thorough process in which GM and Hughes had engaged of exploring and negotiating alternative transactions involving Hughes prior to entering into the transaction agreements.

      The fiduciary out exception to the non-solicitation covenant applies until the receipt of the requisite GM common stockholder approval of the proposals relating to the transactions, which may occur a significant period of time before the transactions would be completed. Pursuant to this exception, GM and Hughes may, subject to certain conditions, participate in discussions with and furnish information to a third party (but not solicit proposals) with respect to a competing transaction. One of the conditions for such actions is that GM shall have received a bona fide, written proposal by the third party for a competing transaction that is on terms that the GM board of directors determines in good faith, after consultation with its financial advisors and counsel, would, if completed, result in a transaction that would be more favorable to GM and its stockholders than the transactions, taking into account such factors as the GM board in good faith deems to be relevant, including the identity of the third party and all legal, financial, regulatory and other aspects of the proposal, such as the terms of any financing and the likelihood that the transaction will be completed, and the GM board of directors, after consultation with counsel, determines in good faith that it is required to do so in order to comply with its fiduciary duties. We sometimes refer to a proposal described in the preceding sentence as a “superior proposal.” For a more complete description of the non-solicitation covenant, see “Description of Principal Transaction Agreements— Implementation Agreement— Covenants of GM, Hughes and EchoStar— No Solicitation of Competing Transactions Involving Hughes.”

      Hughes has the right to terminate the Hughes/EchoStar merger agreement if GM proposes to enter into an agreement or arrangement with respect to a competing transaction, but only if GM is not in breach of certain provisions of the non-solicitation covenant and only if Hughes concurrently pays a termination fee of $600 million to EchoStar. GM common stockholders should understand that, if they vote to approve the proposals recommended by the GM board of directors, that action will result in the termination of the fiduciary out, which would mean that GM would have no practical ability to enter into any agreement or arrangement with respect to a competing transaction without breaching the non-solicitation covenant. However, if GM common stockholders fail to approve the proposals recommended by the GM board of directors, the transactions could not be completed and GM common stockholders would not have the opportunity to participate in the benefits of the transactions as described in this document and, under certain circumstances in which GM or Hughes enters into or completes a competing transaction, EchoStar would be entitled to a $600 million termination fee. Further, you should understand that, in either case, there can be no assurance that any proposal for a competing transaction would be available to Hughes and GM or, if available, would result in any agreement or arrangement for a competing transaction. Accordingly, for all of the reasons described elsewhere in this document, the GM board recommends that GM common stockholders vote to approve each of the proposals described in this document.

     GM Share Dispositions

      Between now and the date that is six months after the completion of the Hughes/ EchoStar merger, GM has the right under the transaction documents to issue new shares of GM Class H common stock and/or shares of New EchoStar Class C common stock that it holds after the Hughes/ EchoStar merger, as the case may be, by exchanging such shares for the satisfaction of outstanding GM liabilities held by certain of GM’s creditors, in debt-for-equity exchanges. To the extent that GM does not transfer all of such shares in these debt-for-equity exchanges, GM may also sell such shares for cash during the six months following the completion of the Hughes/ EchoStar merger. We sometimes refer to these transactions as “GM share dispositions.” The GM share dispositions would provide additional liquidity to General Motors and, if structured as debt-for-equity exchanges, would provide GM the benefit of debt reduction which will help to support its credit position after the completion of the transactions.

      Any GM share dispositions completed prior to the Hughes split-off would be completed by GM issuing new shares of GM Class H common stock. Any such GM share dispositions before the Hughes split-off would have the effect of reducing GM’s retained economic interest in Hughes and increasing the number of outstanding shares of GM Class H common stock by the amount of shares issued in the transaction. After the Hughes split-off, any GM share dispositions would be completed by GM selling or distributing a portion of any shares of New EchoStar Class C common stock that GM holds after the completion of the Hughes/ EchoStar merger. Any GM share dispositions after the Hughes split-off would have the effect of reducing GM’s ownership interest in New EchoStar by the amount of shares distributed in the transaction. GM has agreed with EchoStar that it will in no event issue, sell or distribute more than an aggregate of 100 million shares of GM Class H common stock or New EchoStar Class C common stock, as the case may be, pursuant to GM share dispositions during the specified period. In addition, you should understand that the number of shares of New EchoStar Class C common stock that will be available for use in GM share dispositions after the completion of the Hughes/EchoStar merger will depend upon, among other things, the value of GM’s remaining retained economic interest in Hughes after the Hughes recapitalization, as described further at “—Liquidity and Value to be Provided to GM.”

      Based upon the average market price of GM Class H common stock during the five trading days preceding              , 2002, of $ per share and assuming General Motors had exchanged       million shares on that date in exchange for outstanding GM liabilities, General Motors would have reduced its outstanding debt by a total of about $      million. You should understand that the amount by which GM will be able to reduce its outstanding debt will depend upon the price of a share of GM Class H common stock or New EchoStar Class C common stock on the date or dates that the GM share dispositions are completed, which may be different than $          . You should also understand that this estimate of GM’s debt reduction does not take into account any transaction expenses which General Motors would have to bear in connection with GM share dispositions. GM is not obligated to engage in any GM share dispositions and, therefore, may not transfer the maximum 100 million shares in GM share dispositions. In addition, the aggregate number of shares which may be issued, distributed or sold by GM in GM share dispositions is subject to reduction under certain circumstances.

      If and to the extent necessary in order to satisfy the equity headroom condition, the aggregate number of shares that GM may distribute pursuant to GM share dispositions after the Hughes split-off will be mandatorily reduced to as low as 60 million shares pursuant to the terms of the GM/ Hughes separation agreement. For more information, see “Description of Principal Transaction Agreements— GM/ Hughes Separation Agreement— The Hughes Recapitalization.”

      GM, Hughes, HEC Holdings and EchoStar have agreed to cooperate with each other in connection with the execution of any GM share dispositions. In addition, the parties have agreed that certain securities issuances by EchoStar would have priority over GM share dispositions during the period beginning upon the receipt of the requisite GM common stockholder approval and concluding immediately prior to the Hughes/ EchoStar merger. During the EchoStar priority period, GM will not commence or effect any GM share dispositions if EchoStar provides GM with a “lockout notice” in which EchoStar informs GM that it has a good faith intention to make an underwritten offering of shares of its Class A common stock. Any lockout period applicable to GM in connection with an EchoStar offering will not last longer than 90 days and will not extend for more than 60 days past the date of completion of the Hughes/ EchoStar merger.

      During the period beginning with the date of completion of the Hughes/ EchoStar merger and concluding on the earlier of the six-month anniversary of the Hughes/ EchoStar merger and the date on which the maximum permitted number of shares will have been transferred, the parties have agreed that any GM share dispositions will have priority over securities issuances by New EchoStar. During this GM priority period, if GM provides New EchoStar with a lockout notice, New EchoStar will not commence or effect any offering of its Class A common stock or Class C common stock or any securities convertible into or exchangeable therefor. Any lockout period applicable to New EchoStar in connection with any GM share dispositions during the GM priority period will not last longer than 90 days. However, New EchoStar may, under certain circumstances, prevent GM from participating in any GM share dispositions during the GM priority period for up to 30 days in the aggregate.

      GM has agreed to consult with EchoStar regarding the material terms of any GM share dispositions, other than pricing, during the pre-merger EchoStar priority period described above. EchoStar has the right to object to any of such terms that it reasonably determines is either inconsistent with the IRS ruling or would otherwise be reasonably likely to materially impair or delay the completion of the Hughes/ EchoStar merger or any of the GM/ Hughes separation transactions, in which case the applicable terms would not be included in the GM share disposition. All expenses of any GM share dispositions will be borne by GM.

      For more information regarding the terms of the GM share dispositions, see “Description of Principal Transaction Agreements— Implementation Agreement— GM Share Dispositions” below.

     Hughes Business and Dividend Financings

      Hughes has completed certain financings, and expects to engage in additional financings and related activities, intended to enable it to pay the Hughes dividend distribution of up to $4.2 billion to General Motors and to fund its business during the period prior to the completion of the Hughes split-off.

      To this end, Hughes exercised a contractual right to request PanAmSat to refinance a $1.725 billion loan from Hughes to PanAmSat. In February 2002, PanAmSat repaid this loan using cash on hand at PanAmSat, proceeds from PanAmSat’s issuance of $800 million of PanAmSat Senior Notes and $1.0 billion of borrowings under new credit facilities provided to PanAmSat by third party lenders. Hughes deposited $1.5 billion of the proceeds of the PanAmSat loan repayment into a segregated cash collateral account with GMAC. GMAC has committed to lend to Hughes up to $1.5 billion, secured by the funds deposited into the cash collateral account with GMAC, and about $500 million secured by certain other assets of Hughes. Hughes has borrowed an aggregate of about $1.875 billion under these GMAC facilities and used the proceeds to repay borrowings under certain of Hughes’ other credit facilities. Hughes retired certain of the credit facilities that were repaid. Hughes’ existing $750 million revolving credit facility was repaid and was amended and increased to $1.235 billion. In addition, Hughes entered into a new term loan facility of $765 million in March 2002.

      Certain of Hughes’ borrowings, including the GMAC facilities, the revolving credit facility and the term loan facility described above, are required to be repaid on the earlier of the completion of the Hughes split-off and December 2002. If the Hughes/EchoStar merger is not completed prior to December 2002, Hughes would likely seek to refinance or obtain an extension of the maturity dates of those facilities. See “Risk Factors— Risk Factors Relating to the Transactions — Risks Relating to Hughes and EchoStar — Some Credit Facilities of Hughes Mature Prior to the Termination Date of the Hughes/EchoStar Merger Agreement and Hughes May Have Difficulty Refinancing That Debt.” If any failure to complete the Hughes/EchoStar merger results in the payment of a termination fee from EchoStar and/or a sale of PanAmSat to EchoStar, it is currently expected that Hughes would utilize the cash proceeds received to repay certain outstanding debt obligations of Hughes and to fund Hughes’ business.

      Prior to the completion of the Hughes split-off, Hughes also plans to obtain additional financing of up to $2.7 billion pursuant to a committed bank credit facility, public or private debt offerings or a combination thereof. On the day of the completion of the Hughes split-off, Hughes and GMAC will offset against each other the $1.5 billion segregated cash collateral account and the $1.5 billion loan owed to GMAC. GMAC will immediately thereafter renew its $1.5 billion loan to Hughes. Hughes will then pay the dividend to GM of up to $4.2 billion, with the funds coming from the credit facilities and financing arrangements described above.

     Hughes/EchoStar Merger Financings

      The completion of the proposed Hughes/ EchoStar merger and related transactions will require about $7.025 billion of cash, of which:

•	up to $2.7 billion will be required to refinance the indebtedness to be incurred by Hughes described above at “—Hughes Business and Dividend Financings” in order to pay a portion of the $4.2 billion Hughes dividend distribution to GM in connection with the Hughes recapitalization;

•	up to about $4.125 billion will be required to repay other obligations of Hughes (including the $1.5 billion loan and other borrowings under the GMAC credit facilities described above at “—Hughes Business and Dividend Financings”) and to fund the operations of New EchoStar after the completion of the transactions; and

•	the remainder of about $0.2 billion will be required to pay estimated fees and expenses in connection with the transactions.

      At the time of the signing of the Hughes/ EchoStar merger agreement, EchoStar had about $1.5 billion of available cash on hand and, accordingly, EchoStar and Hughes obtained $5.525 billion in bridge financing commitments for the Hughes/ EchoStar merger and related transactions.

      Since the signing of the Hughes/EchoStar merger agreement, EchoStar has raised a total of about $2.2 billion of additional cash through the sale of $700 million of aggregate principal amount 9 1/8% Senior Notes due 2009 issued by EchoStar’s wholly owned indirect subsidiary, EchoStar DBS Corporation, on December 20, 2001, which we sometimes refer to as the “EchoStar DBS Senior Notes,” and the $1.5 billion investment by Vivendi Universal in EchoStar Series D convertible preferred stock, increasing its cash on hand available to satisfy the financing required to complete the Hughes/ EchoStar merger to at least $3.7 billion. For more information, see “—Certain Completed EchoStar Financings.” The bridge financing commitments have been reduced by the total amount of these financings (to $3.325 billion). Any other financings that EchoStar or, under certain circumstances, Hughes completes prior to the closing of the Hughes/ EchoStar merger will further reduce the bridge financing commitments on a dollar-for-dollar basis.

      The remaining $3.325 billion of cash required in connection with the Hughes/EchoStar merger, which we refer to as the “Hughes/ EchoStar merger financing,” is expected to come from new cash to be raised by EchoStar, Hughes or a subsidiary of Hughes on or prior to the completion of the Hughes/EchoStar merger through public or private debt or equity offerings, bank debt or a combination thereof.

      To the extent that such cash is not raised in these ways, the bridge financing commitments are designed to fund the amount of the shortfall. Under the bridge financing commitments, a number of major banks are committed to lend up to $3.325 billion, which is the amount necessary for the remainder of the Hughes/ EchoStar merger financing. Before the banks are obligated to lend this amount, however, Hughes, EchoStar and the banks must negotiate and finalize loan documents that would govern the loans.

      The banks currently are bound by a commitment letter. Whether or not final loan documents are entered into, the banks can terminate their commitment if:

•	There has been a material and adverse change, as determined by the banks, to the structure, terms or conditions of the transactions described in this document.

•	There has been any development, change or pending or threatened litigation or other proceeding that is reasonably likely to have a material and adverse effect, as determined by the banks, on the business, operations, assets, liabilities or financial condition of the borrowers.

•	In the 16-day period before the completion of the Hughes/ EchoStar merger, there has been, as determined by the banks, any change or disruption that is material to the financial, banking or capital markets generally and that has had a material and adverse effect on the ability to market the financing to other prospective lending banks.

•	The proposed capital structures of the borrowers are not satisfactory to the banks.

•	If any of Hughes’ material agreements or contracts would be terminated, altered or modified in a manner that would have a material and adverse effect on Hughes and its subsidiaries, or would require the payment of a material fee if terminated under certain circumstances, when the transactions described in this document are completed.

•	Final documents for the loans are not entered into by January 28, 2003.

      In addition, the commitment letter contains other conditions typical of a commitment of this type, including requirements that Hughes and EchoStar cooperate with the banks’ marketing efforts to bring in other banks, that all agreements and representations have been complied with, and other similar conditions. As of the date of this document, we do not believe that any events have occurred that would allow any of the committed banks to terminate their commitments.

      Hughes previously had the right to terminate the Hughes/ EchoStar merger agreement if the agreement or agreements documenting the remainder of the Hughes/ EchoStar merger financing had not been entered into, or the definitive terms of such agreement or agreements had not been agreed, by April 26, 2002. Hughes, EchoStar and GM agreed in April, however, to extend this date to June 25, 2002, and have agreed to further extend the June 25, 2002 date to a date not less than 45 calendar days after the filing of amendment No. 4 to the registration statement of which this document is a part.

      In addition, pursuant to the Hughes/ EchoStar merger agreement, EchoStar agreed to do one of the following by May 26, 2002:

•	Use commercially reasonable efforts to cause certain of its indentures to be amended to provide that the completion of the Hughes/ EchoStar merger will not constitute a “change in control” under the relevant indentures, including the offering by EchoStar of a reasonable and customary consent fee or interest payment modification;

•	Obtain additional committed financing in an amount sufficient to refinance all indebtedness outstanding under those indentures to which an amendment to the relevant “change in control” provision was not obtained; or

•	Present Hughes with a plan under which, after completion of the Hughes/ EchoStar merger, New EchoStar will not be in breach of its obligations under, and will be able to comply with its obligations under the terms of, the relevant indentures. If Hughes rejects the plan after considering the plan in good faith, EchoStar will be required to promptly (and in any event within 20 business days after such rejection) adopt one of the other two options discussed above.

      GM, Hughes and EchoStar agreed, however, to extend the May 26, 2002 deadline to October 4, 2002. If the cost to obtain all of the requisite consents from holders of the relevant obligations could not be fully funded from EchoStar’s cash on hand, it is probable that EchoStar would have to agree to unfavorable amendments to the terms of those obligations— for example, to the applicable interest or redemption provisions— as a further inducement to holders of one or more of the relevant obligations to provide their consents.

      The amount of the Hughes/EchoStar merger financing that may be raised by EchoStar prior to the Hughes/ EchoStar merger is severely restricted by the terms of various transaction agreements among GM, Hughes and EchoStar and the terms of the bridge financing commitments.

      We currently expect that a portion of the proceeds of the Hughes/ EchoStar merger financing will be used to refinance up to $2.7 billion of indebtedness expected to be incurred by Hughes to pay a portion of the up to $4.2 billion Hughes dividend distribution to GM in connection with the Hughes recapitalization. The remainder of the Hughes/ EchoStar merger financing, together with about $3.7 billion or more from EchoStar’s available cash on hand, will be used to pay off other obligations of Hughes (including the $1.5 billion loan and other borrowings under the GMAC credit facilities described above at “—Hughes Business and Dividend Financings”), to pay the estimated fees and expenses in connection with the transactions and to fund the operations of New EchoStar after the completion of the Hughes/ EchoStar merger. The availability of the Hughes/ EchoStar merger financing is a condition to the obligations of the companies to complete the Hughes/ EchoStar merger.

      The table below summarizes the information above relating to the sources and uses of the $7.025 billion of financing required for the completion of the Hughes/ EchoStar merger.

Financing Required to Complete the Hughes/EchoStar Merger

Sources:

•	at least $3.7 billion of cash on hand at EchoStar which consists of:

•	$1.5 billion of cash on hand at EchoStar at the time of signing of the Hughes/ EchoStar merger agreement;

•	$0.7 billion raised by EchoStar through sale of EchoStar DBS Senior Notes; and

•	$1.5 billion raised by EchoStar through investment by Vivendi Universal in EchoStar Series D convertible preferred stock; and

•	$3.325 billion of cash, which is expected to come from new cash to be raised by EchoStar, Hughes or a subsidiary of Hughes on or prior to the completion of the Hughes/ EchoStar merger through public or private debt or equity offerings, bank debt or a combination thereof; and

•	to the extent that such cash is not raised in these ways, the bridge financing commitments are designed to fund the amount of the shortfall.

Total Sources: $7.025 billion

Uses:

•	up to $2.7 billion to refinance the indebtedness to be incurred by Hughes in order to pay a portion of the up to $4.2 billion Hughes dividend distribution to GM in connection with the Hughes recapitalization;

•	up to about $4.125 billion to repay other obligations of Hughes (including the $1.5 billion loan and other borrowings under the GMAC credit facilities described above at “—Hughes Business and Dividend Financing”) and to fund the operations of New EchoStar after the completion of the Hughes/ EchoStar merger; and

•	the remainder of about $0.2 billion in estimated fees and expenses in connection with the transactions.

Total Uses: $7.025 billion

      In addition, you should understand that of the about $200 million of estimated fees and expenses that Hughes and EchoStar are expected to incur in connection with the transactions, up to about $120 million is expected to constitute fees of investment advisors (not including expenses) and the payment of up to about $70 million of these fees to investment advisors is contingent upon the completion of the Hughes/ EchoStar merger. See “—GM Background and Considerations— Fairness Opinions of Hughes’ Financial Advisors— Credit Suisse First Boston Fairness Opinion,” “—Goldman Sachs Fairness Opinion” and “—EchoStar Background and Considerations— Opinion of EchoStar’s Financial Advisor.” The $200 million of estimated fees and expenses does not include up to about $100 million of fees and expenses already incurred, primarily related to the Vivendi Universal investment transaction and the bridge commitment fees, which are reflected in EchoStar’s historical financial statements.

      Certain Completed EchoStar Financings. On December 20, 2001, EchoStar’s wholly owned indirect subsidiary, EchoStar DBS Corporation, issued $700 million aggregate principal amount of EchoStar DBS Senior Notes, which will provide funding for EchoStar and, after the Hughes/ EchoStar merger, for New EchoStar. If the Hughes/ EchoStar merger is not completed under certain circumstances, a portion of the proceeds from the EchoStar DBS Senior Notes may be used for EchoStar’s purchase of the approximately 81% interest held by Hughes’ subsidiaries in PanAmSat.

      On January 22, 2002, Vivendi Universal made a $1.5 billion equity investment in EchoStar, which will provide funding for EchoStar and, after the Hughes/ EchoStar merger, for New EchoStar. In addition, EchoStar and Vivendi Universal entered into an eight-year strategic alliance in which Vivendi Universal will develop and provide EchoStar’s DISH Network customers, and customers of New EchoStar after completion of the Hughes/ EchoStar merger, with a variety of programming and interactive television services. In exchange for this equity investment, EchoStar issued to a subsidiary of Vivendi Universal 5,760,479 shares of EchoStar Series D convertible preferred stock. Each share of EchoStar Series D convertible preferred stock is convertible into 10 shares of EchoStar Class A common stock and has the same economic rights (other than liquidation rights) and voting rights as shares of EchoStar Class A common stock. The shares of EchoStar Series D convertible preferred stock, which are convertible into an aggregate of 57,604,790 shares of EchoStar Class A common stock, will convert into shares of EchoStar Class A common stock:

•	at the option of the holder at any time and from time to time; and

•	unless previously converted, automatically:

•	immediately prior to the effectiveness of Hughes/EchoStar merger:

•	on the first date on which the sum of (x) the number of shares of EchoStar Class A common stock into which the shares of Series D convertible preferred stock then held by Vivendi Universal are convertible on such date and (y) the number of shares of EchoStar Class A common stock then held by Vivendi Universal and which Vivendi Universal received upon prior conversion of EchoStar Series D convertible preferred stock, is less than 29,378,443 (as such number may be adjusted from time to time as necessary to reflect appropriately any stock splits, subdivisions, combinations and similar changes to EchoStar’s capital stock);

•	upon any purported sale, assignment, transfer or disposition of a share of EchoStar Series D convertible preferred stock or the beneficial ownership thereof to any person other than Vivendi Universal or any wholly owned subsidiary of Vivendi Universal; or

•	on January 22, 2007.

      In addition, in connection with its investment in EchoStar, Vivendi Universal received certain contingent value rights that are intended to provide protection against any downward movements in the price of the EchoStar Class A common stock to be issued upon conversion of the EchoStar Series D convertible preferred stock. Vivendi Universal received 57,604,790 contingent value rights, which is the number of shares of EchoStar Class A common stock to be issued to Vivendi Universal upon conversion of the EchoStar Series D convertible preferred stock. If, on any of the settlement dates specified below, the volume weighted average price of EchoStar Class A common stock or New EchoStar Class A common stock during a 20-trading day period preceding the specified settlement dates is below the reference price of $26.0395 at which the contingent value rights were originally issued (as such price may be adjusted from time to time, including to reflect the Hughes/EchoStar merger), which we refer to as the “reference price,” and unless the contingent value rights were earlier terminated as described below, a payment obligation is triggered for each outstanding contingent value right at that time equal to the difference between the volume weighted average price and the reference price.

      The maximum payment under the contingent value rights is $225 million if the Hughes/ EchoStar merger is completed, or $525 million if the Hughes/ EchoStar merger is not completed. In general, any amount owing under these contingent value rights would be settled by New EchoStar three years after the completion of the Hughes/ EchoStar merger except under certain limited circumstances, including if at any time during the

30-month period beginning on the date that is six months after the date of the completion of the Hughes/EchoStar merger and ending three years after the completion of the Hughes/EchoStar merger the volume weighted-average price of the New EchoStar Class A common stock exceeds 120% of the reference price on each trading day for 90 consecutive calendar days, in which case the contingent value rights will automatically terminate. In addition, if the Hughes/ EchoStar merger is not completed, these contingent value rights will be settled by EchoStar 30 months after the completion of the PanAmSat stock sale or the termination of each of the PanAmSat stock purchase agreement and the Hughes/ EchoStar merger agreement except under certain limited circumstances, including if at any time during these 30 months the volume weighted-average price of the EchoStar Class A common stock exceeds 120% of the reference price on each trading day for 90 consecutive calendar days, in which case the contingent value rights will automatically terminate. Although the contingent value rights were issued to Vivendi Universal by EchoStar, New EchoStar will be responsible for this obligation after the completion of the Hughes/ EchoStar merger. Any settlement of these contingent value rights would be paid in cash or common stock at the option of EchoStar or New EchoStar, as the case may be, but if the Hughes/ EchoStar merger has been completed then these contingent value rights could be settled in common stock of New EchoStar only if certain tax-related conditions are satisfied.

      For a more complete description of the EchoStar Series D convertible preferred stock, see “EchoStar Capital Stock— EchoStar Preferred Stock— EchoStar Series D Convertible Preferred Stock.” EchoStar filed copies of or the forms of certain of the definitive agreements relating to the Vivendi Universal investment with the SEC on a Current Report on Form 8-K on December 21, 2001. For more information about how you can obtain copies of these agreements, see “Where You Can Find More Information” below.

  Liquidity and Funding Needs of New EchoStar

      As discussed above at “—Hughes/ EchoStar Merger Financings,” the completion of the proposed Hughes/ EchoStar merger and related transactions (including the up to $4.2 billion Hughes dividend distribution to GM) will require about $7.025 billion of cash, of which $3.325 billion of cash remains to be raised. This remaining $3.325 billion of cash is expected to be financed by debt or equity offerings by EchoStar, Hughes or a subsidiary of Hughes on or prior to the completion of the Hughes/ EchoStar merger. New EchoStar or its subsidiaries, as applicable, will assume any new indebtedness incurred at EchoStar, Hughes and/or their respective subsidiaries. New EchoStar will also inherit the existing substantial indebtedness of EchoStar and its subsidiaries upon the completion of the Hughes/ EchoStar merger.

      Substantially all of the $7.025 billion of Hughes/ EchoStar merger financing is expected to be expended in connection with the completion of the Hughes/ EchoStar merger. As discussed at “Risk Factors— Risk Factors Relating to New EchoStar After the Transactions— Risks Relating to Liquidity and Financing Activities of New EchoStar— New EchoStar Will Have Substantial Indebtedness, Is Currently Expected to Require Substantial Additional Indebtedness and Will Depend Upon Its Subsidiaries’ Earnings To Make Payments on Its Indebtedness,” New EchoStar is currently expected to require substantial additional financing following the completion of the Hughes/ EchoStar merger to fund capital expenditures and costs and expenses in connection with funding its operations, domestic and international investments and its growth strategy and the repayment of indebtedness, particularly in light of the significant cash requirements of certain parts of the Hughes business.

•	Among the capital expenditures that New EchoStar currently plans to undertake following the completion of the Hughes/ EchoStar merger is the deployment of a new satellite that would enable New EchoStar to deliver local broadcast television in all 210 designated market areas in the United States. In the past, Hughes and EchoStar have typically been able to construct, launch and insure their satellites for a cost in the range of about $175 million to about $350 million.

•	In addition, New EchoStar is also expected to incur substantial expenses in connection with the integration of the businesses of Hughes and EchoStar, including up to $2.5 billion over a two- to four-year period following the completion of the Hughes/ EchoStar merger to standardize and update the set top box equipment used by customers to receive New EchoStar’s direct broadcast satellite signals. See “Risk Factors— Risk Factors Relating to the Transactions— Risks Relating to New EchoStar—

New EchoStar is Expected to Incur Significant Expenses Related to the Integration of Hughes and EchoStar.”

•	It is also expected that New EchoStar will become obligated to pay significant retention bonuses, severance benefits and pension enhancements to certain employees of Hughes as a result of the Hughes/ EchoStar merger. The retention bonus payments are expected to be up to about $110 million, while the amount of severance benefits to be paid to executives of Hughes with change-in-control agreements could be up to $41 million, depending on decisions to layoff such executives, if any. Additional amounts to be paid for severance benefits and pension enhancements will depend upon, among other things, the number of Hughes employees that are terminated as a result of the Hughes/ EchoStar merger, and could be material.

      Finally, certain of the indentures governing EchoStar’s debt and convertible debt instruments contain “change in control” provisions which, as a result of the Hughes/EchoStar merger, would require New EchoStar to make an offer to re-purchase those obligations at 101% of the principal amount thereof, together with accrued but unpaid interest on the obligations. While there can be no assurance, EchoStar currently believes that it can obtain the consent of the holders of those obligations in order to avoid implementation of the change in control offer. A successful consent solicitation could require EchoStar to make cash payments to the holders and/or to make amendments to certain terms of the relevant indentures for the benefit of the holders, potentially including terms relating to the maturity of the obligations, the interest payable on the obligations, or to provide other similar inducements to the holders. The amounts and significance of those payments or inducements would depend in large part upon the prices at which EchoStar’s debt and convertible debt instruments are trading at the time of the solicitations. These trading prices depend on investors’ continuing assessment of the prospects for EchoStar and New EchoStar and the credit rating on those instruments, and upon prevailing interest rates and other broad factors which impact the markets or the industry segments in which EchoStar operates.

      EchoStar has not yet determined whether or when to undertake those solicitations or whether to pursue a different resolution. Depending on the controlling instrument, the consent of the holders of either a majority or 66 2/3% in principal amount of those obligations is required in order to avoid a change in control offer. If EchoStar were required to conduct these solicitations on or about the date of this document, EchoStar believes that the cost to obtain all of the requisite consents would be substantial. If such consent payments could not be fully funded from EchoStar’s cash on hand, it is probable that EchoStar would have to agree to unfavorable amendments to the terms of those obligations— for example, to the applicable interest or redemption provisions— as a further inducement to holders of one of more of the relevant obligations to provide their consents. Any such amendments could also have an adverse affect on EchoStar’s or New EchoStar’s financial position.

      Based on the above as well as other factors, we currently anticipate that New EchoStar will experience net losses through 2003, and could continue to experience net losses for years subsequent to 2003 for the reasons discussed elsewhere in this document. See “Risk Factors— Risk Factors Relating to New EchoStar After the Transactions— Risks Relating to the Business of New EchoStar— We Expect That New EchoStar Will Experience Net Losses Through At Least 2003 and We Cannot Be Certain That New EchoStar Will Achieve or Sustain Profitability.”

      As discussed at “Risk Factors— Risk Factors Relating to New EchoStar After the Transactions— Risks Relating to Liquidity and Financing Activities of New EchoStar— New EchoStar Will Have Substantial Indebtedness, Is Currently Expected to Require Substantial Additional Indebtedness and Will Depend Upon Its Subsidiaries’ Earnings To Make Payments on Its Indebtedness,” New EchoStar will depend upon the earnings of its subsidiaries and the payment of funds by its subsidiaries to it (or a subsidiary obligor) in the form of loans, dividends or other payments in order to service its or such subsidiary’s debt obligations, and we cannot assure you that these subsidiaries will be able to make such payments to New EchoStar or any such subsidiary in an amount sufficient to pay the principal of or interest on the indebtedness owed by New EchoStar or any such subsidiary, including the Hughes/ EchoStar merger financing. In addition, the terms of New EchoStar’s and its subsidiaries’ indebtedness, including the terms of the indebtedness incurred in connection with the Hughes/ EchoStar merger financing, will contain restrictions and covenants that limit the operational and financial flexibility of New EchoStar and its subsidiaries, likely including severe limitations on the ability of New EchoStar’s subsidiaries to pay dividends and make other distributions to New EchoStar or the relevant subsidiary obligor. See “Risk Factors— Risk Factors Relating to New EchoStar After the Transactions— Risks Relating to Liquidity and Financing Activities of New EchoStar— New EchoStar’s Indebtedness May Contain Terms That Could Limit the Operational and Financial Flexibility of New EchoStar.” These restrictions on the ability of New EchoStar’s subsidiaries to make payments and other distributions to New EchoStar or the relevant subsidiary obligor will make it more difficult for New EchoStar to satisfy its expected significant funding needs, including the significant cash requirements of certain parts of the Hughes business.

      In addition, under the agreements among EchoStar, Hughes, HEC Holdings and GM, New EchoStar’s ability to issue any additional equity or equity-linked securities for two years following the completion of the Hughes/ EchoStar merger will be severely restricted, absent possible favorable IRS rulings. See “Description of Principal Transaction Agreements— Implementation Agreement— Preservation of the Tax-Free Status of the Hughes Split-Off” and “Risk Factors— Risk Factors Relating to New EchoStar After the Transactions— Risks Relating to Liquidity and Financing Activities of New EchoStar— New EchoStar Will be Subject to Significant Restrictions with Respect to Issuances of its Equity Securities for Two Years Following the Hughes/ EchoStar Merger.”

      The extent to which New EchoStar would raise additional funds and the timing of financing activities following the completion of the Hughes/ EchoStar merger would depend, among other things, upon New EchoStar’s cash on hand and operating needs following the completion of the Hughes/ EchoStar merger, its strategic plans related to subscriber acquisition, satellite construction and launch and the realization of the expected merger synergies. In this regard, New EchoStar’s strategic plans would also be influenced by the attractiveness and availability of financing and other general economic conditions affecting the business of New EchoStar at the time such strategic investment decisions are contemplated.

      New EchoStar’s additional funding requirements following the completion of the Hughes/ EchoStar merger are expected to vary based on the factors described above, but in any event are expected to be significant. To the extent that New EchoStar does not have sufficient income or other sources of cash to fund its operating needs following the completion of the merger, it will be necessary for New EchoStar to either reduce its operating costs, sell assets or, given that New EchoStar will be severely restricted in its ability to raise equity capital for two years following completion of the Hughes/ EchoStar merger, incur additional indebtedness to finance its activities. As discussed at “Risk Factors— Risk Factors Relating to New EchoStar After the Transactions— Risks Relating to Liquidity and Financing Activities of New EchoStar— New EchoStar Will Have Substantial Indebtedness, Is Currently Expected to Require Substantial Additional Indebtedness and Will Depend Upon its Subsidiaries’ Earnings to Make Payments on Its Indebtedness,” there can be no assurance that additional debt financing will be available to New EchoStar on acceptable terms or at all. Although we cannot assure you that there will be sufficient funding for New EchoStar’s operating needs after the completion of the Hughes/ EchoStar merger for the reasons discussed at “Risk Factors— Risk Factors Relating to New EchoStar After the Transactions— Risks Relating to Liquidity and Financing Activities of New EchoStar— We Cannot Assure You That There Will Be Sufficient Funding for New EchoStar,” we currently believe that New EchoStar will be able to fund its operating activities from operating income and through a combination of one or more of cash on hand, asset sales, debt financing and, if favorable IRS rulings are received, equity financing.

  PanAmSat Stock Sale

      GM, Hughes, and EchoStar have agreed that, in the event that the Hughes/ EchoStar merger does not occur due to the failure by EchoStar to satisfy certain financing requirements for the Hughes/ EchoStar merger or due to the fact that certain regulatory-related conditions have not been satisfied, EchoStar will be required, subject to the terms and conditions contained in the PanAmSat stock purchase agreement, to purchase the approximately 81% interest in PanAmSat held by certain subsidiaries of Hughes at a purchase price of $22.47 per share. This purchase price was determined by valuing Hughes’ indirect interest in PanAmSat on the basis of a 5% premium over the average market price of PanAmSat stock over a specified period preceding the time that GM, Hughes and EchoStar agreed to the PanAmSat stock sale. The

PanAmSat stock sale is intended to provide Hughes with near-term liquidity if the Hughes/ EchoStar merger does not occur under certain circumstances. GM and Hughes currently expect that the proceeds of any PanAmSat stock sale would be used to repay outstanding debt obligations of Hughes and to fund Hughes’ operations under circumstances in which the Hughes/ EchoStar merger was not completed.

      EchoStar has the option to structure its purchase of Hughes’ subsidiaries interest as a merger or tender offer so that it can attempt to acquire 100% of PanAmSat in one transaction, in which case Hughes must receive at least the same amount of consideration that it would have received in the PanAmSat stock sale. EchoStar has agreed that, unless it has previously entered into an agreement for the acquisition of PanAmSat by merger or commenced a tender offer for all of the outstanding PanAmSat shares, it will commence an exchange offer promptly following the completion of the PanAmSat stock sale for all PanAmSat shares that remain outstanding following the completion of the PanAmSat stock sale for a purchase price of at least $22.47 per share payable, at the option of the holder, either in cash or shares of EchoStar Class A common stock. If the Hughes/EchoStar merger does occur, New EchoStar will indirectly hold the approximately 81% interest in PanAmSat.

      Based on the purchase price of $22.47 per share, the proceeds of the PanAmSat stock sale would be about $2.7 billion. This purchase price would be payable either:

•	100% in cash, if a private party brings suit under antitrust laws or FCC regulations and obtains a final and non-appealable permanent injunction or other order preventing the Hughes/ EchoStar merger;

•	up to $600 million in shares of EchoStar common stock (with EchoStar having the option to determine the exact amount of shares to be issued up to that amount) and the remainder in cash, if Hughes or EchoStar terminates the Hughes/ EchoStar merger agreement because a federal, state or local governmental authority brings suit under U.S. federal or state antitrust laws or FCC regulations and obtains a final and non-appealable permanent injunction or other order preventing the Hughes/ EchoStar merger or if Hughes terminates the Hughes/ EchoStar merger agreement because the waiting period applicable to the Hughes/ EchoStar merger under the Hart-Scott- Rodino Act does not expire or terminate by late December 2002 or because of a failure to obtain FCC approval by early January 2003 (in each case, subject to extension under certain circumstances); or

•	at least $1.5 billion in cash, with EchoStar required to use commercially reasonable efforts to pay the remaining $1.2 billion in cash and, if it is unable to do so, in a combination of notes and EchoStar common stock, if the Hughes/ EchoStar merger agreement is terminated because EchoStar fails to satisfy certain financing requirements for the Hughes/ EchoStar merger financing.

      If EchoStar purchases all of the common stock of PanAmSat held by Hughes’ subsidiaries, Hughes would remain a wholly owned subsidiary of General Motors, but would no longer have its indirect interest in PanAmSat, and GM Class H common stockholders would remain stockholders of GM. It is currently expected that the proceeds of a PanAmSat stock sale, about $2.7 billion, would be used to repay certain outstanding debt obligations of Hughes and to fund Hughes’ business.

      The PanAmSat stock sale is subject to a number of conditions which must be satisfied before the transaction could be completed. These conditions include, among other things:

•	the expiration or termination of the waiting period applicable to the PanAmSat stock sale under the Hart-Scott-Rodino Act;

•	the absence of any effective injunction or order which prevents the completion of the PanAmSat stock sale;

•	the receipt of FCC approval for the transfer of licenses in connection with the PanAmSat stock sale; and

•	there will not have occurred and be continuing any material adverse effect with respect to PanAmSat, other than any material adverse effect that results from factors affecting the economy or financial markets as a whole or generally affecting the industries in which PanAmSat operates.

If these conditions were not fulfilled in accordance with the terms of the PanAmSat stock purchase agreement, EchoStar would not be obligated to complete the PanAmSat stock sale.

      Subject to the satisfaction or waiver of all conditions in the PanAmSat stock purchase agreement, the parties have agreed that the completion of the PanAmSat stock sale would take place within 60 days of the termination of the Hughes/ EchoStar merger agreement for the specified reasons. For more information regarding the terms of the PanAmSat stock sale, see “Description of Principal Transaction Agreements— PanAmSat Stock Purchase Agreement” below.

GM Background and Considerations

     GM’s Reasons for the Transactions

      There are two principal purposes of the transactions from the perspective of General Motors and Hughes. First, the transactions are expected to better position Hughes to compete in the multi-channel video programming distribution market and, overall, in the telecommunications industry, and to provide Hughes with greater opportunities and financial resources to develop an expanded competitive business and an opportunity to achieve business synergies from its combination with EchoStar that will be beneficial to New EchoStar, its stockholders and its customers and employees. Second, the transactions are expected to provide significant value to GM and its common stockholders. The transactions offer a significant premium to GM and its common stockholders for their economic interests in Hughes, as described in greater detail elsewhere in this document. The transactions are also expected to provide significant liquidity to General Motors in respect of its current retained economic interest in Hughes.

      Cable television companies currently account for about 80 percent of the multi-channel video programming distribution market. The telecommunications industry also has recently experienced a trend toward consolidation through transactions which in many cases seek to combine content assets with distribution assets and increase the size of the parties to the transaction in order to improve competitive position and drive economies of scale. This consolidation trend has been evidenced by a significant number of recent mergers and acquisitions, including America Online’s merger with Time Warner in 2001, AT&T’s acquisition of Tele-Communications, Inc. in 1999 and Media One in 2000, US West’s acquisition of Continental Cablevision in 1996 and Qwest’s subsequent acquisition of US West in 2000, and several other potential transactions, including the pending combination of the cable businesses of AT&T and Comcast. AOL Time Warner, AT&T and Comcast, the cable television industry leaders, are well-capitalized and have increasingly directed their marketing and advertising efforts directly against the businesses of Hughes and EchoStar. This industry consolidation and heightened competitive environment led to an increased focus by General Motors and Hughes on responding to the competitive challenges facing Hughes and its business and sparked the desire of both GM and Hughes to capitalize on the opportunities potentially available to Hughes in an environment of increasing industry consolidation.

      The transactions are intended to enable Hughes to maintain a strong position in the increasingly competitive multi-channel video programming distribution market and to provide it with a significant opportunity to develop an expanded business and to enhance its position in a consolidating telecommunications industry. We believe that the combined businesses of Hughes and EchoStar will represent a strong competitor in the market which can achieve significant business synergies for the benefit of New EchoStar, its stockholders, its customers and employees. Based on analysis and discussions that have taken place since October of 2001 between Hughes and EchoStar concerning their transition plans, GM and Hughes management currently believe that New EchoStar could achieve as much as $5 billion in annual EBITDA improvements by 2007.

      GM and Hughes expect the potential synergies to come from a combination of cost savings and revenue growth opportunities. The principal elements of the expected cost savings include:

•	reductions in subscriber acquisition costs;

•	reduced customer turnover;

•	lower programming costs; and

•	elimination of duplicative overhead costs.

      The principal elements of the expected revenue growth opportunities include:

•	greater availability of less expensive broadband services;

•	local programming in all 210 markets;

•	greater advertising and interactive services revenues; and

•	new high definition television and specialty programming and expanded video-on-demand and pay-per-view programming.

      You should understand that these estimated potential synergies are forward-looking statements subject to the risks and uncertainties described at “Disclosure Regarding Forward-Looking Statements.” These estimates of synergies are based on numerous estimates, assumptions and judgments and are subject to significant uncertainties. We cannot assure you that any particular amount of synergies will be realized by New EchoStar in connection with the Hughes/ EchoStar merger. See also “Risk Factors— Risk Factors Relating to the Transactions— Risks Relating to New EchoStar— New EchoStar May Not Realize the Benefits Expected From the Hughes/ EchoStar Merger.”

      We further believe that the Hughes/ EchoStar merger will provide Hughes with the increased financial capacity to facilitate Hughes’ strategic plans and fund Hughes’ growth initiatives. The Hughes split-off will provide the GM Class H common stockholders the ability to benefit from the expected increase in value resulting from the Hughes/ EchoStar merger and will provide them a more conventional stock interest in New EchoStar in place of their current “tracking stock” interest in the business of Hughes.

      Compounding the competitive situation facing Hughes was the impact that continued ownership of Hughes by General Motors was expected to have on GM’s other businesses, including its core automotive and related businesses. Hughes projected significant financing requirements over the next few years to support its key growth initiatives, including the expansion of the DIRECTV subscriber base and the development of new services. The increase in the aggregate level of debt of GM and its consolidated subsidiaries that would be required in order to meet these financing requirements was expected to result in downward pressure on GM’s credit ratings, which are an important element to GM’s business success. General Motors, including its wholly owned subsidiary, GMAC, is the world’s largest non-governmental borrower. General Motors sells its vehicles through a dealer network, and GMAC typically provides the financing for dealers to acquire their inventory. In turn, when dealers sell automotive vehicles to retail customers, those sales are often financed through GMAC. As a result of this business model, GMAC is continuously engaged in debt financings in the capital markets, and often has nearly $100 billion in debt outstanding. Even a slight decline in GM’s overall credit ratings could have a negative impact on GMAC’s ability to borrow on a cost-effective basis. Second, net losses were projected for Hughes in order for it to sustain its investments aimed at increasing its subscriber levels. These projected net losses were expected to adversely impact reported earnings attributable to GM $1 2/3 par value common stock and the related earnings per share.

      From GM’s perspective, the transactions present an opportunity to meet its own liquidity objectives over the near term and support its credit rating. As part of the transactions, GM will restructure its retained economic interest in Hughes in order to realize some of the value arising from GM’s ownership of Hughes prior to the Hughes split-off by receiving cash instead of shares of HEC Holdings Class C common stock in connection with Hughes split-off. To accomplish this objective, prior to the Hughes split-off, GM will receive a dividend from Hughes of up to $4.2 billion and its retained economic interest in Hughes will be reduced by an amount that reflects the dividend. For more information about the Hughes dividend distribution, see “—Description of the Transactions— The GM/ Hughes Separation Transactions— The Hughes Recapitalization” and “Description of Principal Transaction Agreements— GM/ Hughes Separation Agreement— The Hughes Recapitalization.” In addition, in connection with the transactions, GM may have the ability to conduct GM share dispositions, as described in greater detail at “—Description of the Transactions— GM Share Dispositions” and “Description of Principal Transaction Agreements— Implementation Agreement— GM Share Dispositions.” Any GM share dispositions would provide GM liquidity in respect of a portion of its retained economic interest in Hughes or, after the Hughes/ EchoStar merger, a portion of its ownership interest in New EchoStar, if any. GM may retain any such ownership interest in New EchoStar Class C common stock for up to five years following the completion of the Hughes split-off, which would permit GM to benefit from any increase in value resulting from the Hughes/ EchoStar merger or the operation of the New EchoStar business following the completion of the Hughes/ EchoStar merger. For more information regarding the factors that will affect whether GM will have any such ownership interest and, if so, the size of that ownership interest, see “—Description of the Transactions— The GM/Hughes Separation Transactions— The Hughes Recapitalization— Reduction in GM’s Retained Economic Interest in Hughes.” GM’s receipt of the Hughes dividend distribution, liquidity resulting from any GM share dispositions and any retention by General Motors of an ownership interest in New EchoStar after the transactions are currently expected to provide GM with significant liquidity and value, which would help to support its credit position after the completion of the Hughes split-off.

      Further, in the context of increasing competition and consolidation by competitors of Hughes, General Motors has been required during the last several years to spend increasing amounts of board of directors, management and staff time and other resources to address the strategic challenges facing Hughes and its businesses. The GM/ Hughes separation transactions and the Hughes/ EchoStar merger will allow General Motors to allocate resources currently devoted to those matters to GM’s core automotive and other businesses.

     Alternatives to the Transactions

      Before determining to proceed with the GM/ Hughes separation transactions and the Hughes/ EchoStar merger, General Motors and Hughes carefully considered several strategic alternatives involving Hughes. In considering these strategic alternatives, General Motors and Hughes focused on the effect of such alternatives on the holders of each class of GM common stock, the effect of such alternatives on both classes of GM’s common stockholders, taken together, and the potential of such alternatives to maximize value for GM common stockholders, for the businesses of GM and Hughes and for their employees.

      As a preliminary matter, General Motors determined that any strategic transaction involving Hughes could result in a level of corporate and stockholder tax so significant that it would make the transaction uneconomic unless it were accomplished on a tax-free basis. Accordingly, General Motors determined that any potential strategic transactions involving Hughes should be structured to be tax-free for U.S. federal income tax purposes to General Motors and its stockholders. GM has received a ruling from the IRS regarding the tax-free status of the Hughes split-off and the continued effectiveness of that ruling is a condition to the completion of the transactions. For more information, see “—Material U.S. Federal Income Tax Considerations Relating to the Transactions” below.

      In addition, General Motors considered the effects of a potential transaction if it were structured in a manner that would result in a recapitalization of GM Class H common stock into GM $1 2/3 par value common stock at a 120% exchange rate, as currently provided for under certain circumstances in accordance with the provisions of the GM restated certificate of incorporation. GM considered the substantial dilution that would likely reduce the value of the GM $1 2/3 par value common stock as well as the substantial change that would result in the form and nature of the investment of GM Class H common stockholders, who under such provisions would have their “tracking stock” investment in the Hughes business replaced with GM $1 2/3 par value common stock representing a more conventional investment in all of GM’s operations. General Motors believed that most GM Class H common stockholders had purchased their stock in order to make an investment based on the businesses of Hughes rather than an investment based on all of GM’s businesses, and considered that the frustration of that investment objective that would be caused by a recapitalization of GM Class H common stock into GM $1 2/3 par value common stock would likely result in substantial adverse trading activity that would exacerbate the anticipated adverse effect on the trading value of the stock to the detriment of both classes of investors. GM also determined that a potential transaction should not be structured in a manner that would result in the holders of GM Class H common stock receiving both Hughes stock (representing their proportionate economic interest in Hughes) and GM $1 2/3 par value common stock (pursuant to the recapitalization provision) as this would have the effect of compensating GM Class H common stockholders twice for the exchange of their stock, to the detriment of GM $1 2/3 par value common stockholders. Accordingly, and in light of the substantial benefits that the contemplated strategic transactions would be expected to have for the holders of both classes of GM common stock, General Motors determined that it would be in the best interests of all of GM’s common stockholders to structure the contemplated strategic transactions involving Hughes so as not to result in a recapitalization of GM Class H common stock into GM $1 2/3 par value common stock. Accordingly, the proposed amendment of the GM restated certificate of incorporation will, among other things, expressly provide that the transactions will not result in a recapitalization of GM Class H common stock into GM $1 2/3 par value common stock. For more information, see “Description of the Transactions— The GM/Hughes Separation Transactions— Hughes Split-Off— No 120% Recapitalization of GM Class H Common Stock into GM $1 2/3 Par Value Common Stock” and “Description of the Transactions— The GM/Hughes Separation Transactions— Amendments to the GM Restated Certificate of Incorporation.”

      General Motors and Hughes determined that, in order to address the strategic challenges facing Hughes and its businesses, to facilitate its planned strategic growth initiatives and to preserve and enhance stockholder value for GM common stockholders, General Motors and Hughes should pursue a transaction which would separate Hughes from General Motors and position it to engage in a business combination with another company in the telecommunications industry. In reaching that determination, General Motors and Hughes considered the following principal alternatives to such a transaction:

•	continuation of the existing business strategy by maintaining Hughes as a wholly owned subsidiary of General Motors, while maintaining the GM Class H common stock as a “tracking stock” of GM reflecting the financial performance of Hughes;

•	an initial public offering, spin-off or split-off of a portion or various portions of the Hughes business, such as its DIRECTV business, either with or without a pre-arranged business combination; and

•	a separation of Hughes from General Motors in the absence of a pre-arranged strategic combination, together with a significant investment by a strategic investor or additional debt financing.

      After careful consideration, General Motors and Hughes determined that maintaining Hughes’ current status as a wholly owned subsidiary of General Motors would limit Hughes’ ability to achieve its strategic objectives and risk degrading its competitive position, particularly in view of the increasing consolidation within the industry. In addition, as described further at “—GM’s Reasons for the Transactions” above, maintaining Hughes as General Motors’ wholly owned subsidiary was expected to have adverse effects on GM’s credit rating and financial position, which in turn would adversely affect reported earnings attributable to GM $1 2/3 par value common stock and the related earnings per share and its ability to finance its core automotive and related businesses, resulting in an adverse effect on GM common stockholders. Further, General Motors and Hughes anticipated that the market reaction to the announcement of maintaining Hughes’ current status would be negative in view of the strategic challenges currently facing Hughes.

      General Motors and Hughes evaluated the possibility that a substantial portion of the Hughes business, such as its DIRECTV business, might be divested on more attractive terms as part of a strategic business combination with another company. If a portion of the Hughes business were separated from General Motors, the remaining Hughes business could either be retained by General Motors or disposed of through a spin-off or split-off or similar transaction, an initial public offering or a sale to a strategic partner, or some combination of several of these transactions. After giving careful consideration to a variety of potential alternative transaction structures, both General Motors and Hughes realized that the separation of a portion of the Hughes business might be inconsistent with Hughes’ overall strategic objectives and would result in a loss of the various synergies currently enjoyed by the various Hughes businesses. If GM Class H common stock were to remain in existence as a “tracking stock” of GM and continue to reflect the financial performance of the retained Hughes business, this option could also give rise to complex issues relating to the valuation of the DIRECTV and other Hughes assets. Moreover, under any scenario involving the separation of a portion of the Hughes business, General Motors and Hughes expected that General Motors would receive less liquidity in respect of its retained economic interest in Hughes, and while the retained business could potentially represent a source of growth and value in the future, the financing needs of the retained business would likely exert unfavorable pressure on the financial position of General Motors in the near term. In addition, General Motors and Hughes were advised that any structure involving a separation of a portion or portions of the Hughes business would likely be less tax efficient.

      A separation of Hughes from GM in the absence of a pre-arranged business combination could better position Hughes to obtain financing for Hughes’ near-term operations through an investment by a strategic investor or the incurrence of additional debt. In addition, this alternative would allow General Motors to focus its board of directors, management, staff time and other resources on GM’s core automotive and other businesses. However, General Motors and Hughes determined that a separation of Hughes in the absence of a pre-arranged business combination would be unlikely to provide the financial resources to permit Hughes to expand its business and provide GM with the liquidity it desired in respect of its retained economic interest in Hughes. Further, because of the time required in order to implement the separation of Hughes from General Motors, there was a significant risk that the parties suitable to combine with the free-standing Hughes would undertake to pursue other strategic transactions while General Motors and Hughes implemented the separation of Hughes from General Motors and, as a result, be unwilling or unable to enter into a strategic transaction with Hughes after such time as it became a free-standing entity.

      Coupling the Hughes split-off pursuant to the GM/ Hughes separation transactions with the Hughes/ EchoStar merger offered the same benefits as a separation in the absence of a pre-arranged business combination but also enhanced the likelihood that Hughes could meet its strategic objectives by providing Hughes with greater opportunities and financial resources to expand its business than might otherwise be possible if Hughes were separated from GM in the absence of a pre-arranged business combination. In addition, General Motors and Hughes believed that the Hughes split-off combined with the Hughes/ EchoStar merger would enable the combined company to achieve significant business synergies for its benefit and the benefit of its stockholders and customers.

      After carefully considering each of the alternatives described above, General Motors and Hughes made the judgment that the transactions, taken as a whole, offered the best solution to the strategic challenges and business objectives of General Motors and Hughes as described further above at “—GM’s Reasons for the Transactions.”

     GM’s Development of the Transactions

      The proposed GM/ Hughes separation transactions and the Hughes/ EchoStar merger arise from the long-standing desire of both General Motors and Hughes to expand the business of Hughes while enhancing the value of the Hughes business to General Motors and its stockholders.

      From time to time, General Motors and Hughes have reviewed Hughes’ business strategy and engaged in discussions with industry participants about possible business combinations or other strategic transactions involving Hughes. As part of these efforts, Hughes and EchoStar engaged in preliminary discussions regarding the possibility of pursuing a strategic transaction between the two companies. However, those discussions did not result in any workable arrangements for both Hughes and EchoStar that warranted further exploration.

      Beginning in mid-2000, following the completion in June of the restructuring of GM’s retained economic interest in Hughes pursuant to an exchange offer of newly issued shares of GM Class H common stock for then outstanding shares of GM $1 2/3 par value common stock and the contributions by GM of newly issued shares of GM Class H common stock to certain of its employee benefit plans, General Motors and Hughes management and their respective financial, legal, tax, accounting and other advisors initiated an intensive assessment of the strategic objectives of Hughes and the financial, legal, tax, accounting and other issues relating to Hughes’ strategic position and alternatives. Consistent with this approach, Hughes completed the sale of its satellite manufacturing operations to Boeing in October 2000, thereby concentrating its activities on the multi-channel video programming distribution marketplace and related telecommunications businesses.

      In connection with this review, General Motors and Hughes analyzed and compared the benefits of a strategic combination involving Hughes and another company in the telecommunications industry with significant distribution and/or content production capabilities to other strategic alternatives, including expanding the business of Hughes under continued GM ownership while addressing the financing needs of the Hughes businesses and of GM’s other businesses and maximizing stockholder value. General Motors and Hughes carefully considered several strategic alternatives which are discussed in greater detail at “—Alternatives to the Transactions” above. However, for the reasons described at “—Alternatives to the Transactions” above, General Motors and Hughes over time determined that pursuing a combination of

Hughes’ business with another company in the telecommunications industry represented the best alternative for achieving their objectives.

      In conjunction with the ongoing assessment of the alternatives potentially available to Hughes, in the fall of 2000 Hughes met with various telecommunications companies in an effort to assess their potential interest in a business combination involving Hughes. While most of these companies expressed some degree of interest in pursuing discussions about a possible alliance with Hughes, the scope and terms of alliance in which they were interested varied largely from one company to another. Based on their indications of interest, a handful of parties, including EchoStar and Sky Global Networks (a subsidiary of The News Corporation Limited), appeared interested in exploring a potential merger transaction with Hughes following its separation from General Motors. Other companies indicated an interest in making a minority equity investment in Hughes following a separation of Hughes from General Motors. A few of the companies approached by Hughes indicated interest in acquiring only Hughes’ indirect interest in PanAmSat. Each of these options was considered by management of GM and Hughes in view of the strategic objectives discussed above and at “—GM’s Reasons for the Transactions.”

      After considering the indications of interest, General Motors and Hughes determined to postpone discussions with parties only interested in minority investments until a later stage due to the fact that several of them expressed a further interest in participating as a minority investor in a transaction involving a combination of Hughes’ business with that of another industry participant. In addition, as a result of their assessment of the relative merits of the strategic alternatives available with respect to Hughes, General Motors and Hughes decided to focus principally on a transaction involving all of Hughes and decided that potential discussions with buyers interested only in Hughes’ indirect interest in PanAmSat would be handled as a separate process. This separate process resulted in some expressions of interest in acquiring Hughes’ indirect interest in PanAmSat, although no agreement was reached with any party as to an appropriate value for this interest.

      Over time, several of the parties indicated that they had no interest in pursuing further discussions regarding a strategic transaction involving Hughes. As a result, by late November 2000, General Motors and Hughes were engaged in serious discussions about a merger with only three potential strategic partners, including Sky Global Networks. In addition, while EchoStar was also considered a potential strategic partner, at this point in time General Motors and Hughes had reservations regarding the extent to which EchoStar and Hughes would have difficulty in obtaining the regulatory clearance that would be needed for a merger of Hughes and EchoStar. In particular, EchoStar had commenced in February 2000 a lawsuit against Hughes (and other parties) alleging antitrust violations by Hughes and others, premised in part on satellite television representing a separate competitive market (or a separate submarket of the multi-channel video distribution market). Although General Motors and Hughes considered these allegations to be without merit, they were concerned that obtaining regulatory clearance for a merger of Hughes and EchoStar might be more difficult, regardless of the parties’ true competitive circumstances, if EchoStar were to continue to maintain the view of the competitive marketplace that it had presented in this lawsuit. Accordingly, at that point in time EchoStar was not considered the most promising candidate with which Hughes could negotiate and consummate a business combination and, based on the indication of interest EchoStar had expressed, only preliminary discussions with it were pursued.

      As the process of pursuing a strategic transaction involving Hughes continued, GM and Hughes management, with the assistance of their respective advisors, continued to evaluate the financial, legal, tax and accounting issues that would be presented in connection with such a transaction, and the Hughes board of directors, GM capital stock committee and GM board of directors similarly considered these matters in progressively greater detail. In this regard, the key meetings of the Hughes board of directors, GM capital stock committee and GM board of directors are described below. In connection with these and other meetings, certain members of the GM board of directors, including George M.C. Fisher, Nobuyuki Idei and Lloyd D. Ward, recused themselves from the discussions regarding potential transactions due to potential conflicts of interest resulting from their positions with other parties involved or potentially involved in discussions or negotiations with Hughes. Each of the meetings described below was attended by internal counsel of GM and/or Hughes and, in many cases, by outside counsel representing GM and Hughes in connection with the potential transactions.

      December 5, 2000 General Motors Board Meeting. At the December 5, 2000 meeting of the GM board of directors, GM management presented a report, prepared by Mr. Eric A. Feldstein, Vice President and Treasurer of GM, which reviewed the status of the discussions that had been held relating to a Hughes strategic transaction and GM management’s preliminary evaluation of the benefits that could be obtained from any transaction with the various potential parties. In addition, at this meeting, GM management and legal counsel presented a report outlining a process for oversight by the Hughes and GM boards of directors of the development of a specific transaction that would address substantive and procedural fairness considerations between the two classes of GM common stock that were likely to arise in the development of such a transaction. Ms. Roxanne S. Austin, then Corporate Senior Vice President and Chief Financial Officer of Hughes, also presented a report on the Hughes business plan. This meeting followed a meeting of the Hughes board of directors on November 29, 2000 which had reviewed the same subjects and had endorsed Hughes pursuing further the strategic opportunities reported to be available to it.

      Following discussion of these matters, the GM board of directors authorized and directed GM and Hughes management to explore and develop jointly the terms of possible specific transactions involving Hughes and the retention of independent investment banking firms separately by General Motors and Hughes to assist in these efforts. Also as part of this effort, and consistent with established governance policies of GM and Hughes, the Hughes board of directors was to review and to make recommendations to the GM board of directors with regard to any such transaction that might be proposed by management. The GM board of directors further delegated to the GM capital stock committee the responsibility to oversee the activities to be undertaken by management of General Motors and of Hughes in developing the terms of a possible transaction involving Hughes and the responsibility to review and make recommendations to the GM board of directors with regard to any such transaction that might be proposed by Hughes or GM management, including the fairness to the holders of both classes of GM common stock of the process for determining the terms of a transaction, any conditions to approval or completion of such a transaction that should be imposed in order to protect the interests of the holders of either class of GM common stock and the fairness to the holders of each such class of stock of any transaction proposed. Also, the GM board of directors directed GM and Hughes management and the appropriate financial, legal, tax, accounting and other advisors to General Motors and Hughes to carry out their responsibilities with respect to the potential transactions in accordance with the purposes and within the framework of the above-described process. As part of the GM capital stock committee’s oversight activities, outside counsel to the GM capital stock committee briefed GM capital stock committee members on a regular basis on the status of the discussions and the development of transaction terms and participated in the reports given at all of the meetings referred to below.

      By February 2001, two potential strategic partners for Hughes had emerged from its discussions about a strategic transaction. One of these companies was Sky Global Networks and the other was a third party in the telecommunications industry that is not involved in the transactions that are the subject of this document. During this period, representatives of Sky Global Networks and its parent company, The News Corporation, met with representatives of General Motors and Hughes and developed parameters for a potential split-off of Hughes and subsequent merger of Hughes and Sky Global Networks. Preliminary discussions with the other potential strategic partner were also pursued but by the end of this period these discussions terminated because the parties were unable to reach a common understanding on fundamental terms for a transaction.

      In March 2001, General Motors and Hughes suspended their discussions with Sky Global Networks and The News Corporation in order to assess certain concerns that had emerged about a possible combination of Hughes and Sky Global Networks. As more detailed information was exchanged in these discussions, senior management of Hughes expressed reservations about the commitment of Sky Global Networks to achieving substantial synergies from a combination with Hughes. In addition, following public speculation regarding a possible Hughes/ Sky Global Networks transaction, based upon certain press accounts and communications by some GM Class H common stockholders to GM and Hughes, GM and Hughes believed that many holders of GM Class H common stock would have concerns about the capability for such a transaction to create sufficient value for stockholders of the combined businesses and about the sufficiency of the premium to the market price of the GM Class H common stock that could be expected by GM common stockholders from a transaction with Sky Global Networks. In light of these concerns, General Motors and Hughes began to reconsider alternative strategic transactions involving Hughes which did not include a combination with a strategic partner, including separation transactions involving stand-alone strategic investments in Hughes or debt financing at a higher level of leverage than that customarily used by Hughes in its business. Hughes also re-engaged in discussions with EchoStar, the only company of those approached in the fall of 2000, other than The News Corporation and Sky Global Networks, that remained interested in pursuing discussions about a potential business combination with Hughes, to explore whether it was feasible to reach agreement upon the terms of such a transaction. Various structures for such a transaction were considered at this time and General Motors’ and Hughes’ reservations relating to the pending EchoStar lawsuit were discussed.

      In April 2001, Sky Global Networks and The News Corporation proposed economic terms for a strategic combination of Hughes and Sky Global Networks that were more attractive to GM and Hughes than the terms previously proposed, including a greater interest for GM and GM stockholders in a merged Hughes/Sky Global Networks entity (before taking into account the reduction in GM’s retained economic interest in Hughes) and an opportunity for GM to receive greater liquidity in respect of its retained economic interest in Hughes. As a result, discussions began again regarding a possible transaction involving Hughes and Sky Global Networks. To facilitate further discussions, in mid-April 2001, General Motors and Hughes developed and presented to Sky Global Networks an outline of acceptable parameters for a split-off of Hughes and combination of Hughes and Sky Global Networks. This outline specified the objectives of General Motors and Hughes, which consisted of maximizing the value to be provided to GM and its common stockholders, structuring the transaction in a manner that would be tax-free to GM and its common stockholders, ensuring that the combined company would have sufficient access to financing to fund its ongoing business needs and providing GM with liquidity and value in respect of a significant portion of GM’s retained economic interest in Hughes. In addition, GM and Hughes specified certain terms in the outline that they would expect to be included as a component of any proposal to be received from The News Corporation and Sky Global Networks with respect to a transaction, including a distribution to GM of not less than $5 billion in cash and up to $2.2 billion in securities and an associated reduction in GM’s retained economic interest in Hughes and the receipt of stock appreciation rights that would allow GM to benefit from any increase in the share price of the merged Hughes/ Sky Global entity. In response to the outline, Sky Global Networks and The News Corporation presented specific proposed transaction terms at a meeting of senior executives of The News Corporation with GM and Hughes senior executives and their financial and legal advisors. These proposed transaction terms included a distribution to GM of $5 billion in cash and $2.2 billion in the form of one or more promissory notes and an associated reduction of GM’s retained economic interest in Hughes, as well as stock appreciation rights which would allow GM to benefit from any increase in the share price of the merged Hughes/ Sky Global entity. The proposed transaction terms also contemplated that, without taking into account the reduction in GM’s retained economic interest in Hughes, GM and the GM common stockholders would own about 70% of the merged Hughes/ Sky Global entity.

      From time to time during February, March and April, 2001, the GM capital stock committee, the Hughes board of directors and the GM board of directors received information and updates regarding the status of the discussions. For example, at the February 6, 2001 meeting of the GM board of directors, Mr. John M. Devine, Vice Chairman and Chief Financial Officer of GM, presented a status report and answered questions relating to the discussions with The News Corporation and Sky Global Networks, as well as the discussions with the other potential strategic partner at that time referred to above, regarding the possibility of a strategic transaction involving Hughes. Similarly, at the March 5, 2001 meeting of the GM board of directors, Mr. Devine presented a status report and answered questions regarding the discussions with The News Corporation and Sky Global Networks, as well as EchoStar, relating to the possibility of a strategic transaction involving Hughes. Also, at the March 6, 2001 special meeting of the Hughes board of directors, Mr. Michael T. Smith presented a report regarding these matters. Other updates were provided to the Hughes board of directors at its March 27, 2001 and April 30, 2001 meetings.

      At its March 23, 2001 meeting, the GM capital stock committee accepted the determination of Mr. John F. Smith, Jr., Chairman of the Board of Directors of General Motors, that, in view of the fact that he and Mr. Michael T. Smith, then Chairman of the Board of Directors and Chief Executive Officer of Hughes, are brothers, Mr. John F. Smith, Jr. should recuse himself from participation as a member of General Motors management and of the General Motors and Hughes boards of directors in consideration of a potential strategic transaction involving Hughes. It was determined that Mr. G. Richard Wagoner, Jr., President and

Chief Executive Officer of GM, would participate directly in coordinating the development by GM and Hughes management of a strategic transaction relating to Hughes and would report to the committee on a periodic basis on the matter. Mr. John F. Smith, Jr. subsequently played no role in GM’s consideration of a potential strategic transaction involving Hughes, and did not participate in the meetings of the Hughes board of directors, the GM capital stock committee and the General Motors board of directors discussed below, until October 2001, roughly two months after Mr. Michael Smith’s retirement from Hughes (as discussed below). Also at its March 23, 2001 meeting the GM capital stock committee reviewed the issues that might arise in developing a strategic transaction involving Hughes as to which the interests of GM’s two classes of common stockholders might diverge and the processes that should be followed by GM and Hughes to assure fair consideration of the interests of both classes of common stockholders.

      April 30, 2001 Hughes Board Meeting. At the April 30, 2001 meeting of the Hughes board of directors, the Hughes board of directors discussed the proposal made by Sky Global Networks and The News Corporation and Hughes management provided an update regarding other alternatives for a strategic transaction involving Hughes, including transactions not involving a combination with a strategic partner such as a separation transaction involving a stand-alone strategic investment in Hughes or debt financing at a higher level of leverage than customarily used by Hughes in its business. At this meeting, based largely upon the fact that The News Corporation and Sky Global Networks had acknowledged the objectives of GM and Hughes and, in principle, accepted the parameters outlined by GM and Hughes in mid-April, 2001, including the distribution to GM of not less than $5 billion in cash and up to $2.2 billion in securities and an associated reduction of GM’s retained economic interest in Hughes, as well as stock appreciation rights, the Hughes board of directors recommended that Hughes management, working together with GM management, focus principally on the proposal made by Sky Global Networks and The News Corporation. The Hughes board of directors, however, did not believe that further negotiations with Sky Global Networks and The News Corporation should be conducted on an exclusive basis, and directed that the process remain open to proposals from other parties.

      May 1, 2001 General Motors Board Meeting. At the May 1, 2001 meeting of the GM board of directors, GM and Hughes management updated the GM board of directors regarding the status of the discussions relating to a possible transaction involving Hughes and the transaction proposal made by Sky Global Networks and The News Corporation. The GM board of directors also reviewed and considered the results of the Hughes board meeting on the prior day. Mr. Wagoner led a discussion of these matters and answered questions, with input from Ms. Austin, Mr. Warren G. Andersen, Assistant General Counsel of GM, Mr. Feldstein, Mr. Eddy W. Hartenstein, Corporate Senior Executive Vice President of Hughes, and Mr. Joseph A. Walker, Senior Advisor to GM.

      Following discussion of these matters, based largely upon the fact that The News Corporation and Sky Global Networks had acknowledged the objectives of GM and Hughes and, in principle, accepted the parameters outlined by GM and Hughes in mid-April, 2001, including the distribution to GM of not less than $5 billion in cash and up to $2.2 billion in securities and an associated reduction of GM’s retained economic interest in Hughes, as well as stock appreciation rights, GM and Hughes management recommended to the GM board of directors that General Motors and Hughes take further steps to pursue, on a non-exclusive basis, the possibility of a transaction involving a split-off of Hughes and subsequent merger of Hughes and Sky Global Networks based upon the proposal made by Sky Global Networks and The News Corporation. Based on, among other things, the assessment that a combination of Sky Global Networks and Hughes would create a strong global media group, involving content, distribution and emerging technology capabilities and meaningful operating synergies, and that the combination would provide both the capital necessary to finance ongoing Hughes business strategies and adequate liquidity to General Motors in the context of a separation of Hughes from GM, the GM board of directors approved this recommendation of management. The GM board of directors authorized representatives of General Motors and of Hughes to engage in further discussions and negotiations with Sky Global Networks and The News Corporation with the goal of seeing if definitive agreements could be reached based on their proposal. This decision to proceed with the negotiation of definitive documentation for a Hughes/ Sky Global Networks business combination was subject to the resolution of certain issues and concerns raised by management with respect to the proposal made by

Sky Global Networks and The News Corporation, primarily the resolution of the terms of commercial arrangements between the merged entity and certain strategic investors, the resolution of the terms of the governance arrangements for the merged entity, the determination of any financial responsibility GM might have as part of the proposed transaction with respect to certain liabilities of Hughes and the completion of due diligence. Immediately following the May 1, 2001 meeting of the GM board of directors, General Motors issued a press release describing the actions taken at the meeting with respect to the further pursuit of discussions and negotiations with Sky Global Networks and The News Corporation.

      On May 14, 2001, General Motors received a letter from EchoStar’s Chairman of the Board of Directors and Chief Executive Officer, Charles W. Ergen, indicating EchoStar’s desire to pursue a transaction involving the combination of Hughes with EchoStar. This letter was followed on May 17, 2001 by a formal proposal by EchoStar relating to a split-off of Hughes from General Motors and subsequent merger of Hughes and EchoStar involving a cash distribution by Hughes to GM in connection with the split-off and a stock-for-stock exchange in the merger.

      During the second half of May and June 2001, General Motors and Hughes management evaluated this EchoStar proposal and met with representatives of EchoStar to further develop and refine their understanding of the proposal. In these discussions, EchoStar proposed that the parties consider agreeing to a joint operating agreement under which they would share satellite capacity in the event that a merger of their operations was not permitted. This alternative was analyzed and rejected by the parties as impractical due to a number of issues, including the need to agree on compatible technologies, the possible competitive disadvantages that conversion to compatibility could cause one or both parties during the conversion process, the difficulties of placing the most important assets of their respective businesses under joint control, concerns about investing in new technologies without long-term unitary control of the fruits of the investment and resolving the problems that could occur upon termination of any joint operating arrangement. In addition to the joint operating agreement in the event that a merger was not permitted, the transaction terms proposed by EchoStar included a distribution to GM of $5.5 billion in cash and $1.7 billion in the form of a promissory note and an associated reduction of GM’s retained economic interest in Hughes and contemplated that Hughes and EchoStar would merge in a transaction in which the GM Class H common stock and the common stock of EchoStar would be valued on the basis of market prices. Another alternative proposal included the sale of Hughes’ indirect interest in PanAmSat to EchoStar in the event that the merger was not permitted and in the event that the joint operating agreement was entered into between the parties. At this time, the basic terms of the proposal by The News Corporation and Sky Global Networks remained substantially the same as those presented to the senior executives of GM and Hughes and their financial, legal and other advisors in April 2001.

      In late June, General Motors and Hughes concluded that, despite the significant synergies and value expected to be created by a merger of Hughes and EchoStar, a transaction with EchoStar on the terms presented was not as attractive an alternative as the transaction then being proposed by Sky Global Networks and The News Corporation. This judgment was based primarily on the determinations that the economic terms then proposed by EchoStar were less desirable to GM, Hughes and the GM common stockholders, that the Sky Global Networks transaction had a potential for future value creation that was not provided by the transaction proposed by EchoStar because, among other things, the Sky Global Networks transaction provided an alignment with a content provider with a global presence and that the merged Hughes/ Sky Global Networks entity would have greater financial strength than a merged Hughes/ EchoStar entity, as well as the belief that the transaction proposed by Sky Global Networks had a greater certainty of completion and continuing concerns regarding the regulatory issues involved in a transaction with EchoStar. On July 9, 2001, General Motors and Hughes expressed their concerns to EchoStar in a written response to the EchoStar proposal.

      From May through July 2001, General Motors and Hughes, with the assistance of their respective financial, legal, tax, accounting and other advisors, continued their discussions with Sky Global Networks and The News Corporation and their advisors regarding the possibility of a combination of Hughes and Sky Global Networks following a separation of Hughes from GM. During this period of May through July 2001, GM and Hughes management provided periodic updates and information to the GM capital stock committee, the Hughes board of directors and the GM board of directors regarding the status of potential transactions involving the combination of Hughes with Sky Global Networks or EchoStar. In particular, at the May 21, 2001 and May 31, 2001 meetings of the Hughes board of directors and the June 25, 2001 and July 5, 2001 joint meetings of the Hughes board of directors and the GM capital stock committee, Hughes and GM management provided reports regarding the status of these discussions. On May 25, 2001, Mr. Michael T. Smith retired as Chairman of the Board of Directors and Chief Executive Officer of Hughes. Mr. Harry J. Pearce was elected as the new Chairman of the Board of Directors of Hughes, and Mr. Jack A. Shaw was appointed as the new Chief Executive Officer of Hughes. In addition, at the June 5, 2001 meeting of the GM board of directors, Mr. Devine, Mr. Feldstein and Mr. Shaw reported to the GM board of directors regarding the status of the discussions with Sky Global Networks and The News Corporation and the discussions with EchoStar.

      EchoStar Public Proposal. On August 5, 2001, EchoStar publicly disclosed a proposal to merge Hughes into EchoStar in an all-stock transaction. A letter from EchoStar outlining the proposal was sent to the GM board of directors and simultaneously publicly released. The terms of the proposed merger included the distribution of 0.75 shares of EchoStar common stock in exchange for each share of GM Class H common stock. The proposal was reviewed at an August 7, 2001 meeting of the General Motors board of directors. General Motors and Hughes determined that the terms of the transaction, as then proposed by EchoStar, did not address certain of the key objectives of GM and Hughes with respect to such a transaction, including the lack of a cash liquidity component for GM in respect of its retained economic interest in Hughes, assurance of a tax-free transaction for GM and its stockholders and a means for protecting the interests of General Motors and Hughes in the event that a merger of Hughes and EchoStar could not be completed due to regulatory difficulties. As such, GM and Hughes determined that the terms as then proposed by EchoStar were, considered as a whole, inferior to the terms previously proposed by EchoStar. However, due to the significant potential synergies and value expected to be created by a merger of Hughes and EchoStar, General Motors and Hughes determined to continue discussions with EchoStar regarding the possibility of a combination of Hughes and EchoStar, in parallel with the ongoing discussions relating to a combination of Hughes with Sky Global Networks. In these continuing discussions, General Motors, Hughes and EchoStar discussed alternative deal structures and explored additional means of adequately protecting General Motors and Hughes in the event that regulatory clearance for a merger of Hughes and EchoStar could not be obtained.

      On August 19, 2001, EchoStar proposed to General Motors and Hughes two alternative transaction structures designed to address some of the concerns previously expressed by GM and Hughes. The first alternative was structured as a single-step combination of Hughes’ business with EchoStar’s and consisted of a reduction of $6.7 billion of GM’s retained economic interest in Hughes in exchange for $5.0 billion of cash and a $1.7 billion promissory note to be followed by a separation of Hughes from General Motors and a merger of Hughes into EchoStar in which 0.75 shares of EchoStar common stock would be exchanged for each share of GM Class H common stock. The second alternative was structured as a two-step combination of Hughes’ business with EchoStar’s and was designed to provide funding for the Hughes business in the near term, before regulatory clearance could be achieved for a merger of Hughes and EchoStar. It consisted of the initial purchase by EchoStar of Hughes’ interest in PanAmSat for $3.7 billion of cash and $0.3 billion of EchoStar common stock and the subsequent merger of PanAmSat into EchoStar, providing the public holders of PanAmSat common stock with EchoStar common stock at the same valuation as EchoStar’s purchase of Hughes’ indirect interest in PanAmSat. The second option also involved a reduction of GM’s retained economic interest in Hughes and a separation and merger transaction on the same terms as the first option, with these transactions being executed at a later time following the receipt of all applicable stockholder and regulatory approvals. Both options provided for a $600 million mutual break-up fee under certain circumstances in the event that certain regulatory clearances for the proposed transaction were not received.

      Throughout August, September and October 2001, while simultaneously continuing discussions with Sky Global Networks and The News Corporation, General Motors, Hughes and EchoStar, with assistance from their respective advisors, continued their discussions, in conjunction with proposals and counter-proposals between the parties, regarding the possibility of a strategic transaction along the lines EchoStar had proposed. Among the matters discussed were the availability of financing for the contemplated transactions and the regulatory issues that would be faced in obtaining clearance for a merger of Hughes and EchoStar. Analysis of the regulatory issues associated with a merger of EchoStar and Hughes continued. As part of this effort, Hughes and EchoStar exchanged information regarding recent developments and trends in their competitive environment, including the increase in competition each of Hughes and EchoStar were encountering from cable television companies and other competitors due to technological advancements and the growing implementation by cable companies of newer technology in 2001, including the growth of digital cable. This significant evolution and expansion of competition in the market for multi-channel voice distribution and the fact that a merger between Hughes and EchoStar would increase competition in that market caused EchoStar to agree in these discussions that it was prepared to withdraw its suit. These developments lessened the concerns of General Motors and Hughes regarding the regulatory issues that might be involved in a transaction between EchoStar and Hughes.

      During this time, GM and Hughes management provided periodic updates to the GM capital stock committee, the Hughes board of directors and the GM board of directors, including, among other things, information regarding the status of potential transactions involving Sky Global Networks and EchoStar. In these updates, GM and Hughes management reported on the status of the development of a possible transaction involving Hughes, including the status of discussions with Sky Global Networks and The News Corporation and the status of discussions with EchoStar, and described various open issues associated with each of the potential transactions.

      At the August 29, 2001 joint meeting of the Hughes board of directors and the GM capital stock committee, management of GM and Hughes reported on the EchoStar proposals and discussed potential regulatory issues associated with a combination of Hughes with EchoStar. At this meeting, Mr. Feldstein, Mr. Hartenstein and Mr. Walker provided an update regarding various aspects of the negotiations with both parties. On September 5, 2001, at another joint meeting of the Hughes board of directors and the GM capital stock committee, Mr. Feldstein and Mr. Walker presented an update on the status of discussions with both Sky Global Networks, The News Corporation and EchoStar.

      At additional joint sessions of the Hughes board of directors and the GM capital stock committee on September 26 and September 28, 2001, Mr. Devine, Mr. Shaw, Mr. Feldstein and Mr. Walker, among others, provided further status reports regarding the negotiations relating to both potential transactions. In addition, concerns on the part of General Motors and Hughes with the financing arrangements available for an EchoStar transaction and with the antitrust issues that would be faced in completing a transaction were discussed. At the September 28, 2001 meeting, the Hughes board of directors and the GM capital stock committee, after a discussion of the merits and risks of both proposed transactions, authorized the management of General Motors and Hughes to proceed with final negotiations with Sky Global Networks and The News Corporation to resolve all of the open issues in connection with a transaction involving Hughes and Sky Global Networks, subject to board approval of the final terms and conditions. At the same time, the Hughes board of directors, with the endorsement of the GM capital stock committee, authorized Hughes management to continue discussions with EchoStar with a view towards providing EchoStar an opportunity to submit a final offer with respect to a transaction involving Hughes that would address the concerns which General Motors and Hughes had with EchoStar’s previous proposal. At the October 2, 2001 meeting of the GM board of directors, Mr. Devine and Mr. Walker provided an update on both potential transactions to the GM board of directors.

      October 19, 2001 Hughes Board and GM Capital Stock Committee Meeting. At the October 19, 2001 meeting of the Hughes board of directors and the GM capital stock committee, GM and Hughes management presented a further update regarding the status of the development of a possible transaction involving Hughes, including the status of discussions with Sky Global Networks and The News Corporation regarding a combination of Hughes with Sky Global Networks and the status of discussions with EchoStar regarding a combination of Hughes with EchoStar. Management of GM and Hughes described the proposed terms of each of the transactions, including the relative advantages and disadvantages of each such transaction, and identified the remaining open issues associated with each transaction. After discussion, the Hughes board of directors and GM capital stock committee determined that GM and Hughes should inform Sky Global Networks, The News Corporation and EchoStar that their final proposals for a transaction with Hughes should be submitted to GM and Hughes by October 24 so that the Hughes board of directors, GM capital stock committee and GM board of directors would be positioned to consider both proposals and make a final decision about Hughes pursuing a strategic transaction. The Hughes board of directors and the GM capital stock committee determined to reconvene, together with the GM board of directors, on October 27, 2001 for this purpose.

      Following the October 19, 2001 meeting, GM and Hughes, with the assistance of their respective financial, legal, tax, accounting and other advisors, continued discussions and negotiations with Sky Global Networks and The News Corporation and with EchoStar, in each case with their respective advisors, regarding the terms of, and definitive documentation relating to, a possible transaction involving a combination of Hughes with each of these companies following the separation of Hughes from GM pursuant to a split-off.

      As a result of the negotiations during this period among GM, Hughes, Sky Global Networks and The News Corporation, the terms of a transaction involving the combination of Hughes with Sky Global Networks following the separation of Hughes from GM pursuant to a split-off that would be presented by the parties to their boards of directors were agreed upon. At this time, Sky Global Networks and The News Corporation informed GM and Hughes of their determination to withdraw their proposal in the event that the proposed transaction involving Hughes and Sky Global Networks was not approved by the GM board of directors at its meeting scheduled for October 27, 2001. At this time, the basic terms of the transaction proposed by The News Corporation and Sky Global Networks consisted of:

•	Hughes paying a dividend to GM of up to $3.5 billion in cash and $1.0 billion in the form of a promissory note and an associated reduction of GM’s retained economic interest in Hughes;

•	the merged entity providing GM stock appreciation rights with respect to a notional amount of shares equivalent to the reduction in GM’s retained economic interest which would allow GM to benefit from any increase in the share price of the merged Hughes/Sky Global entity;

•	the split-off of Hughes from GM;

•	the merger of Hughes and Sky Global Networks, with each share of Hughes common stock outstanding after the split-off of Hughes from GM being converted into one share of common stock of Sky Global Networks. As a result, without taking into account the reduction in GM’s retained economic interest in Hughes or any strategic investments in the merged entity, GM and the GM common stockholders would own 72% of the merged Hughes/Sky Global entity;

•	financing for the merger transaction in the amount of $5.0 billion in committed bank facilities and investments by two strategic investors of a total of $3.5 billion in cash in the merged entity as well as $400 million in contributed assets;

•	commercial arrangements proposed to DIRECTV by two strategic investors in connection with their investments. In addition, the merged entity would enter into commercial arrangements with The News Corporation and other related parties, and GM would enter into commercial arrangements with The News Corporation; and

•	indemnification by GM to the merged entity for certain contingent liabilities of Hughes.

      As a result of the negotiations during this period among GM, Hughes and EchoStar, the terms of a transaction involving the combination of Hughes with EchoStar following the separation of Hughes from GM pursuant to a split-off that would be presented by the parties to their boards of directors were agreed upon. However, during the evening of October 26, 2001, discussions with EchoStar’s commercial banks regarding the terms of the financing commitments from one of EchoStar’s two commercial banks faltered and, as a result, it appeared that EchoStar would be unable before the upcoming meeting of the GM board of directors and Hughes board of directors to obtain the commitments for the full amount of the financing required in order to complete the transaction that the parties had contemplated presenting to their boards of directors. At this time, the basic terms of the transaction proposed by EchoStar consisted of the following, as described in greater detail elsewhere in this document:

•	the Hughes dividend distribution of up to $4.2 billion in cash and an associated reduction of GM’s retained economic interest in Hughes;

•	the right of GM to engage in debt-for-equity exchanges involving up to 100 million shares to permit GM to obtain additional liquidity;

•	the split-off of Hughes from GM;

•	the Hughes/ EchoStar merger, with each share of EchoStar Class A common stock and each share of EchoStar Class B common stock being converted into 1/0.73, or about 1.3699, shares of the Class A common stock and Class B common stock of New EchoStar, respectively;

•	financing for the merger transaction in the amount of $5.525 billion from bank facilities which, as described above, were not committed in full at that time, and $1.5 billion in cash from EchoStar;

•	the PanAmSat stock sale; and

•	payment by EchoStar of a $600 million regulatory termination fee under the circumstances described elsewhere in this document.

      October 27, 2001 Hughes Board, GM Capital Stock Committee and General Motors Board Meeting. On October 27, 2001, there was a joint meeting of the Hughes board of directors, the GM capital stock committee and the GM board of directors. All members of the Hughes board of directors were present at or participated by teleconference in the meeting and all except four members of the GM board of directors were present at or participated by teleconference in the meeting. The meeting was also attended by representatives of Kirkland & Ellis, legal counsel to GM, Weil, Gotshal & Manges LLP, legal counsel to Hughes, and Latham & Watkins, special counsel to the management and directors of Hughes, in connection with the proposed transactions.

      Mr. John F. Smith, Jr. opened the meeting by noting the long history of board activity in prior meetings in which it had reviewed potential strategic transactions involving Hughes and commenting on the necessity of the meeting for reaching a resolution regarding the ultimate structure of a transaction which would provide for the separation of Hughes from GM and its subsequent merger with either Sky Global Networks or EchoStar.

      Mr. Wagoner, Mr. Eckhard Pfeiffer, as Chairman of the GM capital stock committee, Mr. Pearce and Mr. Shaw added further introductory comments, and each of them commented briefly on the purposes of the meeting, and the interests of stockholders, employees, customers and the general public that were to be addressed by the potential transactions.

      Mr. Devine then discussed the immediate issues regarding a potential transaction involving Hughes. Mr. Devine explained that, after many months of negotiations, two alternative transactions regarding Hughes had been developed to a stage at which it was appropriate for the GM board of directors and the Hughes board of directors to consider a decision between them. Mr. Devine noted that the principal objective of any transaction involving Hughes was to enhance the value of Hughes and General Motors for the benefit of GM stockholders. Other important aspects included achieving increased liquidity for General Motors in the context of a separation of Hughes from General Motors and attaining reasonable certainty that the transaction, which was expected to take about a year to complete, would be completed. He noted that each of the potential transactions with Sky Global Networks and EchoStar would address the principal objective, albeit in different ways.

      Mr. Devine informed the directors that, while all elements of the potential transaction with Sky Global Networks had been negotiated and documented including committed financing arrangements, certain aspects of the EchoStar transaction relating to its financing had not been finalized. In particular, Mr. Devine noted that commitments for only half of the financing needed for a transaction between Hughes and EchoStar was then available, although EchoStar was confident that it could obtain the necessary commitments in the near term. Mr. Devine also stated that GM’s and Hughes’ financial advisors expected that, in time, satisfactory financing for a transaction between Hughes and EchoStar could likely be arranged.

      Mr. Devine stated that representatives of Sky Global Networks and The News Corporation had informed him that its proposed transaction would not continue to be available unless it was approved at that meeting. Accordingly, both potential transactions as they then existed were being presented to the directors for their consideration.

      Mr. Devine noted that briefing materials describing the two alternative potential transactions had been distributed to the directors in advance of the meeting and confirmed that these materials had been received by all such directors. He added that negotiations regarding various terms, particularly the financing of the EchoStar transaction, had continued until a few hours before the commencement of the meeting and that the most recent developments would be discussed at the meeting.

      Mr. Walker then discussed the two alternative transactions involving Hughes. He provided, first, a summary of the potential transaction with Sky Global Networks, including the common structural aspects of the Sky Global Networks transaction and the EchoStar transaction. Both transactions essentially consisted of a split-off of Hughes from General Motors pursuant to a redemption of the outstanding GM Class H common stock in exchange for stock of the split-off company, immediately followed by a combination of the Hughes business with the other party by means of a merger. Generally speaking, the proposed terms of separation of Hughes from General Motors were similar in both transactions. It was noted that the transaction with Sky Global Networks involved certain strategic investors, including certain commercial arrangements between the combined company and these investors.

      Mr. Walker outlined the financing that would be involved in the Sky Global Networks transaction, the market and regulatory contingencies involved in the transaction and the stockholder approval requirements for the transaction. During this presentation, legal counsel commented on the tax aspects of the potential transaction with Sky Global Networks, including the rulings that would be sought from the IRS regarding the tax-free nature of the separation of Hughes from GM, receipt of which was a condition to the completion of the transaction and noted that essentially the same requirements would apply to the EchoStar transaction.

      At the end of Mr. Walker’s discussion of the terms of the Sky Global Networks transaction, a discussion commenced regarding the financing available for that transaction in comparison with that available for the EchoStar transaction and related matters. This discussion led to a more general discussion of the relative advantages and disadvantages of the EchoStar transaction and the Sky Global Networks transaction. During this discussion, Mr. Devine reported that a letter had just been received from Mr. Ergen concerning potential revisions to the financing terms for the proposed EchoStar transaction. A discussion of how to respond to this development ensued, after which there was a brief recess of the meeting in order to facilitate review and consideration among management of GM and Hughes and their respective financial and legal advisors concerning Mr. Ergen’s letter, including possible discussions with EchoStar and its investment bankers.

      When the meeting reconvened, Mr. Devine reviewed further the content of the letter from Mr. Ergen, copies of which were made available to the persons present at the meeting, and certain additional telephone discussions with representatives of EchoStar and its investment bankers held during the recess. The letter emphasized the high degree of confidence which EchoStar and its financial advisors had that committed financing needed for their proposed transaction could be obtained within a short period and contained an offer from Mr. Ergen to satisfy any potential concerns of GM and Hughes regarding EchoStar’s ability to obtain financing commitments for the transaction by pledging a significant amount of Mr. Ergen’s personal stake in the common stock of EchoStar to demonstrate his confidence that the needed financing commitments would be attained. The letter and the alternatives available to GM and Hughes in light of Mr. Ergen’s offer were commented on by various directors, Mr. Devine, Mr. Walker and by the representatives of the financial advisors to GM and Hughes and the legal counsel to GM and Hughes.

      After this discussion, Mr Walker reviewed the transaction terms that had developed through the most recent negotiations with EchoStar and its potential lenders, which had continued until a few hours before the meeting commenced. He explained the concerns of GM and Hughes with respect to the financing of the EchoStar transaction, which EchoStar and its financial advisors and potential lenders had not at the point those negotiations had ended been able to satisfactorily address.

      Mr. Walker then reviewed the conditions to the completion of the alternative transactions. Legal counsel commented on the antitrust reviews to which the transactions would be subject, assessed the antitrust analysis of the transactions and compared the analysis of the EchoStar transaction to the analysis of the Sky Global Networks transaction. A discussion followed of the arrangements that had been negotiated with EchoStar in the event that antitrust clearance for a merger between Hughes and EchoStar was not achieved, including

EchoStar’s purchase of Hughes’ interest in PanAmSat and payment of a significant termination fee to Hughes under certain circumstances. The consequences for Hughes’ competitive position of such a development were also discussed. Mr. Walker then discussed the comparative merits (including potential synergies), risks and opportunities associated with each of the alternative transactions. The risks and benefits from the perspective of both the GM Class H common stockholders and the GM $1 2/3 par value common stockholders were discussed. Because the two alternative transactions were structured in a similar manner, the risks and benefits to the GM Class H common stockholders and the GM $1 2/3 par value common stockholders were substantially the same with respect to both transactions, except to the extent of the differences in the potential synergies, the liquidity to be provided to General Motors in respect of its retained economic interest in Hughes and the obligations of GM with respect to certain Hughes contingent liabilities in the two proposed transactions. The risks and benefits of the transaction proposed by EchoStar are more fully described below at “—Advantages and Disadvantages of the Transactions to GM Common Stockholders.” On the basis of all relevant factors (including the differences noted above), it was determined that, on balance, the transaction proposed by EchoStar was more favorable to both classes of GM common stockholders than the transaction proposed by Sky Global Networks and The News Corporation. The two alternative transactions were also compared to the prospect of a Hughes stand-alone strategy. Also discussed were the actions that EchoStar might take if Hughes and GM pursued a transaction with Sky Global Networks and the actions that Sky Global Networks and The News Corporation might take if Hughes and GM pursued a transaction with EchoStar. Members of Hughes management and others present commented on these matters in the course of these presentations and numerous questions about the matters presented were asked by the directors and answered.

      Representatives of Merrill Lynch, together with representatives of Bear Stearns, and representatives of Credit Suisse First Boston, together with representatives of Goldman Sachs, made presentations at this time with respect to the proposed transaction involving Sky Global Networks. During the presentations, questions from the directors were asked and answered. Counsel to the independent directors then reviewed the fiduciary duties of the directors of GM and Hughes in relation to the potential transactions under consideration. The long history of deliberation by the GM board of directors, the GM capital stock committee and the Hughes board of directors regarding a strategic transaction involving Hughes was reviewed, as was the information which had been delivered to the directors concerning the subject over the period of such deliberation and the role played by the directors in overseeing management’s development of the transactions now being considered by the directors. The detailed information that had been provided to the directors in preparation for the meeting was also noted. Finally, the process for consideration of the proposed transactions by the Hughes board of directors, the GM capital stock committee and the GM board of directors that was being undertaken at the meeting was reviewed and counsel provided advice on the proper discharge of the directors’ role relating to the potential transactions.

      At this time, management of Hughes and GM were asked to discuss their views concerning the relative merits of the alternative proposals of Sky Global Networks and EchoStar. A discussion of the relative terms, risks and benefits of the alternative transactions then ensued among management and the directors, as well as the financial and legal advisors present at the meeting. The meeting then briefly recessed.

      After the recess, Mr. Wagoner outlined the conclusions of GM senior management regarding the alternatives facing the directors. Mr. Wagoner expressed the view that, although resolution of significant antitrust issues would apparently be necessary in order to complete the potential EchoStar transaction, the assessment of the risks that would be involved in doing so and of the other risks to successful completion of the EchoStar transaction was not out of line with the assessment of the overall risks to successful completion of the Sky Global Networks transaction. In contrast, he noted the consensus judgment which had emerged in the discussions during the meeting to the effect that the financial terms of the EchoStar transaction, most notably the higher implied premium to be received by GM and its common stockholders in the transaction, were more favorable than those of the Sky Global Networks transaction and that the synergies and upside potential for all GM common stockholders seemed to be significantly greater if GM and Hughes were able to complete the EchoStar transaction than would be the case if the Sky Global Networks transaction were completed.

      Mr. Wagoner concluded that, given the recent proposal from Mr. Ergen, further effort to achieve a final agreement on a potential EchoStar transaction was warranted and he then proposed that the meeting be recessed until October 28, 2001 with directions to the GM and Hughes teams working on the matter to negotiate with the EchoStar team in order to develop definitive agreements which could form a basis for management and the financial advisors to GM and Hughes recommending to the directors that a transaction with EchoStar be authorized. The risk that the Sky Global Networks transaction would no longer be available if GM and Hughes proceeded in this manner was noted. Mr. Wagoner’s proposal was discussed by the directors and accepted by all members of the GM board of directors and the Hughes board of directors present and the meeting was recessed until the afternoon of October 28, 2001.

      Following the recess of the GM board of directors meeting on October 27, 2001, Sky Global Networks and The News Corporation publicly announced the withdrawal of their proposal to enter into a strategic transaction involving Hughes.

      Also following the recess of the meeting, GM and Hughes management, with the assistance of their respective financial, legal, tax, accounting and other advisors, finalized the terms of the GM/ Hughes separation transactions and the Hughes/ EchoStar merger with EchoStar’s management and its advisors, resolved all outstanding issues, including the terms of an interim GM financing commitment to be secured by the EchoStar stock beneficially held by Mr. Ergen, and finalized all terms of the definitive agreements relating to these transactions.

      October 28, 2001 Hughes Board Meeting. On October 28, 2001, the Hughes board of directors met, in a continuation of the joint session with the GM board of directors and the GM capital stock committee that had been convened on October 27, 2001, to discuss and consider the definitive terms of the GM/ Hughes separation transactions and the Hughes/ EchoStar merger. All members of the Hughes board of directors were present at or participated by teleconference in the meeting. The presentations made, including the joint presentation from representatives of Credit Suisse First Boston and Goldman Sachs, financial advisors to Hughes in connection with the Hughes/ EchoStar merger, and other matters discussed at this meeting are described below as part of the description of the October 28, 2001 meeting of the GM board of directors, which was held concurrently.

      After receiving the recommendations of Hughes management and considering the other presentations made and information delivered at the meeting, as further described below, and the information and advice previously provided to and the previous deliberations of the Hughes board of directors, the Hughes board of directors unanimously determined that the transactions, including the execution, delivery and performance of the Hughes/ EchoStar merger agreement, the implementation agreement and the GM/Hughes separation agreement, were advisable, desirable and in the best interests of Hughes and its stockholder and approved all elements of the GM/ Hughes separation transactions, the Hughes/ EchoStar merger and related transactions requiring its approval and recommended to the GM board of directors that it approve the Hughes/ EchoStar merger.

      October 28, 2001 GM Capital Stock Committee Meeting. On October 28, 2001, the GM capital stock committee met, in a continuation of a joint session with the GM board of directors and the Hughes board of directors that had been convened on October 27, 2001, to discuss and consider the definitive terms of the GM/Hughes separation transactions and the Hughes/ EchoStar merger and related transactions. All members of the committee were in attendance at this meeting.

      The GM capital stock committee reviewed and considered the matters discussed at the meeting, as discussed above and below, and the recommendation of GM and Hughes management and the Hughes board of directors that the GM board of directors approve the GM/ Hughes separation transactions and the Hughes/ EchoStar merger and related transactions as proposed. After considering the presentations made and information delivered at the meeting and the information and advice previously provided to and reviewed by the committee and its prior deliberations, the committee unanimously concluded that the GM/ Hughes separation transactions and Hughes/ EchoStar merger and related transactions, on the terms and conditions presented, were as of such date advisable, desirable and in the best interests of GM and its common stockholders and fair to each class of GM common stockholders and recommended to the GM board of directors that General Motors enter into the agreements relating to the transactions.

      October 28, 2001 General Motors Board Meeting. On October 28, 2001, the GM board of directors met, in a continuation of a joint session with the GM capital stock committee and Hughes board of directors that had been convened on October 27, 2001, to discuss and consider the definitive terms of the GM/ Hughes separation transactions and the Hughes/ EchoStar merger and related transactions. All except three members of the GM board of directors were present at or participated by teleconference in the meeting.

      At the October 28, 2001 meeting, Mr. Feldstein provided a report of the developments since the meeting recessed. He noted the withdrawal by Sky Global Networks of its proposal and reported on the resolution which had been reached on each of the items that had remained open with EchoStar when the meeting had recessed. Referencing briefing material that had previously been sent to the directors, Mr. Feldstein explained that the financing issues identified in the previous day’s discussion had been addressed on an interim basis pursuant to an arrangement involving the pledge of $2.7625 billion of EchoStar Class B common stock beneficially held by Mr. Ergen. Under this arrangement, General Motors would agree to fund $2.7625 billion of the financing required for the transaction with EchoStar, with the expectation that its commitment would be replaced by alternative financing sources as soon as possible following announcement of the transaction. If such alternative financing were not obtained prior to the time when the transaction was to close, General Motors would provide the necessary financing and receive a promissory note collateralized with the stock of Mr. Ergen. Mr. Feldstein noted that all other aspects of the transaction were the same as previously presented to the directors.

      Mr. Michael Gaines, Vice President and Chief Financial Officer of Hughes, then provided a report on Hughes’ plan for funding its operations from October 28, 2001 through the anticipated closing date of a transaction between Hughes and EchoStar. Various questions were then asked and answered.

      At this time, Mr. Pfeiffer on behalf of the non-management directors asked senior management of both GM and Hughes to present their conclusions concerning the proposed transaction and the previously identified strategic objectives for a transaction involving Hughes. Mr. Shaw enthusiastically recommended that General Motors and Hughes enter into the proposed transaction with EchoStar. Mr. Wagoner, with similar enthusiasm, supported the proposed EchoStar transaction as the means of best enhancing stockholder value and the interests of GM and Hughes.

      The GM board of directors also received the joint presentation from representatives of Credit Suisse First Boston and Goldman Sachs, financial advisors to Hughes in connection with the Hughes/ EchoStar merger, and oral opinions, later confirmed in writing, from each of them to the effect that, based upon and subject to the matters described in the opinions and based upon such other matters as such financial advisors considered relevant, as of the date of that opinion and based on market conditions on that date, the exchange ratios set forth in the Hughes/ EchoStar merger agreement were fair from a financial point of view to the holders of Hughes Class C common stock immediately prior to the Hughes/ EchoStar merger, including General Motors, the holders of GM $1 2/3 par value common stock and the holders of GM Class H common stock, as applicable. The fairness opinions from the Hughes financial advisors were also addressed to the Hughes board of directors. For more information about the fairness opinions received from the Hughes financial advisors, see “—Fairness Opinions of Hughes’ Financial Advisors.”

      In addition, the GM board of directors received presentations from representatives of Merrill Lynch and Bear Stearns, financial advisors to General Motors in connection with the proposed transactions, and oral opinions, later confirmed in writing, from each of them to the effect that, on the basis of and subject to the assumptions, conditions, limitations and other matters described therein, as of that date, taking into account all relevant financial aspects of the transactions taken as a whole, the consideration to be provided to General Motors and its subsidiaries, to the holders of the GM $1 2/3 par value common stock, if applicable, and the holders of the GM Class H common stock in the GM/ Hughes separation transactions was fair, from a financial point of view, to the holders of the GM $1 2/3 par value common stock as a class and the holders of the GM Class H common stock as a class, respectively. For more information about the fairness opinions received from the GM financial advisors, see “—Fairness Opinions of GM’s Financial Advisors.”

      After receiving the recommendations of Hughes management, the Hughes board of directors, GM management and the GM capital stock committee and considering the other presentations made and information delivered at the meeting and the information and advice previously provided to and reviewed by the board of directors and its prior deliberations, the GM board of directors, by unanimous vote of the directors present, determined that the transactions, including the execution of the implementation agreement, the contribution of the stock of Hughes to a newly formed holding company which would become the parent company of Hughes at the time of the Hughes split-off and the amendments to GM’s restated certificate of incorporation in connection with the transactions, were advisable, desirable and in the best interests of General Motors and its stockholders. In addition, the GM board of directors, by the same vote, determined that, as of October 28, 2001, the GM/Hughes separation transactions, on the terms and subject to the conditions presented, would be fair to the GM $1 2/3 par value common stockholders and the GM Class H common stockholders. On such date, the GM board of directors further determined, by the same vote, that, subject to its fiduciary duties under applicable law, the GM board of directors would recommend the GM/Hughes separation transactions for approval by the GM common stockholders. Accordingly, the GM board of directors approved and authorized the GM/ Hughes separation transactions, the Hughes/ EchoStar merger and related transactions.

      On October 28, 2001, General Motors, Hughes and EchoStar signed definitive agreements relating to the transactions and jointly issued a press release announcing their agreement to enter into the transactions.

      On November 1, 2001, the lawsuit filed by EchoStar against Hughes and certain other parties in February, 2000 was dismissed with prejudice. In addition, all counterclaims made by Hughes in connection with that lawsuit were dismissed with prejudice.

      On November 5, 2001, EchoStar succeeded in obtaining a commitment from an alternative financing source, Credit Suisse First Boston, for the $2.7625 billion financing commitment provided by General Motors in connection with the transactions. Accordingly, the GM interim financing commitment, and the related pledge of EchoStar stock by Mr. Ergen, were terminated.

      From time to time since October 28, 2001, the GM board of directors and the Hughes board of directors have received information and updates regarding the status of the transactions.

      Further Discussions with EchoStar; Restatement of Transaction Agreements. From time to time after the execution of the definitive agreements with EchoStar on October 28, 2001, representatives of GM, Hughes and EchoStar, and their respective advisors, have engaged in discussions regarding various matters relating to the transactions.

      On December 14, 2001, General Motors and Hughes provided their written consent to EchoStar’s execution of agreements relating to a $1.5 billion investment by Vivendi Universal in preferred stock of EchoStar and the issuance of $700 million of EchoStar DBS Senior Notes. For a description of the Vivendi Universal investment and the EchoStar DBS Senior Notes offering, see “— Description of the Transactions— Hughes/ EchoStar Merger Financings.” On December 14, 2001, General Motors, Hughes and EchoStar also amended several provisions of the implementation agreement and the Hughes/ EchoStar merger agreement to reflect certain of the terms of the investment by Vivendi Universal.

      At the time of the signing in October 2001, General Motors, Hughes and EchoStar had anticipated that certain modifications to the structure of the transactions might become appropriate. As a result, the parties agreed to appropriately amend and restate certain of the transaction agreements upon the final determination of the nature and scope of such structural modifications. On                , 2002, the parties amended and restated the transaction agreements entered into at the signing to reflect, among other things, the creation of a holding company which would become the parent company of Hughes at the time of the Hughes split-off and Hughes/ EchoStar merger and the corporate entity into which EchoStar would be merged pursuant to the Hughes/ EchoStar merger.

      In addition, as contemplated by the terms of a letter agreement entered into at the time of the signing in October 2001, as amended and restated on                     , 2002 relating to registration rights to be provided by New EchoStar to certain parties, the parties continued negotiations relating to the terms of registration rights agreements. For more information about these registration rights, see “Shares Eligible For Future Sale.”

      Negotiations among GM, Hughes and EchoStar also continued with respect to the terms of the certificate of incorporation, bylaws and stockholder protection rights agreement for New EchoStar. For more information about these arrangements, see “New EchoStar Capital Stock.”

Recommendations of the Hughes Board of Directors, the GM Capital Stock Committee and the GM Board of Directors; Fairness of the Transactions

      As described above, the managements and boards of directors of General Motors and Hughes considered over a significant period of time the strategic challenges facing Hughes and reviewed and assessed various alternatives for a strategic transaction involving Hughes that would meet those challenges, including holding exploratory discussions with numerous telecommunications companies and detailed negotiations over proposals submitted by Sky Global Networks and The News Corporation and proposals submitted by EchoStar. See “—Alternatives to the Transactions” and “—GM’s Development of the Transactions” above. Based on this lengthy consideration, at meetings held on October 28, 2001, the Hughes board of directors, the GM capital stock committee and the GM board of directors acted on the transactions.

      The Hughes board of directors has unanimously approved the transactions, and recommended to the GM board of directors that it approve the Hughes/ EchoStar merger.

      The GM capital stock committee also unanimously recommended to the GM board of directors that General Motors enter into the agreements relating to the transactions. The GM board of directors, upon the recommendation of GM management and the GM capital stock committee, as well as the recommendation of Hughes management and the Hughes board of directors, unanimously determined that the transactions, including the execution of the implementation agreement, the contribution of the stock of Hughes to a newly formed holding company and the amendments to GM’s restated certificate of incorporation in connection with the transactions, were advisable, desirable and in the best interests of General Motors and its stockholders and approved these matters. In addition, the GM board of directors, upon recommendation of the GM capital stock committee, has unanimously determined that the transactions, on the terms and subject to the conditions of the transaction agreements, would be fair to the GM $1 2/3 par value common stockholders and the GM Class H common stockholders and recommends the GM/Hughes separation transactions for approval by the GM common stockholders.

      In considering the transactions, the GM board of directors concluded that a potential strategic transaction involving the separation of the Hughes business from GM that would result in a recapitalization of GM Class H common stock into GM $1 2/3 par value common stock at a 120% exchange rate, as currently provided for under certain circumstances in accordance with provisions of the GM restated certificate of incorporation, would not be in the best interests of GM and its common stockholders. A recapitalization under such provisions, although it would provide a 20% premium to the GM Class H common stockholders in comparison to the trading price of the GM Class H common stock at the time the exchange rate would be set under these provisions, would likely produce substantial dilution in the value of the GM $1 2/3 par value common stock and would change substantially the form and nature of the investment of the GM Class H common stockholders, who, instead of having a “tracking stock” investment in the Hughes business, would then have a more conventional investment in all of GM’s operations. Accordingly, in light of the substantial benefits which the transactions are expected to provide to the holders of both classes of GM common stock, the GM board of directors determined that the transactions should be structured so as not to result in a recapitalization under the relevant provisions of the GM restated certificate of incorporation and, for this purpose, determined to recommend to the GM common stockholders the proposed amendment of the GM restated certificate of incorporation.

      In granting their approvals and making their recommendations, the Hughes board of directors, GM capital stock committee, and GM board of directors each considered the following as material positive aspects of the transactions assuming the completion of the transactions:

      Enhanced Competitive Position of Hughes. The Hughes/ EchoStar merger is expected to better position New EchoStar to compete in the multi-channel video programming distribution market and, overall, in the telecommunications industry than Hughes (or EchoStar) alone. The combination of Hughes and EchoStar would create one of the largest subscription television platforms, enabling New EchoStar to compete more effectively with cable television providers (who currently account for about 80 percent of the multi-channel video programming distribution market) and would provide New EchoStar with a significant opportunity to develop an expanded business in the consolidating telecommunications industry.

      Potential Cost and Revenue Synergies. The combination of Hughes and EchoStar is expected to provide New EchoStar with an opportunity to realize significant economies of scale and generate substantial cost and revenue synergies. The principal elements of the expected cost savings include reductions in subscriber acquisition costs, reduced customer turnover, lower programming costs and elimination of duplicative overhead costs. The principal elements of the expected revenue growth opportunities include greater availability of less expensive broadband services, penetration of more local markets with access to local programming, expansion of high definition television, specialty programming, video-on-demand and pay-per-view programming. Based on analyses provided by Hughes management (which were, in turn, based on certain assumptions and qualifications), the total net present value of these revenue and cost synergies netted against the implementation costs were estimated at the time of the October 28, 2001 meeting to range from about $16.7 billion to $23.4 billion. In addition, in considering this aspect of the transactions, the Hughes board of directors, the GM capital stock committee and the GM board of directors considered the estimated cost and revenue synergies and related analyses of the GM and Hughes financial advisors presented at the October 28, 2001 meeting as described at “—Fairness Opinions of GM’s Financial Advisors” and “—Fairness Opinions of Hughes’ Financial Advisors” below.

      Premium Valuation of Hughes. The transactions, as negotiated with EchoStar, would provide a premium valuation to GM and GM common stockholders for their interests in Hughes. Specifically, based on the exchange ratios of GM Class H common stock and EchoStar Class A common stock, respectively, for common stock of New EchoStar in the Hughes/EchoStar merger and on the closing stock price of the GM Class H common stock and EchoStar Class A common stock, respectively, on October 26, 2001, the last trading day before the announcement of the transactions, the transactions would provide an implied premium of about 20% to GM and GM stockholders for their interests in Hughes. In considering this aspect of the transactions, the Hughes board of directors, the GM capital stock committee and the GM board of directors also considered the premium valuation and related analyses of the GM and Hughes financial advisors presented at the October 28, 2001 meeting as described at “—Fairness Opinions of GM’s Financial Advisors” and “—Fairness Opinions of Hughes’ Financial Advisors” below.

      Liquidity for GM; Credit Rating Support. The transactions are expected to provide significant liquidity to General Motors in respect of its retained economic interest in Hughes, which will help to support the credit position of GM after the transactions. The anticipated liquidity will result primarily from:

•	GM’s receipt of a dividend of up to $4.2 billion in cash from Hughes as part of the Hughes recapitalization;

•	as and to the extent applicable, the reduction in GM indebtedness and/or the receipt of cash proceeds that may result from any GM share dispositions, as described in greater detail elsewhere in this document; and

•	as and to the extent applicable, GM’s retention of shares of New EchoStar Class C common stock for up to five years after the Hughes split-off.

The liquidity that GM would receive from the Hughes dividend distribution and the associated reduction of its retained economic interest in Hughes would be provided based on the trading price of the GM Class H common stock after receipt of the necessary approvals for the transactions and determined during a specified period preceding the completion of the transactions.

      Tax-Free Transaction. Neither the GM common stockholders nor, except as to certain prior intercompany transactions which will be taken into income, General Motors will recognize gain or loss for U.S. federal income tax purposes as a result of the Hughes split-off, and neither HEC Holdings nor the holders of HEC Holdings Class C common stock will recognize gain or loss for U.S. federal income tax purposes as a result of the Hughes/ EchoStar merger. Any strategic transaction involving Hughes that would have been taxable likely would have resulted in an amount of corporate and stockholder tax such that the transaction would be considered uneconomic in comparison to GM’s continued ownership of Hughes.

      In granting their approvals and making their recommendations, the Hughes board of directors, the GM capital stock committee, and the GM board of directors also considered a number of potentially material negative factors of pursuing the transactions, including the following:

      Regulatory Concerns. There is a risk that the Hughes/ EchoStar merger might not receive required regulatory approvals or clearances from competition authorities in the United States and certain other countries, the FCC and telecommunications regulatory authorities in certain other countries and numerous state and local authorities, or that certain of these governmental authorities could bring an action seeking to prevent the Hughes/ EchoStar merger. There is also a risk that certain of these governmental authorities may attempt to impose onerous conditions on their approval or clearance of the transactions.

      Competitive Risks During Pendency. The pendency of the Hughes/ EchoStar merger for many months following the announcement of the execution of the transaction agreements could have an adverse impact on Hughes’ ability to attract and retain customers and employees and otherwise weaken the competitive position of Hughes.

      Preclusion of Other Potential Opportunities. Entering into the transaction agreements and pursuing the transactions would preclude Hughes and GM from pursuing other opportunities that were potentially available to them, including the alternative transactions that had been negotiated with Sky Global Networks and The News Corporation, and other opportunities that might become available during the period of many months during which the transactions would be pending.

      In addition, in initially acting on the transactions at their October 28, 2001 meetings, the Hughes board of directors, the GM capital stock committee and the GM board of directors also considered the availability of the financing needed by EchoStar to complete the transactions. At that time, EchoStar did not have the full financing needed for the transactions available or committed by third parties, presenting a material risk to GM that the possible unavailability of third-party financing commitments might require recourse to financing provided by GM. Subsequently, EchoStar obtained the necessary third party financing commitments.

      In addition to the positive and negative factors described above, in connection with its decisions, the GM board of directors (as well as the Hughes board of directors and the GM capital stock committee, as pertinent) considered:

•	the reports, presentations and recommendations of Hughes’ executive management and the approvals and recommendations of the Hughes/ EchoStar merger and the related GM/ Hughes separation transactions by the Hughes board of directors;

•	the reports, presentations and recommendations of GM’s executive management regarding the GM/ Hughes separation transactions, the Hughes/ EchoStar merger and the other related transactions;

•	that some of the directors and executive officers of Hughes have or may have interests in connection with the transactions that are different from, or in addition to, the interests of the stockholders of GM;

•	the advice, presentation and written fairness opinions of Credit Suisse First Boston and Goldman Sachs regarding the Hughes/ EchoStar merger;

•	the advice, presentations and written fairness opinions of Merrill Lynch and Bear Stearns regarding the transactions;

•	legal advice received with respect to the transactions, including the tax consequences of the transactions, the issues and prospects concerning needed regulatory approvals, the fiduciary duties of the officers and directors of GM and Hughes to GM, Hughes and both classes of GM common stockholders and the consequences of the exchange of shares of GM Series H preference stock for shares of Hughes preference stock in connection with the transactions in the event that any GM Series H preference stock were outstanding at the time of the completion of the transactions;

•	the oversight by the GM capital stock committee of the development of the GM/ Hughes separation transactions and the Hughes/ EchoStar merger, its prior deliberations concerning the strategic alternatives available with respect to Hughes and concerning the interests of the GM Class H common stockholders and the GM $1 2/3 par value common stockholders, its determination that, on the terms and subject to the conditions of the transaction agreements, the transactions, taken as a whole, would be fair to both the GM Class H common stockholders and the GM $1 2/3 par value common stockholders and in the best interests of GM and its common stockholders and its recommendation that GM enter into the agreements relating to the transactions;

•	the information previously provided to and reviewed by the GM board of directors and the prior deliberations of the GM board of directors concerning the transactions and the possibility of alternative strategic transactions and business strategies involving the business of Hughes, including the alternative transaction that had been negotiated involving the combination of the business of Hughes and the business of Sky Global Networks following a split-off of Hughes from General Motors; and

•	related matters reported on at the October 28, 2001 meeting and other previous meetings of the GM board of directors.

      See “—GM’s Development of the Transactions” above and “—Fairness Opinions of Hughes’ Financial Advisors” and “—Fairness Opinions of GM’s Financial Advisors” below.

      The GM board of directors also recognized that the existence of two classes of GM common stock having separate dividend and other rights could give rise to potential divergences between the interests of the two classes of GM common stock in connection with the contemplated transactions, and gave consideration to this potential divergence of interests in its deliberations. In December 2000, the GM board of directors, consistent with established governance policies of GM, had delegated to the GM capital stock committee (which consists solely of independent directors of GM) the responsibility to oversee the activities to be undertaken by management of General Motors and of Hughes in developing the terms of a possible transaction involving Hughes. This responsibility included reviewing and making recommendations to the GM board with regard to any such transaction that might be proposed by Hughes or GM management, including the fairness to the holders of both classes of GM common stock of the process for determining the terms of a transaction, any conditions to approval or completion of such transaction that should be imposed in order to protect the interests of the holders of either class of GM common stock and the fairness of such transaction to the holders of each such class of stock.

      At the outset, the GM capital stock committee considered the processes that should be followed by GM and Hughes in pursuing a possible strategic transaction involving Hughes. The GM capital stock committee considered establishing separate, formal negotiating teams to represent the interests of the two different classes of GM common stockholders in formulating the terms of the transactions but ultimately determined that, under the circumstances, formal teams were unnecessary, given the nature of the transactions proposed by Sky Global Networks and The News Corporation and by EchoStar, the potential divergences between the interests of GM’s two classes of common stockholders, the autonomy of Hughes management and the Hughes board of directors and the significant oversight role that the GM capital stock committee would play with respect to the activities of the management of General Motors and of Hughes in connection with the possible transactions. In this regard, the GM capital stock committee considered, as the form and terms of the transactions evolved, that with respect to the aspects of the transactions as to which there might be a material divergence between the interests of GM’s two classes of common stockholders there would be little practical benefit in having such separate, formal negotiating teams. In negotiating with Sky Global Networks and The News Corporation, in the one case, or EchoStar, in the other case, regarding the terms for a combination with Hughes, particularly with respect to the form of consideration to be received by GM common stockholders and GM and the exchange ratio, the interests of GM’s two classes of common stockholders did not diverge in any material respect. Insofar as the transactions would result in a cash dividend by Hughes to GM and, accordingly, have different consequences for GM’s two classes of common stockholders, the interests of the GM Class H common stockholders would be congruent with the interests of Sky Global Networks and The News Corporation, in the one case, or EchoStar, in the other case, each of whom was an independent third party dealing with GM and Hughes at arms’ length, while the interests of GM and GM $1 2/3 par value common stockholders would be adequately addressed by GM management so that the involvement of such independent parties would help assure a fair outcome. In addition, the GM capital stock committee considered the autonomy of Hughes management and the Hughes board of directors and the significant oversight role of the

GM capital stock committee as a substitute for the procedural protection that would be provided by separate, formal negotiating teams.

      In concluding that the transactions are fair to both classes of GM common stockholders, the GM capital stock committee initially and, then, the GM board of directors placed substantial reliance on its determination that fair processes had been followed in the development of the definitive terms of the Hughes/ EchoStar merger and GM/ Hughes separation transactions. In this regard, the GM capital stock committee and the full GM board of directors confirmed the full participation of Hughes and Hughes management, along with their financial, accounting, tax, legal and other professional advisors (who were separate from those advising GM and its management), in the process of developing the terms of the Hughes/ EchoStar merger, the GM/ Hughes separation transactions and related transactions, and the similar participation of GM and GM management. During this process, both Hughes management and GM management had been provided full and confidential access to the GM capital stock committee and their recommendations, as well as those of the Hughes board of directors, regarding the proposed transactions, the alternative transactions negotiated with Sky Global Networks and The News Corporation and other possible strategic alternatives for Hughes that were sought and considered. See “—GM’s Development of the Transactions” above. In addition, the GM board of directors considered that, consistent with the GM restated certificate of incorporation and the GM board policy statement on capital stock matters, the GM/ Hughes separation transactions would be subject to the approval of the holders of a majority of the outstanding shares of GM Class H common stock and the holders of a majority of the GM $1 2/3 par value common stock, each voting as a separate class, and also voting together as a single class based on their respective per share voting power in accordance with the GM restated certificate of incorporation.

      In reviewing the fairness of the transactions, the GM capital stock committee and the GM board of directors considered, among other things, that GM would receive from Hughes prior to the Hughes split-off a dividend of up to $4.2 billion. The GM capital stock committee and the GM board considered the Hughes dividend distribution and the associated reduction of GM’s retained economic interest in Hughes as important elements of the transactions from the standpoint of GM’s strategic objectives and the interests of GM $1 2/3 par value common stockholders and attributed substantial importance to the provision that GM’s retained economic interest in Hughes would be reduced on market-based terms, as the amount of the reduction in the number of notional shares representing GM’s retained economic interest in Hughes would be equal to the dollar amount of the Hughes dividend distribution divided by the trading price of GM Class H common stock over a specified period preceding the completion of the Hughes split-off. See “The Transactions— Description of the Transactions— The Hughes Recapitalization.” The GM capital stock committee and the GM board of directors concluded that these market-based terms were a fair basis for the reduction of GM’s retained economic interest in Hughes and the consequent reduced interest in New EchoStar. The GM capital stock committee and the GM board of directors also considered the importance of New EchoStar having adequate financial resources to fund its on-going operations after Hughes funded the Hughes dividend distribution and completed the other transactions. The financing available for these purposes was a major subject of negotiation with Sky Global Networks and The News Corporation, in the one case, and EchoStar, in the other case, and a showing that adequate financing was available for both purposes was established as a requirement for concluding the negotiations, as discussed above. Based on the financing arrangements made for New EchoStar and its projected sources and uses of funds, it was determined that New EchoStar would have adequate financing and other resources available for these purposes and, accordingly, in this respect, the interests of both classes of GM common stockholders were fairly dealt with. See “—Description of the Transactions— Liquidity and Funding Needs of New EchoStar.”

      In addition, the GM board of directors relied upon the opinions delivered by Merrill Lynch and Bear Stearns with respect to the fairness, from a financial point of view, to the holders of GM $1 2/3 par value common stock as a class and the holders of GM Class H common stock as a class, respectively, of the consideration to be provided to General Motors and its subsidiaries, the holders of GM $1 2/3 par value common stock, if applicable, and the holders of GM Class H common stock in the GM/ Hughes separation transactions, and the presentations by representatives of Merrill Lynch and representatives of Bear Stearns to the GM board of directors relating to their respective fairness opinions. General Motors asked each of Merrill

Lynch and Bear Stearns to consider whether, taking into account all relevant financial aspects of the transactions, taken as a whole, the consideration to be provided to General Motors and its subsidiaries, the holders of GM $1 2/3 par value common stock, if applicable, and the holders of GM Class H common stock in the GM/ Hughes separation transactions was fair from a financial point of view to the holders of GM $1 2/3 par value common stock as a class and the holders of GM Class H common stock as a class, respectively (rather than asking one financial advisor to consider the fairness issues only from the perspective of the holders of GM $1 2/3 par value common stock and the other financial advisor to consider the fairness issues only from the perspective of the holders of GM Class H common stock), because, among other things, General Motors believed that such an approach and standard was consistent with and would best satisfy the fiduciary duties which the GM board of directors has to the holders of each class of GM common stock. See “—Fairness Opinions of GM’s Financial Advisors” below.

      In approving the transactions, including determining the fairness of the transactions as a whole, on the terms and conditions of the transaction agreements, to the holders of each class of GM common stock, the GM capital stock committee and the GM board of directors considered each of the foregoing factors, without formally assigning weights to any specific factor, and reached its conclusions considering all the factors together.

      Based on the foregoing, among other considerations, the GM board of directors has determined that the transactions are advisable and in the best interests of General Motors and its common stockholders and that the transactions as a whole, on the terms and conditions of the transaction agreements, are fair to the holders of GM $1 2/3 par value common stock and to the holders of GM Class H common stock. The GM board of directors has unanimously approved the transactions and recommends that the GM common stockholders vote to approve each of the proposals described in this document by executing and returning the enclosed consent card as soon as possible.

      Pursuant to this consent solicitation, GM $1 2/3 par value common stockholders and GM Class H common stockholders are being asked, among other things, to ratify the GM/Hughes separation transactions and the Hughes/ EchoStar merger. As further described elsewhere in this document, GM believes that ratification by GM’s common stockholders of the GM/Hughes separation transactions and the Hughes/EchoStar merger should bar any claim (other than for fraud or similar egregious misconduct) against General Motors and its directors based on these transactions, including a claim alleging unfairness of these transactions to the holders of either or both classes of GM common stock or alleging any deficiency in the process of developing the terms of these transactions or the GM board’s consideration or approval of these transactions.

      If the proposals relating to the transactions were to receive the requisite GM common stockholder approval, we currently believe that certain of the other applicable conditions to the completion of the transactions, including the receipt of certain requisite regulatory approvals, would not be satisfied (if satisfied at all) for some period of time after the time of the receipt of the requisite GM common stockholder approval. Accordingly, it is possible that the transactions would not be completed for a significant period of time after the time of the receipt of the requisite GM common stockholder approval. During any such time interval between the receipt of the requisite GM common stockholder approval and the satisfaction or waiver of all other conditions to the completion of the transactions, it is possible that circumstances relating to the business or financial condition of EchoStar or Hughes or financial, economic or other circumstances could change significantly and in a manner not considered at the time that the GM board of directors approved the transactions. GM common stockholders should understand that, despite any such change in circumstances that might occur during this period, it is not a condition to the completion of the transactions that the GM board of directors conclude that, at the time the transactions are to be completed or at any earlier time during such period, the transactions will be fair to both classes of GM common stockholders. The GM board of directors will not make any further determination with regard to the fairness of the transactions to both classes of GM common stockholders during this period unless the GM board of directors considers taking any action that would change in any material respect the terms on which the transactions are to be completed from the terms provided by the transaction agreements, such as agreeing to waive a condition to the completion of the transactions or making any voluntary reduction to either the number of shares subject to GM share dispositions or the amount of the Hughes dividend distribution, in which case the GM board of directors in considering such matters would consider, among other factors, the fairness of the transactions (as to be so revised) to the holders of both classes of GM common stock in accordance with the GM board policy statement regarding certain capital stock matters.

     Fairness Opinions of GM’s Financial Advisors

      Descriptions of the fairness opinions of GM’s financial advisors in connection with the transactions, Merrill Lynch and Bear Stearns, are set forth below. These descriptions are qualified in their entirety by reference to the full text of the opinions included in Appendix C to this document.

      The fairness opinions described below relate to the GM/ Hughes separation transactions, which consist of several transactions involving General Motors and Hughes that are generally designed to separate the Hughes business from General Motors in order to prepare Hughes to complete the proposed merger with EchoStar. There are two principal components to the GM/ Hughes separation transactions:

•	the Hughes recapitalization, which primarily involves a dividend distribution of up to $4.2 billion from Hughes to GM and an associated reduction of GM’s retained economic interest in Hughes in an amount that reflects the dividend; and

•	the separation of the Hughes business from GM pursuant to the Hughes split-off, which primarily consists of the exchange of shares of HEC Holdings Class C common stock on a one-for-one basis for shares of GM Class H common stock.

      The GM/ Hughes separation transactions do not include the Hughes/ EchoStar merger. For a more detailed description of the GM/Hughes separation transactions, see “The Transactions— Description of the Transactions— The GM/ Hughes Separation Transactions.”

      Merrill Lynch and Bear Stearns, in opining as to the fairness, from a financial point of view, of the consideration to be provided to General Motors and its subsidiaries, to the holders of the GM $1 2/3 par value common stock, if applicable, and to the holders of the GM Class H common stock in the GM/ Hughes separation transactions, did take into account the relevant financial aspects of the Hughes/ EchoStar merger and certain related transactions. Merrill Lynch and Bear Stearns took such aspects into account because of the underlying assumption of each of their respective opinions that the Hughes/ EchoStar merger and certain related transactions would each be completed in a timely manner and in accordance with its terms. For a more detailed discussion of each of the transactions relevant to the respective opinions of Merrill Lynch and Bear Stearns, see “— Description of the Transactions— The GM/Hughes Separation Transactions,” “—The Hughes/EchoStar Merger,” “—GM Share Dispositions,” “—Hughes Business and Dividend Financings,” and “—Hughes/ EchoStar Merger Financings.”

      You should understand that, because the fairness opinions of Merrill Lynch and Bear Stearns were delivered prior to the final determination of the necessary structural modifications to the transactions described at “—GM’s Development of the Transactions— Further Discussions with EchoStar; Restatement of Transaction Agreements,” the following descriptions do not reflect the fact that HEC Holdings will become the parent company of Hughes in connection with the GM/ Hughes separation transactions and the corporate entity into which EchoStar will be merged in the Hughes/ EchoStar merger.

     Merrill Lynch Fairness Opinion

      On October 28, 2001, at a meeting of the GM board of directors held to consider the transactions, Merrill Lynch delivered to the GM board of directors its oral opinion, which opinion was later confirmed by delivery of a written opinion, that, as of such date and based upon and subject to the assumptions, conditions, limitations and other matters set forth in that opinion, taking into account all relevant financial aspects of the transactions taken as a whole, the consideration to be provided to General Motors and its subsidiaries, to the holders of the GM $1 2/3 par value common stock, if applicable, and to the holders of the GM Class H common stock in the GM/ Hughes separation transactions is fair, from a financial point of view, to the holders of the GM $1 2/3 par value common stock as a class and to the holders of the GM Class H common stock as a class, respectively.

      The full text of the Merrill Lynch written opinion, which sets forth the assumptions made, matters considered, and qualifications and limitations on the review undertaken, is included in Appendix C to this document and is incorporated into this document by reference. The summary of the opinion set forth in this document is qualified in its entirety by reference to the full text of the opinion. You are urged to read the Merrill Lynch opinion in its entirety. No limitations were imposed by General Motors or the GM board of directors with respect to the investigations made or procedures followed by Merrill Lynch in rendering its opinion.

      The Merrill Lynch opinion was provided to the GM board of directors for its use and benefit and is directed only to the fairness, from a financial point of view, to the holders of GM $1 2/3 par value common stock as a class and to the holders of GM Class H common stock as a class, respectively, taking into account all relevant financial aspects of the transactions, taken as a whole, of the consideration to be provided to General Motors and its subsidiaries, to the holders of the GM $1 2/3 par value common stock, if applicable, and to the holders of the GM Class H common stock in the GM/ Hughes separation transactions. The opinion of Merrill Lynch does not constitute a recommendation to any GM common stockholder as to whether such stockholder should vote to approve any of the proposals described in this document. The terms of the GM/ Hughes separation transactions were developed by the management of General Motors and Hughes and were approved by the GM board of directors.

      The summary set forth below does not purport to be a complete description of the analyses underlying the opinion of Merrill Lynch. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Merrill Lynch did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Merrill Lynch believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all analyses, would create an incomplete view of the process underlying its opinion.

      In performing its analyses, Merrill Lynch made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of General Motors. Any estimates contained in the analyses performed by Merrill Lynch are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. In addition, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. The opinion of Merrill Lynch was one of several factors taken into consideration by the GM board of directors in making its determination to approve the GM/ Hughes separation transactions. Consequently, the Merrill Lynch analyses described below should not be viewed as determinative of the decision of the GM board of directors with respect to the fairness from a financial point of a view to the holders of GM $1 2/3 par value common stock as a class and to the holders of GM Class H common stock as a class, respectively, of the consideration to be provided to General Motors and its subsidiaries, to the holders of the GM $1 2/3 par value common stock as a class and to the holders of GM Class H common stock as a class.

      In preparing its opinion, Merrill Lynch, among other things:

•	reviewed GM’s restated certificate of incorporation and bylaws, each as of the date of the fairness opinion of Merrill Lynch;

•	reviewed GM’s annual reports, Forms 10-K and related financial information for the three fiscal years ended December 31, 2000 and GM’s Forms 10-Q and the related unaudited financial information for the quarterly periods ended March 31, 2001 and June 30, 2001;

•	reviewed Hughes’ annual reports, Forms 10-K and related financial information for the three fiscal years ended December 31, 2000 and Hughes’ Forms 10-Q and the related unaudited financial information for the quarterly periods ended March 31, 2001, June 30, 2001 and September 30, 2001;

•	reviewed PanAmSat’s annual reports, Forms 10-K and related financial information for the three fiscal years ended December 31, 2000 and PanAmSat’s Forms 10-Q and the related unaudited financial information for the quarterly periods ended March 31, 2001, June 30, 2001 and September 30, 2001;

•	reviewed EchoStar’s annual reports, Forms 10-K and related financial information for the three fiscal years ended December 31, 2000 and EchoStar’s Forms 10-Q and the related unaudited financial information for the quarterly periods ended March 31, 2001 and June 30, 2001;

•	reviewed certain information, including historical financial data and financial projections, relating to the business, earnings, cash flow, assets, liabilities and prospects of General Motors, Hughes and EchoStar furnished to Merrill Lynch by General Motors, Hughes and EchoStar, as the case may be;

•	conducted discussions with members of senior management of General Motors, Hughes and EchoStar concerning their respective businesses and prospects and their views regarding the strategic rationale for, and the financial effects on General Motors, Hughes and EchoStar, as the case may be, of, the transactions;

•	reviewed certain information, including financial projections relating to the amount and timing of the revenue and cost savings synergies and related expenses expected to result from the transactions, which Merrill Lynch refers to herein as the expected synergies of the transactions, furnished to Merrill Lynch by General Motors, Hughes and EchoStar, as the case may be;

•	reviewed the pro forma financial results, financial condition and capitalization of each of General Motors and Hughes and of the pro forma combined company, in each case after giving effect to the transactions;

•	conducted discussions with members of senior management of General Motors, Hughes and EchoStar concerning the expected synergies of the transactions;

•	conducted discussions with members of senior management of Hughes concerning their views regarding the strategic rationale for, and the financial effects on Hughes of, the transactions and various strategic alternatives available to Hughes;

•	compared the results of operations of Hughes and EchoStar with those of certain companies that Merrill Lynch deemed to be reasonably similar to Hughes and EchoStar, respectively;

•	reviewed the following, including any exhibits and attachments or schedules thereto:

•	the implementation agreement;

•	the Hughes/ EchoStar merger agreement;

•	the GM/ Hughes separation agreement;

•	the proposed amendments to Article Fourth of the GM restated certificate of incorporation;

•	the proposed amendments to the amended and restated certificate of incorporation of Hughes;

•	the contribution and transfer agreement by and between General Motors and United States Trust Company of New York;

•	the supplemental agreement and guaranty; and

•	the pledge agreement and certain related agreements thereto;

•	reviewed the commitment letters related to the financing by EchoStar and Hughes of the Hughes/ EchoStar merger; and

•	reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as Merrill Lynch deemed necessary, including Merrill Lynch’s assessment of general economic, market and monetary conditions.

      In preparing its opinion, Merrill Lynch relied on the accuracy and completeness of all information supplied or otherwise made available to it, discussed with or reviewed by or for it, or publicly available, and Merrill Lynch did not assume any responsibility for independently verifying such information or undertake an independent evaluation or appraisal of the assets or liabilities of General Motors, Hughes or EchoStar, and was not furnished with any such evaluation or appraisal. In addition, Merrill Lynch did not assume any obligation to conduct, nor did Merrill Lynch conduct, any physical inspection of the properties or facilities of General Motors, Hughes or EchoStar. With respect to the financial projections and the analyses of the expected synergies of the transactions furnished to or discussed with Merrill Lynch by General Motors, Hughes or EchoStar, as the case may be, Merrill Lynch assumed that they were reasonably prepared and reflected the best currently available estimates and judgments of the managements of General Motors, Hughes or EchoStar as to the expected future financial performance of General Motors, Hughes, EchoStar and the pro forma combined company, and as to the expected synergies of the transactions.

      Furthermore, in preparing its opinion, Merrill Lynch assumed that in the course of obtaining the necessary consents or approvals, including contractual, governmental or otherwise, for the transactions no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that would have a material adverse effect on the contemplated benefits of the transactions. In addition, Merrill Lynch assumed that each of the transactions will be consummated in a timely manner and in accordance with their terms as contemplated by the various agreements and other documents referred to in the Merrill Lynch opinion. Merrill Lynch was advised by General Motors, and it assumed, that:

•	as a result of the amendment to Article Fourth of the GM restated certificate of incorporation, the provisions of Article Fourth, Division I, Section (c) of the GM restated certificate of incorporation should not apply to the transactions; and

•	General Motors would be responsible for no contingent liabilities of Hughes which are material in the aggregate as a result of the completion of the transactions.

Merrill Lynch also assumed that the average GM Class H common stock price used to effect the reduction of GM’s retained economic interest in Hughes would be determined by the GM board of directors in accordance with the terms set forth in the GM/ Hughes separation agreement. Merrill Lynch further assumed that there will be no material adverse effect on General Motors, Hughes or the pro forma combined company resulting from the accounting treatment of the transactions. The opinion of Merrill Lynch is necessarily based upon market, economic, financial and other conditions as they existed and could be evaluated as of the date of the Merrill Lynch opinion. During the course of its engagement, Merrill Lynch was asked by the GM board of directors to solicit indications of interest from various third parties regarding a transaction with Hughes and Merrill Lynch considered the results of such solicitation in rendering its opinion. Merrill Lynch expressed no opinion as to the prices at which the Hughes Class C common stock, the Hughes preference stock or the GM $1 2/3 par value common stock will trade subsequent to the completion of the transactions. In addition, Merrill Lynch was not requested to opine as to, and its opinion does not in any manner address, GM’s or Hughes’ underlying business decision to proceed with or effect the transactions, the relative merits of the transactions as compared to any alternative business strategies or transactions that might exist for GM or Hughes or the effects of any other transaction in which GM or Hughes might engage. Furthermore, Merrill Lynch was not requested to opine as to, and its opinion does not in any manner address, the PanAmSat stock sale.

      In preparing its opinion, Merrill Lynch also assumed that the separation of Hughes from GM will be treated as a tax-free distribution under Section 355 and the related provisions of the Code and Merrill Lynch has further assumed that the Hughes/ EchoStar merger will qualify as a tax-free “reorganization” within the meaning of Section 368(a) of the Code.

      As part of its investment banking business, Merrill Lynch is engaged continually in the valuation of businesses and their securities in connection with mergers and acquisitions and strategic transactions and for other purposes. Merrill Lynch was retained by General Motors because Merrill Lynch is an internationally recognized investment banking firm, with substantial experience in complex strategic transactions, and because Merrill Lynch was familiar with General Motors, including its capital structure, and Hughes. Pursuant to an engagement letter, General Motors agreed to pay Merrill Lynch fees of:

•	$1,000,000 on the date of such engagement letter (which amount is credited towards the amount payable under the third bullet below);

•	$500,000 payable upon delivery of its fairness opinion (which amount is credited towards the amount payable under the third bullet below); and

•	between $10,000,000 and $24,000,000 after the completion of the transactions, such amount to be determined based upon the difference in the value of the interests of the GM $1 2/3 par value common stockholders and GM Class H common stockholders in Hughes at the time of announcement and those interests around the time of the completion of the transactions.

General Motors also agreed to reimburse Merrill Lynch for its reasonable out-of-pocket expenses incurred in connection with Merrill Lynch’s activities under the engagement letter, including the reasonable fees and disbursements of its legal counsel and to indemnify Merrill Lynch and certain related persons and entities for certain liabilities, including liabilities under securities laws, related to or arising out of its engagement.

      Merrill Lynch has, in the past, provided financial advisory and financing services to GM and its affiliates and may continue to do so, and Merrill Lynch has received, and may receive, fees for the rendering of such services. In addition, in the ordinary course of its business, Merrill Lynch may actively trade shares of the GM $1 2/3 par value common stock, the GM Class H common stock, and other securities of GM for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

      Set forth below is a summary of the material financial analyses performed by Merrill Lynch in connection with the preparation of the opinion of Merrill Lynch dated October 28, 2001. The financial analyses summarized below include information presented in tabular format. In order to understand fully Merrill Lynch’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Merrill Lynch’s analyses.

      As part of the transactions, the holders of GM Class H common stock will receive shares of New EchoStar Class C common stock in exchange for their shares of GM Class H common stock. In addition, General Motors may be a significant holder of New EchoStar Class C common stock upon the completion of the transactions. Therefore, although Merrill Lynch’s opinion addresses the fairness, from a financial point of view, of the consideration to be provided to General Motors and its subsidiaries, to the holders of the GM $1 2/3 par value common stock, if applicable, and to the holders of the GM Class H common stock in the GM/ Hughes separation transactions, Merrill Lynch performed its analyses giving effect not only to the GM/ Hughes separation transactions, but also to the Hughes/ EchoStar merger and certain other related transactions, all of which were deemed to be relevant by Merrill Lynch to holders of the GM $1 2/3 par value common stock and to holders of the GM Class H common stock.

      Merrill Lynch performed a variety of analyses detailed below related to the Hughes/EchoStar merger which were deemed to be relevant by Merrill Lynch to both the holders of the GM $1 2/3 par value common stock and the holders of the GM Class H common stock.

•	Merrill Lynch performed analyses to evaluate the value of GM Class H common stock on October 25, 2001 compared with the value of the New EchoStar Class C common stock after giving effect to the transactions. See “—Hughes Analysis,” “—EchoStar Analysis,” “—Expected Synergies Valuation Analysis” and “—Premium to GM Class H Common Stockholders and GM $1 2/3 Par Value Common Stockholders.”

•	Merrill Lynch also performed analyses that examined whether the exchange ratio in the Hughes/ EchoStar merger was higher or lower than the historical ratio of the trading prices of EchoStar Class A common stock and the GM Class H common stock. See “—Historical Exchange Ratio Analysis.”

•	Merrill Lynch also performed analyses that examined whether the implied valuations for Hughes’ principal assets on a stand-alone basis were higher or lower than the valuations for those assets based on the implied transaction offer price per share in the Hughes/ EchoStar merger. See “—Relative Valuation of Direct Broadcast Satellite Assets.”

In the case of the holders of the GM Class H common stock, upon the completion of the transactions they would own only New EchoStar Class C common stock. In the case of the holders of the GM $1 2/3 par value common stock, GM’s retained economic interest in Hughes would be reduced and GM would correspondingly receive a distribution from Hughes on the basis of the average market price of the GM Class H common stock over a specified period preceding the completion of the GM/Hughes separation transactions. After completion of the transactions, the holders of the GM $1 2/3 par value common stock may have an indirect interest in New EchoStar by virtue of GM’s expected ownership of shares of New EchoStar Class C common stock. Merrill Lynch performed the analyses detailed below with respect to the impact of the transactions on GM’s credit rating and earnings per share which were deemed to be relevant by Merrill Lynch to the holders of the GM $1 2/3 par value common stock because of their continued ownership in General Motors after the completion of the transactions.

      Merrill Lynch examined the impact of the reduction of GM’s retained economic interest in Hughes and the corresponding dividend distribution by Hughes to GM in the GM/Hughes separation transactions and whether such transactions would improve the credit profile of General Motors and whether and by how much the earnings per share of General Motors would increase or decrease because of the GM/Hughes separation transactions. See “—Credit Rating Impact Considerations for General Motors” and “—Earnings Impact Considerations for General Motors.”

      Merrill Lynch did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Merrill Lynch believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all analyses, would create an incomplete view of the process underlying its opinion.

      Hughes Analysis. Merrill Lynch performed a sum-of-the-parts valuation of each of Hughes’ principal businesses and significant investments in order to derive an implied per share equity value for Hughes. Merrill Lynch examined and independently valued DIRECTV, DIRECTV Latin America, PanAmSat, Hughes Network Systems, Spaceway, Telocity, Hughes’ public investments and Hughes’ corporate reserve allocation. The corporate reserve allocation represents an estimate by Hughes management of future cash expenses which are not otherwise directly allocated to any of the business units of Hughes.

      Using the sum-of-the parts valuation analyses described below for each of Hughes’ principal businesses and significant investments, Merrill Lynch estimated the per share value of Hughes, on a consolidated basis, to be:

	Low	High

Implied Equity Value per Share	$12.66	$17.10

      DIRECTV. Merrill Lynch performed a discounted cash flow, or DCF, analysis of DIRECTV using projections provided by Hughes’ management.

      The DCF for DIRECTV, which includes the cash flow associated with National Rural Telecommunications Cooperative subscribers, was calculated assuming discount rates ranging from 12.0% to 14.0% and was comprised of the sum of the present values of:

•	the projected cash flows for the third quarter of 2001 through the fiscal year ended December 31, 2005, and

•	the 2005 terminal value based upon a range of multiples of estimated 2005 earnings before interest, taxes, depreciation and amortization, which is referred to as EBITDA, from 9.0x to 11.0x.

	Low	High

	(in millions)
DCF Value of DIRECTV	$14,530	$19,240

      Using publicly available information, Merrill Lynch compared selected historical stock, financial and operating data and ratios for DIRECTV with corresponding data and ratios of similar publicly traded companies. DIRECTV is not a publicly traded company. However, Merrill Lynch inferred a public trading value for DIRECTV by:

•	calculating total enterprise value for Hughes based on public market values at October 25, 2001; and

•	subtracting therefrom the estimated sum-of-the-parts enterprise value for all non-DIRECTV related assets.

These companies were selected by Merrill Lynch based upon Merrill Lynch’s views as to the comparability of the financial and operating characteristics of these companies to DIRECTV.

      The companies included in the DIRECTV comparable company analysis were:

•	British Sky Broadcasting Group PLC;

•	EchoStar Communications Corporation; and

•	Pegasus Communications Corporation.

      Merrill Lynch derived an estimated valuation range for DIRECTV by comparing estimated current enterprise value as a multiple of estimated 2001 subscribers and as a multiple of estimated 2002 EBITDA. The results of these analyses were as follows:

Comparable Company Analysis	Low	High

Estimated 2001 Subscriber Multiple	$1,316	$2,129
Estimated 2002 EBITDA Multiple	25.7x	34.4x

      Using these analyses, and applying a range of $1,600 to $1,900 per estimated 2001 subscriber and an estimated 2002 EBITDA multiple range of 25.0x to 30.0x, Merrill Lynch estimated the following ranges of value for DIRECTV as of September 30, 2001:

Implied Value of DIRECTV	Low	High

	(in millions)
Estimated 2001 Subscriber Multiple	$14,794	$17,625
Estimated 2002 EBITDA Multiple	$14,234	$17,125

      Based on the DCF valuation and comparable company analysis Merrill Lynch assigned the following reference range of values to the DIRECTV segment:

	Low	High

	(in millions)
Reference Range Value	$14,500	$18,500

      DIRECTV Latin America. Merrill Lynch derived an estimated equity valuation range for Hughes’ interest in DIRECTV Latin America through an estimated current enterprise value as a multiple of current subscribers. The results of this analysis are as follows:

	Low	High

Current Subscriber Multiple	$800	$1,200

      The net equity valuation of Hughes’ investment assumes 1.3 million current Latin American subscribers, $1,017 million of net debt attributable to DIRECTV Latin America and 78% ownership by Hughes. The results of these analyses were as follows:

Implied Value of Hughes’ Interest
in DIRECTV Latin America	Low	High

	(in millions)
Current Subscriber Multiple	$0	$390

      Based upon the implied subscriber valuation, Merrill Lynch assigned the following current reference range of values to the DIRECTV Latin America segment:

	Low	High

	(in millions)
Reference Range	$(100)	$300

      PanAmSat. Merrill Lynch performed a DCF analysis of PanAmSat using projections provided by Hughes’ management.

      The DCF value of the approximately 81% indirect interest of Hughes in PanAmSat, or about 120.8 million shares, was calculated assuming discount rates ranging from 10.0% to 12.0%, $2,162 million of net debt attributable to PanAmSat and was comprised of the sum of the present values of:

•	the projected cash flows for the third quarter of 2001 through the fiscal year ended December 31, 2005; and

•	the 2005 terminal value based upon a range of multiples of estimated 2005 EBITDA, from 8.5x to 10.5x.

	Low	High

	(in millions)
DCF Value of Hughes’ Indirect Interest in PanAmSat	$2,048	$3,275

      Using publicly available information, Merrill Lynch compared selected historical stock, financial and operating data and ratios for PanAmSat with corresponding data and ratios of similar publicly traded companies. These companies were selected by Merrill Lynch based upon Merrill Lynch’s views as to the comparability of the financial and operating characteristics of these companies to PanAmSat.

      The companies included in the PanAmSat comparable company analysis were:

•	APT Satellite Holdings LTD;

•	Asia Satellite Telecommunications Holdings Limited;

•	JSAT Corporation;

•	New Skies Satellites N.V.; and

•	Societe Europeenne des Satellites SA.

      Merrill Lynch derived an estimated value of the approximately 81% indirect interest of Hughes in PanAmSat by comparing estimated current enterprise value as a multiple of estimated 2001 revenue and also as a multiple of estimated 2001 EBITDA. The results of these analyses were as follows:

Comparable Company Analysis	Low	High

Estimated 2001 Revenue Multiple	0.73x	8.32x
Estimated 2001 EBITDA Multiple	1.1x	11.9x

      Using these analyses, and applying an estimated 2001 revenue multiple range of 6.0x to 8.0x and an estimated 2001 EBITDA multiple range of 8.5x to 10.5x, Merrill Lynch estimated the following ranges of value for the approximately 81% indirect interest of Hughes in PanAmSat, based on $2,215 million of total net debt at PanAmSat as of September 30, 2001:

Implied Value of Hughes’ Indirect
Interest in PanAmSat	Low	High

	(in millions)
Estimated 2001 Revenue Multiple	$2,221	$3,556
Estimated 2001 EBITDA Multiple	$2,025	$2,922

      In addition, Merrill Lynch considered both the 52-week trading range of PanAmSat’s common shares and the range of price targets published by Wall Street equity research analysts as of October 25, 2001. The resulting values of Hughes’ investment are based on Hughes’ approximately 81% indirect interest in PanAmSat:

	Low	High

	(in millions)
52-Week Trading Range	$2,196	$5,232
Research Analyst Price Targets	$2,779	$4,832

      Using these analyses, Merrill Lynch believed the current public market value of Hughes’ indirect stake in PanAmSat to be reasonably proximate to its theoretical intrinsic value. Based on about 120.8 million, approximately 81%, of PanAmSat shares owned by Hughes’ subsidiaries and the October 25, 2001 closing price of $23.03, the public market value of Hughes’ indirect stake in PanAmSat, as of October 25, 2001, is calculated to be $2,782 million.

      Hughes Network Systems. Merrill Lynch performed a DCF analysis of Hughes Network Systems using projections provided by Hughes’ management.

      The DCF for Hughes Network Systems was calculated assuming discount rates ranging from 12.0% to 14.0% and was comprised of the sum of the present values of:

•	the projected cash flows for the third quarter of 2001 through the fiscal year ended December 31, 2005; and

•	the 2005 terminal value based upon a range of multiples of estimated 2005 EBITDA from 4.0x to 5.0x.

	Low	High

	(in millions)
DCF Value of Hughes Network Systems	$1,926	$2,814

      Using this analysis, Merrill Lynch estimated the value of Hughes Network Systems to be between $1,500 million and $2,800 million as of September 30, 2001.

      Spaceway. Merrill Lynch estimated the value of Hughes’ investment in Spaceway to be between 0.0x and 1.0x the estimated invested capital of $940 million, resulting in a range of value from $0 to $940 million.

      Telocity. Merrill Lynch estimated the value of Hughes’ investment in Telocity to be between 0.0x and 0.5x the estimated acquisition cost of $180 million, resulting in a range of value from $0 to $90 million.

      Public Investments. Merrill Lynch valued Hughes’ aggregate investments in the publicly traded common shares of the following companies at $595 million based on the their respective closing prices and applicable currency exchange rates as of October 25, 2001:

• Crown Media Holdings;

• TiVo Inc.;

• GlobeComm Systems Inc.;

• Hughes Software Systems Ltd.;

• Hughes Tele.com (India) Limited;

• Motient Corporation;

• Nippon Avionics Co., Ltd.;

• P.T. Pasifik Satelit Nusantra;

• Quokka Sports, Inc.;

• Sky Perfect Communications Inc.;

• THOMSON multimedia SA;

• Wink Communications, Inc.; and

• XM Satellite Radio Holdings Inc.

      Corporate Reserve Allocation. Merrill Lynch performed a DCF analysis of the net cash flow effect of the corporate reserve allocations of Hughes using projections provided by Hughes’ management.

      The DCF for corporate contingency was calculated assuming discount rates ranging from 16.0% to 18.0% and was comprised of the sum of the present values of:

•	the projected cash flows for the third quarter of 2001 through the fiscal year ended December 31, 2005; and

•	the 2005 terminal value based upon a range of assumed perpetual growth rates for the net cash flow effect from 1.0% to 2.0%.

	Low	High

	(in millions)
DCF Value of Corporate Contingency	$2,931	$3,493

      Using the analysis, Merrill Lynch estimated the value of corporate reserve allocations to be between $3,000 million and $3,500 million, as of September 30, 2001.

      Hughes on a Consolidated Basis. Using the analyses described above for each of Hughes’ principal businesses and significant investments, Merrill Lynch estimated the range of per share value of the consolidated Hughes based on 1,300.7 million basic outstanding shares of GM Class H common stock, options to acquire 21.8 million shares of GM Class H common stock with a weighted average exercise price of $10.75, options to acquire 12.1 million shares of GM Class H common stock with a weighted average exercise price of $17.00, 80.1 million shares of GM Class H common stock reserved for issuance upon conversion of the GM Series H preference stock, $1,565 million of net cash and $325 million estimated value of contingent liabilities as of September 30, 2001:

	Low	High

Implied Equity Value per Share	$12.66	$17.10

          EchoStar Analysis. Merrill Lynch performed a sum-of-the-parts valuation in order to derive an implied per share equity value for EchoStar. Merrill Lynch examined and independently valued EchoStar’s DISH Network, EchoStar’s other businesses, which include EchoStar Technology Corporation and EchoStar Satellite Services, EchoStar’s investments in privately held companies and its investments in publicly traded securities.

      Using the sum-of-the-parts valuation analysis described below for each of EchoStar’s principal businesses and significant investments, Merrill Lynch estimated the per share value of EchoStar, on a consolidated basis, to be:

	Low	High

Implied Equity Value per Share	$22.53	$31.43

      DISH Network. Merrill Lynch performed a DCF analysis of EchoStar’s DISH Network using projections provided by EchoStar’s management.

      The DCF value for EchoStar’s DISH Network was calculated assuming discount rates ranging from 12.0% to 14.0% and was comprised of the sum of the present values of:

•	the projected cash flows for the third quarter of 2001 through the fiscal year ended December 31, 2005; and

•	the 2005 terminal value based upon a range of multiples of estimated 2005 EBITDA from 9.0x to 11.0x.

	Low	High

	(in millions)
DCF Value of DISH Network	$13,601	$19,125

      Using publicly available information, Merrill Lynch compared selected historical stock, financial and operating data and ratios for EchoStar’s DISH Network with corresponding data and ratios of similar publicly traded companies. These companies were selected by Merrill Lynch based upon Merrill Lynch’s views as to the comparability of the financial and operating characteristics of these companies to EchoStar’s DISH Network.

      The companies included in the DISH Network comparable company analysis were:

•	British Sky Broadcasting Group PLC;

•	Hughes; and

•	Pegasus Communications Corporation.

      Merrill Lynch derived an estimated valuation range for EchoStar’s DISH Network by comparing estimated current enterprise value as a multiple of estimated 2001 subscribers and as a multiple of estimated 2002 EBITDA. The results of these analyses were as follows:

Comparable Company Analysis	Low	High

Estimated 2001 Subscriber Multiple	$1,316	$2,049
Estimated 2002 EBITDA Multiple	27.6x	34.4x

      Using these analyses and based on Merrill Lynch’s judgment as to the perceived prospects of EchoStar relative to comparable companies, Merrill Lynch applied a range of $2,000 to $2,400 per estimated 2001 subscriber and an estimated 2002 EBITDA multiple range of 25.0x to 30.0x, such that Merrill Lynch estimated the following ranges of value for EchoStar’s DISH Network as of September 30, 2001:

Implied Value of DISH Network	Low	High

	(in millions)
Estimated 2001 Subscriber Multiple	$14,000	$16,800
Estimated 2002 EBITDA Multiple	$23,775	$28,530

      Based on the DCF valuation and comparable company analysis, Merrill Lynch assigned the following reference range of values to the DISH Network segment.

	Low	High

	(in millions)
Reference Value Range	$13,500	$17,800

      Using publicly available information, Merrill Lynch compared selected historical stock, financial and operating data and ratios for EchoStar Technology Corporation with corresponding data and ratios of similar publicly traded companies. These companies were selected by Merrill Lynch based upon Merrill Lynch’s views as to the comparability of the financial and operating characteristics of these companies to EchoStar Technology Corporation.

      The companies included in the EchoStar Technology Corporation comparable company analysis were:

•	Scientific-Atlanta, Inc.;

•	Pace Micro Technology PLC; and

•	THOMSON multimedia SA.

      Merrill Lynch derived an estimated valuation range for EchoStar Technology Corporation by comparing estimated current enterprise value as a multiple of estimated 2002 EBITDA. The results of these analyses were as follows:

Comparable Company Analysis	Low	High

Estimated 2002 EBITDA Multiple	5.6x	16.3x

      Using these analyses, and applying an estimated 2002 EBITDA multiple range of 5.0x to 6.0x, Merrill Lynch estimated the following ranges of value for EchoStar Technology Corporation as of September 30, 2001:

Implied Value of EchoStar
Technology Corporation	Low	High

	(in millions)
Estimated 2002 EBITDA Multiple	$240	$288

      EchoStar Satellite Services. Using publicly available information, Merrill Lynch compared selected historical stock, financial and operating data and ratios for EchoStar Satellite Services with corresponding data and ratios of similar publicly traded companies. These companies were selected by Merrill Lynch based upon Merrill Lynch’s views as to the comparability of the financial and operating characteristics of these companies to EchoStar Satellite Services.

      The companies included in the EchoStar Satellite Services comparable company analysis were:

•	ViaSat, Inc.; and

•	Gilat Satellite Networks LTD.

      Merrill Lynch derived an estimated valuation range for EchoStar Satellite Services by comparing estimated current enterprise value as a multiple of estimated 2002 EBITDA. The results of these analyses were as follows:

Comparable Company Analysis	Low	High

Estimated 2002 EBITDA Multiple	7.1x	9.8x

      Using these analyses, and applying an estimated 2002 EBITDA multiple range of 7.5x to 8.5x, Merrill Lynch estimated the following ranges of value for EchoStar Satellite Services as of September 30, 2001:

Implied Value of EchoStar Satellite
Services	Low	High

	(in millions)
Estimated 2002 EBITDA Multiple	$255	$289

      Based on the comparable company analysis, Merrill Lynch assigned the following reference range of values, in the aggregate, for EchoStar’s other businesses:

	Low	High

	(in millions)
Reference Value Range	$495	$577

      Private Investments. Merrill Lynch estimated the value of EchoStar’s investment in privately held companies to be between 0.0x and 0.5x the estimated invested capital of $166 million, resulting in a range of value of $0 to $83 million.

      Public Investments. Merrill Lynch valued EchoStar’s investment in the publicly traded common shares of OpenTV Corp. to be $20 million, based on the 2.25 million shares held and the October 25, 2001 closing price of $9.05 per share.

      EchoStar on a Consolidated Basis. Using sum-of-the parts valuation analyses described above, Merrill Lynch estimated the range of per share value of the consolidated EchoStar common stock, based on 240.8 million shares of EchoStar Class A common stock, 238.4 million shares of EchoStar Class B common stock, options to acquire 22.1 million shares of EchoStar Class A common stock at a weighted average exercise price of $5.93, options to acquire 0.3 million shares of EchoStar Class A common stock at a weighted average exercise price of $22.72, $5,026 million of debt and $2,172 million of cash as of September 30, 2001:

	Low	High

Implied Equity Value per Share	$22.53	$31.43

      Expected Synergies Valuation Analysis. Merrill Lynch performed a DCF analysis of the estimated synergies resulting from the proposed combination of Hughes and EchoStar using two sets of projections provided by Hughes’ management, referred to as the High case and the Low case. The expected synergies are projected to be a result of increased number of subscribers, reduced subscriber turnover, increased advertising revenue, reduced subscriber acquisition costs, reduced programming costs and other cost reductions and incremental revenues. These synergy estimates were netted against the implementation costs.

      The DCF for the synergy estimates was calculated assuming a discount rate of 12.5% and was comprised of the sum of the present values of:

•	the projected cash flows for the years 2002 through the fiscal year ended December 31, 2005; and

•	the 2005 terminal value based upon a 10.0x multiple of estimated 2005 EBITDA.

	Low	High

	(in billions)
DCF Value of Expected Synergies of the Transactions	$16.6	$23.4

      Historical Exchange Ratio Analysis. Merrill Lynch reviewed the per share daily closing market price movements of GM Class H common stock and EchoStar Class A common stock for the one-year period ending on October 25, 2001, and calculated the historical exchange ratios during this period implied by dividing the daily per share closing prices of GM Class H common stock by those of EchoStar Class A common stock. Merrill Lynch calculated a range of implied exchange ratios of between 0.528x and 1.091x. Merrill Lynch also calculated the averages of those historical trading ratios for the one-week, one-month, three-month, six-month, and one-year periods ending October 25, 2001. The analysis resulted in the following average historical trading ratios for the periods indicated, rounded to the nearest thousandth, compared to an implied exchange ratio in the Hughes/ EchoStar merger of 0.73 shares of EchoStar Class A common stock in exchange for each share of GM Class H common stock, which is the inverse of the exchange ratio in the Hughes/ EchoStar merger of 1/0.73, or about 1.3699, shares of New EchoStar Class A common stock in exchange for each share of EchoStar Class A common stock and 1/0.73, or about 1.3699, shares of New EchoStar Class B common stock in exchange for each share of EchoStar Class B common stock:

Average
Implied
Exchange
Period ending October 25, 2001	Ratio

October 24, 2001	0.583x
Last 1 Week	0.591x
Last 1 Month	0.572x
Last 3 Months	0.638x
Last 6 Months	0.666x
Last 1 Year	0.732x

The implied exchange ratio in the Hughes/EchoStar merger is higher than the average implied exchange ratio in each case, except for the last one year.

      Implied Exchange Ratio Analysis. Based on a comparison of the midpoint of the range of implied per share equity values of Hughes and EchoStar that were estimated on a consolidated sum-of-the-parts basis using the methodologies described above, Merrill Lynch calculated an implied equity ownership split of 60.6% for Hughes and 39.4% for EchoStar. This implied equity ownership split was compared with the proposed pre-Hughes recapitalization equity ownership split, based on the exchange ratio in the Hughes/EchoStar merger, of 67.1% for Hughes and 32.9% for EchoStar. The level of Hughes ownership based upon the exchange ratio in the Hughes/EchoStar merger is higher than that implied by a comparison of the equity values of Hughes and EchoStar.

      Relative Valuation of Direct Broadcast Satellite Assets. Merrill Lynch compared the appropriate public enterprise valuation multiples of EchoStar’s core direct broadcast satellite assets, the DISH Network, versus Hughes’ core direct broadcast satellite assets, DIRECTV. EchoStar’s core direct broadcast satellite assets were valued by taking EchoStar’s publicly traded enterprise value as of October 25, 2001 and subtracting the estimated sum-of-the-parts value of the non-direct broadcast satellite assets. Hughes’ core direct broadcast satellite assets were valued using two separate methodologies:

•	by taking Hughes’ publicly traded enterprise value as of October 25, 2001 and subtracting the estimated sum-of-the-parts value of the non-direct broadcast satellite assets; and

•	by taking Hughes’ enterprise valuation using the implied transaction offer price per share and subtracting the estimated sum-of-the-parts value of the non-direct broadcast satellite assets.

Direct Broadcast Satellite	EchoStar	Hughes	Hughes at
Asset Value as a Multiple of:	at Market	at Market	Deal Value

Estimated 2001 Subscribers	$2,226	$1,894	$2,525
Estimated 2002 Subscribers	$1,807	$1,645	$2,193
Estimated 2001 Pre-SAC Direct Broadcast Satellite EBITDA	9.8x	10.1x	13.4x
Estimated 2002 Pre-SAC Direct Broadcast Satellite EBITDA	7.3x	8.0x	10.7x
Estimated 2002 Direct Broadcast Satellite EBITDA	16.1x	30.8x	41.1x

This analysis indicates that the implied multiples for Hughes based on the implied transaction offer price in the Hughes/EchoStar merger were higher than both the implied multiples for Hughes on a stand-alone basis based on its publicly traded value and the implied multiples for EchoStar on a stand-alone basis based on its publicly traded value, both as of October 25, 2001.

      Premium to GM Class H Common Stockholders and GM $1 2/3 Par Value Common Stockholders. Merrill Lynch analyzed the valuation impact and implied premium to the GM Class H common stockholders and GM $1 2/3 par value common stockholders at various levels of value attributed to synergies assuming a pro forma trading value that gives effect to the proposed $4.2 billion reduction of GM’s retained economic interest in Hughes and assumes the October 25, 2001 closing share price of $15.40 for the GM Class H common stock and an implied exchange ratio in the Hughes/ EchoStar merger of 0.73 shares of EchoStar Class A common stock in exchange for each share of GM Class H common stock. Merrill Lynch calculated the pro forma implied trading price per share of New EchoStar Class C common stock by dividing the sum of stand-alone market values plus assumed synergy value, if any, by the total pro forma shares outstanding (based on the exchange ratio). The pro forma implied price per share of New EchoStar Class C common stock assuming no synergies was $16.67 per share, implying an 8.3% premium to holders of GM Class H common stock over the prevailing market price. Merrill Lynch assumed that the $4.2 billion reduction of GM’s retained economic interest in Hughes was based on the same implied trading price of $16.67. The table below sets forth these and other premia based on various pro forma implied prices per share of New EchoStar Class C common stock and implied premia based on various levels of assumed synergy value.

	Implied	Implied
Synergy Assumption	Price	Premium

No Synergies	$16.67	8.3%
$5.4 Billion of Assumed Synergy Value	$19.26	25.0%
$10.0 Billion of Assumed Synergy Value	$21.52	39.7%
$20.0 Billion of Assumed Synergy Value	$26.31	70.9%

In each case, the pro forma implied price per share of New EchoStar Class C common stock was higher than the October 25, 2001 closing share price of $15.40 for GM Class H common stock.

      Credit Rating Impact Considerations for General Motors. Merrill Lynch evaluated the potential impact to the financial position and credit rating of General Motors resulting from the proposed transactions. The appropriate credit statistics of General Motors are compared before and after giving effect to the proposed $4.2 billion reduction of GM’s retained economic interest in Hughes and the exchange of 100 million shares of GM Class H common stock or New EchoStar Class C common stock, as the case may be, in GM share dispositions and assuming the transactions closed on June 30, 2001. General Motors was analyzed excluding the financial results of GMAC. For a more complete description of the GM/ Hughes separation transactions, see “— Description of the Transactions— The GM/ Hughes Separation Transactions.”

	GM Excluding GMAC

	Last 12
	Months as		Pro Forma GM
	of June 2001		(Excluding Hughes)

EBITDA/ Gross Interest Expense	12.4	x	16.4	x
Total Debt/ EBITDA	1.5	x	1.3	x
Total Debt/ Book Capitalization	47.5%		38.7%
EBITDA-Capital Expenditures/Interest	(0.7	x)	1.5	x
Net Liquidity ($ billion)	$(0.5)		$4.5

This analysis indicates that GM’s credit statistics would improve on a pro forma basis after giving effect to the GM/Hughes separation transactions.

      Earnings Impact Considerations for General Motors. Merrill Lynch examined the pro forma impact to General Motors’ earnings per share, or EPS, calculation for the GM $1 2/3 par value common stockholders after giving effect to the proposed $4.2 billion reduction of GM’s retained economic interest in Hughes and exchange of 100 million shares of GM Class H common stock or New EchoStar Class C common stock, as the case may be, in GM share dispositions.

	Estimated	Estimated
Projected EPS	2001	2002

GM(a)	$3.08	$1.77
Add Back Attributable GM Class H Common Stock Loss(a)	0.38	0.20
Plus: Saved Interest Expense(b)	0.20	0.20

Pro Forma EPS	$3.66	$2.16
Accretion ($)	$0.58	$0.39
Accretion (%)	18.7%	22.2%

(a)	Source: First Call earnings estimates for GM and Hughes as of October 19, 2001. 32.6% of Hughes’ projected loss excluded from GM’s earnings, after adjusting for the dividend paid to the holders of GM Series H preference stock.

(b)	Assumes cash received in $4.2 billion reduction of GM’s retained economic interest in Hughes and $1.9 billion accounts payable reduction from GM share dispositions are invested at 3.0% pre-tax return and, tax-effected at the marginal rate of 38.0% in 2001 and 2002, using Wall Street consensus shares of 562 million and 563 million for 2001 and 2002, respectively.

This analysis indicates that General Motors’ earnings per share for the GM $1 2/3 par value common stock would be higher on a pro forma basis after giving effect to the GM/ Hughes separation transactions.

          Bear Stearns Fairness Opinion

      General Motors retained Bear Stearns as a financial advisor in connection with the proposed transactions in accordance with the terms of an engagement letter between General Motors and Bear Stearns. General Motors selected Bear Stearns to act as one of its financial advisors and to render its opinion in connection with the GM/ Hughes separation transactions based on Bear Stearns’ qualifications, expertise and reputation in providing advice to companies in the media and communications industries as well as its prior investment banking relationship and familiarity with GM.

      At the October 28, 2001 meeting of the GM board of directors, Bear Stearns delivered its oral opinion, which opinion was later confirmed by delivery of a written opinion, to the effect that, as of the date of the opinion and based upon and subject to the various conditions, assumptions, limitations, and other matters set forth in the opinion, taking into account all relevant financial aspects of the transactions taken as a whole, the consideration to be provided to General Motors and its subsidiaries, to the holders of GM $1 2/3 par value common stock, if applicable, and to the holders of GM Class H common stock in the GM/ Hughes separation transactions is fair from a financial point of view, to the holders of the GM $1 2/3 par value common stock as a class and to the holders of GM Class H common stock as a class, respectively.

      The full text of the Bear Stearns fairness opinion is included in Appendix C hereto. You are urged to read the Bear Stearns fairness opinion in its entirety for assumptions made, matters considered and limits of the review by Bear Stearns in arriving at its opinion. The Bear Stearns fairness opinion was directed to the GM board of directors and relates only to the fairness, from a financial point of view, to the holders of GM $1 2/3 par value common stock as a class and to the holders of GM Class H common stock, as a class, respectively, taking into account all relevant factors and aspects of the transactions taken as a whole, of the consideration to be provided to GM and its subsidiaries, to the holders of the GM $1 2/3 par value common stock and to the holders of GM Class H common stock in the GM/Hughes separation transactions, and does not address any other aspect of the proposed Hughes/ EchoStar merger or any related transactions and does not constitute a recommendation to any stockholder as to whether such stockholder should vote to approve any of the proposals described in this document. The summary of the Bear Stearns fairness opinion set forth in this document is qualified in its entirety by reference to the full text of the opinion.

      In connection with rendering its opinion at the October 28, 2001 GM board of directors meeting, Bear Stearns, among other things:

•	reviewed the Hughes/ EchoStar merger agreement; the GM/ Hughes separation agreement; the implementation agreement; the contribution and transfer agreement entered into by and between the United States Trust Company of New York and General Motors; the supplemental agreement and guaranty entered into by and among General Motors, Hughes, EchoStar and The Samburu Warrior Revocable Trust; and the pledge agreement entered into by and between General Motors and The Samburu Warrior Revocable Trust (each as amended through the date of the Bear Stearns fairness opinions) and certain other agreements contemplated thereby;

•	reviewed the commitment letters related to the Hughes/ EchoStar merger financing;

•	reviewed GM’s restated certificate of incorporation and GM’s bylaws, each as of the date of the Bear Stearns fairness opinion, General Motors’ annual reports to stockholders and annual reports on Forms 10-K for each of the years ended December 31, 1998 through 2000, quarterly reports on Forms 10-Q for the periods ended March 31, 2001 and June 30, 2001 and GM’s reports on Forms 8-K for the three years ended as of the date of the Bear Stearns fairness opinion;

•	reviewed Hughes’ annual reports to stockholders and annual reports on Forms 10-K for each of the years ended December 31, 1998 through 2000, quarterly reports on Forms 10-Q for the periods ended March 31, 2001 and June 30, 2001 and Hughes’ reports on Forms 8-K for the three years ended as of the date of the Bear Stearns fairness opinion;

•	reviewed PanAmSat’s annual reports to stockholders and annual reports on Forms 10-K for each of the years ended December 31, 1998 through 2000, quarterly reports on Forms 10-Q for the periods ended March 31, 2001 and June 30, 2001 and PanAmSat’s reports on Forms 8-K for the three years ended as of the date of the Bear Stearns fairness opinion;

•	reviewed EchoStar’s annual reports to stockholders and annual reports on Forms 10-K for each of the years ended December 31, 1998 through 2000, quarterly reports on Forms 10-Q for the periods ended March 31, 2001, June 30, 2001 and September 30, 2001 and EchoStar’s reports on Forms 8-K for the three years ended as of the date of the Bear Stearns fairness opinion;

•	reviewed certain operating and financial information, including projections for the five years ended 2005, provided to Bear Stearns by management of Hughes, EchoStar and their related affiliates relating to their respective businesses and business prospects;

•	discussed with management of GM, Hughes and EchoStar concerning the current business landscape related to Hughes’ and EchoStar’s businesses and the competitive environment of the media and satellite communications sectors and the strategic benefits of pursuing the transactions;

•	reviewed certain estimates of revenue enhancements, cost saving and other combination benefits expected to result from the transactions, prepared and provided to Bear Stearns by Hughes;

•	performed sum-of-the parts valuation analysis of Hughes, EchoStar and New EchoStar based upon, among other things: historical prices, trading multiples and trading volumes of the shares of GM Class H common stock and EchoStar Class A common stock, financial data, stock market performance data and trading multiples of companies which Bear Stearns deemed generally comparable to Hughes’ significant businesses, that is DIRECTV, DIRECTV Latin America, PanAmSat and Hughes Network Systems entities, and to EchoStar. Discounted cash flow analysis based on financial projections with respect to Hughes’ significant businesses, that is DIRECTV, DIRECTV Latin America, PanAmSat and Hughes Network Systems and to EchoStar’s businesses, in each case furnished to Bear Stearns by General Motors and Hughes and discounted cash flow analysis of synergy estimates for New EchoStar furnished to Bear Stearns by General Motors and Hughes;

•	reviewed the pro forma financial results, financial condition and capitalization of General Motors, Hughes and New EchoStar, after giving effect to the transactions; and

•	conducted other studies, analyses, inquiries and investigations as Bear Stearns deemed appropriate.

      In the course of its review, Bear Stearns relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information, including without limitation, the projections and synergy estimates provided to Bear Stearns by General Motors, Hughes and EchoStar. With respect to the projected financial results of the constituent businesses and the potential synergies that could be achieved upon completion of the transactions, Bear Stearns assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior managements of General Motors, Hughes and EchoStar as to the expected future performance of General Motors, Hughes and New EchoStar. Bear Stearns did not assume any responsibility for independent verification of the information or of the projections and synergy estimates provided by General Motors, Hughes and EchoStar and further relied upon the assurances of the senior managements of General Motors, Hughes and EchoStar that such senior managements were not aware of any facts that would make the information, projections and synergy estimates provided to Bear Stearns incomplete or misleading. In arriving at its opinion, Bear Stearns did not perform or obtain any independent appraisal of the assets or liabilities, contingent or otherwise, of Hughes, EchoStar or New EchoStar nor was it furnished with any such appraisals.

      Furthermore, Bear Stearns has assumed that the Hughes split-off will qualify as a tax-free distribution under Section 355 of the Code and that the Hughes/ EchoStar merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. General Motors also advised Bear Stearns and Bear Stearns assumed, that:

•	as a result of the GM charter amendment, the provisions of Article Fourth, Division I, Section (c) of the GM restated certificate of incorporation will not apply to the transactions; and

•	that General Motors will be responsible for no contingent liabilities of Hughes which are material in the aggregate as a result of the completion of the transactions.

Bear Stearns has also assumed that the GM/ Hughes separation transactions will be completed in a timely manner and in accordance with the term of the applicable agreements, as amended, without any limitations, restrictions, conditions, amendments or modifications, regulatory or otherwise, that collectively would have a material adverse effect on General Motors, Hughes or EchoStar. Bear Stearns has further assumed that there will be no material adverse effect on General Motors, Hughes or New EchoStar resulting from the accounting treatment of the transactions.

      Bear Stearns was asked by the GM board of directors to solicit indications of interest from various third parties regarding a transaction with Hughes, and Bear Stearns considered such results when rendering its fairness opinion.

      The summary of certain of these analyses set forth below does not purport to be a complete description of the analyses underlying the fairness opinion of Bear Stearns. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to summary description. Bear Stearns believes that all of its analyses must be considered together, and that selecting any one valuation analysis could create an incomplete view of the processes underlying its opinion. Moreover, the estimates contained in such analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Furthermore, no opinion is being expressed as to the prices at which shares of GM $1 2/3 par value common stock, GM Class H common stock or GM Series H preference stock may trade at any future time.

      Bear Stearns’ financial opinions are necessarily based on economic, market and other conditions, and the information made available to Bear Stearns, as of the date of its fairness opinion.

      The following is a brief summary of the material analyses performed by Bear Stearns in connection with its fairness opinion. Some of the summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by Bear Stearns, the tables must be read together with the text of each summary. The tables alone do not represent a complete description of the financial analyses.

      As part of the transactions, the current holders of GM Class H common stock will receive shares of New EchoStar Class C common stock in exchange for their shares of GM Class H common stock. In addition, General Motors may be a significant holder of New EchoStar Class C common stock upon the completion of the transactions. Therefore, although Bear Stearns’ opinion addresses the fairness, from a financial point of view, of the consideration to be provided to General Motors and its subsidiaries, to the holders of the GM $1 2/3 par value common stock, if applicable, and to the holders of the GM Class H common stock in the GM/Hughes separation transactions, Bear Stearns performed its analyses giving effect not only to the GM/Hughes separation transactions, but also to the Hughes/EchoStar merger and certain other related transactions, all of which were deemed to be relevant by Bear Stearns to holders of the GM $1 2/3 par value common stock and to holders of the GM Class H common stock.

      Bear Stearns performed a variety of analyses detailed below related to the Hughes/EchoStar merger which were deemed to be relevant by Bear Stearns to both the holders of the GM $1 2/3 par value common stock and the holders of the GM Class H common stock.

•	Bear Stearns performed analyses to evaluate the value of GM Class H common stock on October 25, 2001 compared with the value of the New EchoStar Class C common stock after giving effect to the transactions. See “—Hughes Analysis,” “—EchoStar Analysis,” “—Expected Synergies Valuation Analysis” and “—Premium to GM Class H Common Stockholders and GM $1 2/3 Par Value Common Stockholders.”

•	Bear Stearns also performed analyses that examined whether the exchange ratio in the Hughes/EchoStar merger was higher or lower than the historical ratio of the trading prices of EchoStar Class A common stock and the GM Class H common stock. See “—Historical Exchange Ratio Analysis.”

•	Bear Stearns also performed analyses that examined whether the percentage ownership in New EchoStar of the GM Class H common stockholders based upon the exchange ratio in the Hughes/EchoStar merger was greater or lesser than the ratio that is implied by a comparison of the equity values of Hughes and EchoStar as of October 25, 2001. See “—Implied Exchange Ratio Analysis.”

In the case of the holders of the GM Class H common stock, upon the completion of the transactions they would own only New EchoStar Class C common stock. In the case of the holders of the GM $1 2/3 par value common stock, GM’s retained economic interest in Hughes would be reduced and GM would correspondingly receive a distribution from Hughes on the basis of the average market price of the GM Class H common stock over a specified period preceding the completion of the GM/Hughes separation transactions. After completion of the transactions, the holders of the GM $1 2/3 par value common stock may have an indirect interest in New EchoStar by virtue of GM’s expected ownership of shares of New EchoStar Class C common stock. Bear Stearns performed the analyses detailed below with respect to the impact of the transactions on GM’s credit rating and earnings per share which were deemed to be relevant by Bear Stearns to the holders of the GM $1 2/3 par value common stock because of their continued ownership in General Motors after the completion of the transactions.

      Bear Stearns examined the impact of the reduction of GM’s retained economic interest in Hughes and the corresponding dividend distribution by Hughes to GM in the GM/Hughes separation transactions and whether such transactions would improve the credit profile of General Motors and whether and by how much the earnings per share of General Motors would increase or decrease because of the GM/Hughes separation transactions. See “—Credit Rating Impact Considerations for General Motors” and “—Earnings Impact Considerations for General Motors.”

      Hughes Analysis. Bear Stearns performed a sum-of-the-parts valuation of each of Hughes’ principal businesses and significant investments in order to derive an implied per share equity value for Hughes. Bear Stearns examined and independently valued DIRECTV, DIRECTV Latin America, PanAmSat, Hughes Network Systems, Spaceway, Telocity, Hughes’ public investments and Hughes’ corporate reserve allocation. The corporate reserve allocation represents an estimate by Hughes management of future cash expenses which are not otherwise directly allocated to any of the business units of Hughes.

      Using the sum-of-the parts valuation analyses described below for each of Hughes’ principal businesses and significant investments, Bear Stearns estimated the per share value of Hughes, on a consolidated basis, to be:

	Low	High

Implied Equity Value per Share	$12.66	$17.10

      DIRECTV. Bear Stearns performed a discounted cash flow, or DCF, analysis of DIRECTV using projections provided by Hughes’ management.

      The DCF for DIRECTV, which includes the after-tax unlevered free cash flow associated with National Rural Telecommunications Cooperative subscribers, was calculated assuming discount rates ranging from 12.5% to 16.5% and was comprised of the sum of the present values of:

•	the projected after-tax unlevered free cash flows for the fourth quarter of 2001 through the fiscal year ended December 31, 2005; and

•	the December 31, 2005 terminal value based upon a range of multiples of estimated 2005 earnings before interest, taxes, depreciation and amortization, which is referred to as EBITDA, from 8.0x to 12.0x.

	Low	High

	(in millions)
Reference Value Range(a)	$14,500	$18,500

(a)	Reference Value Range, as used herein, represents Bear Stearns’ estimate of the range of value that the entity contributes to aggregate firm value.

      Using publicly available information, Bear Stearns compared selected historical stock, financial and operating data and ratios for DIRECTV with corresponding data and ratios of EchoStar. DIRECTV is not a separate publicly traded company. However, Bear Stearns inferred a public trading value for DIRECTV by:

•	calculating total enterprise value for Hughes based on public market values at October 25, 2001; and

•	subtracting the estimated sum-of-the-parts enterprise value for all non-DIRECTV related assets.

EchoStar was selected by Bear Stearns based upon Bear Stearns’ views as to the comparability of the financial and operating characteristics of EchoStar to DIRECTV.

      Bear Stearns calculated the direct broadcast satellite enterprise value as a multiple of current subscribers from October 25, 2000 through October 25, 2001 for both DIRECTV and EchoStar’s DISH Network. Enterprise value, as used herein, is the market value of equity, plus debt, plus minority interests, minus cash and minus the value of any unconsolidated investments. Bear Stearns compared the projected growth, margins and other operating statistics for these two companies, as well as the current and historical direct broadcast satellite enterprise value to subscriber multiples. Over this time period, DIRECTV’s enterprise value to subscriber multiple on average traded between a 20% and 25% discount to EchoStar’s. EchoStar trades at a premium due to higher projected margins and growth in subscribers, revenue and EBITDA. EchoStar’s per subscriber multiple of $2,378 as of October 25, 2001 compared to DIRECTV’s DCF implied enterprise value to current subscriber multiples of $1,700 to $2,100, representing a discount consistent with the historical trading relationship noted above.

      DIRECTV Latin America. Bear Stearns performed a DCF analysis of DIRECTV Latin America using projections provided by Hughes’ management. The DCF values represent the net equity value of Hughes’ 78% ownership stake in DIRECTV Latin America, assuming $1,017 million of net debt.

      The DCF for DIRECTV Latin America was calculated assuming discount rates ranging from 20.0% to 30.0% and was comprised of the sum of the present values of:

•	the projected after-tax unlevered free cash flows for the fourth quarter of 2001 through the fiscal year ended December 31, 2005; and

•	the December 31, 2005 terminal value based upon a range of multiples of estimated 2005 EBITDA, from 3.5x to 5.5x.

	Low	High

	(in millions)
Reference Value Range	$(100)	$300

      Using publicly available information, Bear Stearns compared selected historical stock, financial and operating data and ratios for DIRECTV Latin America with corresponding data and ratios for Globo Cabo S.A., the only publicly traded pay television company in Latin America.

      Bear Stearns calculated the enterprise value as a multiple of current subscribers for Globo Cabo as of October 25, 2001. Globo Cabo’s $1,018 enterprise value per subscriber multiple is higher than the $600 to $900 enterprise value to subscriber multiple range implied by the DIRECTV Latin America DCF. This is due to the fact that DIRECTV Latin America has substantially higher capital requirements and is not projected to reach cash flow break-even until 2005 versus 2003 for Globo Cabo.

      PanAmSat. Bear Stearns performed a DCF analysis of PanAmSat using projections provided by Hughes’ management.

      The DCF value of the approximately 81% indirect interest of Hughes in PanAmSat, or about 120.8 million shares, was calculated assuming discount rates ranging from 7.0% to 11.0%, $2,162 million of net debt attributable to PanAmSat and was comprised of the sum of the present values of:

•	the projected after-tax unlevered free cash flows for the fourth quarter of 2001 through the fiscal year ended December 31, 2005; and

•	the December 31, 2005 terminal value based upon a range of multiples of estimated 2005 EBITDA from 7.0x to 9.0x.

	Low	High

	(in millions)
Reference Value Range of Hughes’ Indirect Interest in PanAmSat (excluding value of intercompany note due to Hughes)(a)	$2,780	$2,780

(a)	Based on PanAmSat closing price of $23.03 as of October 25, 2001.

      The DCF value per share range of $18.00 to $23.00 compared to PanAmSat’s closing price and 20-day average price as of October 25, 2001 of $23.03 and $21.47, respectively. Bear Stearns also considered the 52-week trading range of PanAmSat of $18.18 to $43.31 as of October 25, 2001. The DCF value per share range translated into a $2,175 million to $2,780 million value range for the approximately 81% indirect interest of Hughes in PanAmSat, excluding the intercompany note due to Hughes.

      Using publicly available information, Bear Stearns compared selected historical stock, financial and operating data and ratios for PanAmSat with corresponding data and ratios of similar publicly traded companies. These companies were selected by Bear Stearns based upon Bear Stearns’ views as to the comparability of the financial and operating characteristics of these companies to PanAmSat, with particular emphasis on Societe Europeenne des Satellites S.A., which we sometimes refer to as “SES Global.” Bear Stearns viewed SES Global as most similar to PanAmSat due to similar size, scale, and global reach.

      The companies included in the PanAmSat comparable company analysis were:

	Enterprise Value/	Enterprise Value/
Comparable Company Analysis	2001 Revenue	2001 EBITDA

Asia Satellite Telecommunications Holdings Limited	3.40x	4.0x
New Skies Satellites N.V.	3.02x	5.5x
Societe Europeenne des Satellites S.A.	6.90x	8.4x

      PanAmSat’s DCF implied enterprise value to 2001 EBITDA multiple range of 8.8x to 10.2x compared to SES Global’s enterprise value to 2001 EBITDA multiple of 8.4x as of October 25, 2001. PanAmSat’s DCF implied EBITDA multiples are higher than SES Global’s trading multiples due to higher projected revenue and EBITDA growth rates.

      Hughes Network Systems. Bear Stearns performed a DCF analysis of Hughes Network Systems (excluding Spaceway) using projections provided by Hughes’ management.

      The DCF for Hughes Network Systems was calculated assuming discount rates ranging from 18.0% to 22.0% and was comprised of the sum of the present values of:

•	the projected after-tax unlevered free cash flows for the fourth quarter of 2001 through the fiscal year ended December 31, 2005; and

•	the 2005 terminal value based upon a range of multiples of estimated 2005 revenue from 1.0x to 2.0x.

	Low	High

	(in millions)
Reference Range Value	$1,500	$2,800

      Spaceway. Bear Stearns estimated the value of Hughes’ investment in Spaceway to be between 0% and 100% of the estimated invested capital of $940 million, resulting in a range of value from $0 to $940 million.

      Telocity. Bear Stearns estimated the value of Hughes’ investment in Telocity to be between 0% and 50% of the estimated acquisition cost of $180 million, resulting in a range of value from $0 to $90 million. Bear Stearns observed that the public market values of other digital subscriber line service providers have declined substantially since the date Hughes acquired Telocity.

      Public Investments. Bear Stearns valued Hughes’ aggregate investments in the publicly traded common shares of the following companies at $595 million based on the their respective closing prices and applicable currency exchange rates as of October 25, 2001:

•	Crown Media Holdings;

•	TiVo Inc.;

•	GlobeComm Systems Inc.;

•	Hughes Software Systems Ltd.;

•	Hughes Tele.com (India) Limited;

•	Motient Corporation;

•	Nippon Avionics Co., Ltd.;

•	P.T. Pasifik Satelit Nusantra;

•	Quokka Sports, Inc.;

•	Sky Perfect Communications Inc.;

•	THOMSON multimedia SA;

•	Wink Communications, Inc.; and

•	XM Satellite Radio Holdings Inc.

      Corporate Contingency. Bear Stearns performed a DCF analysis of the net cash flow effect of the corporate reserve allocations of Hughes using projections provided by Hughes’ management.

      The DCF for corporate contingency was calculated assuming discount rates ranging from 13.5% to 15.5% and was comprised of the sum of the present values of:

•	the projected after-tax unlevered free cash flows for the fourth quarter of 2001 through the fiscal year ended December 31, 2005; and

•	the December 31, 2005 terminal value based upon a range of assumed perpetual growth rates for the net cash flow effect from 2.5% to 3.5%.

	Low	High

	(in millions)
Reference Range Value	$(3,000)	$(3,500)

      Hughes on a Consolidated Basis. Using these analyses, Bear Stearns estimated the range of per share value of the consolidated Hughes based on 1,300.7 million outstanding shares of GM Class H common stock, options to acquire 21.8 million shares of GM Class H common stock with a weighted average exercise price of $10.75, options to acquire 12.1 million shares of GM Class H common stock with a weighted average exercise price of $17.00, 80.1 million shares of GM Class H common stock reserved for issuance upon conversion of the GM Series H preference stock, $1,565 million of net cash, which includes Hughes’ $1,725 million intercompany note receivable from PanAmSat, and $325 million estimated value of contingent liabilities as of September 30, 2001:

	Low	High

Implied Equity Value per Share	$12.66	$17.10

      EchoStar Analysis. Bear Stearns performed a sum-of-the-parts valuation in order to derive an implied per share equity value for EchoStar. Bear Stearns examined and independently valued EchoStar’s consolidated businesses including DISH Network, EchoStar Technology Corporation and EchoStar Satellite Services, which we sometimes refer to as EchoStar’s “consolidated businesses,” EchoStar’s investments in privately held companies and its investments in publicly traded securities.

      Using the sum-of-the-parts valuation analysis described below for each of EchoStar’s consolidated businesses and significant investments, Bear Stearns estimated the per share value of EchoStar, on a consolidated basis, to be:

	Low	High

Implied Equity Value per Share	$22.54	$31.48

      Consolidated Businesses. Bear Stearns performed a DCF analysis of EchoStar’s consolidated businesses using projections provided by EchoStar’s management.

      The DCF value for EchoStar’s consolidated businesses was calculated assuming discount rates ranging from 12.5% to 16.5% and was comprised of the sum of the present values of:

•	the projected after-tax unlevered free cash flows for the fourth quarter of 2001 through fiscal year ended December 31, 2005; and

•	the December 31, 2005 terminal value based upon a range of multiples of estimated 2005 EBITDA from 8.0x to 12.0x.

	Low	High

	(in millions)
Reference Range Value	$14,000	$18,400

      Using publicly available information, Bear Stearns compared selected historical stock, financial and operating data and ratios for EchoStar’s DISH Network with corresponding data and ratios of DIRECTV. DIRECTV was selected by Bear Stearns based upon Bear Stearns’ views as to the comparability of the financial and operating characteristics of DIRECTV to EchoStar’s DISH Network.

      Bear Stearns calculated the direct broadcast satellite enterprise value as a multiple of current subscribers from October 25, 2000 through October 25, 2001 for both DIRECTV and EchoStar. Bear Stearns compared the projected growth, margins and other operating statistics for these two companies, as well as the current and historical direct broadcast satellite enterprise value to subscriber multiples. Over this time period, DIRECTV’s enterprise value to subscriber multiple on average traded between a 20% and 25% discount to EchoStar’s. EchoStar trades at a premium due to higher projected margins and growth in subscribers, revenue and EBITDA. EchoStar’s DCF implied enterprise value to current subscriber multiples for the DISH Network of $2,075 to $2,760 compared to DIRECTV’s per subscriber multiple of $1,669 as of October 25, 2001, representing a discount consistent with the historical trading relationship noted above. In calculating enterprise value to subscriber multiples for the DISH Network, Bear Stearns subtracted an estimated $658 million for non-direct broadcast satellite consolidated assets based on Wall Street research consensus estimates.

      Private Investments. Bear Stearns estimated the value of EchoStar’s investment in privately held companies to be between 0% and 50% of the estimated invested capital of $166 million, resulting in a range of value of $0 to $83 million.

      Public Investments. Bear Stearns valued EchoStar’s investment in the publicly traded common shares of OpenTV Corp. to be $20 million, based on the 2.25 million shares held and the October 25, 2001 closing price of $9.05 per share.

      EchoStar on a Consolidated Basis. Using these analyses, Bear Stearns estimated the range of per share value of the consolidated EchoStar common stock, based on 240.8 million shares of EchoStar Class A common stock, 238.4 million shares of EchoStar Class B common stock, 22.1 million options to acquire shares of EchoStar Class A common stock at a weighted average exercise price of $5.93, 0.3 million options to acquire shares of EchoStar Class A common stock at a weighted average exercise price of $22.72, $5,026 million of debt and $2,172 million of cash as of September 30, 2001:

	Low	High

Implied Equity Value per Share	$22.54	$31.48

      Expected Synergies Valuation Analysis. Bear Stearns performed a DCF analysis of the estimated synergies resulting from the proposed combination of Hughes and EchoStar using the mid-point of two sets of projections provided by Hughes’ management, referred to as the high case and the low case. The expected synergies are projected to be a result of increased number of subscribers, reduced subscriber turnover, or churn, increased advertising revenue, reduced subscriber acquisition costs, reduced programming costs and other cost reductions and incremental revenues. These synergy estimates were netted against the implementation costs.

      The DCF for the synergy estimates was calculated assuming a discount rate of 11% to 15% and was comprised of the sum of the present values of:

•	the projected cash flows for the years 2002 through the fiscal year ended December 31, 2005; and

•	the December 31, 2005 terminal value based upon a range of multiples of estimated terminal EBITDA from 8.0x to 12.0x.

	Low	High

	(in billions)
DCF Value of Expected Synergies	$16.6	$23.4

      Historical Exchange Ratio Analysis. Bear Stearns reviewed the per share daily closing market price movements of GM Class H common stock and EchoStar Class A common stock for the one-year period ending on October 25, 2001, and calculated the historical exchange ratios during this period implied by dividing the daily per share closing prices of GM Class H common stock by those of EchoStar Class A common stock. Bear Stearns calculated a range of implied exchange ratios of between 0.528x and 1.091x. Bear Stearns also calculated the averages of those historical trading ratios for the one-week, one-month, three-month, six-month, and one-year periods ending October 25, 2001. The analysis resulted in the following average historical trading ratios for the periods indicated, rounded to the nearest thousandth, compared to an implied exchange ratio in the Hughes/ EchoStar merger of 0.73 shares of EchoStar Class A common stock for each share of GM Class H common stock, which is the inverse of the exchange ratio in the Hughes/ EchoStar merger of 1/0.73, or about 1.3699, shares of New EchoStar Class A common stock in exchange for each share of EchoStar Class A common stock and 1/0.73, or about 1.3699, shares of New EchoStar Class B common stock in exchange for each share of EchoStar Class B common stock:

Average
Implied
Exchange
Period ending October 25, 2001	Ratio

October 25, 2001	0.583x
Last 1 Week	0.591x
Last 1 Month	0.572x
Last 3 Months	0.638x
Last 6 Months	0.666x
Last 1 Year	0.732x

The implied exchange ratio in the Hughes/ EchoStar merger is higher than the average implied exchange ratio in each case, except for the last one year.

      Implied Exchange Ratio Analysis. Based upon the per share equity values of Hughes and EchoStar as of October 25, 2001, Bear Stearns calculated an implied pre-Hughes recapitalization equity ownership split of 62.1% for Hughes and 37.9% for EchoStar. This compares to the proposed pre-Hughes recapitalization equity ownership split of 67.1% for Hughes and 32.9% for EchoStar, based on the agreed-to exchange ratio. The percentage ownership in New EchoStar of the GM Class H common stockholders based upon the exchange ratio in the Hughes/EchoStar merger is greater than the ratio that is implied by a comparison of the equity values of Hughes and EchoStar as of October 25, 2001. Using the revenue figures provided to Bear Stearns by General Motors, Hughes and EchoStar, Bear Stearns calculated the percentage of revenue contributed to the combined entity for the years 2001 to 2005 by both Hughes and EchoStar to be 67.8% to 69.2% and 32.2% to 30.8%, respectively. Using the EBITDA figures provided to Bear Stearns by General Motors, Hughes and EchoStar, Bear Stearns calculated the percentage of EBITDA contributed to the combined entity for the years 2001 to 2005 by both Hughes and EchoStar to be 51.1% to 67.7% and 48.9% to 32.3%, respectively.

      Premium to GM Class H Common Stockholders and GM $1 2/3 Par Value Common Stockholders. Bear Stearns analyzed the valuation impact and implied premium to GM Class H common stockholders and GM $1 2/3 par value common stockholders at various levels of value attributed to synergies assuming a pro forma trading value that gives effect to the proposed $4.2 billion reduction of GM’s retained economic interest in Hughes and assumes the October 25, 2001 closing share price of $15.40 for the GM Class H common stock and an implied exchange ratio in the Hughes/EchoStar merger of 0.73 shares of EchoStar Class A common stock in exchange for each share of GM Class H common stock. Bear Stearns calculated the pro forma implied trading price per New EchoStar Class C share by dividing the sum of stand-alone market value plus capitalized synergy value, if any, by pro forma shares outstanding (based on the exchange ratio). The implied pro forma price per share of New EchoStar Class C common stock assuming no synergies was $16.67 per share, implying an 8.3% premium to the GM Class H common stockholders over the prevailing market price. Bear Stearns assumed that the $4.2 billion reduction of GM’s retained economic interest in Hughes was based on the same implied trading price of $16.67. The table below sets forth these and other premiums based on various implied pro forma prices per share of New EchoStar Class C common stock and implied premiums based on various levels of assumed synergy value.

	Implied	Implied
Synergy Assumption	Price	Premium

No Synergies	$16.67	8.3%
$5.4 Billion of Assumed Synergy Value	$19.26	25.0%
$10.0 Billion of Assumed Synergy Value	$21.52	39.7%
$20.0 Billion of Assumed Synergy Value	$26.31	70.9%

In each case, the pro forma implied price per share of New EchoStar Class C common stock was higher than the October 25, 2001 closing share price of $15.40 for GM Class H common stock.

      Credit Rating Impact Considerations for General Motors. Bear Stearns evaluated the potential impact to the financial position and credit rating of General Motors resulting from the proposed transactions. The appropriate credit statistics of General Motors are compared before and after giving effect to the proposed $4.2 billion reduction of GM’s retained economic interest in Hughes and the exchange of 100 million shares of GM Class H common stock or New EchoStar Class C common stock, as the case may be, in GM share dispositions and assuming the transactions closed on June 30, 2001. General Motors was analyzed excluding the financial results of GMAC. For a more complete description of the GM/ Hughes separation transactions, see “— Description of the Transactions— The GM/Hughes Separation Transactions.”

GM Excluding GMAC

Last 12
	Months		Pro Forma GM
	as of June 2001		(Excluding Hughes)

EBITDA/ Gross Interest Expense	12.4x		16.4x
Total Debt/ EBITDA	1.5x		1.3x
Total Debt/ Book Capitalization	47.5%		38.7%
EBITDA-Capital Expenditures/ Interest	(0.7x	)	1.5x
Net Liquidity (in billions)	$(0.5)		$4.5

This analysis indicates that GM’s credit statistics would improve on a pro forma basis after giving effect to the GM/ Hughes separation transactions.

      Earnings Impact Considerations for General Motors. Bear Stearns examined the pro forma impact to General Motors’ earnings per share, or EPS, calculation for the GM $1 2/3 par value common stockholders after giving effect to the proposed $4.2 billion reduction of GM’s retained economic interest in Hughes and exchange of 100 million shares of GM Class H common stock or New EchoStar Class C common stock, as the case may be, in GM share dispositions.

	2001	2002
Projected EPS	Estimated	Estimated

GM(a)	$3.08	$1.77
Add Back Attributable GM Class H Common Stock Loss(a)	0.38	0.20
Plus: Saved Interest Expense(b)	0.20	0.20

Pro Forma EPS	$3.66	$2.16
Accretion($)	$0.58	$0.39
Accretion(%)	18.7%	22.2%

(a)	Source: First Call earnings estimates for GM and Hughes as of October 19, 2001. 32.6% of Hughes’ loss excluded from GM’s earnings, after adjusting for the dividend paid to the holders of GM Series H preference stock.

(b)	Assumes cash received in $4.2 billion reduction of GM’s retained economic interest in Hughes and $1.9 billion accounts payable reduction from GM share dispositions are invested at 3.0% pre-tax return and, tax-effected at the marginal rate of 38.0% in 2001 and 2002, using Wall Street consensus shares of 562 million and 563 million for 2001 and 2002, respectively.

This analysis indicates that General Motors’ earnings per share for the GM $1 2/3 par value common stock would be higher on a pro forma basis after giving effect to the GM/ Hughes separation transactions.

      Pursuant to the engagement letter with respect to Bear Stearns, GM agreed to pay Bear Stearns fees of:

•	$1,000,000 on the date of such engagement letter (which amount is credited towards the amount payable under the third bullet below);

•	$500,000 payable upon delivery of its fairness opinion (which amount is credited towards the amount payable under the third bullet below); and

•	between $10,000,000 and $24,000,000 after the completion of the transactions, such amount to be determined based upon the difference in the value of the interests of the GM $1 2/3 par value common stockholders and GM Class H common stockholders in Hughes at the time of announcement and those interests around the time of the completion of the transactions.

GM has also agreed to reimburse Bear Stearns for its reasonable out-of-pocket expenses, including the reasonable fees and expenses of its counsel, and to indemnify Bear Stearns and certain related persons against certain liabilities in connection with its engagement, including certain liabilities under the federal securities laws.

      Bear Stearns has in the past performed certain investment banking services for General Motors and affiliates of General Motors, for which services Bear Stearns has received compensation. As part of its investment banking business, Bear Stearns regularly is engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

      In the ordinary course of its business, Bear Stearns may actively trade the equity and debt securities of General Motors, Hughes, EchoStar or their public affiliates for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

     Fairness Opinions of Hughes’ Financial Advisors

      Descriptions of the fairness opinions of Hughes’ financial advisors in connection with the Hughes/EchoStar merger, Credit Suisse First Boston and Goldman Sachs, are set forth below. These descriptions are qualified in their entirety by reference to the full text of the opinions included in Appendix C to this document.

      The fairness opinions described below relate to the Hughes/ EchoStar merger, which will be completed immediately following the completion of the GM/Hughes separation transactions. As part of the Hughes/ EchoStar merger, EchoStar will merge with HEC Holdings, the parent company of Hughes at the time of the merger, and HEC Holdings will be the surviving corporation. For a more detailed description of the Hughes/ EchoStar merger, see “The Transactions— Description of the Transactions— The Hughes/ EchoStar Merger.”

      You should understand that, because the fairness opinions of Credit Suisse First Boston and Goldman Sachs were delivered prior to the final determination of the necessary structural modifications to the transactions described at “—GM’s Development of the Transactions— Further Discussions with EchoStar; Restatement of Transaction Agreements,” the following descriptions do not reflect the fact that HEC Holdings will become the parent company of Hughes in connection with the GM/ Hughes separation transactions and the corporate entity into which EchoStar will be merged in the Hughes/ EchoStar merger.

          Credit Suisse First Boston Fairness Opinion

      Credit Suisse First Boston has acted as financial advisor for GM and Hughes in connection with the Hughes/ EchoStar merger. Hughes selected Credit Suisse First Boston based on Credit Suisse First Boston’s experience, expertise, reputation and its familiarity with GM and Hughes and their respective businesses. Credit Suisse First Boston is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

      In connection with Credit Suisse First Boston’s engagement, GM and Hughes requested that Credit Suisse First Boston evaluate the fairness, from a financial point of view, to the holders of Hughes Class C common stock immediately prior to the Hughes/ EchoStar merger, including, in such capacity, GM and holders of GM $1 2/3 par value common stock and GM Class H common stock, as applicable, of the exchange ratios pursuant to the Hughes/ EchoStar merger. On October 28, 2001, at a meeting of the GM board of directors and the Hughes board of directors held to consider the Hughes/ EchoStar merger, Credit Suisse First

Boston rendered to the GM board of directors and the Hughes board of directors an oral opinion, which opinion was later confirmed by delivery of a written opinion, to the effect that, as of the date of the opinion and based on and subject to the assumptions, limitations and qualifications described in the opinion, the exchange ratios pursuant to the Hughes/ EchoStar merger were fair, from a financial point of view, to the holders of Hughes Class C common stock immediately prior to the Hughes/ EchoStar merger, including GM and holders of GM $1 2/3 par value common stock and GM Class H common stock, as applicable.

      The full text of Credit Suisse First Boston’s written opinion, dated as of October 28, 2001, to the GM board of directors and the Hughes board of directors, which sets forth the procedures followed, assumptions made, matters considered and limitations on the review undertaken, is attached hereto in Appendix C and is incorporated into this document by reference. Holders of Hughes Class C common stock immediately prior to the Hughes/ EchoStar merger, including, in such capacity, holders of GM $1 2/3 par value common stock and GM Class H common stock, are urged to, and should read this opinion carefully and in its entirety. Credit Suisse First Boston’s opinion is addressed and delivered to the GM board of directors and the Hughes board of directors in connection with their consideration of the Hughes/ EchoStar merger and does not constitute a recommendation with respect to how any stockholder of GM should vote or act on any matter relating to the transactions or any other proposals described in this document. This summary of Credit Suisse First Boston’s opinion in this document is qualified in its entirety by reference to the full text of the opinion.

      In arriving at its opinion Credit Suisse First Boston reviewed:

•	certain publicly available business and financial information relating to Hughes and EchoStar;

•	execution versions of the Hughes/ EchoStar merger agreement, the GM/ Hughes separation agreement, the commitment letter relating to the Hughes/ EchoStar merger financing, the commitment letter relating to the PanAmSat stock sale financing, the implementation agreement, the PanAmSat stock purchase agreement, the supplemental agreement and guaranty entered into by and among GM, Hughes, EchoStar and The Samburu Warrior Revocable Trust, the pledge agreement entered into by and between GM and The Samburu Warrior Revocable Trust, the proposed amendments to the certificate of incorporation of Hughes relating to the classes of shares of Hughes common stock to be issued by Hughes in the GM/ Hughes separation transactions and the Hughes/ EchoStar merger and certain related documents;

•	certain financial forecasts prepared and provided to Credit Suisse First Boston by Hughes and EchoStar with respect to Hughes and EchoStar, respectively;

•	certain financial forecasts prepared and provided to Credit Suisse First Boston by the management of Hughes with respect to the pro forma combined entity resulting from the Hughes/ EchoStar merger, including estimates prepared and provided to Credit Suisse First Boston by the management of Hughes as to the cost savings and other potential synergies anticipated to result from the Hughes/ EchoStar merger, and Credit Suisse First Boston met with members of the management of Hughes and EchoStar to discuss the business and prospects of Hughes and EchoStar;

•	certain financial data of Hughes and EchoStar and certain stock market data relating to shares of GM Class H common stock and EchoStar Class A common stock, and Credit Suisse First Boston compared those data with similar data for publicly held companies in businesses similar to Hughes and EchoStar;

•	the financial terms of certain business combinations and other transactions which have been effected or announced; and

•	such other information, financial studies, analyses and investigations and financial, economic and market criteria which Credit Suisse First Boston deemed relevant.

      In connection with its review, Credit Suisse First Boston did not assume any responsibility for independent verification of any of the information that was provided to or otherwise reviewed by it and relied on that information being complete and accurate in all material respects. With respect to the Hughes and

EchoStar forecasts, Credit Suisse First Boston was advised and assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of Hughes’ and EchoStar’s managements as to the future financial performance of Hughes and EchoStar, respectively. Credit Suisse First Boston also assumed that the pro forma forecasts had been reasonably prepared on bases reflecting the best currently available estimates and judgments of Hughes’ management as to the cost savings and other potential synergies anticipated to result from the Hughes/ EchoStar merger, including the amount, timing and achievability thereof. For purposes of its analyses, Credit Suisse First Boston was advised and assumed, and was advised that for purposes of preparing the pro forma forecasts, the management of Hughes assumed, that:

•	the GM/ Hughes separation transactions, the Hughes/ EchoStar merger financing and the Hughes/ EchoStar merger will be completed or effected in accordance with the terms of the principal transaction agreements, without waiver, amendment or modification of any material representation, warranty, covenant, condition or other agreement contained therein;

•	in the course of obtaining any necessary regulatory or third party approvals for such transactions, no delay, condition or restriction will be imposed that will have an adverse effect on the contemplated benefits of such transactions to Hughes and EchoStar;

•	any adjustment (pursuant to the GM/ Hughes separation agreement or implementation agreement) to the number of shares of GM Class H common stock that may be issued by GM pursuant to GM share dispositions will not have any adverse effect on the contemplated benefits of such transactions to the holders of Hughes Class C common stock; and

•	neither the completion of the GM/ Hughes separation transactions, the financing related to the PanAmSat stock sale, the Hughes/ EchoStar merger financing, the GM share dispositions or the Hughes/ EchoStar merger nor the existence or occurrence of any past or future events and circumstances will have an adverse effect on the contemplated tax treatment of any such transactions. For purposes of its opinion, Credit Suisse First Boston has, with the consent of the GM board of directors and the Hughes board of directors, also assumed that all of the principal transaction agreements conform to the forms reviewed by it in all respects material to its analyses, and that the definitive loan agreements with respect to the financing related to the PanAmSat stock sale and the Hughes/ EchoStar merger financing, when executed, will not contain any material terms other than those set forth in the commitment letter relating to the PanAmSat stock sale financing or the commitment letter relating to the Hughes/ EchoStar merger financing, as the case may be.

      Credit Suisse First Boston was advised by the GM board of directors and the Hughes board of directors, and Credit Suisse First Boston assumed, that the Hughes/ EchoStar merger will be treated as a tax-free reorganization for federal income tax purposes. In addition, Credit Suisse First Boston was not requested to make, and did not make, an independent evaluation or appraisal of the assets and liabilities (contingent or otherwise) of Hughes or EchoStar, nor was Credit Suisse First Boston furnished with any such evaluation or appraisal. Credit Suisse First Boston’s opinion is necessarily based upon information available to it and financial, economic, market and other conditions as they exist and can be evaluated on the date of its opinion. Credit Suisse First Boston did not express any opinion as to the actual value of the shares of Hughes Class C common stock or the prices at which such shares would trade at any time.

      Hughes has agreed to pay Credit Suisse First Boston for its financial advisory services in connection with the Hughes/ EchoStar merger an aggregate fee of $25 million upon the completion of the Hughes/ EchoStar merger. Hughes has also agreed to reimburse Credit Suisse First Boston for all reasonable out-of-pocket expenses, including reasonable fees and expenses of legal counsel of Credit Suisse First Boston if approved in advance by Hughes, and any other advisor retained by Credit Suisse First Boston, and to indemnify Credit Suisse First Boston and related parties against liabilities, including liabilities under the federal securities laws arising out of this engagement. Also in connection with the Hughes/ EchoStar merger, EchoStar has agreed to pay Credit Suisse First Boston customary fees for certain financial services in connection with the Hughes/ EchoStar merger financing and for financial services in connection with Vivendi Universal’s $1.5 billion equity investment in EchoStar, but unrelated to this opinion and to the engagement of Credit Suisse First Boston to render this opinion. Hughes has separately agreed to pay Credit Suisse First Boston for its financial advisory services in connection with a potential sale of PanAmSat. PanAmSat has also separately agreed to pay Credit Suisse First Boston for its financial services in connection with the refinancing of the $1.725 billion loan from Hughes to PanAmSat. In addition, Credit Suisse First Boston and its affiliates have in the past provided, and may in the future provide, investment banking and financial services to Hughes, GM, EchoStar and/or certain of their affiliates unrelated to the Hughes/ EchoStar merger, for which services Credit Suisse First Boston has received, and expects to receive, customary compensation. Credit Suisse First Boston did not advise GM in connection with the GM/ Hughes separation transactions, the financing related to the PanAmSat stock sale, the Hughes/ EchoStar merger financing, the GM share dispositions or the Hughes/ EchoStar merger, other than by providing this opinion to the GM board of directors, in consideration of which GM indemnified Credit Suisse First Boston and certain related persons for losses arising in connection with or as a result of its opinion and related matters. Furthermore, in the ordinary course of business, Credit Suisse First Boston and its affiliates may actively trade the debt and equity securities of Hughes, GM, EchoStar, PanAmSat and/or certain of their affiliates for their own accounts and for the accounts of customers, and, accordingly, may at any time hold a long or short position in those securities.

      In preparing its opinion to the GM board of directors and the Hughes board of directors, Credit Suisse First Boston performed a variety of financial and comparative analyses, including those described below. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to summary description. In arriving at its opinion, Credit Suisse First Boston made qualitative judgments as to the significance and relevance of each analysis and factor that it considered. Accordingly, Credit Suisse First Boston believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

      In its analyses, Credit Suisse First Boston considered industry performance, regulatory, general business, economic, market and financial conditions and other matters, many of which are beyond the control of GM and Hughes. No company, transaction or business used in Credit Suisse First Boston’s analyses as a comparison is identical to Hughes or EchoStar, or any business segment thereof, or the Hughes/ EchoStar merger, and an evaluation of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions being analyzed. The estimates contained in Credit Suisse First Boston’s analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, the analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, Credit Suisse First Boston’s analyses and estimates are inherently subject to substantial uncertainty.

      Credit Suisse First Boston’s opinion and financial analyses were only one of many factors considered by the GM board of directors and the Hughes board of directors in their evaluation of the Hughes/ EchoStar merger and should not be viewed as determinative of the views of the GM board of directors and the Hughes board of directors or their respective managements with respect to the Hughes/ EchoStar merger or the exchange ratios pursuant to the Hughes/ EchoStar merger agreement. The summary set forth below at “—Joint Presentation of Hughes’ Financial Advisors” does not purport to be a complete description of the analyses performed by Credit Suisse First Boston.

          Goldman Sachs Fairness Opinion

      On October 28, 2001, Goldman Sachs delivered its oral opinion, later confirmed in writing, to the GM board of directors and the Hughes board of directors that, based upon and subject to the matters described in the opinion and based upon such other matters as Goldman Sachs considered relevant, as of the date of that opinion and based on market conditions on that date, the exchange ratios set forth in the Hughes/ EchoStar merger agreement were fair from a financial point of view to the holders of Hughes Class C common stock immediately prior to the Hughes/ EchoStar merger, including GM, the holders of GM $1 2/3 par value common stock and GM Class H common stock, as applicable.

      The full text of the written opinion of Goldman Sachs, dated October 28, 2001, which sets forth assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is attached to this document in Appendix C and is incorporated herein by reference. Goldman Sachs provided its opinion for the information and assistance of the GM board of directors and the Hughes board of directors in connection with their consideration of the Hughes/ EchoStar merger and certain related transactions. The Goldman Sachs opinion does not in any respect address GM’s or Hughes’ underlying business decision to effect the Hughes/ EchoStar merger, the GM/ Hughes separation transactions or the GM share dispositions, or constitute a recommendation as to how any holders of the GM $1 2/3 par value common stock and GM Class H common stock should vote with respect to any of the proposals relating to the transactions or any other proposal described in this document. The Goldman Sachs opinion is necessarily based upon information available to Goldman Sachs and financial, economic, market and other conditions as they exist and can be evaluated as of the date of its opinion. We urge you to read the Goldman Sachs opinion in its entirety.

      In connection with its opinion, Goldman Sachs reviewed, among other things:

•	the Hughes/ EchoStar merger agreement;

•	the implementation agreement;

•	the GM/ Hughes separation agreement;

•	the supplemental agreement and guaranty among GM, Hughes, EchoStar and The Samburu Warrior Revocable Trust;

•	the pledge agreement between GM and The Samburu Warrior Revocable Trust;

•	the commitment letter relating to the Hughes/ EchoStar merger financing;

•	the commitment letter relating to the PanAmSat stock sale financing;

•	the PanAmSat stock purchase agreement;

•	the annual reports to stockholders of GM for each of the five years ended December 31, 2000;

•	the annual reports to stockholders of PanAmSat on Form 10-K for each of the three years ended December 31, 2000;

•	the annual reports to stockholders of EchoStar on Form 10-K for each of the five years ended December 31, 2000;

•	certain quarterly reports to stockholders of EchoStar on Form 10-Q;

•	various prospectuses and offering memoranda of EchoStar with respect to certain EchoStar public debt securities;

•	certain other communications from GM and EchoStar to their respective stockholders; and

•	certain internal financial analyses and forecasts for Hughes and EchoStar (and certain of their affiliates) prepared by their managements, including certain other estimates prepared by Hughes management as to cost savings and other potential synergies expected to result from the Hughes/ EchoStar merger.

      Goldman Sachs also held discussions with members of the senior managements of Hughes, PanAmSat and EchoStar regarding their assessment of the past and current business operations, financial condition, and future prospects of their respective companies including, in the case of Hughes and EchoStar, discussions of the strategic rationale for and the potential benefits of the Hughes/ EchoStar merger and related transactions, including the synergies. In addition, Goldman Sachs:

•	reviewed the reported price and trading activity for the shares of GM Class H common stock and EchoStar Class A common stock;

•	compared certain financial information for Hughes and EchoStar and certain stock market information for EchoStar with similar information for certain other companies, the securities of which are publicly traded; and

•	reviewed the financial terms of certain recent business combinations in the communications, direct-to-home satellite broadcast and media industries, specifically, and in other industries, generally, and performed such other studies and analyses as it considered appropriate.

      Goldman Sachs relied upon the accuracy and completeness of all of the financial, accounting and other information discussed with or reviewed by it and assumed such accuracy and completeness for purposes of rendering its opinion. In that regard, Goldman Sachs assumed, with the consent of the GM board of directors and the Hughes board of directors, that the financial forecasts provided to Goldman Sachs, including the synergies, had been reasonably prepared on a basis reflecting the best currently available judgments and estimates of the managements of Hughes and EchoStar (and certain of their affiliates), as applicable, and that such forecasts will be realized in the amounts and at the time contemplated thereby. Goldman Sachs also assumed that all material governmental, regulatory or other consents and approvals necessary for the completion of the transactions contemplated by the Hughes/ EchoStar merger agreement and the implementation agreement will be obtained without any adverse effect on Hughes, GM, EchoStar or the combined company following the Hughes/ EchoStar merger or the contemplated benefits thereof reflected in such financial forecasts. In addition, Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities of Hughes or EchoStar or any of their subsidiaries and has not been furnished with any such evaluation or appraisal.

      In addition, Goldman Sachs assumed:

•	the GM/ Hughes separation transactions, the GM share dispositions, any financing relating to the PanAmSat stock sale, the Hughes/ EchoStar merger financing and certain related transactions will be completed as contemplated by the Hughes/ EchoStar merger agreement, the implementation agreement, the GM/ Hughes separation agreement and certain related agreements contemplated thereby (including with respect to the tax treatment of each of such transactions) and Goldman Sachs took into account the terms of such transactions, among other things, in its analyses; and

•	the Hughes/ EchoStar merger will be treated as a tax-free reorganization for U.S. federal income tax purposes.

      Goldman Sachs expressed no opinion whatsoever as to:

•	the GM/ Hughes separation transactions, the GM share dispositions, any financing relating to the PanAmSat stock sale, the Hughes/ EchoStar merger financing and certain related transactions or the likelihood of their completion;

•	the fairness of the GM/Hughes separation transactions or the GM share dispositions, or the fairness to, or as between, each of the holders of the GM $1 2/3 par value common stock and GM Class H common stock, respectively, of the consideration to be provided to GM and its subsidiaries, to the holders of the GM $1 2/3 par value common stock and to the holders of the GM Class H common stock in the GM/Hughes separation transactions or the GM share dispositions;

•	the prices at which the shares of Hughes Class C common stock may trade if and when they trade publicly; or

•	the relative merits of the Hughes/ EchoStar merger and alternative potential transactions.

      Set forth below at “—Joint Presentation of Hughes’ Financial Advisors” is a summary of the material financial analyses used by Goldman Sachs in connection with providing its October 28, 2001 written opinion to the boards of directors of GM and Hughes.

      The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth below, without considering the analyses as a whole, could create an incomplete view of the processes underlying the opinion of Goldman Sachs. In arriving at its opinion, Goldman Sachs considered the results of all these analyses and did not attribute any particular weight to any factor or analysis considered by it; rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all such analyses. No company or transaction used by Goldman Sachs in its analyses as a comparison is directly comparable to Hughes or EchoStar or the proposed Hughes/ EchoStar merger. The analyses were prepared solely for purposes of Goldman Sachs’ providing its opinion to the GM board of directors and the Hughes board of directors as to the fairness from a financial point of view of the exchange ratios set forth in the Hughes/ EchoStar merger agreement to the holders of Hughes Class C common stock immediately prior to the Hughes/ EchoStar merger, including GM, the holders of GM $1 2/3 par value common stock and GM Class H common stock, as applicable. These analyses do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of GM, Hughes, EchoStar, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

      As described above, Goldman Sachs’ opinion to the GM board of directors and the Hughes board of directors was one of many factors taken into consideration by the GM board of directors and the Hughes board of directors in making their determination to approve the Hughes/ EchoStar merger and certain related transactions. The summary set forth below at “—Joint Presentation of Hughes’ Financial Advisors” does not purport to be a complete description of the analyses performed by Goldman Sachs.

      Goldman Sachs, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. Goldman Sachs is familiar with Hughes and GM, having provided certain investment banking services to Hughes and GM from time to time, including:

•	having advised Hughes in its purchase of an equity interest in Thomson multimedia in December 1998;

•	having acted as underwriter with respect to the initial public offering of 100 million shares of common stock of Delphi Automotive Systems Corporation, a wholly owned subsidiary of GM at the time of the transaction in February 1999;

•	having acted as financial advisor to Hughes in connection with its acquisition of the medium power direct broadcast satellite business of PRIMESTAR Inc. in April 1999;

•	having acted as underwriter in connection with the Delphi Automotive Systems Corporation offering of aggregate principal amount $500 million of 6.15% Notes due May 2004 in April 1999, of aggregate principal amount $500 million of 6.50% Notes due May 2009 in April 1999, and of aggregate principal amount $500 million of 7.125% Notes due May 2029 in April 1999;

•	having acted as underwriter with respect to certain GMAC mortgage securitizations of aggregate principal amount $1.0 billion in June 1998, aggregate principal amount $1.362 billion in February 1999, aggregate principal amount $1.0 billion in June 1999 and of aggregate principal amount $1.150 billion in October 1999;

•	having acted as bookrunner with respect to the Delphi Automotive Systems Corporation Stock Repurchase Program in May 2000; and

•	having acted as bookrunner in connection with the GM Nova Scotia Finance Company offering of aggregate principal amount $750 million of 6.85% Notes due October 2008 in October 2001.

Goldman Sachs has also acted as financial advisor to Hughes in connection with, and has participated in certain of the negotiations leading up to, the definitive agreements relating to the Hughes/ EchoStar merger and certain related transactions.

      Goldman Sachs has also provided certain investment banking services to EchoStar and its affiliates from time to time. Goldman Sachs may also provide investment banking and advisory services to GM, Hughes, EchoStar and their respective affiliates in the future.

      Hughes selected Goldman Sachs as its financial advisor because it is a nationally recognized investment banking firm that has substantial experience in transactions similar to the Hughes/ EchoStar merger.

      Goldman Sachs provides a full range of financial, advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold securities, including derivative securities, of Hughes (after the Hughes split-off), GM, EchoStar or their respective affiliates, for its own account or the accounts of customers.

      Pursuant to a letter agreement, Hughes engaged Goldman Sachs to act as its financial advisor in connection with the contemplated transaction. Pursuant to the terms of this engagement letter, Hughes has agreed to pay Goldman Sachs a fee of $25 million upon the completion of the Hughes/ EchoStar merger. In addition, Hughes has agreed to reimburse Goldman Sachs for its reasonable out-of-pocket expenses, including attorneys’ fees, and to indemnify Goldman Sachs against certain liabilities, including certain liabilities under the federal securities laws. GM has also agreed to indemnify Goldman Sachs against certain liabilities, including certain liabilities under the federal securities laws, pursuant to a letter agreement.

          Joint Presentation of Hughes’ Financial Advisors

      On October 28, 2001, Credit Suisse First Boston and Goldman Sachs made a joint presentation to the boards of directors of GM and Hughes. A description of the analyses of Credit Suisse First Boston and Goldman Sachs presented to the boards of directors of GM and Hughes is set forth below. Some of the summaries of the financial analyses include information presented in tabular format. In order to more fully understand the financial analyses used by Credit Suisse First Boston and Goldman Sachs, the tables must be read together with the full text of each summary. The tables alone are not a complete description of the financial analyses of Credit Suisse First Boston and Goldman Sachs.

          Pro Forma Combination Analysis

      Pro Forma Ownership. Credit Suisse First Boston and Goldman Sachs reviewed the pro forma ownership of New EchoStar, based on the estimated economics and voting power, for:

•	current holders of GM Class H common stock;

•	current holders of GM $1 2/3 par value common stock;

•	former GM debtholders/other interests;

•	current holders of EchoStar Class A common stock; and

•	Charles W. Ergen, the beneficial owner of all outstanding shares of EchoStar Class B common stock.

      For the purpose of this analysis, Credit Suisse First Boston and Goldman Sachs assumed that GM will exchange 100 million shares of its GM Class H common stock for outstanding GM liabilities, resulting in current GM debtholders owning shares of GM Class H common stock. Based on these assumptions, the analysis indicated that the holders of GM Class H common stock would receive about 52.8% of the outstanding common equity of New EchoStar and the holders of GM $1 2/3 par value common stock would receive about 2.8% of the outstanding common equity of New EchoStar. For the purposes of analyzing the pro forma ownership of voting interest in the equity of New EchoStar, Credit Suisse First Boston and Goldman Sachs assumed, for indicative purposes, that New EchoStar Class A common stockholders (currently EchoStar Class A common stockholders) have one vote per share, New EchoStar Class B common stockholders (currently EchoStar Class B common stock owned by Charles W. Ergen) have 10 votes per share, and New EchoStar Class C common stockholders (currently holders of GM Class H common stock and other interests) have 4.5 votes per share. Based on these assumptions, the analysis indicated that the holders of GM Class H common stock would receive about 48.9% of the voting interest in the equity of New EchoStar and the holders of GM $1 2/3 par value common stock would receive about 2.6% of the voting interest in the equity of New EchoStar. The following table shows the results of this analysis.

	Current
	Hughes	Hughes/EchoStar	Pro Forma
	Economic	Economic	Voting

Current GM Class H common stockholders	69.5%	52.8%	48.9%
Current GM $1 2/3 par value common stockholders	30.5%	2.8%	2.6%
Former GM debtholders/other interests	NA	8.0%	7.4%
Current EchoStar Class A common stockholders	NA	18.3%	3.8%
Charles W. Ergen, the beneficial owner of all outstanding shares of EchoStar Class B common stock	NA	18.0%	37.3%

Total	100.0%	100.0%	100.0%

      Pro Forma Credit Analysis. Credit Suisse First Boston and Goldman Sachs reviewed certain estimated future operating and financial information, including, among other things, revenues, EBITDA, total pre-subscriber acquisition cost, or “pre-SAC,” EBITDA, total debt and total cash, for the pro forma combined entity, including synergies, based on Hughes and EchoStar management estimates. Based on these estimates, Credit Suisse First Boston and Goldman Sachs analyzed:

•	the total debt per subscriber;

•	the total debt/ EBITDA ratio; and

•	the total debt/ pre-SAC EBITDA ratio.

The following table shows the results of this analysis.

Credit Statistics	2001	Closing	2002	2003	2004	2005

Total Debt/ Subscriber	$390	$785	$684	$588	$441	$339
Total Debt/ EBITDA	7.2x	8.8x	7.2x	3.4x	1.8x	0.9x
Total Debt/ Pre-SAC EBITDA	1.9x	3.2x	2.9x	2.0x	1.3x	0.7x

Based on the pro forma credit analysis, the ratios of the pro forma combined company were generally consistent with the ratios that typically exist for companies that have a BB- rating by Standard and Poor’s Ratings Services.

          Relative Valuation of Hughes and EchoStar

      Valuation Summary. Based on the valuations of Hughes and EchoStar as derived by Credit Suisse First Boston and Goldman Sachs as set forth below, Credit Suisse First Boston and Goldman Sachs calculated the implied exchange ratio of GM Class H common stock shares per EchoStar share. The following table shows the results of this analysis.

	Hughes		EchoStar		Implied

	Equity	Per Share	Equity	Per Share	Exchange
	Value	Value	Value	Value	Ratio

	(in billions, except per share data)
Transaction Exchange Ratio					1.37x
Valuation
Low	$19.3	$13.90	$13.8	$28.75	2.07x
High	26.0	18.70	18.6	38.55	2.06

The implied exchange ratios, ranging from 2.06x to 2.07x, of shares of GM Class H common stock per EchoStar share derived from the valuation analyses described below were higher than the transaction exchange ratio of 1.37x, and, as a consequence, holders of EchoStar common stock will receive a smaller percentage of the New EchoStar equity than is suggested by the relative valuation analysis.

      Hughes Sum-of-the-Parts Valuation Analyses. Credit Suisse First Boston and Goldman Sachs analyzed the value of each of the business units of Hughes based on certain financial projections for Hughes prepared by the management of Hughes, and by utilizing several valuation methodologies, including a DCF valuation, an analysis of comparable transaction multiples, an analysis of the trading multiples of comparable companies to Hughes’ business units and other valuation methodologies as Credit Suisse First Boston or Goldman Sachs believed were appropriate. In the DCF analyses of the respective business units of Hughes, Credit Suisse First Boston and Goldman Sachs, collectively, used the following range of discount rates:

Assets
DIRECTV	12% - 15%
PanAmSat	8% - 11.5%
DIRECTV Latin America	18% - 21%
Hughes Network Systems	12% - 16.5%
Corporate/Other	9% - 14%

      The comparable transactions considered by Credit Suisse First Boston and Goldman Sachs, collectively, for the respective business units of Hughes are listed below (target company name is listed second).

      In respect of DIRECTV:

•	Pegasus Communications Corporation/ Golden Sky Holdings, Inc.

•	Pegasus Communications Corporation/ selected independent National Rural Telecommunications Cooperative entities

•	Vivendi S.A./ Canal Plus S.A.

•	Hughes/ United States Satellite Broadcasting Corporation

•	Hughes/ Primestar, Inc.

•	TCI Satellite Entertainment, Inc./ Primestar Partners L.P.

•	Hughes/ Telocity Delaware, Inc.

•	Charter Communications, Inc./ High Speed Access Network Corporation

•	SKY PerfecTV/ DIRECTV Japan

      In respect of PanAmSat:

•	SES Astra S.A./ GE American Communications Inc.

•	SES Astra S.A./ 20% stake in Embratel Participacoes S.A.

•	SES Astra S.A./ 50% stake in Nordic Satellite Company

•	SES Astra S.A./ 34% stake in Asia Satellite Telecommunications Company Limited

•	Lockheed Martin Corporation/ COMSAT Corporation

•	Hughes/ PanAmSat

•	Loral Space & Communications Ltd./ Satelites Mexicanos, S.A. de C.V.

•	Loral Space & Communications Ltd./ AT&T’s Skynet Satellite Services

•	Hughes/ 9.5% of PanAmSat

•	China International Trust & Investment Corporation (CITIC)/ 10.3% of Asia Satellite Telecommunications Company Limited

      In respect of DIRECTV Latin America:

•	Liberty Media Corporation and Hicks, Muse, Tate & Furst Inc. / Cablevision S.A.

•	Globo Cabo S.A./ Net Sul S.A.

•	Cordillera Comunicaciones Ltda./ Metropolis-Intercom S.A.

•	Globo Cabo S.A./ Unicabo Participacoes

•	Microsoft Corporation/ 10% interest in Globo Cabo S.A.

•	SKY PerfecTV/ DIRECTV Japan

      In respect of Hughes Network Systems:

•	EchoStar Communications Corporation/ 12% stake in StarBand Communications Inc.

•	Charter Communications, Inc./ High Speed Access Corporation

No particular attempt was made to assign specific weights to particular comparable transactions, but rather, Credit Suisse First Boston and Goldman Sachs, as the case may be, made qualitative judgments as to the significance and relevance of the comparable transactions considered.

      The comparable companies considered by Credit Suisse First Boston and Goldman Sachs, collectively, for the respective business units of Hughes are listed below.

      In respect of DIRECTV:

•	EchoStar Communications Corporation

•	Pegasus Communications Corporation

•	British Sky Broadcasting Group plc

      In respect of PanAmSat:

•	SES Astra S.A.

•	New Skies Satellites N.V.

•	JSAT Corp.

•	Loral Space & Communications Ltd.

•	Asia Satellite Telecommunications Company Limited

      In respect of DIRECTV Latin America:

•	SkyPerfect Communications, Inc.

•	Sogecable, S.A.

•	Globo Cabo S.A.

      In respect of Hughes Network Systems:

•	Gilat Satellite Networks Ltd.

•	Scientific-Atlanta, Inc.

•	Pace Micro Technology plc

•	Netro Corporation

•	Vyyo Inc.

•	Airspan Networks, Inc.

•	P-Com, Inc.

•	Prodigy Communications Corporation

•	Earthlink, Inc.

•	Thomson multimedia S.A.

No particular attempt was made to assign specific weights to particular comparable companies, but rather, Credit Suisse First Boston and Goldman Sachs, as the case may be, made qualitative judgments as to the significance and relevance of the comparable companies considered.

      Credit Suisse First Boston and Goldman Sachs, based upon their judgment as experienced financial advisors, jointly derived a range of valuations for each of the business units of Hughes as set forth in the table below. This valuation methodology indicated a range of equity values for Hughes of $19.3 billion to $26.0 billion, or $13.90 to $18.70 per share. In their valuation of the “Corporate/ Other” assets of Hughes, Credit Suisse First Boston and Goldman Sachs have included the DCF value of Hughes’ reserves and other corporate expenses incorporated in the projections provided to Credit Suisse First Boston and Goldman Sachs by Hughes management.

		Value

Asset	Ownership	Low	High

		(in billions, except
		per share data)
DIRECTV, INC.	100%	$17.3	$22.1
PanAmSat	81%	4.3	4.5
DIRECTV Latin America	73%	0.2	0.5
Hughes Network Systems	100%	0.9	2.2
Broadband	100%	0.2	0.2
Equity Investments/ Other	NA	0.6	0.6
Corporate/ Other	100%	(3.3)	(3.2)

Sum-of-the-Parts Value		20.2	26.9
Corporate Adjusted Net Debt		(0.9)	(0.9)

Equity Value		19.3	26.0
Equity Value per Share		$13.90	$18.70

      EchoStar Valuation Analyses. Credit Suisse First Boston and Goldman Sachs analyzed the value of EchoStar based on certain financial projections for EchoStar prepared by the management of EchoStar, and by utilizing several valuation methodologies, including a DCF valuation, an analysis of comparable transaction multiples, an analysis of the trading multiples of comparable companies to EchoStar and other valuation methodologies as Credit Suisse First Boston or Goldman Sachs believed were appropriate. In the DCF analyses of EchoStar, Credit Suisse First Boston and Goldman Sachs, collectively, used discount rates ranging from 10.0% to 14.0%.

      The comparable transactions considered by Credit Suisse First Boston and Goldman Sachs, collectively, were (target company name is listed second):

•	Pegasus Communications Corporation/ Golden Sky Holdings, Inc.

•	Pegasus Communications Corporation/ selected independent National Rural Telecommunications Cooperative entities

•	Vivendi S.A./ Canal Plus S.A.

•	Hughes/ United States Satellite Broadcasting Company, Inc.

•	Hughes/ Primestar, Inc.

•	TCI Satellite Entertainment Inc./ Primestar Partners L.P.

No particular attempt was made to assign specific weights to particular comparable transactions, but rather, Credit Suisse First Boston and Goldman Sachs, as the case may be, made qualitative judgments as to the significance and relevance of the comparable transactions considered.

      The comparable companies considered by Credit Suisse First Boston and Goldman Sachs, collectively, were:

•	Hughes

•	Pegasus Communications Corporation

•	British Sky Broadcasting Group plc

No particular attempt was made to assign specific weights to particular comparable companies, but rather, Credit Suisse First Boston and Goldman Sachs, as the case may be, made qualitative judgments as to the significance and relevance of the comparable companies considered.

      Credit Suisse First Boston and Goldman Sachs, based upon their judgment as experienced financial advisors, jointly derived a range of valuations for EchoStar as set forth in the table below. This valuation methodology indicated a range of equity values for EchoStar of $13.8 billion to $18.6 billion, or $28.75 to $38.55 per share.

	Value

Asset	Low	High

	(in billions, except
	per share data)
Enterprise Value	$16.7	$21.5
Adjusted Net Debt	(2.9)	(2.9)

Equity Value	13.8	18.6
Value per Share	$28.75	$38.55

      Public Market Valuation. Credit Suisse First Boston and Goldman Sachs derived implied historical exchange ratios by dividing the closing price per share of EchoStar Class A common stock by the closing price per share of GM Class H common stock for each trading day in the period from October 25, 2000 though October 25, 2001. Credit Suisse First Boston and Goldman Sachs calculated that the implied exchange ratio as of October 25, 2001 was 1.71. Credit Suisse First Boston and Goldman Sachs also calculated the average implied exchange ratios for each of the following periods ending on October 25, 2001:

Implied
Period	Exchange Ratio

1 Week	1.69
1 Month	1.75
3 Month	1.56
6 Month	1.50
12 Month	1.37

In each case described above, the implied exchange ratio derived by Credit Suisse First Boston and Goldman Sachs was equal to or higher than the transaction exchange ratio of 1.37x.

      Contribution Analysis. Credit Suisse First Boston and Goldman Sachs analyzed the relative contribution of Hughes and EchoStar to New EchoStar on a pro forma basis, including, among other things, revenues, pre-SAC EBITDA, EBITDA and subscribers, before taking into account any of the possible benefits that may be realized following the Hughes/ EchoStar merger based on estimated 2001, 2002 and 2003 results and based on financial data and on the assumptions provided to Credit Suisse First Boston and Goldman Sachs by Hughes’ and EchoStar’s managements. In performing this analysis, Credit Suisse First

Boston and Goldman Sachs adjusted the relative income statement contribution of Hughes and EchoStar by the leverage, or net debt, that each company had as of December 31, 2001. Credit Suisse First Boston and Goldman Sachs calculated the relative income statement contribution of Hughes and EchoStar by subtracting the net debt of New EchoStar from the product of the unadjusted ownership and the pro forma enterprise value, and divided the resulting number by the pro forma equity value of New EchoStar. Based on these calculations, Credit Suisse First Boston and Goldman Sachs derived the implied exchange ratio of shares of GM Class H common stock per share of EchoStar Class A common stock. The following table shows the results of this analysis.

		Hughes	Implied
	Hughes	Implied	Exchange
	Contribution	Ownership	Ratio

Transaction Exchange Ratio			1.37x
Estimated 2001
Revenue	67.9%	70.5%	1.20x
Pre-SAC EBITDA	59.4%	60.4%	1.89
EBITDA	50.3%	49.6%	2.93
Subscribers	56.5%	57.0%	2.17
Estimated 2002
Revenue	67.0%	69.4%	1.27x
Pre-SAC EBITDA	60.8%	62.1%	1.76
EBITDA	40.0%	37.3%	4.84
Subscribers	55.9%	56.3%	2.24
Estimated 2003
Revenue	67.9%	70.5%	1.21x
Pre-SAC EBITDA	61.9%	63.3%	1.67
EBITDA	50.0%	49.2%	2.98
Subscribers	55.9%	56.2%	2.24

In each case described above, other than with respect to the estimated contributed revenue in 2001, 2002 and 2003, the implied exchange ratio of shares of GM Class H common stock per share of EchoStar Class A common stock derived by Credit Suisse First Boston and Goldman Sachs was higher than the transaction exchange ratio of 1.37x.

      Potential Synergies Valuation Analysis. Credit Suisse First Boston and Goldman Sachs performed a DCF analysis of the estimated synergies resulting from the proposed combination of Hughes and EchoStar using two sets of projections provided by Hughes’ management, referred to as the high case and low case. The expected synergies are projected to be a result of increased number of subscribers, reduced subscriber turnover, increased advertising income, reduced subscriber acquisition costs, reduced programming costs and other cost reductions and incremental revenues. These synergy estimates are offset by implementation costs and higher subscriber acquisition costs associated with the increased number of subscribers.

      Credit Suisse First Boston and Goldman Sachs estimated the present value for each cost synergy and revenue synergy by calculating a discounted cash flow valuation assuming a discount rate of 12.5% on the sum of:

•	the projected cash flows for the fiscal years ended December 31, 2002 through the final year of the projections for each cost synergy and revenue synergy ranging from 2005 to 2008; and

•	the terminal value based upon a 10.0x terminal multiple applied to the EBITDA in the final year of the projections for each cost synergy and revenue synergy, except for certain implementation costs which Hughes did not expect to continue after 2007.

      Credit Suisse First Boston and Goldman Sachs then calculated the sum of the present values of both the low and high case synergy estimates as shown in the table below:

	Low	High

	(in billions)
DCF Value of Potential Synergies	$17.8	$24.8

      Analysis of Synergy on Implied Trading Price. Credit Suisse First Boston and Goldman Sachs analyzed the implied premium on the current, one-month average and two-month average closing price of GM Class H common stock based on the implied share price of New EchoStar and assuming certain amounts of the net present value of potential synergies resulting from the combination of the two companies. Credit Suisse First Boston and Goldman Sachs calculated the implied share price of New EchoStar by dividing (1) the sum of the current equity market capitalization of Hughes and EchoStar (based on closing prices as of October 25, 2001) and the various assumed net present values of potential synergies by (2) the number of shares outstanding of New EchoStar. The following table shows the results of this analysis.

	Implied Premium

	Current	One Month	Two Month
Assumed Net Present Value of Synergies	$15.40	$13.95	$14.85

$ 0.0	8.2%	19.4%	12.2%
2.5	16.1%	28.2%	20.4%
5.0	24.0%	36.9%	28.6%
7.5	32.0%	45.7%	36.8%
10.0	39.9%	54.4%	45.1%
12.5	47.8%	63.2%	53.3%
15.0	55.7%	71.9%	61.5%

Based on assumed net present values of potential synergies of $0 to $15 billion, this analysis indicates a range of implied premiums to GM Class H common stock of 8.2% to 55.7% based on the current closing price (as of October 25, 2001), 19.4% to 71.9% based on the one-month closing price (for the period ending October 25, 2001) and 12.2% to 61.5% based on the two-month closing price (for the period ending on October 25, 2001).

      Gives/Gets Analysis. Credit Suisse First Boston and Goldman Sachs analyzed the impact of the Hughes/ EchoStar merger on the equity value of Hughes before and after the Hughes/ EchoStar merger, assuming a 50% realization of the assumed net present value of potential synergies. The following table shows the results of this analysis.

					Accretion/
	Equity Value		Per Share		(Dilution)

	Low	High	Low	High	Low	High

	(in billions, except per share data)
Current	$21.4		$15.40
Total Impact of Hughes Recapitalization	$(4.2)	$(3.2)	$(0.28)	$0.63	NA	NA
Post-Hughes Recapitalization Equity Value Merger	$17.2	$18.2	$15.12	$16.03	NA	NA
Market Value of EchoStar	$12.7	$12.7	$1.52	$1.19	10.1%	7.4%
Synergies Recognized by Market	8.9	12.4	4.96	6.91	32.8%	43.1%
Transaction Fees	(0.2)	(0.2)	(0.11)	(0.11)	(0.7)%	(0.7)%
Total Impact of Hughes/ EchoStar Merger	$21.4	$24.9	$6.38	$7.99	42.2%	49.8%
Post-Transactions	$38.6	$43.1	$21.50	$24.02	42.2%	49.8%

Based on this analysis, the proposed transaction would increase the equity value of Hughes from $21.4 billion, or $15.40 per share, to a range of $38.6 billion to $43.1 billion, or a range of $21.50 to $24.02 per share, and would be accretive to the share price of Hughes.

     Requisite GM Common Stockholder Approval of the Transactions

      GM $1 2/3 par value common stockholders and GM Class H common stockholders, each voting separately as a class and voting together as a single class based on their respective per share voting power, are being asked to approve an amendment to Article Fourth of the GM restated certificate of incorporation and to ratify two matters relating to the transactions. The transactions will not occur unless these three matters are approved by GM $1 2/3 par value common stockholders and GM Class H common stockholders. Accordingly, we sometimes refer to these three proposals as the “proposals relating to the transactions.” In addition, GM common stockholders are being asked to approve a further amendment to the GM restated certificate of incorporation to reflect the elimination of the GM Class H common stock after the completion of the GM/ Hughes separation transactions, but the completion of the GM/ Hughes separation transactions and the Hughes/ EchoStar merger is not conditioned on approval of this further charter amendment.

      The three proposals relating to the transactions are described below:

•	Proposal 1: Approval of GM Charter Amendment. This proposal is to approve an amendment to Article Fourth of the GM restated certificate of incorporation that would be filed in order to provide GM the ability to implement certain aspects of the GM/ Hughes separation transactions. The amendment would add three important provisions to the GM restated certificate of incorporation and make certain other clarifying changes to facilitate the implementation of the transactions. They would:

•	provide for the reduction by the GM board of directors of GM’s retained economic interest in Hughes to reflect the Hughes dividend distribution of up to $4.2 billion to be received by GM in connection with the Hughes recapitalization. This would be accomplished by reducing the denominator of the GM Class H fraction by an amount that reflects the Hughes dividend distribution;

•	provide for GM to split off HEC Holdings by exchanging one share of HEC Holdings Class C common stock for each outstanding share of GM Class H common stock. This would be accomplished by adding a redemption feature to the terms of the GM Class H common stock that will make the GM Class H common stock redeemable in exchange for shares of HEC Holdings Class C common stock on a share-for-share-basis; and

•	provide that the current provisions of the GM restated certificate of incorporation that provide for a recapitalization of GM Class H common stock into GM $1 2/3 par value common stock at a 120% exchange rate under certain circumstances will not apply to the GM/Hughes separation transactions. This would be accomplished by adding a provision to expressly provide that the completion of the GM/Hughes separation transactions as described in this document will not result in a recapitalization of the GM Class H common stock into GM $1 2/3 par value common stock at a 120% exchange rate.

This amendment to Article Fourth of the GM restated certificate of incorporation is required in order to enable GM to complete the GM/Hughes separation transactions on the proposed terms as described in this document.

•	Proposal 2: Ratification of the GM/Hughes Separation Transactions. This proposal is to ratify the GM/Hughes separation transactions as described in this document. The GM/Hughes separation transactions consist of the Hughes recapitalization, including the Hughes dividend distribution of up to $4.2 billion to GM and the corresponding reduction of GM’s retained economic interest in Hughes, and the Hughes split-off, which will result in the separation of HEC Holdings from GM, as well as certain separation-related arrangements.

•	Proposal 3: Ratification of the Hughes/ EchoStar Merger. This proposal is to ratify the Hughes/EchoStar merger as described in this document. This transaction will result in the combination of the businesses of Hughes and EchoStar by means of a merger.

Proposals 2 and 3 seek ratification by GM common stockholders of certain matters relating to the transactions. In this context, “ratification” refers to the process of seeking GM common stockholder approval of certain matters relating to the transactions which do not, as a matter of corporation law, require GM common stockholder approval. Even though it is not required to do so, General Motors is submitting these matters to GM common stockholders for their approval pursuant to this consent solicitation because GM believes that it is appropriate to give its common stockholders an opportunity to consider and approve these important matters that will affect their investment in GM in significant ways. Unless GM common stockholders ratify these matters, GM will not complete the transactions, even if the other proposal relating to the transactions (proposal 1 relating to the GM charter amendment) receives the requisite GM common stockholder approval.

As further described elsewhere in this document, GM believes that ratification by GM’s common stockholders of the GM/Hughes separation transactions and the Hughes/ EchoStar merger should bar any claim (other than for fraud or similar egregious misconduct) against General Motors and its directors based on these transactions, including a claim alleging unfairness of these transactions to either or both classes of GM common stockholders or alleging any deficiency in the process of developing the terms of these transactions or the GM board of directors’ consideration or approval of these transactions. In addition, by ratifying the terms of the GM/Hughes separation transactions, which involve the distribution of the up to $4.2 billion dividend from Hughes to GM and the related reduction of GM’s retained economic interest in Hughes by a commensurate amount, GM $1 2/3 par value common stockholders and GM Class H common stockholders will be approving and consenting to an asset transfer from Hughes to GM. This will have the effect, pursuant to the terms of the GM board policy statement regarding certain capital stock matters, of permitting the dividend to be paid by Hughes to GM without a further proportionate distribution of a portion thereof from GM to GM Class H common stockholders in accordance with their tracking stock interest in Hughes, as described in greater detail below.

      Proposals 1 through 3, all of which relate to the transactions, are separate matters to be voted upon by GM common stockholders but are expressly conditioned upon the approval of each of the other of these three proposals. This means that ALL THREE of these proposals must be approved by GM $1 2/3 par value common stockholders and GM Class H common stockholders in order for GM to obtain the requisite GM common stockholder approval of the proposals relating to the transactions. The transactions described in this document will not be completed, even if all of the other conditions are satisfied or waived, if the requisite GM common stockholder approval is not received.

      In addition to the proposals relating to the transactions, GM $1 2/3 par value common stockholders and GM Class H common stockholders are also being asked to approve a fourth proposal, which is to approve a further amendment to the GM restated certificate of incorporation to eliminate certain provisions relating to the GM Class H common stock after the completion of the GM/ Hughes separation transactions. GM believes that this proposal will appropriately simplify its restated certificate of incorporation after the completion of the GM/ Hughes separation transactions. However, the completion of the transactions is NOT conditioned on the approval by GM common stockholders of this fourth proposal. For more information about this fourth proposal, see “GM Consent Solicitation Matters— Solicitation of Written Consent of GM Common Stockholders— Matters to be Approved.”

      By approving the proposals relating to the transactions, GM Class H common stockholders will be forgoing certain rights that might otherwise be available to them under certain circumstances. We briefly describe these matters below.

•	No Recapitalization of GM Class H Common Stock into GM $1 2/3 Par Value Common Stock at a 120% Exchange Rate. GM Class H common stockholders as well as GM $1 2/3 par value common stockholders will be approving transactions that will not result in shares of GM Class H common stock being exchanged for shares of GM $1 2/3 par value common stock at a 120% exchange rate, as currently provided for under certain circumstances pursuant to the GM restated certificate of incorporation. The GM restated certificate of incorporation currently provides that in the event of the sale, transfer, assignment or other disposition by GM of substantially all of the business of Hughes to a person, entity or group of which GM is not a majority owner, whether this occurs by means of merger, consolidation, sale of assets or stock, liquidation, dissolution, winding up or otherwise, effective automatically upon the completion of such transaction, GM will be recapitalized and all of the outstanding shares of GM Class H common stock will be exchanged for shares of GM $1 2/3 par value common stock at a 120% exchange rate in accordance with the valuation methodology specified in the GM restated certificate of incorporation. For this purpose, substantially all of the business of Hughes means 80% or more of the business of Hughes, based on the fair market value of the assets, tangible and intangible, of Hughes as of the time that the proposed transaction is approved by the GM board of directors.

Although the transactions involve the disposition of substantially all of the business of Hughes to a group of which GM is not the majority owner, you should understand that the transactions will not result in a recapitalization of GM Class H common stock into GM $1 2/3 par value common stock at the 120% exchange rate. This is because the proposed amendment to Article Fourth of the GM restated certificate of incorporation will, among other things, add a provision to expressly provide that the completion of the GM/ Hughes separation transactions as described in this document will not result in such a recapitalization. By voting to approve the proposals relating to the transactions, GM $1 2/3 par value common stockholders and GM Class H common stockholders will be approving a transaction that will not result in shares of GM Class H common stock being exchanged for shares of GM $1 2/3 par value common stock at the 120% exchange rate.

As described in greater detail elsewhere in this document, GM determined that, in the context of the proposed separation of Hughes from GM, such a recapitalization would not be in the best interests of GM and its common stockholders because such a recapitalization would likely produce substantial dilution in the value of the GM $1 2/3 par value common stock and would change substantially the form and nature of the investment of the GM Class H common stockholders, who, instead of holding a “tracking stock” investment in the Hughes business, would then have a more conventional investment in all of GM’s operations. In addition, GM determined that the transactions should not be structured in a manner that would result in the holders of GM Class H common stock receiving both Hughes stock (representing their proportionate economic interest in Hughes) and GM $1 2/3 par value common stock (pursuant to the recapitalization provision) as this would have the effect of compensating GM Class H common stockholders twice for the exchange of their stock, to the detriment of GM $1 2/3 par value common stockholders. Accordingly, GM structured the transactions so as not to result in such a recapitalization. For more information, see “The Transactions— GM Background and Considerations— Alternatives to the Transactions.”

If the 120% recapitalization provision had been applicable to the GM/ Hughes separation transactions, which would have been the case but for the transactions being made subject to the GM charter amendment which expressly provides that the 120% recapitalization provision shall not apply to the transactions, upon completion of the GM/Hughes separation transactions, each share of GM Class H common stock would have been cancelled in exchange for the issuance of a number of shares of GM $1 2/3 par value common stock that had a market value equal to 120% of the market value of the GM Class H common stock, based on the average of the closing prices of GM $1 2/3 par value common stock and GM Class H common stock for the 15 consecutive trading days ending one trading day prior to October 28, 2001, the date of the public announcement of the transactions. For illustrative purposes, based on the applicable market prices for the specified period prior to October 28, 2001, the date of the public announcement of the transactions, each share of GM Class H common stock would have been exchanged for of a share of GM $1 2/3 par value common stock that would have been so valued at $ , representing a premium of 20% to the GM Class H common stockholders. As a result, each share of GM Class H common stock would have been exchanged for of a share of GM $1 2/3 par value common stock. However, due to the period of time between the public announcement and the completion of the GM/Hughes separation transactions, and due to market factors such as the dilution that would occur with respect to the GM $1 2/3 par value common stock and the possible trading volatility in connection with such issuance, there could be no assurance as to the relative market value of of a share of GM $1 2/3 par value common stock after such issuance in comparison to the market value of one share of GM Class H common stock before such issuance.

•	No Pro Rata Distribution of a Portion of the Dividend from Hughes to GM Class H Common Stockholders. GM Class H common stockholders and GM $1 2/3 par value common stockholders will be approving and consenting to an asset transfer consisting of the dividend of up to $4.2 billion from Hughes to GM without the further proportionate distribution of a portion of that dividend from GM to the GM Class H common stockholders in accordance with their tracking stock interest in Hughes. The GM board policy statement regarding certain capital stock matters requires under certain circumstances that GM make a pro rata distribution, in accordance with the GM Class H fraction, to GM Class H common stockholders of a portion of certain asset transfers from Hughes to GM, unless such transfer is approved by a requisite vote of the GM common stockholders (including the consent of the holders of a majority of the outstanding shares of GM Class H common stock, voting as a separate class, and GM $1 2/3 par value common stock, voting as a separate class). As a result of the consent and approval of GM’s common stockholders as described herein, the GM board policy statement will not require any proportionate distribution of a portion of the Hughes dividend distribution will be made to GM Class H common stockholders based on the GM Class H fraction.

In the absence of this consent and approval by the GM $1 2/3 par value common stockholders and GM Class H common stockholders and assuming that the GM board did not otherwise, modify, rescind or interpret its policy statement, such an asset transfer from Hughes to GM could have resulted in the distribution of a portion of the Hughes dividend distribution to GM Class H common stockholders pursuant to the terms of the GM board policy statement. Assuming a Hughes dividend distribution of $4.2 billion and based on the calculation of the GM Class H fraction as of , 2002, such a distribution to GM Class H common stockholders would have been about $ billion, or about $ per share of GM Class H common stock. However, if such a pro rata distribution to the GM Class H common stockholders were to occur as contemplated by the GM board policy statement, GM’s retained economic interest in Hughes would not be reduced as contemplated by the transactions. Under these circumstances, an important purpose of the transactions— providing significant liquidity to GM in respect of its retained economic interest in Hughes— would not be accomplished. The GM board policy statement may at any time and from time to time be modified, rescinded and interpreted by the GM board of directors, and the GM board of directors may adopt additional or other policies or make exceptions with respect to the application of the current GM board policy statement in connection with particular facts and circumstances, all as the GM board of directors may determine, consistent with its fiduciary duties to GM and all of its common stockholders, to be in the best interests of General Motors and all of its common stockholders, and any such action may be taken with or without the approval of the stockholders of GM. For more information, see “GM Capital Stock— GM Board of Directors Policy Statement.”

      If the requisite GM common stockholder approval of the transactions is not obtained, the transactions will not occur and GM Class H common stockholders will similarly have no right to exchange their shares for shares of GM $1 2/3 par value common stock at a 120% exchange rate as described above or to receive any distribution from GM based on an asset transfer from Hughes to GM as described above.

      GM will not complete the GM/ Hughes separation transactions unless it obtains approval of the three proposals relating to the transactions by the holders of:

•	a majority of the outstanding shares of GM $1 2/3 par value common stock, voting as a separate class;

•	a majority of the outstanding shares of GM Class H common stock, voting as a separate class; and

•	a majority of the voting power of the outstanding shares of GM $1 2/3 par value common stock and GM Class H common stock, voting together as a single class, based on their respective per share voting power pursuant to the provisions set forth in the GM restated certificate of incorporation.

      When voting together as a single class with respect to any proposal, holders of record of GM $1 2/3 par value common stock are entitled to one vote per share and holders of record of GM Class H common stock are entitled to 0.20 of a vote per share. If General Motors obtains both of the first two GM common stockholder approvals described above, it will also have obtained the third GM common stockholder approval described above: the approval of a majority of the outstanding shares of GM $1 2/3 par value common stock and GM Class H common stock, voting together as a single class, based on their respective per share voting power pursuant to the provisions set forth in the GM restated certificate of incorporation. If these approvals are obtained for each proposal described above, such proposals will have received the requisite GM common stockholder approval.

      If the three proposals relating to the transactions are not approved by the GM common stockholders, neither the GM/ Hughes separation transactions nor the Hughes/ EchoStar merger will be completed. In addition, if the proposals relating to the transactions are not approved by the GM common stockholders under certain circumstances in which GM or Hughes enters into or completes a competing transaction, Hughes would be required to make certain payments to EchoStar under the terms of the Hughes/ EchoStar merger agreement. For more information, see “Description of Principal Transaction Agreements— Hughes/ EchoStar Merger Agreement— Termination Fees; Expense Reimbursement” below.

      The GM board of directors has unanimously approved the transactions and has determined that the transactions are advisable and in the best interests of General Motors and the GM common stockholders. The GM board of directors also has determined that the transactions as a whole, on the terms and conditions of the transaction agreements, are fair to the holders of GM $1 2/3 par value common stock and to the holders of GM Class H common stock. The GM board of directors recommends that GM common stockholders vote to APPROVE EACH OF THE FOUR PROPOSALS described in this document.

      For more information regarding the matters being submitted to GM common stockholder for their approval, see “GM Consent Solicitation Matters— Solicitation of Written Consent of GM Common Stockholders— Matters to be Approved.”

     Advantages and Disadvantages of the Transactions to GM Common Stockholders

      The following is a description of certain important advantages and disadvantages of the transactions to the GM common stockholders. As described below, the transactions will have differing effects on and consequences for holders of GM $1 2/3 par value common stock and holders of GM Class H common stock. For an explanation of material U.S. federal income tax consequences of the transactions to GM’s common stockholders, see “—Material U.S. Federal Income Tax Considerations Relating to the Transactions” below.

      GM Class H Common Stockholders. As a result of the GM/ Hughes separation transactions, HEC Holdings will become an independent, publicly owned company that will be owned entirely by the former GM Class H common stockholders and, if applicable, GM and the GM $1 2/3 par value common stockholders. Immediately after the completion of the GM/ Hughes separation transactions, EchoStar will merge with HEC Holdings, which will be the surviving corporation in the merger. As part of the GM/ Hughes separation transactions, GM Class H common stockholders will receive one share of HEC Holdings Class C common stock in exchange for each share of GM Class H common stock they own and all outstanding shares of GM Class H common stock will be redeemed and canceled. After the Hughes/ EchoStar merger, each of these shares will remain outstanding and will then be a share of New EchoStar Class C common stock. Therefore, as a result of the transactions, the former GM Class H common stockholders will no longer be holders of a “tracking stock” of General Motors, but instead will be holders of a more conventional common stock of New EchoStar. Upon the completion of the transactions, the former GM Class H common stockholders, together with, if applicable, GM and the GM $1 2/3 par value common stockholders, will hold more than 50% of the voting power and economic interest in New EchoStar. As part of the GM/ Hughes separation transactions, Hughes will distribute to General Motors a dividend of up to $4.2 billion and GM’s retained economic interest in Hughes will be reduced by an amount that reflects the dividend.

      Further, pursuant to the implementation agreement, New EchoStar may be required to indemnify General Motors for certain liabilities, including with respect to the historical operation of the Hughes and EchoStar businesses. See “Description of Principal Transaction Agreements— Implementation Agreement— Indemnification for Tax Liabilities” and “—Other General Indemnification.”

      If the requisite GM common stockholder approval of the proposals relating to the transactions is obtained, the GM Class H common stockholders will no longer have the right to have their shares of GM Class H common stock exchanged for shares of GM $1 2/3 par value common stock at a 120% exchange rate, as currently provided for under certain circumstances pursuant to provisions of the GM restated certificate of incorporation. As discussed in greater detail at “The Transactions—GM Background and Considerations— Alternatives to the Transactions,” GM determined that such an exchange would not be in the best interests of GM and its common stockholders in connection with the proposed separation of Hughes from GM and, accordingly, GM structured the transactions so as not to result in such an exchange.

      Further, GM Class H common stockholders will not receive any portion of the Hughes dividend distribution to GM. If the requisite GM common stockholder approval of the proposals relating to the transactions is obtained, GM common stockholders will be approving and consenting to an asset transfer consisting of the Hughes dividend distribution to GM without the distribution of a portion of the Hughes dividend distribution to GM Class H common stockholders that is currently provided for under certain circumstances pursuant to a policy statement of the GM board of directors.

      However, if the requisite GM common stockholder approval of the transactions is not obtained, the transactions will not occur and GM Class H common stockholders will similarly have no right to exchange their shares for shares of GM $1 2/3 par value common stock at a 120% exchange rate or to receive any distribution from GM.

      GM $1 2/3 Par Value Common Stockholders. As a result of the GM/ Hughes separation transactions, each share of GM Class H common stock will be exchanged for one share of HEC Holdings Class C common stock and all outstanding shares of GM Class H common stock will be redeemed and canceled. Consequently, after the completion of the GM/ Hughes separation transactions, General Motors will have only one class of outstanding common stock, the GM $1 2/3 par value common stock. General Motors will then no longer have “tracking stock” and will be primarily focused on its core automotive and related businesses. As a result, GM will no longer have a dual-class common stock capital structure. After the GM/Hughes separation transactions, the GM $1 2/3 par value common stockholders will continue to hold their shares of GM $1 2/3 par value common stock. However, their shares will reflect only the financial performance of GM’s core automotive and related businesses, which will not include the Hughes business except through and to the extent of any GM ownership of New EchoStar C common stock after the transactions. We expect that GM $1 2/3 par value common stockholders will not receive shares of HEC Holdings or New EchoStar. However, if and to the extent required in order to maintain the tax-free status of the Hughes split-off, GM may make a pro rata distribution to the GM $1 2/3 par value common stockholders of a portion of the HEC Holdings Class C common stock it receives in the Hughes recapitalization. GM currently estimates that it would make a distribution in order to maintain the tax-free status of the Hughes split-off only if the average market price of GM Class H common stock during the five trading days preceding the completion of the Hughes split-off were to be greater than $             per share or less than $          per share. This price calculation is based upon the number of shares of GM Class H common stock outstanding as of                     , 2002 and assumes that any shares of HEC Holdings Class C common stock transferred by GM in debt-for-equity exchanges do not count toward the satisfaction of the relevant tax test. The average market price of GM Class H common stock during the five trading days preceding                     , 2002 was $      per share. If GM determines that a pro rata distribution is required, then the number of shares of HEC Holdings Class C common stock to be distributed to the GM $1 2/3 par value common stockholders and the record date for the distribution will be publicly announced by GM around the time of the completion of the Hughes split-off.

      As part of the GM/ Hughes separation transactions, General Motors will receive a dividend in an amount of up to $4.2 billion from Hughes and GM’s retained economic interest in Hughes will be reduced by an amount reflecting the dividend. After the Hughes/ EchoStar merger and the completion of any GM share dispositions, General Motors may retain shares of New EchoStar Class C common stock. See “Summary— Purposes of the Transactions— Liquidity and Value Provided to GM and GM Common Stockholders.” As described in greater detail elsewhere in this document, whether and to what extent GM would hold any shares such that it would be able to engage in GM share dispositions after the Hughes/ EchoStar merger or to retain any ownership interest in New EchoStar after the Hughes/ EchoStar merger will depend upon a number of factors that will not be known until immediately before the completion of the GM/Hughes separation transactions and the Hughes/ EchoStar merger, including, among other things, the actual amount of the Hughes dividend distribution and the average market price of GM Class H common stock during a specified period preceding that time. For more information, see “—Description of the Transactions— The GM/ Hughes

Separation Transactions— The Hughes Recapitalization— Reduction in GM’s Retained Economic Interest in Hughes.” Regardless of whether GM $1 2/3 par value common stockholders receive any shares of HEC Holdings Class C common stock as a result of the transactions, through and to the extent of any GM ownership of New EchoStar Class C common stock after the transactions, the GM $1 2/3 par value common stockholders will have an indirect interest in New EchoStar following the Hughes/ EchoStar merger. However, as a result of the Hughes recapitalization, GM’s ownership interest in New EchoStar will be significantly smaller than the retained economic interest GM held in Hughes prior to the transactions.

      Pursuant to the implementation agreement, General Motors may be required to indemnify New EchoStar for certain liabilities, including with respect to the historical operation of GM’s core automotive and related businesses. In addition, this agreement includes certain indemnification obligations of New EchoStar in favor of GM, including with respect to the historical operation of the Hughes business. See “Description of Principal Transaction Agreements— Implementation Agreement— Indemnification for Tax Liabilities” and “— Other General Indemnification.”

EchoStar Background and Considerations

   EchoStar’s Development of the Hughes/EchoStar Merger

      EchoStar has from time to time evaluated opportunities for strategic investments or acquisitions that would complement its services and products, enhance its technical capabilities or otherwise offer growth opportunities and, in some cases, EchoStar has entered into negotiations or agreements with respect to such opportunities.

      In the fall of 2000, as described above at “—GM Background and Considerations— GM’s Development of the Transactions,” General Motors and Hughes were considering the possibility of a strategic combination between Hughes and another company in the telecommunications industry with significant distribution and/or content production capabilities and contacted a variety of industry participants, including EchoStar, in this regard. After discussions among EchoStar’s senior management and its financial and legal advisors, and after consultation with the EchoStar board of directors, EchoStar publicly expressed an interest in entering into discussions with Hughes regarding the possibility of a strategic combination. EchoStar’s management was interested in pursuing such discussions because it recognized that EchoStar’s strategic position could be improved substantially by a transaction involving Hughes that would further its objectives of significant growth in its subscriber base, rationalization of the use of satellite spectrum and accelerated technological development, particularly in light of the increasingly difficult competition in the multi-channel video programming distribution market from cable operators. After preliminary discussions with representatives of GM and Hughes, EchoStar was informed by GM that, at that point in time, and based on the terms of EchoStar’s indication of interest, GM and Hughes had determined not to pursue further discussions with EchoStar. In November 2000, EchoStar announced that its initial overtures to GM regarding a potential transaction with Hughes had been rejected. Shortly thereafter, it was publicly reported that General Motors and Hughes had entered into discussions with The News Corporation and Sky Global Networks regarding a transaction involving a combination of Hughes and Sky Global Networks.

      By March 2001, subsequent to news reports that indicated that General Motors and Hughes had not reached any definitive agreement with The News Corporation and Sky Global Networks, EchoStar, GM and Hughes reinitiated discussions to explore whether a business combination between Hughes and EchoStar was feasible and whether mutually agreeable terms for a combination transaction could be developed. During March and April of 2001, discussions occurred among EchoStar, GM and Hughes and their respective advisors regarding the feasibility of combining the businesses of EchoStar and Hughes and various possible transaction structures that could both meet EchoStar’s objectives for such a combination and prove attractive to GM and Hughes. During this period, EchoStar consulted with members of the EchoStar board on the significant aspects of the discussions with GM and Hughes. GM subsequently issued its press release of May 1, 2001, discussed above at “—GM Background and Considerations— GM’s Development of the Transactions,” in which GM indicated that GM and Hughes would be pursuing their discussions and negotiations with The News Corporation and Sky Global Networks. Representatives of GM informed

EchoStar of the determination of GM and Hughes, in light of the proposals as then presented by EchoStar, not to pursue, at that time, further discussions with EchoStar about a possible combination with Hughes.

      Notwithstanding GM’s May 1, 2001 announcement, EchoStar’s management continued to believe that a combination of EchoStar and Hughes was feasible and could create extraordinary value for the stockholders of a combined company. On May 14, 2001, Charles W. Ergen, the Chairman and Chief Executive Officer of EchoStar, sent a letter to the board of directors of General Motors, indicating EchoStar’s desire to pursue a transaction involving the combination of Hughes with EchoStar. This letter was followed on May 17, 2001 by a formal proposal by EchoStar relating to a split-off of Hughes from General Motors and subsequent merger of Hughes and EchoStar involving a cash distribution by Hughes to GM in connection with the split-off and a stock-for-stock exchange in the merger. The proposal aimed to address what EchoStar believed were GM’s and Hughes’ key objectives for such a transaction. In response to this proposal, GM and Hughes resumed discussions with EchoStar relating to several elements of the proposal of significant concern to the parties. During this time period, the parties also discussed the possibility of entering into a joint operating agreement under which they would share satellite capacity in the event that a merger of their operations was not permitted. This alternative was analyzed and rejected for a number of reasons as described in greater detail above at “—GM Background and Considerations— GM’s Development of the Transactions.” General Motors and Hughes expressed concerns to EchoStar about several aspects of its proposal in a letter dated July 9, 2001. Shortly thereafter, GM and Hughes informed EchoStar that they were discontinuing discussions with EchoStar at that time.

      EchoStar continued to view a combination with Hughes as highly attractive for the reasons outlined below under “—EchoStar’s Reasons for the Hughes/ EchoStar Merger.” At a special meeting of the EchoStar board of directors held on August 5, 2001, the board determined to propose a stock-for-stock merger in a letter addressed to the board of directors of General Motors, which was also released to the public that same day. That proposal, and the discussions among EchoStar, GM and Hughes that followed it through the remainder of August, September and October 2001, are described above under “—GM Background and Considerations— GM’s Development of the Transactions— EchoStar Public Proposal.” During this time period, EchoStar provided periodic updates to EchoStar’s board of directors regarding the status and developments in the negotiations with General Motors and Hughes.

      Through the course of discussions in late September and early October 2001, it was agreed among the parties that the contemplated combination would be structured as a one-step merger of EchoStar with and into Hughes (following the split-off of Hughes from GM), and that EchoStar would agree to purchase Hughes’ approximately 81% indirect interest in PanAmSat on a stand-alone basis in the event that the merger with Hughes could not be completed for certain specified reasons, including the failure to obtain regulatory approval for the contemplated merger of Hughes and EchoStar. In addition, the parties agreed that the implied exchange ratio of EchoStar’s bid would be 0.73 to reflect the proposed terms of the transactions including, among other things, the allocation of certain liabilities.

      In mid-October, EchoStar was informed by GM and Hughes that the EchoStar proposal along with a proposal from another bidder would be presented to the GM board at a meeting in late October. In preparation for this meeting, GM, Hughes, EchoStar and their respective advisors met to finalize the terms of, and definitive documentation relating to, a proposed transaction involving a combination of Hughes with EchoStar, following the separation of Hughes from GM pursuant to a split-off. At the regular meeting of the EchoStar audit committee held on October 19, 2001, David K. Moskowitz, Senior Vice President, General Counsel and Secretary of EchoStar, briefed the members of the committee on the progress of discussions with GM and Hughes. The progress of these discussions and certain proposed terms of a combination with Hughes were also discussed at a special meeting of the EchoStar board of directors held on October 23, 2001. In addition, during this time EchoStar and its legal advisors met with its lead bank lenders and their counsel to finalize the terms of the loan commitments required to finance the cash requirements for the merger. By October 26, 2001, the definitive terms of a transaction involving the combination of Hughes with EchoStar following the separation of Hughes from GM pursuant to a split-off that would be presented by the parties to their respective boards of directors were agreed upon in nearly all respects. However, on the evening of October 26, 2001, discussions with one of EchoStar’s bank lenders regarding the terms of its financing commitment to EchoStar faltered. As a result, EchoStar had a firm commitment for only one-half of the $5.525 billion of merger financing that was required. General Motors and Hughes agreed to present EchoStar’s proposal for the merger to their respective boards of directors, but indicated to EchoStar that the absence of fully committed financing for the entire $5.525 billion in cash requirements would likely place EchoStar’s proposal at a disadvantage relative to that of the alternative bidder.

      On the morning of October 27, 2001, a special meeting of the board of directors of EchoStar was held in Littleton, Colorado. At that meeting, which was attended in person or by telephone by representatives of EchoStar’s financial advisor, Deutsche Banc Alex. Brown, and legal counsel, Sullivan & Cromwell, the board considered the proposed combination of Hughes and EchoStar and the related transactions. The EchoStar board considered the opinion of Deutsche Banc Alex. Brown, delivered orally at the meeting, and subsequently confirmed in writing, to the effect that, as of the date of its opinion, the exchange ratio was fair, from a financial point of view, to holders of EchoStar Class A common stock, based upon and subject to the various considerations set forth therein; and the other factors described in greater detail below at “—EchoStar’s Reasons for the Hughes/ EchoStar Merger.” The board also engaged in a discussion of the merger financing and the difficulty of obtaining a necessary financing commitment from one of EchoStar’s two lenders. Mr. Ergen advised the board that, in order to remedy what he understood at that time to be the principal defect in EchoStar’s proposal being considered by the boards of directors of GM and Hughes, he was prepared to pledge to GM a significant amount of his personal shares of EchoStar Class B common stock beneficially held as collateral against any failure of EchoStar to obtain a financing commitment for the existing shortfall in the $5.525 billion merger financing. This proposal was subsequently delivered to the GM board of directors in the form of the letter discussed above at “—GM Background and Considerations— GM’s Development of the Transactions— October 27, 2001 Hughes Board, GM Capital Stock Committee and General Motors Board Meeting.” The EchoStar board then approved the merger of Hughes and EchoStar and the related transactions on the principal terms previously negotiated with GM and Hughes. The letter containing Mr. Ergen’s share pledge proposal was delivered to the GM board of directors during the course of its meeting later the same day.

      Following a recess of the GM board of directors meeting on October 27, 2001, The News Corporation and Sky Global Networks publicly announced the withdrawal of their proposal to enter into a strategic transaction involving Hughes. Thereafter, GM, Hughes and EchoStar management, with the assistance of their respective financial, legal, tax, accounting and other advisors, finalized the terms of the GM/ Hughes separation transactions and the Hughes/ EchoStar merger, and resolved all outstanding issues, including the terms of a $2.7625 billion GM financing commitment to be secured by the EchoStar stock held by Mr. Ergen.

      On October 28, 2001, EchoStar was notified that the GM board of directors had approved the Hughes/ EchoStar merger and the GM/ Hughes separation transactions and that the Hughes board of directors had approved Hughes/ EchoStar merger and the GM/ Hughes separation transactions. GM, Hughes and EchoStar then signed definitive agreements relating to the transactions and jointly issued a press release announcing their agreement to enter into the transactions.

      On November 5, 2001, EchoStar succeeded in obtaining a commitment from an alternative financing source, Credit Suisse First Boston, for the $2.7625 billion financing commitment provided by General Motors in connection with the transactions. Accordingly, the GM financing commitment, and the related pledge of EchoStar stock by Mr. Ergen, were terminated.

      For more information about the events subsequent to the announcement of the transactions, see “—GM Background and Considerations— GM’s Development of the Transactions— Further Discussions with EchoStar; Restatement of Transaction Agreements” above.

   EchoStar’s Reasons for the Hughes/ EchoStar Merger

      At its meeting on October 27, 2001, the EchoStar board of directors approved the Hughes/ EchoStar merger and related transactions. In the course of making its decision to approve the Hughes/ EchoStar merger and related transactions, the EchoStar board of directors consulted with EchoStar’s management, as well as its outside legal counsel and its financial advisors. The EchoStar board of directors considered, among other things, the following material factors at its October 27, 2001 meeting and certain prior meetings referred to above:

      Strengthened Strategic Position. The combination of EchoStar and Hughes would create one of the nation’s largest multi-channel subscription television platforms, having a scale that would permit New EchoStar to compete more effectively with cable television providers, deliver more program and service offerings to subscribers and better position New EchoStar to exploit the growth opportunity represented by 100 million available U.S. television households.

      Cost Savings and Revenue Synergies. The integration of the two companies would create substantial potential cost savings and revenue synergies, which were estimated at up to $5 billion annually by 2005, based on various assumptions and the expected contributions of these savings and synergies to the EBITDA of the combined companies. Based on further analysis and discussions that have taken place between EchoStar and Hughes since October 2001, EchoStar management is currently estimating that the integration of the two companies would create substantial potential cost savings and revenue synergies of up to $5 billion annually by 2007, based on various assumptions and the expected contributions of these savings and synergies to the EBITDA of the combined companies. The principal elements of the expected cost savings and synergies include the following:

      Cost Savings:

•	the reduction of subscriber acquisition costs through, among other things, standardization of and reduction in the cost of set-top boxes;

•	reductions in churn through the offering of increased services to subscribers, the enhancement of customer loyalty and the reduction of signal piracy through new technology;

•	reductions in programming costs as a result of a significantly larger subscriber base; and

•	reductions in general and administrative expenses through the elimination of duplicative overhead.

      Revenue Synergies:

•	increased advertising and interactive services revenue as a result of the larger subscriber base and a broader, national reach;

•	increased subscriber revenue as a result of the increase in the number of local markets that would have satellite access to local programming;

•	the provision of broadband Internet access to consumers and businesses in less densely populated areas;

•	increased revenue per subscriber through the addition of new product offerings, such as specialty content channels, video-on-demand and pay-per-view; and

•	additional revenues from the expansion in high definition television (HDTV) capabilities.
      You should understand that these estimated potential synergies are forward-looking statements subject to the risks and uncertainties described at “Disclosure Regarding Forward-Looking Statements.” These estimates of synergies are based on numerous estimates, assumptions and judgments and are subject to significant uncertainties. We cannot assure you that any particular amount of synergies will be realized by New EchoStar in connection with the Hughes/ EchoStar merger. See also “Risk Factors— Risk Factors Relating to the Transactions— Risks Relating to New EchoStar— New EchoStar May Not Realize the Benefits Expected From the Hughes/ EchoStar Merger.”

      Technological Strength. New EchoStar would be able to leverage the combined research and development efforts and the engineering capabilities of the combined companies to expand the features and functionality of their satellite receiver systems. These features would include a wide variety of innovative interactive television services and applications. In addition, EchoStar believed that New EchoStar would be better positioned to enhance its satellite-based broadband communications platform.

      Additional Considerations. In the course of reaching its decision to approve the Hughes/ EchoStar merger and related transactions, the EchoStar board of directors considered the following additional factors:

•	the exchange ratio for each of the GM Class H common stock, the EchoStar Class A common stock and the EchoStar Class B common stock and the resulting percentage ownership interests and voting power that former EchoStar stockholders would have in the combined company;

•	the analysis and presentations of Deutsche Banc Alex. Brown on the financial aspects of the Hughes/EchoStar merger, and its oral opinion, subsequently confirmed in writing, to the effect that, as of the date of its opinion, the exchange ratio was fair from a financial point of view to holders of EchoStar Class A common stock, based upon and subject to the various considerations set forth therein;

•	that the receipt by EchoStar Class A common stockholders of New EchoStar Class A common stock in the Hughes/ EchoStar merger would be tax-free to such stockholders for U.S. federal income tax purposes;

•	that, on a pro forma basis, New EchoStar would be more highly leveraged than EchoStar on a stand-alone basis, at least until such time as the benefits of the expected synergies could be realized in amounts that would effectively counterbalance the increased debt load;

•	historical information concerning EchoStar’s and Hughes’ respective businesses, prospects, strategic business plans, financial condition, results of operations, technology positions, managements and competitive positions;

•	current financial market conditions and the historical stock market prices, volatility and trading information for EchoStar Class A common stock and GM Class H common stock;

•	the agreement that Charles W. Ergen, as Chairman of the Board of Directors and Chief Executive Officer of EchoStar, would lead the management team of the combined company and that Mr. Ergen would continue to control a significant portion of the voting power of the combined company;

•	the corporate governance arrangements agreed for the transactions, including the composition of the New EchoStar board of directors, the majority of which will initially consist of directors who are currently directors or officers of EchoStar;

•	the terms and conditions of the Hughes/ EchoStar merger agreement, including the fact that the exchange ratios are fixed; the conditions to the completion of the Hughes/ EchoStar merger; the high level of effort required of EchoStar and Hughes to obtain all regulatory approvals, including antitrust clearance; the circumstances under which the Hughes/ EchoStar merger agreement could be terminated; and the size and the impact of termination fees associated with a termination under certain circumstances;

•	that EchoStar would have the opportunity to acquire Hughes’ indirect interest in PanAmSat if the Hughes/ EchoStar merger agreement were terminated under certain conditions as described elsewhere in this document; and

•	the impact of the Hughes/ EchoStar merger on the customers and employees of EchoStar.

      The EchoStar board of directors also considered a number of potentially negative factors in its deliberations concerning the Hughes/ EchoStar merger and related transactions, including:

•	the risk that, because the exchange ratios under the Hughes/ EchoStar merger agreement would not be adjusted for changes in the market price of EchoStar Class A common stock or GM Class H common stock, the per share value of the consideration to be received by EchoStar stockholders could be significantly less than the per share market price of EchoStar Class A common stock immediately prior to the announcement of the proposed Hughes/ EchoStar merger;

•	that EchoStar stockholders as a group would control less than a majority of the combined company, that former holders of EchoStar Class A common stock would receive a class of common stock of New

EchoStar having a different number of votes per share than the class of New EchoStar common stock to be received by former GM Class H common stockholders;

•	the risk that the Hughes/ EchoStar merger might not receive regulatory approval from competition authorities in the United States and certain other countries, the FCC and telecommunications regulatory authorities in certain other countries and numerous state and local authorities, or that many of these governmental authorities could attempt to condition their approval of the Hughes/ EchoStar merger or of the transfer of licenses or other entitlements on the companies’ compliance with certain conditions, including the divestiture of assets;

•	the $600 million fee that would be payable by EchoStar to Hughes if the Hughes/ EchoStar merger agreement is terminated under certain circumstances relating to the failure to achieve regulatory approval under the U.S. antitrust laws or to achieve FCC approval for the license transfers;

•	the possibility of encountering difficulties in achieving cost savings and revenue synergies in the amounts currently estimated or in the time frame currently contemplated;

•	the fact that, because EchoStar’s controlling stockholder would consent to approval of the Hughes/ EchoStar merger immediately after the EchoStar board of directors’ approval, the EchoStar common stockholder approval was assured while the requisite GM common stockholder approval would not be;

•	the potential adverse impact of the public announcement of the Hughes/ EchoStar merger on EchoStar’s ability to attract and retain customers and employees and, more generally, on EchoStar’s overall competitive position, particularly if the Hughes/ EchoStar merger were not to occur; and

•	the possibility that the process of planning for the integration of Hughes into EchoStar and the regulatory approval process and effects might adversely affect the ability of EchoStar to meet its existing business performance targets.

      The foregoing discussion of the matters that the EchoStar board of directors considered is not intended to be exhaustive, but to include all material items that the EchoStar board of directors considered. In view of the complexity and wide variety of factors, both positive and negative, that the EchoStar board of directors considered, the EchoStar board of directors did not find it practical to quantify, rank or otherwise weight the factors considered. In considering the various factors, individual members of the EchoStar board of directors considered all of these factors as a whole, and concluded that, on balance, the positive factors outweighed the negative ones.

Recommendation of EchoStar Board of Directors; EchoStar Stockholder Approval Pursuant to Action by Written Consent of Controlling Stockholder

      After careful consideration, the EchoStar board of directors unanimously determined that the Hughes/ EchoStar merger and the related transactions are advisable, fair to and in the best interests of EchoStar and the EchoStar stockholders. The EchoStar board of directors unanimously approved the Hughes/ EchoStar merger agreement and unanimously recommended that EchoStar stockholders approve the Hughes/ EchoStar merger agreement. A trust controlled by Charles W. Ergen, as the holder of EchoStar Class B common stock representing about 90% of the voting power of EchoStar, approved the Hughes/ EchoStar merger agreement by executing a written consent in accordance with the Nevada Revised Statutes and the amended and restated bylaws of EchoStar. Accordingly, no approval of the Hughes/ EchoStar merger by the EchoStar Class A common stockholders is required.

     Opinion of EchoStar’s Financial Advisor

      A description of the fairness opinion of EchoStar’s financial advisor in connection with the Hughes/ EchoStar merger, Deutsche Banc Alex. Brown, is set forth below. This description is qualified in its entirety by reference to the full text of the opinion included in Appendix C to this document. Because the fairness opinion of Deutsche Banc Alex. Brown was delivered prior to the final determination of the necessary structural modifications to the transactions described at “—EchoStar’s Development of the Hughes/ EchoStar Merger,”

the following description does not reflect the fact that HEC Holdings will become the parent company of Hughes in connection with the GM/Hughes separation transactions and the corporate entity into which EchoStar will be merged in the Hughes/ EchoStar merger.

      Deutsche Banc Alex. Brown has acted as financial advisor to EchoStar in connection with the transactions. At the October 27, 2001 meeting of the EchoStar board of directors, Deutsche Banc Alex. Brown delivered its oral opinion, subsequently confirmed in writing as of October 28, 2001, to the EchoStar board of directors to the effect that, as of the date of such opinion, based upon and subject to the assumptions made, matters considered and limits of the review undertaken by Deutsche Banc Alex. Brown, the exchange ratio of 1/0.73 shares of New EchoStar Class A common stock for each outstanding share of EchoStar Class A common stock not owned directly by EchoStar was fair, from a financial point of view, to the holders of the EchoStar Class A common stock.

      Deutsche Banc Alex. Brown’s opinion is directed to the EchoStar board of directors to assist it in connection with its consideration of the proposed transactions and relates only to the fairness, from a financial point of view, to EchoStar Class A common stockholders of the exchange ratio of 1/0.73 shares of New EchoStar Class A common stock for each share of EchoStar Class A common stock. Deutsche Banc Alex. Brown’s opinion does not relate to any other aspect of the transactions, is not an opinion as to the fairness of the transactions to Hughes or its stockholders and does not constitute a recommendation to EchoStar, Hughes or their respective stockholders as to the transactions or as to how stockholders should vote with respect to the Hughes/ EchoStar merger agreement.

      The full text of the Deutsche Banc Alex. Brown written opinion, dated October 28, 2001 which sets forth, among other things, the assumptions made, matters considered and limits on the review undertaken by Deutsche Banc Alex. Brown in connection with the opinion, is attached as Appendix C to this document and is incorporated herein by reference. EchoStar’s Class A common stockholders should read the opinion in its entirety. The summary of the opinion set forth in this document is qualified in its entirety by reference to the full text of such opinion.

      In connection with Deutsche Banc Alex. Brown’s role as financial advisor to the EchoStar board of directors, and in arriving at its opinion, Deutsche Banc Alex. Brown has, among other things:

•	reviewed certain publicly available financial and other information concerning Hughes and EchoStar and certain internal analyses and other information furnished to it by Hughes and EchoStar;

•	discussed with members of the senior management of both Hughes and EchoStar regarding the businesses and prospects of their respective companies, and the joint prospects of a combined company;

•	reviewed the reported prices and trading activity for GM Class H common stock and the EchoStar Class A common stock;

•	compared certain financial and stock market information for Hughes and EchoStar with similar information for certain other companies whose securities are publicly traded;

•	reviewed the terms of the Hughes/ EchoStar merger agreement, the implementation agreement, the GM/ Hughes separation agreement and the PanAmSat stock purchase agreement, and certain related documents (Deutsche Banc Alex. Brown refers to these documents collectively as the “Transaction Documents”); and

•	performed such other studies and analyses and considered such other factors as it deemed appropriate.

      In preparing its opinion, Deutsche Banc Alex. Brown did not assume responsibility for independent verification of, and did not independently verify, any information, whether publicly available or furnished to it, concerning Hughes or EchoStar, including, without limitation, any financial information, forecasts or projections considered in connection with the rendering of its opinion. Accordingly, for purposes of its opinion, Deutsche Banc Alex. Brown assumed and relied upon the accuracy and completeness of all such information and Deutsche Banc Alex. Brown did not conduct a physical inspection of any of the properties or assets, and did not prepare or obtain any independent evaluation or appraisal of any of the assets or liabilities, of Hughes or EchoStar. With respect to the financial forecasts and projections made available by EchoStar and Hughes to Deutsche Banc Alex. Brown and used in Deutsche Banc Alex. Brown’s analyses, and with respect to analyses and forecasts of certain cost savings, operating efficiencies, revenue effects and financial synergies expected to be achieved as a result of the transactions, made available by EchoStar to Deutsche Banc Alex. Brown and used in Deutsche Banc Alex. Brown’s analyses, Deutsche Banc Alex. Brown assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Hughes or EchoStar, as the case may be, as to the matters covered thereby. Deutsche Banc Alex. Brown refers to these cost savings, operating efficiencies, revenue effects and financial synergies, collectively, as “Synergies.” In rendering its opinion, Deutsche Banc Alex. Brown expressed no view as to the reasonableness of those forecasts and projections, including the Synergies, or the assumptions on which they are based. Deutsche Banc Alex. Brown’s opinion was necessarily based upon economic, market and other conditions as in effect on, and the information made available to it as of, the date of such opinion and Deutsche Banc Alex. Brown undertook no obligation to update its opinion to reflect any developments occurring after the date of the opinion.

      For purposes of rendering its opinion, Deutsche Banc Alex. Brown assumed that, in all respects material to its analyses, the representations and warranties of GM, EchoStar and Hughes contained in each of the Transaction Documents are true and correct, GM, EchoStar and Hughes will each perform all of the covenants and agreements to be performed by it under the Transaction Documents and certain related documents and all conditions to the obligations of each of GM, EchoStar and Hughes to consummate the transactions will be satisfied without any waiver thereof. Deutsche Banc Alex. Brown also assumed that all material governmental, regulatory or other approvals and consents required in connection with the consummation of the transactions will be obtained and that in connection with obtaining any necessary governmental, regulatory or other approvals and consents, or any amendments, modifications or waivers to any agreements, instruments or orders to which either EchoStar or Hughes is a party or is subject or by which it is bound, no limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have a material adverse effect on the combined company or materially reduce the contemplated benefits of the transactions to EchoStar. In addition, EchoStar advised Deutsche Banc Alex. Brown, and accordingly for purposes of rendering its opinion Deutsche Banc Alex. Brown assumed, that the transactions will be tax-free to each of EchoStar and Hughes and their respective stockholders.

      Set forth below is a summary of all material financial analyses performed by Deutsche Banc Alex. Brown in connection with its opinion and reviewed with the EchoStar board of directors at its meeting on October 27, 2001.

      As part of the transactions, the holders of EchoStar Class A common stock will receive 1/0.73 shares of New EchoStar Class A common stock for each outstanding share of EchoStar Class A common stock.

      Deutsche Banc Alex. Brown performed a variety of analyses detailed below related to the Hughes/ EchoStar merger which were deemed to be relevant by Deutsche Banc Alex. Brown to the holders of EchoStar Class A common stock.

•	Deutsche Banc Alex. Brown performed an analysis that compared the exchange ratio in the Hughes/ EchoStar merger with the historical ratio of the trading prices of EchoStar Class A common stock and the GM Class H common stock. See “—Historical Exchange Ratio Analysis.”

•	Deutsche Banc Alex. Brown also examined on a pro forma basis, assuming the Hughes/ EchoStar merger is completed, the relative revenue and EBITDA contribution of Hughes and EchoStar, and compared it with the transaction enterprise value contribution of each company based on the transaction exchange ratio. See “—Relative Contribution Analysis.”

•	Deutsche Banc Alex. Brown also performed discounted cash flow analyses of EchoStar and Hughes on a stand-alone basis to examine the relative valuation of these companies as compared to the price paid implied by the transaction exchange ratio. See “—Discounted Cash Flow Analysis.”

•	Deutsche Banc Alex. Brown also performed discounted cash flow analyses to compare the value of 1/0.73 shares of New EchoStar Class A common stock at various levels of Synergies to the value of a share of the outstanding EchoStar Class A common stock. See “—Discounted Cash Flow Analysis.”

•	Deutsche Banc Alex. Brown compared certain financial information and valuation metrics relating to Hughes and EchoStar with the corresponding information and measurements of a selected group of publicly traded companies; which analyses were performed principally to establish a benchmark to compare the per share valuation ranges derived from the discounted cash flow analysis for each company on a stand-alone basis rather than to directly compare the respective valuations of EchoStar and Hughes for purposes of assessing the transaction exchange ratio. See “—Analysis Based on Selected Publicly Traded Comparable Companies.”

      Deutsche Banc Alex. Brown did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Deutsche Banc Alex. Brown believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all analyses, would create an incomplete view of the process underlying its opinion.

      Historical Exchange Ratio Analysis. Deutsche Banc Alex. Brown reviewed the per share closing market prices of GM Class H common stock and EchoStar Class A common stock on October 25, 2001 and the movements of such prices for the one-, three-, six- and twelve-month periods ending on October 25, 2001. Deutsche Banc Alex. Brown calculated the historical exchange ratios during these periods implied by dividing the daily per share closing prices of GM Class H common stock by those of EchoStar Class A common stock and arrived at a range of implied exchange ratios of 0.573x to 0.735x as shown in the table below.

      Deutsche Banc Alex. Brown compared this range of implied exchange ratios to the implied exchange ratio in the Hughes/EchoStar merger of 0.73 shares of EchoStar Class A common stock in exchange for each share of GM Class H common stock. The 0.73x exchange ratio is the inverse of the exchange ratio in the Hughes/EchoStar merger of 1/0.73, or about 1.3699, shares of New EchoStar Class A common stock in exchange for each share of EchoStar Class A common stock and is the exchange ratio that was used throughout Deutsche Banc Alex. Brown’s analyses. This implied exchange ratio of 0.73x is within the range of implied historical exchange ratios of 0.573x to 0.735x for the periods described above. More specifically, this implied exchange ratio of 0.73x was lower than the average implied exchange ratio for the 12-month period indicating that holders of the EchoStar Class A common stock will receive a higher percentage of New EchoStar equity based on the transaction exchange ratio than is suggested by the historical exchange ratio analysis for this period. For the other periods, however, the implied exchange ratio in the Hughes/ EchoStar merger was higher than the average for such periods indicating that holders of the EchoStar Class A common stock will receive a lower percentage of New EchoStar equity based on the transaction exchange ratio than is suggested by the historical exchange ratio analysis for these other periods.

	Average Implied
Period	Exchange Ratio

October 25, 2001	0.583	x
One month average	0.573
Three months average	0.635
Six months average	0.664
Twelve months average	0.735

      Relative Contribution Analysis. Deutsche Banc Alex. Brown compared the pro forma contribution of EchoStar and Hughes based on respective management projections, to New EchoStar assuming the completion of the Hughes/ EchoStar merger on December 31, 2000. This analysis showed that on a pro forma basis (excluding the effect of any Synergies that may be realized as a result of the Hughes/ EchoStar merger and non-recurring expenses relating to the Hughes/ EchoStar merger), the relative contribution of Hughes and EchoStar and the implied Class A exchange ratio would be as follows:

	Relative
	Contribution
	Analysis
			Implied
	Hughes	EchoStar	Exchange Ratio

Transaction enterprise value contribution(1)	63.9%	36.1%	0.73	x

Estimated 2001 revenues	67.8	32.2	0.88	x
Estimated 2002 revenues	64.7	35.3	0.76
Estimated 2001 EBITDA	42.3	57.7	0.28
Estimated 2002 EBITDA	39.0	61.0	0.24
Estimated 2001 subscribers	55.7	44.3	NM	(2)
Estimated 2002 subscribers	54.0	46.0	NM	(2)

(1)	Based on the closing prices as of October 25, 2001.

(2)	Given the value of non-direct-to-home businesses included in the enterprise value, the analysis is not comparable.

      Based on the per share equity prices of GM Class H common stock and EchoStar Class A common stock as of October 25, 2001 and the agreed-to exchange ratio, Deutsche Banc Alex. Brown calculated the enterprise value contribution split of 63.9% for Hughes and 36.1% for EchoStar. Using the revenue figures provided to Deutsche Banc Alex. Brown by Hughes and EchoStar, Deutsche Banc Alex. Brown calculated the percentage of revenue contributed by Hughes and EchoStar to the combined entity to be 67.8% and 32.2%, respectively, for 2001, and 64.7% and 35.3%, respectively, for 2002. Using the EBITDA figures provided to Deutsche Banc Alex. Brown by Hughes and EchoStar, Deutsche Banc Alex. Brown calculated the percentage of EBITDA contributed by Hughes and EchoStar to the combined entity to be 42.3% and 57.7%, respectively, for 2001, and 39.0% and 61.0%, respectively, for 2002. The implied exchange ratios based on the level of revenue contribution are higher than the exchange ratio of 0.73x implied by the Hughes/ EchoStar merger, indicating that holders of EchoStar Class A common stock will receive a higher percentage of New EchoStar equity based on the transaction exchange ratio than is suggested by the relative 2001 and 2002 revenue contribution. The implied exchange ratios based on the level of EBITDA contribution are lower than the exchange ratio of 0.73x implied by the Hughes/ EchoStar merger, indicating that holders of EchoStar Class A common stock will receive a lower percentage of New EchoStar equity based on the transaction exchange ratio than is suggested by the relative 2001 and 2002 EBITDA contribution. However, the direct-to-home business generally and Hughes and EchoStar specifically are currently in a significant subscriber growth stage, resulting in high subscriber acquisition costs without immediate corresponding revenue, which has a negative impact on EBITDA during this period. This characteristic, coupled with the fact that the managements of Hughes and EchoStar have each projected significant EBITDA growth and EBITDA margin growth of their respective companies through the projected periods provided, suggests that a relative contribution comparison based on 2001 and 2002 EBITDA is less meaningful than a comparison based on 2001 and 2002 revenue.

      Discounted Cash Flow Analysis. Deutsche Banc Alex. Brown performed a discounted cash flow analysis for both EchoStar and Hughes on a standalone basis and for New EchoStar. Deutsche Banc Alex. Brown calculated the discounted cash flow values for each of EchoStar and Hughes as the sum of the net present values of:

•	in the case of EchoStar, the estimated future cash flow that EchoStar would generate for the period beginning October 1, 2001 and ending December 31, 2007, and in the case of Hughes, the estimated future cash flow that Hughes would generate for the period beginning October 1, 2001 and ending December 31, 2005; plus

•	the value of EchoStar or Hughes, as the case may be, at the end of such period.

      The estimated future cash flows for EchoStar and Hughes were based on estimates provided by the respective managements. The terminal values of EchoStar and Hughes were calculated based on estimated EBITDA in each companies’ respective terminal year and a range of multiples of 10.0x, 11.0x and 12.0x. Deutsche Banc Alex. Brown used discount rates ranging from 12.0% to 14.0% for both EchoStar and Hughes. Deutsche Banc Alex. Brown used such discount rates based on:

•	its review of selected peer companies of EchoStar and Hughes; and

•	its judgment of the estimated weighted average cost of capital of EchoStar and Hughes;

and used such EBITDA multiples based on:

•	its review of the trading characteristics of the common stock of selected peer companies of EchoStar and Hughes; and

•	its review of selected research analyst estimates.

      Utilizing a mid-range discount rate of 13.0%, this analysis yielded the following ranges of per share values:

Implied Equity Value Per Share Range

EchoStar	$39.01 - $46.31
Hughes	$15.58 - $18.98

      Deutsche Banc Alex. Brown also analyzed certain pro forma effects of the Hughes/ EchoStar merger. Deutsche Banc Alex. Brown performed a discounted cash flow analysis of the pro forma New EchoStar’s business taking into account after-tax Synergies as estimated by EchoStar. Deutsche Banc Alex. Brown analyzed New EchoStar’s business using a forecast for the period beginning October 1, 2001 and ending December 31, 2005, based on estimates provided by both EchoStar’s and Hughes’ managements. Deutsche Banc Alex. Brown estimated New EchoStar’s common stock discounted cash flow value by using a discount rate range of 12.0% to 14.0%, a terminal year EBITDA multiple range of 12.0x to 14.0x and the implied exchange ratio in the Hughes/ EchoStar merger of 0.73 shares of EchoStar Class A common stock in exchange for each share of GM Class H common stock.

Pro Forma
New EchoStar
Scenario	Equity Value Per Share Range

No credit for Synergies	$26.91 - $32.74
50 percent credit for Synergies	42.17 - 50.21
100 percent credit for Synergies	57.41 - 67.65

      Based on this analysis, Deutsche Banc Alex. Brown concluded that at 50 percent and higher credit for Synergies, the implied valuation range per share of EchoStar Class A common stock would be greater for the pro forma New EchoStar than the valuation range for EchoStar Class A common stock on a standalone basis.

      Analysis Based on Selected Publicly Traded Comparable Companies. Deutsche Banc Alex. Brown compared certain financial information and commonly used valuation measurements relating to EchoStar and Hughes with the corresponding information and measurements for the group of publicly traded companies mentioned in the table below. However, due to the lack of a large number of comparable companies and the growth of the direct-to-home business generally, Deutsche Banc Alex. Brown principally used the per share valuation ranges derived from this analysis to establish a benchmark to compare the per share valuation ranges derived from the discounted cash flow analyses for each of EchoStar and Hughes, on a standalone basis, as described above rather than to directly compare the respective valuations of EchoStar and Hughes for purposes of assessing the transaction exchange ratio.

      For the purpose of Hughes, Deutsche Banc Alex. Brown performed the publicly traded comparable companies analysis taking into account each of the five business segments owned and operated by Hughes.

These five segments are DIRECTV, DIRECTV Latin America, Hughes Network Systems, DIRECTV Broadband and PanAmSat.

EchoStar Peer Group(1)	Hughes Peer Group

British Sky Broadcasting Group PLC	DIRECTV(1)
Pegasus Satellite Communications Inc.	British Sky Broadcasting Group PLC
Hughes	Pegasus Satellite Communications Inc.
EchoStar Communications Corporation
DIRECTV Latin America(2) Globo Cabo S.A.
Hughes Network Systems(3) Scientific-Atlanta, Inc. Gilat Satellite Networks Ltd.
DIRECTV Broadband(4) Earthlink, Inc. Prodigy Communications Corporation
PanAmSat(5) Asia Satellite Telecommunications Company Limited JSAT Corporation New Skies Satellites N.V. SES Global S.A.

(1)	The EchoStar and DIRECTV peer groups comprise selected direct broadcast satellite service providers.

(2)	The DIRECTV Latin America peer company is a Latin American cable company.

(3)	The Hughes Network Systems peer group comprises one set-top box manufacturer and one provider of private business network services.

(4)	The DIRECTV Broadband peer group comprises selected Internet service providers.

(5)	The PanAmSat peer group comprises selected fixed satellite services providers.

      Deutsche Banc Alex. Brown derived an estimated valuation range for EchoStar and Hughes by comparing multiples of estimated October 25, 2001 enterprise value, which consists of common equity market value as of that date, as adjusted for debt, cash and some non-consolidated businesses, to:

•	estimated 2001 and 2002 numbers of subscribers;

•	estimated 2001 and 2002 earnings before interest expense, income taxes and depreciation and amortization (“EBITDA”); and

•	estimated 2001 and 2002 revenue.

      To estimate the trading multiples for the selected peer group companies, Deutsche Banc Alex. Brown used publicly available information concerning projected financial performance from selected research analysts to determine the projected number of subscribers, EBITDA and revenue for 2001 and 2002.

      None of the companies utilized as a comparison is identical to EchoStar, Hughes, or any of Hughes’ five business segments. Accordingly, Deutsche Banc Alex. Brown believes the analysis based on publicly traded comparable companies is not simply mathematical. Rather, it involves complex considerations and qualitative judgments, reflected in Deutsche Banc Alex. Brown’s opinion, concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect the public trading value of the comparable companies.

 EchoStar

      Deutsche Banc Alex. Brown derived an estimated valuation range for EchoStar by comparing the multiples of enterprise value to number of subscribers, EBITDA and revenue, with the corresponding multiples of similar publicly traded companies:

	Enterprise Value to
	Number of Subscribers

	Estimated 2001	Estimated 2002

EchoStar (on a current trading basis)	$2,266	$1,893
EchoStar Peer Group
Range	$1,426 - $2,520	$1,299 - $2,256
Mean	$1,911	$1,722
Median	$1,788	$1,613

      Using this analysis, Deutsche Banc Alex. Brown applied a subscriber multiple range of $1,800 to $2,200 per estimated 2001 EchoStar subscriber and a subscriber multiple range of $1,600 to $2,000 per estimated 2002 EchoStar subscriber, thereby deriving a valuation range for EchoStar of $12,438 million to $15,202 million and $13,616 million to $17,020 million, respectively. This valuation range corresponded to a per share value of EchoStar Class A common stock of $19.04 to $24.53 and $21.37 to $28.13, respectively.

Enterprise Value to EBITDA

	Estimated 2001	Estimated 2002

EchoStar (on a current trading basis)	42.1x	17.3x
EchoStar Peer Group
Range	26.5x - 72.8x	12.2x - 44.5x
Mean	53.9x	26.7x
Median	62.4x	23.3x

      Using this analysis, Deutsche Banc Alex. Brown applied an EBITDA multiple range of 45.0x to 55.0x for 2001 estimated EchoStar EBITDA and an EBITDA multiple range of 18.0x to 22.0x for 2002 estimated EchoStar EBITDA, thereby deriving a valuation range for EchoStar of $21,577 million to $26,372 million and $17,125 million to $20,930 million, respectively. This valuation range corresponded to a per share value of EchoStar Class A common stock of $37.19 to $46.72 and $28.35 to $35.91, respectively.

Enterprise Value to Revenue

	Estimated 2001	Estimated 2002

EchoStar (on a current trading basis)	4.3x	3.3x
EchoStar Peer Group
Range	2.4x - 6.3x	2.1x - 5.3x
Mean	3.8x	3.3x
Median	2.8x	2.4x

      Using this analysis, Deutsche Banc Alex. Brown applied a revenue multiple range of 3.5x to 4.5x for 2001 estimated EchoStar revenue and a revenue multiple range of 3.0x to 4.0x for 2002 estimated EchoStar revenue, thereby deriving a valuation range for EchoStar of $13,975 million to $17,968 million and $15,269 million to $20,358 million, respectively. This valuation range corresponded to a per share value of EchoStar Class A common stock of $21.68 to $29.49 and $24.66 to $34.77, respectively.

      The analyses based on selected publicly traded comparable companies for EchoStar resulted in a wide range of per share values for EchoStar Class A common stock, reflecting the growth stage of the direct-to- home business and the lack of a large number of comparable publicly traded companies. Therefore, the per share valuation ranges derived from these analyses were principally used as a benchmark in comparing the per share valuation range derived from the discounted cash flow analysis for EchoStar described above rather than to directly compare the respective valuations of EchoStar and Hughes for purposes of assessing the transaction exchange ratio.

 Hughes

      Given the number and diversity of Hughes’ business segments, Deutsche Banc Alex. Brown performed comparable publicly traded companies analyses on each of Hughes’ business segments to derive a sum-of-the-parts value for Hughes on a consolidated basis. Further, as each of Hughes’ business segments are diverse, different valuation multiple methodologies were applied for valuing each business segment. The valuation multiple primary utilized in the comparable publicly traded companies analyses to value each of Hughes’ five business segments is set forth below:

Business Segment	Valuation Multiple

DIRECTV	Subscriber multiple
DIRECTV Latin America	Subscriber multiple
Hughes Network Systems	Revenue multiple
DIRECTV Broadband	Revenue multiple
PanAmSat Corporation	EBITDA and revenue multiples

      Deutsche Banc Alex. Brown summed the reference value ranges derived from each of the business segment valuation analyses and after adjusting for net debt, Deutsche Banc Alex. Brown derived a sum-of-the-parts range of the per share values for GM Class H common stock of $14.67 to $18.28. The per share valuation range derived from this analysis was principally used as a benchmark in comparing the per share valuation range derived from the discounted cash flow analysis for Hughes described above rather than to directly compare the respective valuations of EchoStar and Hughes for purposes of assessing the transaction exchange ratio. The range of per share values for GM Class H common stock implied by the sum-of-the-parts analysis of Hughes of $14.67 to $18.28 was determined to be comparable to the range of values implied by the discounted cash flow analysis of Hughes of $15.58 to $18.98. The individual comparable publicly traded companies analyses for each of Hughes’ business segments and the corresponding reference value range for each used in deriving the sum-of-the-parts valuation range for Hughes are set forth below.

 DIRECTV

      Deutsche Banc Alex. Brown derived an estimated valuation range for DIRECTV by comparing the multiple of enterprise value to number of DIRECTV subscribers with the corresponding multiple of similar publicly traded companies:

	Enterprise Value to Number of
	Subscribers

	Estimated 2001	Estimated 2002

DIRECTV (on a current trading basis)(1)	$1,788	$1,613
DIRECTV Peer Group
Range	$1,426 - $2,520	$1,299 - $2,256
Mean	$2,071	$1,816
Median	$2,266	$1,893

(1)	Values arrived at by making adjustments to Hughes’ enterprise value for non direct-to-home businesses.

      Using this analysis, Deutsche Banc Alex. Brown applied a subscriber multiple range of $1,800 - $2,200 per estimated 2001 DIRECTV subscriber, and a subscriber multiple range of $1,600 to $2,000 per estimated 2002 DIRECTV subscriber, thereby deriving a valuation range for DIRECTV of $15,640 million to $19,116 million and $15,982 million to $19,978 million, respectively and, hence, used a reference range of $15,811 million to $19,547 million.

 DIRECTV Latin America

      Deutsche Banc Alex. Brown derived an estimated valuation range for DIRECTV Latin America by comparing the multiple of enterprise value to number of DIRECTV Latin America subscribers with the corresponding multiple of similar publicly traded companies:

	Enterprise Value to Number of
	Subscribers

	Estimated 2001	Estimated 2002

DIRECTV Latin America(on a current trading basis)	NA	NA
DIRECTV Latin America Peer Group	$913	$900

      Using this analysis, Deutsche Banc Alex. Brown applied a subscriber multiple range of $800 to $1,000 per estimated 2001 DIRECTV Latin America subscriber and a subscriber multiple range of $700 to $900 per estimated 2002 DIRECTV Latin America subscriber, thereby deriving a valuation range for DIRECTV Latin America of $1,284 million to $1,605 million and $1,519 million to $1,954 million, respectively and, hence, used a reference range of $1,402 million to $1,779 million.

 Hughes Network Systems

      Deutsche Banc Alex. Brown derived an estimated valuation range for Hughes Network Systems by comparing the multiple of enterprise value to revenue with the corresponding multiple of similar publicly traded companies:

Enterprise Value to Revenue

	Estimated 2001	Estimated 2002

Hughes Network Systems Peer Group
Range	0.8x - 1.4x	0.7x - 1.6x
Mean	1.1x	1.2x
Median	1.1x	1.2x

      Using this analysis, Deutsche Banc Alex. Brown applied a revenue multiple range of 1.2x to 1.4x for 2001 estimated Hughes Network Systems revenue and a revenue multiple range of 1.1x to 1.3x for 2002 estimated Hughes Network Systems revenue, thereby deriving a valuation range for Hughes Network Systems of $1,555 million to $1,815 million and $1,569 million to $1,854 million, respectively and, hence, used a reference range of $1,562 million to $1,834 million.

 DIRECTV Broadband

      Deutsche Banc Alex. Brown derived an estimated valuation range for DIRECTV Broadband by comparing the multiple of enterprise value to revenue with the corresponding multiple of similar publicly traded companies:

Enterprise Value to Revenue

	Estimated 2001	Estimated 2002

DIRECTV Broadband Peer Group
Range	1.3x - 1.7x	1.1x - 1.4x
Mean	1.5x	1.2x
Median	1.5x	1.2x

      Using this analysis, Deutsche Banc Alex. Brown applied a revenue multiple range of 1.3x to 1.5x for 2001 estimated DIRECTV Broadband revenue and a revenue multiple range of 1.1x to 1.3x for 2002 estimated DIRECTV Broadband revenue, thereby deriving a valuation range for DIRECTV Broadband of $36 million to $42 million and $103 million to $122 million, respectively and, hence, used a reference range of $70 million to $82 million.

 PanAmSat

      Deutsche Banc Alex. Brown derived an estimated valuation range for PanAmSat by comparing the multiples of enterprise value to revenue and EBITDA with the corresponding multiples of similar publicly traded companies:

Enterprise Value to Revenue

	Estimated 2001	Estimated 2002

PanAmSat	6.5x	6.3x
PanAmSat Peer Group
Range	2.4x - 8.1x	2.2x - 7.1x
Mean	5.2x	4.7x
Median	5.1x	4.7x

      Using this analysis, Deutsche Banc Alex. Brown applied a revenue multiple range of 6.5x to 8.0x for 2001 estimated PanAmSat revenue and a revenue multiple range of 6.0x to 7.0x for 2002 estimated PanAmSat revenue, thereby deriving a valuation range for PanAmSat of $5,630 million to $6,929 million and $4,782 million to $5,579 million, respectively.

Enterprise Value to EBITDA

	Estimated 2001	Estimated 2002

PanAmSat	9.8x	9.0x
PanAmSat Peer Group
Range	4.1x - 12.2x	3.7x - 10.9x
Mean	7.3x	6.5x
Median	6.4x	5.7x

      Using this analysis, Deutsche Banc Alex. Brown applied an EBITDA multiple range of 9.0x to 10.0x for 2001 estimated PanAmSat EBITDA and an EBITDA multiple range of 8.0x to 9.0x for 2002 estimated PanAmSat EBITDA, thereby deriving a valuation range for PanAmSat of $5,302 million to $5,892 million and $4,411 million to $4,962 million, respectively.

      Based on the revenue and EBITDA multiple analyses, $2,162 million of net debt attributable to PanAmSat and Hughes’ 81% indirect interest in PanAmSat, Deutsche Bank used a reference range of $2,324 million to $2,980 million for the value of Hughes’ indirect interest in PanAmSat.

      The foregoing summary describes analyses and factors that Deutsche Banc Alex. Brown deemed material in its presentation to the EchoStar board of directors, but is not a comprehensive description of all analyses performed and factors considered by Deutsche Banc Alex. Brown in connection with preparing its opinion. The preparation of a fairness opinion is a complex process involving the application of subjective business judgment in determining the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, is not readily susceptible to summary description. Deutsche Banc Alex. Brown believes that its analyses must be considered as a whole and that considering any portion of such analyses and of the factors considered without considering all analyses and factors could create a misleading view of the process underlying the opinion. In arriving at its fairness determination, Deutsche Banc Alex. Brown did not assign specific weights to any particular analyses.

      In conducting its analyses and arriving at its opinion, Deutsche Banc Alex. Brown utilized a variety of generally accepted valuation methods. The analyses were prepared solely for the purpose of enabling Deutsche Banc Alex. Brown to provide its opinion to the EchoStar board of directors as to the fairness, from a financial point of view, of the exchange ratio to the holders of the EchoStar Class A common stock and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold, which are inherently subject to uncertainty. In connection with its analyses, Deutsche Banc Alex. Brown made, and was provided by management of both EchoStar and Hughes with, numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the respective companies’ control. Analyses based on estimates or forecasts of future results are not necessarily indicative of actual past or future values or results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of EchoStar, Hughes or their respective advisors, neither EchoStar nor Deutsche Banc Alex. Brown nor any other person assumes responsibility if future results or actual values are materially different from these forecasts or assumptions.

      The terms of the transactions were determined through negotiations among EchoStar, General Motors and Hughes and were approved by the EchoStar board of directors. Although Deutsche Banc Alex. Brown provided advice to the EchoStar board of directors during the course of these negotiations, the decision to enter into the transactions was solely that of the EchoStar board of directors. As described above, the opinion and presentation of Deutsche Banc Alex. Brown to the EchoStar board of directors was only one of a number of factors taken into consideration by the EchoStar board of directors in making its determination to approve the transactions. Deutsche Banc Alex. Brown’s opinion was provided to the EchoStar board of directors to assist it in connection with its consideration of the transactions and does not constitute a recommendation to any holder of EchoStar stock as to how to vote with respect to the transactions.

      The EchoStar board of directors selected Deutsche Banc Alex. Brown as financial advisor in connection with the transactions based on Deutsche Banc Alex. Brown’s qualifications, expertise, reputation and experience in mergers and acquisitions. Deutsche Banc Alex. Brown is a registered broker dealer and member of the New York Stock Exchange. The EchoStar board of directors retained Deutsche Banc Alex. Brown pursuant to a letter agreement dated October 14, 2001 and an addendum dated October 27, 2001. As compensation for Deutsche Banc Alex. Brown’s services in connection with the transactions, EchoStar has agreed to pay Deutsche Banc Alex. Brown a cash fee of $8,000,000 if the transactions are completed, which will be offset by certain fees already paid. Regardless of whether the transactions are consummated, EchoStar has agreed to reimburse Deutsche Banc Alex. Brown for bona fide out-of-pocket expenses in an amount not to exceed $75,000. EchoStar has also agreed to indemnify Deutsche Banc Alex. Brown and related persons to the full extent lawful against liabilities, including liabilities under the federal securities laws, arising out of its engagement or the transactions.

      Deutsche Banc Alex. Brown is an internationally recognized investment banking firm experienced in providing advice in connection with mergers and acquisitions and related transactions. Deutsche Banc Alex. Brown and its affiliates have, from time to time, provided investment banking, commercial banking (including extension of credit) and other financial services to EchoStar, GM and Hughes or their affiliates for which they have received or will receive compensation. Deutsche Banc Alex. Brown or an affiliate thereof has also agreed to provide financing in connection with the transactions for which it has received partial compensation and will receive additional compensation when the financing is actually provided. In the ordinary course of business, Deutsche Banc Alex. Brown and its affiliates may actively trade in the securities and other instruments and obligations of EchoStar, GM and Hughes for their own accounts and for the accounts of their customers. Accordingly, Deutsche Banc Alex. Brown and its affiliates may at any time hold a long or short position in such securities, instruments and obligations.

Regulatory Requirements

      We have summarized below the material regulatory requirements affecting the GM/ Hughes separation transactions and the Hughes/ EchoStar merger. We have not yet satisfied any of the conditions in the transaction documents relating to the regulatory requirements we discuss and may not satisfy them in a timely manner (or at all). If we satisfy these conditions in a timely manner, we anticipate that we may be able to complete the GM/Hughes separation transactions and the Hughes/EchoStar merger in the fourth quarter of 2002.

     U.S. Antitrust Requirements

      The Hughes/ EchoStar merger is subject to the requirements of the Hart-Scott-Rodino Act, which prevents specified transactions from being completed until required information and materials are furnished to the Antitrust Division of the U.S. Department of Justice and the U.S. Federal Trade Commission and specified waiting periods are terminated or expire. We have filed the required information and materials to notify the Department of Justice and the Federal Trade Commission of the Hughes/ EchoStar merger. The Department of Justice’s Antitrust Division is currently conducting an investigation of the transactions, and, as anticipated, has requested additional information from the companies. We have provided the Department of Justice’s Antitrust Division with a significant quantity of information and documents, and we are continuing to compile and provide information and documents in response to their requests. The Department of Justice’s Antitrust Division may fail to permit the completion of the Hughes/EchoStar merger on a timely basis or it may bring a lawsuit seeking to prevent the Hughes/EchoStar merger or impose onerous conditions in connection with its clearance. The attorneys general of a number of states are also conducting an investigation of the transactions under the antitrust laws and could bring an action seeking to prevent the Hughes/EchoStar merger or attempt to impose onerous conditions.

      The Antitrust Division of the Department of Justice may challenge the Hughes/ EchoStar merger on antitrust grounds. At any time, the Antitrust Division of the Department of Justice could challenge the Hughes/ EchoStar merger under the antitrust laws as it deems necessary, irrespective of whether applicable waiting periods have expired or whether the Hughes/ EchoStar merger were completed. In addition, any state could take action under either applicable state or federal antitrust laws as it deems necessary or desirable in the public interest, irrespective of whether applicable waiting periods have expired or whether the Hughes/ EchoStar merger were completed. Likewise, other persons could seek to challenge the Hughes/ EchoStar merger under applicable antitrust laws, irrespective of whether applicable waiting periods have expired and whether the Hughes/ EchoStar merger were completed. We can provide no assurance that a challenge to the Hughes/ EchoStar merger will not be made or that, if a challenge is made, we will prevail.

     FCC Approval

      Pursuant to the Communications Act of 1934, as amended, the transfer of control over a company holding or controlling FCC licenses requires prior FCC approval. Hughes and EchoStar each directly or indirectly hold or control FCC licenses. GM, Hughes and EchoStar filed an application for FCC approval of the transfer of licenses and other authorizations in connection with the Hughes split-off and the Hughes/ EchoStar merger on December 3, 2001. On December 21, 2001 the FCC placed the application on public notice and invited petitions, oppositions and other comments by third parties in respect of the application. Numerous parties have filed petitions to deny the application or comments, and EchoStar and Hughes have filed a consolidated opposition. As of the date of this document, the application remains pending before the FCC. In addition, GM, Hughes and EchoStar updated the application to reflect the completion of the $1.5 billion investment by Vivendi Universal in EchoStar described at “—Description of the Transactions— Hughes/ EchoStar Merger Financings.” On February 4, 2002, the FCC issued to the applicants an Initial Information and Document Request, and stated that it would appreciate receiving responses to that request no later than March 6, 2002. On March 5, 2002, the applicants requested a 15-day extension of that date. By letter released on March 7, 2002, the FCC rejected the parties’ request for an extension and “stopped” its self-imposed 180-day “clock” for merger review, until such time as the applicants submit the requested documents and information. While the FCC restarted its 180-day “clock” for merger review on July 23, 2002, suggesting an FCC decision time of November 2002, we cannot be sure that the FCC will decide our application by that time or that there will not be further delays in processing and evaluating our application.

      In February 2002, EchoStar and Hughes filed an application requesting on behalf of New EchoStar authority to launch and operate a new state-of-the-art, spot-beam direct broadcast satellite. Grant of this authority would allow New EchoStar to offer local broadcast channels in all 210 designated market areas. The FCC placed this satellite application on notice for public comment on April 19, 2002, and the comment period closed on June 4, 2002. This pending satellite application may delay the FCC’s consideration of the Hughes/ EchoStar merger application. As a result of these delays, the FCC may fail to approve the Hughes/ EchoStar merger application on a timely basis. It may also agree with the views of parties opposing the application and deny its approval of the Hughes/ EchoStar merger or impose onerous conditions. Furthermore, the FCC may fail to grant, or may delay action on, the pending satellite application.

     Foreign and Certain Other Regulatory Matters

      GM, Hughes and EchoStar have received approval for the Hughes/ EchoStar merger from Brazilian competition authorities. Competition and/or antitrust approvals or clearances from other countries may be required for completion of the Hughes/ EchoStar merger or the PanAmSat stock sale. In addition, Hughes subsidiaries provide telecommunications services in more than 50 foreign countries. In many of these countries, Hughes subsidiaries and/or PanAmSat have received government licenses or other authorizations to provide telecommunications services. In some of the countries, completion of the Hughes/ EchoStar merger or the PanAmSat stock sale will require either government approval or notification of the change in control of the relevant licenses or authorizations. The telecommunications regulatory authority in Guernsey has approved the transactions. In addition, the companies have submitted filings to obtain approval from telecommunications regulatory authorities in Brazil, Ireland and Papua New Guinea, and have filed the appropriate notifications in France, Germany and the United Kingdom. We do not currently anticipate that our pursuit of any of these clearances or approvals will hinder, delay or restrict completion of the transactions.

      The transactions may be subject to certain regulatory requirements of other state, federal and foreign governmental agencies and authorities, including those relating to the regulation of the offer and sale of securities. GM, Hughes and EchoStar are currently working to evaluate and comply in all material respects with these requirements, as appropriate, and do not currently anticipate that they will hinder, delay or restrict completion of the transactions.

No Appraisal Rights

     GM Stockholders

      The Delaware General Corporation Law and the GM restated certificate of incorporation do not provide appraisal rights to the GM stockholders in connection with the GM/ Hughes separation transactions. No appraisal rights will be available to the GM stockholders in connection with the GM/Hughes separation transactions because no merger transaction is involved in the GM/ Hughes separation transactions. Similarly, no appraisal rights will be available to the GM stockholders in connection with the Hughes/ EchoStar merger because GM has approved the Hughes/ EchoStar merger in its capacity as the sole stockholder of both Hughes and HEC Holdings and General Motors is not a constituent corporation in the Hughes/ EchoStar merger.

     EchoStar Stockholders

      The Nevada Revised Statutes and the EchoStar articles of incorporation do not provide appraisal rights to the EchoStar stockholders in connection with the Hughes/ EchoStar merger. Appraisal rights will not be available to EchoStar Class A common stockholders because, among other things, the EchoStar Class A common stock is listed on the Nasdaq, and the New EchoStar Class A common stock will be listed on the Nasdaq as well.

Stockholder Litigation Relating to the Transactions

      Several purported class actions have been filed on behalf of holders of GM Class H common stock against GM, Hughes and/or the Hughes directors, alleging that the defendants in the lawsuits violated purported fiduciary duties owed to the stockholders by allegedly improperly “favoring” The News Corporation Limited’s Sky Global Networks over EchoStar as a potential merger partner for Hughes. Five cases, Wurzel v. Cornelius, et al.; Selden Realty Association, Inc. v. Hughes Electronics Corporation, et al.; Lerner v. Cornelius, et al.; Kopelman v. Cornelius, et al.; and Weilheimer v. Cornelius, et al., were filed in Delaware Chancery Court and were consolidated under the Wurzel caption. Three cases were filed in Los Angeles Superior Court: Salamone v. Hughes Electronics Corporation, et al.; Brody v. Hughes Electronics Corporation, et al.; and Lieberman v. Hughes Electronics Corporation, et al. One case was filed in New York Supreme Court. Each of these lawsuits was filed prior to the date that Hughes and EchoStar entered into the Hughes/ EchoStar merger agreement. None of these lawsuits purport to challenge the Hughes/ EchoStar merger. The defendants believe that the suits are without merit.

      Additional lawsuits may be filed after the date of this document.

Accounting Treatment

     The GM/ Hughes Separation Transactions

      GM will record the Hughes dividend distribution of up to $4.2 billion as a reduction in GM’s investment in Hughes. General Motors will record the Hughes split-off at fair value at the time of the Hughes split-off and will recognize a gain based on an implied exchange ratio of 0.73 shares of EchoStar Class A common stock in exchange for each share of GM Class H common stock. Based on the closing price of EchoStar Class A common stock of $18.56 per share on June 28, 2002, and based on certain other assumptions, the transaction would have valued Hughes’ equity at $18.7 billion, with a resulting after-tax gain of about $7.8 billion based on the net book value of Hughes at June 30, 2002. In addition, GM currently anticipates that as a result of the Hughes split-off there will be a net reduction of GM stockholders’ equity of about $5.3 billion based on the EchoStar Class A common stock price on June 28, 2002 and the net book value of Hughes at June 30, 2002 and certain other assumptions. The actual gain, as well as the actual impact to GM stockholders’ equity, will be higher or lower depending on, among other things, the actual EchoStar Class A common stock price and the net book value of Hughes at the time of the completion of the Hughes split-off.

      Under certain limited circumstances, GM may distribute shares of HEC Holdings Class C common stock to the GM $1 2/3 par value common stockholders in order to maintain the tax-free status of the Hughes split-off. Any shares that are distributed by GM will be accounted for as a dividend through a direct charge to the retained earnings of GM. The amount of the dividend will be equal to GM’s net carrying value of the shares of HEC Holdings Class C common stock distributed. For more information about the potential distribution, see “The Transactions— Description of the Transactions— The GM/Hughes Separation Transactions— Hughes Split-Off— Potential Distributions of HEC Holdings Class C Common Stock to GM $1 2/3 Par Value Common Stockholders.”

      The financial results of Hughes for all periods prior to the effective date of the GM/Hughes separation transactions will be reported as discontinued operations in GM’s consolidated financial statements. GM will begin reporting the financial results of Hughes as discontinued operations upon:

•	the receipt of the requisite GM common stockholder approval of the transactions; and

•	the satisfaction of all regulatory related conditions to the transactions.

     The Hughes/ EchoStar Merger

      The Hughes/ EchoStar merger will be accounted for using the purchase method of accounting, with EchoStar having acquired HEC Holdings. New EchoStar will establish a new accounting basis for the assets and liabilities of HEC Holdings based upon their fair values, the value of the consideration deemed to be provided to General Motors and its common stockholders in connection with the Hughes/ EchoStar merger, and the costs of the Hughes/ EchoStar merger. New EchoStar will record as goodwill the excess, if any, of the consideration over the fair values of HEC Holdings’ assets and liabilities. A final determination of required purchase accounting adjustments, including the allocation of consideration to the assets acquired and liabilities assumed based on their respective fair values has not yet been made. Accordingly, the purchase accounting adjustments made in connection with the development of the pro forma condensed combined financial statements of New EchoStar appearing elsewhere in this document are preliminary and have been made solely for purposes of developing pro forma condensed combined financial information. New EchoStar will undertake to determine the fair value of certain of HEC Holdings’ assets and liabilities (as so adjusted) and will make appropriate purchase accounting adjustments upon completion of that determination. For financial reporting purposes, the results of operations of HEC Holdings will be included in New EchoStar’s consolidated statement of income following the completion of the Hughes/ EchoStar merger. New EchoStar’s financial statements for prior periods will not be restated as a result of the Hughes/ EchoStar merger or related transactions. See “New EchoStar Unaudited Pro Forma Condensed Consolidated Financial Statements.”

Material U.S. Federal Income Tax Considerations Relating to the Transactions

      The following discussion describes the material U.S. federal income tax consequences of the GM/Hughes separation transactions and the Hughes/ EchoStar merger to holders of GM Class H common stock, holders of GM $1 2/3 par value common stock and holders of EchoStar common stock. This discussion does not address all aspects of U.S. federal income taxation that might be relevant to such stockholders in light of their status or personal investment circumstances; nor does it discuss the consequences to stockholders that are subject to special treatment under the U.S. federal income tax laws, such as non-U.S. persons, dealers or traders in securities or currencies, regulated investment companies, insurance companies, financial institutions, tax-exempt organizations, pass-through entities or taxpayers that hold GM common stock or EchoStar common stock, or will hold New EchoStar common stock, as part of a straddle, hedge, or conversion transaction or that have a “functional currency” other than the U.S. dollar. In addition, this discussion does not address the tax consequences to holders of options in respect of GM common stock or EchoStar common stock or other persons who have received their GM common stock or EchoStar common stock as compensation or through a tax-qualified retirement plan. Also, this discussion does not address the tax consequences of the GM/ Hughes separation transactions or the Hughes/ EchoStar merger under state, local and non-U.S. tax laws or U.S. federal tax laws other than the U.S. federal income tax. This discussion assumes that the GM common stock and EchoStar common stock that is held by GM common stockholders and EchoStar common stockholders, respectively, will, in each case, be held by them as a capital asset within the meaning of the Code and assumes further that, except as specifically indicated below, no stock of HEC Holdings will be distributed to the holders of GM $1 2/3 par value common stock in connection with the GM/Hughes separation transactions.

      This discussion is based upon the Internal Revenue Code of 1986, as amended, regulations proposed or promulgated thereunder, judicial precedent relating thereto and current rulings and administrative practice of the IRS, in each case as in effect as of the date of this document and all of which are subject to change at any time, possibly with retroactive effect. Any such change could alter the tax consequences to General Motors, HEC Holdings, EchoStar or you as GM and EchoStar common stockholders as described directly below.

      You should consult your tax advisor as to the particular tax consequences to you of the GM/ Hughes separation transactions and the Hughes/ EchoStar merger, including the applicability and effect of U.S. federal, state, local and non-U.S. income and other tax laws.

     Material U.S. Federal Income Tax Consequences of the GM/ Hughes Separation Transactions

      General Motors has received a private letter ruling from the IRS to the effect, among other things, that:

•	The contribution of all of the outstanding stock of Hughes to HEC Holdings (which we refer to as the “HEC contribution”), followed by the Hughes split-off, will be treated as a reorganization under Section 368(a) of the Code.

•	No gain or loss will be recognized by General Motors or by HEC Holdings on the HEC contribution.

•	No gain or loss will be recognized by General Motors on the distribution of HEC Holdings Class C common stock to the holders of GM Class H common stock in the Hughes split-off.

•	No gain or loss will be recognized by, and no amount will be included in the income of, the holders of GM Class H common stock upon the receipt of HEC Holdings Class C common stock in the Hughes split-off.

•	General Motors may retain shares of HEC Holdings Class C common stock for up to five years after the completion of the Hughes split-off.

•	An acquisition from General Motors of shares of HEC Holdings Class C common stock retained by GM after the Hughes split-off will not cause the acquired shares to be treated as tainted shares for purposes of Section 355(e) of the Code. This ruling does not apply to the 100 million shares of HEC Holdings Class C common stock that General Motors is permitted to use in the GM share dispositions.

•	An acquisition of GM Class H common stock or HEC Holdings Class C common stock from AOL will not cause the acquired shares to be treated as tainted shares for purposes of Section 355(e) of the Code.

•	General Motors will not recognize gain or loss on the transfer of GM Class H common stock or HEC Holdings Class C common stock in the debt-for-equity exchanges, effected either prior to or within six months after the completion of the GM/Hughes separation transactions and otherwise in the manner described herein, although GM may recognize cancellation of indebtedness income to the extent that the adjusted issue price of a liability that is satisfied exceeds the fair market value of the GM Class H common stock or New EchoStar Class C common stock transferred in satisfaction of the liability.

      It is a condition to the completion of the GM/Hughes separation transactions that GM obtain a private letter ruling to the effect that the distribution by GM of HEC Holdings Class C common stock in connection with the Hughes split-off will be tax-free to GM, HEC Holdings and their respective stockholders under Section 355 and related sections of the Code, which ruling continues to be in effect at the time of the completion of the GM/Hughes separation transactions. The private letter ruling that GM has received from the IRS will satisfy this condition if it continues to be in effect at the time of the completion of the GM/Hughes separation transactions. If the private letter ruling ceases to be in effect at the time of the completion of the GM/Hughes separation transactions, this condition may be waived only by the mutual agreement of GM, Hughes and EchoStar. The private letter ruling has been filed as an exhibit to the registration statement of which this document constitutes a part.

      In the opinion of Kirkland & Ellis, counsel to General Motors, assuming that the rulings received by GM from the IRS continue to be in full force and effect at the time of the completion of the GM/ Hughes separation transactions, for U.S. federal income tax purposes:

•	No gain or loss will be recognized by General Motors upon the contribution of all of the outstanding stock of Hughes to HEC Holdings in the HEC contribution or upon the distribution of HEC Holdings Class C common stock in exchange for GM Class H common stock in the Hughes split-off, other than gains related to certain intercompany transactions that will be triggered by the Hughes split-off.

•	No gain or loss will be recognized by GM Class H common stockholders (and no amount will otherwise be included in their income) upon their receipt of the HEC Holdings Class C common stock in exchange for their GM Class H common stock.

•	The tax basis of the HEC Holdings Class C common stock that GM Class H common stockholders receive will be equal to the tax basis of the GM Class H common stock exchanged therefor.

•	The holding period of the HEC Holdings Class C common stock that GM Class H common stockholders receive will include the holding period of the GM Class H common stock exchanged therefor.

•	No gain or loss will be recognized by the holders of GM $1 2/3 par value common stock in connection with the changes to the GM restated certificate of incorporation proposed in connection with the GM/ Hughes separation transactions.

•	General Motors will not recognize any gain or loss as a result of an issuance by GM of GM Class H common stock in a debt-for-equity exchange effected prior to the completion of the GM/Hughes separation transactions, or a distribution by GM of New EchoStar Class C common stock in a debt-for-equity exchange effected within six months after the completion of the Hughes/ EchoStar merger, in exchange for the satisfaction of outstanding liabilities of GM to certain of GM’s creditors, although GM may recognize cancellation of indebtedness income to the extent that the adjusted issue price of a liability that is satisfied exceeds the fair market value of the GM Class H common stock or New EchoStar Class C common stock transferred in satisfaction of the liability.

      The IRS ruling does not specifically address how tax bases and holding periods should be allocated among shares of HEC Holdings Class C common stock received in the Hughes split-off by stockholders who own two or more blocks of GM Class H common stock with different per share bases and/or holding periods.

If you fall into this category of stockholders, then you are encouraged to consult with your own tax advisor regarding the possible tax basis and holding period consequences of the Hughes split-off.

      The IRS ruling, while generally binding on the IRS, is based upon representations made by GM and upon assumptions described in the IRS ruling. The opinion of Kirkland & Ellis, in turn, is based upon the IRS ruling and the opinion is subject to the qualifications and limitations set forth in the opinion. If any of the representations or assumptions related to the IRS ruling is incorrect or untrue in any material respect, then the IRS ruling may be invalidated. We are not aware of any facts or circumstances that would cause any of these representations or assumptions to be incorrect or untrue in any material respect. Nevertheless, if the Hughes split-off were held to be taxable, both General Motors and holders of GM Class H common stock potentially would incur material tax liabilities.

      Current Treasury regulations require each GM Class H common stockholder that receives HEC Holdings Class C common stock pursuant to the Hughes split-off to attach to such stockholder’s U.S. federal income tax return for the year in which the Hughes split-off occurs a statement setting forth the necessary data to show the applicability of Section 355 of the Code to the Hughes split-off. If you are a GM Class H common stockholder, GM will provide this information to you after the completion of the GM/ Hughes separation transactions and the Hughes/ EchoStar merger so that you can comply with these regulations.

      As discussed elsewhere in this document, if and to the extent required in order to maintain the tax-free status of the Hughes split-off, GM may distribute shares of HEC Holdings Class C common stock to the holders of GM $1 2/3 par value common stock in the form of a pro rata distribution. General Motors intends to request a supplemental private letter ruling from the IRS to the effect that neither the GM $1 2/3 par value common stockholders nor GM will recognize gain or loss as a result of a distribution by GM to the GM $1 2/3 par value common stockholders of shares of HEC Holdings Class C common stock in connection with the Hughes split-off.

     Material U.S. Federal Income Tax Consequences of the Hughes/ EchoStar Merger

      The companies intend that the Hughes/ EchoStar merger qualify as a reorganization under Section 368(a) of the Code. HEC Holdings has received, prior to or on the date of this document, an opinion from its outside tax counsel, Weil, Gotshal & Manges LLP, to the effect that the Hughes/ EchoStar merger will be treated as a reorganization within the meaning of Section 368(a) of the Code, and EchoStar has received, prior to or on the date of this document, an opinion from its outside tax counsel, Sullivan & Cromwell, to the same effect. It is a condition to each party’s obligation to complete the Hughes/ EchoStar merger that it receives such opinion from its outside tax counsel again at the time of the Hughes/ EchoStar merger. Although HEC Holdings and EchoStar may waive the condition requiring receipt of their respective tax opinions, neither HEC Holdings nor EchoStar currently intends to waive this condition. If we were to waive that condition, we would recirculate this document to resolicit the approval of the GM common stockholders if appropriate under the circumstances.

      Prior to or on the date of this document, EchoStar has received an opinion from its outside tax counsel, Sullivan & Cromwell, that:

•	No gain or loss will be recognized by the EchoStar common stockholders upon receipt of New EchoStar Class A common stock or New EchoStar Class B common stock, as applicable, in the Hughes/ EchoStar merger, except with respect to cash received instead of fractional shares.

•	The aggregate tax basis of shares of New EchoStar common stock received pursuant to the Hughes/ EchoStar merger, including any fractional share deemed received, will be the same as the aggregate tax basis of the shares of EchoStar common stock exchanged therefor.

•	The holding period of the shares of New EchoStar common stock received pursuant to the Hughes/ EchoStar merger, including any fractional share deemed received, will include the holding period of the shares of EchoStar common stock exchanged therefor.

      Cash received by a holder of EchoStar common stock instead of a fractional share of New EchoStar common stock will be treated as having been received in exchange for such fractional share interest, and the holder will recognize gain or loss for U.S. federal income tax purposes, in an amount equal to the difference between the amount of cash received and the portion of the basis of the shares of EchoStar common stock allocable to the fractional share interest. The gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the shares of EchoStar common stock had been held for more than one year at the time of the Hughes/ EchoStar merger.

      Prior to or on the date of this document, HEC Holdings has received an opinion from its outside tax counsel, Weil, Gotshal & Manges LLP, that no gain or loss will be recognized by HEC Holdings as a result of the Hughes/ EchoStar merger, and that, moreover, no gain or loss will be recognized by the former GM Class H common stockholders with respect to their HEC Holdings Class C common stock as a result of the Hughes/ EchoStar merger and neither the tax basis nor the holding period of the HEC Holdings Class C common stock will be affected as a result of the Hughes/ EchoStar merger.

      In rendering their tax opinions in connection with the Hughes/ EchoStar merger, counsel to each of HEC Holdings and EchoStar have relied upon assumptions and representations made by HEC Holdings and EchoStar, and the opinions are subject to the limitations and qualifications set forth therein. The companies are not aware of any facts or circumstances that would cause any of these representations or assumptions to be incorrect or untrue in any material respect. The tax opinions will neither bind the IRS or the courts, nor preclude the IRS from adopting a contrary position. If the Hughes/ EchoStar merger were held to be taxable, then EchoStar and New EchoStar, as successor to EchoStar, potentially would incur material tax liabilities, and the EchoStar common stockholders would recognize gain or loss for U.S. federal income tax purposes on the exchange of EchoStar common stock for New EchoStar common stock.

Resale Limitations

      In general, shares of New EchoStar Class C common stock issued to GM Class H common stockholders and shares of New EchoStar Class A common stock issued to EchoStar Class A common stockholders pursuant to the transactions will be freely transferable, except for shares received by persons who may be deemed to be “affiliates” of the parties under the Securities Act. Affiliates generally include individuals or entities that control, are controlled by, or are under common control with a person. Affiliates may sell their shares of New EchoStar common stock only pursuant to an effective registration statement under the Securities Act covering the resale of those shares, an exemption under Rule 145(d) of the Securities Act or any other applicable exemption under the Securities Act. We expect that the exemption under Rule 145(d) of the Securities Act will be available for resales of shares of New EchoStar Class A common stock and New EchoStar Class C common stock by most of the affiliates of New EchoStar immediately following the completion of the Hughes/EchoStar merger. HEC Holdings’ registration statement on Form S-4, of which this document constitutes a part, does not cover the resale of New EchoStar common stock held by affiliates after the transactions.

      In addition, certain significant stockholders have contractually agreed to be subject to transfer restrictions. For more information, see “Shares Eligible for Future Sale.”

DESCRIPTION OF PRINCIPAL TRANSACTION AGREEMENTS

      On October 28, 2001, GM, Hughes and EchoStar entered into certain agreements which set forth the terms and conditions of the proposed transactions. The principal transaction documents consist of the following:

•	the implementation agreement, which establishes the overall framework for implementing the transactions;

•	the GM/ Hughes separation agreement, which establishes the terms and conditions of the separation of Hughes from GM, including the Hughes recapitalization;

•	the Hughes/ EchoStar merger agreement, which establishes the terms and conditions of the Hughes/ EchoStar merger;

•	the PanAmSat stock purchase agreement, which establishes the terms and conditions of the sale of the approximately 81% interest held by Hughes’ subsidiaries in PanAmSat to EchoStar under certain circumstances, including upon a failure of the Hughes/ EchoStar merger to receive certain required governmental approvals; and

•	certain other ancillary agreements contemplated by the agreements listed above.

      On December 14, 2001, in connection with the agreement relating to Vivendi Universal’s investment in EchoStar Series D convertible preferred stock, GM, Hughes and EchoStar amended several provisions of the implementation agreement and the Hughes/ EchoStar merger agreement to account for certain terms of the investment by Vivendi Universal. For more information on Vivendi Universal’s investment in EchoStar Series D convertible preferred stock, see “The Transactions— Description of the Transactions— Hughes/ EchoStar Merger Financings” above.

      In addition, at the time of the original execution of the principal transaction agreements in October 2001, General Motors, Hughes and EchoStar anticipated that certain modifications to the structure of the transactions would be needed, including to reflect the formation of HEC Holdings, which did not exist in October 2001, and its role in the transactions. As a result, the parties agreed to appropriately amend and restate certain of the transaction agreements upon the final determination of the nature and scope of the necessary structural modifications. On                     , 2002, the parties amended and restated the transaction agreements originally entered into to reflect, among other things, the creation of HEC Holdings.

      The descriptions of the principal transaction agreements, including the implementation agreement, the GM/ Hughes separation agreement, the Hughes/ EchoStar merger agreement, the PanAmSat stock purchase agreement and certain other agreements contemplated by those agreements, set forth below summarize what we believe to be the material terms of those agreements. However, these summaries do not purport to be complete and are qualified in their entirety by reference to the actual text of those agreements, most of which have been filed as exhibits to the registration statement of which this document constitutes a part. Copies of the implementation agreement, the GM/ Hughes separation agreement, the Hughes/ EchoStar merger agreement and the PanAmSat stock purchase agreement have been filed as exhibits to the registration statement of which this document constitutes a part and are incorporated by reference into this document. For more information about how you can obtain copies of these agreements, see “Where You Can Find More Information” below. Covenants and agreements described below which are binding upon Hughes, HEC Holdings and/or EchoStar will bind New EchoStar after the Hughes/ EchoStar merger.

Implementation Agreement

      GM, Hughes, HEC Holdings and EchoStar have entered into an implementation agreement that establishes certain important terms and conditions relating to the implementation of the proposed transactions. Generally speaking, the implementation agreement creates the framework for the overall transaction and sets forth the terms and conditions of GM’s obligation to effect the separation of Hughes from GM pursuant to the Hughes split-off.

      Let us tell you more about the implementation agreement:

     Proposal of Matters Relating to the Transactions to GM Common Stockholders

      The implementation agreement provides the terms under which GM will seek GM common stockholder approval of the proposals relating to the transactions. In addition to the obligations of GM, Hughes and HEC Holdings to prepare this document and file the registration statement of which this document forms a part, GM has agreed to:

•	take all other action, in accordance with the U.S. federal securities laws, the Delaware General Corporation Law, all other applicable law, its restated certificate of incorporation, its bylaws and the policy statement of its board of directors regarding certain capital stock matters, necessary to present the GM/Hughes separation transactions, including the proposed amendment to the GM restated certificate of incorporation, the Hughes recapitalization and all other aspects of the GM/Hughes separation transactions, including the Hughes split-off, to the holders of GM $1 2/3 par value common stock and GM Class H common stock for their consideration and in order to seek the requisite GM common stockholder approval;

•	include in this document the recommendation of the GM board of directors in favor of the GM/Hughes separation transactions;

•	mail this document to the GM common stockholders; and

•	use commercially reasonable efforts, in accordance with the U.S. federal securities laws, the Delaware General Corporation Law and all other applicable law, to solicit from the GM common stockholders written consents to be obtained in connection with this consent solicitation sufficient under applicable law to constitute the requisite GM common stockholder approval.

Each of these obligations is subject to certain conditions relating to compliance with certain securities laws, the continued effectiveness of the IRS ruling received by GM and the availability of the Hughes/EchoStar merger financing. This document will not be mailed to the GM common stockholders unless these conditions have been satisfied or waived.

      In addition, the implementation agreement provides that if the GM board of directors determines, in accordance with its fiduciary duties under applicable law, either that:

•	it cannot or will not be able to recommend the GM/ Hughes separation transactions to GM common stockholders for their approval; or

•	after having recommended to GM common stockholders approval of the GM/ Hughes separation transactions, it is required to withdraw, revoke or modify in any adverse manner its recommendation;

then GM must promptly notify EchoStar in writing of this determination of non-recommendation and GM will not be required to take or continue any of the actions described above, although certain provisions of the Hughes/ EchoStar merger agreement giving rise to termination rights on the part of Hughes and EchoStar, and EchoStar’s right to a termination fee, will apply, as described further below. Under certain circumstances, GM would be deemed to have delivered a non-recommendation notice if GM fails to confirm, upon EchoStar’s request, that GM’s board of directors continues to recommend the GM/Hughes separation transactions and has a good faith intention and is prepared to submit the GM/Hughes separation transactions to its stockholders in accordance with its obligations described above, continues to take certain actions in furtherance thereof and is in compliance with its non-solicitation covenant described below. For more information, see “—Hughes/ EchoStar Merger Agreement— Termination” below.

      At any time after delivering a non-recommendation notice to EchoStar, GM may notify EchoStar in writing that the GM board of directors has determined to recommend the GM/ Hughes separation transactions to GM common stockholders for approval and to withdraw the notice. Commencing five business days after GM delivers its notice of withdrawal, the rights of Hughes and EchoStar to terminate the Hughes/ EchoStar merger agreement will lapse.

      At any time after delivering a non-recommendation notice to EchoStar that has not been withdrawn as described above, GM may notify EchoStar in writing that GM proposes to seek the requisite GM common stockholder approval of the GM/ Hughes separation transactions notwithstanding GM’s non-recommendation determination. GM may provide this notice to EchoStar only if it has determined, in good faith and upon the advice of legal counsel, that taking into account its non-recommendation determination and the fiduciary duties of its board of directors under applicable law, GM is authorized under Delaware corporate law to seek GM common stockholder approval of the GM/Hughes separation transactions and that the receipt of such stockholder approval (if received) would result in the GM/Hughes separation transactions being duly authorized by all necessary corporate action on the part of GM. Commencing five business days after GM delivers such a notice that it proposes to seek such GM common stockholder approval, certain rights of Hughes and EchoStar to terminate the Hughes/ EchoStar merger agreement will lapse.

     Requisite GM Common Stockholder Approval

      Pursuant to the terms of the implementation agreement, GM is seeking common stockholder approval from:

•	the holders of a majority of the outstanding shares of GM $1 2/3 par value common stock;

•	the holders of a majority of the outstanding shares of GM Class H common stock; and

•	the holders of a majority of the voting power of the outstanding shares of GM $1 2/3 par value common stock and GM Class H common stock, voting together as a single class, based on their respective per share voting power pursuant to provisions set forth in the GM restated certificate of incorporation.

If these approvals are obtained, the matters relating to the transactions, which are being submitted to GM common stockholders pursuant to this consent solicitation, will have received the requisite GM common stockholder approval.

     Hughes Split-Off

      The implementation agreement provides that, subject to the completion by General Motors, Hughes and HEC Holdings of the Hughes recapitalization in accordance with the terms and conditions of the GM/ Hughes separation agreement, including the receipt by GM of the Hughes dividend distribution, immediately following the completion of the Hughes recapitalization and immediately prior to the Hughes/ EchoStar merger, GM, Hughes and HEC Holdings will promptly take all actions within their control to complete the Hughes split-off pursuant to the following steps:

•	GM will distribute one share of HEC Holdings Class C common stock in exchange for and in redemption of each outstanding share of GM Class H common stock, and the GM Class H common stock will be redeemed and cancelled; and

•	GM will, subject to the condition that the amount of the Hughes dividend distribution not exceed the amount of GM’s remaining retained economic interest in Hughes immediately before the Hughes recapitalization, retain any remaining shares of HEC Holdings Class C common stock other than those shares distributed to holders of GM Class H common stock in connection with the redemption of all outstanding GM Class H common stock as described above or that are subject to any GM share dispositions.

      GM, Hughes and HEC Holdings have agreed to cooperate, and to instruct the GM transfer agent and the HEC Holdings transfer agent to cooperate, with the other parties in connection with the Hughes split-off and related matters, including the issuance and delivery of certificates representing, or other evidence of ownership of, the shares of HEC Holdings Class C common stock to be distributed in connection with the Hughes split-off. To this end, the HEC Holdings transfer agent will distribute letters of transmittal to all holders of GM Class H common stock as of immediately prior to the Hughes split-off for use in surrendering the certificates representing shares of GM Class H common stock in exchange for certificates representing, or other evidence of ownership of, shares of HEC Holdings Class C common stock.

      After the Hughes split-off, each former holder of shares of GM Class H common stock will not have any rights with respect to such shares, and any certificates representing, or other evidence of ownership of, such shares will represent shares of HEC Holdings Class C common stock distributed in the Hughes split-off.

      After the transactions are completed, the HEC Holdings transfer agent will begin mailing certificates representing, or other evidence of ownership of, HEC Holdings Class C common stock. We currently estimate that it will take about      weeks following the closing of the transactions to complete this mailing.

      Treatment of Stock Options, Restricted Stock Units and Incentive Compensation Awards. In connection with the Hughes split-off, GM, Hughes and HEC Holdings have agreed to take all such actions as may be necessary to cause each outstanding option to purchase GM Class H common stock to be converted into an option to purchase, and become in accordance with its terms exercisable for, the same number of shares of HEC Holdings Class C common stock. In addition, restricted stock units with respect to GM Class H common stock and other incentive compensation awards payable in, or determined by reference to, shares of GM Class H common stock, will be converted into, and become in accordance with their terms exercisable for, the same number of restricted stock units or incentive compensation awards with respect to HEC Holdings Class C common stock. GM, Hughes and HEC Holdings have agreed to take all such actions as may be necessary to cause payments under the Hughes long-term achievement plan that are payable in shares of GM Class H common stock to become payable in the same number of shares of HEC Holdings Class C common stock and payments under such plan that are payable in shares of GM $1 2/3 par value common stock to become payable in a number of shares of HEC Holdings Class C common stock to be determined by a formula based on the prices of GM Class H common stock and GM $1 2/3 par value common stock near the time of the completion of the GM/ Hughes separation transactions. GM, Hughes and HEC Holdings have agreed to use commercially reasonable efforts to obtain any consents of the holders of such options, restricted stock units and rights to payment under the Hughes long-term achievement plan to the extent required by the terms thereof to achieve these effects in connection with the Hughes split-off.

      GM, Hughes and HEC Holdings have agreed to take all actions necessary to prevent stock options, restricted stock units or other incentive compensation awards granted to employees of Hughes or its subsidiaries after the signing of the implementation agreement from vesting or becoming exercisable as a result of the transactions. GM has also agreed, subject to applicable law and with the prior approval of EchoStar, to exercise its authority under the Hughes Electronics Corporation Incentive Plan to limit the period of exercisability of any stock options held by employees who terminate their employment after the completion of the Hughes/EchoStar merger to a maximum exercise period of two years following termination.

      The boards of directors of GM, Hughes and HEC Holdings will adopt appropriate resolutions so that the disposition of shares of and options with respect to GM Class H common stock, or other equity securities or derivative securities of GM, and the acquisition of shares or options with respect to HEC Holdings Class C common stock, or other equity securities or derivative securities of HEC Holdings, pursuant to the implementation agreement, by applicable officers or directors of GM, Hughes or HEC Holdings will be exempt for purposes of Section 16 of the Securities and Exchange Act of 1934, as amended.

      Cooperation to Effect the Hughes Split-Off. General Motors, Hughes and HEC Holdings have each agreed to cooperate in all respects to accomplish the Hughes split-off and promptly take any and all actions within its control in order to effect the Hughes split-off immediately prior to the completion of the Hughes/ EchoStar merger. Among other things, GM, Hughes and HEC Holdings have agreed to take all actions to ensure that the HEC Holdings certificate of incorporation will be amended and restated to:

•	authorize the HEC Holdings Class A common stock, HEC Holdings Class B common stock and HEC Holdings Class C common stock;

•	cause HEC Holdings to elect not to be governed by Section 203 of the Delaware General Corporation Law; and

•	authorize the necessary series of capital stock in connection with the adoption of a stockholder protection rights agreement as described further elsewhere in this document.

      GM, Hughes, HEC Holdings and EchoStar have each agreed to use commercially reasonable efforts to promptly take any and all actions and cause to be done all things necessary under applicable law, regulations and agreements in order to complete the GM/ Hughes separation transactions, including the Hughes split-off.

      The parties have also agreed that GM may seek GM common stockholder approval to amend the GM certificate of incorporation to eliminate the GM Class H common stock after the Hughes split-off but that GM common stockholder approval of such amendment is not required in order for GM common stockholders to approve the transactions.

     GM Share Dispositions

      Hughes, HEC Holdings and EchoStar each acknowledge in the implementation agreement that between the date of the implementation agreement and the date six months following the completion of the Hughes split-off and the Hughes/ EchoStar merger, GM is permitted to, and may, effect one or more GM share dispositions involving the exchange of newly-issued shares of GM Class H common stock or New EchoStar Class C common stock held by GM after the transactions, as the case may be, in satisfaction of outstanding liabilities of GM. To the extent that GM does not transfer all of such shares in these debt-for-equity exchanges, GM may also sell such shares for cash during the six months following the completion of the Hughes/ EchoStar merger. The aggregate number of shares subject to the GM share dispositions is 100 million, subject to appropriate adjustments to prevent dilution and subject to reduction as described below at “—GM/ Hughes Separation Agreement— The Hughes Recapitalization.”

      Any issuance by GM of shares of GM Class H common stock completed prior to the Hughes split-off pursuant to a debt-for-equity exchange will increase the numerator, but not the denominator, of the GM Class H fraction by the number of shares so issued, in accordance with the provisions of the GM restated certificate of incorporation.

      The implementation agreement also includes acknowledgments by GM, Hughes, HEC Holdings and EchoStar that, during the period commencing with GM’s receipt of the IRS ruling and the receipt of the requisite GM common stockholder approval and ending on the date of completion of the Hughes/ EchoStar merger, EchoStar will have priority over debt-for-equity exchanges with respect to certain securities offerings. Prior to commencing any debt-for-equity exchanges during the EchoStar priority period, GM will give notice to EchoStar of:

•	the number of shares of GM Class H common stock to be issued;

•	the expected date of the completion of the debt-for-equity exchange; and

•	the material terms of the debt-for-equity exchange.

During the EchoStar priority period, however, GM will not commence or effect any debt-for-equity exchanges if EchoStar provides GM with a “lockout notice” in which EchoStar informs GM that it has a good faith intention to make an underwritten offering of shares of its Class A common stock. Any lockout period applicable to GM in connection with an EchoStar offering will not last longer than 90 days and will not extend for more than 60 days past the date of the completion of the Hughes/ EchoStar merger.

      For the period commencing on the date of completion of the Hughes/ EchoStar merger and lasting until the earlier of six months later or the date by which GM has exchanged the full number of shares permitted to be transferred pursuant to the GM share dispositions, GM share dispositions will have priority over equity offerings by New EchoStar. Prior to commencing any offering of shares of its Class A common stock or Class C common stock during the GM priority period, New EchoStar will give notice to GM of:

•	the type and number of securities to be offered;

•	the expected date of the completion of the offering; and

•	the material terms of the offering, the anticipated price and the method of distribution.

During the GM priority period, if GM provides New EchoStar with a lockout notice, New EchoStar will not commence or effect any offering of its Class A common stock, Class C common stock or any securities convertible into or exchangeable for Class A common stock or Class C common stock. Any lockout period applicable to New EchoStar in connection with any GM share dispositions during the GM priority period will not last longer than 90 days. However, New EchoStar may postpone the filing or effectiveness of any registration statement or suspend GM’s right to make any share dispositions thereunder for up to 30 days in the aggregate during the GM priority period if New EchoStar reasonably believes that the use of such registration statement for the share dispositions would require disclosure of a material corporate development or transaction then pending or in progress for which New EchoStar has a valid business purpose in not immediately disclosing, provided that New EchoStar must use its commercially reasonable efforts to end such period as soon as practicable.

      EchoStar, Hughes and HEC Holdings have generally agreed to cooperate with GM in connection with any GM share disposition, including with respect to the registration of the New EchoStar Class C common stock to be distributed by GM pursuant to the GM share dispositions. EchoStar, Hughes and HEC Holdings have also agreed to use commercially reasonable efforts to take any actions requested by GM in connection with any GM share disposition.

      All expenses of any GM share disposition will be borne by GM.

     Covenants of GM, Hughes and EchoStar

      No Solicitation of Competing Transactions Involving Hughes. GM has agreed, among other things, to cease discussions with other parties relating to competing transactions involving Hughes and to be bound by a non-solicitation provision restricting future discussions relating to such transactions.

      Pursuant to the non-solicitation covenant, GM, its subsidiaries and certain other persons are generally prohibited from doing any of the following:

•	soliciting proposals from, participating in discussions with or furnishing information to any third party with respect to any merger, consolidation or other business combination involving Hughes or any acquisition of any capital stock or material portion of the assets, subject to certain exceptions, of Hughes or its subsidiaries, any acquisition of any GM Class H common stock or any combination of the foregoing, each of which we refer to as a “competing transaction;”

•	waiving any standstill or similar arrangement with respect to Hughes or its subsidiaries or GM Class H common stock; or

•	entering into any agreement, other than a confidentiality agreement, or taking certain other actions with respect to a competing transaction.

However, at any time prior to receipt of the requisite GM common stockholder approval of the GM/ Hughes separation transactions, GM may take certain actions if it has first received a bona fide, written proposal by a third party for a competing transaction that is on terms that the GM board of directors determines in good faith, after consultation with its financial advisors and counsel, would, if completed, result in a transaction that would be more favorable to GM and its stockholders than the GM/ Hughes separation transactions, the Hughes/ EchoStar merger and the other related transactions, taking into account such factors as the GM board of directors in good faith deems relevant, including the identity of the third party and all legal, financial, regulatory and other aspects of the proposal, including the terms of any financing and the likelihood that the GM/ Hughes separation transactions, the Hughes/ EchoStar merger and the other related transactions, will be completed, which we refer to as a “superior proposal,” and the GM board of directors, after consultation with counsel, determines in good faith that it is required to do so in order to comply with its fiduciary duties. This exception to the non-solicitation covenant is sometimes referred to as a “fiduciary out” exception. By its terms, this fiduciary out exception will terminate upon the receipt of the requisite GM common stockholder approval of the proposals relating to the transactions. See “The Transactions— Description of the Transactions— Restrictions on Consideration of Competing Transactions and the Fiduciary Out Exception.”

      Prior to GM furnishing any confidential information to any third party, such third party must have entered into a confidentiality agreement with GM or Hughes, provided that if such confidentiality agreement contains provisions that are less restrictive than the comparable provisions or omits restrictive provisions contained in the confidentiality agreement entered into by GM, Hughes and EchoStar, then that confidentiality agreement will be deemed to be amended to contain the less restrictive provisions or omit the restrictive provisions, as the case may be. GM must promptly notify EchoStar of any such inquiries, proposals or offers received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with, any of its representatives indicating the name of the person and the material terms and conditions of any inquiries, proposals or offers and keep EchoStar reasonably informed as to the status thereof.

      GM may enter into any agreement or arrangement, other than a confidentiality agreement, which may be entered into as described above, regarding any competing transaction, or approve or recommend to the GM common stockholders, or resolve to do so, or publicly propose to approve or recommend to the GM common stockholders, any such competing transaction, but only if it has first:

•	given EchoStar at least 72 hours to respond to such competing transaction after GM has notified EchoStar that, in the absence of any further action by EchoStar, it would consider such competing transaction to be a superior proposal and would be required to withdraw, revoke or modify its recommendation of the GM/ Hughes separation transactions, and given due consideration to any amendments or modifications to the principal transaction agreements proposed by EchoStar during such period; and

•	then caused Hughes to terminate the Hughes/ EchoStar merger agreement and simultaneously pay to EchoStar the required $600 million termination fee.

      For more information about this non-solicitation covenant and the related fiduciary out exception, see “The Transactions— Description of the Transactions—Restrictions on Consideration of Competing Transactions and the Fiduciary Out Exception.”

      Certain Transaction-Related Costs. GM, Hughes, HEC Holdings and EchoStar have agreed that transaction-related costs will generally be paid by the party that incurs them, though certain expenses will be allocated among GM, Hughes, HEC Holdings and EchoStar as follows:

•	Each of GM and EchoStar will pay 50% of:

•	all reasonable costs and expenses of printing and distributing this document and related materials to stockholders;

•	all filing fees associated with the filing of HEC Holdings’ registration statement, GM’s consent solicitation statement and EchoStar’s information statement with the SEC and any other state and foreign securities law regulators; and

•	all listing fees associated with listing the shares of New EchoStar Class A common stock and New EchoStar Class C common stock that are being registered pursuant to this registration statement and all listing fees, if any, associated with listing the shares of New EchoStar Class C common stock that are registered pursuant to any registration statement covering GM share dispositions after the completion of the transactions on the NYSE or for quotation on the Nasdaq.

•	Hughes will pay all costs and expenses of Hughes, HEC Holdings, GM or any of their respective affiliates relating primarily to the Hughes/ EchoStar merger, including all governmental or regulatory filing fees and the fees and expenses of the stock transfer agent for the HEC Holdings stock. Hughes will also pay all fees and expenses of its and HEC Holdings’ financial and legal advisors in connection with the Hughes/ EchoStar merger, including the fees and expenses of Credit Suisse First Boston, Goldman Sachs, Weil, Gotshal & Manges LLP and Latham & Watkins.

•	GM will pay all costs and expenses of GM, Hughes, HEC Holdings or any of their respective affiliates relating primarily to the GM/ Hughes separation transactions, including the fees and expenses of the

GM stock transfer agent and any proxy or consent solicitation agents, information agents or similar consultants or agents engaged by GM in connection with effecting the GM/ Hughes separation transactions. GM will also pay all fees and expenses of GM’s financial and legal advisors in connection with the GM/ Hughes separation transactions, including the fees and expenses of Merrill Lynch, Bear Stearns, Kirkland & Ellis and Richards, Layton & Finger, as well as certain fees and expenses of Weil, Gotshal & Manges LLP.

      Amendment of Transaction Agreements. The implementation agreement limits the ability of each of Hughes, HEC Holdings, GM, EchoStar and their respective affiliates to amend or terminate certain of the transaction documents or any other agreements contemplated by such transaction documents without the consent of the other parties.

     Certain Other Covenants

      The implementation agreement also provides that, among other things:

•	GM, Hughes, HEC Holdings and EchoStar agree, with certain exceptions, to use their commercially reasonable best efforts to take all actions and do all things necessary to complete, as soon as reasonably practicable, the GM/ Hughes separation transactions and the Hughes/ EchoStar merger, as well as certain other related transactions as contemplated by the transaction documents.

•	GM, Hughes, HEC Holdings and EchoStar will take the position that the Hughes/ EchoStar merger qualifies as a reorganization pursuant to Section 368(a) of the Code and that the Hughes split-off qualifies as a distribution of HEC Holdings stock pursuant to Section 355 and related provisions of the Code.

•	Other than with respect to claims based on breaches of the transaction agreements and other than with respect to losses arising out of certain third party claims, GM, Hughes, HEC Holdings and EchoStar have agreed to waive certain claims against each other arising in connection with their investigation, consideration or pursuit of the transactions contemplated by the transaction agreements.

•	GM, Hughes, HEC Holdings and EchoStar agree to cooperate with each other in connection with certain pre-closing capital-raising transactions by EchoStar, and GM and Hughes agree to use commercially reasonable efforts to take actions reasonably requested by EchoStar in connection with those transactions, including providing appropriate information for any offering document, and providing related indemnities.

•	Each of GM, Hughes, HEC Holdings and EchoStar agree, subject to certain limited exceptions, to consult with the other parties before issuing any press release or other public announcement or communication, including those communications required by the Securities Act or Exchange Act, relating to the matters contemplated by the transaction documents. The parties will also consult with each other before filing any report with respect to any period prior to the completion of the Hughes/ EchoStar merger, which contains any statement relating to the matters contemplated by the transaction documents.

•	For six years after the completion of the Hughes split-off, GM will provide directors and officers liability insurance covering each individual who served as a director or officer of Hughes, HEC Holdings or any Hughes affiliate within six years before the completion of the Hughes split-off for all applicable incidents, acts or omissions occurring prior to the completion of the Hughes split-off, regardless of when any claims relating to such incidents, acts or omissions are made.

•	For six years after the completion of the Hughes split-off, the certificates of incorporation and the bylaws of Hughes and HEC Holdings will contain indemnification provisions to be mutually agreed upon by the parties regarding the directors and officers of Hughes and HEC Holdings before the effectiveness of the Hughes split-off. For six years after the completion of the Hughes split-off, Hughes and HEC Holdings will indemnify present and former officers and directors of Hughes, HEC Holdings and their subsidiaries against losses, claims, damages, liabilities, fees and expenses arising out of actions or omissions occurring at or prior to the completion of the Hughes split-off. Hughes and HEC Holdings will not have to provide such indemnification in the event that coverage for such amounts is available under the GM directors and officers liability insurance policies described above.

•	GM agrees to use commercially reasonable efforts to take all actions as sole stockholder of both Hughes and HEC Holdings to allow Hughes and HEC Holdings to comply with certain of Hughes’ covenants in the Hughes/ EchoStar merger agreement relating to the Hughes certificate of incorporation and bylaws. GM also agrees that it will not, except as contemplated by the transaction documents, take any action in respect of Hughes that, if taken by Hughes, would cause Hughes to violate certain other covenants in the Hughes/ EchoStar merger agreement.

•	GM agrees that it will not, except as contemplated by the transaction documents, adjust the numerator or the denominator of the GM Class H fraction or take any actions that would require it to do so or do any of the following actions with respect to the GM Class H common stock:

•	adjust, split, combine, recapitalize or reclassify the GM Class H common stock;

•	make, declare or pay any dividend or distribution on, or purchase or otherwise acquire, any shares of GM Class H common stock or any securities convertible into shares of GM Class H common stock;

•	grant any person any right or option to acquire any shares of GM Class H common stock other than grants contemplated by the transaction documents;

•	issue, deliver or sell any additional shares of GM Class H common stock or any securities convertible into any shares of GM Class H common stock, except pursuant to the exercise of outstanding options and options issued in accordance with the transaction documents; or

•	enter into any agreement, understanding or arrangement with respect to the sale or voting of GM Class H common stock.

•	HEC Holdings will be permitted to issue shares of its capital stock in fulfillment of certain obligations to Vivendi Universal only if:

•	the IRS has issued a ruling to the effect that such issuance will not be treated as part of a plan that includes the GM/ Hughes separation transactions and the Hughes/ EchoStar merger under Section 355(e) of the Code; or

•	GM has determined that such issuances will not jeopardize the tax-free status of the Hughes split-off.

•	For two years after the completion of the Hughes/ EchoStar merger, Hughes, HEC Holdings and EchoStar have agreed that the indebtedness incurred by Hughes prior to the completion of the Hughes split-off for the purpose of financing a portion of the dividend from Hughes to GM will remain outstanding, or be refinanced with new debt of Hughes or a specified Hughes subsidiary, except to the extent that such debt is repaid by operating cash flow or asset sales by Hughes and its subsidiaries.

•	EchoStar has agreed to use commercially reasonable efforts to ensure that any demand note issued by Hughes to GM in connection with the dividend from Hughes to GM will be paid in full upon the completion of the Hughes/ EchoStar merger.

     Representations and Warranties; Survival

      The implementation agreement contains various representations and warranties of GM, Hughes, HEC Holdings and EchoStar. We will briefly describe these representations and warranties below.

      General Motors. The representations and warranties of GM relate generally to:

•	GM board of directors approval of the GM/Hughes separation transactions;

•	organization and good standing;

•	corporate power and authority;

•	conflicts, consents and approvals;

•	capitalization of GM and the GM Class H fraction;

•	litigation;

•	investment bankers’ fees and fairness opinions;

•	the accuracy of information provided for inclusion in the registration statement of which this document is a part and certain other registration statements contemplated in connection with the transactions;

•	certain tax matters;

•	the requisite GM common stockholder approval of the GM/ Hughes separation transactions and GM’s approval of the Hughes/ EchoStar merger in its capacity as the sole stockholder of both Hughes and HEC Holdings; and

•	certain agreements by the GM employee benefit plans not to transfer their shares of GM Class H common stock and, after the transactions, New EchoStar Class C common stock for a period of time after completion of the transactions.

      Hughes and HEC Holdings. The representations and warranties of Hughes and HEC Holdings relate generally to:

•	organization and good standing;

•	corporate power and authority;

•	the accuracy of information provided for inclusion in the registration statement of which this document is a part and certain other registration statements contemplated in connection with the transactions; and

•	certain tax matters.

      EchoStar. The representations and warranties of EchoStar relate generally to:

•	organization and standing;

•	corporate power and authority;

•	the accuracy of information provided for inclusion in the registration statement of which this document is a part and certain other registration statements contemplated in connection with the transactions;

•	certain tax matters; and

•	all of the matters with respect to which EchoStar made representations and warranties in the Hughes/ EchoStar merger agreement.

      The representations and warranties in the implementation agreement will not survive the completion of the Hughes/ EchoStar merger, except that certain specified representations and warranties for which indemnification is provided, provisions relating to the tax-free status of the Hughes split-off and covenants and agreements contained in the implementation agreement which by their terms require performance after the completion of the Hughes/ EchoStar merger shall survive indefinitely.

     Preservation of the Tax-Free Status of the Hughes Split-Off

      General Motors intends for the formation of HEC Holdings and the Hughes split-off to qualify as a tax-free transaction to GM and its stockholders under Section 355 and related sections of the Code. To that end, GM has requested and received the IRS ruling described above at “The Transactions— Material U.S. Federal Income Tax Considerations Relating to the Transactions— Material U.S. Federal Income Tax Consequences of the GM/ Hughes Separation Transactions.”

      In connection with GM’s request for the IRS ruling, GM made certain statements of fact and representations to the IRS with regard to Hughes and its business; Hughes and HEC Holdings in turn represented to GM that these statements and representations were correct. In the implementation agreement, Hughes, HEC Holdings and EchoStar have agreed not to take any action that, or fail to take any action within their control the failure of which, would cause the Hughes split-off to be taxable to GM or its stockholders. Hughes, HEC Holdings and EchoStar may not take any action that, or fail to take any action the failure of which, would result in a more than immaterial possibility that the tax-free status of the Hughes split-off would be jeopardized, including any action or failure to act that would be reasonably likely to be inconsistent with any representation made to the IRS in connection with the IRS ruling, unless GM has determined, in its reasonable discretion, that such action would not jeopardize the tax-free status of the Hughes split-off. See “—Cooperation on Tax Matters.”

      Hughes, HEC Holdings, and EchoStar also have agreed to certain specific covenants in the implementation agreement that are intended to preserve the tax-free status of the Hughes split-off. Certain of these specific covenants are described in greater detail below:

      Certain Acquisition Transactions. Until after the second anniversary of the completion of the Hughes split-off, Hughes, HEC Holdings and EchoStar have agreed not to enter into or permit any transaction or series of transactions, other than the Hughes split-off and the Hughes/ EchoStar merger, if the transaction:

•	is or is presumed to be, for purposes of Section 355(e) of the Code, part of a plan that includes the Hughes split-off; and

•	taken together with the issuances of New EchoStar Class A common stock and New EchoStar Class B common stock to the EchoStar common stockholders in the Hughes/ EchoStar merger and of GM Class H common stock issued or New EchoStar Class C common stock distributed in the GM share dispositions, would result in one or more persons acquiring New EchoStar stock that represents a 50 percent or greater interest in the aggregate voting power or value of the outstanding stock of New EchoStar;

unless GM previously has determined, in its reasonable discretion, that the completion of such transaction would not jeopardize the tax-free status of the Hughes split-off.

      For this purpose, the implementation agreement presumes that:

•	unless the IRS has issued a ruling to the contrary, any convertible or exchangeable security or option of EchoStar (other than, in general, employee stock options) will be converted into, exchanged or exercised for New EchoStar stock after the Hughes/ EchoStar merger and that the issuance of New EchoStar stock pursuant to such conversion, exchange or exercise will be in a transaction that is treated as part of a Section 355(e) plan that includes the Hughes split-off; and

•	any shares of GM Class H common stock issued or New EchoStar Class C common stock distributed by GM pursuant to any GM share dispositions will be issued or distributed, as the case may be, in a transaction that is treated as part of a Section 355(e) plan that includes the Hughes split-off.

      Continuation of DIRECTV Active Trade or Business. Until two years after the completion of the Hughes split-off, Hughes and HEC Holdings have agreed to continue to conduct the active trade or business, within the meaning of Section 355 of the Code, conducted by DIRECTV Enterprises and DIRECTV Operations, as those subsidiaries conduct that business immediately prior to the completion of the Hughes split-off. During such time, Hughes and HEC Holdings have agreed not to:

•	dispose of or otherwise discontinue the conduct of 60% or more of that active trade or business, based on the fair market value of the tangible and intangible assets of that business at the time of the Hughes/ EchoStar merger; or

•	dispose of any business or assets that would cause that business to be operated in a manner that is inconsistent in any material respect with the business purposes for the Hughes split-off, as may be described in the IRS ruling.

      Continuity of Business. Until after the second anniversary of the completion of the Hughes split-off, Hughes and HEC Holdings have agreed that:

•	they will not voluntarily dissolve or liquidate; and

•	except in the ordinary course of business, neither they nor any of their direct or indirect subsidiaries will sell, transfer or otherwise dispose of or agree to dispose of assets, including any shares of capital stock of their subsidiaries, that, in the aggregate, constitute more than:

•	60% of HEC Holdings’ gross assets; or

•	60% of the consolidated gross assets of HEC Holdings and its subsidiaries.

For this purpose, HEC Holdings is not deemed directly or indirectly to control a subsidiary, unless it owns, directly or indirectly, shares constituting:

•	80% or more of the total combined voting power of all outstanding shares of voting stock of such subsidiary; and

•	80% or more of the total number of outstanding shares of each class or series of capital stock of such subsidiary other than voting stock.

      Discharge of Intracompany Debt. Prior to the Hughes split-off, Hughes and HEC Holdings have agreed to fully discharge and satisfy all debt that they and their affiliates owe to GM and its affiliates, other than the GMAC loan or any demand note issued in connection with the Hughes recapitalization, each of which will be repaid immediately after the Hughes/ EchoStar merger. For this purpose, debt does not include payables arising in the ordinary course of business or debt that is distributed by Hughes to GM in connection with the GM/ Hughes separation transactions. Until two years after the completion of the Hughes split-off, neither Hughes nor HEC Holdings will be able to have any such indebtedness with GM.

      These covenants will not prohibit Hughes or HEC Holdings from implementing or complying with any transaction upon which the IRS has granted a favorable ruling in the IRS ruling or in any subsequent IRS ruling.

     General Covenants Regarding the Tax Treatment of the Hughes Split-Off

      As discussed above, in the implementation agreement, Hughes, HEC Holdings and EchoStar have agreed not to take, or to permit any of their respective subsidiaries to take, any action that, or to fail to take any action within their control the failure of which, would jeopardize the tax-free status of the Hughes split-off. Hughes, HEC Holdings and EchoStar may not take any action that, or fail to take any action the failure of which, would result in a more than immaterial possibility that the tax-free status of the Hughes split-off would be jeopardized, including any action or failure to act that would be reasonably likely to be inconsistent with any representation made to the IRS in connection with the IRS ruling, unless GM has determined, in its reasonable discretion, that such action would not jeopardize the tax-free status of the Hughes split-off.

     Cooperation on Tax Matters

      Hughes, HEC Holdings and EchoStar on the one hand and GM on the other hand have agreed to certain procedures with respect to the tax-related covenants in the implementation agreement. Hughes, HEC Holdings and EchoStar are required to notify GM if they desire to take any action that is prohibited by the tax-related covenants described above. Upon such notification, if GM determines that such action might jeopardize the tax-free status of the Hughes split-off, then GM has agreed to elect either to:

•	use commercially reasonable efforts to obtain a private letter ruling from the IRS that would permit Hughes, HEC Holdings or EchoStar to take the desired action, and Hughes, HEC Holdings and EchoStar have agreed to cooperate in connection with such efforts; or

•	provide all reasonable cooperation to Hughes, HEC Holdings and EchoStar in connection with their obtaining such an IRS ruling.

In either case, Hughes and HEC Holdings will bear all costs and expenses of obtaining such an IRS ruling.

     Indemnification for Tax Liabilities

      Hughes, HEC Holdings and EchoStar generally have agreed to indemnify GM and its affiliates against any and all tax-related losses incurred by GM and its affiliates in connection with any proposed tax assessment or tax controversy with respect to the Hughes split-off, to the extent caused by:

•	any action or failure to act by Hughes, HEC Holdings or EchoStar or their respective subsidiaries and affiliates that jeopardizes the tax-free status of the Hughes split-off; or

•	any other breach by Hughes, HEC Holdings or EchoStar of any of their representations, warranties or covenants made in the tax-related provisions of the implementation agreement.

This indemnification does not apply to actions that GM permits Hughes or HEC Holdings to take as a result of a determination by GM that such action would not jeopardize the tax-free status of the Hughes split-off, unless Hughes, HEC Holdings or EchoStar breaches a representation or covenant upon which the determination by GM was based.

     Other General Indemnification

      The implementation agreement provides that GM, Hughes, HEC Holdings and EchoStar will provide each other with certain indemnifications, as described below.

      Hughes and HEC Holdings. Hughes and HEC Holdings have agreed to indemnify:

•	GM and certain related indemnitees for certain losses relating to or arising from the business or operations of Hughes and HEC Holdings or their respective affiliates, including any business or operations previously owned by them and disposed of before the completion of the Hughes split-off or any occurrence relating to any disposition of any such business or operations, except as otherwise provided below;

•	GM, EchoStar and certain respective related indemnitees for certain losses relating to or arising from breaches by Hughes or HEC Holdings or their respective affiliates of any covenants contained in the transaction agreements or the representations and warranties of Hughes and HEC Holdings contained in the implementation agreement relating to:

•	organization and good standing;

•	corporate power and authority; and

•	certain information contained in this document and any registration statement relating to GM share dispositions;

•	GM and certain related indemnitees for certain losses relating to or arising from information included in SEC filings of Hughes or HEC Holdings, other than information provided by or on behalf of GM or its affiliates and subject to certain other exceptions;

•	GM and certain related indemnitees for certain losses relating to or arising from information relating to Hughes or HEC Holdings or their respective affiliates or their respective businesses or GM Class H common stock, provided by or on behalf of Hughes or HEC Holdings or their respective affiliates, to GM and contained in SEC filings of GM, subject to certain exceptions; and

•	GM and certain related indemnitees for certain other losses, including certain losses relating to or arising from recognizing the former record holders of GM Class H common stock and Hughes preference stock and, as applicable, GM and GM $1 2/3 par value common stockholders as the record holders of HEC Holdings Class C common stock and related matters.

      The above-described indemnification of GM and certain related indemnitees of GM is subject to the completion of the Hughes split-off.

      General Motors. General Motors has agreed to indemnify:

•	HEC Holdings and certain related indemnitees for certain losses relating to or arising from the business or operations of GM or its affiliates, except to the extent any such losses relate to the Hughes businesses;

•	HEC Holdings and certain related indemnitees and EchoStar and certain related indemnitees for certain losses relating to or arising from breaches by GM or certain of its affiliates of any covenants contained in certain transaction agreements or the representations and warranties of GM contained in the implementation agreement relating to:

•	organization and standing;

•	corporate power and authority;

•	absence of conflicts with certain formative documents of GM and Hughes;

•	absence of violation of any order, writ, injunction, decree, statute, rule or regulation applicable to GM or any of its significant subsidiaries;

•	the absence of any additional approval or government filing (except as contemplated by the GM/ Hughes separation transactions);

•	the ownership by GM of Hughes capital stock and HEC Holdings capital stock;

•	capitalization (but only with respect to representations specifically relating to the GM Class H common stock, the GM Series H preference stock and the GM Class H fraction);

•	certain information contained in this document and any registration statement relating to GM share dispositions; and

•	GM common stockholder approval and Hughes common stockholder approval of the GM/ Hughes separation transactions and/or the Hughes/ EchoStar merger, as applicable;

•	HEC Holdings and certain related indemnitees for certain losses relating to or arising from information included in SEC filings of GM, other than information provided by or on behalf of Hughes, HEC Holdings or their affiliates and subject to certain other exceptions;

•	HEC Holdings and certain related indemnitees for certain losses relating to or arising from information relating to GM or certain of its affiliates or their respective businesses or GM $1 2/3 par value common stock, provided by or on behalf of GM or certain of its affiliates, to Hughes or HEC Holdings and contained in SEC filings of Hughes and HEC Holdings, subject to certain exceptions;

•	HEC Holdings, EchoStar and certain related indemnitees for certain losses relating to or arising from any indebtedness for borrowed money of GM or certain of its affiliates to the extent paid by HEC Holdings or certain of its affiliates after the completion of the Hughes split-off;

•	HEC Holdings and certain related indemnitees for certain losses relating to or arising from the investigation, consideration or pursuit of a strategic business transaction involving the combination of Hughes or its subsidiaries with another unaffiliated person;

•	except with respect to the adoption by HEC Holdings of a stockholder protection rights agreement, Hughes and certain related indemnitees and EchoStar and certain related indemnitees for certain losses relating to or arising from the failure of the GM/ Hughes separation transactions to be in compliance with the Delaware General Corporation Law;

•	HEC Holdings, EchoStar and certain respective related indemnitees for any losses relating to or arising from certain purchase price adjustment and related claims made by The Boeing Company in connection with its purchase of the Hughes satellite manufacturing business in 2000, but only to the extent that the aggregate amount of all such claims exceeds $670 million; and

•	HEC Holdings and certain related indemnitees for certain losses relating to or arising from recognizing the record holders of GM Class H common stock, GM $1 2/3 par value common stock or GM Series H preference stock as record stockholders of GM and related matters.

•	HEC Holdings, EchoStar and certain related indemnitees for certain losses relating to or arising from the fact that all GM share dispositions are conducted by means of cash sales as opposed to debt-for-equity exchanges.

      The above-described indemnification of HEC Holdings and certain related indemnitees of HEC Holdings is subject to the completion of the Hughes split-off.

      EchoStar. EchoStar has agreed to indemnify:

•	GM and certain related indemnitees, and prior to the completion of the Hughes/ EchoStar merger, Hughes and certain related indemnitees, for certain losses relating to or arising from breaches by EchoStar or its affiliates of any covenants contained in certain transaction agreements or the representations and warranties of EchoStar contained in the implementation agreement relating to:

•	organization and good standing;

•	corporate power and authority; and

•	certain information contained in this document and any registration statement relating to GM share dispositions;

•	GM and certain related indemnitees for certain losses relating to or arising from the adoption by HEC Holdings of a stockholder protection rights agreement.

      The above-described indemnifications do not apply to any tax-related losses or any losses relating to any breach of the provisions of agreements other than the transaction agreements, which will be governed by their terms.

     Amendment and Waiver

      GM, Hughes, HEC Holdings and EchoStar may amend the implementation agreement, but no amendment will be made following the receipt of the requisite GM common stockholder approval that alters or changes:

•	the amount or kind of shares, securities, cash, property or rights to be received by GM common stockholders pursuant to the implementation agreement; or

•	any of the terms and conditions of the implementation agreement if that alteration or change would adversely affect the GM common stockholders without the approval, if required, of the GM common stockholders.

      At any time prior to the completion of the Hughes/ EchoStar merger, GM, with respect to EchoStar, and EchoStar, with respect to GM, Hughes and HEC Holdings, may, by action taken or authorized by their respective boards of directors, extend the time for the performance of any of the obligations or other acts of the other party or waive the provisions of the implementation agreement.

     Termination; Effect of Termination

      Prior to the completion of the Hughes split-off, the implementation agreement will terminate automatically upon termination of the Hughes/ EchoStar merger agreement. For more information regarding the termination of the Hughes/EchoStar merger agreement, see “— Hughes/EchoStar Merger Agreement— Termination.” In the event of such a termination, the implementation agreement, except for certain specified provisions, will become void and have no effect, without any liability under the implementation agreement on the part of GM, Hughes, HEC Holdings or EchoStar or their subsidiaries or respective directors, officers, employees or stockholders. However, this provision will not relieve any party to the implementation agreement of liability for a breach of any provision of the implementation agreement or invalidate the provisions of the confidentiality agreement entered into between GM, Hughes and EchoStar.

GM/Hughes Separation Agreement

      GM, Hughes and HEC Holdings have entered into a separation agreement, which establishes certain important terms and conditions relating to the Hughes recapitalization and other matters relating to the separation of Hughes from GM pursuant to the GM/Hughes separation transactions. Generally speaking, the GM/ Hughes separation agreement sets forth the terms and conditions of the obligations of Hughes, HEC Holdings and GM to effect the Hughes recapitalization.

      Let us tell you more about the GM/ Hughes separation agreement:

     The Hughes Recapitalization

      Subject to the terms and conditions of the GM/ Hughes separation agreement, including satisfaction or waiver of each of the conditions described below, the parties have agreed to effect the Hughes recapitalization as described in the GM/ Hughes separation agreement. We explain below how this will occur.

      Hughes Dividend Distribution. Prior to the completion of the Hughes split-off, Hughes will pay as a dividend to General Motors:

•	$4.2 billion, subject to reduction as described below, which we sometimes refer to as the “Hughes recapitalization amount,” payable in cash except to the extent described below; and

•	if, at the time that the Hughes dividend distribution is otherwise payable as described above, Hughes has insufficient funds available to it to pay in full the dividend in cash, then, to the extent and in lieu of any such shortfall in funds, Hughes will distribute as a dividend to General Motors a demand note that will be payable in full at the effective time of the Hughes/ EchoStar merger and have terms, including interest rate, reasonably acceptable to GM, Hughes and EchoStar.

At any time following the receipt of the requisite GM common stockholder approval, Hughes may distribute as a dividend to General Motors or a GM affiliate a promissory note in an amount about equal to the Hughes recapitalization amount. If such a promissory note has been distributed at the time that the Hughes recapitalization is to be completed, then the payment described above may be made in repayment of the promissory note rather than as a dividend.

      Reduction of the Denominator of the GM Class H Fraction. In consideration of the Hughes dividend distribution described above, GM has agreed to promptly take all actions within its control necessary to cause the denominator of the GM Class H fraction to be reduced upon GM’s receipt of the Hughes dividend distribution by a number equal to the quotient that is determined by dividing:

•	the Hughes recapitalization amount, which is the amount of the Hughes dividend distribution described above;

by

•	the average of the volume weighted average trading prices of GM Class H common stock for each of the five trading days, or, if less, the number of trading days following the public announcement by GM or Hughes of the receipt of certain specified regulatory consents or approvals and before the completion of the Hughes split-off, ending on and including the trading day immediately prior to the date of the Hughes split-off, which we sometimes refer to as the “average GM Class H common stock price.”

This reduction of the denominator of the GM Class H fraction will reduce the number of shares of HEC Holdings Class C common stock held by General Motors immediately upon the completion of the Hughes split-off.

      Reduction in the Shares Subject to GM Share Dispositions; Reduction of the Hughes Recapitalization Amount. The GM/ Hughes separation agreement provides that, under certain circumstances, there will be reductions of:

•	the number of shares of HEC Holdings Class C common stock that GM will be entitled to distribute in connection with any GM share dispositions completed after the date of completion of the Hughes/ EchoStar merger; and

•	the Hughes recapitalization amount.

      If and only to the extent required in order to satisfy the equity headroom condition set forth in the Hughes/ EchoStar merger agreement as of immediately prior to completion of the Hughes/ EchoStar merger, the aggregate number of shares of HEC Holdings Class C common stock which GM is entitled to distribute in connection with all GM share dispositions completed after the date of completion of the Hughes/ EchoStar merger, if any, will be reduced by an amount equal to the least of the following:

•	40 million;

•	the excess of 100 million over the number of shares of GM Class H common stock issued by GM in connection with all GM share dispositions completed prior to the Hughes recapitalization; and

•	the minimum number by which the total number of shares of HEC Holdings Class C common stock that GM is then entitled to distribute in connection with all GM share dispositions would have to be reduced in order for the equity headroom condition to be satisfied.

However, in order to cause the equity headroom condition to be satisfied, GM may elect to, but is not required to, reduce further the aggregate number of additional shares of HEC Holdings Class C common stock which it is entitled to distribute in connection with any subsequent GM share dispositions.

      If, after giving effect to any required or optional reduction of the number of shares which GM is entitled to distribute after the Hughes/ EchoStar merger in order to effect GM share dispositions, either the equity headroom condition is still not satisfied, or the value condition is not satisfied, then the Hughes recapitalization amount will be reduced by an amount equal to the least of the following:

•	$700 million;

•	the product of the excess, if any, of the number of shares of GM Class H common stock issued in connection with debt-for-equity exchanges prior to the completion of the Hughes split-off over 60 million, multiplied by the average fair market value of the debt obligations repurchased by GM per share of GM Class H common stock issued in connection with debt-for-equity exchanges (which we sometimes refer to as the “proceeds” of such exchanges); and

•	the minimum amount by which the Hughes recapitalization amount would have to be reduced in order both to cause the equity headroom condition to be satisfied and to cause the value condition to be satisfied.

However, in order to cause the equity headroom condition to be satisfied, or in order to cause the value condition to be satisfied, GM may elect, but is not required to, further reduce the amount of the Hughes dividend distribution.

      HEC Holdings Contribution. Promptly following the completion of the Hughes dividend distribution as described above, and prior to the completion of the Hughes split-off, GM will contribute all of the outstanding stock of Hughes to HEC Holdings, a wholly owned subsidiary of General Motors, in exchange for a number of shares of HEC Holdings Class C common stock equal to the denominator of the GM Class H fraction, determined as of immediately prior to the Hughes split-off, and giving effect to the reduction of the denominator in connection with the Hughes dividend distribution as described above, and determined as of such point in time rather than as an average with respect to any accounting period. This number will represent the sum of:

•	the aggregate number of outstanding shares of GM Class H common stock as of immediately prior to the completion of the Hughes split-off; and

•	the aggregate number of notional shares representing GM’s remaining retained economic interest, if any, in Hughes after giving effect to the Hughes recapitalization.

      Following the completion of this contribution of Hughes stock to HEC Holdings, and the related issuance of shares of HEC Holdings Class C common stock to General Motors, GM, Hughes and HEC Holdings will be prepared to effect the Hughes split-off, as described above at “—Implementation Agreement— Hughes Split-Off.”

     No Amendment, Waiver or Termination of the Hughes/ EchoStar Merger Agreement

      Without the prior written consent of GM, neither Hughes nor HEC Holdings may modify or amend in any respect, or terminate or waive any right or condition in the Hughes/ EchoStar merger agreement.

     Confidential Information

      From and after the Hughes split-off, neither Hughes or HEC Holdings, on the one hand, nor GM, on the other hand, may disclose any confidential information of the other to any person. Hughes, HEC Holdings and GM have agreed to maintain current policies and procedures, as appropriate, and develop further policies and procedures to comply with their respective confidentiality obligations under the GM/ Hughes separation agreement.

     Access to Information

      For a specified period following the completion of the Hughes split-off, Hughes and HEC Holdings, on the one hand, and GM, on the other hand, have agreed to provide reasonable access to certain information within their possession, and to certain personnel to the extent reasonably necessary to discuss such information, relating to the other’s business, assets or liabilities if required by such other party for certain purposes and to use commercially reasonable efforts to make certain persons available as witnesses for certain purposes, in each case at the expense of the party requesting such access, information or witnesses. Hughes and HEC Holdings, on the one hand, and GM, on the other hand, have agreed to use commercially reasonable efforts to accommodate the other party’s requests with respect to retention and provision of copies of any significant information in such party’s possession relating to the business or operations, assets or liabilities of the other party.

     Assumption of Obligations Relating to Registration Rights

      From and after the Hughes split-off, GM will assign to HEC Holdings all of GM’s rights, and HEC Holdings will assume all of GM’s obligations, under two existing registration rights agreements relating to GM Class H common stock.

     Insurance Matters

      GM, Hughes and HEC Holdings have agreed to cooperate on insurance matters after the Hughes split-off. GM has agreed to use commercially reasonable efforts to assist Hughes and HEC Holdings in the transition to their own separate insurance coverage, including coverage for directors and officers of Hughes and HEC Holdings. If Hughes or HEC Holdings is unable to obtain its own insurance coverage prior to the Hughes split-off, GM, Hughes and HEC Holdings will cooperate with each other to enter into an arrangement so that Hughes and HEC Holdings will continue to have the benefit of the insurance coverage formerly provided by GM’s insurance program. GM, Hughes and HEC Holdings and their respective affiliates will use commercially reasonable efforts not to take any action that would jeopardize or otherwise interfere with the other party’s ability to collect any proceeds payable pursuant to certain insurance policies maintained by GM or any GM affiliate prior to the Hughes split-off.

     Hughes Recapitalization Closing Conditions

      The obligations of General Motors, Hughes and HEC Holdings to complete the Hughes recapitalization are subject to, among other things, the satisfaction of the following conditions, any of which may be waived by GM on its own behalf, or Hughes on behalf of itself and HEC Holdings, in each case with EchoStar’s consent:

•	There will be no order, injunction, decree, statute, rule or regulation that will prevent the completion of the GM/ Hughes separation transactions.

•	The GM/Hughes separation transactions will have received the requisite GM common stockholder approval, consisting of the approval of the holders of:

•	a majority of the voting power of the outstanding shares of GM $1 2/3 par value common stock and GM Class H common stock, voting together as a single class based on their respective per share voting power;

•	a majority of the outstanding shares of GM Class H common stock, voting as a separate class; and

•	a majority of the outstanding shares of GM $1 2/3 par value common stock, voting as a separate class.

•	The amendment of the GM restated certificate of incorporation required in order to complete the GM/ Hughes separation transactions will have been filed and become effective.

•	The ruling from the IRS received by GM, which we sometimes refer to as the “required IRS ruling,” to the effect that the distribution of HEC Holdings Class C common stock to the holders of GM Class H common stock as contemplated by the implementation agreement will constitute a distribution with respect to which no gain or loss will be recognized by GM or any GM affiliate, Hughes or their respective stockholders pursuant to Section 355 and related provisions of the Code, is still in effect.

•	GM will have received the opinion of tax counsel to the effect that, on the basis of and subject to the assumptions, representations, limitations and other matters set forth in such opinion:

•	the recapitalization of the GM $1 2/3 par value common stock and the GM Class H common stock arising from the adoption of the amendment to Article Fourth of the GM restated certificate of incorporation in connection with the GM/Hughes separation transactions will be tax-free to GM, the GM $1 2/3 par value common stockholders and the GM Class H common stockholders; and

•	the GM Class H common stock is stock of GM for U.S. federal income tax purposes.

•	All of the conditions to the Hughes/ EchoStar merger, other than the completion of the Hughes recapitalization and the Hughes split-off, shall have been satisfied or duly waived, and Hughes, HEC Holdings and EchoStar will be prepared to cause the completion of the Hughes/ EchoStar merger immediately following the Hughes split-off. For more information about the conditions to the Hughes/ EchoStar merger, see “—The Hughes/ EchoStar Merger Agreement— Conditions.”

•	All applicable waiting periods under the Hart-Scott-Rodino Act and any applicable similar law of any foreign jurisdiction with respect to the GM/ Hughes separation transactions will have expired or been terminated and all governmental approvals and all filings with governmental authorities required to complete the GM/ Hughes separation transactions will have been obtained and made, other than approvals and filings, the absence of which, in the aggregate, are not reasonably likely to result in a material adverse effect on the ability of GM, Hughes or HEC Holdings to complete the GM/ Hughes separation transactions.

•	The SEC will have declared the registration statement of which this document is a part effective and all applicable material state and foreign blue sky or securities permits and approvals will have been obtained.

•	The shares of New EchoStar Class A common stock and New EchoStar Class C common stock to be issued in connection with the Hughes/ EchoStar merger will have been approved for listing on the NYSE or approved for quotation on the Nasdaq.

•	The opinion of Houlihan Lokey Howard & Zukin regarding the solvency of Hughes and its ability to declare and pay the Hughes dividend distribution in connection with the Hughes recapitalization will have been delivered to GM and Hughes in form and substance reasonably acceptable to Hughes.

•	At least five trading days will have elapsed from the date that satisfaction of specified conditions in the Hughes/ EchoStar merger agreement relating to antitrust requirements and governmental approvals is publicly announced by GM or Hughes.

•	The agreement between General Motors and certain of the GM employee benefit plans under which such GM employee benefit plans agree not to transfer their shares of GM Class H common stock or, after the Transactions, New EchoStar Class C common stock, for a specified period following the completion of the Hughes split-off, will have been entered into and will be in full force and effect. For a description of this agreement, see “Shares Eligible for Future Sale— GM Employee Benefit Plans.”

•	The average market price of GM Class H common stock for a specified period preceding the time of the completion of the Hughes recapitalization will be sufficient to support the reduction of GM’s retained economic interest in Hughes.

           This condition will be satisfied if the quotient determined by dividing:

•	the Hughes recapitalization amount as described above

by

•	the average GM Class H common stock price as described above does not exceed the aggregate number of GM notional shares determined as of immediately prior to the reduction of the denominator of the GM Class H fraction as contemplated in connection with the Hughes recapitalization.

For this purpose, “GM notional shares” means the aggregate number of shares representing GM’s retained economic interest in Hughes, determined by the GM board of directors, in good faith and in accordance with the provisions of the GM/ Hughes separation agreement. The aggregate number of GM notional shares will be determined, as of any particular time, by subtracting:

•	the number of shares of GM Class H common stock issued and outstanding as of such time;

from

•	the denominator determined by the GM board of directors as of such point in time rather than as an average with respect to any accounting period, as required under certain circumstances by the GM restated certificate of incorporation.

     Amendment; Termination; Effect of Termination

      GM, Hughes and HEC Holdings may amend the GM/ Hughes separation agreement, subject to EchoStar’s written consent. No amendment will be made following the receipt of requisite GM common stockholder approval that alters or changes:

•	the amount or kind of shares, securities, cash, property or rights to be received by the GM Class H common stockholders pursuant to the implementation agreement; or

•	any of the terms and conditions of the GM/ Hughes separation agreement if that alteration or change would adversely affect the GM common stockholders without the approval, if required, of the GM common stockholders.

      Prior to the completion of the Hughes split-off, the GM/ Hughes separation agreement will terminate automatically upon the termination of the Hughes/ EchoStar merger agreement. For more information regarding the termination of the Hughes/ EchoStar merger agreement, see “—Hughes/ EchoStar Merger Agreement— Termination.” In the event of such a termination of the GM/ Hughes separation agreement, it will become void and have no effect, without any liability under the GM/ Hughes separation agreement on the part of GM, Hughes or HEC Holdings or their respective directors, officers or stockholders. However, this provision will not relieve GM, Hughes or HEC Holdings of liability for a breach of any provision of the GM/ Hughes separation agreement.

     Ancillary Separation Agreements

      Pursuant to the GM/ Hughes separation agreement, GM, HEC Holdings and Hughes, and certain of their respective affiliates, have entered into certain other agreements relating to the separation of Hughes from General Motors pursuant to the GM/ Hughes separation transactions. We will briefly describe these agreements below.

      Tax Agreement. As contemplated by the GM/ Hughes separation agreement, GM, Hughes and HEC Holdings have entered into an income tax allocation agreement, which we sometimes refer to as “the tax agreement,” to govern the allocation of U.S. income tax liabilities and to set forth agreements with respect to certain other tax matters. The tax agreement will amend and restate the income tax allocation agreement currently in place between GM and Hughes. The tax agreement will become effective on the date of the completion of the Hughes/ EchoStar merger.

      Under the Code, Hughes and HEC Holdings will cease to be members of the GM consolidated group upon the completion of the Hughes split-off. For tax periods prior to the Hughes split-off, Hughes will calculate its tax liability as if it were the common parent of a separate affiliated group of corporations filing a consolidated return using a rate, depending on the tax year in question, of either 20% or the highest rate specified in subsection (b) of Section 11 of the Code. We sometimes refer to such rate as the “assumed rate.” Hughes will pay its calculated taxes to GM, which will then file a consolidated or combined return including the Hughes return with the appropriate tax authorities. Tax benefits generated by Hughes, such as net operating losses and foreign tax credits, for tax periods before the Hughes split-off will reduce its tax liability, and may be carried back to offset Hughes’ standalone tax liability for prior years to the extent allowed under the then applicable law. Hughes will be compensated, based on the assumed rate, for tax benefits generated by Hughes and used by the GM consolidated group. Hughes will be compensated by GM for these tax benefits, other than foreign tax credits, within 20 business days of the filing of the GM consolidated return that includes the Hughes split-off, and for foreign tax credits as Hughes can show that it would have used the credits on a stand-alone basis.

      There may be certain U.S. state or local jurisdictions in which Hughes will file a separate income tax return, not combined or consolidated with GM, for tax periods before the Hughes split-off. In that circumstance, Hughes will file the income tax return with the appropriate tax authorities and pay the tax, if any, directly to the tax authority.

      Hughes will prepare and file all tax returns, and pay all income taxes due, with respect to all tax returns required to be filed by it for all tax periods after the Hughes split-off.

      Hughes is responsible for most U.S. tax adjustments related to Hughes for all periods prior to the Hughes split-off. In addition, GM, Hughes and HEC Holdings have agreed to cooperate in any tax audits, litigation or appeals that involve, directly or indirectly, periods prior to the Hughes split-off. GM has agreed to indemnify Hughes for income tax liabilities not otherwise payable by Hughes pursuant to the tax agreement, except as provided in the implementation agreement.

      GM/ Hughes Intellectual Property Agreement. As contemplated by the GM/ Hughes separation agreement, Hughes and GM have entered into an intellectual property agreement, which we sometimes refer to as the “GM/ Hughes intellectual property agreement,” concerning certain intellectual property and ongoing activities of the parties. Under this agreement, the parties granted each other mutual, royalty-free licenses and sublicenses under certain of their respective intellectual property rights, excluding trademark rights, to use and sell products and services in their respective businesses. This agreement terminates upon the last to expire of such intellectual property rights.

      The GM/ Hughes intellectual property agreement further provides that, until October 28, 2005, before transferring its right to the Hughes XM bandwidth, a communications frequency spectrum to which Hughes has the right to use under its agreement with XM Satellite Radio, to any third party other than a subsidiary or affiliate of Hughes, Hughes must offer the bandwidth to GM on terms comparable to those offered to the third party. If GM declines the offer, but the terms under which Hughes proposes to transfer the Hughes XM bandwidth improve for the third party, Hughes is obligated to offer such bandwidth to GM under those improved terms. The GM/ Hughes intellectual property agreement also grants Hughes reciprocal rights with respect to any transfer by GM of the OnStar XM bandwidth, a communications frequency spectrum to which GM has the right to use under its agreement with XM Satellite Radio.

      The GM/ Hughes intellectual property agreement also provides as follows:

•	Hughes agreed, until October 28, 2006, not to use, license, transfer or disclose to any third party or affiliate, the OnStar air interface protocol, which is software developed by Hughes under funding by GM for use by OnStar for delivery of voice and data between OnStar call centers and OnStar vehicles, for use in any vehicle or any product or service specifically adapted for use in a vehicle;

•	GM and Hughes agreed to certain terms and conditions with respect to any ongoing collaborative efforts involving research, development or engineering designed to aid the possible bringing of new products and services to market;

•	Hughes agreed to offer for sale those products, services and technologies that GM will acquire from Hughes, until October 28, 2003, and which will be for use in GM’s business, on a most favored customer basis to GM and its subsidiaries and affiliates as compared with similarly situated customers; and

•	Hughes agreed to make available to GM, until April 28, 2003, those technical persons within Hughes who developed technology at Hughes that is practiced in GM’s business.

•	Hughes agreed that until April 28, 2003, GM may solicit, for interview and possible hiring by OnStar, up to two employees who were involved in the Hughes OnStar technology development effort for GM.

      Neither Hughes nor GM may assign the GM/ Hughes intellectual property agreement or any of the license rights and obligations contained in the GM/ Hughes intellectual property agreement without the prior written consent of the other party, which will not be unreasonably withheld, except:

•	in connection with the sale of their respective businesses; or

•	in connection with the sale of a subsidiary or affiliate of either party, in which case the relevant rights and obligations of the GM/ Hughes intellectual property agreement may be assigned.

      GM/ Hughes Special Employee Items Agreement. As contemplated by the GM/ Hughes separation agreement, GM, Hughes and HEC Holdings have entered into a special employee items agreement. Under the special employee items agreement, GM has agreed to provide certain service and salary credits under certain GM retirement plans for GM employees who transfer to Hughes, and Hughes has agreed to provide certain service and salary credits under the Hughes defined benefit pension plan for Hughes employees who transfer to GM. In addition, GM has agreed to permit Hughes employees to continue to participate in the GM vehicle purchase program for three years following the completion of the Hughes/ EchoStar merger.

Hughes/EchoStar Merger Agreement

      Hughes, HEC Holdings and EchoStar have entered into an agreement and plan of merger that establishes certain important terms and conditions relating to the Hughes/ EchoStar merger.

      Let us tell you more about the Hughes/ EchoStar merger agreement:

     The Hughes/ EchoStar Merger

      Upon the terms and subject to the conditions of the Hughes/ EchoStar merger agreement, and in accordance with the provisions of the Delaware General Corporation Law and the Nevada Revised Statutes,

EchoStar will merge with HEC Holdings, with HEC Holdings as the surviving corporation. We sometimes refer to the surviving corporation as “New EchoStar”.

     Closing and Effectiveness of the Hughes/ EchoStar Merger

      Subject to the next sentence, the closing of the Hughes/EchoStar merger will occur no later than 16 business days after the earlier to occur of:

•	the date on which the waiting periods applicable to the completion of the Hughes/ EchoStar merger under the HSR Act and any similar law of foreign jurisdictions have expired or been terminated and all other approvals of, or filings with, governmental authorities (other than the FCC) required to complete the transactions have been obtained or made, other than approvals, clearances and filings, the absence of which, in the aggregate, are not reasonably likely to have a material adverse effect on New EchoStar; and

•	the date on which the Department of Justice or the Federal Trade Commission, as the case may be, and the parties have executed a consent decree or other settlement permitting the completion of the Hughes/ EchoStar merger;

provided that EchoStar has the right to reduce the time period from 16 business days to as little as five business days upon written notification to HEC Holdings. However, if the time periods related to these two conditions have expired, but all of the other conditions to the completion of the Hughes/EchoStar merger as described below at “—Conditions” have not been fulfilled or waived, then the closing will be held one business day after the date on which the remaining conditions have been fulfilled or waived (other than those conditions that by their nature are to be fulfilled at the closing, but subject to the fulfillment or waiver of such conditions).

      Following the closing of the Hughes/ EchoStar merger, the parties will file a certificate of merger with the Secretary of State of the State of Delaware and the articles of merger with the Secretary of State of the State of Nevada. At that time, or at a later time as set forth in the certificate of merger and articles of merger, the Hughes/ EchoStar merger will become effective.

      At the effective time of the Hughes/ EchoStar merger, the separate corporate existence of EchoStar will cease and HEC Holdings, as the surviving corporation of the Hughes/ EchoStar merger, will continue its existence under the laws of the State of Delaware, and its name will be changed to “EchoStar Communications Corporation.”

     Conversion of EchoStar Common Stock

      At the effective time of the Hughes/ EchoStar merger:

•	Each share of EchoStar Class A common stock will be converted into the right to receive 1/0.73, or about 1.3699, shares of New EchoStar Class A common stock.

•	Each share of EchoStar Class B common stock will be converted into the right to receive 1/0.73, or about 1.3699, shares of New EchoStar Class B common stock. A family trust controlled by Mr. Charles W. Ergen, Chairman of the Board of Directors and Chief Executive Officer of EchoStar, is expected to be the sole recipient of New EchoStar Class B common stock.

•	Each share of HEC Holdings Class C common stock outstanding prior to the Hughes/ EchoStar merger will remain outstanding and be unchanged.

For more information regarding the common stock of New EchoStar, see “New EchoStar Capital Stock— Common Stock.”

      At the effective time of the Hughes/ EchoStar merger, each option to purchase EchoStar Class A common stock or EchoStar Class B common stock will be automatically converted into an option to purchase shares of New EchoStar Class A common stock or New EchoStar Class B common stock, as the case may be. Each option will allow the holder to purchase the number of shares of New EchoStar Class A common stock or New EchoStar Class B common stock equal to the number of shares of EchoStar Class A common stock or EchoStar Class B common stock, as applicable, underlying such option, multiplied by 1/0.73, at a price equal to the current exercise price of such option, divided by 1/0.73. The other terms and conditions of any options to buy shares of New EchoStar Class A common stock or New EchoStar Class B common stock will be identical to those of the options to buy EchoStar Class A common stock or EchoStar Class B common stock, as applicable, immediately before the completion of the Hughes/ EchoStar merger.

      Fractional shares of New EchoStar Class A common stock and New EchoStar Class B common stock will not be issued, and no dividends will be paid with respect to such fractional shares. Instead, cash will be paid in lieu of any such fractional shares, with the price per share being determined by reference to the prevailing price of New EchoStar Class A common stock on the NYSE or the Nasdaq, as applicable, for the trading day immediately following the date on which the Hughes/ EchoStar merger is completed.

      The exchange agent will mail to each record holder of EchoStar Class A common stock or EchoStar Class B common stock a letter of transmittal and related materials for use in surrendering the certificates that formerly represented such holder’s EchoStar Class A common stock or EchoStar Class B common stock. EchoStar Class A common stockholders and EchoStar Class B common stockholders will be instructed to mail the certificates formerly representing their Class A common stock or Class B common stock and the letter of transmittal to the exchange agent in exchange for:

•	certificates representing, or other evidence of ownership of, their New EchoStar Class A common stock or New EchoStar Class B common stock; and

•	a check representing any unpaid dividends on EchoStar Class A common stock and EchoStar Class B common stock and fractional shares of such EchoStar common stock that will be cashed out.

Immediately after the completion of the Hughes/ EchoStar merger, the holders of New EchoStar common stock will be entitled to receive all dividends payable on, and exercise voting rights and all other rights and privileges with respect to, New EchoStar common stock.

      After the transactions are completed, the exchange agent will begin mailing certificates representing, or other evidence of ownership of, New EchoStar Class A common stock and New EchoStar Class B common stock and a check representing any unpaid dividends and fractional shares. We currently estimate that it will take about                     weeks following the closing of the transactions to complete this mailing.

     Boards; Committees and Officers of the Surviving Corporation

      The Hughes/ EchoStar merger agreement provides for the composition of the New EchoStar board of directors, as well as the establishment of a management transition committee that is designed to assure a smooth transition to a combined management team. In addition, New EchoStar’s board of directors will establish an audit committee, an executive compensation committee and a nominating committee. All members of the audit committee and a majority of the members of the executive compensation committee will be independent directors, as determined under NYSE or Nasdaq standards, as applicable.

      See “New EchoStar Directors and Executive Officers” below for a complete list of New EchoStar’s directors and “New EchoStar Capital Stock” below for more information on various matters related to corporate governance with respect to New EchoStar.

      The boards of directors of EchoStar, Hughes and HEC Holdings, as applicable, will adopt appropriate resolutions so that the disposition of shares or options with respect to EchoStar Class A common stock and EchoStar Class B common stock, or any other equity securities or derivative equity securities of EchoStar, and the acquisition of shares or options with respect to New EchoStar Class A common stock and New EchoStar Class B common stock, or any other equity securities or derivative securities of HEC Holdings, by applicable officers or directors of EchoStar, will be exempt for purposes of Section 16 of the Securities and Exchange Act of 1934, as amended.

     Covenants

      The Hughes/ EchoStar merger agreement includes certain provisions that govern the manner in which Hughes and HEC Holdings, on the one hand, and EchoStar, on the other hand, must conduct their respective businesses between the date of the Hughes/ EchoStar merger agreement and the completion of the Hughes/ EchoStar merger.

      Conduct of Hughes’ Operations. The Hughes/ EchoStar merger agreement provides that, until the completion of the Hughes/ EchoStar merger, Hughes and HEC Holdings will conduct their businesses and operations in the ordinary course, except as expressly contemplated by the Hughes/ EchoStar merger agreement and the transactions contemplated by the transaction agreements. The Hughes/ EchoStar merger agreement also provides that Hughes and HEC Holdings will use commercially reasonable efforts to maintain and preserve the Hughes business organization and the material rights and franchises and to retain the services of the Hughes officers and key employees and maintain relationships with customers, suppliers and other third parties.

      The Hughes/ EchoStar merger agreement also provides that, except in certain circumstances, until the completion of the Hughes/ EchoStar merger, Hughes and HEC Holdings, as applicable, will not, without the prior written consent of EchoStar:

•	do or effect any of the following actions with respect to HEC Holdings’ or any of its subsidiaries’ securities:

•	adjust, split, combine, recapitalize or reclassify its capital stock;

•	make, declare or pay any dividend or distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock;

•	grant any person any right or option to acquire any shares of its capital stock other than grants in accordance with the terms of the Hughes/ EchoStar merger agreement;

•	except with respect to the issuance of preference stock of HEC Holdings, issue, deliver or sell or agree to issue, deliver or sell any additional shares of its capital stock or any securities, instruments or obligations convertible into or exchangeable or exercisable for any shares of its capital stock or such securities, except pursuant to the exercise of outstanding options and options issued in accordance with the terms of the Hughes/ EchoStar merger agreement; or

•	enter into any agreement, understanding or arrangement with respect to the sale or voting of its capital stock;

•	intentionally interfere with EchoStar’s or its subsidiaries’ existing contractual economic relationships or with their suppliers, equipment manufacturers, dealers and retailers by encouraging such persons not to perform their existing contracts with or conduct business with EchoStar or its subsidiaries;

•	sell or otherwise dispose of or encumber any amount of Hughes’, HEC Holdings’ or any of their subsidiaries’ property or assets that is material to Hughes, HEC Holdings and their subsidiaries, other than in the ordinary course of business, consistent with past practice;

•	make or propose any changes in their respective certificates of incorporation or bylaws;

•	merge or consolidate with any other person or acquire assets or capital stock of any other person which are material to Hughes, HEC Holdings and their subsidiaries, taken as a whole, or enter into any confidentiality agreement with any person with respect to any such transaction;

•	create any subsidiaries that are not directly or indirectly wholly owned by Hughes or HEC Holdings;

•	enter into or modify any benefit plan or other employment, severance, change in control, termination or similar agreements or arrangements with, or increase the compensation or benefits of, any officer, director, consultant or employee of Hughes, HEC Holdings or their subsidiaries, other than:

•	pursuant to the employee matters agreement described below; and

•	payment of severance or termination benefits or increases in salary, compensation or benefits granted in the ordinary course of business consistent with past practice or as provided for in the employee matters agreement contemplated by the Hughes/ EchoStar merger agreement;

except as may be required by applicable law or a binding written contract in effect on the date of the Hughes/ EchoStar merger agreement;

•	change any method or principle of accounting in a material manner that is inconsistent with past practice, except as may be required by applicable law or by accounting principles;

•	take any action that would reasonably be expected to result in the representations and warranties set forth in the Hughes/ EchoStar merger agreement becoming false or inaccurate;

•	enter into or carry out any other transaction which is material to Hughes, HEC Holdings and their subsidiaries, taken as a whole, other than in the ordinary and usual course of business;

•	take any action which could reasonably be expected to adversely affect or delay the ability of Hughes, HEC Holdings or EchoStar to obtain any approval of any governmental authority required to complete the transactions contemplated by the Hughes/ EchoStar merger agreement;

•	except as specifically permitted in the implementation agreement, amend the transaction agreements to which EchoStar is not a party; or

•	agree in writing or otherwise to take any of the foregoing actions.

      Conduct of EchoStar’s Operations. The Hughes/ EchoStar merger agreement provides that until the completion of the Hughes/ EchoStar merger, EchoStar will conduct its businesses and operations in the ordinary course except as expressly contemplated by the Hughes/ EchoStar merger agreement and the transactions contemplated by the transaction agreements. The Hughes/ EchoStar merger agreement also provides that EchoStar will use commercially reasonable efforts to maintain and preserve its business organization and its material rights and franchises, and to retain the services of its officers and key employees and maintain relationships with customers, suppliers and other third parties.

      The Hughes/ EchoStar merger agreement also provides that, except in certain circumstances, until the completion of the Hughes/ EchoStar merger, EchoStar will not, without the prior written consent of Hughes:

•	do or effect any of the following actions with respect to EchoStar’s or any of its subsidiaries’ securities:

•	adjust, split, combine, recapitalize or reclassify its capital stock;

•	make, declare or pay any dividend or distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock;

•	grant any person any right or option to acquire any shares of its capital stock other than grants in accordance with the terms of the Hughes/ EchoStar merger agreement;

•	issue, deliver or sell or agree to issue, deliver or sell any additional shares of its capital stock or any securities, instruments or obligations convertible into or exchangeable or exercisable for any shares of its capital stock or such securities, except pursuant to the exercise of outstanding options and options issued in accordance with the terms of the Hughes/ EchoStar merger agreement; or

•	enter into any agreement, understanding or arrangement with respect to the sale or voting of its capital stock, except for the issuance of EchoStar debt securities, equity securities and equity-linked securities up to an aggregate amount of $2.385 billion;

•	intentionally interfere with HEC Holdings’ or its subsidiaries’ existing contractual economic relationships or with their suppliers, equipment manufacturers, dealers and retailers by encouraging such persons not to perform their existing contracts with or conduct business with HEC Holdings or its subsidiaries;

•	sell or otherwise dispose of or encumber any amount of EchoStar’s or any of its subsidiaries’ property or assets that is material to EchoStar and its subsidiaries, other than in the ordinary course of business, consistent with past practice;

•	make or propose any changes in its certificate of incorporation or bylaws;

•	merge or consolidate with any other person or acquire assets or capital stock of any other person which are material to EchoStar and its subsidiaries, taken as a whole, or enter into any confidentiality agreement with any person with respect to any such transaction;

•	create any subsidiaries that are not directly or indirectly wholly owned by EchoStar;

•	except for the adoption of a plan providing for grants of options to acquire EchoStar Class B common stock and entering into an employment agreement with Charles W. Ergen, enter into or modify any benefit plan or other employment, severance, change in control, termination or similar agreements or arrangements with, or increase the compensation or benefits of, any officer, director, consultant or employee of EchoStar or its subsidiaries, other than:

•	entering into or extending any employment agreement, payment of severance or termination benefits or increases in salary, compensation or benefits granted in the ordinary course of business consistent with past practice or as provided for in the employee matters agreement contemplated by the Hughes/ EchoStar merger agreement;

except as may be required by applicable law or a binding written contract in effect on the date of the Hughes/ EchoStar merger agreement;

•	change any method or principle of accounting in a material manner that is inconsistent with past practice, except as may be required by applicable law or by accounting principles;

•	take any action that would reasonably be expected to result in the representations and warranties set forth in the Hughes/ EchoStar merger agreement becoming false or inaccurate;

•	enter into or carry out any other transaction which is material to EchoStar and its subsidiaries, taken as a whole, other than in the ordinary and usual course of business;

•	take any action which could reasonably be expected to adversely affect or delay the ability of Hughes, HEC Holdings or EchoStar to obtain any approval of any governmental authority required to complete the transactions contemplated by the Hughes/ EchoStar merger agreement;

•	except as specifically permitted in the implementation agreement, amend the transaction agreements to which Hughes and HEC Holdings are not parties; or

•	agree in writing or otherwise to take any of the foregoing actions.

      Other Mutual Covenants; Notification of Certain Matters. The Hughes/ EchoStar merger agreement provides that, among other things, Hughes and EchoStar will:

•	use commercially reasonable efforts to complete the Hughes/ EchoStar merger and the transactions contemplated by the Hughes/ EchoStar merger agreement;

•	use their best efforts to satisfy specified conditions relating to antitrust requirements and governmental approvals. In addition, the parties will use their best efforts to resolve any disputes with governmental authorities, including by defending any challenge to the Hughes/ EchoStar merger. The parties will also be required, if necessary, to enter into settlements with these authorities. These settlements may include an obligation to divest assets, but the parties will not be required to agree to effect any divestiture, separate any business or assets or take any other similar action if that action would result in the expected synergies of the Hughes/ EchoStar merger being reduced to an amount that is no longer meaningful. In addition, the parties will not divest or hold separate any business or assets or take any other similar action that is not conditioned on the completion of the Hughes/ EchoStar merger;

•	use commercially reasonable efforts to cause the Hughes/ EchoStar merger to qualify as a reorganization under Section 368 of the Code and to obtain opinions of counsel to such effect;

•	use commercially reasonable efforts to cause the New EchoStar Class A common stock and Class C common stock to be listed on the NYSE or for quotation on the Nasdaq prior to the completion of the Hughes/ EchoStar merger;

•	permit representatives of the other party to have reasonable access to its properties, books, records and other documents and furnish promptly any information concerning the party’s businesses as the other party or its representatives may reasonably request;

•	limit the number of options of GM Class H common stock or any capital stock of EchoStar, Hughes, PanAmSat or their respective subsidiaries granted to any person between the signing of the merger agreement and the completion of the Hughes/ EchoStar merger;

•	use commercially reasonable efforts to finalize and enter into one or more merger financing agreements, which we refer to as the “Hughes/ EchoStar merger financing agreements,” consistent with the terms of the merger commitment letter and, at or immediately prior to the time the Hughes split-off is completed, complete the financing contemplated by such agreements;

•	not to disparage the other party or such party’s products, services or trade names. In addition, the parties agree not to make any public statements regarding which party’s direct-to-home platform will be utilized following completion of the Hughes/ EchoStar merger; and

•	upon completion of the Hughes/ EchoStar merger, cause the DIRECTV name to be the brand adopted by New EchoStar.

      The Hughes/ EchoStar merger agreement also provides that New EchoStar will execute and deliver supplemental indentures to assume the obligations of EchoStar under certain indentures relating to debt instruments of EchoStar and its subsidiaries. New EchoStar will also assume the obligations of EchoStar and its subsidiaries under certain registration rights agreements with holders of EchoStar debt, common stock and securities convertible into common stock.

      Additional Covenants of EchoStar. EchoStar will agree to do one of the following on or before October 4, 2002:

•	use commercially reasonable efforts to cause certain of its indentures to be amended to provide that the completion of the Hughes/ EchoStar merger will not constitute a “change in control” under the relevant indentures, including the offering by EchoStar of a reasonable and customary consent fee or interest payment modification;

•	obtain additional committed financing in an amount sufficient to refinance all indebtedness outstanding under those indentures to which an amendment to the relevant “change in control” provision was not obtained; or

•	present Hughes with a plan under which, after completion of the Hughes/ EchoStar merger, New EchoStar will not be in breach of its obligations under, and will be able to comply with their obligations under the terms of, the relevant indentures. If Hughes rejects the plan after considering the plan in good faith, EchoStar will be required to promptly (and in any event within 20 business days after such rejection) take one of the other two options discussed above.

      Competing Transactions. Hughes, HEC Holdings and EchoStar agree that they will not solicit, initiate, facilitate or encourage any proposals for a competing transaction with a third party or participate in discussions, furnish information or enter into any agreement other than a confidentiality agreement, with respect to a competing transaction, provided that prior to the receipt of the requisite GM common stockholder approval, Hughes and HEC Holdings may engage in such discussions, and furnish such information, and GM may enter into an agreement regarding a superior proposal, if and to the extent that GM is permitted to engage in such activities under the implementation agreement, as described above at “—Implementation Agreement— Covenants of GM, Hughes and EchoStar— No Solicitation of Competing Transactions Involving Hughes.”

      Hughes, HEC Holdings and EchoStar have agreed that they will, and will cause their respective representatives to, cease and cause to be terminated immediately all existing discussions or negotiations with any persons conducted on or before the date of the signing of the original principal transaction agreements with respect to any competing transaction.

     Conditions

      Each party’s obligation to effect the Hughes/ EchoStar merger is subject to the satisfaction or waiver of a number of conditions. Failure to satisfy or waive any of these conditions could, therefore, result in the delay or non-completion of the Hughes/ EchoStar merger.

      Conditions of Each Party’s Obligations to Complete the Hughes/ EchoStar Merger. The respective obligations of Hughes, HEC Holdings and EchoStar to complete the Hughes/ EchoStar merger are subject to fulfillment of the following conditions:

•	There will be no order, injunction, decree, statute, rule or regulation preventing the completion of the Hughes/ EchoStar merger.

•	All applicable waiting periods under the Hart-Scott-Rodino Act and any similar law of foreign jurisdictions will have expired or been terminated, and all other approvals of, or clearances from, or filings with, governmental authorities required to complete the transactions will have been obtained or made, other than approvals, clearances and filings, the absence of which, in the aggregate, are not reasonably likely to have a material adverse effect on the prospects of the combined businesses.

•	All material orders and approvals of the FCC will have been obtained.

•	The GM/ Hughes separation transactions will have been completed.

•	All of the conditions to the Hughes/ EchoStar merger financing will have been satisfied and the parties will be prepared to complete the Hughes/ EchoStar merger financing immediately following the merger effective time.

•	The shares of New EchoStar Class A common stock and New EchoStar Class C common stock will have been approved for listing on the NYSE or approved for quotation on the Nasdaq, subject to official notice of issuance.

•	The registration rights agreement between GM and HEC Holdings, described below in “Shares Eligible For Future Sale— General Motors,” and the registration rights agreement between a trust controlled by Mr. Ergen and HEC Holdings, described below in “Shares Eligible For Future Sale— Charles W. Ergen,” will be in full force and effect.

•	New EchoStar will have the ability to issue at least $1 billion of equity upon the completion of the Hughes/ EchoStar merger without breaching certain covenants contained in the implementation agreement regarding the preservation of the tax-free status of the Hughes split-off, provided that the $1 billion minimum will be reduced by an amount equal to the fair market value of the capital stock of HEC Holdings into which any equity issued by EchoStar, or issuable upon the exercise, conversion or exchange of securities issued by EchoStar, between the date of the signing of the Hughes/ EchoStar merger agreement and the date of the completion of Hughes/ EchoStar merger would convert at the completion of the Hughes/ EchoStar merger, but not below $250 million:

We sometimes refer to this condition as the “equity headroom” condition. For more information about the equity headroom condition, and the factors which will affect its satisfaction such that the transactions can be completed, including the average GM Class H common stock price, see “The

Transactions— Description of the Transactions— The Hughes/ EchoStar Merger— Satisfaction of the Equity Headroom Condition.”

The determination of the amount of equity that New EchoStar would be permitted to issue upon the completion of the Hughes/ EchoStar merger without breaching certain covenants contained in the implementation agreement regarding the preservation of the tax-free status of the Hughes split-off will be based on:

•	all capital stock of New EchoStar that will be outstanding after the Hughes recapitalization and the Hughes/ EchoStar merger and all options or rights to acquire, and securities that are convertible into or exchangeable for, capital stock of New EchoStar that will be outstanding after the Hughes recapitalization and the Hughes/ EchoStar merger to the extent that the acquisition of capital stock thereunder would be expected to be treated as part of a Section 355(e) plan that includes the Hughes split-off;

•	unless the IRS issues a ruling to the contrary, the presumption that any convertible or exchangeable security or option of EchoStar (other than employee stock options) will be converted into, exchanged or exercised for New EchoStar stock after the Hughes/ EchoStar merger and that the issuance of New EchoStar stock pursuant to such conversion, exchange or exercise will be in a transaction that is treated as part of a Section 355(e) plan that includes the Hughes split-off;

•	the presumption that any shares of GM Class H common stock issued or New EchoStar Class C common stock distributed by GM pursuant to any GM share dispositions will be issued or distributed, as the case may be, in a transaction that is treated as part of a Section 355(e) plan that includes the Hughes split-off;

•	the presumption that New EchoStar will issue either:

•	a number of shares of New EchoStar Class C common stock that Hughes, HEC Holdings and EchoStar reasonably estimate could be expected to be issued in consideration for the securities of PanAmSat that are outstanding as of the effective time of the Hughes split-off and not owned by New EchoStar; or

•	if such parties cannot agree to such estimate, a number of shares of New EchoStar Class C common stock having an aggregate fair market value equal to 105% of the aggregate fair market value of the PanAmSat common stock, as determined based on the average of the daily volume weighted average trading prices of EchoStar Class A common stock for each of the five trading days ending on and including the trading day before the completion of the Hughes/ EchoStar merger, and other securities of PanAmSat, excluding employee stock options, that reasonably could be expected to be acquired for capital stock of New EchoStar, that are outstanding as of the effective time of the Hughes split-off and not owned by New EchoStar, with such fair market value determined on the basis of the advice of an investment banking firm selected by GM and reasonably satisfactory to EchoStar;

•	the assumption that, immediately after the completion of the Hughes/ EchoStar merger, New EchoStar Class C common stock has a fair market value per share equal to the average GM Class H common stock price;

•	the assumption that, immediately after the completion of the Hughes/ EchoStar merger, New EchoStar Class A common stock, other than New EchoStar Class A common stock held by Vivendi Universal or any of its affiliates, has a fair market value per share equal to the average GM Class H common stock price, unless the average GM Class H common stock price is less than the product of 0.73 multiplied by the average of the daily volume weighted average trading price of shares of EchoStar Class A common stock for each of the five trading days ending on and including the trading day before the completion of the Hughes/ EchoStar merger, in which case the New EchoStar Class A common stock would be assumed to have a fair market value per share equal to such product;

•	the assumption that, immediately after the completion of the Hughes/ EchoStar merger, New EchoStar Class A common stock held by Vivendi Universal or any of its affiliates has a fair market value per share equal to the sum of the fair market value per share of New EchoStar Class A common stock not held by Vivendi Universal or its affiliates and the maximum amount that may be payable on settlement of the contingent value rights associated with such share; and

•	the assumption that, immediately after the completion of the Hughes/ EchoStar merger, the New EchoStar Class B common stock has a fair market value per share determined on the basis of the investment banking firm selected by GM and reasonably satisfactory to EchoStar.

      Conditions to the Obligations of Hughes and HEC Holdings. The obligations of Hughes and HEC Holdings to complete the Hughes/ EchoStar merger are also subject to the following conditions, any of which may be waived by Hughes (with the consent of GM):

•	The representations and warranties of EchoStar will be true and correct as of the date of the Hughes/ EchoStar merger agreement and as of the closing date of the Hughes/ EchoStar merger or, if such representations and warranties expressly relate to a specified date, then as of that specified date, except to the extent that the breaches of the representations and warranties could not reasonably be expected to result in a, and have not resulted in a continuing, material adverse effect to New EchoStar, provided that certain actions taken by EchoStar in connection with certain regulatory matters and the effects of such actions on the representations and warranties will be ignored for purposes of this condition;

•	EchoStar will have performed all of its obligations under the Hughes/ EchoStar merger agreement in all material respects prior to the completion of the Hughes/ EchoStar merger;

•	The opinion of tax counsel to Hughes and HEC Holdings that the Hughes/ EchoStar merger constitutes a reorganization within the meaning of Section 368(a) of the Code will have been received; and

•	EchoStar will have complied with its covenants contained in the Hughes/ EchoStar merger agreement with respect to matters relating to certain of its debt instruments that contain change in control provisions that would be triggered by the Hughes/ EchoStar merger.

      Conditions to the Obligations of EchoStar. EchoStar’s obligations to complete the Hughes/ EchoStar merger are also subject to the following conditions, any of which may be waived by EchoStar:

•	The representations and warranties of Hughes and HEC Holdings will be true and correct as of the date of the Hughes/ EchoStar merger agreement and as of the closing date of the Hughes/ EchoStar merger or, if such representations and warranties expressly relate to a specified date, then as of that specified date, except to the extent that the breaches of the representations and warranties could not reasonably be expected to result in a, and have not resulted in a continuing, material adverse effect to New EchoStar, provided that certain actions taken by Hughes or HEC Holdings in connection with certain regulatory matters and the effects of such actions on the representations and warranties will be ignored for purposes of this condition;

•	Hughes and HEC Holdings will have performed all of their respective obligations under the Hughes/ EchoStar merger agreement in all material respects prior to the completion of the Hughes/ EchoStar merger;

•	The opinion of EchoStar’s tax counsel that the Hughes/ EchoStar merger constitutes a reorganization within the meaning of Section 368(a) of the Code will have been received;

•	The representations and warranties of GM in the implementation agreement will be true and correct as of the date of the Hughes/ EchoStar merger agreement and as of the closing date of the Hughes/ EchoStar merger or, if such representations and warranties expressly relate to a specified date, then as of that specified date, except to the extent that the breaches of the representations and warranties could not result in a, and have not resulted in a continuing, material adverse effect to New EchoStar or a material adverse effect on EchoStar’s, Hughes’ or HEC Holdings’ ability to complete the contemplated transactions; and

•	GM will have performed in all material respects all of its obligations under the implementation agreement to be performed prior to the Hughes split-off.

     Representations and Warranties; No Survival

      The Hughes/ EchoStar merger agreement contains various representations and warranties of Hughes, HEC Holdings and EchoStar.

      Hughes and HEC Holdings. The representations and warranties of Hughes and HEC Holdings generally relate to:

•	organization and good standing;

•	subsidiaries and other equity or ownership interests of Hughes and HEC Holdings;

•	corporate power and authority;

•	the capital structure of Hughes and HEC Holdings;

•	conflicts, consents and approvals;

•	SEC filings;

•	financial statements and liabilities;

•	absence of certain changes;

•	compliance with certain laws;

•	litigation;

•	taxes;

•	environmental and safety matters;

•	employee benefit plans;

•	intellectual property;

•	contracts;

•	investment bankers’ fees and fairness opinions;

•	board and stockholder approval;

•	takeover laws;

•	restrictive agreements;

•	permits; and

•	matters pertaining to certain Indian entities.

      EchoStar. The representations and warranties of EchoStar generally relate to:

•	organization and good standing;

•	the subsidiaries and other equity or ownership interests of EchoStar;

•	corporate power and authority;

•	the capital structure of EchoStar;

•	conflicts, consents and approvals;

•	SEC filings;

•	financial statements and liabilities;

•	absence of certain changes;

•	compliance with certain laws;

•	litigation;

•	taxes;

•	environmental and safety matters;

•	employee benefit plans;

•	intellectual property;

•	contracts;

•	investment bankers’ fees and fairness opinions;

•	board and stockholder approval and amendments to bylaws;

•	takeover laws;

•	restrictive agreements; and

•	permits.

      The representations and warranties made in the Hughes/ EchoStar merger agreement by Hughes, HEC Holdings and EchoStar will not survive the completion of the Hughes/ EchoStar merger.

     Director and Officer Indemnification and Insurance Matters

      The Hughes/ EchoStar merger agreement provides that from the completion of the Hughes/ EchoStar merger, New EchoStar will provide certain indemnifications, as described below:

      New EchoStar. New EchoStar has agreed to indemnify present and former directors and officers of EchoStar and its subsidiaries and each person appointed by EchoStar to serve on another corporation’s board of directors as of the effective time of the Hughes/ EchoStar merger against costs or expenses, judgments, fines, losses, claims, damages or liabilities relating to matters existing at or prior to the effective time of the Hughes/ EchoStar merger.

      In addition, for six years after the completion of the Hughes/ EchoStar merger, New EchoStar will provide officers’ and directors’ liability insurance for these same parties for all applicable incidents, acts or omissions occurring before or up to six years after the completion of the Hughes/ EchoStar merger.

     Amendment and Waiver

      The Hughes/ EchoStar merger agreement may be amended by Hughes, HEC Holdings and EchoStar, provided that no amendment will be made which by law requires approval or authorization by the stockholders of Hughes and HEC Holdings or EchoStar, without such approval or authorization.

      The Hughes/ EchoStar merger agreement provides that Hughes, HEC Holdings and EchoStar may extend the time for the performance of any of the obligations or other acts of such other party or waive the provisions of the Hughes/ EchoStar merger agreement.

     Termination

      The Hughes/ EchoStar merger agreement may be terminated, subject in certain instances to payment of a termination fee, at any time prior to the completion of the Hughes/ EchoStar merger by written notice by:

•	mutual written consent of Hughes and EchoStar;

•	Hughes or EchoStar if any permanent injunction or other order preventing the completion of the Hughes/ EchoStar merger has become final and non-appealable;

•	Hughes or EchoStar if the Hughes/ EchoStar merger has not been completed by January 21, 2003, which we sometimes refer to as the “drop-dead date,” unless this period is extended by the boards of directors of both Hughes and EchoStar or because the U.S. Department of Justice or Federal Trade Commission agreed to a consent decree or other settlement permitting the Hughes/ EchoStar merger;

•	Hughes or EchoStar if the GM/ Hughes separation transactions fail to receive stockholder approval;

•	Hughes, following a breach by EchoStar, or EchoStar, following a breach by Hughes or HEC Holdings, of any representation, warranty, covenant or agreement contained in the Hughes/ EchoStar merger agreement, which breach would result in the failure of a specified condition in the Hughes/ EchoStar merger agreement that cannot be cured by the drop-dead date;

•	Hughes or EchoStar if an event, change, circumstance or effect occurs and is continuing with respect to the other party that has had or is reasonably likely to have a material adverse effect on the other party and New EchoStar and that cannot be cured by the drop-dead date, except that the effects of certain actions taken by Hughes, HEC Holdings or EchoStar in connection with certain regulatory matters will be ignored for the purposes of this provision;

•	Hughes if the waiting period applicable to the completion of the Hughes/ EchoStar merger under U.S. antitrust laws has not expired or been terminated more than 15 business days before the drop-dead date, unless the Department of Justice or the Federal Trade Commission has agreed to a consent decree or other settlement permitting the Hughes/ EchoStar merger, in which case Hughes will not be able to terminate the Hughes/ EchoStar merger agreement unless the applicable waiting period under the Hart-Scott-Rodino Act has not expired or been terminated on or prior to five business days before the drop dead date;

•	Hughes if all material orders and approvals of the FCC have not been obtained and become final at least ten business days before the drop-dead date such that the condition to closing relating to FCC approvals is incapable of being fulfilled, unless the Department of Justice or Federal Trade Commission has agreed to a consent decree or other settlement permitting the Hughes/ EchoStar merger prior to the fifteenth business day before the drop dead date, in which case Hughes will not be able to terminate the Hughes/ EchoStar merger agreement unless all material orders and approvals of the FCC have not been obtained and become final within three business days after the date the consent decree or other settlement permitting the Hughes/ EchoStar merger is filed in court;

•	Hughes, if there has been a breach by EchoStar, or EchoStar, if there has been a breach by GM, Hughes or HEC Holdings, of any representation or warranty contained in the implementation agreement, which breach cannot be cured by the drop dead date, except to the extent that all such breaches could not be expected to have a material adverse impact on EchoStar’s, Hughes’ or HEC Holdings’ ability to complete the transaction agreements or a material breach by the relevant party of any of the covenants or agreements contained in the implementation agreement, which breach cannot be cured by the drop dead date;

•	Hughes if GM has been notified by the IRS that the IRS ruling received by GM, as described at “—GM/Hughes Separation Agreement—Hughes Recapitalization Closing Conditions,” has been withdrawn, invalidated or modified in an adverse manner, or has been notified by the IRS, or has otherwise reasonably determined, on the basis of an opinion of outside tax counsel, that there is a more than immaterial possibility that the completion of the Hughes split-off will not be tax-free and, assuming the matter is capable of being resolved by a subsequent ruling by the IRS, the IRS has informed GM and Hughes that it will not issue a subsequent ruling;

•	Hughes if the Hughes/ EchoStar merger financing agreements have not been entered into, or the definitive terms thereof agreed to, by the necessary parties on or prior to a date not less than 45 calendar days after the filing of Amendment No. 4 to the registration statement of which this document is a part.

•	Hughes if GM delivers to EchoStar a notice of non-recommendation, and the right to terminate in respect of such notice shall not have been terminated following the delivery by GM of a notice of proposed mailing or a withdrawal of such notice of non-recommendation, as described above at “—Implementation Agreement— Proposal of Matters Relating to the Transactions to GM Common Stockholders;”

•	Hughes if GM proposes to enter into an agreement or arrangement with respect to a competing transaction after having complied with the terms of the non-solicitation covenant in the implementation agreement, described above at “—Implementation Agreement— Covenants of GM, Hughes and EchoStar,” and after having paid a termination fee;

•	EchoStar if GM agrees to, or its board of directors approves or recommends, a competing transaction; or

•	EchoStar if GM delivers or constructively delivers to EchoStar a notice of non-recommendation, and the right to terminate in respect of such notice shall not have been terminated following the delivery by GM of a notice of proposed mailing or a withdrawal of such notice of non-recommendation (if such a notice was delivered), as described above at “—Implementation Agreement— Proposal of Matters Relating to the Transactions to GM Common Stockholders;”

     Termination Fees; Expense Reimbursement

      A termination fee is payable under the following circumstances:

      If the Hughes/ EchoStar merger agreement is terminated:

•	by EchoStar because GM agrees to, or its board of directors approves or recommends, a competing transaction;

•	by Hughes or EchoStar because GM has delivered or constructively delivered to EchoStar a notice of non-recommendation in accordance with the terms of the implementation agreement as described above at “—Implementation Agreement—Proposal of Matters Relating to the Transactions to GM Common Stockholders;” or

•	by Hughes if GM has entered into an agreement or arrangement with respect to a competing transaction after having complied with its non-solicitation covenant in the implementation agreement and after giving EchoStar 72 hours to respond to such competing transaction;

then Hughes will pay to EchoStar, in cash, a termination fee and expense reimbursement equal to $600 million.

      If the Hughes/ EchoStar merger agreement is terminated by Hughes or EchoStar because GM failed to obtain the requisite GM common stockholder approval at a duly called meeting, or failed to obtain the required number of written consents, in each case under the circumstances described in the Hughes/ EchoStar merger agreement, then Hughes will pay to EchoStar, in cash, the $600 million termination fee if:

•	at any time after the date of the signing of the Hughes/ EchoStar merger agreement and before the Hughes/ EchoStar merger agreement is terminated, a competing transaction has been publicly disclosed; and

•	within 15 months of such termination, GM or Hughes enters into definitive agreements with respect to, or completes, such competing transaction.

      If the Hughes/ EchoStar merger agreement is terminated by Hughes or EchoStar because GM failed to obtain the requisite GM common stockholder approval at a duly called meeting, or failed to obtain the required number of written consents, in each case under the circumstances described in the Hughes/ EchoStar merger agreement, then Hughes will pay to EchoStar, in cash, the $600 million termination fee if:

•	at any time after the date of the Hughes/ EchoStar merger agreement, a competing transaction has been publicly disclosed, which competing transaction has not been withdrawn or abandoned at the time of the GM common stockholder vote; and

•	within 15 months of such termination, GM or Hughes enters into definitive agreements with respect to, or completes, any competing transaction.

      If the Hughes/ EchoStar merger agreement is terminated:

•	by Hughes because the waiting period applicable to the completion of the Hughes/ EchoStar merger under the Hart-Scott-Rodino Act has not expired or been terminated within the time period described above at “—Hughes/ EchoStar Merger Agreement—Termination;”

•	by Hughes because FCC approval has not been obtained and become final within the time period described above at “—Hughes/ EchoStar Merger Agreement—Termination;” or

•	by Hughes or EchoStar because there is in place a permanent injunction or other order preventing the completion of the Hughes/ EchoStar merger, in an action brought by a governmental authority under U.S. federal or state antitrust laws or FCC rules, which has become final and non-appealable;

then EchoStar will pay to Hughes, in cash, a termination fee and expense reimbursement equal to $600 million. However, if the termination of the Hughes/ EchoStar merger agreement was caused by or was the result of Hughes’ failure to comply with its obligations to use its best efforts to satisfy specified conditions in the Hughes/ EchoStar merger agreement relating to antitrust requirements and governmental approvals, EchoStar is obligated to pay to Hughes only $300 million of the termination fee at the time of termination and the parties may elect to resolve the dispute over the remaining $300 million in accordance with the Hughes/EchoStar merger agreement. In addition, EchoStar will not be obligated to pay the $600 million fee if it is willing to accept a settlement with the antitrust authorities or the FCC but Hughes is not willing to accept such a settlement and instead terminates the Hughes/EchoStar merger agreement.

PanAmSat Stock Purchase Agreement

      Hughes, Hughes Communications Galaxy, Inc., which we sometimes refer to as “HCG”, Hughes Communications Satellite Services, which we sometimes refer to as “HCSS,” Hughes Communications, Inc., which we sometimes refer to as “HCI,” and EchoStar have entered into the PanAmSat stock purchase agreement. The PanAmSat stock purchase agreement establishes certain important terms and conditions relating to the PanAmSat stock sale, which is the sale of the approximately 81% interest held by certain Hughes subsidiaries in PanAmSat in the event that the Hughes/ EchoStar merger is not completed because certain conditions to the Hughes/ EchoStar merger are not satisfied.

      Let us tell you more about the PanAmSat stock purchase agreement:

     PanAmSat Stock Sale

      The PanAmSat stock purchase agreement provides that EchoStar agrees to purchase all of the shares of common stock of PanAmSat owned by Hughes and its subsidiaries in the event that the Hughes/ EchoStar merger is not completed for any of the following reasons:

•	a court or governmental authority permanently enjoins or issues an order preventing the Hughes/ EchoStar merger in an action brought by a federal, state or local governmental authority under the U.S. federal or state antitrust laws or FCC regulations or in an action brought by any other person other than a governmental authority under antitrust laws or FCC regulations, and in each case the injunction or order has become final and nonappealable;

•	the applicable waiting period under the Hart-Scott-Rodino Act has not expired or been terminated at least 15 business days before the drop-dead date, unless the Department of Justice or Federal Trade Commission has agreed to a consent decree or other settlement permitting the Hughes/ EchoStar merger, in which case Hughes will not be able to terminate the Hughes/ EchoStar merger agreement unless the applicable antitrust waiting period has not expired or been terminated on or prior to five business days before the drop-dead date;

•	all material orders and approvals of the FCC have not been obtained and become final at least ten business days before the drop-dead date such that the condition to closing relating to FCC approvals is incapable of being fulfilled, unless the Department of Justice or Federal Trade Commission has agreed to a consent decree or other settlement permitting the Hughes/ EchoStar merger prior to the fifteenth business day before the drop-dead date, in which case all material orders and approvals of the FCC will have not been obtained and become final within three business days after the date the consent decree or other settlement permitting the Hughes/ EchoStar merger is filed in court;

•	the necessary parties do not enter into definitive agreements for the Hughes/ EchoStar merger financing, or agree to the definitive terms thereof, before a date not less than 45 calendar days after the filing of Amendment No. 4 to the Registration Statement of which this document is a part, or Hughes or EchoStar terminates the Hughes/ EchoStar merger agreement on or after the drop-dead date because the conditions to completion of the merger financing have not been satisfied by that time.

     Purchase Price; Form of Consideration

      The PanAmSat stock purchase agreement provides that EchoStar will pay $22.47 for each outstanding share of PanAmSat owned by Hughes and its subsidiaries at the time of the purchase. EchoStar has the option to structure its purchase of Hughes’ subsidiaries’ interest in PanAmSat as a merger or tender offer so that it can attempt to acquire 100% of the ownership of PanAmSat in one transaction, in which case Hughes must receive at least the same amount of consideration that it would have received in the stock purchase transaction.

      EchoStar also has agreed that, unless it has previously entered into an agreement for the acquisition of PanAmSat by merger or commenced a tender offer for all of the outstanding shares of PanAmSat at an equivalent or greater price per share, it will commence an exchange offer for all PanAmSat shares that remain outstanding following the completion of the acquisition of Hughes subsidiaries’ interest in PanAmSat for a purchase price of at least $22.47 per share payable, at the option of the holder, either in cash or shares of EchoStar Class A common stock

      In the event that a federal, state or local governmental authority brings suit under U.S. antitrust laws or FCC regulations and obtains a final and nonappealable permanent injunction or other order preventing the Hughes/ EchoStar merger or if Hughes terminates the merger agreement because the waiting period applicable to the merger under the Hart-Scott-Rodino Act does not expire or terminate by late December 2002 or because EchoStar fails to obtain FCC approval by early January 2003 (in each case, subject to extension under certain circumstances), at EchoStar’s option, up to $600 million of the purchase price may be paid in shares of EchoStar common stock. If, after the stock purchase, EchoStar purchases the remainder of the stock of PanAmSat from the public holders and pays a greater percentage of that purchase price in cash, EchoStar will repurchase from Hughes, for cash, a specified number of the EchoStar shares delivered to Hughes as part of the purchase price so that Hughes receives at least as much cash, as a percentage of total consideration received, as any other PanAmSat stockholder.

      In the event of a failure of EchoStar to obtain the Hughes/ EchoStar merger financing, the purchase price will consist of at least $1.5 billion in cash. EchoStar will use commercially reasonable efforts to pay the entire purchase price in cash. Any balance may be paid with a note, if the terms are mutually agreed upon, and if the terms of the note are not mutually agreed upon, the balance will be paid 50% in EchoStar stock and 50% in subordinated notes. These notes will have a term of no greater than five years, interest rate of LIBOR plus 500 basis points and other customary terms.

      In the event a third party injunction brought by any person other than a governmental authority is issued on antitrust grounds, and such an injunction prevents the completion of the Hughes/ EchoStar merger, EchoStar will be obligated to pay the entire purchase price in cash.

     Conditions

      The obligations of the parties to complete the purchase and sale of the shares of PanAmSat common stock is subject to the satisfaction or waiver of a number of conditions.

      Conditions of Each Party’s Obligations to Complete the PanAmSat Stock Sale. The respective obligations of the parties to complete the purchase and sale of the shares of PanAmSat common stock are subject to fulfillment of the following conditions:

•	All applicable waiting periods under the U.S. antitrust laws will have expired or been terminated, and all governmental approvals have been obtained, including FCC consent to transfer FCC licenses, other than approvals, the failure to obtain which, in the aggregate, are not reasonably likely to have a material adverse effect on PanAmSat.

•	There will be no order, injunction, statute, rule or regulation preventing the completion of the PanAmSat stock sale.

•	The Hughes/ EchoStar merger agreement will have been terminated for any reason described above at “—PanAmSat Stock Sale.”

•	Hughes and HCI, HCSS and HCG, which we sometimes refer to collectively as the “Hughes subsidiaries,” will have obtained all consents and waivers with respect to the PanAmSat stock sale.

      Conditions of EchoStar’s Obligations to Complete the PanAmSat Stock Sale. The obligations of EchoStar to complete the purchase and sale of the shares of PanAmSat common stock are subject to the fulfillment of the following conditions:

•	All representations and warranties of Hughes and the Hughes subsidiaries will be true and correct as of closing, except to the extent that the breaches of such representations and warranties collectively could not reasonably be expected to result in, and have not resulted in, a material adverse effect on PanAmSat, provided that certain actions taken by Hughes and the Hughes subsidiaries in connection with certain regulatory matters and the effects of such actions on the representations and warranties will be ignored for purposes of this condition.

•	Hughes and the Hughes subsidiaries will have complied in all material respects with all of their obligations and covenants.

•	EchoStar will have been furnished with certificates executed by Hughes and the Hughes subsidiaries certifying as to the fulfillment of the conditions regarding the representations, warranties and covenants.

•	Certificates representing the shares of PanAmSat common stock owned by the Hughes subsidiaries will have been delivered and transferred to EchoStar.

•	There will not have occurred and be continuing any material adverse effect with respect to PanAmSat, other than any material adverse effect that results from factors affecting the economy or financial markets as a whole or generally affecting the industries in which PanAmSat operates.

•	EchoStar will have received the written resignations from each PanAmSat director who is an employee of Hughes or any of its affiliates.

•	Hughes’ representation regarding the capitalization of PanAmSat will be true and correct as of the date made and PanAmSat will not have taken certain actions with respect to its capital structure prior to completion of the PanAmSat stock sale, including issuing more than 7% of its capital stock, subject to some exceptions, and issuing extraordinary dividends.

•	PanAmSat will not have adopted any stockholder rights plan or similar plan.

      Conditions of Hughes’ and the Hughes Subsidiaries’ Obligations to Complete the PanAmSat Stock Sale. The obligations of Hughes and the Hughes subsidiaries to complete the purchase and sale of the shares of PanAmSat common stock are subject to the fulfillment of the following conditions:

•	All representations and warranties of EchoStar will be true and correct as of the date of the PanAmSat stock purchase agreement, except for the representation relating to litigation and to the extent that the breaches of such representations and warranties collectively could not reasonably be expected to result in, and have not resulted in, a material adverse effect on PanAmSat, provided that certain actions taken by EchoStar in connection with certain regulatory matters and the effects of such actions on the representations and warranties will be ignored for purposes of this condition.

•	EchoStar will have complied in all material respects with all of its obligations and covenants.

•	The Hughes subsidiaries will have been furnished with certificates executed by EchoStar certifying as to the fulfillment of the conditions regarding the representations, warranties and covenants.

•	EchoStar will have executed and delivered to the Hughes subsidiaries a registration rights agreement in an agreed form, if EchoStar determines to pay any portion of the purchase price in shares of EchoStar common stock.

     Covenants

      Mutual Covenants. In the PanAmSat stock purchase agreement, the parties agreed to certain covenants, including, among other things, that:

•	the parties will use their best efforts to satisfy specified conditions relating to antitrust requirements and governmental approvals for the sale of the PanAmSat shares;

•	the parties will use their best efforts to take all necessary actions to fulfill the conditions necessary to complete the purchase and sale of the shares of PanAmSat common stock; and

•	the Hughes subsidiaries may be required to deliver a take-along notice to each relevant party to PanAmSat’s existing stockholders’ agreement. EchoStar has agreed that if any party to the stockholders’ agreement is entitled to, and exercises, its take-along rights, EchoStar will agree to purchase such party’s shares subject to the same terms and conditions as are contained in the PanAmSat stock purchase agreement.

      EchoStar’s Covenants. EchoStar will commence an exchange offer for all of the shares of PanAmSat common stock that remain outstanding after the PanAmSat stock sale and after the exercise, if any, of take-along rights under the PanAmSat stockholders agreement, unless it has previously entered into an agreement for the acquisition of PanAmSat by merger or commenced a tender offer for all the outstanding shares of PanAmSat at an equivalent or greater price per share. This offer must be for an amount per share, at the option of the holder, either in cash at the same price per share as the purchase price per share paid to Hughes, or a number of shares of EchoStar common stock having a market value equal to the purchase price per share paid to Hughes.

      Hughes’ Covenants. Hughes and the Hughes subsidiaries also agree to use commercially reasonable efforts to cause PanAmSat to permit representatives of EchoStar to have reasonable access to the properties, books, records and other materials of PanAmSat and to furnish promptly any information concerning PanAmSat’s businesses that EchoStar reasonably requests. Hughes and the Hughes subsidiaries will also use commercially reasonable efforts to cause PanAmSat to conduct its business in the ordinary course.

      In addition, Hughes and the Hughes subsidiaries will use commercially reasonable efforts to cause PanAmSat to not, without the prior written consent of EchoStar:

•	do or effect any of the following with respect to PanAmSat’s securities:

•	adjust, split, combine or recapitalize its capital stock;

•	make, declare or pay any dividend or distribution on its stock or release, purchase or otherwise acquire any share of its capital stock, subject to certain limited exceptions;

•	grant any person any right or option to acquire any shares of its capital stock, subject to certain limited exceptions;

•	issue, deliver or sell any additional shares of its capital stock; or

•	enter into any agreement, understanding or arrangement with respect to the sale or voting of its capital stock.

•	take any intentional or improper action to interfere with PanAmSat’s existing contractual or economic relationships with certain third parties;

•	sell, transfer, lease, pledge, mortgage encumber or otherwise dispose of any amount of PanAmSat’s property or assets, other than in the ordinary course of business;

•	make any changes to its organizational documents;

•	merge with, consolidate with or acquire assets or capital stock of any other person which are material to PanAmSat;

•	create any subsidiaries which are material to and are not wholly owned by PanAmSat;

•	enter into or modify any employment, severance, change in control, termination or similar agreements with, or grant any bonuses or otherwise increase the compensation or benefits of, any director, officer, consultant or employee of PanAmSat, subject to certain limited exceptions;

•	change any method or principle of accounting, except as may be required by applicable law or accounting principles;

•	take any action that would reasonably be expected to result in the representations and warranties in the PanAmSat stock purchase agreement becoming false, such that a condition in the PanAmSat stock purchase agreement relating to the truth of the representations and warranties would fail to be satisfied;

•	except for any refinancing of a promissory note issued to Hughes, enter into any other transaction which is material to PanAmSat, other than in the ordinary course of business;

•	enter into or amend any agreement or understanding between PanAmSat and either Hughes or GM or their respective subsidiaries, other than agreements entered into in the ordinary course of business;

•	take any action which could reasonably be expected to adversely affect or delay the ability of any parties to obtain any approval of any governmental authority required to complete the PanAmSat stock sale; or

•	agree in writing or otherwise to do anything prohibited by the covenants relating to the conduct of business.

     Representations and Warranties; Survival

      The PanAmSat stock purchase agreement contains various representations and warranties of Hughes, the Hughes subsidiaries and EchoStar. The representations and warranties of Hughes and the Hughes subsidiaries relate generally to:

•	organization and good standing;

•	authorization to enter into the PanAmSat stock purchase agreement;

•	no conflicts or consents of third parties;

•	litigation and voting agreements;

•	ownership and transfer of the shares of PanAmSat common stock;

•	PanAmSat SEC filings;

•	related party transactions;

•	capitalization;

•	absence of certain changes; and

•	financial advisors.

      The representations and warranties of EchoStar relate generally to:

•	organization and good standing;

•	authorization to enter into the PanAmSat stock purchase agreement;

•	no conflicts or consents of third parties;

•	litigation;

•	investment intent;

•	financial advisors;

•	financing;

•	absence of inducement;

•	no ownership of PanAmSat common stock;

•	ownership and transfer of EchoStar common stock;

•	EchoStar SEC filings; and

•	absence of certain changes.

      Certain of Hughes’ and Hughes’ subsidiaries’ representations will survive the closing of this transaction and serve as a potential basis for indemnification claims by EchoStar after the completion of the PanAmSat stock sale. To the extent that EchoStar pays a portion of the purchase price in shares of EchoStar common stock, EchoStar’s representations will similarly survive the closing and serve as a potential basis for indemnification claims by Hughes and the Hughes subsidiaries after the completion of the PanAmSat stock sale. Most of the representations and warranties of Hughes, the Hughes subsidiaries and EchoStar, and the right to seek indemnification for breaches thereof, expire one year after the closing. Hughes’ representations and warranties relating to capitalization and ownership and transfer of shares of PanAmSat stock, as well as EchoStar’s representation and warranty relating to ownership and transfer of shares of EchoStar common stock, will survive indefinitely.

     Indemnification

      The PanAmSat stock purchase agreement provides that Hughes and the Hughes subsidiaries, on the one hand, and EchoStar, on the other hand, will provide each other with certain indemnifications, as described below:

      Hughes and the Hughes Subsidiaries. If the closing occurs or EchoStar purchases the shares of PanAmSat common stock pursuant to an alternative transaction, Hughes and the Hughes subsidiaries have agreed to indemnify:

•	EchoStar and certain related indemnitees from certain losses based on or arising out of breaches by Hughes or the Hughes subsidiaries of certain representations and warranties contained in the PanAmSat stock purchase agreement;

•	EchoStar and certain related indemnitees from certain losses based on or arising out of breaches or violations by Hughes or the Hughes subsidiaries of certain covenants set forth in the PanAmSat stock purchase agreement; and

•	EchoStar and certain related indemnitees from certain income taxes, excluding any taxes for which EchoStar indemnifies the Hughes subsidiaries, that may be imposed or assessed against PanAmSat or its subsidiaries in the event that a separate tax allocation agreement is not entered into by Hughes and PanAmSat.

      The aggregate amount of damages for which Hughes will be obligated to indemnify EchoStar and certain related indemnitees is limited to 50% of the purchase price for:

•	any breach of certain representations and warranties contained in the PanAmSat stock purchase agreement; and

•	any breach or violation of any covenant of Hughes set forth in the PanAmSat stock purchase agreement.

The aggregate amount of damages for which Hughes and the Hughes subsidiaries will be obligated to indemnify EchoStar and certain related indemnitees is limited to 100% of the purchase price for any breach of the representation relating to ownership and transfer of shares of PanAmSat stock. The aggregate amount of damages for which Hughes and the Hughes subsidiaries will be obligated to indemnify EchoStar and certain related indemnitees under all provisions in the PanAmSat stock purchase agreement is collectively limited to 100% of the purchase price.

      EchoStar. If the closing occurs and any portion of the purchase price is paid in EchoStar common stock, EchoStar has agreed to indemnify:

•	Hughes, the Hughes subsidiaries and certain related indemnitees from certain losses based on or arising out of breaches by EchoStar of certain representations and warranties contained in the PanAmSat stock purchase agreement;

•	Hughes, the Hughes subsidiaries and certain related indemnitees from certain losses based on or arising out of breaches or violations by EchoStar of certain covenants set forth in the PanAmSat stock purchase agreement; and

•	Hughes, the Hughes subsidiaries and certain related indemnitees from certain income taxes that would be imposed or assessed against PanAmSat or its subsidiaries in the event that a separate tax allocation agreement is not entered into by Hughes and PanAmSat.

      The aggregate amount of damages for which EchoStar will be obligated to indemnify Hughes, the Hughes subsidiaries and certain related indemnitees is limited to:

•	50% of the purchase price for:

•	any breach of certain representations and warranties contained in the PanAmSat stock purchase agreement; and

•	any breach or violation of any covenant of EchoStar set forth in the PanAmSat stock purchase agreement.

•	100% of the purchase price for:

•	any breach of the representation relating to ownership and transfer of shares of EchoStar common stock.

The aggregate amount of damages for which EchoStar will be obligated to indemnify Hughes, the Hughes subsidiaries and certain related indemnitees under all provisions of the PanAmSat stock purchase agreement is collectively limited to 100% of the purchase price.

     Termination

      The PanAmSat stock purchase agreement will terminate automatically upon the completion of the Hughes/ EchoStar merger or upon EchoStar’s satisfaction of its obligations to purchase the shares as described above at “—Purchase Price; Form of Consideration.” In addition, it may be terminated prior to closing in the following circumstances:

•	by mutual written consent authorized by the respective boards of directors of Hughes and EchoStar;

•	by Hughes or EchoStar if the PanAmSat stock sale has not been completed within nine months after the termination of the Hughes/ EchoStar merger agreement;

•	by Hughes or EchoStar if a final and nonappealable permanent injunction or other order preventing the PanAmSat stock sale is granted;

•	by Hughes or EchoStar if the Hughes/ EchoStar merger agreement is terminated for any reason other than circumstances described above at “—PanAmSat Stock Sale;”

•	by Hughes or EchoStar if the other party materially breaches the PanAmSat stock purchase agreement and;

•	by Hughes, in the event of a failure of EchoStar to obtain financing for the Hughes/ EchoStar merger, if Hughes terminates the PanAmSat stock purchase agreement within 30 days of such failure.

Certain Other Ancillary Agreements

     Ergen Stockholder Agreement

      GM, Hughes, HEC Holdings, Charles W. Ergen and The Samburu Warrior Revocable Trust (Charles W. Ergen, as Trustee), which we sometimes refer to as the “trust,” have entered into a stockholder agreement. The stockholder agreement generally provides that for two years after the completion of the Hughes/ EchoStar merger, Mr. Ergen and the trust will not acquire, directly or indirectly, any capital stock or any rights, warrants or options to acquire the capital stock of HEC Holdings or New EchoStar.

      The stockholder agreement also provides that until the completion of the Hughes/EchoStar merger, Mr. Ergen and the trust will not acquire, directly or indirectly, any interest in shares of GM Class H common stock or GM $1 2/3 par value common stock. These limitations also apply to certain parties that are deemed to be related to Mr. Ergen for purposes of the applicable provisions of the Code.

      Mr. Ergen and the trust have agreed that any attempt to acquire such equity securities, other than as permitted by the stockholder agreement, will be void and GM, HEC Holdings and New EchoStar, as the case may be, will not recognize the acquisition in its records. Mr. Ergen and the trust have also represented that, with the exception of 195,000 shares of GM Class  H common stock and 2,000 shares of GM $1 2/3 par value common stock, they do not own any shares of GM Class H common stock or GM $1 2/3 par value common stock.

      Finally, the stockholder agreement provides that, after the Transactions, Mr. Ergen and the trust will not take any action in their capacities as stockholders to amend HEC Holdings’ or New EchoStar’s certificate of incorporation or bylaws if doing so will cause the Hughes split-off to lose its tax-free status.

     Vivendi Universal Stockholder Agreement

      GM, Hughes, HEC Holdings and Vivendi Universal have entered into a stockholder agreement. The stockholder agreement generally provides that for two years after the completion of the Hughes/ EchoStar merger, Vivendi Universal will not acquire, directly or indirectly, any capital stock or any rights, warrants or options to acquire the capital stock of HEC Holdings or New EchoStar.

      The stockholder agreement also provides that until the completion of the Hughes/EchoStar merger, Vivendi Universal will not acquire, directly or indirectly, any interest in shares of GM Class H common stock or GM $1 2/3 par value common stock.

      These limitations also apply to certain parties that are deemed to be related to Vivendi Universal for purposes of the applicable provisions of the Code.

      Vivendi Universal has agreed that any attempt to acquire such equity securities, other than as permitted by the stockholder agreement, will be void and GM, HEC Holdings and New EchoStar, as the case may be, will not recognize the acquisition in its records. Vivendi Universal has also represented that, to its knowledge, it does not own any shares of GM Class H common stock or GM $1 2/3 par value common stock.

      The stockholder agreement also restricts the ability of Vivendi Universal to transfer its shares of New EchoStar stock under certain circumstances. Specifically, Vivendi Universal may not transfer any shares of New EchoStar common stock or securities convertible into or exercisable for New EchoStar common stock during the following periods:

•	from the completion of the Hughes/ EchoStar merger until six months after the completion of the Hughes/ EchoStar merger;

•	commencing 10 days prior to and ending 90 days after one specified offering in which GM offers shares of New EchoStar Class C common stock pursuant to its registration rights agreement described in further detail at “Shares Eligible For Future Sale— General Motors;” and

•	if GM owns shares of New EchoStar Class C common stock on the date that is four years and six months after the completion of the Hughes/ EchoStar merger, from such date until the fifth anniversary of the completion of the Hughes/ EchoStar merger or until GM no longer holds shares of New EchoStar Class C common stock, if earlier.

      Vivendi Universal will be subject to these transfer restrictions until such time following the completion of the Hughes/ EchoStar merger that it, together with its affiliates, owns a number of shares of New EchoStar Class A common stock that is less than 2% of the total number of shares of New EchoStar Class A common stock and New EchoStar Class C common stock then outstanding determined on a fully diluted basis.

     Employee Matters Agreement

      As part of the Hughes/ EchoStar merger agreement, Hughes, HEC Holdings and EchoStar have entered into an employee matters agreement, which sets forth certain employee benefits arrangements with respect to New EchoStar following the completion of the Hughes/ EchoStar merger. For a period of 12 months following the completion of the Hughes/ EchoStar merger, New EchoStar will:

•	continue certain enumerated Hughes employee benefits and compensation plans as they are in effect immediately prior to the completion of the Hughes/ EchoStar merger;

•	not reduce the salary or hourly wage rate for Hughes employees who are not members of a collective bargaining unit or who are not covered by a collective bargaining agreement; and

•	provide Hughes employees with opportunities to earn incentive compensation which are no less favorable than the incentive compensation opportunities provided to Hughes employees immediately prior to the completion of the Hughes/ EchoStar merger.

      Under the employee matters agreement, New EchoStar will also continue:

•	certain enumerated Hughes severance plans as they were in effect on October 28, 2001 for two years following the completion of the Hughes/ EchoStar merger;

•	coverage under the contributory portion of the Hughes non-bargaining retirement plan or successor plan for five years after the completion of the Hughes/ EchoStar merger; and

•	coverage under certain retiree health plans after the completion of the Hughes/ EchoStar merger.

      The Hughes non-bargaining retirement plan and the Hughes salaried excess benefit plan will be amended to provide that Hughes employees who are participants in the contributory portion of the non-bargaining retirement plan, who are identified for layoff within one year following the completion of the Hughes/ EchoStar merger and who are laid off within two years following the completion of the Hughes/ EchoStar merger will receive an enhanced lump sum payment.

     GM Employee Benefit Plans Contribution and Transfer Agreement

      GM, United States Trust Company of New York, as trustee of the General Motors Special Hourly Employees Pension Trust, which we refer to as the “GM employee pension plan,” and United States Trust Company of New York, as trustee of a Sub-Trust of the General Motors Welfare Benefit Trust, a voluntary employees’ beneficiary association trust, which we refer to as the “GM VEBA,” have entered into a contribution and transfer agreement. The contribution and transfer agreement provides that, effective upon the completion of the Hughes split-off, GM will have the right to contribute shares of HEC Holdings Class C common stock to the GM VEBA, subject to certain procedural conditions and requirements. In addition, the contribution and transfer agreement restricts the GM employee pension plan and GM VEBA from transferring shares of GM Class H common stock they currently hold, or any of the shares of New EchoStar Class C common stock they will hold after the transactions, until the first day after the second anniversary of the Hughes split-off. This two-year period may be shortened, under certain circumstances, if a private letter ruling from the IRS has been obtained. The contribution and transfer agreement also contains certain covenants designed to protect the tax-free status of the Hughes split-off.

     New EchoStar Registration Rights Agreements

      As described below at “Shares Eligible for Future Sale,” New EchoStar will be subject to registration rights agreements with various of its significant stockholders, including General Motors and a trust controlled by Mr. Ergen and may be subject to a registration rights agreement with certain GM employee benefit plans.

GM CAPITALIZATION

      The following table sets forth the capitalization of General Motors and its consolidated subsidiaries at June 30, 2002, and as adjusted to reflect the completion of the transactions. The following table should be read in conjunction with GM’s consolidated financial statements (including the notes thereto) and Management’s Discussion and Analysis of Financial Condition and Results of Operations in the GM 2001 Form 10-K and GM’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2002, which are incorporated into this document by reference.

      The pro forma information gives effect to the GM/ Hughes separation transactions.

	As of June 30, 2002

	Historical	Adjustments	Pro Forma

	(in millions)
Total debt(1)	$177,035	$(3,380)	$173,655
Minority interests	788	(543)	245
Stockholders’ Equity
GM common stock
GM $1 2/3 par value common stock	936	—	936
GM Class H common stock	96	(96)	—
Capital surplus (principally additional paid-in capital)	21,557	(12,884)	8,673
Retained earnings	10,376	7,677	18,053

Subtotal	32,965	(5,303)	27,662
Accumulated foreign currency translation adjustments	(2,770)	71	(2,699)
Net unrealized loss on derivatives	(188)	(1)	(189)
Net unrealized gains on securities	268	(68)	200
Minimum pension liability adjustment	(9,584)	17	(9,567)

Total stockholders’ equity	20,691	(5,284)	15,407

Total capitalization	$198,514	$(9,207)	$189,307

Amount Available for the Payment of Dividends
GM $1 2/3 par value common stock	$10,719	$16,007	$26,726
GM Class H common stock	21,214	(21,214)	—

Total	$31,933	$(5,207)	$26,726

(1)	Calculated as the sum of Loans payable and Long-term debt for Automotive, Communications Services and Other Operations plus Debt for Financing and Insurance Operations.

BUSINESS OF GM

      General Motors is primarily engaged in the automotive and, through its wholly owned Hughes subsidiary, the telecommunications industries. Additional information about Hughes is included at “Business of Hughes.” General Motors is the world’s largest manufacturer of automotive vehicles. GM also has financing and insurance operations and, to a lesser extent, is engaged in other industries. GM’s other operations include the designing, manufacturing and marketing of locomotives and other heavy-duty transmissions.

      GM’s automotive operations are comprised of four regions:

•	GM North America;

•	GM Europe;

•	GM Latin America/ Africa/ Mid-East; and

•	GM Asia Pacific.

      GM North America designs, manufactures and markets vehicles primarily in North America under the following nameplates:

• Chevrolet	• GMC	• Buick	• Saturn
• Pontiac	• Oldsmobile	• Cadillac	• Hummer

      GM Europe, GM Latin America/ Africa/ Mid-East and GM Asia Pacific meet the demands of customers outside North America with vehicles designed, manufactured and marketed under the following nameplates:

• Opel	• Holden	• Saab	• GMC	• Buick
• Vauxhall	• Isuzu	• Chevrolet	• Cadillac

      GM’s financing and insurance operations primarily relate to General Motors Acceptance Corporation, a wholly owned subsidiary of GM. GMAC provides a broad range of financial services, including consumer vehicle financing, full-service leasing and fleet leasing, dealer financing, car and truck extended service contracts, residential and commercial mortgage services, commercial vehicle and homeowners’ insurance and asset-based lending. For more information about GMAC, see the documents publicly filed by GMAC with the SEC, including GMAC’s Annual Report on Form 10-K for the year ended December 31, 2001, its Quarterly Report on Form 10-Q for the quarter ended June 30, 2002 and its various Current Reports on Form 8-K.

      Although Hughes is currently a wholly owned subsidiary of GM, as a result of the GM/Hughes separation transactions, the business of Hughes will be separated from GM and, as a result of the Hughes/EchoStar merger, the business of Hughes will become part of New EchoStar. For more information, see “The Transactions.”

GENERAL MOTORS

UNAUDITED PRO FORMA CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS

      The following unaudited pro forma condensed consolidated financial statements as of and for the six months ended June 30, 2002 and for the year ended December 31, 2001 have been derived from the historical financial statements of GM, Hughes and PanAmSat to give effect to two alternative transactions:

•	the GM/Hughes separation transactions; and

•	the sale of Hughes’ approximately 81% indirect interest in PanAmSat to EchoStar and receipt of a $600 million termination fee from EchoStar (which is considered probable in the event that the Hughes/ EchoStar merger does not occur under certain circumstances).

The pro forma financial statements for each of the above alternative transactions are presented separately.

GENERAL MOTORS

UNAUDITED PRO FORMA CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS

Giving Effect to the GM/Hughes Separation Transactions

      The following unaudited pro forma condensed consolidated financial statements as of and for the six months ended June 30, 2002 and for the year ended December 31, 2001 have been derived from the historical financial statements of GM and Hughes to give effect to the GM/Hughes separation transactions.

      The unaudited pro forma condensed consolidated statements of income (loss) giving effect to the GM/Hughes separation transactions for the six months ended June 30, 2002 and the year ended December 31, 2001 reflect adjustments as if the GM/Hughes separation transactions had taken place on January 1, 2001. The unaudited pro forma condensed consolidated balance sheet as of June 30, 2002 gives effect to the GM/Hughes separation transactions as if the transactions had occurred on June 30, 2002.

      Certain pro forma adjustments described in the accompanying notes are based on estimates and various assumptions that GM believes are reasonable under the circumstances.

      The unaudited pro forma condensed consolidated financial statements are not intended to be indicative of either future results of operations or results that might have been achieved had the GM/Hughes separation transactions actually occurred on the dates specified. In the opinion of GM management, all adjustments necessary to fairly present such unaudited pro forma condensed consolidated financial statements have been made based upon the proposed terms of the GM/Hughes separation transactions.

      The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the GM and Hughes financial statements, including the respective notes thereto, as of and for the six months ended June 30, 2002, each of which is contained in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2002 and is incorporated into this document by reference, and as of and for the year ended December 31, 2001, each of which is contained in its 2001 Form 10-K and is incorporated into this document by reference.

GENERAL MOTORS

UNAUDITED PRO FORMA CONDENSED
CONSOLIDATED BALANCE SHEET

Giving Effect to the GM/Hughes Separation Transactions

As of June 30, 2002

	GM	Pro Forma		Dividend		Other Pro Forma
	Historical	Adjustments		to GM		Adjustments		Pro Forma

	(in millions, except share data)
ASSETS
Automotive, Communications Services, and Other Operations
Cash and cash equivalents	$14,421	$(836	)(a)	$4,200	(d)	$—		$17,785
Marketable securities	1,014	—		—		—		1,014

Total cash and marketable securities	15,435	(836)		4,200		—		18,799
Accounts and notes receivable (less allowances)	5,686	(1,138	)(a)	—				4,554
		6	(c)
Inventories (less allowances)	9,757	(334	)(a)	—				9,423
Net assets of discontinued operations	—	10,621	(b)	(4,200	)(d)	8,104	(e)
						(12,980	)(f)
						(1,545	)(g)	—
Equipment on operating leases—net	4,390	—		—				4,390
Deferred income taxes and other current assets	8,730	(1,299	)(a)	—		—		7,431

Total current assets	43,998	7,020		—		(6,421)		44,597
Equity in net assets of nonconsolidated associates	5,115	(48	)(a)	—		—		5,067
Property—net	35,248	(2,184	)(a)	—		—		33,064
Intangible assets—net	13,763	(7,164	)(a)	—		—		6,599
Deferred income taxes	22,138	—		—		—		22,138
Other assets	16,797	(6,246	)(a)	—		1,545	(g)	12,096

Total Automotive, Communications Services, and Other Operations assets	137,059	(8,622)		—		(4,876)		123,561
Financing and Insurance Operations
Cash and cash equivalents	3,942	—		(1,500	)(d)	—		2,442
Investments in securities	12,575	—		—		—		12,575
Finance receivables—net	106,838	—		1,500	(d)	—		108,338
Investment in leases and other receivables	35,477	100	(c)	—		—		35,577
Other assets	40,438	—		—		—		40,438
Net receivable from Automotive, Communications Services, and Other Operations	638	(100	)(c)	—		—		538

Total Financing and Insurance Operations assets	199,908	—		—		—		199,908

Total assets	$336,967	$(8,622)		$—		$(4,876)		$323,469

LIABILITIES AND STOCKHOLDERS’ EQUITY
Automotive, Communications Services, and Other Operations
Accounts payable (principally trade)	$19,459	$(1,113	)(a)	$—		$100	(j)	$18,452
		6	(c)
Loans payable	1,545	(1,082	)(a)	—		—		563
		100	(c)
Accrued expenses	36,513	(1,452	)(a)	—		—		35,061
Net payable to Financing and Insurance Operations	638	(100	)(c)	—		—		538

Total current liabilities	58,155	(3,641)		—		100		54,614
Long-term debt	16,831	(2,398	)(a)	—		—		14,433
Postretirement benefits other than pensions	33,990	(31	)(a)	—		—		33,959
Pensions	9,410	(54	)(a)	—		—		9,356
Other liabilities and deferred income taxes	14,506	(1,974	)(a)	—		327	(h)	12,859

Total Automotive, Communications Services, and Other Operations liabilities	132,892	(8,098)		—		427		125,221
Financing and Insurance Operations
Accounts payable	8,236	—		—		—		8,236
Debt	158,659	—		—		—		158,659
Other liabilities and deferred income taxes	15,701	—		—		—		15,701

Total Financing and Insurance Operations liabilities	182,596	—		—		—		182,596

Total Liabilities	315,488	(8,098)		—		427		307,817
Minority interests	788	(543	)(a)					245
Stockholders’ equity
$1 2/3 par value common stock (issued, 561,337,257)	936	—		—				936
Class H common stock (issued, 958,024,533)	96	—		—		(96	)(f)	—
Capital surplus (principally additional paid-in capital)	21,557	—		—		(12,884	)(f)	8,673
Retained earnings	10,376	—		—		8,104	(e)
						(327	)(h)
						(100	)(j)	18,053

Subtotal	32,965	—		—		(5,303)		27,662
Accumulated foreign currency translation adjustments	(2,770)	71	(a)	—		—		(2,699)
Net unrealized loss on derivatives	(188)	(1	)(a)	—		—		(189)
Net unrealized gains on securities	268	(68	)(a)	—		—		200
Minimum pension liability adjustment	(9,584)	17	(a)	—		—		(9,567)

Accumulated other comprehensive loss	(12,274)	19		—		—		(12,255)

Total stockholders’ equity	20,691	19		—		(5,303)		15,407

Total liabilities and stockholders’ equity	$336,967	$(8,622)		$—		$(4,876)		$323,469

The accompanying notes are an integral part of the
Unaudited Pro Forma Condensed Consolidated Financial Statements.

GENERAL MOTORS

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
STATEMENT OF INCOME FROM CONTINUING OPERATIONS

Giving Effect to the GM/Hughes Separation Transactions

For the Six Months Ended June 30, 2002

			Pro Forma	Other
	GM	Pro Forma	Excluding	Pro Forma
	Historical	Adjustments(a)	Transactions	Adjustments	Pro Forma

	(in millions, except per share data)
Total net sales and revenues	$94,529	$(4,253)	$90,276	$—		$90,276

Cost of sales and other expenses	76,893	(2,770)	74,123	—		74,123
Selling, general, and administrative expenses	11,771	(1,745)	10,026	—		10,026
Interest expense	3,730	(199)	3,531	—		3,531

Total costs and expenses	92,394	(4,714)	87,680	—		87,680
Income from continuing operations before income taxes and minority interests	2,135	461	2,596	—		2,596
Income tax expense	688	185	873	—		873
Equity income (loss) and minority interests	73	36	109	—		109

Income (loss) from continuing operations	1,520	312	1,832	—		1,832
Income (loss) from discontinued operations	—	(312)	(312)	312		—

Net income	1,520	—	1,520	312		1,832
Dividends on preference stocks	(47)	—	(47)	47		—

Earnings attributable to common stocks	$1,473	$—	$1,473	$359		$1,832

Earnings Per Share:
GM $1 2/3 par value common stock:
Basic earnings per share (EPS) from continuing operations	$3.06				$
Diluted EPS from continuing operations	3.02
GM Class H common stock:
Basic EPS from continuing operations	(0.27)					—	(k)
Diluted EPS from continuing operations	(0.27)					—	(k)
Shares Outstanding:
GM $1 2/3 par value common stock:
Average shares outstanding	559.7
Adjusted diluted shares outstanding	568.2
GM Class H common stock:
Average shares outstanding	880.8					—	(k)
Adjusted diluted shares outstanding	880.8					—	(k)

The accompanying notes are an integral part of the

Unaudited Pro Forma Condensed Consolidated Financial Statements.

Notes to General Motors Unaudited Pro Forma

Condensed Consolidated Financial Statements

Giving Effect to the GM/Hughes Separation Transactions

(a)	Records the removal of the assets and liabilities of Hughes prior to the items discussed in notes (b), (d), (e), (f), (g), (h) and (j), and the reclassification of Hughes’ operating results to income from discontinued operations.

(b)	Records the net assets of Hughes as discontinued operations.

(c)	Consolidation adjustments which are not required if Hughes is a separate company.

(d)	Records the receipt by GM of a dividend of $4.2 billion from Hughes and an associated reduction in GM’s retained economic interest in Hughes in an amount that reflects the dividend. To finance the $4.2 billion dividend, Hughes plans to obtain financing of up to $2.7 billion pursuant to a committed bank credit facility, public or private debt offerings or a combination thereof. In addition, on the day of the completion of the Hughes split-off, Hughes and GMAC will offset against each other Hughes’ $1.5 billion segregated cash collateral account with GMAC and the $1.5 billion loan owed by Hughes to GMAC. GMAC will immediately thereafter renew its $1.5 billion loan to Hughes. Hughes will then pay the dividend to GM with funds coming from these credit facilities and financing arrangements. For further discussion of these Hughes financings, see “The Transactions—Description of the Transactions—Hughes Business and Dividend Financings.”

GM Class H common stockholders will not receive any portion of the Hughes dividend distribution to GM. If the requisite GM common stockholder approval of the proposals relating to the transactions is obtained, GM common stockholders will be approving and consenting to an asset transfer consisting of the Hughes dividend distribution to GM without the distribution of a portion of the Hughes dividend distribution to GM Class H common stockholders that is currently provided pursuant to a policy statement of the GM board of directors. For more information, see “The Transactions—GM Background and Considerations—Requisite GM Common Stockholder Approval of the Transactions” and “GM Capital Stock—GM Board of Directors Policy Statement.”

(e)	Records the pre-tax gain from the write-up of Hughes to fair value based on Accounting Principles Board Opinion No. 29, “Accounting for Nonmonetary Transactions,” and the Financial Accounting Standards Board’s Emerging Issues Task Force Issue 01-02, “Interpretations of APB Opinion No. 29.” Because GM Class H common stockholders will not receive any portion of the Hughes dividend distribution to GM, the distribution of HEC Holdings Class C common stock in connection with the Hughes split-off was determined not to be a pro rata distribution and, therefore, recorded at fair value for accounting purposes. The gain is based on the difference between the fair market value of Hughes and the book value of Hughes as of June 30, 2002, subsequent to the reduction in GM’s retained economic interest in Hughes associated with the Hughes dividend distribution. As such, this amount is provided as an estimate and assumes, among other things, a fair value of GM Class H common stock of $13.55 per share, which is based on the implied exchange ratio of 0.73 multiplied by the closing price of EchoStar Class A common stock on June 28, 2002 of $18.56 as follows:

		Adjustment to
	As of	Reflect Hughes	As of
	June 30, 2002	Dividend	June 30, 2002
	Historical	Distribution	Pro Forma

	(in millions, except per share amounts)
Book value of GM’s investment in Hughes	$10,621	$(4,200)	$6,421
Divided by the denominator of the GM Class H fraction calculated as follows:
Notional number of shares of GM Class H common stock representing GM’s retained economic interest in Hughes	424	(310)	114
Number of outstanding shares of GM Class H common stock	958	—	958

Denominator of GM Class H fraction	1,382	(310)	1,072

Book value per share of GM Class H common stock	$7.69		$5.99

Per share closing price of EchoStar Class A common stock on June 28, 2002			$18.56
Multiplied by the implied exchange ratio of 0.73			x 0.73

Fair value per share of GM Class H common stock			$13.55

Excess of fair value over book value per share of GM Class H common stock			$7.56

Multiplied by the denominator of the GM Class H fraction			x 1,072

Pre-tax gain			$8,104

(f)	Records the Hughes split-off through the distribution of one share of HEC Holdings Class C common stock for each outstanding share of GM Class H common stock and the redemption and cancellation of all shares of GM Class H common stock. In the Hughes/ EchoStar merger, each share of HEC Holdings Class C common stock will remain outstanding and become a share of New EchoStar Class C common stock.

This entry records the Hughes split-off at fair market value (subsequent to the Hughes recapitalization), as calculated below based on June 30, 2002 amounts. Refer to note (e) for additional detail of the assumptions used to determine the outstanding shares of GM Class H common stock and the fair value of Hughes. All amounts below are in millions except per share data.

Number of outstanding shares of GM Class H common stock	958
Fair value per share of GM Class H common stock price	$13.55

Market value of outstanding shares of GM Class H common stock	$12,980

Par value of outstanding shares of GM Class H common stock ($0.10 per share)	96
Capital surplus	$12,884

(g)	Records the fair value of 114 million shares of the New EchoStar Class C common stock retained (prior to any GM share dispositions) by GM. At June 30, 2002, GM’s interest in New EchoStar Class C common stock would equate to an ownership interest of less than 20%, which GM will account for using the cost method because GM will not exert significant influence over New EchoStar. The number of shares held by GM after the Hughes split-off will be based on GM’s retained economic interest in Hughes after reduction of that interest to reflect the Hughes dividend distribution. As such, this amount is provided as an estimate based on June 30, 2002 amounts, and assumes, among other things, that GM did not engage in any GM debt-for-equity exchanges prior to the completion of the transactions, that GM did not make a pro rata distribution to the GM $1 2/3 par value common stockholders of a portion of the HEC Holdings Class C common stock received by GM in the Hughes recapitalization and an average GM Class H common stock price of $13.55, which is based on the implied exchange ratio of 0.73 multiplied by the closing price of EchoStar Class A common stock on June 28, 2002 as follows:

		Adjustment to
	As of	Reflect Hughes	As of
	June 30, 2002	Dividend	June 30, 2002
	Historical	Distribution	Pro Forma

	(in millions, except per share amounts)
Notional number of shares of GM Class H common stock representing GM’s retained economic interest in Hughes (see footnote (d) for calculation of adjustment to reflect the Hughes dividend distribution)	424	(310)	114
Multiplied by the fair value per share of GM Class H common stock calculated as follows:
Per share closing price of EchoStar Class A common stock on June 28, 2002			$18.56
Multiplied by the implied exchange ratio of 0.73			x 0.73

Fair value per share of GM Class H common stock			$13.55

Market value of GM’s retained economic interest in Hughes			$1,545

The actual number of shares of the New EchoStar Class C common stock retained (prior to any GM share dispositions) by GM, if any, will not be known until immediately prior to the time of the completion of the Hughes split-off and will depend upon, among other things, the average of the daily volume weighted average trading prices of GM Class H common stock for each of the trading days during the applicable period and the actual amount of the Hughes dividend distribution. For more information regarding factors that will affect the amount of liquidity and value to be provided to GM in connection with the transactions, see “The Transactions— Description of the Transactions— Liquidity and Value to be Provided to GM.”

In considering potential market prices of the GM Class H common stock during the period in which the average GM Class H common stock price would be determined, one factor to consider, among others, is the product of the implied exchange ratio multiplied by the EchoStar Class A common stock price. The implied exchange ratio, 0.73, is equal to the inverse of the exchange ratio in the Hughes/EchoStar merger of 1/0.73 shares of New EchoStar Class A common stock in exchange for each share of EchoStar Class A common stock. We believe it is possible that, prior to the time of the completion of the Hughes/EchoStar merger, the market prices of shares of GM Class H common stock may be about 0.73 of the market prices of shares of EchoStar Class A common stock at such time. However, we cannot provide you any assurances with respect to any relationship between the market prices of GM Class H common stock and the market prices of EchoStar Class A common stock during the period with respect to which the average GM Class H common stock price would be determined. We cannot provide you any assurances with respect to the impact, if any, that any such relationships would have on the average GM Class H common stock price.

The following illustrates the number of shares and related market value that would be held by GM based on a range of hypothetical average market prices of GM Class H common stock, including $ , which was the average market price of GM Class H common stock during the five trading days preceding

, 2002, during the specified period preceding the completion of the GM/Hughes separation transactions:

Notional Number of Shares of
GM Class H Common Stock Representing
GM’s Retained Economic Interest in Hughes
As of
		Adjustment to		June 30, 2002
	As of	Reflect Hughes	As of	Pro Forma
	June 30, 2002	Dividend	June 30, 2002	Market
Average GM Class H Common Stock Price	Historical	Distribution	Pro Forma	Value

(in millions)
$				$
$				$
$				$
$				$
$				$
$				$

Based on assumptions described elsewhere in this document, we estimate that at average market prices below $ per share of GM Class H common stock, the GM/Hughes separation transactions would not be completed unless GM elected voluntarily to reduce the number of shares subject to GM share dispositions and/or the amount of the dividend to less than $4.2 billion. See “The Transactions— Description of the Transactions— The Hughes/EchoStar Merger— Satisfaction of Equity Headroom Condition” and “The Transactions— Description of the Transactions— The GM/Hughes Separation Transactions— The Hughes Recapitalization— Hughes Dividend Distribution.” We further note that, in order to maintain the tax-free status of the Hughes split-off, GM is required to distribute at least 80% of the HEC Holdings Class C common stock in the Hughes split-off. Accordingly, to the extent necessary to satisfy this condition, GM could be required to distribute excess shares as described elsewhere in this document.

(h)	Records the deferred tax associated with the 114 million shares of New EchoStar Class C common calculated as 38% (see note (j) below) of the gain recorded to write up the 114 million shares to fair value. The amount of shares retained by GM is provided as an estimate based on the June 30, 2002 amount. Refer to note (g) above for further explanation.

(i)	U.S. federal income tax expense on pro forma adjustments was calculated at 38%, which is derived from the U.S. federal statutory income tax rate of 35%, plus a net state and local income tax rate of 3%, which represents a weighted average state and local tax rate of about 4.5% after taking into account the federal tax effect thereon at 35%.

(j)	Adjusted to reflect estimated transaction costs including financial advisory, legal, and accounting fees.

(k)	After the GM/Hughes separation transactions are completed, the GM Class H common stock will no longer be outstanding and GM will have only one class of common stock outstanding, the GM $1 2/3 par value common stock. See “The Transactions— Description of the Transactions— The GM/Hughes Separation Transactions.”

GENERAL MOTORS

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
STATEMENT OF INCOME FROM CONTINUING OPERATIONS

Giving Effect to the GM/Hughes Separation Transactions

For the Year Ended December 31, 2001

			Pro Forma	Other
	GM	Pro Forma	Excluding	Pro Forma
	Historical	Adjustments(a)	Transactions	Adjustments	Pro Forma

	(in millions, except per share data)
Total net sales and revenues	$177,260	$(8,318)	$168,942	$—	$168,942

Cost of sales and other expenses	143,850	(5,445)	138,405	—	138,405
Selling, general, and administrative expenses	23,302	(3,613)	19,689	—	19,689
Interest expense	8,590	(196)	8,394	—	8,394

Total costs and expenses	175,742	(9,254)	166,488	—	166,488
Income from continuing operations before income taxes and minority interests	1,518	936	2,454	—	2,454
Income tax expense	768	326	1,094	—	1,094
Equity income (loss) and minority interests	(149)	11	(138)	—	(138)

Income (loss) from continuing operations	601	621	1,222	—	1,222
Income (loss) from discontinued operations	—	(621)	(621)	621	—

Net income	601	—	601	621	1,222
Dividends on preference stocks	(99)	—	(99)	96	(3)

Earnings attributable to common stocks	$502	$—	$502	$717	$1,219

Earnings Per Share:
GM $1 2/3 par value common stock:
Basic earnings per share (EPS) from continuing operations	$1.78				$2.21
Diluted EPS from continuing operations	1.77				2.20
GM Class H common stock:
Basic EPS from continuing operations	(0.55)				—	(b)
Diluted EPS from continuing operations	(0.55)				—	(b)
Shares Outstanding:
GM $1 2/3 par value common stock:
Average shares outstanding	551.1				551.1
Adjusted diluted shares outstanding	555.6				555.6
GM Class H common stock:
Average shares outstanding	876.3				—	(b)
Adjusted diluted shares outstanding	876.3				—	(b)

(a)	Records the reclassification of Hughes’ operating results to income from discontinued operations.

(b)	After the GM/Hughes separation transactions are completed, the GM Class H common stock will no longer be outstanding and GM will have only one class of common stock outstanding, the GM $1 2/3 par value common stock. See “The Transactions— Description of the Transactions— The GM/Hughes Separation Transactions.”

The accompanying notes are an integral part of the

Unaudited Pro Forma Condensed Consolidated Financial Statements.

GENERAL MOTORS

UNAUDITED PRO FORMA CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS

Giving Effect to the PanAmSat Stock Sale

      The following unaudited pro forma condensed consolidated financial statements as of and for the six months ended June 30, 2002 and for the year ended December 31, 2001 have been derived from the historical financial statements of GM, Hughes and PanAmSat to give effect to the sale of Hughes’ approximately 81% indirect interest in PanAmSat to EchoStar and receipt of a $600 million termination fee from EchoStar (which is considered probable in the event that the Hughes/ EchoStar merger does not occur under certain circumstances).

      The unaudited pro forma condensed consolidated statements of income (loss) giving effect to the PanAmSat stock sale described above for the six months ended June 30, 2002 and the year ended December 31, 2001 reflect adjustments as if the PanAmSat stock sale had taken place on January 1, 2001. The unaudited pro forma condensed consolidated statement of income (loss) giving effect to the PanAmSat stock sale for the year ended December 31, 2001 also reflects adjustments as if Hughes’ acquisition of Telocity had taken place on January 1, 2001. Further, the historical Telocity amounts are for the period January 1, 2001 to the date of the acquisition, April 3, 2001. The unaudited pro forma condensed consolidated balance sheet as of June 30, 2002 gives effect to the PanAmSat stock sale as if the transactions had occurred on June 30, 2002.

      Certain pro forma adjustments described in the accompanying notes are based on estimates and various assumptions that GM believes are reasonable under the circumstances.

      In the event that the GM/Hughes separation transactions and the Hughes/EchoStar merger do not occur, under certain circumstances, EchoStar is required to purchase Hughes’ approximately 81% indirect interest in PanAmSat at a purchase price of $22.47 per share, and pay Hughes a $600 million cash termination fee. These circumstances are described in greater detail at “Description of Principal Transaction Agreements— PanAmSat Stock Purchase Agreement” and “Description of Principal Transaction Agreements— Hughes/EchoStar Merger Agreement— Termination.”

      Of the circumstances discussed in the above-referenced sections, GM believes the most likely scenario under which EchoStar would be required to purchase Hughes’ approximately 81% indirect interest in PanAmSat and pay Hughes a $600 million termination fee is in the event of a failure to obtain certain regulatory approvals as described elsewhere in this document. The unaudited pro forma condensed consolidated financial statements giving effect to the PanAmSat stock sale have been prepared assuming that the Hughes/ EchoStar merger does not occur because of this reason. GM has also assumed, consistent with the terms of the Hughes/ EchoStar merger agreement and the PanAmSat stock purchase agreement describing the form of consideration to be paid in the event the Hughes/ EchoStar merger does not occur for those reasons, that $2.715 billion of the $3.315 billion total consideration would be paid in cash and $600 million would be paid in EchoStar common stock.

      If EchoStar purchases all of Hughes’ approximately 81% indirect interest in PanAmSat common stock, Hughes would remain a wholly owned subsidiary of General Motors, but would no longer have its interest in PanAmSat, and GM Class H common stockholders would remain stockholders of GM. It is currently expected that the proceeds from the sale of Hughes’ PanAmSat interest, net of income taxes, and the termination fee would be retained by Hughes and used to repay certain outstanding borrowings and fund future operating requirements.

      The PanAmSat stock sale is subject to a number of conditions which must be satisfied before the transaction could be completed, which are discussed elsewhere in the document.

      In the event that the GM/ Hughes separation transactions and the Hughes/ EchoStar merger do not occur, under certain circumstances, Hughes is required to pay EchoStar a $600 million cash termination fee.

These circumstances are described in greater detail at “Description of Principal Transaction Agreements— Hughes/ EchoStar Merger Agreement— Termination.” Payment of the termination fee by Hughes would result in a pre-tax charge to Hughes’ income of $600 million, or $372 million after tax. Pro forma financial statements reflecting the payment of a termination fee by Hughes are not presented.

      In connection with this consent solicitation, the GM $1 2/3 par value common stockholders and GM Class H common stockholders are not being asked to approve:

•	the sale of Hughes’ approximately 81% indirect interest in PanAmSat to EchoStar and the payment by EchoStar of a $600 million cash termination fee to Hughes if the Hughes/ EchoStar merger is not completed under certain circumstances; or

•	the payment by Hughes of a $600 million cash termination fee to EchoStar if the Hughes/ EchoStar merger is not completed under certain circumstances.

      The unaudited pro forma condensed consolidated financial statements are not intended to be indicative of either future results of operations or results that might have been achieved had the sale of Hughes’ approximately 81% indirect interest in PanAmSat actually occurred on the dates specified. In the opinion of GM management, all adjustments necessary to fairly present such unaudited pro forma condensed consolidated financial statements have been made based upon the proposed terms of the sale of Hughes’ approximately 81% indirect interest in PanAmSat and the terms of Hughes acquisition of Telocity.

      The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the GM, Hughes, and PanAmSat financial statements, including the respective notes thereto, as of and for the six months ended June 30, 2002, each of which is contained in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2002 and is incorporated into this document by reference and as of and for the year ended December 31, 2001, each of which is contained in its 2001 Form 10-K and is incorporated into this document by reference. Certain amounts in PanAmSat’s historical financial statements have been reclassified to conform to GM’s financial statement presentation.

GENERAL MOTORS

UNAUDITED PRO FORMA CONDENSED
CONSOLIDATED BALANCE SHEET

Giving Effect to the PanAmSat Stock Sale

As of June 30, 2002

			PanAmSat
	GM	PanAmSat	Stock Sale
	Historical	Historical(1)	Adjustments(1)	Pro Forma

	(in millions, except share data)
ASSETS
Automotive, Communications Services, and Other Operations
Cash and cash equivalents	$14,421	$(725)	$1,850	$15,546
Marketable securities	1,014	—	—	1,014

Total cash and marketable securities	15,435	(725)	1,850	16,560
Accounts and notes receivable (less allowances)	5,686	(33)	—	5,653
Inventories (less allowances)	9,757	—	—	9,757
Equipment on operating leases (less accumulated depreciation)	4,390	—	—	4,390
Deferred income taxes and other current assets	8,730	(91)	—	8,639

Total current assets	43,998	(849)	1,850	44,999
Equity in net assets of nonconsolidated associates	5,115	—	—	5,115
Property—net	35,248	(243)	—	35,005
Intangible assets—net	13,763	(2,239)	(505)	11,019
Deferred income taxes	22,138	—	—	22,138
Other assets	16,797	(3,071)	538	14,264

Total Automotive, Communications Services, and Other Operations assets	137,059	(6,402)	1,883	132,540
Financing and Insurance Operations
Cash and cash equivalents	3,942	—	—	3,942
Investments in securities	12,575	—	—	12,575
Finance receivables—net	106,838	—	—	106,838
Investment in leases and other receivables	35,477	—	—	35,477
Other assets	40,438	—	—	40,438
Net receivable from Automotive, Communications Services, and Other Operations	638	—	—	638

Total Financing and Insurance Operations assets	199,908	—	—	199,908

Total assets	$336,967	$(6,402)	$1,883	$332,448

LIABILITIES AND STOCKHOLDERS’ EQUITY
Automotive, Communications Services, and Other Operations
Accounts payable (principally trade)	$19,459	$(38)	$—	$19,421
Loans payable	1,545	(200)	(865)	480
Accrued expenses	36,513	(101)	462	36,874
Net payable to Financing and Insurance Operations	638	—	—	638

Total current liabilities	58,155	(339)	(403)	57,413
Long-term debt	16,831	(2,350)	—	14,481
Postretirement benefits other than pensions	33,990	—	—	33,990
Pensions	9,410	—	—	9,410
Other liabilities and deferred income taxes	14,506	(678)	(176)	13,652

Total Automotive, Communications Services, and Other Operations liabilities	132,892	(3,367)	(579)	128,946
Financing and Insurance Operations
Accounts payable	8,236	—	—	8,236
Debt	158,659	—	—	158,659
Other liabilities and deferred income taxes	15,701	—	—	15,701

Total Financing and Insurance Operations liabilities	182,596	—	—	182,596

Total liabilities	315,488	(3,367)	(579)	311,542
Minority interests	788	—	(508)	280
Stockholders’ equity
$1 2/3 par value common stock (issued, 561,337,257)	936	—	—	936
Class H common stock (issued, 958,024,533)	96	—	—	96
Capital surplus (principally additional paid-in capital)	21,557	(3,035)	2,970	21,492
Retained earnings	10,376	—	—	10,376

Subtotal	32,965	(3,035)	2,970	32,900
Accumulated foreign currency translation adjustments	(2,770)	—	—	(2,770)
Net unrealized loss on derivatives	(188)	—	—	(188)
Net unrealized gains on securities	268	—	—	268
Minimum pension liability adjustment	(9,584)	—	—	(9,584)

Accumulated other comprehensive loss	(12,274)	—	—	(12,274)

Total stockholders’ equity	20,691	(3,035)	2,970	20,626

Total liabilities and stockholders’ equity	$336,967	$ $(6,402)	$1,883	$332,448

(1)	Adjustments represent the removal of historical PanAmSat amounts and pro forma adjustments as described in “Hughes Unaudited Pro Forma Condensed Consolidated Financial Statements.”

GENERAL MOTORS

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
STATEMENT OF INCOME

Giving Effect to the PanAmSat Stock Sale

For the Six Months Ended June 30, 2002

	GM	PanAmSat Pro Forma
	Historical	Adjustments(1)	Pro Forma

	(in millions, except per share data)
Total net sales and revenues	$94,529	$(329)	$94,200

Cost of sales and other expenses	76,893	(138)	76,755
Selling, general, and administrative expenses	11,771	(78)	11,693
Interest expense	3,730	(69)	3,661

Total costs and expenses	92,394	(285)	92,109
Income before income taxes and minority interests	2,135	(44)	2,091
Income tax expense	688	(9)	679
Equity income (loss) and minority interests	73	8	81

Net income	1,520	(27)	1,493
Dividends on preference stocks	(47)	—	(47)

Earnings attributable to common stocks	$1,473	$(27)	$1,446

Earnings Per Share:
GM $1 2/3 par value common stock:
Basic earnings per share (EPS)	$3.06		$3.05
Diluted EPS	3.02		3.00
GM Class H common stock:
Basic EPS	(0.27)		(0.30)
Diluted EPS	(0.27)		(0.30)
Shares Outstanding:
GM $1 2/3 par value common stock:
Average shares outstanding	559.7		559.7
Adjusted diluted shares outstanding	568.2		568.2
GM Class H common stock:
Average shares outstanding	880.8		880.8
Adjusted diluted shares outstanding	880.8		880.8

(1)	Adjustments represent the removal of historical PanAmSat amounts and pro forma adjustments as described in “Hughes Unaudited Pro Forma Condensed Consolidated Financial Statements.”

GENERAL MOTORS

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
STATEMENT OF INCOME

Giving Effect to the PanAmSat Stock Sale

For the Year Ended December 31, 2001

	GM	Telocity Pro Forma	PanAmSat Pro Forma
Description	Historical	Adjustments(1)	Adjustments(2)	Pro Forma

	(in millions, except per share data)
Total net sales and revenues	$177,260	$5	$(641)	$176,624

Cost of sales and other expenses	143,850	28	(436)	143,442
Selling, general, and administrative expenses	23,302	50	(109)	23,243
Interest expense	8,590	—	(62)	8,528

Total costs and expenses	175,742	78	(607)	175,213
Income before income taxes and minority interests	1,518	(73)	(34)	1,411
Income tax expense	768	(25)	(21)	722
Equity income (loss) and minority interests	(149)	—	6	(143)

Net income	601	(48)	(7)	546
Dividends on preference stocks	(99)	—	—	(99)

Earnings attributable to common stocks	$502	$(48)	$(7)	$447

Earnings Per Share:
GM $1 2/3 par value common stock:
Basic earnings per share (EPS)	$1.78			$1.75
Diluted EPS	1.77			1.74
GM Class H common stock:
Basic EPS	(0.55)			(0.59)
Diluted EPS	(0.55)			(0.59)
Shares Outstanding:
GM $1 2/3 par value common stock:
Average shares outstanding	551.1			551.1
Adjusted diluted shares outstanding	555.6			555.6
GM Class H common stock:
Average shares outstanding	876.3			876.3
Adjusted diluted shares outstanding	876.3			876.3

(1)	Adjustments to give effect to Hughes’ acquisition of Telocity on April 3, 2001 as if such acquisition occurred on January 1, 2001.

(2)	Adjustments represent the removal of historical PanAmSat amounts and pro forma adjustments as described in “Hughes Unaudited Pro Forma Condensed Consolidated Financial Statements.”

BUSINESS OF HUGHES

      Hughes is a leading global provider of digital entertainment, information and communication services and satellite-based private business networks. Hughes has been a pioneer in many aspects of the satellite communications industry, and its technologies have driven the creation of new services and markets and have established Hughes as a leader in each of the markets it serves.

      Hughes provides advanced communications services on a global basis. Hughes has developed a wide range of entertainment, information and communications services for home and business use, including video, data, voice, multimedia and Internet services. Hughes’ businesses include:

•	DIRECTV. DIRECTV includes businesses in the United States and Latin America and, with DIRECTV Broadband, Inc., formerly known as Telocity Delaware, Inc., constitutes Hughes’ direct-to-home broadcast segment. As of June 30, 2002, DIRECTV had about 10.75 million subscribers in the United States and 1.67 million subscribers in Latin America.

•	Hughes Network Systems. Hughes Network Systems, which has more than a 50% share of the global market for very small aperture terminal private business networks and about 123,000 DIRECWAY broadband consumer customers as of June 30, 2002, constitutes the network systems segment of Hughes. Hughes Network Systems is one of the two largest manufacturers of DIRECTV® subscriber equipment, having shipped over 9 million units. Hughes Network Systems is also leading the development of SPACEWAY®, a next-generation satellite-based broadband communications platform that is expected to provide customers with high-speed, two-way data communications on a more cost-efficient basis than systems that are currently available. SPACEWAY is expected to launch service in North America in 2004.

•	PanAmSat. PanAmSat, a publicly owned company of which subsidiaries of Hughes own approximately 81%, constitutes Hughes’ satellite services segment. PanAmSat owns and operates 22 satellites that are capable of transmitting signals to geographic areas covering a substantial portion of the world’s population. PanAmSat provides satellite capacity for the transmission of cable and broadcast television programming from the content source to the consumer’s home or to the cable operator.

      Hughes is currently a wholly owned subsidiary of General Motors. However, as a result of the GM/Hughes separation transactions, the business of Hughes will be separated from GM and, as a result of the Hughes/EchoStar merger, the business of Hughes will become part of New EchoStar. For more information, see “The Transactions.”

      DIRECTV®, DIRECWAY®, Galaxy®, NET-36TM, PRIMESTAR® and SPACEWAY® are trademarks of Hughes.

HUGHES

UNAUDITED PRO FORMA CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS

      The following unaudited pro forma condensed consolidated financial statements as of and for the six months ended June 30, 2002 and for the year ended December 31, 2001 have been derived from the historical financial statements of Hughes and PanAmSat to give effect to the sale of Hughes’ approximately 81% interest in PanAmSat to EchoStar and receipt of a $600 million termination fee from EchoStar (which is considered probable in the event that the Hughes/ EchoStar merger does not occur under certain circumstances).

      The unaudited pro forma condensed consolidated statements of income (loss) for the six months ended June 30, 2002 and the year ended December 31, 2001 reflect adjustments as if the PanAmSat stock sale described above had taken place on January 1, 2001. The unaudited pro forma condensed consolidated balance sheet as of June 30, 2002 reflects the PanAmSat stock sale as if it had occurred on June 30, 2002.

      The unaudited pro forma condensed consolidated statement of income (loss) for the year ended December 31, 2001 also reflects adjustments as if Hughes’ acquisition of Telocity had taken place on January 1, 2001. The historical Telocity amounts included in the unaudited pro forma condensed consolidated statement of income (loss) for the year ended December 31, 2001 are for the period January 1, 2001 to the date of the acquisition, April 3, 2001.

      Certain pro forma adjustments described in the accompanying notes are based on estimates and various assumptions that Hughes believes are reasonable under the circumstances.

      In the event that the GM/Hughes separation transactions and the Hughes/ EchoStar merger do not occur, under certain circumstances, EchoStar will be required to purchase Hughes’ approximately 81% interest in PanAmSat at a purchase price of $22.47 per share, and pay Hughes a $600 million cash termination fee. These circumstances are described in greater detail at “Description of Principal Transaction Agreements— PanAmSat Stock Purchase Agreement” and “Description of Principal Transaction Agreements— Hughes/ EchoStar Merger Agreement— Termination.”

      Of the circumstances discussed in the above-referenced sections, Hughes believes the most likely scenario under which EchoStar would be required to purchase Hughes’ approximately 81% interest in PanAmSat and pay Hughes a $600 million termination fee is in the event of a failure to obtain certain regulatory approvals as described elsewhere in this document. The unaudited pro forma condensed consolidated financial statements have been prepared assuming that the Hughes/ EchoStar merger does not occur because of this reason. Hughes has also assumed, consistent with the terms of the Hughes/ EchoStar merger agreement and the PanAmSat stock purchase agreement describing the form of consideration to be paid in the event the Hughes/ EchoStar merger does not occur for those reasons, that $2.715 billion of the $3.315 billion total consideration would be paid in cash and $600 million would be paid in EchoStar common stock.

      If EchoStar purchases all of Hughes’ interest in PanAmSat common stock, Hughes would remain a wholly owned subsidiary of General Motors, but would no longer have its interest in PanAmSat, and GM Class H common stockholders would remain stockholders of GM. It is currently expected that the proceeds from the sale of Hughes’ PanAmSat interest, net of income taxes, and the termination fee would be retained by Hughes and used to repay certain outstanding borrowings and fund future operating requirements.

      The PanAmSat stock sale is subject to a number of conditions which must be satisfied before the transaction could be completed, which are discussed elsewhere in the document.

      The unaudited pro forma condensed consolidated financial statements are not intended to be indicative of either future results of operations or results that might have been achieved had the sale of Hughes’ interest in PanAmSat actually occurred on the dates specified. In the opinion of Hughes’ management, all adjustments necessary to fairly present such unaudited pro forma condensed consolidated financial statements have been made based upon the terms of the Telocity acquisition and the proposed terms of the sale of Hughes’ interest in PanAmSat.

      The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the Hughes and PanAmSat financial statements, including the respective notes thereto, as of and for the six months ended June 30, 2002, each of which is contained in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2002 and is incorporated by reference into this document, and as of and for the year ended December 31, 2001, each of which is contained in its 2001 Form 10-K and is incorporated by reference into this document. Certain amounts in PanAmSat’s financial statements have been reclassified to conform to Hughes’ financial statement presentation.

HUGHES

UNAUDITED PRO FORMA CONDENSED
CONSOLIDATED BALANCE SHEET

As of June 30, 2002

			PanAmSat
			Stock Sale		Pro Forma
	Hughes	PanAmSat	Pro Forma		Excluding
	Historical	Historical	Adjustments		PanAmSat

	(in millions)
ASSETS
Current Assets
Cash and cash equivalents	$836	$(725)	$1,850	(a)	$1,961
Accounts and notes receivable	1,138	(33)	—		1,105
Contracts in process	123	(23)	—		100
Inventories	334	—	—		334
Deferred income taxes	134	(18)	—		116
Prepaid expenses and other	1,042	(50)	—		992

Total Current Assets	3,607	(849)	1,850		4,608
Satellites, net	4,853	(2,731)	(62	)(b)	2,060
Property, net	2,184	(243)	—		1,941
Goodwill, net	6,715	(2,239)	(505	)(b)	3,971
Intangible Assets, net	448	—	—		448
Net Investment in Sales-type Leases	176	(176)	—		—
Investments and Other Assets	1,266	(164)	600	(a)	1,702

Total Assets	$19,249	$(6,402)	$1,883		$14,730

LIABILITIES AND STOCKHOLDER’S EQUITY
Current Liabilities
Accounts payable	$1,104	$(38)	$—		$1,066
Deferred revenues	158	—	—		158
Short-term borrowings and current portion of long-term debt	1,082	(200)	(865	)(c)	17
Accrued liabilities and other	1,303	(101)	466	(d)	1,664
			(4	)(b)

Total Current Liabilities	3,647	(339)	(403)		2,905
Long-Term Debt	2,398	(2,350)	—		48
Other Liabilities and Deferred Credits	1,301	(253)	—		1,048
Deferred Income Taxes	758	(425)	(176	)(d)	157
Commitments and Contingencies
Minority Interests	543	—	(508	)(e)	35
Total Stockholder’s Equity	10,602	(3,035)	2,970	(f)	10,537

Total Liabilities and Stockholder’s Equity	$19,249	$(6,402)	$1,883		$14,730

The accompanying notes are an integral part of the
Unaudited Pro Forma Condensed Consolidated Financial Statements.

HUGHES

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
STATEMENT OF INCOME (LOSS)

For the Six Months Ended June 30, 2002

			PanAmSat		Pro
			Stock Sale		Forma
	Hughes	PanAmSat	Pro Forma		Excluding
	Historical	Historical	Adjustments		PanAmSat

	(in millions)
Revenues
Direct broadcast, leasing and other services	$3,862	$(416)	$86	(g)	$3,532
Product sales	386	—	—		386

Total Revenues	4,248	(416)	86		3,918

Operating Costs and Expenses, Exclusive of Depreciation and Amortization Expense Shown Below Broadcast programming and other costs	1,982	(68)	80	(g)	2,029
			35	(k)
Cost of products sold	358	—	—		358
Selling, general, and administrative expenses	1,651	(46)	3	(g)	1,573
			(35	)(k)
Depreciation and amortization	523	(184)	1	(g)	338
			(2	)(j)

Total Operating Costs and Expenses	4,514	(298)	82		4,298

Operating Profit (Loss)	(266)	(118)	4		(380)
Interest income	12	(6)	7	(h)	13
Interest expense	(199)	66	(7	)(h)	(130)
			(1	)(g)
			11	(j)
Other, net	(33)	—	—		(33)

Income (loss) before income taxes and minority interests	(486)	(58)	14		(530)
Income tax benefit (expense)	185	14	(5	)(l)	194
Minority interests in net (earnings) losses of subsidiaries	(10)	—	8	(i)	(2)

Net Income (Loss)	$(311)	$(44)	$17		$(338)

The accompanying notes are an integral part of the
Unaudited Pro Forma Condensed Consolidated Financial Statements.

Notes to Hughes Unaudited Pro Forma

Condensed Consolidated Financial Statements

(a)	Records the estimated consideration to be paid by EchoStar for the acquisition of Hughes’ interest in PanAmSat, offset by assumed repayment of certain Hughes debt as of June 30, 2002 as discussed in note (c) below. In the event that the GM/Hughes separation transactions and the Hughes/ EchoStar merger do not occur under certain circumstances, EchoStar will be required to purchase Hughes’ approximately 81% interest in PanAmSat at a purchase price of $22.47 per share (or a total of $2.715 billion). In addition, EchoStar may also be required to pay a $600 million cash termination fee.

For purposes of the unaudited pro forma condensed consolidated financial statements, Hughes has assumed that $2.715 billion of the $3.315 billion total consideration would be paid in cash and $600 million would be paid in EchoStar common stock. Hughes has further assumed that $865 million of the cash proceeds would be used to repay debt as discussed in note (c) below.

(b)	Eliminates goodwill of $505 million primarily associated with Hughes’ purchase of an additional 9.5% interest in PanAmSat in May 1998 and intercompany transactions of $58 million, net.

(c)	Reflects the repayment of Hughes’ historical long-term debt ($865 million) using the cash proceeds discussed in note (a) above.

(d)	Reflects estimated income taxes payable for the termination fee and the sale of PanAmSat. For the purposes of the unaudited pro forma condensed consolidated balance sheet, the tax liability has been calculated using an assumed combined federal and state rate of 38% as discussed in note (l) below.

(e)	To eliminate minority interest of $508 million related to PanAmSat as a result of the PanAmSat stock sale.

(f)	Adjusts Hughes’ historical stockholder’s equity to reflect the consideration received from EchoStar of $3.315 billion as discussed in note (a) above, $290 million of incremental tax liability as discussed in note (d) above and adjustments to PanAmSat’s net assets described in note (b) and note (e).

(g)	To eliminate intercompany revenues and associated costs between PanAmSat and Hughes for the lease of satellite capacity ($72 million), telemetry, tracking and control services ($8 million) and other related services ($6 million).

(h)	To eliminate intercompany interest income and interest expense on the $1.725 billion intercompany loan from Hughes to PanAmSat. PanAmSat repaid the loan in February 2002.

(i)	Eliminates minority interest of $8 million applicable to PanAmSat included in Hughes’ historical financial statements.

(j)	Reduces interest expense, net of capitalized interest, for the repayment of Hughes’ debt using proceeds discussed in note (a) above.

(k)	To reclassify certain amounts in the historical financial statements of PanAmSat to conform to the Hughes presentation.

(l)	U.S. federal income tax expense on pro forma adjustments was calculated at 38%, which is derived from the U.S. federal statutory income tax rate of 35%, plus a net state and local income tax rate of 3%, which represents a weighted average state and local tax rate of about 4.5% after taking into account the federal tax effect thereon of 35%.

HUGHES

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
STATEMENT OF INCOME (LOSS)

For the Year Ended December 31, 2001

					Pro
					Forma		PanAmSat		Pro
			Telocity		Combined		Stock Sale		Forma
	Hughes	Telocity	Pro Forma		Including	PanAmSat	Pro Forma		Excluding
	Historical	Historical	Adjustments		Telocity	Historical	Adjustments		PanAmSat

	(in millions)
Revenues
Direct broadcast, leasing and other services	$7,202	$8	$—		$7,210	$(870)	$161	(f)	$6,501
Product sales	1,060	—	—		1,060	—	—		1,060

Total Revenues	8,262	8	—		8,270	(870)	161		7,561

Operating Costs and Expenses, Exclusive of Depreciation and Amortization Expense Shown Below Broadcast programming and other costs	3,254	18	—		3,272	(166)	151	(f)	3,343
							86	(j)
Cost of products sold	900	—	—		900	—	—		900
Selling, general, and administrative expenses	3,718	50	—		3,768	(124)	5	(f)	3,573
							10	(h)
							(86	)(j)
Depreciation and amortization	1,148	7	6	(a)	1,158	(415)	(14	)(h)	737
							6	(h)
			(3	)(b)			2	(f)

Total Operating Costs and Expenses	9,020	75	3		9,098	(705)	160		8,553

Operating Profit (Loss)	(758)	(67)	(3)		(828)	(165)	1		(992)
Interest income	56	—	(3	)(c)	53	(14)	82	(g)	121
Interest expense	(196)	—	—		(196)	124	(82	)(g)	(134)
							(3	)(f)
							23	(i)
Other, net	(93)	—	—		(93)	—	—		(93)

Income (loss) before income taxes, minority interests and cumulative effect of accounting change	(991)	(67)	(6)		(1,064)	(55)	21		(1,098)
Income tax benefit (expense)	326	—	25	(e)	351	24	(3	)(d)	372
			—	(d)
Minority interests in net losses of subsidiaries	51	—	—		51	—	6	(h)	57

Income (loss) before cumulative effect of accounting change	(614)	(67)	19		(662)	(31)	24		(669)
Cumulative effect of accounting change, net of taxes	(7)	—	—		(7)	—	—		(7)

Net Income (Loss)	$(621)	$(67)	$19		$(669)	$(31)	$24		$(676)

The accompanying notes are an integral part of the
Unaudited Pro Forma Condensed Consolidated Financial Statements.

Notes to Hughes Unaudited Pro Forma

Condensed Consolidated Financial Statements

(a)	For purposes of the accompanying unaudited pro forma condensed consolidated statement of income (loss), the excess of purchase price over the book value of net assets acquired has been allocated as follows (dollars and shares in millions, except cash paid per share):

Outstanding shares of Telocity common stock	82.7
Cash paid per share	$2.15

Cash consideration to shareholders	$177.8
Interim financing provided to Telocity	20.0

Purchase price	$197.8

Telocity net book value at April 3, 2001	$7.0
Adjustments to fair value of net assets acquired:
Accounts and notes receivable	(4.0)
Prepaid expenses and other	(3.1)
Property, net	(15.1)
Goodwill, net	120.8
Intangible assets, net	17.1
Investments and other assets	91.2
Accounts payable	(2.6)
Accrued liabilities and other	(13.5)

Allocation of purchase price	$197.8

The adjustments included in the unaudited pro forma condensed consolidated financial statements reflect a final allocation of the purchase price. Intangible assets primarily consist of developed technology, subscriber list and assembled workforce and are amortized over two to three years. Goodwill is amortized over seven years. In accordance with Statement of Financial Accounting Standards No. 141, “Business Combinations,” Hughes will no longer amortize goodwill beginning on January 1, 2002. Amortization expense of $6 million included as part of the Telocity pro forma adjustments results from goodwill amortization of $5 million and other intangible assets amortization of $1 million.

(b)	Reduces depreciation expense resulting from a $15 million write-down of Telocity fixed assets to current replacement cost.

(c)	Reduces interest income on the $197.8 million cash required for the Telocity merger assuming Hughes’ historical interest income rate of about 6% during the first quarter of 2001.

(d)	U.S. federal income tax expense on pro forma adjustments was calculated at 38%, excluding amortization of $6 million and $14 million of non-deductible goodwill for Telocity and PanAmSat, respectively, which is derived from the U.S. federal statutory income tax rate of 35%, plus a net state and local income tax rate of 3%, which represents a weighted average state and local tax rate of about 4.5% after taking into account the federal tax effect thereon of 35%.

(e)	The unaudited pro forma condensed consolidated financial statements have been adjusted to recognize a tax benefit of $25 million at the net federal and state statutory tax rate of 38%, as described in note (d) above; for Telocity’s historical losses for the period ended April 2, 2001. This adjustment recognizes that, if the Telocity acquisition had taken place on January 1, 2001, the tax benefit of Telocity’s losses would have been realized by Hughes.

(f)	To eliminate intercompany revenues and associated costs between PanAmSat and Hughes for the lease of satellite capacity ($136 million), telemetry, tracking and control services ($14 million) and other related services ($11 million).

(g)	To eliminate intercompany interest income and interest expense on the $1.725 billion intercompany loan from Hughes to PanAmSat.

(h)	Eliminates goodwill amortization of $14 million primarily associated with Hughes’ purchase of an additional 9.5% interest in PanAmSat in May 1998, minority interest of $6 million and other intercompany transactions of $16 million applicable to PanAmSat.

(i)	Reduces interest expense, net of capitalized interest, for the repayment of Hughes’ debt using the proceeds discussed in note (a) above.

(j)	To reclassify certain amounts in the historical financial statements of PanAmSat to conform to the Hughes presentation.

NEW ECHOSTAR

UNAUDITED PRO FORMA CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS

      The following unaudited pro forma condensed consolidated financial statements for New EchoStar show the pro forma impact of the proposed Hughes/EchoStar merger as of and for the six months ended June 30, 2002 and for the year ended December 31, 2001. Additional information about the Hughes/EchoStar merger is provided in this document at “The Transactions — Description of the Transactions — The Hughes/EchoStar Merger.” The unaudited pro forma condensed consolidated financial statements have been prepared from, and should be read in conjunction with, the respective historical consolidated financial statements and notes thereto of EchoStar, Hughes and PanAmSat, as of and for the six months ended June 30, 2002 and for the year ended December 31, 2001. Those financial statements are included in their Quarterly Reports on Form 10-Q for the quarter ended June 30, 2002 and their Annual Reports on Form 10-K for the year ended December 31, 2001, respectively, which are incorporated into this document by reference. For more information on how to obtain any of those documents, see “Where You Can Find More Information.”

      The unaudited pro forma condensed consolidated financial statements are provided for informational purposes only and this financial information is not necessarily indicative of the future financial position or results of operations of the combined businesses of Hughes and EchoStar, or of the financial position or the results of operations that would have been realized had the Hughes/EchoStar merger been consummated during the periods or as of the dates for which pro forma information is presented.

      EchoStar currently expects the Hughes/ EchoStar merger to occur in the fourth quarter of 2002, subject to the satisfaction or waiver of a number of conditions as described in greater detail at “Description of Principal Transaction Agreements— Hughes/ EchoStar Merger Agreement— Conditions.” Three classes of New EchoStar common stock would be outstanding immediately following the completion of the Hughes/ EchoStar merger:

•	New EchoStar Class A common stock, which would be distributed to holders of EchoStar Class A common stock in the Hughes/ EchoStar merger. Holders of EchoStar Class A common stock would receive 1/0.73, or about 1.3699, shares of New EchoStar Class A common stock in exchange for each share of EchoStar Class A common stock they own at the time of the Hughes/ EchoStar merger;

•	New EchoStar Class B common stock, which would be distributed to holders of EchoStar Class B common stock in the Hughes/ EchoStar merger. A trust controlled by Charles W. Ergen, the Chairman of the Board of Directors and Chief Executive Officer of EchoStar, currently owns all of the outstanding shares of EchoStar Class B common stock. Holders of EchoStar Class B common stock would receive 1/0.73, or about 1.3699, shares of New EchoStar Class B common stock in exchange for each share of EchoStar Class B common stock they own at the time of the Hughes/ EchoStar merger; and

•	New EchoStar Class C common stock, which would be distributed to holders of GM Class H common stock in the Hughes split-off. Holders of GM Class H common stock would receive one share of HEC Holdings Class C common for each share of GM Class H common stock they own at the time of the Hughes split-off. In the Hughes/ EchoStar merger, each of these shares will remain outstanding and become a share of New EchoStar Class C common stock.

      The completion of the Hughes/ EchoStar merger and related transactions will require a significant amount of financing as described in greater detail at “The Transactions— Description of the Transactions— Hughes/ EchoStar Merger Financings.” Upon completion of the Hughes/ EchoStar merger, New EchoStar will assume the substantial existing indebtedness of EchoStar and its subsidiaries. The indentures and other agreements governing the debt to be assumed by New EchoStar contain material covenants and restrictions as described in greater detail at “Risk Factors— Risks Relating to New EchoStar After the Transactions— Risks Relating to Liquidity and Financing Activities of New EchoStar— New EchoStar’s Indebtedness May Contain Terms That Could Limit the Operational and Financial Flexibility of New EchoStar.”

      The Hughes/ EchoStar merger will be accounted for using the purchase method of accounting, with EchoStar having acquired HEC Holdings for accounting purposes. For more information, see note (a) to the pro forma condensed consolidated financial statements. Additional information about the accounting treatment of the Hughes/ EchoStar merger is provided at “The Transactions— Accounting Treatment— The Hughes/ EchoStar Merger.” The unaudited pro forma condensed consolidated financial statements do not reflect the impacts of conforming Hughes’ accounting policies to those of EchoStar, as the extent and impact of differences between Hughes’ and EchoStar’s accounting policies have not yet been determined. The nature and extent of all such differences are not expected to be determined until the completion of the Hughes/ EchoStar merger or shortly thereafter. Note (b) to the pro forma condensed consolidated financial statements discusses the currently known differences between Hughes’ and EchoStar’s accounting policies based upon review of public filings and provides some sensitivity with respect to the potential impact of conforming Hughes’ accounting policies to those of EchoStar. The unaudited pro forma condensed consolidated statements of operations for the six months ended June 30, 2002 and the year ended December 31, 2001 give effect to the Hughes/ EchoStar merger as if it had occurred on January 1, 2001. The unaudited pro forma condensed consolidated balance sheet as of June 30, 2002 gives effect to the Hughes/ EchoStar merger as if it had occurred on such date.

      The unaudited pro forma financial data is based on preliminary estimates and various assumptions that EchoStar’s management and Hughes’ management believe are reasonable in these circumstances. The unaudited pro forma adjustments reflect transaction-related items only and are based on currently available information. The actual purchase price, purchase price allocations and related depreciation and amortization periods will be based on final appraisals, evaluations and estimates of fair values. As a result, actual asset and liability values established and related operating results, including actual depreciation and amortization expense, could differ materially from those reflected in the unaudited pro forma condensed consolidated financial statements. The unaudited pro forma condensed consolidated financial statements do not take into account any estimated business integration costs, which are discussed in this document at “Risk Factors— Risk Factors Relating to the Transactions— Risks Relating to New EchoStar— New EchoStar Is Expected to Incur Significant Expenses Related to the Integration of Hughes and EchoStar,” or any other restructuring costs that may be associated with the Hughes/ EchoStar merger other than the estimated retention benefits reflected in the unaudited pro forma condensed consolidated balance sheet (and discussed in note (i) thereto). The unaudited pro forma condensed consolidated statements of operations also do not take into account any anticipated cost savings, potential revenue enhancements or synergies, which are discussed in this document at “Risk Factors— Risk Factors Relating to the Transactions— Risks Relating to New EchoStar— New EchoStar May Not Realize the Benefits Expected From the Hughes/ EchoStar Merger” and “—Any Delay in Completing the Proposed Hughes/ EchoStar Merger May Reduce or Eliminate the Benefits Expected,” “The Transactions— GM Background and Considerations” and “—EchoStar Background and Considerations.” In addition, the unaudited pro forma condensed consolidated balance sheet does not include the impact of any additional financing that may be necessary to fund the operations of New EchoStar, including the construction of additional satellites, as discussed in this document at “The Transactions— Description of the Transactions— Liquidity and Funding Needs of New EchoStar.”

NEW ECHOSTAR

UNAUDITED PRO FORMA CONDENSED
CONSOLIDATED BALANCE SHEET

June 30, 2002

								New
	EchoStar	Hughes	Pre-Merger		Hughes	Pro Forma Merger		EchoStar
	Historical	Historical	Adjustments		As Adjusted	Adjustments(a),(b)		Pro Forma

	(in millions)
ASSETS
Current Assets:
Cash, cash equivalents and marketable investment securities	$4,352	$836	$4,133	(d)	$769	$(200	)(f)	$3,126 (m)
			(4,200	)(e)		(1,740	)(g)
						(55	)(i)
Trade accounts receivable	319	1,138	—		1,138	—		1,457
Other current assets	332	1,633	67	(d)	1,700	55	(h),(i)	2,087

Total current assets	5,003	3,607	—		3,607	(1,940)		6,670
Cash reserved for satellite insurance	168	—	—		—	—		168
Property and equipment, net	2,001	7,037	—		7,037	—		9,038
Intangible assets, net	696	7,163	—		7,163	8,632	(h)	16,491
Investments and other noncurrent assets	226	1,442	—		1,442	—		1,668

Total assets	$8,094	$19,249	$—		$19,249	$6,692		$34,035

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current Liabilities:
Trade accounts payable	$336	$1,104	$—		$1,104	$—		$1,440
Accrued expenses and other current liabilities	1,235	1,461	—		1,461	55	(i)	2,751
Current portion of long-term debt	15	1,082	—		1,082	(865	)(g)	232

Total current liabilities	1,586	3,647	—		3,647	(810)		4,423
Long-term obligations, net of current portion:
Long-term debt	5,721	2,398	4,200	(d)	6,598	(875	)(g)	11,444
Deferred income taxes	—	758	—		758	715	(j)	1,473
Minority interest	—	543	—		543	—		543
Other long-term liabilities	95	1,301	—		1,301	—		1,396

Total long-term obligations, net of current portion	5,816	5,000	4,200		9,200	(160)		14,856

Total liabilities	7,402	8,647	4,200		12,847	(970)		19,279
EchoStar Series D convertible preferred stock and contingent value rights (c)	1,520	—	—		—	(1,484	)(k)	36
Stockholders’ equity (deficit):
Common stock and additional paid-in capital	1,746	10,152	(4,200	)(e)	5,952	13,246	(h)	17,294
						818	(h)
						1,484	(k)
						(5,952	)(l)
Convertible preferred stock	—	914	—		914	(914	)(l)
Deferred stock-based compensation	(16)	—	—		—	—		(16)
Accumulated other comprehensive loss	(28)	(19)	—		(19)	19	(l)	(28)
Accumulated earnings (deficit)	(2,530)	(445)	—		(445)	445	(l)	(2,530)

Total stockholders’ equity (deficit)	(828)	10,602	(4,200)		6,402	9,146		14,720

Total liabilities and stockholders’ equity (deficit)	$8,094	$19,249	$—		$19,249	$6,692		$34,035

The accompanying notes are an integral part of the
Unaudited Pro Forma Condensed Consolidated Financial Statements.

NEW ECHOSTAR

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
STATEMENT OF OPERATIONS

For the Six Months Ended June 30, 2002

			Pro Forma		New
	EchoStar	Hughes	Merger		EchoStar
	Historical	Historical	Adjustments(a), (b)		Pro Forma

	(in millions, except share and per share data)
Revenue:
Direct broadcast, leasing and other
services	$2,099	$3,862	$—		$5,961
Product sales	125	386	—		511
Other	49	—	—		49

Total revenue	2,273	4,248	—		6,521
Costs and Expenses:
Broadcast programming and other expenses	1,047	1,982	—		3,029
Cost of products sold	109	358	—		467
Selling, general and administrative expenses	702	1,651	—		2,353
Non-cash, stock-based compensation	4	—	—		4
Depreciation and amortization	169	523	194	(n)	886

Total costs and expenses	2,031	4,514	194		6,739

Operating income (loss)	242	(266)	(194)		(218)
Other Income (Expense):
Interest income	59	12	—		71
Interest expense, net of amounts capitalized	(246)	(199)	(125	)(o)	(570)
Other	(37)	(33)	—		(70)

Total other expense	(224)	(220)	(125)		(569)

Income (loss) before income taxes	18	(486)	(319)		(787)
Income tax benefit (provision), net	(11)	185	114	(p)	288
Minority interest	—	(10)	—		(10)

Net income (loss)	7	(311)	(205)		(509)

Preferred stock dividends	(62)	(47)	—		(109)
Accretion of Series D Convertible Preferred stock	(5)	—	—		(5)
Change in valuation of contingent value rights	—	—	—		—

Net loss from continuing operations attributable to common shareholders	$(60)	$(358)	$(205)		$(623)

Weighted-average common shares outstanding	480		1,234	(q)	1,714

Basic and diluted net loss per common share	$(0.12)				$(0.36)

The accompanying notes are an integral part of the

Unaudited Pro Forma Condensed Consolidated Financial Statements.

NEW ECHOSTAR

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
STATEMENT OF OPERATIONS

For the Year Ended December 31, 2001

		Hughes	Pro Forma		New
	EchoStar	As	Merger		EchoStar
	Historical	Adjusted (r)	Adjustments (a), (b)		Pro Forma

	(in millions, except share and per share data)
Revenue:
Direct broadcast, leasing and other services	$3,606	$7,210	$—		$10,816
Product sales	271	1,060	—		1,331
Other	124	—	—		124

Total revenue	4,001	8,270	—		12,271
Costs and Expenses:
Broadcast programming and other expenses	1,758	3,272	—		5,030
Cost of products sold	270	900	—		1,170
Selling, general and administrative expenses	1,462	3,768	55	(i)	5,285
Non-cash, stock-based compensation	20	—	—		20
Depreciation and amortization	279	1,158	388	(n)	1,609
			(216	)(s)

Total costs and expenses	3,789	9,098	227		13,114

Operating income (loss)	212	(828)	(227)		(843)
Other Income (Expense):
Interest income	98	53	—		151
Interest expense, net of amounts capitalized	(371)	(196)	(315	)(t)	(882)

Other	(153)	(93)	—		(246)

Total other expense	(426)	(236)	(315)		(977)

Income (loss) before income taxes	(214)	(1,064)	(542)		(1,820)
Income tax benefit (provision), net	(1)	351	254	(p)	604
Minority interest	—	51	—		51

Net loss	$(215)	$(662)	$(288)		$(1,165)

Preferred stock dividends	(1)	(96)	—		(97)
Net loss from continuing operations attributable to common shareholders	$(216)	$(758)	$(288)		$(1,262)

Weighted-average common shares outstanding	477		1,346	(q)	1,823

Basic and diluted net loss per common share	$(0.45)				$(0.69)

The accompanying notes are an integral part of the
Unaudited Pro Forma Condensed Consolidated Financial Statements.

Notes to New EchoStar Unaudited Pro Forma

Condensed Consolidated Financial Statements

(a)	The unaudited pro forma condensed consolidated financial statements were prepared assuming that EchoStar is deemed to be the accounting acquiror. EchoStar, GM and Hughes believe that this conclusion is appropriate under generally accepted accounting principles for the following reasons:

•	The single largest minority voting interest (currently estimated to be greater than %) in New EchoStar will be beneficially held by Charles W. Ergen, the beneficial owner of all of the New EchoStar Class B common stock, with no other shareholder or organized group of shareholders currently expected to own more than % of the voting interest. In addition, Mr. Ergen will have class voting rights with respect to certain material transactions, which further strengthens the large minority voting interest held by Mr. Ergen.

•	The Chairman of the Board of Directors and Chief Executive Officer of New EchoStar will be Mr. Ergen, and the Senior Vice President, General Counsel and Secretary will be David K. Moskowitz. Mr. Ergen and Mr. Moskowitz are both currently serving in the same capacities for EchoStar as they will for New EchoStar. In addition, a management transition committee (comprised of two management personnel affiliated with EchoStar and two management personnel affiliated with Hughes) has been established to, among other things, make recommendations to Mr. Ergen regarding New EchoStar officers and other management team members and their responsibilities. As Chairman of the Board of Directors and Chief Executive Officer of New EchoStar, Mr. Ergen will thus have significant influence over the composition of the management positions of New EchoStar. As of the completion of the Hughes/ EchoStar merger, the New EchoStar board of directors (eight of whom are current directors and/or officers of EchoStar and three of whom are current directors and/or officers of Hughes) will have the sole decision-making authority with respect to all responsibilities and matters referred to or discussed by the management transition committee, and will thus also have significant influence over the composition of the management positions of New EchoStar.

•	The New EchoStar board of directors will initially consist of 11 members, eight of whom are current directors and/or officers of EchoStar. The New EchoStar board of directors will initially be divided into three classes, with one class having three directors and two classes having four directors each, serving staggered terms of up to three years. The four directors expected to serve three-year terms are current directors and/or officers of EchoStar. All other directors are expected to serve one or two-year terms. In addition, voting for the election of directors will be cumulative, which means that each common stockholder of New EchoStar will be entitled to multiply the number of votes to which he or she may be entitled by the total number of directors to be elected in the election, and the stockholder may cast the whole number of such votes for one candidate or distribute them among any two or more candidates. The candidates receiving the highest number of votes will be elected. As such, Mr. Ergen will have significant influence over the composition of the New EchoStar board of directors and, therefore, over the management of New EchoStar based on his large minority voting interest.

•	Based on the respective stock prices of EchoStar Class A common stock and GM Class H common stock (both currently and since October 26, 2001, the last trading day prior to public announcement on October 28, 2001) and the exchange ratio in the Hughes/ EchoStar merger, EchoStar will pay a premium over the market value of the GM Class H common stock.

•	The Hughes/ EchoStar merger was initiated by EchoStar in direct competition with a competing transaction proposed by an affiliate of The News Corporation Limited in a highly publicized competitive bidding process which resulted in the General Motors board of directors and the Hughes board of directors approving the transactions with EchoStar.

•	The name of the combined entity will be “EchoStar Communications Corporation.”

•	The corporate headquarters of New EchoStar will be in Littleton, Colorado, which is the corporate headquarters location of EchoStar.

(b)	Based on information currently available in public filings, certain accounting policies of Hughes differ from the corresponding accounting policies of EchoStar, as follows:

•	Dealer Commissions and Direct Sales Hardware/ Installation Costs: Due to Hughes’ contractual relationships with its retailers/ dealers and customers, Hughes generally defers a portion of its retailer/ dealer commissions and direct sale hardware/ installation costs and amortizes them on a straight-line basis over a one-year period. The deferred portion of such costs are included in “prepaid expenses and other” in the balance sheet. EchoStar immediately expenses estimated dealer commissions and direct sales hardware/ installation costs. The estimated difference of immediately expensing Hughes’ commissions and direct sales hardware/ installation costs, to conform with EchoStar’s accounting policy, versus amortizing the commissions and direct sales hardware/ installation costs cannot be determined from current public filings and is expected to be determined upon the completion of the Hughes/ EchoStar merger or shortly thereafter.

•	Installation Costs: The cost of installing customer leased receiving equipment is capitalized and depreciated by Hughes over periods of four to seven years and is expensed as incurred by EchoStar. The impact of conforming Hughes’ accounting policy to EchoStar’s accounting policy would result in more rapid cost recognition (immediate recognition vs. four to seven-year recognition) that would yield higher selling, general and administrative expense and lower depreciation expense. The capitalized cost of installation for customer leased receiving equipment primarily relates to DIRECTV Latin America, which are estimated to be about $60 million for 2001 and about $7 million for the six months ended June 30, 2002. Depreciation expense related to capitalized installation costs are estimated to be about $14 million for 2001 and $6 million for the six months ended June 30, 2002. Conforming Hughes’ accounting policy to EchoStar’s accounting policy would result in increased net loss for the year ended December 31, 2001 and for the six months ended June 30, 2002 of about $29 million and $1 million, respectively.

Other differences between Hughes’ and EchoStar’s accounting policies may exist, however, the nature and extent of any such differences have not been determined and are not expected to be determined until the completion of the Hughes/ EchoStar merger or shortly thereafter.

(c)	See footnote (3) included in the EchoStar Quarterly Report on Form 10-Q for the six months ended June 30, 2002 regarding the accounting treatment for the EchoStar Series D convertible preferred stock and contingent value rights.

(d)	Adjusted to reflect Hughes’ financing arrangements in connection with the Hughes split-off and the $4.2 billion anticipated dividend to be paid by Hughes to GM (after reducing the cash proceeds by about $67 million of deferred financing costs). See “The Transactions—Description of the Transactions—Hughes Business and Dividend Financings.”

(e)	Adjusted to reflect an anticipated dividend of $4.2 billion to be paid by Hughes to GM prior to the Hughes split-off.

(f)	Adjusted to reflect estimated Hughes/ EchoStar merger and merger-related costs, including about $120 million of financial advisory fees, about $40 million of legal and related fees and about $40 million of printing, mailing, accounting and other fees. Additional merger and merger-related costs already reflected in the historical financial statements approximate up to $100 million.

(g)	Adjusted to reflect the anticipated repayment of certain indebtedness of New EchoStar upon completion of the Hughes/ EchoStar merger.

(h)	Adjusted to record the exchange consideration in the Hughes/ EchoStar merger. The actual purchase price per share will be based on the number of HEC Holdings Class C common shares outstanding following the Hughes recapitalization and the fair value of the EchoStar Class A common stock at that time. For purposes of the pro forma calculation, the share price of EchoStar Class A common stock is assumed to be $18.56, the closing price of EchoStar Class A common stock on June 30, 2002. Accordingly, based on the implied exchange ratio of 0.73, HEC Holdings Class C common stockholders would receive stock with a value equal to the product of 0.73 and $18.56, or $13.55, for each share of HEC Holdings Class C common stock owned.

For purposes of the accompanying unaudited pro forma condensed consolidated financial statements, the excess of purchase price over book value of net assets to be acquired has been estimated as follows:

Pro Forma Purchase Price Calculation: (in millions, except per share amounts)
Outstanding shares of HEC Holdings Class C common stock to be acquired	977.64
Consideration per share	$13.549

Estimated fair value of New EchoStar common stock to be issued	$13,246
Estimated fair value of New EchoStar options to be issued for outstanding Hughes options	818
Estimated Hughes/ EchoStar merger costs	100

Total purchase price (excluding debt shown in net assets below)	14,164
Deferred tax liabilities	715	(j)
Estimated change of control benefits liability	55	(i)
Less: Hughes net assets, as adjusted and net of Hughes/ EchoStar merger costs and change-in-control benefits to be paid by Hughes	(6,247)

Preliminary estimated excess purchase price over book value of net assets acquired	$8,687

Of the $8.687 billion preliminary estimated excess purchase price over book value of net assets acquired, $55 million relates to other current assets and $8.632 billion relates to intangible assets.

The pro forma purchase price calculation shown above is subject to change resulting from changes between June 30, 2002 and the closing date of the Hughes/ EchoStar merger in the following items:

•	the fair value of EchoStar Class A common stock;

•	the fair value of New EchoStar stock options assumed to be issued for outstanding GM Class H common stock options;

•	the actual Hughes/ EchoStar merger costs incurred; and

•	final appraisals, evaluations and estimates of fair values.

The final appraisal and purchase price allocation is expected to be finalized within one year after the completion of the Hughes/ EchoStar merger.

(i)	The Hughes board of directors has approved several benefit plans, triggered by a change-in-control, designed to provide benefits for the retention of about 240 key employees and also provide benefits in the event of employee lay-offs. Generally, these benefits are only available if a qualified change-in-control of Hughes occurs. Upon a change-in-control, the retention benefits will be accrued and expensed when earned and the severance benefits will be accrued and expensed if an employee is identified for termination. A total of up to about $110 million for retention benefits will be paid, with about 50% paid and expensed at the time of a change-in-control. Payment of the initial 50% of change-in-control benefits does not require additional service by the covered employees beyond the change-in-control date. The remaining 50% of retention benefits will be earned by covered employees by their continuing employment with New EchoStar for one year following the change-in-control. The 50% paid following the date of a change-in-control will be deferred and expensed as earned over the required one-year service period. The amount of severance benefits to be paid will be based upon the decision to layoff employees, if any, following the date of a change-in-control. For purposes of the above benefits, a successful completion of the Hughes/EchoStar merger would qualify as a change-in-control.

(j)	Adjusted to reflect deferred taxes resulting from the pro forma book basis of the non-goodwill assets to be acquired from Hughes in the tax-free Hughes/EchoStar merger. Due to the tax-free nature of the Hughes/ EchoStar merger, the basis in the non-goodwill assets is not recognized for tax purposes. In addition to the deferred tax liability attributable to the pro forma book basis of the non-goodwill assets, an adjustment is reflected to eliminate the historical EchoStar deferred income tax valuation allowance pursuant to purchase accounting. Deferred taxes are subject to the final appraisal and purchase price allocation to assets and liabilities other than goodwill.

(k)	Adjusted to reflect the conversion of the EchoStar Series D convertible preferred stock to New EchoStar Class A common stock upon completion of the Hughes/ EchoStar merger.

(l)	Adjusted to reflect the elimination of Hughes’ historical stockholders’ equity.

(m)	As of June 30, 2002, EchoStar and Hughes had about $4.4 billion and $836 million, respectively, of cash and marketable securities. The pro forma cash balance has not been reduced for the amount of expected cash requirements to be incurred by Hughes subsequent to June 30, 2002 through the completion of the Hughes/ EchoStar merger. Consequently, EchoStar and Hughes expect that the actual cash on hand of New EchoStar on the date of the Hughes/EchoStar merger will be significantly less than the balance shown for New EchoStar in the unaudited pro forma condensed consolidated balance sheet. Hughes expects to have cash requirements for the remainder of 2002 of approximately $550 million to $750 million primarily due to capital expenditures for satellites and property and increased investments in affiliated companies. These cash requirements are expected to be funded from a combination of existing cash balances, cash provided from operations, amounts available under credit facilities and additional borrowings, as needed.

(n)	EchoStar has not yet completed an analysis of the estimated fair value of the Hughes net assets in order to determine a preliminary allocation of the purchase price to the net assets to be acquired. Accordingly, the excess of the purchase price over the carrying value of Hughes’ net assets has been presented as an adjustment to total intangible assets in the accompanying pro forma condensed consolidated balance sheet. For purposes of the unaudited pro forma financial statements, EchoStar and Hughes have estimated that about 19% of the excess of the purchase price over the carrying value of Hughes’ net assets will be allocated to intangible assets with a weighted-average composite life of about 7 years. EchoStar and Hughes have also estimated that about 28% of the excess of the purchase price over the carrying value of Hughes’ assets will be allocated to other identifiable intangibles, which are believed to have indefinite lives, and the remaining excess will be allocated to goodwill, which also has an indefinite life. In the event that final appraisals determine that other material amortizable intangibles exist, actual annual amortization could be substantially higher than amounts presented in the unaudited pro forma condensed consolidated statement of operations. For example, if the amount allocated to amortizable intangibles increased from about 19% to about 28%, pro forma amortization expense for the year ended December 31, 2001 and for the six months ended June 30, 2002 would increase by about $194 million and $97 million, respectively, and pro forma net loss would increase by about $120 million and $60 million, respectively.

Further, satellites have been presented in the accompanying pro forma condensed consolidated balance sheet at their historical net book values and these values and the related depreciation could differ materially from their final appraised fair values. For example, if the amount allocated to satellites to be acquired increased by 10%, the amount allocated to goodwill would decrease on a dollar for dollar basis. Further, pro forma depreciation expense for the year ended December 31, 2001 and the six months ended June 30, 2002 would increase by about $35 million and $18 million, respectively, and pro forma net loss for the respective periods would increase by about $22 million and $11 million.

Effective January 2002, EchoStar adopted the provisions of Statement of Financial Accounting Standards No. 142 “Goodwill and Other Intangible Assets” (FAS 142), which requires that goodwill and intangible assets with indefinite useful lives to no longer be amortized but instead be tested for impairment at least annually. Pursuant to FAS 142, effective January 1, 2002, EchoStar ceased amortization of goodwill and FCC licenses. Consequently, the unaudited pro forma statement of operations for the year ended December 31, 2001 does not include amortization of intangibles with indefinite lives expected to be acquired from Hughes. In addition, the unaudited pro forma statement of operations for the six months ended June 30, 2002 does not include amortization of owned or acquired intangibles with indefinite lives.

Based on preliminary information, we believe the list of significant identifiable intangible assets to be acquired from Hughes may include, but is not limited to, FCC authorizations, favorable and unfavorable programming and other contracts, customer relationships, patents, trademarks, trade names and brand names.

(o)	Adjusted to reflect assumed additional net interest expense of approximately $125 million for the six months ended June 30, 2002 related to Hughes’ pro forma borrowing of $4.2 billion of additional debt, in connection with the Hughes split-off and the funding of the anticipated dividend to be paid by Hughes to GM less the anticipated repayment of $875 million of New EchoStar indebtedness, at an assumed weighted-average annual interest rate of approximately 7%. New EchoStar is expected to have outstanding a combination of high yield debt and bank debt. As the bank debt is expected to be financed at rates lower than the high yield debt, an assumed weighted average interest rate of 7% was assumed. Related deferred financing costs are being amortized over the life of the respective indebtedness. A 1/8% variance in assumed annual interest rates on anticipated debt financings would effect the estimated annual interest expense by about $2 million for the six months ended June 30, 2002.

(p)	Income taxes on pro forma adjustments were calculated at 38%, which is derived from the U.S. federal statutory rate of 35%, plus a state and local tax rate of 3%, which represents a weighted-average state and local rate of about 4.5% after taking into account the federal effect thereon of 35%. In addition, the income taxes on pro forma adjustments includes reversal of the EchoStar historical income tax valuation allowance adjustment of about $48.2 million and $(6.8) million for the year ended December 31, 2001 and for the six months ended June 30, 2002, respectively, pursuant to purchase accounting.

(q)	Adjusted to reflect the elimination of historical shares of EchoStar common stock and GM Class H common stock outstanding. Also adjusted to reflect the issuance of about 1.823 billion and 1.782 billion shares of New EchoStar common stock for the year ended December 31, 2001 and for the six months ended June 30, 2002, respectively, in exchange for EchoStar common stock and GM Class H common stock in connection with the Hughes/ EchoStar merger based on the exchange ratio of 1/0.73. The effect of the common stock equivalents and convertible securities is excluded from the computation of pro forma diluted earnings (loss) per share since the effect would be anti-dilutive.

(r)	Represents Hughes’ unaudited pro forma financial information including Telocity, which was acquired on April 3, 2001. See “Hughes Unaudited Pro Forma Condensed Consolidated Financial Statements” included elsewhere in this document for further information.

(s)	Adjusted to reflect the elimination of amortization for the year ended December 31, 2001 related to Hughes’ historical goodwill and other amortizable intangibles, which are anticipated to be characterized as goodwill or other indefinite lived intangible assets prospectively, and consequently not amortized.

(t)	Adjusted to reflect assumed annual interest expense of approximately $315 million for the year ended December 31, 2001 related to:

•	the issuance of $700 million of EchoStar DBS Senior Notes at 9 1/8% during December 2001;

•	Hughes’ pro forma borrowing of $4.2 billion of additional debt, in connection with the Hughes split-off and the funding of the anticipated dividend to be paid by Hughes to GM less the anticipated repayment of $875 million of New EchoStar indebtedness, at an assumed weighted-average interest rate of approximately 7%.

Related deferred financing costs are being amortized over the life of the respective indebtedness. A 1/8% variance in assumed annual interest rates on anticipated debt financings would affect the estimated annual interest expense by about $4 million for the year ended December 31, 2001.

BUSINESS OF ECHOSTAR

      EchoStar operates two business units:

•	The DISH Network. The DISH Network is a direct broadcast satellite subscription television service in the United States. As of June 30, 2002, EchoStar had about 7.46 million DISH Network subscribers; and

•	EchoStar Technologies Corporation. EchoStar Technologies Corporation is engaged in the design, development, distribution and sale of direct broadcast satellite set-top boxes, antennae and other digital equipment for the DISH Network and the design, development and distribution of similar equipment for international satellite service providers.

      EchoStarTM and DISH NetworkTM are trademarks of EchoStar.

      As a result of the Hughes/ EchoStar merger, the business of EchoStar will become part of New EchoStar. For more information, see “The Transactions— Description of the Transactions — The Hughes/ EchoStar Merger.”

ECHOSTAR

UNAUDITED PRO FORMA CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS

      The following unaudited pro forma condensed consolidated financial statements for EchoStar show the pro forma impact of the proposed PanAmSat stock sale. Additional information about the PanAmSat stock sale is provided in this document at “The Transactions — Description of the Transactions— PanAmSat Stock Sale.” The unaudited pro forma condensed consolidated financial statements have been prepared from, and should be read in conjunction with, the respective historical consolidated financial statements and notes thereto of EchoStar and PanAmSat, as of and for the six months ended June 30, 2002 and for the year ended December 31, 2001. Those financial statements are included in their Quarterly Reports on Form 10-Q for the quarter ended June 30, 2002 and their Annual Reports on Form 10-K for the year ended December 31, 2001, which are incorporated into this document by reference. For information on how to obtain any of those documents, see “Where You Can Find More Information.”

      The unaudited pro forma condensed consolidated financial statements are provided for informational purposes only and this financial information is not necessarily indicative of the future financial position or results of operations of EchoStar after the PanAmSat stock sale, or of the financial position or the results of operations that would have been realized had the PanAmSat stock sale been consummated during the periods or as of the dates for which pro forma information is presented.

      If the Hughes/ EchoStar merger cannot be completed for certain specified reasons described in greater detail elsewhere in this document, EchoStar may be required to purchase Hughes’ approximately 81% interest in PanAmSat, merge with PanAmSat or make a tender offer for all of PanAmSat’s shares and may also be required to pay a $600 million termination fee to Hughes. If EchoStar purchases the Hughes interest in PanAmSat rather than undertaking the merger or the tender offer to all holders of PanAmSat stock, EchoStar must offer to purchase all PanAmSat shares that remain outstanding after the purchase from Hughes. EchoStar expects that its acquisition of Hughes’ interest in PanAmSat, which would be at a price of $22.47 per share, together with the purchase of the remaining outstanding PanAmSat shares and payment of the termination fee to Hughes would require at least $3.4 billion of cash and about $600 million of EchoStar’s Class A common stock. EchoStar expects that it would meet this cash requirement by utilizing a portion of cash on hand. The unaudited pro forma financial data presented below does not give effect to the acquisition by EchoStar of the remaining outstanding PanAmSat shares not held by Hughes.

      The acquisition of Hughes’ approximately 81% interest in PanAmSat will be accounted for using the purchase method of accounting. The unaudited pro forma condensed consolidated statements of operations data for the six months ended June 30, 2002 and the year ended December 31, 2001 give effect to the acquisition of Hughes’ approximately 81% interest in PanAmSat as if it had occurred on January 1, 2001. The unaudited pro forma condensed consolidated balance sheet data as of June 30, 2002 gives effect to the acquisition of Hughes’ interest in PanAmSat as if it had occurred on such date.

      The unaudited pro forma financial data is based on preliminary estimates and various assumptions that EchoStar’s management and PanAmSat’s management believe are reasonable in these circumstances. The unaudited pro forma adjustments reflect transaction-related items only and are based on currently available information. Actual purchase price allocations and related depreciation and amortization periods will be based on final appraisals, evaluations and estimates of fair values. As a result, actual asset and liability values established and related operating results, including actual depreciation and amortization expense, could differ materially from those reflected in the unaudited pro forma condensed consolidated financial statements. No estimate of business integration costs or of future cost savings related to administrative consolidations and other efficiencies related to the acquisition of Hughes’ interest in PanAmSat have been reflected in the unaudited pro forma condensed consolidated statements of operations.

ECHOSTAR

UNAUDITED PRO FORMA CONDENSED
CONSOLIDATED BALANCE SHEET

June 30, 2002

		Pre-
	EchoStar	Acquisition		EchoStar	PanAmSat	Acquisition		Pro-Forma
	Historical	Adjustments		As Adjusted	Historical	Adjustments		Combined

	(in millions)
ASSETS
Current Assets:
Cash, cash equivalents and marketable investment securities	$4,352	$(600	)(b)	$3,752	$725	$(100	)(c)	$2,262
						(2,115	)(d)
Trade accounts receivable	319	—		319	33	—		352
Other current assets	332	—		332	91	—		423

Total current assets	5,003	(600)		4,403	849	(2,215)		3,037
Cash reserved for satellite insurance	168	—		168	—	—		168
Property and equipment, net	2,001	—		2,001	2,974	—		4,975
Intangible assets, net	696	—		696	2,239	357	(d)	2,867
						(425	)(e)
Investments and other noncurrent assets	226	—		226	340	—		566

Total assets	$8,094	$(600)		$7,494	$6,402	$(2,283)		$11,613

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current Liabilities:
Trade accounts payable	$336	$—		$336	$38	$—		$374
Accrued expenses and other current liabilities	1,235	—		1,235	101	—		1,336
Current portion of long-term debt	15	—		15	200	—		215

Total current liabilities	1,586	—		1,586	339	—		1,925
Long-term obligations, net of current portion:
Long-term debt	5,721	—		5,721	2,350	—		8,071
Deferred income taxes	—	—		—	425	(425	)(e)	—
Minority interest	—	—		—	—	577	(f)	577
Other long-term liabilities	95	—		95	253	—		348

Total long-term obligations, net of current portion	5,816	—		5,816	3,028	152		8,996

Total liabilities	7,402	—		7,402	3,367	152		10,921
EchoStar Series D Convertible Preferred Stock and contingent value rights(a)	1,520	—		1,520	—	—		1,520
Stockholders’ equity (deficit):
Common stock and additional paid-in capital	1,746	—		1,746	2,533	600	(d)	2,346
						(2,533	)(g)
Deferred stock-based compensation	(16)	—		(16)	—	—		(16)
Accumulated other comprehensive loss	(28)	—		(28)	—	—		(28)
Accumulated earnings (deficit)	(2,530)	(600	)(b)	(3,130)	502	(502	)(g)	(3,130)

Total stockholders’ equity (deficit)	(828)	(600)		(1,428)	3,035	(2,435)		(828)

Total liabilities and stockholders’ equity (deficit)	$8,094	$(600)		$7,494	$6,402	$(2,283)		$11,613

The accompanying notes are an integral part of the
Unaudited Pro Forma Condensed Consolidated Financial Statements.

ECHOSTAR

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
STATEMENT OF OPERATIONS

For the Six Months Ended June 30, 2002

	EchoStar	PanAmSat	Acquisition		Pro Forma
	Historical	Historical	Adjustments		Combined

	(in millions, except share and per share data)
Revenue:
DISH Network	$2,099	$—	$—		$2,099
Operating leases, satellite services and other	—	406	—		406
Outright sales and sales-type leases	—	10	—		10
DTH equipment sales and integration services	125	—	—		125
Other	49	—	—		49

Total revenue	2,273	416	—		2,689
Costs and Expenses:
DISH Network operating expenses	1,047	—	—		1,047
Cost of outright sales and sales-type leases and other direct operating costs	—	68	—		68
Cost of sales — DTH equipment and integration services	83	—	—		83
Cost of sales — other	26	—	—		26
Selling, general and administrative expenses	702	46	—		748
Non-cash, stock-based compensation	4	—	—		4
Depreciation and amortization	169	184	—	(h)	353

Total costs and expenses	2,031	298	—		2,329

Operating income (loss)	242	118	—		360
Other Income (Expense):
Interest income	59	6	—		65
Interest expense, net of amounts capitalized	(246)	(66)	—		(312)
Other	(37)	—	(8	)(f)	(45)

Total other expense	(224)	(60)	(8)		(292)

Income (loss) before income taxes	18	58	(8)		68
Income tax provision, net	(11)	(14)	10	(k)	(15)

Net income (loss)	7	44	2		53

Accretion of Series D Convertible Preferred Stock	(62)	—	—		(62)
Change in valuation of contingent value rights	(5)	—	—		(5)

Net income (loss) attributable to common shareholders	$(60)	$44	$2		$(14)

Weighted-average common shares outstanding	480	150	(118	)(l)	512

Basic and diluted net loss per common share	$(0.12)				$(0.03)

The accompanying notes are an integral part of the
Unaudited Pro Forma Condensed Consolidated Financial Statements.

ECHOSTAR

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
STATEMENT OF OPERATIONS

For the Year Ended December 31, 2001

	EchoStar	PanAmSat	Acquisition		Pro Forma
	Historical	Historical	Adjustments		Combined

	(in millions, except share and per share data)
Revenue:
DISH Network	$3,606	$—	$—		$3,606
Operating leases, satellite services and other	—	802	—		802
Outright sales and sales-type leases	—	68	—		68
DTH equipment sales and integration services	271	—	—		271
Other	124	—	—		124

Total revenue	4,001	870	—		4,871
Costs and Expenses:
DISH Network operating expenses	1,758	—	—		1,758
Cost of outright sales and sales-type leases and other direct operating costs	—	166	—		166
Cost of sales — DTH equipment and integration services	188	—	—		188
Cost of sales — other	82	—			82
Selling, general and administrative expenses	1,462	124	—		1,586
Non-cash, stock-based compensation	20	—	—		20
Depreciation and amortization	279	415	(65	)(h), (i)	629

Total costs and expenses	3,789	705	(65)		4,429

Operating income (loss)	212	165	65		442
Other Income (Expense):
Interest income	98	—	—		98
Interest expense, net of amounts capitalized	(371)	(110)	(64	)(j)	(545)
Other	(153)	—	(18	)(f)	(171)

Total other expense	(426)	(110)	(82)		(618)

Income (loss) before income taxes	(214)	55	(17)		(176)
Income tax provision, net	(1)	(24)	22	(k)	(3)
Net income (loss)	$(215)	$31	$5		$(179)

Preferred stock dividends	(1)	—	—		(1)
Net income (loss) attributable to common stockholders	$(216)	$31	$5		$(180)

Weighted-average common shares outstanding	477	150	(128	)(l)	499

Basic and diluted net loss per common share	$(0.45)				$(0.36)

The accompanying notes are an integral part of the
Unaudited Pro Forma Condensed Consolidated Financial Statements.

Notes to EchoStar Unaudited Pro Forma

Condensed Consolidated Financial Statements

(a)	See note (3) included in the EchoStar Quarterly Report on Form 10-Q for the six months ended June 30, 2002 regarding the accounting treatment for the EchoStar Series D convertible preferred stock and contingent value rights.

(b)	Adjusted to reflect termination fee to be paid by EchoStar in the event of a termination of the Hughes/ EchoStar merger agreement in certain specified circumstances that would result in EchoStar acquiring Hughes’ approximately 81% interest in PanAmSat. See further description of this termination fee at “Description of Principal Transaction Agreements— Hughes/EchoStar Merger Agreement—Termination Fees; Expense Reimbursement.”

(c)	Adjusted to reflect estimated transaction costs including financial advisory, legal and accounting fees.

(d)	Adjusted to record the purchase consideration at closing. Based on the terms of the PanAmSat stock purchase agreement, the purchase price per share is $22.47.

For purposes of the accompanying unaudited pro forma condensed consolidated financial statements, the excess of purchase price over book value of net liabilities to be acquired has been estimated as follows:

Pro Forma Purchase Price Calculation: (in millions, except per share amounts)
Outstanding shares of PanAmSat common stock to be acquired from Hughes	120.81
Consideration per share	$22.47

Estimated purchase price in cash ($2,115) and EchoStar Class A common stock ($600)	$2,715
Estimated transaction costs	100

Total purchase price (excluding debt shown in net assets below)	2,815
Minority interest	577
Less: PanAmSat net assets	(3,035)

Preliminary excess of purchase price over book value of net assets acquired	$357

The final purchase price calculation above is subject to change resulting from changes between June 30, 2002 and the completion of the PanAmSat stock purchase in the following items:

•	The number of additional shares issued by PanAmSat, subject to specified limits in the PanAmSat stock purchase agreement; and

•	The actual transaction costs incurred.

The purchase price adjustment is expected to be finalized within one year from the completion of the PanAmSat stock purchase.

(e)	Adjusted to reflect the historical PanAmSat deferred tax liability as a reduction to the historical EchoStar income tax valuation allowance and a reduction to goodwill pursuant to purchase accounting.

(f)	Adjusted to reflect minority interest for the remaining approximately 19% interest in PanAmSat.

(g)	Adjusted to reflect the elimination of PanAmSat’s historical stockholders’ equity.

(h)	EchoStar has not yet completed an analysis of the relative fair value of the PanAmSat net assets in order to determine a preliminary allocation of the purchase price to the net assets to be acquired. Accordingly, the excess of the purchase price over the carrying value of PanAmSat net assets has been presented as an adjustment to total intangible assets in the accompanying pro forma condensed consolidated balance sheet. For purposes of the unaudited pro forma financial statements, EchoStar has assumed that the vast majority of the purchase price in excess of the historical carrying value of the tangible assets and liabilities of PanAmSat will be allocated to enterprise-value goodwill which has an indefinite life. In the event that final appraisals determine that other material amortizable intangible assets exist, actual annual amortization could be substantially higher than amounts presented in the unaudited pro forma condensed consolidated statement of operations. Further, satellites have been presented in the accompanying pro forma condensed consolidated balance sheet at their historical net book values and these values and the related depreciation could differ materially from their final appraised fair values.

Effective January 2002, EchoStar adopted the provisions of Statement of Financial Accounting Standards No. 142 “Goodwill and Other Intangible Assets” (FAS 142), which requires goodwill and intangible assets with indefinite useful lives to no longer be amortized but to be tested for impairment at least annually. Pursuant to FAS 142, effective January 1, 2002, EchoStar ceased amortization of goodwill and FCC licenses. Consequently, the unaudited pro forma statements of operations for the year ended December 31, 2001 does not include amortization of intangibles with indefinite lives expected to be acquired from the acquisition of PanAmSat. In addition, the unaudited pro forma statements of operations for the six months ended June 30, 2002 does not include amortization of owned or acquired intangibles with indefinite lives.

(i)	Adjusted to reflect the elimination of amortization related to PanAmSat’s historical goodwill and other amortizable intangibles, which are anticipated to be characterized as goodwill or other indefinite lived intangible assets prospectively, and consequently not amortized.

(j)	Adjusted to reflect an increase in annual interest expense as a result of the issuance of $700 million of EchoStar DBS Senior Notes at 9 1/8% during December 2001.

(k)	Adjustment to reflect the pro forma tax provision of the combined entity.

(l)	Adjusted to reflect the elimination of PanAmSat’s historical shares outstanding and the issuance of about 22 million and 32 million shares of EchoStar Class A common stock in connection with the acquisition of Hughes’ approximately 81% interest in PanAmSat at $27.47 and $18.56 per share, which represent the closing prices of EchoStar’s Class A common stock on December 31, 2001 and June 30, 2002, respectively.

NEW ECHOSTAR DIRECTORS AND EXECUTIVE OFFICERS

Board of Directors

      Upon the completion of the Hughes/ EchoStar merger, the New EchoStar board of directors will initially have 11 members. For the first three years following the completion of the Hughes/ EchoStar merger, at least six of the members of the New EchoStar board of directors will be “independent” directors as determined under the New EchoStar certificate of incorporation and bylaws.

      The New EchoStar board of directors will initially be divided into three classes. Class I will have three directors and Classes II and III will each have four directors, serving staggered terms. Initially, the Class I directors will have a term ending at the first New EchoStar annual meeting after the completion of the Hughes/EchoStar merger, the Class II directors will have a term ending at the second New EchoStar annual meeting after the completion of the Hughes/EchoStar merger and the Class III directors will have a term ending at the third New EchoStar annual meeting after the completion of the Hughes/EchoStar merger. However, starting with the first New EchoStar annual meeting after the completion of the Hughes/ EchoStar merger, the directors elected at the relevant annual meeting will be elected for one-year terms, which will result in the elimination of the staggering of the New EchoStar board of directors within three years. As a result, beginning with the third New EchoStar annual meeting after the completion of the Hughes/ EchoStar merger, all directors will have a one-year term and there will no longer be classes of directors.

      The Hughes/ EchoStar merger agreement provides that, as of the completion of the Hughes/ EchoStar merger, the New EchoStar board of directors will be comprised of the individuals identified below.

Name	Age	Independent Director	Class

O. Nolan Daines	42	Yes	II
Peter A. Dea	49	Yes	I
James DeFranco	49	No	III
Michael T. Dugan	53	No	I
Charles W. Ergen	49	No	III
Peter A. Lund	61	Yes	II
Jean-Marie Messier	45	Yes	II
David K. Moskowitz	44	No	III
Harry J. Pearce	60	Yes	II
Steven B. Schaver	48	No	III
Jack A. Shaw	63	Yes	I

      Set forth below is a description of the backgrounds of the persons expected to be directors of New EchoStar.

      O. Nolan Daines. Mr. Daines has served as a director of EchoStar since March 1998 and is currently consulting for various privately-held companies. In 1993, Mr. Daines founded DiviCom, Inc., where he served in various executive officer positions from the time of formation of DiviCom until October 1999. DiviCom is a global provider of standards-based MPEG-2 encoding product systems for digital video broadcasting. DiviCom’s product lines include audio/video/data encoding and networking systems, as well as integration consulting and implementation services.

      Peter A. Dea. Mr. Dea has served as a director of EchoStar since June 2001 and as President, Chief Executive Officer and a director of Western Gas Resources since November 1, 2001. He previously served as Chairman of the Board of Directors of Barrett Resources Corporation from April 2000 to August 2001 and as Chief Executive Officer from November 1999 to August 2001. In addition, Mr. Dea served as Vice Chairman of Barrett Resources from November 1999 until April 1, 2000, as Executive Vice President— Exploration from December 1998 until November 1999, as Senior Vice President— Exploration of Barrett Resources from June 1996 until December 1998, and held various exploration geologist positions with Barrett Resources from

February 1994 through June 1996. Mr. Dea served as President of Nautilus Oil and Gas Company from 1992 through 1993.

      James DeFranco. Mr. DeFranco has served as Executive Vice President of EchoStar since 1996 and has served as Vice President and a director of EchoStar since its formation. During the past five years, he has served in various executive officer and director positions with EchoStar’s subsidiaries. Mr. DeFranco, along with Mr. Ergen and Mr. Ergen’s spouse, was a co-founder of EchoStar in 1980.

      Michael T. Dugan. Mr. Dugan has served as President and Chief Operating Officer of EchoStar since April 2000 and, in that capacity, is responsible for, among other things, all operations at EchoStar. Prior to that time, he served as President of EchoStar Technologies Corporation. Previously, Mr. Dugan served as Senior Vice President of the consumer products division of EchoStar. Mr. Dugan has been with EchoStar since 1990.

      Charles W. Ergen. Mr. Ergen has served as Chairman of the Board of Directors and Chief Executive Officer of EchoStar since its formation and, during the past five years, has served in various executive officer and director positions with EchoStar’s subsidiaries. Mr. Ergen, along with his spouse and Mr. DeFranco, was a co-founder of EchoStar in 1980.

      Peter A. Lund. Mr. Lund has served as a director of Hughes since March 2000, is a private investor and media consultant and currently serves as Chairman of the Board of Directors of EOS International Inc. Previously, Mr. Lund served as President and Chief Executive Officer of CBS Inc., where he spent 18 years serving in various executive officer positions.

      Jean-Marie Messier. Mr. Messier served as Chairman of the Board of Directors and Chief Executive Officer of Vivendi Universal, S.A. from December 2000 until July 2002 and has served as a director of EchoStar since January 2002. He served as Chairman of the Board of Directors and Chief Executive Officer of Vivendi from June 1996 until December 2000. Mr. Messier joined Compagnie Générale des Eaux (renamed Vivendi in 1998) in November 1994 as Chief Executive Officer and Chairman of the Executive Committee. Prior to his appointment at Vivendi, Mr. Messier was General Partner of the investment bank Lazard Frères et Cie from 1989 to 1994. Mr. Messier is a member of the board of directors of Alcatel, BNP-Paribas, Cegetel, Compagnie de Saint-Gobain, LVMH-Moët Hennessy Louis Vuitton, The New York Stock Exchange, UGC and USA Networks and is Chairman of the Supervisory Board of Groupe Canal+.

      David K. Moskowitz. Mr. Moskowitz has served as Senior Vice President, Secretary and General Counsel of EchoStar since March 1990 and as a director of EchoStar since March 1998. He joined EchoStar in March 1990 and is responsible for all legal and regulatory affairs and certain business functions for EchoStar and its subsidiaries. During the past five years, Mr. Moskowitz also has served in various executive officer and director positions with EchoStar’s subsidiaries.

      Harry J. Pearce. Mr. Pearce has served as Chairman of the Board of Directors of Hughes since May 2001 and as a director of Hughes since November 1992. He served as Vice Chairman and a director of GM from 1996 until his retirement from GM in May 2001. Prior to that time, Mr. Pearce served as Executive Vice President of GM from 1992 until 1996 and, in that position, was responsible for all of GM’s non-automotive businesses, including Hughes.

      Steven B. Schaver. Mr. Schaver has served as President of EchoStar International Corporation since 2000 and, in that capacity, has concentrated his efforts on expanding EchoStar’s worldwide set-top box distribution. He served as Chief Financial Officer and Chief Operating Officer of EchoStar from 1996 until he was named President in 2000. From November 1993 to February 1996, he served as the Vice President of EchoStar’s European and African distribution and sales offices. From July 1992 to November 1993, Mr. Schaver served as the Director of Sales and Marketing for EchoStar’s largest spanish customer in Madrid.

      Jack A. Shaw. Mr. Shaw has served as Chief Executive Officer of Hughes and a director of Hughes since May 2001 and as President of Hughes since November 2001. He has been a director of PanAmSat since January 2000 and Chairman of the Board of Directors of PanAmSat since May 2001. Mr. Shaw served as Corporate Senior Executive Vice President of Hughes from January 2000 until May 2001 and was responsible for the enterprise sector, which includes Hughes Network Systems and PanAmSat Corporation, both units of Hughes. Prior to that time, Mr. Shaw served as Chairman of the Board of Directors and Chief Executive Officer of Hughes Network Systems. He joined Hughes in 1987 when Hughes acquired M/ A-COM Telecommunications of which Mr. Shaw was Chairman of the Board of Directors and Chief Executive Officer, and renamed that company “Hughes Network Systems.” Prior to joining Hughes, Mr. Shaw held senior management positions with companies that include ITT Space Communications, Inc. and Digital Communications Corporation. Mr. Shaw is also a director of XM Satellite Radio and is a senior member of the Institute of Electrical and Electronics Engineers. In addition, Mr. Shaw is a member of the Visiting Committee to the Dean of Engineering, Purdue University.

Committees

      As of the effective time of the Hughes/ EchoStar merger, the New EchoStar board of directors will establish an audit committee, an executive compensation committee and a nominating committee. All members of the audit committee and a majority of the members of the executive compensation committee of New EchoStar will be independent directors, as determined under the New EchoStar certificate of incorporation and bylaws.

      The New EchoStar board of directors may, from time to time, establish other committees to facilitate the management of New EchoStar or for other purposes it may deem appropriate.

Executive Officers

      The Hughes/ EchoStar merger agreement provides that the executive officers of New EchoStar will include each of the following persons, except if any such person ceases to be a full-time employee of EchoStar prior to the completion of the Hughes/ EchoStar merger.

Name	Age	Positions

Charles W. Ergen	49	Chairman of the Board of Directors and Chief Executive Officer
David K. Moskowitz	44	Senior Vice President, General Counsel and Secretary

      Prior to the completion of the Hughes/ EchoStar merger, other officers of New EchoStar will be determined by the management transition committee formed pursuant to the Hughes/ EchoStar merger agreement. The management transition committee is comprised of two management personnel affiliated with EchoStar and two management personnel affiliated with Hughes and will be responsible for facilitating a smooth and fair transition of the management of Hughes and EchoStar to a combined management team. The management transition committee will make recommendations regarding New EchoStar officers and other management team members and their responsibilities, with the objective of choosing the best person for each position while achieving a fair balance of personnel selected from Hughes and EchoStar. The management transition committee will make such recommendations to Mr. Ergen, who is a member of the management transition committee and is currently expected to be the Chairman of the Board of Directors and Chief Executive Officer of New EchoStar. Pursuant to the Hughes/ EchoStar merger agreement, the management transition committee will remain in existence for at least one year after the effective time of the Hughes/ EchoStar merger; however, as of the effective time of the Hughes/ EchoStar merger, the New EchoStar board of directors will have the sole decision-making authority with respect to all responsibilities and matters referred to or discussed by the management transition committee.

      Executive officers will serve at the discretion of the New EchoStar board of directors. A majority vote of the New EchoStar board of directors is required for the appointment or removal of the Chief Executive Officer of New EchoStar.

      See “—Board of Directors” for a description of the backgrounds of the persons listed above.

Director and Executive Officer Compensation

      The directors and executive officers of New EchoStar will receive no compensation from New EchoStar prior to the completion of the Hughes/ EchoStar merger. Certain of the persons who are expected to be directors and officers of New EchoStar are presently directors and/or executive officers of Hughes and EchoStar and are entitled to compensation and/or other employment benefits from Hughes or EchoStar prior to the completion of the Hughes/ EchoStar merger. See “EchoStar Stockholder Approval Matters— Interests of Executive Officers and Directors of EchoStar— Executive Officers and Directors of New EchoStar.”

      During the course of merger negotiations in October 2001, EchoStar and Hughes discussed the possibility of EchoStar’s entering into an employment agreement with Mr. Ergen to provide for the terms of his employment with New EchoStar after the completion of the Hughes/ EchoStar merger. The proposal, which was discussed but never agreed to by the parties, would have provided Mr. Ergen with an annual salary of $1,000,000, an annual bonus of $1,000,000, an initial grant of 1,000,000 stock options, enhanced severance benefits in the event of certain qualifying terminations and an employment term of seven years with automatic one-year renewals at the end of each year. EchoStar does not expect to enter into an employment agreement with Mr. Ergen before the completion of the Hughes/ EchoStar merger, and any employment agreement that New EchoStar may enter into with Mr. Ergen after the completion of the Hughes/ EchoStar merger will have terms to be agreed at such time, which may or may not be similar to the terms discussed in October 2001, and will be subject to the approval of the New EchoStar board of directors.

      For information concerning the compensation paid to the Chief Executive Officer and the other four most highly compensated executive officers of EchoStar for the 2001 fiscal year, see EchoStar’s proxy statement used in connection with its 2002 annual meeting of stockholders, the relevant portions of which are incorporated by reference into EchoStar’s annual report on Form 10-K for the fiscal year ended December 31, 2001. See “Where You Can Find More Information.”

GM CAPITAL STOCK

Introduction

      General Motors is currently authorized to issue 5,706,000,000 shares of capital stock, consisting of:

•	6,000,000 shares of preferred stock, without par value;

•	100,000,000 shares of preference stock, $0.10 par value; and

•	5,600,000,000 shares of GM common stock comprising two classes, which currently include 2,000,000,000 shares of GM $1 2/3 par value common stock and 3,600,000,000 shares of GM Class H common stock.

      As of September 26, 2002, the following shares of capital stock of GM were outstanding:

•	560,424,240 shares of GM $1 2/3 par value common stock (and an additional 56,441,400 shares were reserved for possible issuance upon conversion of outstanding convertible debt securities of GM); and

•	958,103,019 shares of GM Class H common stock.

      There are currently no outstanding shares of preferred stock or preference stock. On June 24, 2002, 2,669,633 shares of GM Series H 6.25% automatically convertible preference stock held by AOL mandatorily converted into 80,088,990 shares of GM Class H common stock as provided for pursuant to the terms of the GM Series H preference stock. GM originally issued the shares of GM Series H preference stock to AOL in 1999 in connection with AOL’s $1.5 billion investment in and its strategic alliance with Hughes. As a result of the mandatory conversion, GM no longer has any shares of preference stock outstanding.

      On March 6, 2002, GM issued $3.75 billion of convertible debt securities. The offering included $1.15 billion principal amount of 4.5% Series A convertible senior debentures due 2032 and $2.6 billion principal amount of 5.25% Series B convertible senior debentures due 2032. GM may redeem in whole or in part for cash (at certain specified amounts) the GM Series A convertible senior debentures on or after March 6, 2007 and the GM Series B convertible senior debentures on or after March 6, 2009. In addition, on March 6, 2007 for the GM Series A convertible senior debentures and on March 6, 2014 for the GM Series B convertible senior debentures (and on certain anniversary dates thereafter), the holders of the GM convertible debt securities may require GM to repurchase such convertible debt securities, which repurchase obligation GM may elect to satisfy with cash, shares of GM $1 2/3 par value common stock or any combination thereof. The GM convertible debt securities are convertible into shares of GM $1 2/3 par value common stock at specified conversion rates upon the occurrence of certain triggering events, but GM may elect to satisfy the conversion thereof with cash.

      In connection with the GM/ Hughes separation transactions, each outstanding share of GM Class H common stock will be exchanged for one share of HEC Holdings Class C common stock and, as a result, all of the outstanding shares of GM Class H common stock will be redeemed and canceled. Consequently, after the GM/ Hughes separation transactions are completed, General Motors will have only one class of outstanding common stock, the GM $1 2/3 par value common stock. General Motors will then no longer have a dual-class common stock capital structure, with each class of common stock reflecting the financial performance of different businesses of GM.

      In order to implement the GM/ Hughes separation transactions, GM is proposing two amendments to Article Fourth of the GM restated certificate of incorporation. First, in connection with the GM/ Hughes separation transactions, GM is proposing to amend Article Fourth of the GM restated certificate of incorporation to, among other things:

•	provide for the reduction by the GM board of directors of GM’s retained economic interest in Hughes to reflect the Hughes dividend distribution of up to $4.2 billion to be received by GM in connection with the Hughes recapitalization. This would be accomplished by reducing the denominator of the GM Class H fraction by an amount that reflects such dividend;

•	provide for GM to split off HEC Holdings by exchanging one share of HEC Holdings Class C common stock for each outstanding share of GM Class H common stock. This would be accomplished by adding a redemption feature to the terms of the GM Class H common stock that will make the GM Class H common stock redeemable in exchange for shares of HEC Holdings Class C common stock on a share-for-share-basis; and

•	provide that the current provisions of the GM restated certificate of incorporation that provide for a recapitalization of GM Class H common stock into GM $1 2/3 par value common stock at a 120% exchange rate under certain circumstances will not apply to the GM/ Hughes separation transactions. This would be accomplished by adding a provision to expressly provide that the completion of the GM/ Hughes separation transactions as described in this document will not result in a recapitalization of the GM Class H common stock into GM $1 2/3 par value common stock at a 120% exchange rate.

      This amendment to Article Fourth of the GM restated certificate of incorporation is one of the three proposals which must be approved in order for the GM/ Hughes separation transactions to be completed. Article Fourth of the GM restated certificate of incorporation, in the form proposed to be amended as described above, is included in Appendix A of this document. We urge GM common stockholders to review the form of proposed amendment to Article Fourth carefully before voting with respect to the proposals relating to the transactions.

      Second, GM is proposing a further amendment to Article Fourth of the GM restated certificate of incorporation which would become effective after completion of the Hughes split-off. This further amendment is designed to eliminate the provisions of the GM restated certificate of incorporation that relate to the GM Class H common stock and is a technical amendment to the GM restated certificate of incorporation which will reflect the completion of the GM/ Hughes separation transactions. Article Fourth of the GM restated certificate of incorporation, in the form proposed to be further amended to eliminate certain provisions relating to the GM Class H common stock, is included in Appendix B of this document. We urge GM common stockholders to review the form of proposed amendment to Article Fourth before voting with respect to this additional proposal. The completion of the transactions is not conditioned on the approval by GM common stockholders of this further amendment.

      The following description of GM capital stock is a summary and does not purport to be complete. Reference is made to the more detailed provisions of, and such descriptions are qualified in their entirety by reference to, Article Fourth of GM’s existing restated certificate of incorporation and the amendments included in Appendix A and Appendix B of this document. For information regarding how you can obtain a copy of Article Fourth of GM’s existing restated certificate of incorporation, see “Where You Can Find More Information.”

GM Preferred Stock

      GM’s restated certificate of incorporation authorizes the GM board of directors to issue shares of preferred stock from time to time in distinctly designated series, with each series ranking equally and being identical in all respects except as to the dividend rate and redemption price. There are currently no outstanding shares of GM preferred stock and the GM board of directors has no current intention to issue any preferred stock.

      If any GM preferred stock were issued, it would rank senior to GM preference stock and GM common stock with respect to payments of dividends and distributions in liquidation. In addition, if any shares of GM preferred stock were issued, holders of such shares would not be entitled to vote except upon the question of disposing of GM’s assets as an entirety and except as otherwise required by the Delaware General Corporation Law.

GM Preference Stock

      GM’s restated certificate of incorporation authorizes the GM board of directors to issue shares of preference stock from time to time in distinctly designated series, with the terms of each series fixed by the GM board of directors in the resolutions providing for the issuance of such series. If any GM preference stock were issued, it would rank senior to GM common stock and junior to GM preferred stock, if any, with respect to payments of dividends and distributions in liquidation. There are currently no outstanding shares of GM preference stock and the GM board of directors has no current intention to issue any GM preference stock.

GM’s Dual-Class Common Stock Capital Structure

      GM currently has two outstanding classes of common stock:

•	GM $1 2/3 par value common stock; and

•	GM Class H common stock.

      However, as discussed elsewhere in this document, after the GM/ Hughes separation transactions are completed, the GM Class H common stock will no longer be outstanding and GM will have only one class of outstanding common stock, the GM $1 2/3 par value common stock. See “The Transactions — Description of the Transactions— The GM/ Hughes Separation Transactions.”

      The current GM Class H common stock is a “tracking stock” designed to provide holders with financial returns based on the financial performance of Hughes. To further this objective:

•	GM’s restated certificate of incorporation allocates earnings of GM attributable to Hughes between amounts available for the payment of dividends on GM Class H common stock and amounts available for the payment of dividends on the GM $1 2/3 par value common stock, which also permits a corresponding calculation of the earnings per share of GM attributable to the GM Class H common stock and GM $1 2/3 par value common stock; and

•	the GM board of directors adopts dividend policies and practices concerning the GM Class H common stock consistent with this design objective as more fully described below.

      The GM board of directors is free at any time to change its dividend policies and practices concerning the GM Class H common stock or the GM $1 2/3 par value common stock.

     Dividends

      GM’s restated certificate of incorporation restricts the power of the GM board of directors to declare and pay dividends on either class of GM common stock. The amounts which may be declared and paid by the GM board of directors as dividends on common stock are allocated to each separate class of GM common stock and are subject to the amount legally available for the payment of dividends by GM. For dividend purposes, this allocation serves to preserve for each class of GM common stockholders an interest in retained earnings that is not shared by the other class. This restriction does not require a physical segregation of the assets of GM on the one hand and of Hughes on the other hand. Nor does it require separate accounts or separate dividend or liquidation preferences of GM and Hughes assets for the benefit of the holders of either of the separate classes of GM common stock. The holders of GM Class H common stock, like the holders of GM $1 2/3 par value common stock, have liquidation rights in the equity and assets of GM.

      Calculation of Amount Available for Dividends on GM Class H Common Stock. The financial performance of Hughes determines the earnings per share of GM Class H common stock and the portion of GM’s earnings out of which dividends on the GM Class H common stock may be paid. In order to determine what amount is available to pay dividends on the GM Class H common stock, the following steps are taken:

•	the net income of Hughes is determined for each quarterly accounting period;

•	the net income of Hughes determined for each quarter is divided into amounts allocated to the GM Class H common stock and the GM $1 2/3 par value common stock; and

•	the amount allocated to the GM Class H common stock, which we sometimes refer to as the “available separate consolidated net income of Hughes,” is accumulated from quarter to quarter, together with any surplus attributable to shares of GM Class H common stock issued from time to time, and is reduced by the amount of any dividends actually paid on the GM Class H common stock.

      GM Board of Directors’ Discretion Regarding Payment of Dividends on GM Class H Common Stock. After the amount available to pay dividends on the GM Class H common stock is determined as provided above, the GM board of directors may decide to pay or not pay dividends on the GM Class H common stock in its sole discretion. This discretion is subject to the following restrictions:

•	The holders of GM preferred stock, if any, and GM preference stock, if any, may have a higher priority claim on amounts that would otherwise be available to pay dividends on the GM Class H common stock, to the extent that dividends have been accumulated but not paid on GM’s preferred or preference stock.

•	Under the Delaware General Corporation Law, GM can only pay dividends to the extent that it has surplus— the extent to which the fair market value of GM’s net assets exceeds the amount of GM’s capital— or the extent of GM’s net profits for the then current and/or the preceding fiscal year.

Due to these restrictions, it is possible that, even though the net income of Hughes is sufficient to permit the payment of a dividend on the GM Class H common stock, payment of a dividend on the GM Class H common stock would not be permitted because of the requirements for the payment of dividends on GM preferred or preference stock or the Delaware law surplus restriction described above.

      Any dividends declared or paid on each class of GM common stock from time to time will reduce the amount available for future payments of dividends on that class. The amount available for dividends on each class will also depend upon any adjustments to GM’s capital or surplus due to repurchases or issuances of shares of that class. In addition, as provided by Delaware law, the GM board of directors may adjust for any reason it deems appropriate the amount of surplus, and therefore the amount available for dividends on each class. Delaware law also permits the board of directors to adjust in the exercise of its business judgment the total amount legally available for the payment of dividends to reflect a re-valuation of the corporation’s assets and liabilities.

      Within the constraints mentioned above, the GM board of directors can determine, in its sole discretion, the timing of declarations and payments, and the amounts, of dividends on each class of GM common stock. The GM board of directors may, in its sole discretion, declare dividends payable exclusively to the holders of GM $1 2/3 par value common stock, exclusively to the holders of GM Class H common stock, or to the holders of both classes in equal or unequal amounts. The GM board of directors may make its decision notwithstanding the respective amounts of surplus available for dividends to each class, the voting and liquidation rights of each class, the amount of prior dividends declared on each class or any other factor. However, the maximum amount declared as dividends on either class of GM common stock cannot exceed the amount available for dividends on each class of common stock under the GM restated certificate of incorporation. See “—Dividend Policy.”

      GM Class H Dividend Base Adjustments. Under the GM restated certificate of incorporation, the GM board of directors may adjust the denominator of the GM Class H fraction that determines the net income of Hughes attributable to the GM Class H common stock— that is, the GM Class H dividend base, from time to time as the GM board of directors deems appropriate to reflect the following:

•	subdivisions and combinations of the GM Class H common stock and stock dividends payable in shares of GM Class H common stock to holders of GM Class H common stock;

•	the fair market value of contributions of cash or property by GM to Hughes, or of cash or property of GM to or for the benefit of employees of Hughes for employee benefit plans or arrangements of GM, Hughes or other GM subsidiaries;

•	the contribution of shares of capital stock of GM to or for the benefit of employees of Hughes or its subsidiaries for benefit plans or arrangements of GM, Hughes or other GM subsidiaries;

•	payments made by Hughes to GM of amounts applied to the repurchase by GM of shares of GM Class H common stock, so long as the GM board of directors has approved the repurchase and GM applied the payment to the repurchase; and

•	the repurchase by Hughes of shares of GM Class H common stock that are no longer outstanding, so long as the GM board of directors approved the repurchase.

      In connection with the GM/Hughes separation transactions, GM is proposing to amend Article Fourth of the GM restated certificate of incorporation to add a provision which will enable the GM board of directors to reduce the denominator of the GM Class H fraction in an amount that reflects the Hughes dividend distribution.

      Dividend Policy. The GM board of directors has adopted a policy statement which, among other things, provides that the GM board of directors’ quarterly dividend policy regarding the GM Class H common stock is to declare and pay quarterly dividends on the GM Class H common stock in an amount that will equal the product of the aggregate amount of each quarterly dividend GM receives as a stockholder of Hughes, if any, multiplied by the fraction used to determine the available separate consolidated net income of Hughes at the time the dividend is declared by Hughes. The policy statement expressly provides that GM will pay the quarterly dividend on the GM Class H common stock as soon as practicable after receipt of the corresponding dividend payment from Hughes. For the text of the GM board of directors policy statement, see “—GM Board of Directors Policy Statement.”

      Delaware General Corporation Law and the GM restated certificate of incorporation do not require the GM board of directors to declare dividends on any class of GM common stock. The declaration of any dividend on either class is a matter to be acted upon by the GM board of directors upon the recommendation of GM management. If and to the extent the GM board of directors chooses to declare dividends on either or both of the classes of GM common stock, neither Delaware law nor the GM restated certificate of incorporation requires any proportionate or other fixed relationship between the amount of the dividends declared on the different classes of common stock. The GM board of directors reserves the right to reconsider from time to time its policies and practices regarding dividends on GM common stock and to increase or decrease the dividends paid on GM common stock. The GM board of directors may reconsider such matters on the basis of GM’s consolidated financial position, which includes liquidity and other factors, and, with regard to GM Class H common stock, the earnings and consolidated financial position of Hughes. You may find information regarding GM and its consolidated financial performance, including management’s discussion and analysis of financial condition and results of operations, in the documents incorporated into this document by reference.

      Since the completion of the Hughes restructuring transactions (which included, among other things, a recapitalization of the old GM Class H common stock into the current GM Class H common stock) in late 1997, GM has not paid dividends on the GM Class H common stock. Further, the GM board of directors does not currently expect to pay dividends on the GM Class H common stock in the foreseeable future. Similarly, since that time, Hughes has not paid dividends on its common stock to GM and does not intend to do so in the foreseeable future. GM currently expects that the future earnings of Hughes will be retained for the development of the business of Hughes.

     Voting Rights

      GM’s restated certificate of incorporation entitles holders of GM Class H common stock and GM $1 2/3 par value common stock to a fixed number of votes per share on all matters submitted to GM’s common stockholders for a vote. Except as described below, holders of GM Class H common stock vote together as a single class with the holders of GM $1 2/3 par value common stock based on their respective voting rights described in the GM restated certificate of incorporation. The GM restated certificate of incorporation entitles each share of GM Class H common stock to 0.2 of a vote per share and each share of GM $1 2/3 par value common stock to one vote per share. The number of votes for each share of GM Class H common stock and GM $1 2/3 par value common stock is subject to adjustment as described below at “—Subdivision or Combination.”

      GM Class H common stock votes separately as a class only on any amendment to the GM restated certificate of incorporation which adversely affects the rights, powers or privileges of the GM Class H common stock or increases the number of authorized shares of GM Class H common stock. Neither holders of GM

Class H common stock nor holders of GM $1 2/3 par value common stock vote, either as a separate class or together, on any adjustment of the GM Class H dividend base or any other determination made in the calculation of the available separate consolidated net income of Hughes.

     Liquidation Rights

      In the event of the liquidation, dissolution or winding up of the business of GM, whether voluntary or involuntary, GM’s restated certificate of incorporation provides that, after the holders of GM preferred stock and GM preference stock receive their full preferential amounts, holders of GM Class H common stock and holders of GM $1 2/3 par value common stock will receive the assets of GM remaining for distribution to GM’s stockholders on a per share basis in proportion to their respective per share liquidation units. Subject to adjustment as described below at “—Subdivision or Combination,” each share of GM Class H common stock has liquidation units equal to its number of votes, that is, 0.20 liquidation units, as described above at “—Voting Rights.” Similarly, each share of GM $1 2/3 par value common stock has one liquidation unit. Holders of the GM Class H common stock have no direct rights in the equity or assets of Hughes, but rather have rights in the equity and assets of GM, which include 100% of the stock of Hughes.

     Subdivision or Combination

      If General Motors subdivides or combines the outstanding shares of the GM $1 2/3 par value common stock or the GM Class H common stock, GM will appropriately adjust the voting and liquidation rights of shares of GM Class H common stock relative to GM $1 2/3 par value common stock. In the event that GM issues shares of GM Class H common stock as a dividend on shares of GM $1 2/3 par value common stock, GM will adjust the liquidation rights of the applicable class of common stock so that the relative aggregate liquidation rights of each stockholder would not change as a result of the dividend.

     Recapitalization and Certain Other Transactions

      Under GM’s restated certificate of incorporation, all outstanding shares of GM Class H common stock may be recapitalized as shares of GM $1 2/3 par value common stock at any time after December 31, 2002 in the sole discretion of the GM board of directors or automatically, if at any time GM, in one transaction or a series of related transactions, disposes of substantially all of the business of Hughes to a person, entity or group of which GM is not a majority owner. For purposes of the recapitalization provisions of GM’s restated certificate of incorporation, substantially all of the business of Hughes means at least 80% of the business of Hughes, based on the fair market value of the assets, both tangible and intangible, of Hughes as of the time that the proposed transaction is approved by the GM board of directors. No automatic recapitalization will occur on a disposition in connection with the dissolution, liquidation and winding up of GM pursuant to which the net assets of GM are distributed to GM’s common stockholders.

      In the event of any recapitalization, each holder of GM Class H common stock would be entitled to receive shares of GM $1 2/3 par value common stock having a market value as of the date provided in GM’s restated certificate of incorporation equal to 120% of the market value of the holder’s GM Class H common stock. Notwithstanding this provision of GM’s restated certificate of incorporation or the policy statement adopted by the GM board of directors, the GM board of directors may propose to GM’s common stockholders for their approval one or more transactions on terms different than those provided by this provision or by the GM board of directors policy statement. See “—GM Board of Directors Policy Statement.”

      GM would not issue any fractional shares of GM $1 2/3 par value common stock in the recapitalization. Instead of fractional shares, a holder of GM Class H common stock would receive cash equal to the product of the fraction of a share of GM $1 2/3 par value common stock which the holder would otherwise receive multiplied by the average market price per share of the GM $1 2/3 par value common stock on the valuation date, determined as provided in GM’s restated certificate of incorporation.

      In connection with the GM/Hughes separation transactions, GM is proposing to amend Article Fourth of the GM restated certificate of incorporation to expressly provide that the recapitalization provisions described above will not apply to the GM/ Hughes separation transactions. As a result, the GM/Hughes separation transactions will not result in a recapitalization of GM Class H common stock into GM $1 2/3 par value common stock at a 120% exchange rate.

      The GM board policy statement provides, among other things, that, subject to various exceptions, in the event that Hughes transfers any material assets to GM, the GM board of directors shall declare and pay a dividend or make a distribution to holders of GM Class H common stock. In this event, these holders would receive a portion of the assets or cash or other assets having an equivalent fair value that is not less than the fraction used to determine the available separate consolidated net income of Hughes at the time of the transfer. The GM board policy statement also provides that, subject to various exceptions, in the event that Hughes transfers any material assets to GM’s stockholders, the portion of the assets transferred to the holders of GM Class H common stock will not be less than the fraction used to determine the available separate consolidated net income of Hughes at the time of the transfer.

      The exceptions to the GM board policy statement provisions above include an exception for any transfer for which Hughes receives fair compensation. However, the GM board policy statement provides that GM will not acquire in one transaction or a series of related transactions a significant portion— that is, more than 33%, of the business of Hughes for compensation without receiving the consent of the holders of a majority of the outstanding shares of GM Class H common stock, voting as a separate class, and GM $1 2/3 par value common stock, voting as a separate class.

      The completion of the GM/Hughes separation transactions will not result in the pro rata distribution of a portion of the Hughes dividend distribution to GM Class H common stockholders in accordance with the GM Class H fraction that is currently provided for under certain circumstances pursuant to the GM board policy statement. By approving the proposals relating to the transactions being submitted to GM common stockholders pursuant to this consent solicitation, GM common stockholders will be approving and consenting to an asset transfer consisting of the Hughes dividend distribution to GM, as contemplated by the terms of the GM board policy statement. See “—GM Board of Directors Policy Statement.”

     Redemption

      In connection with the GM/Hughes separation transactions, GM is proposing to amend Article Fourth of the GM restated certificate of incorporation such that all of the outstanding GM Class H common stock may be redeemed in exchange for shares of HEC Holdings Class C common stock, on a share-for-share basis, to effect the Hughes split-off. Pursuant to the proposed amendment to Article Fourth of the GM restated certificate of incorporation, the GM Class H common stock would be redeemable in a manner such that the number of shares of HEC Holdings Class C common stock to be exchanged for GM Class H common stock would appropriately reflect the portion of the available separate consolidated net income of Hughes which is attributed to the GM Class H common stock outstanding at such time.

      Pursuant to the proposed amendment to Article Fourth of the GM restated certificate of incorporation, if the redemption occurs after the record date for the payment of a dividend or other distribution with respect to the GM Class H common stock, but before the payment of the dividend or other distribution, the holders of GM Class H common stock on the record date will be entitled to receive the dividend or other distribution on the date set for payment of the dividend or other distribution.

      After the GM board of directors determines to redeem the GM Class H common stock, GM will give notice of the redemption as it deems appropriate to the GM Class H common stockholders. The redemption notice will state the effective time of the redemption and any other terms of the redemption. The redemption may be made contingent on the occurrence of a specified event, such as the completion of the Hughes recapitalization, and the effective time of the redemption may be fixed by the GM board of directors with reference to the specified event. The failure of GM to provide the notice of the redemption to any holder of GM Class H common stock or any defect in the redemption notice, however, will not affect the sufficiency of the redemption notice with respect to any holders of GM Class H common stock or the validity of the redemption contemplated by the redemption notice.

      Upon the completion of the redemption, all shares of GM Class H common stock will cease to be outstanding and will automatically be canceled. Further, each holder of a certificate representing shares of GM Class H common stock, or other evidence of ownership, will no longer have any rights with respect to such shares of GM Class H common stock, except for the right to receive shares of HEC Holdings Class C common stock and the right to dividends as described above.

      We anticipate that the Hughes/EchoStar merger will occur immediately after the completion of the GM/ Hughes separation transactions. However, under the extremely remote circumstances in which the Hughes/EchoStar merger does not occur reasonably promptly after the redemption, then, effective as of a date set by the GM board of directors and the HEC Holdings board of directors, holders of GM Class H common stock certificates will not be entitled to receive any dividends or other distributions with respect to their shares of HEC Holdings Class C common stock until they surrender their GM Class H common stock certificates.

     Diverging Interests of GM Common Stockholders

      The existence of two classes of common stock with separate dividend rights can give rise to potential divergences among the interests of the holders of the two classes of GM common stock concerning various intercompany transactions and other matters. The laws of Delaware govern the duties of the GM board of directors with respect to these divergences. Under Delaware General Corporation Law, the GM board of directors owes fiduciary duties to all holders of GM common stock, regardless of class, and must act with due care and on an informed basis in the best interests of GM and all its common stockholders, regardless of class. In this regard, the GM board of directors, in the discharge of its fiduciary duties, principally through the GM capital stock committee, oversees the policies, programs and practices of GM which may impact the potentially divergent interests of the two classes of GM common stock. The GM capital stock committee is comprised entirely of independent directors of GM.

      The GM bylaws currently provide that the GM capital stock committee of the GM board of directors is responsible for reviewing the policies and practices of GM with respect to matters in which the two classes of GM common stockholders may have divergent interests, particularly as they relate to:

•	the business and financial relationships between GM and any of its units and Hughes;

•	dividends in respect of, disclosures to stockholders and the public concerning, and transactions by GM or any of its subsidiaries in, shares of GM Class H common stock; and

•	any matters arising concerning these items;

all to the extent the GM capital stock committee may deem appropriate. The GM capital stock committee may also recommend changes in policies, programs and practices as it may deem appropriate.

      The GM capital stock committee’s principal role is not to make decisions concerning matters referred to its attention, but rather to oversee the process by which decisions concerning these matters are made. The GM capital stock committee conducts its oversight with a view toward, among other things, assuring a process of fair dealing between GM and Hughes as well as fair consideration of the interests of all of GM’s common stockholders in the resolution of these matters.

GM Board of Directors Policy Statement

      In connection with its determination of the terms of the GM Class H common stock at the time of the Hughes restructuring transactions in December 1997, the GM board of directors adopted a policy statement concerning GM’s dual-class common stock structure.

      This policy statement may be modified, rescinded or interpreted at any time and from time to time by the GM board of directors. Also, notwithstanding the policy statement or the provisions concerning recapitalization of the GM Class H common stock into GM $1 2/3 par value common stock at a 120% exchange rate as provided under certain circumstances in GM’s restated certificate of incorporation, the GM board of directors may propose to GM’s common stockholders for their approval one or more transactions on terms different than those provided for by such provisions or by this policy statement. The policy statement is set forth below in its entirety. Terms which are defined in the GM board of directors policy statement do not apply to the rest of this document.

     GM Board Policy Statement Regarding Certain Capital Stock Matters

      (A) General Policy. It is the policy of the board of directors of General Motors Corporation (the “GM Board”):

(1) that all material matters as to which the holders of the two classes of GM common stock may have potentially divergent interests shall be resolved in a manner which the GM Board determines to be in the best interests of General Motors Corporation and all of its common stockholders after giving fair consideration to the potentially divergent interests and all other relevant interests of the holders of the separate classes of GM common stock; and

(2) that a process of fair dealing shall govern the relationship between GM and HEC and the means by which the terms of any material transaction between them shall be determined.

      (B) Additional Matters. In relation to the foregoing policy, it is the further policy of the GM Board that:

(1) Quarterly Dividends.

(a) In contemplation of the GM Board’s duty periodically to consider an appropriate dividend policy and practice in relation to Class H Common Stock and its expectation that the Board of Directors of HEC (the “HEC Board”) shall, at least annually, consider and determine a quarterly dividend policy with respect to the common stock of HEC (100% of which is held by GM), the GM Board shall, at least annually, determine a quarterly dividend policy with respect to the Class H Common Stock.

(b) The quarterly dividend policy of the GM Board with respect to the Class H Common Stock shall be to declare and pay quarterly dividends on the Class H Common Stock in an amount equal to the product of (i) the aggregate amount of each quarterly dividend received by GM as a stockholder of HEC, if any, multiplied by (ii) the fraction used to determine the Available Separate Consolidated Net Income of Hughes (as such term is used in GM’s Restated certificate of incorporation, as amended) at the time such dividend was declared by HEC.

(c) GM’s payment of a quarterly dividend on the Class H Common Stock shall be made as soon as practicable after receipt of the corresponding dividend payment from HEC.

(2) Principles Governing Dividends and Distributions Other Than Quarterly Dividends.

(a) Except as provided in paragraph (B)(2)(b) below, in the event that HEC directly or indirectly makes any transfer of material assets to GM or to GM’s stockholders:

(i) Transfers of HEC Assets to GM. If such transfer of assets by HEC is to GM, the GM Board shall as soon thereafter as practicable declare and pay a dividend or make other provision with respect to a distribution on the Class H Common Stock so that there shall be distributed to the holders of Class H Common Stock a portion of such assets transferred to GM that is not less than the fraction used to determine the Available Separate Consolidated Net Income of Hughes at the time of such transfer to GM; provided that, if the GM Board determines that it is not reasonably practicable or not in the best interests of the holders of Class H Common Stock for GM to distribute any such assets to the holders of Class H Common Stock, GM shall distribute to such holders cash or other noncash assets having an equivalent fair value; and

(ii) Transfers of HEC Assets to GM’s Stockholders. If such transfer of assets by HEC is to GM’s stockholders, the portion of such assets transferred to the holders of Class H Common Stock shall be not less than the fraction used to determine the Available Separate Consolidated Net Income of Hughes at the time of such transfer.

(b) Exceptions to Foregoing Principles. The provisions of paragraph (B)(2)(a) above shall not apply to any of the following asset transfers:

(i) any transfer that results in the recapitalization of Class H Common Stock into $1 2/3 Par Value Common Stock pursuant to the provisions of paragraph (c) of Division I of Article Fourth of GM’s Restated certificate of incorporation, as amended;

(ii) any transfer that is made pursuant to the quarterly dividend policy described in paragraph (B)(1) above;

(iii) any transfer that is made in the ordinary course of HEC’s business;

(iv) any transfer for which HEC shall have received fair compensation as determined pursuant to this policy as described in paragraph (A) above, provided that, where required by paragraph (B)(3) below, stockholder consent to such transfer shall have been received; and

(v) any transfer which shall have received the consent of the holders of a majority of the outstanding shares of Class H Common Stock, voting as a separate class, and $1 2/3 Par Value Common Stock, voting as a separate class.

(3) Separate Class Votes of GM’s Stockholders as a Condition to GM’s Acquisition of a Significant Portion of HEC Assets. GM shall not acquire in one transaction or a series of related transactions a significant portion of the business of HEC for compensation without receiving the consent of the holders of a majority of the outstanding shares of Class H common stock, voting as a separate class, and $1 2/3 Par Value Common Stock, voting as a separate class. For purposes of this paragraph, “significant portion of the business of HEC” shall mean more than 33% of the business of HEC, based on the fair market value of the assets, both tangible and intangible, of HEC as of the time that the proposed transaction is approved by the GM Board.

(4) Basis for Commercial Transactions Between GM and HEC. GM and HEC shall operate on the principle that all material commercial transactions between them shall be based on commercially reasonable terms.

      (C) Meaning of “GM” and “HEC” Within This Policy. For purposes of this policy, “GM” shall mean General Motors Corporation and its affiliates (other than HEC), and “HEC” shall mean Hughes Electronics Corporation, including any person controlled by Hughes Electronics Corporation.

      (D) Role of Capital Stock Committee Relating to This Policy. The Capital Stock Committee of the GM Board shall oversee the implementation of, and shall have authority to interpret, this policy.

      (E) Delegation. In administering this policy, the GM Board may, at its option, delegate its authority, including to the Capital Stock Committee, and may delegate to members of management the authority to implement any matter pursuant to this policy.

      (F) Fiduciary Obligations. In making any and all determinations in connection with this policy, either directly or by appropriate delegation of authority, the GM Board shall act in its fiduciary capacity and pursuant to legal guidance concerning its obligations under applicable law.

      (G) GM Board May Make Future Proposals to Stockholders for Recapitalization Transactions Which Would Be on Terms Different from Those in GM’s Current Restated certificate of incorporation, as Amended. Consistent with the terms of both GM’s Restated certificate of incorporation, as amended, and Delaware General Corporation Law, the GM Board may, in the future, propose recapitalization transactions to GM stockholders on terms different from those provided for under GM’s Restated certificate of incorporation, as amended. (Such alternative proposals were utilized by GM’s Board of Directors in connection with the split-off of Electronic Data Systems Corporation in 1996 and the spin-off of the defense electronics business of HEC in 1997.)

      (H) Interpretation, Amendments and Modifications of This Policy. This policy may at any time and from time to time be modified, rescinded and interpreted by the GM Board, and the GM Board may adopt additional or other policies or make exceptions with respect to the application of this policy in connection with particular facts and circumstances, all as the GM Board may determine, consistent with its fiduciary duties to General Motors Corporation and all of its common stockholders, to be in the best interests of General Motors Corporation and all of its common stockholders, and any such action may be taken with or without the approval of the stockholders of General Motors Corporation.

* * * * *

      The completion of the GM/ Hughes separation transactions will not result in the pro rata distribution of a portion of the Hughes dividend distribution to GM Class H common stockholders in accordance with the GM Class H fraction that is currently provided for under certain circumstances pursuant to the GM board policy statement regarding certain capital stock matters. By approving the proposals relating to the transactions being proposed to GM common stockholders pursuant to this consent solicitation, GM $1 2/3 par value common stockholders and GM Class H common stockholders will be approving and consenting to an asset transfer from Hughes to GM consisting of the Hughes dividend distribution to GM in accordance with paragraph (B)(2)(b)(v) of the GM board policy statement. Accordingly, the provisions in paragraph (B)(2) of the GM board policy statement requiring a pro rata distribution of an asset transfer from Hughes to GM to GM Class H common stockholders in accordance with the GM Class H fraction will not apply to the Hughes dividend distribution in connection with the GM/ Hughes separation transactions.

ECHOSTAR CAPITAL STOCK

Introduction

      EchoStar’s authorized capital stock currently consists of:

•	20,000,000 shares of preferred stock, par value $0.01 per share, 5,760,479 shares of which are designated as EchoStar Series D convertible preferred stock; and

•	3,200,000,000 shares of common stock, which currently include 1,600,000,000 shares of EchoStar Class A common stock, 800,000,000 shares of EchoStar Class B common stock and 800,000,000 shares of EchoStar Class C common stock.

      As of September 26, 2002, the following shares of capital stock of EchoStar were issued and outstanding:

•	242,300,901 shares of EchoStar Class A common stock were held of record by 5,456 stockholders (and an additional 57,604,790 shares were reserved for issuance upon the conversion of the outstanding shares of EchoStar Series D convertible preferred stock);

•	238,435,208 shares of EchoStar Class B common stock were held of record by a trust controlled by Charles W. Ergen;

•	no shares of EchoStar Class C common stock were issued and outstanding; and

•	5,760,479 shares of EchoStar Series D convertible preferred stock were held of record by a wholly owned subsidiary of Vivendi Universal.

      All outstanding shares of the EchoStar Class A common stock, EchoStar Class B common stock and EchoStar Series D convertible preferred stock are fully paid and nonassessable. A summary of the powers, preferences and rights of the shares of each class of EchoStar common stock and each outstanding series of EchoStar preferred stock is described below.

EchoStar Class A Common Stock

      Each holder of EchoStar Class A common stock is entitled to one vote for each share owned of record on all matters submitted to a vote of EchoStar’s stockholders. Except as otherwise required by law, the EchoStar Class A common stock votes together with the EchoStar Class B common stock and the EchoStar Class C common stock on all matters submitted to a vote of EchoStar’s stockholders. Subject to the preferential rights of any outstanding series of EchoStar preferred stock and to any restrictions on the payment of dividends imposed under the terms of EchoStar’s indebtedness, the holders of EchoStar Class A common stock are entitled to such dividends as may be declared from time to time by the EchoStar board of directors from legally available funds and, together with the holders of the EchoStar Class B common stock, are entitled, after payment of all prior claims, to receive pro rata all of EchoStar’s assets upon a liquidation. Holders of EchoStar Class A common stock have no redemption, conversion or preemptive rights.

EchoStar Class B Common Stock

      Each holder of EchoStar Class B common stock is entitled to 10 votes for each share of EchoStar Class B common stock on all matters submitted to a vote of EchoStar’s stockholders. Except as otherwise required by law, the EchoStar Class B common stock votes together with the EchoStar Class A common stock and the EchoStar Class C common stock on all matters submitted to a vote of the EchoStar stockholders. Each share of EchoStar Class B common stock is convertible, at the option of the holder, into one share of EchoStar Class A common stock.

      The conversion ratio is subject to adjustment from time to time upon the occurrence of certain events, including:

•	dividends or distributions on EchoStar Class A common stock payable in EchoStar Class A common stock or certain other capital stock;

•	subdivisions, combinations or certain reclassifications of EchoStar Class A common stock; and

•	issuances of rights, warrants or options to purchase EchoStar Class A common stock at a price per share less than the fair market value of the EchoStar Class A common stock.

      Each share of EchoStar Class B common stock is entitled to receive dividends and distributions upon liquidation on a basis equivalent to that of the EchoStar Class A common stock and EchoStar Class C common stock.

EchoStar Class C Common Stock

      Each holder of EchoStar Class C common stock is entitled to one vote for each share of EchoStar Class C common stock on all matters submitted to a vote of EchoStar’s stockholders. Except as otherwise required by law, the EchoStar Class C common stock votes together with EchoStar Class A common stock and the EchoStar Class B common stock on all matters submitted to a vote of EchoStar’s stockholders. Each share of EchoStar Class C common stock is convertible into EchoStar Class A common stock on the same terms as the EchoStar Class B common stock. Each share of EchoStar Class C common stock is entitled to receive dividends and distributions upon liquidation on a basis equivalent to that of the EchoStar Class A common stock and EchoStar Class B common stock. Upon a change in control of EchoStar, each holder of outstanding shares of EchoStar Class C common stock is entitled to cast 10 votes for each share of EchoStar Class C common stock held by such holder. EchoStar does not currently intend to issue any shares of EchoStar Class C common stock. Under current NASD rules, EchoStar is not able to issue EchoStar Class C common stock so long as the EchoStar Class A common stock is quoted on the Nasdaq.

EchoStar Preferred Stock

      The EchoStar board of directors is authorized to divide the preferred stock into series and, with respect to each series, to determine the preferences and rights and the qualifications, limitations or restrictions of the series, including the dividend rights, conversion rights, voting rights, redemption rights and terms, liquidation preferences, sinking fund provisions, the number of shares constituting the series and the designation of such series. The EchoStar board of directors may, without EchoStar’s stockholder approval, issue additional preferred stock of existing or new series with voting and other rights that could adversely affect the voting power of the holders of EchoStar common stock and could have certain anti-takeover effects.

     EchoStar Series D Convertible Preferred Stock

      Each share of EchoStar Series D convertible preferred stock is convertible into 10 shares of EchoStar Class A common stock:

•	at the option of the holder at any time and from time to time; and

•	unless previously converted, automatically:

•	immediately prior to the effectiveness of Hughes/ EchoStar merger;

•	on the first date on which the sum of (x) the number of shares of EchoStar Class A common stock into which the shares of EchoStar Series D convertible preferred stock then held by Vivendi Universal are convertible on such date and (y) the number of shares of EchoStar Class A common stock then held by Vivendi Universal and which Vivendi Universal received upon prior conversion of EchoStar Series D convertible preferred stock, is less than 29,378,443 (as such number may be adjusted from time to time as necessary to reflect appropriately any stock splits, subdivisions, combinations and similar changes to EchoStar’s capital stock);

•	upon any purported sale, assignment, transfer or disposition of a share of EchoStar Series D convertible preferred stock or the beneficial ownership thereof to any person other than Vivendi Universal or any direct or indirect wholly owned subsidiary of Vivendi Universal; or

•	on January 22, 2007.

      The number of shares of the EchoStar Series D convertible preferred stock is subject to adjustment from time to time as necessary to reflect appropriately any stock splits, subdivisions, combinations and similar changes to EchoStar’s common stock.

      The aggregate liquidation preference for the EchoStar Series D convertible preferred stock is about $1.5 billion, or about $260.40 per share, plus any declared and unpaid dividends. The EchoStar Series D convertible preferred stock ranks senior to EchoStar’s common stock upon liquidation and equal to all other series and classes of EchoStar’s capital stock which are not specifically made senior or junior to the EchoStar Series D convertible preferred stock.

      The EchoStar Series D convertible preferred stock is entitled to receive, when and as declared by the EchoStar board of directors, dividends or distributions on each date that they are payable on EchoStar Class A common stock, in an amount per share equal to 10 times that amount per share payable to the EchoStar Class A common stock.

      If a change of control transaction (as defined below) to which EchoStar is a party occurs, holders of the EchoStar Series D convertible preferred stock shall be entitled to be paid in full the liquidation preference per share plus any declared and unpaid dividends to the date of the change of control. For purposes of the EchoStar Series D convertible preferred stock, a “change of control transaction” is any transaction or series of related transactions (other than the Hughes/EchoStar merger or the PanAmSat stock sale) the result of which is that (1) the holders of EchoStar’s voting stock outstanding immediately prior to such transaction or series of related transactions have less than 50% of the voting power in the election of members of the EchoStar board of directors immediately after such transaction or series of related transactions or (2) all or substantially all of EchoStar’s assets are sold, leased or transferred to any person or group of persons other than a subsidiary or subsidiaries of EchoStar.

      Each share of EchoStar Series D convertible preferred stock is entitled to 10 votes per share on any matter on which holders of EchoStar Class A common stock are entitled to vote. In addition, the vote or consent of the holders of a majority of the EchoStar Series D convertible preferred stock is required for certain matters that would adversely affect the rights, privileges and preferences of the EchoStar Series D convertible preferred stock of such holders.

Limitation of Liability and Indemnification Matters

      EchoStar’s amended and restated articles of incorporation, as amended, provide that EchoStar’s directors are not personally liable to EchoStar or EchoStar’s stockholders for monetary damages for any breach of fiduciary duty as a director, except in certain cases where liability is mandated by the Nevada Revised Statutes. The provision has no effect on any non-monetary remedies that may be available to EchoStar or EchoStar’s stockholders and does not relieve EchoStar or EchoStar’s directors from complying with federal or state securities laws. EchoStar’s amended and restated articles of incorporation, as amended, and amended and restated bylaws provide for indemnification, to the fullest extent permitted by the Nevada Revised Statutes, of any person who is or was involved in any manner in any investigation, claim or other proceeding by reason of the fact that such person is or was a director or officer of EchoStar, or is or was serving at EchoStar’s request as a director or officer of another corporation, against all expenses and liabilities actually and reasonably incurred by such person in connection with the investigation, claim or other proceeding. However, no indemnification may be made for any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of such person’s duty to EchoStar.

Nevada Law and Limitations on Changes in Control

      The Nevada Revised Statutes prevent an “interested stockholder,” defined generally as a person owning 10% or more of a corporation’s outstanding voting stock, from engaging in a “combination” with a publicly-held Nevada corporation for three years following the date such person became an interested stockholder unless, before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approves the combination.

      The provisions authorizing the EchoStar board of directors to issue preferred stock without EchoStar’s stockholder approval and the provisions of the Nevada Revised Statutes relating to combinations with interested stockholders could have the effect of delaying, deferring or preventing a change in EchoStar’s control or the removal of EchoStar’s existing management. Each of the indentures relating to the senior notes and convertible notes of EchoStar also contain provisions with respect to a change in control.

      Charles W. Ergen, EchoStar’s Chairman of the Board of Directors and Chief Executive Officer, beneficially owns and controls all of the outstanding shares of EchoStar Class B common stock. These shares are transferable to other persons, subject to securities laws limitations. If Mr. Ergen transferred a substantial portion of his shares of EchoStar Class B common stock, a change in control of EchoStar would result and Mr. Ergen would receive any premium paid for control of EchoStar. In addition, any such change in control would result in an obligation on the part of EchoStar to offer to purchase at a premium all of its outstanding senior notes and to purchase all of its convertible notes.

NEW ECHOSTAR CAPITAL STOCK

Introduction

      Under the New EchoStar amended and restated certificate of incorporation, which we refer to as the “New EchoStar certificate of incorporation,” the authorized capital stock of New EchoStar will consist of:

•	Class A common stock, par value $0.01 per share;

•	Class B common stock, par value $0.01 per share;

•	Class C common stock, par value $0.01 per share;

•	Excess stock, par value $0.01 per share; and

•	Preferred stock, par value $0.01 per share.

None of the classes of New EchoStar common stock will be a “tracking stock.”

      Pursuant to the Hughes/ EchoStar merger, EchoStar Class A common stockholders will receive 1/0.73, or about 1.3699, shares of New EchoStar Class A common stock for each share of EchoStar Class A common stock they own and EchoStar Class B common stockholders will receive 1/0.73, or about 1.3699, shares of New EchoStar Class B common stock for each share of EchoStar Class B common stock they own. Upon the completion of the GM/ Hughes separation transactions, GM Class H common stockholders will receive one share of HEC Holdings Class C common stock for each share of GM Class H common stock they own. In the Hughes/ EchoStar merger, this HEC Holdings Class C common stock will remain outstanding and become New EchoStar Class C common stock.

      The following descriptions of New EchoStar capital stock are summaries and do not purport to be complete and give effect to the completion of the GM/ Hughes separation transactions and the Hughes/ EchoStar merger. See “The Transactions— Description of the Transactions” above and “Comparison of Rights of Holders of GM Class H Common Stock, EchoStar Common Stock and New EchoStar Common Stock” below. Reference is also made to the more detailed provisions of, and such descriptions are qualified in their entirety by reference to, the forms of the New EchoStar certificate of incorporation and the New EchoStar amended and restated bylaws, which we refer to as the “New EchoStar bylaws,” copies of which will be filed with the SEC as exhibits to the registration statement of which this document constitutes a part.

Common Stock

      Voting Rights. The common stock of New EchoStar will have the following voting rights:

•	Each share of New EchoStar Class A common stock will entitle the holder to one vote in the election of directors and all other matters submitted to stockholders for their approval.

•	Each share of New EchoStar Class B common stock will initially entitle the holder to 10 votes in the election of directors and all other matters submitted to stockholders for their approval. To ensure that the shares of New EchoStar Class C common stock held by GM (other than shares that are subject to GM share dispositions) immediately after the Hughes split-off and the shares of New EchoStar Class C common stock issued to certain of GM’s historical stockholders in the Hughes split-off (which we refer to collectively as the “GM group shares”) and certain shares of New EchoStar common stock issued after the Hughes split-off (which together with the GM group shares we refer to as “qualifying shares”) together possess at least 50.5% of the aggregate voting power of New EchoStar at all times during the first two years following the completion of the Hughes split-off (and possibly thereafter, in certain circumstances) in accordance with applicable IRS regulations, the number of votes per share of New EchoStar Class B common stock will be reduced as necessary.

After the second anniversary of the completion of the Hughes split-off, the voting power of each share of New EchoStar Class B common stock outstanding at the conclusion of the two-year period, as a percentage of aggregate voting power, will generally be fixed at the same percentage of the aggregate voting power of all of the shares of New EchoStar common stock then outstanding to which such share of New EchoStar Class B common stock was entitled as of the second anniversary of the completion of the Hughes split-off (subject to certain possible adjustments, if needed, as described below). As a result:

•	the votes per share of New EchoStar Class B common stock will increase when certain additional shares of capital stock of New EchoStar are issued unless:

•	such issuance is, or is considered for purposes of the New EchoStar certificate of incorporation to be, part of a plan, for purposes of Section 355(e) of the Code, that includes the Hughes split-off, in which case such issuance will result in a reduction of the votes per share of the New EchoStar Class B common stock in the same manner as if such issuance occurred within the first two years following the completion of the Hughes split-off, so that the qualifying shares will continue to possess at least 50.5% of the aggregate voting power of New EchoStar as described above; or

•	an increase in the number of votes per share is not permitted, or a decrease in the number of votes per share is required, in connection with such issuance to the extent necessary to ensure that the percentage of the voting power in the election of directors of the New EchoStar Class B common stock will at no time be more than five times the percentage which the New EchoStar Class B common stock represents of all classes of common stock (and certain common stock equivalents) outstanding, as described below; and

•	as the number of shares of New EchoStar Class B common stock outstanding decreases, the aggregate percentage of the votes of all shares of New EchoStar common stock that the New EchoStar Class B common stock may cast will decrease by the per share percentage of the total voting power attributed to such shares as of the second anniversary which are no longer outstanding.

In addition to the adjustments described above, at all times following the completion of the Hughes/EchoStar merger, the number of votes per share of New EchoStar Class B common stock will be reduced, as necessary, to ensure that the percentage of the voting power in the election of directors of the New EchoStar Class B common stock will at no time be more than five times the percentage which the New EchoStar Class B common stock represents of all classes of common stock (and certain common stock equivalents) outstanding.

•	Each share of New EchoStar Class C common stock will entitle the holder to a number of votes in the election of directors and all other matters submitted to stockholders for their approval that will ensure that the GM group shares possess 50.5% of the aggregate voting power of New EchoStar immediately following the completion of the Hughes/EchoStar merger. The exact number of votes per share of New EchoStar Class C common stock will be determined at the time of the completion of the transactions. Once determined, the number of votes per share of New EchoStar Class C common stock will not change. The calculation of the exact number of votes per share of New EchoStar Class C common stock will not be made until the time of the completion of the transactions because the calculation will be subject to certain variable factors that will be determined between now and that time. Based on assumptions about certain variable factors described elsewhere in this document, we currently estimate that the holders of the New EchoStar Class C common stock would be entitled to between three and five votes per share. For more information, see “The Transactions— Description of the Transactions— The Hughes/EchoStar Merger— Shares Outstanding and Voting Power of New EchoStar.”

      We estimate that, immediately following the completion of the Hughes/ EchoStar merger and based on the assumptions about certain variable factors described in this document:

•	the New EchoStar Class A common stock would represent about % of the outstanding common stock of New EchoStar and about % of the total voting power of New EchoStar;

•	the New EchoStar Class B common stock would represent about % of the outstanding common stock of New EchoStar and about % of the total voting power of New EchoStar; and

•	the New EchoStar Class C common stock would represent about % of the outstanding common stock of New EchoStar and about % of the total voting power of New EchoStar.

      Directors will be elected on the basis of cumulative voting. Under cumulative voting, each common stockholder of New EchoStar will be entitled to multiply the number of votes to which he or she may be entitled by the total number of directors to be elected in the election, and the stockholder may cast the whole number of such votes for one candidate or distribute them among any two or more candidates. The candidates receiving the highest number of votes will be elected.

      On all matters, the shares of New EchoStar Class A common stock, New EchoStar Class B common stock and New EchoStar Class C common stock will vote on the basis of their respective per share voting power and, in the case of the election (and removal) of directors, on a cumulative basis as described above. Furthermore, the holders of New EchoStar Class B common stock will be entitled to vote separately as a class to approve certain specified matters, including, among other things:

•	matters (other than the election and removal of directors) for which a stockholder vote is required under the Delaware General Corporation Law, such as mergers, amendments to the New EchoStar certificate of incorporation (including changes in the rights of the shares of New EchoStar Class B common stock and any increase in the authorized number of shares of New EchoStar Class B common stock or New EchoStar Class C common stock) and dissolution;

•	matters for which a stockholder vote will be required by the rules of the Nasdaq including, among other things, certain issuances of stock in excess of 20% of the total voting power of New EchoStar;

•	any sale or acquisition of a significant business of New EchoStar;

•	any amendment by stockholders to the bylaws of New EchoStar;

•	any issuance of common stock (or equivalents) of New EchoStar in excess of 10% of the average fully diluted shares over the prior 12 months; and

•	the adoption of any equity-based benefit plan for directors and employees.

      Dividends. Under the Delaware General Corporation Law and the New EchoStar certificate of incorporation, the New EchoStar board of directors will not be required to declare dividends on any class of New EchoStar common stock. Subject to the rights of holders of New EchoStar preferred stock, if any, the holders of shares of New EchoStar common stock will be entitled to receive such dividends and other distributions as may be lawfully declared by the New EchoStar board of directors from time to time. If any dividend or distribution is to be made on any shares of New EchoStar common stock, then New EchoStar will pay the same dividend or distribution with respect to each outstanding share of New EchoStar common stock of each class. However, if a dividend or other distribution payable in New EchoStar Class A common stock, New EchoStar Class B common stock or New EchoStar Class C common stock is to be made, including a distribution pursuant to a stock split or a division of the New EchoStar Class A common stock, New EchoStar Class B common stock or New EchoStar Class C common stock or a recapitalization of New EchoStar, then only shares of New EchoStar Class A common stock will be distributed in such dividend or distribution with respect to any outstanding shares of New EchoStar Class A common stock, only shares of New EchoStar Class B common stock will be distributed in such dividend or distribution with respect to any outstanding shares of New EchoStar Class B common stock and only shares of New EchoStar Class C common stock will be distributed in such dividend or distribution with respect to any outstanding shares of New EchoStar Class C common stock.

      We do not currently expect that New EchoStar will pay dividends on the New EchoStar Class A common stock, the New EchoStar Class B common stock or the New EchoStar Class C common stock for the foreseeable future.

      Liquidation. In the event of any dissolution, liquidation or winding-up of the affairs of New EchoStar, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of New EchoStar and after making provision for the holders of each series of New EchoStar preferred stock, if any, the remaining assets and funds of New EchoStar, if any, will be divided among and paid ratably to the holders of the shares of New EchoStar Class A common stock, New EchoStar Class B common stock and New EchoStar Class C common stock treated as a single class.

      Conversion Rights of New EchoStar Class B Common Stock. At any time and from time to time, each holder of New EchoStar Class B common stock will be entitled to convert any or all of such holder’s shares of New EchoStar Class B common stock, at the option of the holder, into shares of New EchoStar Class A common stock or New EchoStar Class C common stock at a ratio of one share of New EchoStar Class A common stock or one share of New EchoStar Class C common stock for each share of New EchoStar Class B common stock. At such time that the outstanding New EchoStar Class B common stock represents less than 1% of the outstanding common stock of New EchoStar, all shares of New EchoStar Class B common stock then outstanding will automatically convert into New EchoStar Class C common stock.

      Transfer Restrictions Applicable to New EchoStar Class B Common Stock. Until the fifth anniversary of the completion of the Hughes/ EchoStar merger, shares of New EchoStar Class B common stock may be transferred only to family members of Charles W. Ergen, and, under certain circumstances, to trusts for the benefit of those family members or companies owned solely by those family members or such trusts or for other estate planning purposes. In order to effectuate a transfer of shares of New EchoStar Class B common stock to any other person, conversion of such shares into New EchoStar Class A common stock or New EchoStar Class C common stock will first be required. After the fifth anniversary of the completion of the Hughes/ EchoStar merger, the shares of New EchoStar Class B common stock will be freely transferable without restriction to any person.

      GM Agreement with the IRS Relating to Voting of its Shares of New EchoStar Class C Common Stock. In connection with GM’s receipt of the IRS ruling, GM has agreed with the IRS to vote any shares of New EchoStar Class C common stock retained by it after completion of the Hughes/EchoStar merger in proportion to the votes cast by the other holders of New EchoStar Class C common stock.

Restrictions on Ownership; Conversion into Excess Stock

      The New EchoStar certificate of incorporation will contain restrictions on the ownership or transfer of stock of New EchoStar to the extent that such stock otherwise would be owned, directly or indirectly for purposes of Section 355(e) of the Code, by Vivendi Universal, Charles W. Ergen or certain persons that are related to Vivendi Universal or Charles W. Ergen for tax purposes. In general, these restrictions will cause the conversion of the shares of New EchoStar stock, which we refer to as “affected shares,” into shares of excess stock and the transfer of such affected shares to a trust which will:

•	sell the affected shares to a permitted transferee, and

•	remit to the purported transferee or purported owner of the affected shares an amount generally equal to the lesser of the amount received by the trust on the sale of the affected shares and the amount paid for the affected shares, in the case of the purported transferee, or the fair market value of the affected shares on the date on which the prohibited ownership arose, in the case of a purported owner.

Such restrictions will not apply to certain acquisitions, including acquisitions of shares directly from New EchoStar and certain other specified transactions.

      New EchoStar will be permitted to issue shares of excess stock only upon the conversion of affected shares as described above.

Preferred Stock

      Subject to the stockholder approval requirement described at “—Common Stock— Voting Rights” above, the New EchoStar board of directors will be empowered to issue from time to time shares of New EchoStar preferred stock in one or more series. In connection with the creation of any such series of New EchoStar preferred stock, the New EchoStar board of directors will be empowered to determine and fix the number of shares of such series, such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including dividend rights, special voting rights, conversion rights, redemption privileges, and liquidation preferences, as shall be stated and expressed in the resolutions of the

New EchoStar board of directors with respect to the creation of such series, all to the fullest extent permitted by the Delaware General Corporation Law.

Stockholder Protection Rights Agreement

      Prior to the completion of the GM/ Hughes separation transactions, HEC Holdings will adopt a stockholder protection rights agreement. Following the Hughes/ EchoStar merger, the rights agreement will apply to New EchoStar, as successor to HEC Holdings. The following summary of the terms of the rights agreement is subject to, and is qualified in its entirety by reference to, the form of the rights agreement which we have filed as an exhibit to the registration statement of which this document forms a part.

      Under the terms of the rights agreement, a dividend of one preferred stock purchase right will be distributed in respect of each share of New EchoStar Class A common stock, New EchoStar Class B common stock and New EchoStar Class C common stock that is outstanding immediately after the completion of the Hughes/ EchoStar merger. Each right will entitle the holder to purchase one one-hundredth of a share of a specified series of participating preferred stock, par value $0.01 per share, of New EchoStar, at a price per one one-hundredth of a share to be determined by the HEC Holdings board of directors prior to the completion of the Hughes/ EchoStar merger, subject to adjustment as provided in the rights agreement. One one-hundredth of a share of each series of participating preferred stock will have the economic and voting terms of one share of the same class of common stock of New EchoStar that is associated with the right.

      Initially and until they are exercisable, the rights will be evidenced by the common stock of New EchoStar, and separate certificates representing the rights will not be distributed. The rights will not be exercisable until the date the rights separate from the common stock, which, subject to the right of the New EchoStar board of directors to extend such period, will be at the earlier of the following:

(1)	the tenth business day after the commencement by any person of a tender offer or exchange offer which, if consummated, would result in the person becoming an Acquiring Person, or

(2)	the tenth business day after the earlier of (a) the public announcement by New EchoStar that any person has become an Acquiring Person (“15% Announcement”) or (b) any Acquiring Person becoming the beneficial owner of more than 20% of the outstanding shares of common stock of New EchoStar (“20% Acquisition”).

An “Acquiring Person” is any person, other than certain owners of New EchoStar Class B common stock (currently expected to include Charles W. Ergen, Chairman of the Board of Directors and Chief Executive Officer of EchoStar) and, under certain circumstances, GM and the GM employee benefit plans and certain other persons, who is or becomes the beneficial owner of shares of common stock representing 15% or more of the votes entitled to be cast in the election of directors of New EchoStar.

      After the rights separate from the common stock of New EchoStar, certificates representing the rights will be mailed to record holders of common stock of New EchoStar. Once distributed, the rights certificates alone will represent the rights.

      Upon the earlier occurrence of either the 15% Announcement or 20% Acquisition, unless accelerated or extended by the New EchoStar board of directors, each right will adjust to entitle the holder (other than the acquiror, whose rights will become void) to purchase, at the exercise price, a number of shares of common stock of New EchoStar, of the same class of common stock to which such right attached prior to the time of separation, which has a market value equal to two times the exercise price of the right.

      At any time after the 15% Announcement or 20% Acquisition, the New EchoStar board of directors can, at its option, exchange all, but not less than all, of the outstanding rights for one share of the same class of common stock of New EchoStar that is associated with the right.

      If an Acquiring Person controls the New EchoStar board of directors, then, in the event New EchoStar consolidates or merges with, or sells 50% or more of its assets or earning power to, any person, each right will entitle the holder to purchase a number of shares of common stock of the acquiror having a market value of twice the exercise price of the right.

      At any time before the 15% Announcement or 20% Acquisition, the New EchoStar board of directors may, at its option, redeem all, but not less than all, of the outstanding rights. The redemption price will be $0.01 per right, subject to adjustment as provided in the rights agreement. New EchoStar may, at its option, pay the redemption price in cash, common stock or other consideration as deemed appropriate by its board of directors.

      The HEC Holdings board of directors or, after the completion of the Hughes/ EchoStar merger, New EchoStar, as applicable, may amend the terms of the rights in any respect, without the approval of the holders of the rights, prior to the occurrence of the 15% Announcement or 20% Acquisition. Thereafter, the New EchoStar board of directors may amend the rights agreement in any respect not materially adverse to the rights holders generally.

      The rights will expire on the tenth anniversary of the date of the rights agreement, unless earlier exchanged, redeemed or extended by the New EchoStar board of directors or unless a consolidation, merger or statutory share exchange that does not entitle the holder to purchase a number of shares of the acquiror’s common stock, as described above, occurs, in which case the right will terminate immediately prior to such transaction.

Limitation on Liability of Directors of New EchoStar

      New EchoStar’s certificate of incorporation will provide that a director of New EchoStar will not be personally liable to New EchoStar or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability imposed by law, as in effect from time to time:

•	for any breach of the director’s duty of loyalty to New EchoStar or its stockholders;

•	for any act or omission not in good faith or which involved intentional misconduct or a knowing violation of law;

•	for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•	for any transaction from which the director derived an improper personal benefit.

      The inclusion of this provision in the New EchoStar certificate of incorporation may have the effect of reducing the likelihood of derivative litigation against directors, and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited New EchoStar and its stockholders.

Section 203 of the Delaware General Corporation Law

      Under the business combination statute of the Delaware General Corporation Law, which is Section 203 of the Delaware General Corporation Law, a corporation is prohibited from engaging in any business combination with an interested stockholder who, with or through its affiliates or associates, owns, or who is an affiliate or associate of the corporation and within a three-year period did own, 15% or more of the corporation’s voting stock for a three-year period following the time the stockholder became an interested stockholder, unless:

•	prior to the time the stockholder became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•	the interested stockholder owned at least 85% of the voting stock of the corporation, excluding specified shares, upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder; or

•	at or subsequent to the time the stockholder became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized by the affirmative vote, at an annual or special meeting and not by written consent, of at least 66 2/3% of the outstanding voting shares of the corporation, excluding shares held by that interested stockholder.

      Business combinations generally include:

•	mergers, consolidations and sales or other dispositions of 10% or more of the assets of a corporation to or with an interested stockholder;

•	specified transactions resulting in the issuance or transfer to an interested stockholder of any capital stock of the corporation or its subsidiaries; and

•	other transactions resulting in a disproportionate financial benefit to an interested stockholder.

      The provisions of this business combination statute do not apply to a corporation if, subject to certain requirements, the certificate of incorporation or bylaws of the corporation contain a provision expressly electing not to be governed by the provisions of the statute. Because New EchoStar’s certificate of incorporation will include a provision “opting-out” of the business combination statute of the Delaware General Corporation Law, that statute will not apply to business combinations involving New EchoStar.

Certain Governance Provisions

      The New EchoStar board of directors will initially be divided into three classes, with one class having three directors and two classes having four directors, serving staggered terms. Initially, one class of directors will have a term ending at the first New EchoStar annual meeting after the completion of the Hughes/ EchoStar merger, one class of directors will have a term ending at the second New EchoStar annual meeting after the completion of the Hughes/ EchoStar merger and one class of directors will have a term ending at the third New EchoStar annual meeting after the completion of the Hughes/ EchoStar merger. However, starting with the first New EchoStar annual meeting after the completion of the Hughes/ EchoStar merger, the directors elected at the relevant annual meeting will be elected for one-year terms, which will result in the elimination of the staggering of the New EchoStar board of directors within three years. As a result, beginning with the third New EchoStar annual meeting after the completion of the Hughes/ EchoStar merger, all directors will have a one-year term.

      Until the third New EchoStar annual meeting after the completion of the Hughes/ EchoStar merger, a director of New EchoStar may be removed only for cause. Additionally, if less than the entire New EchoStar board of directors is to be removed, no director may be removed without cause if the votes cast against such director’s removal would be sufficient to elect such director if then cumulatively voted at an election of the entire board of directors, or if the board of directors is classified at that time, at an election of the class of directors of which such director is a part.

      In order to preserve the tax-free status of the Hughes split-off to GM and its stockholders for U.S. federal income tax purposes, under the terms of the implementation agreement, New EchoStar will be prohibited from taking any action that, or failing to take any action within its control the failure of which, would cause the Hughes split-off to be taxable to GM or its stockholders. See “Description of Principal Transaction Agreements— Implementation Agreement— Preservation of the Tax-Free Status of the Hughes Split-Off.” New EchoStar will also be subject to certain specific covenants in the implementation agreement that are intended to preserve the tax-free status of the Hughes split-off, which will prohibit New EchoStar from, among other things, entering into or permitting certain transactions or series of transactions that would result in one or more persons acquiring stock of New EchoStar that represents a 50 percent or greater interest in the aggregate voting power or value of the outstanding stock of New EchoStar until after the second anniversary of the completion of the Hughes split-off unless GM previously has determined, in its reasonable discretion, that the completion of such transaction would not jeopardize the tax-free status of the Hughes split-off. For more information regarding these covenants, see “Description of Principal Transaction Agreements— Implementation Agreement— Preservation of the Tax-Free Status of the Hughes Split-Off.”

      We expect that all of the outstanding shares of New EchoStar Class B common stock will be held initially by a trust controlled by Charles W. Ergen, who will also be the Chairman of the Board of Directors and Chief Executive Officer of New EchoStar. Based on assumptions about certain variable factors described in this document, we expect that Mr. Ergen would beneficially own about   % of the outstanding common stock of New EchoStar, representing about   % of the total voting power of New EchoStar. As a result, Mr. Ergen will have significant influence over actions that require stockholder approval. In addition, matters (other than the election and removal of directors) for which a stockholder vote is required under state law (including, among other things, mergers) and certain other matters will require a separate class vote of the holders of New EchoStar Class B common stock for approval.

      The foregoing voting rights, provisions of the New EchoStar certificate of incorporation and provisions of the implementation agreement, together with the New EchoStar stockholder protection rights plan, could have the following effects, among others:

•	delaying, deferring or preventing a change in control of New EchoStar;

•	delaying, deferring or preventing the removal of existing management;

•	deterring potential acquirors from making an offer to the stockholders of New EchoStar; and

•	limiting any opportunity to realize premiums over prevailing market prices for New EchoStar common stock in connection with offers from potential acquirors.

This could be the case notwithstanding that a majority of New EchoStar’s stockholders might benefit from such a change in control or offer.

Stock Exchange Listing

      Application will be made to list the New EchoStar Class A common stock and the New EchoStar Class C common stock on the Nasdaq. It is expected that the trading symbol for the New EchoStar Class A common stock will be “     ” and the trading symbol for the New EchoStar Class C common stock will be “     .” The New EchoStar Class B common stock will not be listed on a stock exchange and will not be publicly traded.

Book Entry; Uncertificated Shares

      The New EchoStar common stock will be issued initially in book-entry form through the direct registration system. Under this system, unless a New EchoStar common stockholder requests a physical stock certificate, ownership of New EchoStar common stock is reflected in account statements periodically distributed to New EchoStar common stockholders by New EchoStar’s transfer agent, who will hold the book-entry shares on behalf of New EchoStar common stockholders. However, any holder of New EchoStar common stock who wishes to receive a physical stock certificate evidencing his or her shares of New EchoStar common stock may at any time obtain a stock certificate at no charge by contacting New EchoStar’s transfer agent.

Transfer Agent and Registrar

                                                                   will serve as the transfer agent and registrar for the New EchoStar common stock. The transfer agent for New EchoStar may be contacted as follows:

COMPARISON OF RIGHTS OF HOLDERS OF GM CLASS H COMMON STOCK,

ECHOSTAR COMMON STOCK AND NEW ECHOSTAR COMMON STOCK

Introduction

      If you currently hold shares of GM Class H common stock and receive shares of New EchoStar Class C common stock in the transactions, or if you currently hold shares of EchoStar Class A common stock or EchoStar Class B common stock and receive shares of New EchoStar Class A common stock or New EchoStar Class B common stock, as applicable, in the transactions, you will become a common stockholder of New EchoStar. As a stockholder of New EchoStar, you will have different rights than you previously had as either a stockholder of General Motors or EchoStar. The rights of holders of New EchoStar Class A common stock, New EchoStar Class B common stock and New EchoStar Class C common stock will be defined and governed by the New EchoStar certificate of incorporation, the New EchoStar bylaws and the Delaware General Corporation Law, which differ in certain material respects from the GM restated certificate of incorporation and the GM bylaws, on the one hand, and the EchoStar amended and restated articles of incorporation, as amended, which we refer to as the “EchoStar articles of incorporation,” the EchoStar amended and restated bylaws, which we refer to as the “EchoStar bylaws,” and the Nevada Revised Statutes, on the other hand.

     GM Class H Common Stock

      Under the GM restated certificate of incorporation, the financial performance of Hughes currently determines the earnings per share of GM Class H common stock and the portion of GM’s earnings out of which dividends on the GM Class H common stock may be paid. Accordingly, GM Class H common stock is sometimes described as a “tracking stock” of GM with respect to Hughes. Holders of GM Class H common stock are stockholders of GM (not Hughes), and, as a result, have voting, liquidation and other rights with respect to General Motors (not Hughes).

     EchoStar Common Stock

      EchoStar currently has three authorized classes of common stock: EchoStar Class A common stock, EchoStar Class B common stock and EchoStar Class C common stock; however, the only outstanding shares of EchoStar common stock are EchoStar Class A common stock and EchoStar Class B common stock. Holders of EchoStar Class A common stock and EchoStar Class B common stock are stockholders of EchoStar, and, as a result, have voting, liquidation and other rights with respect to EchoStar.

     New EchoStar Common Stock

      After the completion of the transactions, New EchoStar will have three classes of common stock: New EchoStar Class A common stock, New EchoStar Class B common stock and New EchoStar Class C common stock.

•	In the Hughes split-off, in exchange for each share of GM Class H common stock they hold, GM Class H common stockholders will receive one share of HEC Holdings Class C common stock. As a result of the Hughes/ EchoStar merger, the shares of HEC Holdings Class C common stock distributed to the GM Class H common stockholders in the Hughes split-off will remain outstanding and will become New EchoStar Class C common stock.

•	As part of the Hughes/ EchoStar merger, each share of EchoStar Class A common stock that is issued and outstanding immediately prior to the Hughes/ EchoStar merger will be converted into and represent 1/0.73, or about 1.3699, shares of New EchoStar Class A common stock.

•	As part of the Hughes/ EchoStar merger, each share of EchoStar Class B common stock that is issued and outstanding immediately prior to the Hughes/ EchoStar merger will be converted into and represent 1/0.73, or about 1.3699, shares of New EchoStar Class B common stock.

      None of the classes of common stock of New EchoStar will be “tracking stock.”

Comparison

      We summarize below the material differences among the rights of holders of GM Class H common stock, EchoStar Class A common stock, EchoStar Class B common stock, New EchoStar Class A common stock, New EchoStar Class B common stock and New EchoStar Class C common stock. We do not intend for this summary to be a complete statement of the rights of such stockholders or a complete description of the specific provisions referred to in this summary. Further, we do not intend that this identification of specific differences is to indicate that other equally or more significant differences do not exist. This summary is qualified in its entirety by reference to the Delaware General Corporation Law and the Nevada Revised Statutes, the certificates and articles of incorporation of GM, EchoStar and New EchoStar and the bylaws of GM, EchoStar and New EchoStar. Copies of the governing corporate instruments of New EchoStar will be filed with the SEC as exhibits to the registration statement of which this document constitutes a part. For information on how to obtain copies, see “Where You Can Find More Information.”

     Voting Rights

      GM Class H Common Stock. The GM restated certificate of incorporation entitles each share of GM Class H common stock to 0.20 of a vote per share. The holders of GM Class H common stock vote together, with certain exceptions, as a single class with the holders of GM $1 2/3 par value common stock on all matters, including the election and removal of directors. As required by the Delaware General Corporation Law, the holders of GM Class H common stock vote separately as a class on any amendment to the GM restated certificate of incorporation which adversely affects the rights, powers or privileges of the GM Class H common stock or increases the number of authorized shares of GM Class H common stock. Cumulative voting is not allowed by the GM restated certificate of incorporation.

      EchoStar Common Stock. The EchoStar articles of incorporation entitle each share of EchoStar Class A common stock to one vote per share and each share of EchoStar Class B common stock to 10 votes per share. The holders of EchoStar common stock vote together with the holders of EchoStar preferred stock as a single class, except as otherwise required by law or in any preferred stock statement and certificate of designations of EchoStar. The holders of EchoStar Class A common stock and EchoStar Class B common stock vote separately if any amendment to the EchoStar articles of incorporation would adversely alter or change any preference or any relative or other right given to EchoStar Class A common stockholders or EchoStar Class B common stockholders, as applicable. Cumulative voting is not allowed by the EchoStar articles of incorporation.

      New EchoStar Common Stock. The New EchoStar certificate of incorporation entitles the common stockholders of New EchoStar to the following voting rights:

•	Each share of New EchoStar Class A common stock will entitle the holder to one vote in the election of directors and all other matters submitted to stockholders for their approval.

•	Each share of New EchoStar Class B common stock will initially entitle the holder to 10 votes in the election of directors and all other matters submitted to stockholders for their approval. To ensure that the qualifying shares possess at least 50.5% of the aggregate voting power of New EchoStar at all times during the first two years following the completion of the Hughes split-off (and possibly thereafter, in certain circumstances) in accordance with applicable IRS regulations, the number of votes per share of New EchoStar Class B common stock will be reduced as necessary. After the second anniversary of the completion of the Hughes split-off, the voting power of each share of New EchoStar Class B common stock outstanding at the conclusion of the two-year period, as a percentage of aggregate voting power, will generally be fixed at the same percentage of the aggregate voting power of all of the shares of New EchoStar common stock then outstanding to which such share of New EchoStar Class B common stock was entitled as of the second anniversary of the completion of the Hughes split-off, subject to certain possible adjustments, if needed, as described below. As a result:

•	the votes per share of New EchoStar Class B common stock will increase when certain additional shares of capital stock of New EchoStar are issued unless:

•	such issuance is, or is considered for purposes of the New EchoStar certificate of incorporation to be, part of a plan, for purposes of Section 355(e) of the Code, that includes the Hughes split-off, in which case such issuance will result in a reduction of the votes per share of the New EchoStar Class B common stock in the same manner as if such issuance occurred within the first two years following the completion of the Hughes split-off, so that the qualifying shares will continue to possess at least 50.5% of the aggregate voting power of New EchoStar as described above; or

•	an increase in the number of votes per share is not permitted, or a decrease in the number of votes per share is required, in connection with such issuance to the extent necessary to ensure that the percentage of the voting power in the election of directors of the New EchoStar Class B common stock will at no time be more than five times the percentage which the New EchoStar Class B common stock represents of all classes of common stock (and certain common stock equivalents) outstanding, as described below; and

•	as the number of shares of New EchoStar Class B common stock outstanding decreases, the aggregate percentage of the votes of all shares of New EchoStar common stock that the New EchoStar Class B common stock may cast will decrease by the per share percentage of the total voting power attributed to such shares as of the second anniversary which are no longer outstanding.

In addition to the adjustments described above, at all times following the completion of the Hughes/EchoStar merger, the number of votes per share of New EchoStar Class B common stock will be reduced, as necessary, to ensure that the percentage of the voting power in the election of directors of the New EchoStar Class B common stock will at no time be more than five times the percentage which the New EchoStar Class B common stock represents of all classes of common stock (and certain common stock equivalents) outstanding.

•	Each share of New EchoStar Class C common stock will entitle the holder to a number of votes in the election of directors and all other matters submitted to stockholders for their approval that will ensure that the GM group shares possess 50.5% of the aggregate voting power of New EchoStar immediately following the Hughes/EchoStar merger. The exact number of votes per share of New EchoStar Class C common stock will be determined at the time of the completion of the transactions. Once determined, the number of votes per share of New EchoStar Class C common stock will not change. The calculation of the exact number of votes per share of New EchoStar Class C common stock will not be made until the time of the completion of the transactions because the calculation will be subject to certain variable factors that will be determined between now and that time. Based on assumptions about certain variable factors described elsewhere in this document, we currently estimate that the holders of the New EchoStar Class C common stock would be entitled to between three and five votes per share. For more information, see “The Transactions— Description of the Transactions— The Hughes/EchoStar Merger— Shares Outstanding and Voting Power of New EchoStar.”

      Directors will be elected on the basis of cumulative voting. Under cumulative voting, each common stockholder of New EchoStar will be entitled to multiply the number of votes to which he or she may be entitled by the total number of directors to be elected in the election, and the stockholder may cast the whole number of such votes for one candidate or distribute them among any two or more candidates. The candidates receiving the highest number of votes will be elected.

      On all matters, the shares of New EchoStar Class A common stock, New EchoStar Class B common stock and New EchoStar Class C common stock will vote together on the basis of their respective per share voting power and, in the case of the election (and removal) of directors, on a cumulative basis as described above. Furthermore, holders of New EchoStar Class B common stock will be entitled to vote separately as a class to approve certain specified matters, including, among other things:

•	matters (other than the election and removal of directors) for which a stockholder vote is required under the Delaware General Corporation Law, such as mergers, amendments to the New EchoStar certificate of incorporation (including changes in the rights of the shares of New EchoStar Class B common stock and any increase in the authorized number of shares of New EchoStar Class B common stock or New EchoStar Class C common stock) and dissolution;

•	matters for which a stockholder vote will be required by the rules of the Nasdaq including, among other things, certain issuances of stock in excess of 20% of the total voting power of New EchoStar;

•	any sale or acquisition of a significant business of New EchoStar;

•	any amendment by stockholders to the bylaws of New EchoStar;

•	any issuance of common stock (or equivalents) of New EchoStar in excess of 10% of the average fully diluted shares over the prior 12 months; and

•	the adoption of any equity-based benefit plan for directors and employees.

     Dividends

      GM Class H Common Stock. The GM restated certificate of incorporation allocates earnings of GM attributable to Hughes between amounts available for the payment of dividends on GM Class H common stock and amounts available for the payment of dividends on GM $1 2/3 par value common stock, in each case in accordance with their respective indirect interests in the financial performance of Hughes. If dividends have been declared but not paid on GM preferred stock or GM preference stock, dividends may not be paid on the GM Class H common stock until all declared but unpaid dividends on the GM preferred stock and GM preference stock have been paid. Since late 1997, the GM board of directors has not paid cash dividends on the GM Class H common stock.

      EchoStar Common Stock. Subject to the preferential rights of holders of any outstanding EchoStar preferred stock and to any restrictions on the payment of dividends imposed under the terms of EchoStar’s indebtedness, under the EchoStar articles of incorporation, the holders of EchoStar Class A common stock may receive dividends from legally available funds. The holders of EchoStar Class B common stock may receive dividends from legally available funds only upon the conversion of their EchoStar Class B common stock into EchoStar Class A common stock following certain distributions or dividends to the holders of EchoStar Class A common stock. EchoStar has never declared or paid any cash dividends on the EchoStar Class A common stock.

      New EchoStar Common Stock. Under the Delaware General Corporation Law and the New EchoStar certificate of incorporation, the New EchoStar board of directors will not be required to declare dividends on any class of New EchoStar common stock. Subject to the rights of holders of New EchoStar preferred stock, if any, the holders of shares of New EchoStar common stock will be entitled to receive such dividends and other distributions as may be lawfully declared by the New EchoStar board of directors from time to time. If any dividend or distribution is to be made on any shares of New EchoStar common stock, then New EchoStar will pay the same dividend or distribution with respect to each outstanding share of New EchoStar common stock of each class. However, if a dividend or other distribution payable in New EchoStar Class A common stock, New EchoStar Class B common stock or New EchoStar Class C common stock is to be made, including a distribution pursuant to a stock split or a division of the New EchoStar Class A common stock, New EchoStar Class B common stock or New EchoStar Class C common stock or a recapitalization of New EchoStar, then only shares of New EchoStar Class A common stock will be distributed in such dividend or distribution with respect to any outstanding shares of New EchoStar Class A common stock, only shares of New EchoStar Class B common stock will be distributed in such dividend or distribution with respect to any outstanding shares of New EchoStar Class B common stock and only shares of New EchoStar Class C common stock will be distributed in such dividend or distribution with respect to any outstanding shares of New EchoStar Class C common stock.

      We do not currently expect that New EchoStar will pay dividends on the New EchoStar Class A common stock, the New EchoStar Class B common stock or the New EchoStar Class C common stock for the foreseeable future.

     Preferred Stock; Preference Stock

      GM Preferred Stock and GM Preference Stock. GM’s restated certificate of incorporation authorizes the GM board of directors to issue shares of preferred stock from time to time in distinctly designated series, with each series ranking equally and being identical in all respects except as to the dividend rate and redemption price. There are currently no outstanding shares of GM preferred stock. If any GM preferred stock were outstanding, it would rank senior to GM preference stock and GM common stock with respect to payments of dividends and distributions in liquidation.

      GM’s restated certificate of incorporation authorizes the GM board of directors to issue shares of preference stock from to time in distinctly designated series, with the terms of each series fixed by the GM board of directors in the resolutions providing for the issuance of such series. There are currently no outstanding shares of GM preference stock. If any GM preference stock were outstanding, it would rank senior to GM common stock and junior to GM preferred stock, if any, with respect to payments of dividends and distributions in liquidation.

      EchoStar Preferred Stock. The EchoStar articles of incorporation authorize the EchoStar board of directors to issue preferred stock in one or more classes or series and to fix the powers, designations, preferences and rights, qualifications, limitations and restrictions of each class or series of preferred stock. There are currently 5,760,479 shares designated as EchoStar Series D convertible preferred stock. For a detailed description of the EchoStar Series D convertible preferred stock, see “EchoStar Capital Stock— EchoStar Preferred Stock— EchoStar Series D Convertible Preferred Stock.”

      New EchoStar Preferred Stock. Subject to the stockholder approval requirements described at “—Voting Rights” above, the New EchoStar certificate of incorporation will authorize the New EchoStar board of directors to issue from time to time shares of preferred stock in one or more series. In connection with the creation of any such series of New EchoStar preferred stock, the New EchoStar board of directors will be empowered to determine and fix by resolution the number of shares of such series, such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including dividend rights, special voting rights, conversion rights, redemption privileges and liquidation preferences, as shall be stated and expressed in the resolutions of the New EchoStar board of directors with respect to the creation of such series, all to the fullest extent permitted by the Delaware General Corporation Law.

     Disposition of Assets; Rights Upon Disposition

      GM Class H Common Stock. The Delaware General Corporation Law provides that, with the affirmative vote of holders of a majority of the outstanding shares entitled to vote, a corporation may sell, lease or exchange all or substantially all of its property and assets upon such terms and conditions and for such consideration as its board of directors deems expedient and for the best interests of the corporation.

      Under GM’s restated certificate of incorporation, all outstanding shares of GM Class H common stock will be automatically recapitalized into shares of GM $1 2/3 par value common stock if at any time GM, in one transaction or a series of related transactions, disposes of substantially all of the business of Hughes to a person, entity or group of which GM is not a majority owner.

      In the event of any recapitalization, each holder of GM Class H common stock would be entitled to receive shares of GM $1 2/3 par value common stock having a market value as of the date provided in GM’s restated certificate of incorporation equal to 120% of the market value of the holder’s GM Class H common stock. For a more detailed description of this recapitalization provision, see “GM Capital Stock— GM’s Dual

Class Common Stock Capital Structure— Recapitalization and Certain Other Transactions.” In connection with the GM/ Hughes separation transactions, GM proposes to amend Article Fourth of the GM restated certificate of incorporation to expressly provide that the recapitalization provisions will not apply to the GM/ Hughes separation transactions. As a result, the GM/ Hughes separation transactions will not result in a recapitalization of GM Class H common stock into GM $1 2/3 par value common stock at a 120% exchange rate.

      In addition, the GM board of directors policy statement provides, among other things, that, subject to various exceptions, in the event that Hughes transfers any material assets to GM, the GM board of directors shall declare and pay a dividend or make a distribution to holders of GM Class H common stock. The policy statement also provides that, subject to various exceptions, in the event that Hughes transfers any material assets to GM’s stockholders, the portion of the assets transferred to the holders of GM Class H common stock will not be less at the time of the transfer than the fraction used to determine the available separate consolidated net income of Hughes. The exceptions to the provisions above include an exception for any transfer for which Hughes receives fair compensation. However, the GM board policy statement provides that GM will not acquire in one transaction or a series of transactions a significant portion— that is, more than 33%, of the business of Hughes for compensation without receiving the consent of the holders of a majority of the outstanding shares of GM Class H common stock, voting as a separate class, and GM $1 2/3 par value common stock, voting as a separate class. For a more detailed description of these matters, see “GM Capital Stock— GM’s Dual Class Common Stock Capital Structure— Recapitalization and Certain Other Transactions.” The completion of the GM/ Hughes separation transactions will not result in the pro rata distribution of a portion of the Hughes dividend distribution to GM Class H common stockholders in accordance with the GM Class H fraction, that is currently provided under the GM board policy statement. By approving the proposals relating to the transactions being proposed to GM common stockholders pursuant to this consent solicitation, GM $1 2/3 par value common stockholders and GM Class H common stockholders will be approving and consenting to an asset transfer consisting of the Hughes dividend distribution to GM, as contemplated by the terms of the GM board policy statement as described above.

      EchoStar Common Stock. Chapter 78 of the Nevada Revised Statutes provides that, with the affirmative vote of stockholders representing at least a majority of the voting power of the issued and outstanding stock entitled to vote, a corporation may sell, lease or exchange all of its property and assets, including its goodwill and its corporate franchises, upon such terms and conditions as its board of directors may approve.

      New EchoStar Common Stock. New EchoStar will be subject to the provisions of the Delaware General Corporation Law relating to the disposition of assets, as described above. In addition the holders of New EchoStar Class B common stock will be entitled to vote separately as a class to approve, among other things, any extraordinary matter for which a stockholder vote is required under the Delaware General Corporation Law or any sale of a significant business of New EchoStar.

     Liquidation Rights

      GM Class H Common Stock. Holders of GM Class H common stock have liquidation rights in the assets and equity of GM. Upon a dissolution of GM, holders of GM preferred stock and GM preference stock have the right to receive all amounts paid to them before holders of GM Class H common stock are entitled to receive anything. Thereafter, holders of GM Class H common stock have liquidation rights equal to 0.20 liquidation units per share in any remaining assets of GM.

      EchoStar Common Stock. Holders of EchoStar Class A common stock and EchoStar Class B common stock have liquidation rights in the assets of EchoStar. Upon liquidation, dissolution or winding-up, whether voluntary or involuntary, of EchoStar, holders of EchoStar preferred stock have the right to receive all amounts owed to them before holders of EchoStar Class A common stock and EchoStar Class B common stock are entitled to receive anything. Thereafter, holders of EchoStar Class A common stock and EchoStar Class B common stock have the right to receive their pro rata shares of any distribution of the remaining assets of EchoStar.

      New EchoStar Common Stock. Holders of New EchoStar Class A common stock, New EchoStar Class B common stock and New EchoStar Class C common stock will have liquidation rights in the assets of New EchoStar. In the event of any dissolution, liquidation or winding-up of the affairs of New EchoStar, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of New EchoStar and after making provision for the holders of each series of New EchoStar preferred stock, if any, the remaining assets and funds of New EchoStar, if any, will be divided among and paid ratably to the holders of the shares of New EchoStar Class A common stock, New EchoStar Class B common stock and New EchoStar Class C common stock treated as a single class.

     Recapitalization, Redemption and Conversion Rights

      GM Class H Common Stock. Under GM’s restated certificate of incorporation, the GM board of directors may recapitalize all outstanding shares of GM Class H common stock into shares of GM $1 2/3 par value common stock:

•	at any time after December 31, 2002 in the sole discretion of the GM board of directors; or

•	automatically, if at any time GM, in one transaction or a series of related transactions, disposes of substantially all of the business of Hughes to a person, entity or group of which GM is not a majority owner.

      In the event of any recapitalization, each holder of GM Class H common stock would be entitled to receive shares of GM $1 2/3 par value common stock having a market value as of the date provided in GM’s restated certificate of incorporation equal to 120% of the market value of the holder’s GM Class H common stock. For a more detailed description of this recapitalization provision, see “GM Capital Stock— GM’s Dual-Class Common Stock Capital Structure— Recapitalization and Certain Other Transactions.”

      In connection with the GM/ Hughes separation transactions, GM proposes to amend Article Fourth of the GM restated certificate of incorporation to expressly provide that the recapitalization provisions will not apply to the GM/ Hughes separation transactions. As a result, the GM/ Hughes separation transactions will not result in a recapitalization of GM Class H common stock into GM $1 2/3 par value common stock at a 120% exchange rate. Additionally, GM proposes to amend Article Fourth of the GM restated certificate of incorporation to make the GM Class H common stock redeemable in exchange for shares of HEC Holdings Class C common stock as part of the GM/Hughes separation transactions.

      EchoStar Common Stock. Under EchoStar’s articles of incorporation, holders of EchoStar Class B common stock may, at their option, convert part or all of their stock into EchoStar Class A common stock, at a conversion rate of one share of EchoStar Class A common stock for each share of EchoStar Class B common stock.

      New EchoStar Common Stock. At any time and from time to time, each holder of New EchoStar Class B common stock will be entitled to convert any or all of such holder’s shares of New EchoStar Class B common stock into shares of New EchoStar Class A common stock or New EchoStar Class C common stock at a ratio of one share of New EchoStar Class A common stock or one share of New EchoStar Class C common stock, as applicable, for each share of New EchoStar Class B common stock.

     Amendments to the Certificate or Articles of Incorporation

      GM Class H Common Stock. Under the Delaware General Corporation Law, the affirmative vote of a majority of the outstanding shares entitled to vote is required to amend a corporation’s certificate of incorporation. In addition, and as required by the Delaware General Corporation Law, the holders of GM Class H common stock vote separately as a class on any amendment to the GM restated certificate of incorporation that adversely affects the rights, powers or privileges of the shares of GM Class H common stock of such class, increases the number of authorized shares of GM Class H common stock or changes the par value of the shares of GM Class H common stock.

      EchoStar Common Stock. Under Chapter 78 of the Nevada Revised Statutes, the affirmative vote of a majority of the voting power is required to amend a corporation’s articles of incorporation. In addition, and as required by Chapter 78 of the Nevada Revised Statutes, the holders of EchoStar Class A common stock and EchoStar Class B common stock vote separately if any proposed amendment to the EchoStar articles of incorporation would adversely alter or change any preference or any relative or other right given to them.

      New EchoStar Common Stock. New EchoStar will be subject to the provisions of the Delaware General Corporation Law relating to amendments to a certificate of incorporation, as described above. In addition, and as required by the Delaware General Corporation Law, the holders of New EchoStar Class A common stock, New EchoStar Class B common stock and New EchoStar Class C common stock will vote separately as a class on any amendment to the New EchoStar certificate of incorporation that adversely affects the rights, powers or privileges of the shares of such class, increases the number of authorized shares of such class or changes the par value of the shares of such class of stock. Further, the approval of New EchoStar Class B common stock voting separately as a class will be required to approve, among other things, any amendment to the certificate of incorporation of New EchoStar.

     Amendments to the Bylaws

      GM Class H Common Stock. As provided by the Delaware General Corporation Law, the GM common stockholders have the power to adopt, amend or repeal the bylaws at any annual or special meeting if they comply with the notice provisions contained in the GM bylaws for stockholder business. In addition, GM’s certificate of incorporation provides that the GM board of directors also has the power to adopt, amend or repeal the bylaws at any regular or special meeting of the directors.

      EchoStar Common Stock. Under Nevada law, the EchoStar stockholders, in addition to the directors, have the power to adopt, amend or repeal the bylaws at any annual or special meeting of stockholders. In addition, the EchoStar bylaws further confirm and provide that the EchoStar bylaws may be altered, amended or repealed at the annual meeting of the EchoStar board of directors or at any special meeting of the EchoStar board of directors called for that purpose.

      New EchoStar Common Stock. As provided by the Delaware General Corporation Law, the New EchoStar common stockholders will have the power to adopt, amend or repeal the bylaws at any annual or special meeting if they comply with the notice provisions contained in the New EchoStar bylaws for stockholder business. In addition, the approval of New EchoStar Class B common stock voting separately as a class will be required to approve, among other things, any amendment by stockholders to the bylaws of New EchoStar.

     Number of Directors; Classified Board

      GM Class H Common Stock. The Delaware General Corporation Law provides that a corporation’s board of directors will consist of at least one member and that the authorized number of directors may be fixed in the corporation’s certificate of incorporation or bylaws. GM’s bylaws provide that the number of directors will be determined by resolution of the GM board of directors. The total number of directors will not be less than 10 nor more than 20. There are currently 12 members of the GM board of directors. The GM board of directors is unclassified.

      EchoStar Common Stock. Chapter 78 of the Nevada Revised Statutes provides that a corporation’s board of directors will consist of at least one member and that the authorized number of directors may be fixed by or in the manner provided in the corporation’s articles of incorporation or bylaws. EchoStar’s bylaws provide that the number of directors will be determined by resolution of the EchoStar board of directors or stockholders. The total number of directors will not be less than three nor more than nine. There are currently eight members of the EchoStar board of directors. The EchoStar board of directors is unclassified.

      New EchoStar Common Stock. New EchoStar will be subject to the provisions of the Delaware General Corporation Law and, as a result, its board of directors will consist of at least one member and the authorized number of directors may be fixed by or in the manner provided in the New EchoStar certificate of incorporation or the New EchoStar bylaws. Upon completion of the Hughes/ EchoStar merger, the New EchoStar board of directors will initially have 11 members. The New EchoStar board of directors will initially be divided into three classes, with one class having three directors and two classes having four directors, serving staggered terms. Therefore, initially, one class of directors will have a term ending at the first New EchoStar annual meeting after the completion of the Hughes/ EchoStar merger, one class of directors will have a term ending at the second New EchoStar annual meeting after the completion of the Hughes/ EchoStar merger and one class of directors will have a term ending at the third New EchoStar annual meeting after the completion of the Hughes/ EchoStar merger. However, starting with the first New EchoStar annual meeting after the completion of the Hughes/ EchoStar merger, the directors elected at the relevant annual meeting will be elected for one-year terms, which will result in the elimination of the staggering of the New EchoStar board of directors within three years. As a result, beginning with the third New EchoStar annual meeting after the completion of the Hughes/ EchoStar merger, all directors will have a one-year term and the New EchoStar board of directors will no longer be classified.

     Removal of Directors

      GM Class H Common Stock. Under the Delaware General Corporation Law, in general, a director may be removed from office by the affirmative vote of a majority of the shares entitled to vote at an election of directors.

      EchoStar Common Stock. Under Chapter 78 of the Nevada Revised Statutes, a director may be removed from office by the vote of stockholders representing not less than two-thirds of the voting power of the issued and outstanding stock entitled to voting power. EchoStar’s bylaws provide that the stockholders may, at a meeting called for the express purpose of removing directors, by the vote of stockholders representing not less than two-thirds of the voting power of the issued and outstanding stock entitled to voting power, remove the entire board of directors or any lesser number, with or without cause.

      New EchoStar Common Stock. New EchoStar will be subject to the provisions of the Delaware General Corporation Law and, as a result, in general, a director on the New EchoStar board of directors may be removed from office by the affirmative vote of a majority of the shares entitled to vote at an election of directors. However, until the third New EchoStar annual meeting after the completion of the Hughes/ EchoStar merger, a director of New EchoStar may be removed only for cause. In addition, if less than the entire New EchoStar board of directors is to be removed, no director may be removed without cause if the votes cast against such director’s removal would be sufficient to elect such director if then cumulatively voted at an election of the entire board of directors, or if the board of directors is classified at that time, an election of the class of directors of which such director is part.

     Vacancies in the Board of Directors

      GM Class H Common Stock. The Delaware General Corporation Law generally provides that all vacancies on the board of directors, including vacancies caused by an increase in the number of authorized directors, may be filled by a majority of the remaining directors even if they constitute less than a quorum, unless otherwise provided in the certificate of incorporation or bylaws. GM’s bylaws provide that any vacancy occurring in the GM board of directors for any cause may be filled by a majority of the remaining members of the GM board of directors, even though such majority is less than a quorum.

      EchoStar Common Stock. Chapter 78 of the Nevada Revised Statutes generally provides that all vacancies on the board of directors, including vacancies caused by an increase in the number of authorized directors, may be filled by a majority of the remaining directors even if they constitute less than a quorum, unless otherwise provided in the articles of incorporation. EchoStar’s bylaws provide that any vacancy occurring in the EchoStar board of directors for any cause may be filled by a majority of the remaining members of the EchoStar board of directors, even though such majority is less than a quorum.

      New EchoStar Common Stock. New EchoStar will be subject to the provisions of the Delaware General Corporation Law and, as a result, all vacancies on the New EchoStar board of directors, including vacancies caused by an increase in the number of authorized directors, may be filled by a majority of the remaining directors even if they constitute less than a quorum, unless otherwise provided in the certificate of incorporation or bylaws. The New EchoStar certificate of incorporation will provide that, in general, any vacancy occurring in the New EchoStar board of directors will be filled by the affirmative vote of the remaining members of the New EchoStar board of directors, even though such majority is less than a quorum.

     Indemnification and Limitation of Liability of Directors and Officers

      GM Class H Common Stock. Under Section 145 of the Delaware General Corporation Law, GM is empowered to indemnify its directors and officers in the circumstances provided under Section 145.

      In addition, and as permitted by Section 102(b)(7) of the Delaware General Corporation Law, GM’s restated certificate of incorporation provides that a director of GM will not be personally liable to GM or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability imposed by law, as in effect from time to time:

•	for any breach of the director’s duty of loyalty to GM or its stockholders;

•	for any act or omission not in good faith or which involved intentional misconduct or a knowing violation of law;

•	for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•	for any transaction from which the director derived an improper personal benefit.

      Under Article V of its bylaws, GM, subject to certain limitations, is required to indemnify and advance expenses to every director and officer in the manner and to the full extent permitted by applicable law against any and all amounts reasonably incurred by or on behalf of such person in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, in which such director or officer was or is made or is threatened to be made a party or is otherwise involved by reason of the fact that such person is or was a director or officer of the company, or is or was serving at the request of the company as a director, officer, employee, fiduciary or member of any other corporation, partnership, joint venture, trust, organization or other enterprise.

      GM is insured against liabilities which it may incur by reason of Article V of its bylaws. In addition, directors and officers are insured, at GM’s expense, against some liabilities which might arise out of their employment and not be subject to indemnification under Article V of GM’s bylaws.

      EchoStar Common Stock. Under Chapter 78 of the Nevada Revised Statutes, EchoStar is empowered to indemnify its directors and officers in the circumstances provided in Sections 78.7502 and 78.751. EchoStar’s articles of incorporation provide that a director of EchoStar will not be personally liable to EchoStar or its stockholders for monetary damages for breach of fiduciary duty as a director, to the full extent permitted by Nevada law.

      Under Article IX of EchoStar’s articles of incorporation and Article IX of EchoStar’s bylaws, EchoStar, subject to certain limitations, is required to indemnify and advance expenses to every director and officer to the full extent permitted by Nevada law against any and all amounts actually and reasonably incurred by such person in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, in which the director or officer was or is made or is threatened to be made a party or is otherwise involved by reason of the fact that the person is or was a director or officer of the corporation, or is or was a director, officer, employee, fiduciary or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, provided that:

•	the person acted in good faith;

•	the person acted in a manner he or she reasonably believed to be in the best interests of the corporation;

•	in cases other than an action by or in the right of EchoStar and only with respect to criminal actions or proceedings, the person had no reason to believe that his or her conduct was unlawful; and

•	only in the case of an action by or in the right of EchoStar, the person was not adjudged to be liable for negligence or misconduct in the performance of his or her duty to EchoStar.

      EchoStar and its directors and officers are insured against liabilities which it may incur and for which indemnification is provided under EchoStar’s articles of incorporation and bylaws. In addition, directors and officers of EchoStar are individually insured, at EchoStar’s expense, for liability which arises out of their employment or service with EchoStar, which is not subject to indemnification under EchoStar’s articles of incorporation and bylaws.

      New EchoStar Common Stock. New EchoStar will be empowered to indemnify its directors and officers in the circumstances provided under Section 145 of the Delaware General Corporation Law.

      In addition, and as permitted by Section 102(b)(7) of the Delaware General Corporation Law, New EchoStar’s certificate of incorporation will provide that a director of New EchoStar will not be personally liable to New EchoStar or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability imposed by law, as in effect from time to time:

•	for any breach of the director’s duty of loyalty to GM or its stockholders;

•	for any act or omission not in good faith or which involved intentional misconduct or a knowing violation of law;

•	for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•	for any transaction from which the director derived an improper personal benefit.

      Under the New EchoStar certificate of incorporation, subject to certain limitations, New EchoStar will be required to indemnify and advance expenses to every director and officer to the fullest extent authorized by the Delaware General Corporation Law against all expenses and amounts actually and reasonably incurred by or on behalf of such person in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative in nature, by reason of the fact that such person is or was or had agreed to become or is alleged to have been, a director or officer of New EchoStar, is or was serving, or had agreed to serve or is alleged to have served at the request of or to further the interests of New EchoStar as a director, officer, manager, partner or trustee of, or in a similar capacity for, another corporation or any limited liability company, partnership, joint venture or other enterprise, including any employee benefit plan of New EchoStar or any of its affiliates and any charitable or not-for-profit enterprise.

      The New EchoStar certificate of incorporation will permit New EchoStar to purchase and maintain insurance, at its expense, to protect any current or former director or officer of New EchoStar.

     State Anti-Takeover Statutes

      GM Class H Common Stock. Under the business combination statute of the Delaware General Corporation Law, which is Section 203 of the Delaware General Corporation Law, a corporation is prohibited from engaging in any business combination with an interested stockholder who, with or through its affiliates or associates, owns, or who is an affiliate or associate of the corporation and within a three-year period did own, 15% or more of the corporation’s voting stock for a three-year period following the time the stockholder became an interested stockholder, unless:

•	prior to the time the stockholder became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•	the interested stockholder owned at least 85% of the voting stock of the corporation, excluding specified shares, upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder; or

•	at or subsequent to the time the stockholder became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized by the affirmative vote, at an annual or special meeting and not by written consent, of at least 66 2/3% of the outstanding voting shares of the corporation, excluding shares held by that interested stockholder.

      Business combinations generally include:

•	mergers, consolidations and sales or other dispositions of 10% or more of the assets of a corporation to or with an interested stockholder;

•	specified transactions resulting in the issuance or transfer to an interested stockholder of any capital stock of the corporation or its subsidiaries; and

•	other transactions resulting in a disproportionate financial benefit to an interested stockholder.

      The provisions of this business combination statute do not apply to a corporation if, subject to certain requirements, the certificate of incorporation or bylaws of the corporation contain a provision expressly electing not to be governed by the provisions of the statute or the corporation does not have voting stock listed on a national securities exchange, authorized for quotation on the Nasdaq or held of record by more than 2,000 stockholders.

      Because GM has voting securities listed on the NYSE and has not adopted any provision in its restated certificate of incorporation to “opt-out” of this business combination statute, the statute is applicable to business combinations involving GM.

      EchoStar Common Stock. The Nevada Revised Statutes include two anti-takeover statutes:

•	the combinations with interested stockholders statutes; and

•	the acquisition of controlling interest statutes.

        Combinations with Interested Stockholders Statutes. Under Sections 78.411 to 78.444, inclusive, of the Nevada Revised Statutes, a corporation is prohibited from engaging in any combination with any interested stockholder for three years from the date such stockholder became an interested stockholder. This prohibition, however, does not apply if the purchase of shares by or combination with the interested stockholder is approved by the board of directors prior to the date of such purchase of shares or combination. The term “interested stockholder” is defined to generally include:

•	a person that beneficially owns, directly or indirectly, 10% or more of the voting power of the outstanding voting shares of a corporation; or

•	an affiliate or associate of a corporation that anytime during the past three years was the owner of 10% or more of the voting power of the then outstanding voting shares of a corporation.

      After the expiration of the three-year period following the time the stockholder became an interested stockholder, a corporation is prohibited from engaging in any combination with any such interested stockholder, unless the combination meets all the requirements of the corporation’s articles of incorporation and:

•	prior to the time the stockholder became an interested stockholder, the board of directors of the corporation approved either the combination or the transaction which resulted in the stockholder becoming on interested stockholder;

•	the combination is approved by the affirmative vote, at a special meeting called for that purpose, of a majority of the corporation’s outstanding voting power, excluding shares held by that interested stockholder; or

•	the combination and the consideration received by disinterested holders of the corporation’s common stock and any class of series of shares other than common stock meet the requirements set forth in Sections 78.441 to 78.444, inclusive, of the Nevada Revised Statutes.

      Combinations generally include:

•	certain mergers or consolidations;

•	sales or other dispositions of assets having an aggregate market value of 5% or more of the aggregate market value of all the assets or of the aggregate market value of all of the outstanding shares, or representing 10% or more of the net income or earning power of a corporation, determined on a consolidated basis, to or with an interested stockholder;

•	the issuance or transfer to an interested stockholder (or any affiliate or associate of the interested stockholder) of any shares of capital stock of the corporation or its subsidiaries having an aggregate market value of 5% or more of the aggregate market value of all the outstanding shares;

•	any agreement, arrangement or understanding with an interested stockholder (or any affiliate or associate of the interested stockholder) for the dissolution or liquidation of the corporation;

•	any reclassification of securities, recapitalization, or any other transactions which increase the voting power of the interested stockholder (or any affiliate or associate of the interested stockholder); and

•	other transactions resulting in a disproportionate financial benefit to an interested stockholder.

      The provisions of the combinations with interested stockholders statute do not apply to a corporation if, subject to certain requirements, the articles of incorporation or bylaws of the corporation contain a provision expressly electing not to be governed by the provisions of the statute or the corporation does not have a class of voting shares registered with the SEC. The provisions of this statute also do not apply to any combination with an interested stockholder who was an interested stockholder on January 1, 1991.

      EchoStar has not adopted any provision in its articles of incorporation to “opt-out” of these combinations with interested stockholders statutes. Thus, the statutes are generally applicable to business combinations involving EchoStar.

      Acquisition of Controlling Interest Statutes. Under Sections 78.378 to 78.3793, inclusive, of the Nevada Revised Statutes, an acquiring person and those acting in association with an acquiring person obtain only such voting rights in the control shares of an “issuing corporation” as are conferred by a resolution of the stockholders, approved at a special or annual meeting of the stockholders.

      The term “issuing corporation” is defined as a corporation organized under the laws of the State of Nevada and which has 200 or more stockholders of record, at least 100 of whom have Nevada addresses appearing on the stock ledger of the corporation, and which corporation does business in Nevada directly or through an affiliated corporation. An acquiring person means any person who, individually or in association with others, acquires or offers to acquire, directly or indirectly, a controlling interest in an issuing corporation, which means the ownership of outstanding voting shares of a corporation sufficient, but for the provisions of the acquisition of controlling interest statutes, to enable such person, directly or indirectly and individually or in association with others, to exercise either:

•	one-fifth or more but less than one-third of all of the corporation’s voting power in the election of directors;

•	one-third or more but less than a majority of all of the corporation’s voting power in the election of directors; or

•	a majority or more of all of the corporation’s voting power in the election of directors.

      Control shares means those outstanding voting shares of a corporation which an acquiring person and those persons acting in association with an acquiring person:

•	acquire in an acquisition or offer to acquire in an acquisition; and

•	acquire within 90 days immediately preceding the date when the acquiring person became an acquiring person.

      An acquisition generally means the direct or indirect acquisition of a controlling interest, but does not include any acquisition of shares in good faith, and without an intent to avoid the requirements of the acquisition of controlling interest statutes:

•	by an acquiring person authorized pursuant to the acquisition of controlling interest statutes to exercise voting rights, to the extent that the new acquisition does not result in the acquiring person obtaining a controlling interest greater than that previously authorized; or

•	pursuant to the laws of descent and distribution, the enforcement of a judgment or the satisfaction of a pledge or other security interest; or

•	pursuant to a merger, exchange, conversion or reorganization effected in compliance with the applicable provisions of the Nevada Revised Statutes, to which the corporation is a party.

      Except as otherwise provided by the articles of incorporation of the corporation, a resolution of the stockholders granting voting rights to the control shares acquired by an acquiring person must be approved by:

•	the holders of a majority of the corporation’s voting power; and

•	if the acquisition will result in any change to any preference or any relative or other right given to any class or series of outstanding shares, the holders of a majority of each class or series affected;

in each case excluding those shares as to which any interested stockholder exercises voting rights.

      The corporation may, under certain conditions and if so provided in its articles of incorporation or bylaws, call for redemption of not less than all of the control shares at the average price paid for the control shares.

      If the control shares are accorded full voting rights pursuant to the acquisition of controlling interest statutes, and the acquiring person has acquired control shares with a majority or more of all the voting power, any stockholder, other than the acquiring person, whose shares are not voted in favor of authorizing voting rights for the control shares may, unless otherwise provided in the corporation’s articles of incorporation or bylaws, dissent and obtain payment of the fair value of his or her shares.

      The provisions of the acquisition of controlling interest statutes apply to any acquisition of a controlling interest in a corporation unless the corporation’s articles of incorporation or bylaws provide that such provisions do not apply to the corporation or to an acquisition of a controlling interest specifically by types of existing or future stockholders, whether or not identified.

      New EchoStar Common Stock. Because New EchoStar’s certificate of incorporation will include a provision “opting out” of the business combination statute of the Delaware General Corporation Law described at “— GM Class H Common Stock” above, that statute will not apply to business combinations involving New EchoStar.

     Stockholders Protection Rights Agreement

      GM Class H Common Stock. GM currently has not adopted a stockholder protection rights agreement.

      EchoStar Common Stock. EchoStar currently has not adopted a stockholder protection rights agreement.

      New EchoStar Common Stock. Prior to the completion of the Hughes split-off, the HEC Holdings board of directors intends to adopt a stockholder protection rights agreement. This rights agreement, which is sometimes referred to as a “poison pill,” will become the stockholder protection rights agreement of New

EchoStar after the completion of Hughes/ EchoStar merger. For more information, see “New EchoStar Capital Stock — Stockholder Protection Rights Agreement.”

     Appraisal Rights

      GM Class H Common Stock. The Delaware General Corporation Law provides that dissenting stockholders have appraisal rights in connection with specified mergers and consolidations, provided the stockholder complies with certain procedural requirements. However, unless otherwise provided in the certificate of incorporation, and except as otherwise provided in the Delaware General Corporation Law, this right to demand appraisal does not apply to stockholders if a vote of stockholders of such corporation is not required to authorize the merger or consolidation.

      In addition, except as otherwise provided in the Delaware General Corporation Law, the right to demand appraisal does not apply if the shares held by the stockholders are of a class or series listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the NASD or are held of record by more than 2,000 stockholders, in each case on the record date set to determine the stockholders entitled to vote on the merger or consolidation.

      Notwithstanding the above, appraisal rights are available for the shares of any class or series of stock of a Delaware corporation if the holders thereof are required by the terms of an agreement of merger or consolidation to accept for their stock anything except:

•	shares of stock of the surviving corporation;

•	shares of stock of any other corporation which at the effective date of the merger or consolidation will be listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the NASD or held of record by more than 2,000 stockholders;

•	cash in lieu of fractional shares described in either of the above; or

•	any combination of the shares of stock and cash in lieu of fractional shares described in any of the three above.

      GM common stockholders are not entitled to appraisal rights in connection with the GM/ Hughes separation transactions or the Hughes/ EchoStar merger. For more information, see “The Transactions — No Appraisal Rights.”

      EchoStar Common Stock. Chapter 92A of the Nevada Revised Statutes provides that dissenting stockholders have appraisal rights in connection with specified mergers and consolidations, provided the stockholders comply with certain procedural requirements. However, unless otherwise provided in the articles of incorporation, this right to demand appraisal does not apply to stockholders if:

•	the shares held by the stockholders are of a class or series listed on a national securities exchange, included in the national market system by the NASD or are held of record by at least 2,000 stockholders, in each case on the record date fixed to determine the stockholders entitled to vote on the merger or consolidation; or

•	they are stockholders of the surviving corporation and a vote of the stockholders of such corporation is not necessary to authorize the merger or consolidation.

      Notwithstanding the above, appraisal rights are available for the shares of any class or series of stock of a Nevada corporation if the holders thereof are required by the terms of an agreement of merger or consolidation to accept for their stock anything except:

•	cash;

•	shares of stock of the surviving corporation;

•	shares of stock of any other corporation which at the effective date of the merger or consolidation will be listed on a national securities exchange, included in the national market system by the NASD or held of record by at least 2,000 stockholders;

•	cash in lieu of fractional shares described in any of the two items immediately above; or

•	any combination of cash, shares of stock and cash in lieu of fractional shares described in any of the above.

      EchoStar Class A common stockholders are not entitled to appraisal rights in connection with the Hughes/ EchoStar merger. For more information, see “The Transactions—No Appraisal Rights.”

      New EchoStar Common Stock. New EchoStar stockholders will be entitled to appraisal rights in accordance with the provisions of the Delaware General Corporation Law, as described at “— GM Class H Common Stock” above.

     Annual Meeting; Special Meetings of Stockholders

      GM Class H Common Stock. GM’s bylaws provide that the annual meeting of GM stockholders for the election of directors, ratification or rejection of the selection of auditors and the transaction of such other business as may properly be brought before the meeting is held on the first Tuesday in June in each year, or on such other date and such place and time as the Chairman of the GM board of directors or the GM board of directors designates.

      Under GM’s bylaws, special meetings of stockholders may be called by the GM board of directors or the Chairman of the GM board of directors at such place, date and time and for such purpose or purposes as are set forth in the notice of such meeting.

      If a quorum is not present at any annual or special meeting of the GM stockholders, the meeting may be adjourned from time to time until a quorum shall attend. If the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting will be given to each GM stockholder of record entitled to vote at the meeting.

      EchoStar Common Stock. EchoStar’s bylaws provide that the annual meeting of stockholders of EchoStar will be held as determined by resolution of the EchoStar board of directors. If a quorum is not present, the meeting may be adjourned from time to time, but no single adjournment will exceed 60 days. If the election of directors will not be held at the annual meeting of EchoStar stockholders, or at any adjournment thereof, the EchoStar board of directors will cause the election to be held at a special meeting of EchoStar stockholders as soon thereafter as convenient.

      Special meetings of EchoStar stockholders for any purpose unless otherwise prescribed by statute may be called by the President of EchoStar, or in his absence by a Vice President, the EchoStar board of directors, or the holders of not less than one-third of all shares entitled to vote on the subject matter for which the meeting is called. Any holder or holders of not less than one-third of all of the outstanding shares of EchoStar who desire to call a special meeting will notify the President that a special meeting of the EchoStar stockholders will be called. Within 30 days after notice to the President, the President will set the date, time and location of the EchoStar stockholders meeting.

      New EchoStar Common Stock. New EchoStar’s bylaws will provide for certain procedures in connection with annual meetings of New EchoStar’s stockholders and special meetings of New EchoStar’s stockholders.

     Advance Notice to Stockholders

      GM Class H Common Stock. Under the Delaware General Corporation Law, a written notice stating the place, if any, date and hour of the stockholder’s meeting, the means of remote communications, if any, by which stockholders may be deemed to be present in person and vote at the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called, must be delivered not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at the meeting. If mailed, notice will be deemed to be given when deposited in the U.S. mail and directed to the stockholder at his address as it appears on the records of the corporation, with postage prepaid.

      In addition, any notice to stockholders given by a corporation under the Delaware General Corporation Law, the certificate of incorporation or bylaws shall be effective if given by a form of electronic transmission consented to by the stockholder by written notice to the corporation.

      Under GM’s bylaws, written notice of each meeting of stockholders will be given by the Chairman of the GM board of directors or the Secretary in compliance with the provisions of the Delaware General Corporation Law.

      EchoStar Common Stock. EchoStar’s bylaws provide that written notice stating the place, day and hour of the EchoStar stockholders’ meeting, and in case of a special meeting of EchoStar stockholders, the purpose or purposes for which the meeting is called, must be delivered not less than 10 days nor more than 60 days before the date of the meeting, either personally or by mail, by or at the direction of the President of EchoStar, the Secretary, the EchoStar board of directors, or the officer or persons calling the meeting, to each EchoStar stockholder of record entitled to vote at such meeting, except that if the authorized shares are to be increased, at least 30 days’ notice will be given. If mailed, such notice will be deemed to be delivered when deposited in the U.S. mail addressed to the stockholder at his address as it appears on the stock transfer books of EchoStar, with postage prepaid. Failure to deliver such notice or obtain a waiver thereof will not cause the meeting to be lost, but it will be adjourned by the EchoStar stockholders present for a period not to exceed 60 days until any deficiency to notice or waiver will be supplied.

      New EchoStar Common Stock. New EchoStar will be subject to the provisions of the Delaware General Corporation Law and, as a result, a written notice stating the place, if any, date and hour of the stockholder’s meeting, the means of remote communications, if any, by which stockholders may be deemed to be present in person and vote at the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called, must be delivered not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at the meeting. If mailed, notice will be deemed to be given when deposited in the U.S. mail and directed to the stockholder at his address as it appears on the records of the corporation, with postage prepaid.

      In addition, any notice to stockholders given by a corporation under the Delaware General Corporation Law, the certificate of incorporation or bylaws shall be effective if given by a form of electronic transmission consented to by the stockholder by written notice to the corporation.

     Stockholder Action by Written Consent

      GM Class H Common Stock. The Delaware General Corporation Law provides that, unless otherwise stated in the certificate of incorporation, any action which may be taken at an annual meeting or a special meeting of stockholders may be taken without a meeting if a consent in writing is signed by the holders of the outstanding stock having the minimum number of votes necessary to authorize the action at a meeting of stockholders. GM’s restated certificate of incorporation is silent with respect to a stockholder’s ability to act by written consent, and accordingly, GM stockholders may act by written consent in the manner permitted by the Delaware General Corporation Law. In fact, the requisite GM common stockholder approval of the matters relating to the transactions being sought by this document is pursuant to action by written consent of GM common stockholders in accordance with the applicable provisions of the Delaware General Corporation Law.

      EchoStar Common Stock. Under EchoStar’s bylaws, which follow the rules set forth in Chapter 78 of the Nevada Revised Statutes, any action required or permitted to be taken at a meeting of EchoStar stockholders may be taken without a meeting if, before or after the action, a written consent thereto is signed by EchoStar stockholders holding at least a majority of the voting power, except that if any greater proportion of voting power is required for such an action at a meeting, then such greater proportion of written consents will be required. In no instance where action is authorized by written consent need a meeting of EchoStar stockholders be called or noticed.

      New EchoStar Common Stock. New EchoStar’s certificate of incorporation will permit New EchoStar stockholders to act by written consent in the manner specified in the New EchoStar certificate of incorporation and as permitted by the Delaware General Corporation Law.

     Record Date

      GM Class H Common Stock. Under GM’s bylaws, which follow the Delaware General Corporation Law, the GM board of directors may fix a record date for purposes of determining stockholders entitled to vote at meetings or express consent to corporate action, receive dividends or participation in other actions. Any such record date cannot precede the date upon which the resolution fixing the record date is adopted by the GM board of directors and:

•	in the case of determination of GM stockholders entitled to vote at any meeting of GM stockholders or adjournment thereof, such record date will not be more than 60 nor less than 10 days before the date of such meeting;

•	in the case of determination of GM stockholders entitled to express consent to corporate action in writing without a meeting, such record date will not be more than 10 days from the date upon which the resolution fixing the record date is adopted by the GM board of directors; and

•	in the case of any other action, such record date will not be more than 60 days prior to such other action.

      EchoStar Common Stock. Under the EchoStar bylaws, which follow Chapter 78 of the Nevada Revised Statutes, the EchoStar board of directors may provide that the EchoStar stock transfer books will be closed for a stated period, which will not exceed in any case 60 days, for the purpose of determining stockholders entitled to notice of, or to vote at, any meeting of stockholders, or any adjournment thereof, or entitled to receive payment of any dividend, or in order to make a determination of stockholders for any other proper purpose. The bylaws also provide that if the EchoStar stock transfer books will be closed for the purpose of determining stockholders entitled to notice of, or to vote at, a meeting of stockholders, such books will be closed for at least 10 days immediately preceding such meeting.

      The EchoStar board of directors may, in lieu of closing the EchoStar stock transfer books, fix in advance a record date for any such determination of stockholders, such date in any case to be not more than 60 days or less than 10 days prior to the date on which the particular action requiring such determination of stockholders is to be taken.

      Pursuant to Chapter 78 of the Nevada Revised Statutes, if the EchoStar board of directors does not order the EchoStar stock transfer books closed, or fix in advance a record date, then the record date for the determination of stockholders entitled to notice of, or to vote at, any meeting of stockholders, or any adjournment thereof, or entitled to receive payment of any dividend or for the determination of stockholders for any proper purpose will be the day prior to the date on which notice is given, or if notice is waived, at the close of business on the day before the meeting is held.

      New EchoStar Common Stock. New EchoStar will be subject to the provisions of the Delaware General Corporation Law and, as a result, the New EchoStar board of directors may fix a record date for purposes of determining stockholders entitled to vote at meetings or express consent to corporate action, receive dividends or participate in other actions. Any such record date cannot precede the date upon which the resolution fixing the record date is adopted by the New EchoStar board of directors and:

•	in the case of determination of New EchoStar stockholders entitled to vote at any meeting of New EchoStar stockholders or adjournment thereof, such record date will not be more than 60 nor less than 10 days before the date of such meeting;

•	in the case of determination of New EchoStar stockholders entitled to express consent to corporate action in writing without a meeting, such record date will not be more than 10 days from the date upon which the resolution fixing the record date is adopted by the New EchoStar board of directors; and

•	in the case of any other action, such record date will not be more than 60 days prior to such other action.

     Stock Exchange Listing

      GM Class H Common Stock. GM Class H common stock is listed on the NYSE under the symbol “GMH.”

      EchoStar Common Stock. EchoStar Class A common stock is listed on the Nasdaq Stock Market under the symbol “DISH.” EchoStar Class B common stock is not listed on a stock exchange and is not publicly traded.

      New EchoStar Common Stock. New EchoStar will apply for the listing of the New EchoStar Class A common stock on the Nasdaq under the symbol “          .” New EchoStar will apply for the listing of the New EchoStar Class C common stock on the Nasdaq under the symbol “          .” New EchoStar Class B common stock will not be listed on a stock exchange and will not be publicly traded.

     Form of Stock Ownership

      GM Class H Common Stock. GM Class H common stock is registered in book-entry form through the direct registration system. Under this system, unless a GM Class H common stockholder requests a physical stock certificate, ownership of GM Class H common stock is reflected in account statements periodically distributed to GM Class H common stockholders by Fleet, GM’s transfer agent, who holds the book-entry shares on behalf of GM Class H common stockholders. However, any stockholder who wishes to receive a physical stock certificate evidencing his or her shares may at any time obtain a stock certificate at no charge by contacting GM’s transfer agent.

      EchoStar Common Stock. Shares of EchoStar Class A common stock and EchoStar Class B common stock are represented by stock certificates.

      New EchoStar Common Stock. The New EchoStar common stock will be issued initially in book-entry form through the direct registration system. Under this system, unless a New EchoStar common stockholder requests a physical stock certificate, ownership of New EchoStar common stock is reflected in account statements periodically distributed to New EchoStar common stockholders by New EchoStar’s transfer agent, who will hold the book-entry shares on behalf of New EchoStar common stockholders. However, any holder of New EchoStar common stock who wishes to receive a physical stock certificate evidencing his or her shares of New EchoStar common stock may at any time obtain a stock certificate at no charge by contacting New EchoStar’s transfer agent.

SHARES ELIGIBLE FOR FUTURE SALE

The Transactions

      Shares of New EchoStar Class C common stock issued to GM Class H common stockholders and shares of New EchoStar Class A common stock issued to EchoStar Class A common stockholders pursuant to the transactions will be freely transferable, except for shares received by persons who may be deemed to be “affiliates” of the parties under the Securities Act. Affiliates generally include individuals or entities that control, are controlled by, or are under common control with a person. Affiliates may sell their shares of New EchoStar common stock only pursuant to an effective registration statement under the Securities Act covering the resale of those shares, an exemption under Rule 145(d) of the Securities Act or any other applicable exemption under the Securities Act. We expect that the exemption under Rule 145(d) of the Securities Act will be available for resales of shares of New EchoStar Class A common stock and New EchoStar Class C common stock by most of the affiliates of New EchoStar immediately following the completion of the Hughes/EchoStar merger. HEC Holdings’ registration statement on Form S-4, of which this document constitutes a part, does not cover the resale of New EchoStar common stock held by affiliates after the transactions.

      Certain executive officers, directors and employees of General Motors and its subsidiaries hold GM Class H common stock, including through employee benefit plans. To the extent that any of such persons are not affiliates or otherwise restricted, these persons will generally be able to transfer such shares of New EchoStar Class C common stock they receive in the transactions without restriction.

GM Employee Benefit Plans

      On June 12, 2000, General Motors contributed a total of 60,500,000 shares of GM Class H common stock to two of GM’s employee benefit plans: a Sub-Trust of the General Motors Welfare Benefit Trust, a voluntary employees’ beneficiary association trust, which we refer to as the “GM VEBA,” and the General Motors Special Hourly Employees Pension Trust. Prior to this contribution, each of these two GM employee benefit plans already owned some shares of GM Class H common stock. On June 30, 2000, the GM board of directors paid a three-for-one stock split on the GM Class H common stock. As a result, these GM employee benefit plans currently hold about 181,590,942 shares of GM Class H common stock. After the transactions, based on assumptions about certain variable factors described elsewhere in this document, these GM employee benefit plans would hold about           % of the outstanding common stock of New EchoStar. In addition, while General Motors has no current intention to do so, General Motors may determine in the future to contribute to the GM VEBA additional shares of New EchoStar Class C common stock.

      As contemplated by the terms of a letter agreement entered into at the time of the signing of the transaction agreements in October 2001, as amended and restated on                , 2002, the parties are currently negotiating the terms of a registration rights agreement which will provide certain registration rights and market access rights relating to shares of New EchoStar Class C common stock held by the GM employee benefit plans as well as subject such shares to certain transfer restrictions. The parties have agreed to negotiate the terms of the registration rights agreement in good faith. However, if they are unable to agree on the definitive terms of that agreement, then the GM employee benefit plans will not have any registration rights or be subject to any transfer restrictions except the restrictions set forth in the contribution and transfer agreement described below.

      While the definitive terms of the GM employee benefit plans’ registration rights agreement have not yet been determined, the letter agreement among the parties specifies certain terms that have been agreed upon by the parties. The letter agreement specifies that, after the completion of the GM share dispositions and the expiration of the transfer restrictions described in the paragraph below, the GM employee benefit plans would be entitled to demand on two occasions per year that their shares of New EchoStar Class C common stock be registered under the Securities Act. The GM employee benefit plans would also be entitled to participate in certain offerings of New EchoStar securities initiated by New EchoStar and other New EchoStar stockholders, subject to certain limitations. In addition, in the event that the shares of New EchoStar Class C common stock held by the GM employee benefit plans are not unrestricted at the time that the transfer restriction described in the paragraph below expires, New EchoStar would maintain a registration statement on behalf of the GM employee benefit plans pursuant to which the GM employee benefit plans would be entitled to offer their shares in certain types of transactions on a delayed or continuous basis. In offerings, the shares offered by New EchoStar would have priority over those of the GM employee benefit plans and other stockholders and, under certain circumstances, the shares offered by the GM employee benefit plans would have priority over those of other stockholders. In general, New EchoStar would not be required to register more than two underwritten offerings for its own account or for the account of any New EchoStar stockholder, including the GM employee benefit plans, per year. In addition, New EchoStar would have the right to delay any requested registration of the shares of New EchoStar Class C common stock held by the GM employee benefit plans under certain circumstances for up to 90 days, which together with any similar delays in connection with other requested registrations shall not exceed 120 days in the aggregate per year. The GM employee benefit plans would also agree not to transfer their shares commencing 10 days prior to and ending 90 days after certain offerings; however, they would not be subject to that transfer restriction for more than 200 days in any year. Finally, if GM owns shares of New EchoStar Class C common stock on the date that is four years and six months after the completion of the Hughes/ EchoStar merger, the GM employee benefit plans would not transfer their shares of New EchoStar Class C common stock until the fifth anniversary of the completion of the Hughes/ EchoStar merger or until GM no longer holds shares of New EchoStar Class C common stock, if earlier.

      The GM employee benefit plans have entered into a contribution and transfer agreement with General Motors which restricts them from transferring any of the shares of GM Class H common stock they currently hold, or any of the shares of New EchoStar Class C common stock they will hold after the transactions, until the first day after the two year anniversary of the Hughes split-off. This period may be shortened, under certain circumstances, if a private letter ruling from the IRS has been obtained.

Charles W. Ergen

      A trust controlled by Charles W. Ergen, the Chairman of the Board of Directors and Chief Executive Officer of EchoStar, currently holds all of EchoStar Class B common stock and, after the transactions such trust is expected to hold all of the New EchoStar Class B common stock. After the transactions, based on assumptions about certain variable factors described elsewhere in this document, such trust would hold about                      % of the outstanding common stock of New EchoStar. As contemplated by the terms of a letter agreement entered into at the time of the signing of the transaction agreements in October 2001, as amended and restated on              , 2002, the parties are currently negotiating the terms of a registration rights agreement which will provide certain registration rights and market access rights relating to any shares of New EchoStar Class A common stock or New EchoStar Class C common stock held by him, including through the trust, as well as subject such shares to certain transfer restrictions.

      While the definitive terms of the registration rights agreement have not yet been determined, the letter agreement among the parties specifies certain terms that have been agreed upon by the parties. The letter agreement specifies that, after the completion of the GM share dispositions, Charles W. Ergen and certain related persons, which we refer to as the “Ergen holders,” would be entitled to demand on two occasions per year that their shares of New EchoStar Class A common stock or New EchoStar Class C common stock be registered under the Securities Act. The Ergen holders would also be entitled to participate in certain offerings of New EchoStar securities initiated by New EchoStar and other New EchoStar stockholders, subject to certain limitations. In offerings, the shares offered by New EchoStar would have priority over those of the Ergen holders and other stockholders. In general, New EchoStar would not be required to register more than two underwritten offerings for its own account or for the account of any New EchoStar stockholder, including the Ergen holders, per year. In addition, New EchoStar would have the right to delay any requested registration of the shares of New EchoStar Class A common stock or New EchoStar Class C common stock held by the Ergen holders under certain circumstances for up to 90 days, which together with any similar delays in connection with other requested registrations shall not exceed 120 days in the aggregate per year. The Ergen holders would also agree not to transfer their shares commencing 10 days prior to and ending 90 days after certain offerings; however, they would not be subject to that transfer restriction for more than 200 days in any year. Finally, if GM owns shares of New EchoStar Class C common stock on the date that is four years and six months after the completion of the Hughes/ EchoStar merger, the Ergen holders would not transfer their shares of New EchoStar common stock until the fifth anniversary of the completion of the Hughes/ EchoStar merger or until GM no longer holds shares of New EchoStar Class C common stock, if earlier.

General Motors

      After the transactions, in addition to any shares of New EchoStar Class C common stock subject to the GM share dispositions, General Motors may hold outstanding common stock of New EchoStar. See “Summary— Purposes of the Transactions— Liquidity and Value to GM and GM Common Stockholders.” As contemplated by the terms of a letter agreement entered into at the time of the signing of the transaction agreements in October 2001, as amended and restated on                , 2002, the parties are currently negotiating the terms of a registration rights agreement which will provide certain registration rights and market access rights relating to shares of New EchoStar Class C common stock retained by GM after the transactions, as well as subject such shares to certain transfer restrictions. In addition, as part of the private letter ruling from the IRS, GM has agreed that it will not enter into any agreement, understanding, arrangement or substantial negotiations regarding any transfer of its shares of New EchoStar Class C common stock, other than shares subject to GM share dispositions, during the one-year period following the Hughes split-off.

      While the definitive terms of the GM registration rights agreement have not yet been determined, the letter agreement among the parties specifies certain terms that have been agreed upon by the parties. The letter agreement specifies that after the expiration of the transfer restriction described in the paragraph above, GM would be entitled to demand on two occasions per year that its shares of New EchoStar Class C common stock be registered under the Securities Act. GM would also be entitled to participate in certain offerings of New EchoStar securities initiated by New EchoStar and other New EchoStar stockholders, subject to certain limitations. In offerings, the shares offered by New EchoStar would have priority over those of GM and other stockholders and, under certain circumstances, the shares offered by GM would have priority over those of other stockholders. In general, New EchoStar would not be required to register more than two underwritten offerings for its own account or for the account of any New EchoStar stockholder, including GM, per year. In addition, New EchoStar would have the right to delay any requested registration of the shares of New EchoStar Class C common stock held by GM under certain circumstances for up to 90 days, which together with any similar delays in connection with other requested registrations shall not exceed 120 days in the aggregate per year. GM would also agree not to transfer its shares commencing 10 days prior to and ending 90 days after certain offerings; however, it would not be subject to that transfer restriction for more than 200 days in any year. Finally, if GM owns shares of New EchoStar Class C common stock on the date that is four years and six months after the completion of the Hughes/ EchoStar merger, New EchoStar would agree to designate a period of at least 90 days preceding the fifth anniversary of the Hughes/ EchoStar merger during which it would not sell any shares of New EchoStar common stock or securities convertible into New EchoStar common stock.

AOL

      In connection with Hughes’ strategic alliance with AOL in June 1999, AOL invested $1.5 billion in restricted shares of a new series of GM preference stock, the GM Series H preference shares, which automatically converted into 80,088,990 shares of GM Class H common stock on June 24, 2002. For more information, see “GM Capital Stock.” Unless all of such stock has been transferred by AOL prior to such time, AOL will hold GM Class H common stock immediately prior to the transactions and receive New EchoStar Class C common stock as part of the transactions.

      The following description summarizes the material terms of the stock purchase agreement between GM and AOL relating to transfer restrictions on the shares held by AOL as well as the material terms of the registration rights agreement between GM and AOL. New EchoStar will succeed to all of the obligations of GM under these agreements as a result of the transactions. This description does not purport to be complete and is qualified in its entirety by reference to the full text of such agreements, each of which has been incorporated by reference as an exhibit to the registration statement of which this document constitutes a part.

      AOL may be entitled to certain registration rights with respect to the shares of New EchoStar Class C common stock it receives in the transactions. These rights become exercisable upon the earlier to occur of a sale of DIRECTV or the termination under certain circumstances of certain of the transaction documents executed in connection with the strategic alliance. Once the rights are exercisable, AOL may demand on four occasions registration of their shares under the Securities Act. However, New EchoStar will not be required to register any shares that can be sold publicly without registration. New EchoStar will have the right to delay any required registration for up to 90 days in any 12-month period if that registration could interfere with its business activities or plans or if it would require disclosure of certain confidential information. In addition, New EchoStar will not be required to register any shares for 30 days prior to the anticipated completion of a public offering by New EchoStar of its securities and 90 days after the completion of the public offering where, in the good faith judgment of the managing underwriter(s), the registration would have an adverse effect on the offering or if registration would be prohibited by law.

      We do not currently believe that New EchoStar will be required to register any shares held by AOL following the transactions.

MARKET PRICE AND DIVIDEND DATA

GM Class H Common Stock

      The GM Class H common stock is currently listed on the NYSE under the symbol “GMH.” The following table contains, for the periods indicated, the high and low sale prices per share of GM Class H common stock, as reported on the NYSE composite tape, as adjusted to reflect the three-for-one stock split of the GM Class H common stock paid on June 30, 2000.

Calendar Year	High	Low

2000
First Quarter	$47.00	$30.50
Second Quarter	41.58	27.33
Third Quarter	37.61	24.63
Fourth Quarter	38.00	21.33
2001
First Quarter	$28.00	$17.90
Second Quarter	25.09	17.50
Third Quarter	21.65	11.50
Fourth Quarter	15.80	12.12
2002
First Quarter	$17.55	$12.50
Second Quarter	$17.00	$8.49
Third Quarter (through September 26, 2002)	$11.25	$8.35

      There were 181,829 holders of record of GM Class H common stock as of September 26, 2002.

      On October 26, 2001, the last full trading day prior to the public announcement of the signing of the principal transaction agreements among GM, Hughes and EchoStar, the closing price of GM Class H common stock was $15.35 on the NYSE.

      As of September 26, 2002, the most recent practicable date before the filing of this document, the closing price of GM Class H common stock was $9.20 on the NYSE.

      Since the completion of the Hughes restructuring transactions and the recapitalization of the GM Class H common stock in late 1997, GM has not paid dividends on the GM Class H common stock. The GM board of directors does not currently expect to pay dividends on the GM Class H common stock in the foreseeable future. Future earnings of Hughes before the completion of the GM/ Hughes separation transactions and the Hughes/ EchoStar merger are expected to be retained for the development of the business of Hughes. For more information, see “GM Capital Stock.”

      GM common stockholders are urged to obtain a current market price quotation for GM Class H common stock prior to making any decision with respect to the proposals relating to the transactions.

EchoStar Class A Common Stock

      The EchoStar Class A common stock is currently listed on the Nasdaq under the symbol “DISH.” The following table contains, for the periods indicated, the high and low sale prices per share of EchoStar Class A common stock, as reported on the Nasdaq.

Calendar Year	High	Low

2000
First Quarter	$79.000	$40.719
Second Quarter	74.188	31.188
Third Quarter	53.422	31.625
Fourth Quarter	54.125	22.750
2001
First Quarter	$34.000	$21.813
Second Quarter	38.510	25.813
Third Quarter	30.440	20.470
Fourth Quarter	27.470	22.130
2002
First Quarter	$30.03	$21.92
Second Quarter	$29.74	$13.41
Third Quarter (through September 26, 2002)	$19.52	$13.82

      There were 5,456 holders of record of EchoStar Class A common stock as of September 26, 2002.

      On October 26, 2001, the last full trading day prior to the public announcement of the signing of the principal transaction agreements among, GM, Hughes and EchoStar, the closing price of EchoStar Class A common stock was $25.26 on the Nasdaq.

      As of September 26, 2002, the most recent practicable date before the filing of this document, the closing price of EchoStar Class A common stock was $17.47 on the Nasdaq.

      EchoStar has never declared or paid any cash dividends on the EchoStar Class A common stock. The EchoStar board of directors does not currently expect to pay dividends on the EchoStar Class A common stock for the foreseeable future. Future earnings of EchoStar, if any, will be retained for the financing of the Hughes/ EchoStar merger, for use in the development and expansion of its business and for general corporate purposes.

New EchoStar Class A Common Stock and New EchoStar Class C Common Stock

      There is currently no public market for the New EchoStar Class A common stock and New EchoStar Class C common stock. Application will be made to list the New EchoStar Class A common stock and New EchoStar Class C common stock on the Nasdaq. It is expected that the trading symbol for the New EchoStar Class A common stock will be “          ” and the trading symbol for the New EchoStar Class C common stock will be “          .” We cannot assure you as to the prices at which the New EchoStar Class A common stock and New EchoStar Class C common stock will trade. The trading price of New EchoStar Class A common stock after the Hughes/ EchoStar merger may be less than, equal to or greater than the trading price of EchoStar Class A common stock before the Hughes/ EchoStar merger. Similarly, the trading price of New EchoStar Class C common stock after the GM/ Hughes separation transactions and the Hughes/ EchoStar merger may be less than, equal to or greater than the trading price of GM Class H common stock before the GM/ Hughes separation transactions and the Hughes/ EchoStar merger.

      Shares of New EchoStar Class A common stock issued in the Hughes/ EchoStar merger and shares of New EchoStar Class C common stock issued in the GM/ Hughes separation transactions will generally be freely transferable. For more information, see “Shares Eligible for Future Sale.”

GM CONSENT SOLICITATION MATTERS

Solicitation of Written Consent of GM Common Stockholders

     Matters to be Approved

      GM is furnishing this document to all GM common stockholders in connection with its solicitation of the approval of certain matters relating to the transactions by the GM $1 2/3 par value common stockholders and the GM Class H common stockholders, each voting separately as a class and voting together as a single class based on their respective per share voting power as set forth in the GM restated certificate of incorporation. GM is seeking approval by the GM $1 2/3 par value common stockholders and the GM Class H common stockholders, voting in this manner, of an amendment to the GM restated certificate of incorporation and ratification of two matters relating to the transactions. In addition, GM is also seeking approval by the GM $1 2/3 par value common stockholders and the GM Class H common stockholders, voting in this manner, of a further amendment to the GM restated certificate of incorporation to reflect the completion of the transactions, but the completion of the GM/ Hughes separation transactions and the Hughes/ EchoStar merger is not conditioned on approval of this further charter amendment.

      Matters Relating to the Transactions. The matters relating to the transactions, which the GM common stockholders are being asked to approve, include the following:

•	the approval of a proposed amendment of the GM restated certificate of incorporation in connection with the GM/ Hughes separation transactions; and

•	the ratification of two matters relating to the transactions:

•	the GM/Hughes separation transactions; and

•	the Hughes/ EchoStar merger.

      Specifically, the GM $1 2/3 par value common stockholders and GM Class H common stockholders are being asked to approve the following three proposals relating to the transactions:

PROPOSALS RELATING TO THE TRANSACTIONS

PROPOSAL 1: APPROVAL OF THE FIRST GM CHARTER AMENDMENT

This proposal is to approve an amendment to Article Fourth of the GM restated certificate of incorporation that would be filed in order to provide GM the ability to implement certain aspects of the GM/ Hughes separation transactions. The amendment would add three important provisions to the GM restated certificate of incorporation and make certain other clarifying changes to facilitate the implementation of the transactions. They would:

•	provide for the reduction by the GM board of directors of GM’s retained economic interest in Hughes to reflect the Hughes dividend distribution of up to $4.2 billion to be received by GM in connection with the Hughes recapitalization. This would be accomplished by reducing the denominator of the GM Class H fraction by an amount that reflects the Hughes dividend distribution;

•	provide for GM to split off HEC Holdings by exchanging one share of HEC Holdings Class C common stock for each outstanding share of GM Class H common stock. This would be accomplished by adding a redemption feature to the terms of the GM Class H common stock that will make the GM Class H common stock redeemable in exchange for shares of HEC Holdings Class C common stock on a share-for-share-basis; and

•	provide that the current provisions of the GM restated certificate of incorporation that provide for a recapitalization of GM Class H common stock into GM $1 2/3 par value common stock at a 120% exchange rate under certain circumstances will not apply to the GM/ Hughes separation transactions. This would be accomplished by adding a provision to expressly provide that the completion of the GM/ Hughes separation transactions as described in this document will not result in a recapitalization of the GM Class H common stock into GM $1 2/3 par value common stock at a 120% exchange rate.

This amendment to Article Fourth of the GM restated certificate of incorporation is required in order to enable GM to complete the GM/ Hughes separation transactions on the proposed terms as described in this document. However, even if this amendment is approved by GM common stockholders and implemented prior to the completion of the GM/ Hughes separation transactions, the provisions described above would not have any effect unless and until the GM/ Hughes separation transactions are completed.

PROPOSAL 2: RATIFICATION OF THE GM/HUGHES SEPARATION TRANSACTIONS

This proposal is to ratify the GM/Hughes separation transactions as described in this document. The GM/Hughes separation transactions consist of the Hughes recapitalization, including the Hughes dividend distribution of up to $4.2 billion to GM and the corresponding reduction of GM’s retained economic interest in Hughes, and the Hughes split-off, which will result in the separation of HEC Holdings from GM and the distribution by GM of shares of HEC Holdings Class C common stock to the GM Class H common stockholders, on a share-for-share basis, in redemption of and exchange for their shares of GM Class H common stock, as well as certain separation-related arrangements.

PROPOSAL 3: RATIFICATION OF THE HUGHES/ ECHOSTAR MERGER

This proposal is to ratify the Hughes/ EchoStar merger as described in this document. This transaction will result in the combination of the businesses of Hughes and EchoStar by means of a merger and the issuance of shares of HEC Holdings Class A common stock and HEC Holdings Class B common stock to holders of EchoStar Class A common stock and holders of EchoStar Class B common stock, in accordance with the merger exchange ratio of 1/0.73, in exchange for their shares of EchoStar Class A common stock and EchoStar Class B common stock, respectively.

Proposals 2 and 3 seek ratification by GM common stockholders of certain matters relating to the transactions. In this context, “ratification” refers to the process of seeking GM common stockholder approval of certain matters relating to the transactions which do not, as a matter of corporation law, require GM common stockholder approval. Even though it is not required to do so, General Motors is submitting these matters to GM common stockholders for their approval pursuant to this consent solicitation because GM believes that it is appropriate to give its common stockholders an opportunity to consider and approve these important matters that will affect their investment in GM in significant ways. Unless GM common stockholders ratify these matters, GM will not complete the transactions, even if the other proposal relating to the transactions (proposal 1 relating to the GM charter amendment) receives the requisite GM common stockholder approval.

In general, ratification by stockholders is effective to approve actions taken by a corporation and its board of directors, even if the actions are challenged by some of the stockholders, provided that such actions are not against public policy (such as actions involving fraud or similar egregious misconduct). GM believes, therefore, that ratification by GM’s common stockholders of the GM/ Hughes separation transactions and the Hughes/ EchoStar merger should bar any claim (other than for fraud or similar egregious misconduct) against General Motors and its directors based on these transactions, including a claim alleging unfairness of these transactions to either or both classes of GM common stockholders or alleging any deficiency in the process of developing the terms of these transactions or the GM board of directors’ consideration or approval of these transactions. In addition, by ratifying the terms of the GM/Hughes separation transactions, which involve the distribution of the up to $4.2 billion dividend from Hughes to GM and the related reduction of GM’s retained economic interest in Hughes by a commensurate amount, GM $1 2/3 par value common stockholders and GM Class H common stockholders will be approving and consenting to an asset transfer from Hughes to GM. This will have the effect, pursuant to the terms of the GM board policy statement regarding certain capital stock matters, of permitting the dividend to be paid by Hughes to GM without a further proportionate distribution of a portion thereof from GM to GM Class H common stockholders in accordance with their tracking stock interest in Hughes.

      By approving the proposals relating to the transactions, GM Class H common stockholders will be forgoing certain rights that might otherwise be available to them under certain circumstances. We briefly describe these matters below.

•	No Recapitalization of GM Class H Common Stock into GM $1 2/3 Par Value Common Stock at a 120% Exchange Rate. GM Class H common stockholders as well as GM $1 2/3 par value common stockholders will be approving transactions that will not result in shares of GM Class H common stock being exchanged for shares of GM $1 2/3 par value common stock at a 120% exchange rate, as currently provided for under certain circumstances pursuant to the GM restated certificate of incorporation. The GM restated certificate of incorporation currently provides that in the event of the sale, transfer, assignment or other disposition by GM of substantially all of the business of Hughes to a person, entity or group of which GM is not a majority owner, whether this occurs by means of merger, consolidation, sale of assets or stock, liquidation, dissolution, winding up or otherwise, effective automatically upon the completion of such transaction, GM will be recapitalized and all of the outstanding shares of GM Class H common stock will be exchanged for shares of GM $1 2/3 par value common stock at a 120% exchange rate in accordance with the valuation methodology specified in the GM restated certificate of incorporation. For this purpose, substantially all of the business of Hughes means 80% or more of the business of Hughes, based on the fair market value of the assets, tangible and intangible, of Hughes as of the time that the proposed transaction is approved by the GM board of directors.

Although the transactions described in this document involve the disposition of substantially all of the business of Hughes to a group of which GM is not the majority owner, you should understand that the transactions will not result in a recapitalization of GM Class H common stock into GM $1 2/3 par value common stock at the 120% exchange rate. This is because the proposed amendment to Article Fourth of the GM restated certificate of incorporation will, among other things, add a provision to expressly provide that the completion of the GM/ Hughes separation transactions as described in this document will not result in such a recapitalization. By voting to approve the proposals relating to the transactions, GM $1 2/3 par value common stockholders and GM Class H common stockholders will be approving a transaction that will not result in shares of GM Class H common stock being exchanged for shares of GM $1 2/3 par value common stock at the 120% exchange rate.

As described in greater detail elsewhere in this document, GM determined that, in the context of the proposed separation of Hughes from GM, such a recapitalization would not be in the best interests of GM and its common stockholders because such a recapitalization would likely produce substantial dilution in the value of the GM $1 2/3 par value common stock and would change substantially the form and nature of the investment of the GM Class H common stockholders, who, instead of holding a “tracking stock” investment in the Hughes business, would then have a more conventional investment in all of GM’s operations. In addition, GM determined that the transactions should not be structured in a manner that would result in the holders of GM Class H common stock receiving both Hughes stock (representing their proportionate economic interest in Hughes) and GM $1 2/3 par value common stock (pursuant to the recapitalization provision) as this would have the effect of compensating GM Class H common stockholders twice for the exchange of their stock, to the detriment of GM $1 2/3 par value common stockholders. Accordingly, GM structured the transactions so as not to result in such a recapitalization. For more information, see “The Transactions—GM Background and Considerations—Alternatives to the Transactions.”

If the 120% recapitalization provision had been applicable to the GM/ Hughes separation transactions, which would have been the case but for the transactions being made subject to the GM charter amendment which expressly provides that the 120% recapitalization provision shall not apply to the transactions, upon completion of the GM/Hughes separation transactions, each share of GM Class H common stock would have been cancelled in exchange for the issuance of a number of shares of GM $1 2/3 par value common stock that had a market value equal to 120% of the market value of the GM Class H common stock, based on the average of the closing prices of GM $1 2/3 par value common stock and GM Class H common stock for the 15 consecutive trading days ending one trading day prior to October 28, 2001, the date of the public announcement of the transactions. For illustrative purposes, based on the applicable market price for the specified period prior to October 28, 2001, the date of the public announcement of the transactions, each share of GM Class H common stock would have been exchanged for shares of GM $1 2/3 par value common stock that would have been so valued at $ , representing a premium of 20% to the GM Class H common stockholders. As a result, each share of GM Class H common stock would have been exchanged for of a share of GM $1 2/3 par value common stock. However, due to the period of time between the public announcement and the completion of the transactions, and due to market factors such as the dilution that would occur with respect to the GM $1 2/3 par value common stock and the possible trading volatility in connection with such issuance, there could be no assurance as to the relative market value of of a share of GM $1 2/3 par value common stock after such issuance in comparison to the market value of one share of GM Class H common stock before such issuance.

•	No Pro Rata Distribution of a Portion of the Dividend from Hughes to GM Class H Common Stockholders. GM $1 2/3 par value common stockholders and GM Class H common stockholders will be approving and consenting to an asset transfer consisting of the up to $4.2 billion dividend from Hughes to GM without the further proportionate distribution of a portion of that dividend from GM to the GM Class H common stockholders in accordance with their tracking stock interest in Hughes. The GM board policy statement regarding certain capital stock matters requires under certain circumstances that GM make a pro rata distribution, in accordance with the GM Class H fraction, to GM Class H common stockholders of a portion of certain asset transfers from Hughes to GM, unless such transfer is approved by a requisite vote of the GM common stockholders (including the consent of the holders of a majority of the outstanding shares of GM Class H common stock, voting as a separate class, and GM $1 2/3 par value common stock, voting as a separate class). As a result of the consent and approval of GM’s common stockholders as described herein, the GM board policy statement will not require any distribution of a portion of the Hughes dividend distribution to be made to GM Class H common stockholders based on the GM Class H fraction.

In the absence of this consent and approval by the GM $1 2/3 par value common stockholders and GM Class H common stockholders, and assuming that the GM board of directors did not otherwise modify, rescind or interpret its policy statement, such an asset transfer from Hughes to GM could have resulted in the distribution of a portion of the Hughes dividend distribution to GM Class H common stockholders pursuant to the terms of the GM board policy statement. Assuming a Hughes dividend distribution of $4.2 billion and based on the calculation of the GM Class H fraction as of , 2002, such distribution to GM Class H common stockholders would have been about $ billion, or about $ per share of GM Class H common stock. However, if such a pro rata distribution to the GM Class H common stockholders were to occur as contemplated by the GM board policy statement, GM’s retained economic interest in Hughes would not be reduced as contemplated by the transactions. Under these circumstances, an important purpose of the transactions— providing significant liquidity to GM in respect of its retained economic interest in Hughes— would not be accomplished. The GM board policy statement may at any time and from time to time be modified, rescinded and interpreted by the GM board of directors, and the GM board of directors may adopt additional or other policies or make exceptions with respect to the application of the current GM board policy statement in connection with particular facts and circumstances, all as the GM board of directors may determine, consistent with its fiduciary duties to GM and all of its common stockholders, to be in the best interests of General Motors and all of its common stockholders, and any such action may be taken with or without the approval of the stockholders of GM. For more information, see “GM Capital Stock—GM Board of Directors Policy Statement.”

      If the requisite GM common stockholder approval of the transactions is not obtained, the transactions will not occur and GM Class H common stockholders will similarly have no right to exchange their shares for shares of GM $1 2/3 par value common stock at a 120% exchange rate as described above or to receive any distribution from GM based on an asset transfer from Hughes to GM as described above.

      IMPORTANT NOTE REGARDING PROPOSALS 1 THROUGH 3: Although proposals 1 through 3 above are separate matters to be voted upon by the GM $1 2/3 par value common stockholders and the GM

Class H common stockholders in connection with the transactions, these proposals are expressly conditioned upon the approval of each of the other of these three proposals. This means that, even if the GM $1 2/3 par value common stockholders and the GM Class H common stockholders approve one of these proposals, GM will not complete the transactions contemplated by that proposal unless the GM $1 2/3 par value common stockholders and the GM Class H common stockholders also approve each of the other proposals so that the transactions can be completed as planned and as described in this document. In other words, ALL THREE PROPOSALS (PROPOSALS 1 THROUGH 3) above must be approved by GM $1 2/3 par value common stockholders and GM Class H common stockholders in order for GM to obtain the requisite GM common stockholder approval of the proposals relating to the transactions. The transactions that are the subject of this document will not be completed, even if all of the other conditions are satisfied or waived, if the requisite GM common stockholder approval of the three proposals is not received. Accordingly, if you wish to approve the proposals relating to the transactions, you should VOTE TO APPROVE ALL THREE PROPOSALS (PROPOSALS 1 THROUGH 3).

      Further Amendment of the GM Restated Certificate of Incorporation. In addition to the proposals relating to the transactions described above, the GM $1 2/3 par value common stockholders and GM Class H common stockholders are also being asked to approve the following additional proposal which is not part of the proposals relating to the transactions:

ADDITIONAL PROPOSAL

PROPOSAL 4: APPROVAL OF THE SECOND GM CHARTER AMENDMENT

This proposal is to approve an amendment to Article Fourth of the GM restated certificate of incorporation to eliminate certain provisions relating to the GM Class H common stock after completion of the Hughes split-off.

      Proposal 4 will not be implemented unless GM receives the requisite GM common stockholder approval of proposals 1 through 3 above and the transactions are completed. However, the completion of the transactions is not conditioned upon the requisite GM common stockholder approval of proposal 4. This means that if GM receives the requisite GM common stockholder approval of proposals 1 through 3, but not proposal 4, GM and Hughes may nonetheless complete the transactions.

      In the event that the transactions are completed but GM shall not have received the requisite GM common stockholder approval of proposal 4 in connection with this consent solicitation, GM currently intends to propose a substantially identical amendment to the GM restated certificate of incorporation at its next annual meeting of stockholders. This amendment to the GM restated certificate of incorporation is necessary in order to remove the provisions relating to GM Class H common stock, which will no longer be relevant after the completion of the transactions.

      Requisite GM Common Stockholder Approval. To receive the requisite GM common stockholder approval of the proposals described above, General Motors must obtain the consent of the holders of:

•	a majority of the shares of GM $1 2/3 par value common stock outstanding as of the record date, voting as a separate class;

•	a majority of the shares of GM Class H common stock outstanding as of the record date, voting as a separate class; and

•	a majority of the voting power of the shares of GM $1 2/3 par value common stock and GM Class H common stock outstanding as of the record date, voting together as a single class based on their respective per share voting power pursuant to the provisions set forth in the GM restated certificate of incorporation.

      If General Motors obtains both of the first two GM common stockholder approvals described above, it will also have obtained, as required by applicable law, the third GM common stockholder approval described above: the approval of a majority of the outstanding shares of GM $1 2/3 par value common stock and GM Class H common stock, voting together as a single class based on their respective per share voting power pursuant to the provisions set forth in the GM restated certificate of incorporation. When voting together as a single class with respect to any proposal, holders of record of GM $1 2/3 par value common stock are entitled to one vote per share and holders of record of GM Class H common stock are entitled to 0.20 of a vote per share.

      GM Board of Directors Recommendation. The GM board of directors has unanimously recommended that GM common stockholders approve each of the four proposals described above. To the best of GM’s knowledge, all of GM’s directors and executive officers currently intend to vote to approve and consent to the proposals described above and, except in their capacities as members of the Hughes board of directors as described above at “The Transactions— GM Background and Considerations— GM’s Development of the Transactions” and “The Transactions—GM Background and Considerations— Recommendations of the GM Capital Stock Committee, the GM Board of Directors and the Hughes Board of Directors; Fairness of the Transactions,” none of GM’s executive officers who are not directors have made any recommendations with respect to the proposals described above.

     Action by Written Consent; Record Date

      GM has delivered this document to GM $1 2/3 par value common stockholders and GM Class H common stockholders in order to obtain their written consent to the proposals described above at “—Matters to be Approved.” GM will not hold a special meeting of its common stockholders with respect to these proposals. Only GM $1 2/3 par value common stockholders and GM Class H common stockholders of record on August 9, 2002, the record date, are entitled to consent with respect to such proposals.

      On the record date, there were outstanding 560,410,520 shares of GM $1 2/3 par value common stock held by 434,595 holders of record and 958,064,677 shares of GM Class H common stock held by 182,335 holders of record. Approval of the proposals described above under “—Matters to be Approved” by GM’s common stockholders will be deemed to be obtained once consents have been received and not revoked from holders of the number of outstanding shares of GM $1 2/3 par value common stock and GM Class H common stock required for approval as described above. In no event will this be sooner than 20 business days after the date on which the mailing of this document is complete. However, if GM does not receive the number of consents required to approve proposals 1 through 3 described above under “—Matters to be Approved” within 60 days of the earliest dated consent delivered to GM in accordance with applicable corporation law, GM will not complete the transactions and will not implement proposal 4 described above under “—Matters to be Approved” even if GM receives the number of consents required to approve that proposal.

      The shares represented by each executed consent submitted with respect to each proposal will be deemed to have approved and consented to such proposal.

      If a GM $1 2/3 par value common stockholder or a GM Class H common stockholder does not submit a consent, it will have the same effect as a vote against the proposals relating to the transactions, which approval is a condition to the completion of the Hughes/EchoStar merger. Therefore, we urge all GM $1 2/3 par value common stockholders and GM Class H common stockholders to please complete, date, sign and return the enclosed consent card as soon as possible.

      GM common stockholders that participate in any of the employee savings or other plans described below or maintain other accounts under a different name (e.g., with and without a middle initial) may receive more than one set of solicitation materials. To ensure that all shares of GM common stock held by each GM common stockholder are voted, GM common stockholders must execute and return every consent received.

      GM common stockholders may revoke their consent at any time before the approval of the proposals by GM’s common stockholders. To revoke a consent, file with the Secretary of General Motors a written notice stating that you would like to revoke your consent. You can also revoke your consent, or any withholding of consent, by filing another form of written consent bearing a date later than the date of the consent. Written revocations should be sent to General Motors at the following address:

General Motors Corporation

Renaissance Center
P.O. Box 300
Mail Code 482-C38-B71
Detroit, Michigan 48265-3000
Attention: Secretary

     Other Consent Solicitation Matters

      Under the rules of the NYSE, on which GM’s common stock is listed, brokers who hold shares in street names may not consent on behalf of customers to non-routine proposals such as the approval of the proposals described above at “—Matters to be Approved” without specific instructions from such customers. Thus, “broker non-votes” with respect to the proposals will have the effect of a vote against such proposals.

      If your shares of GM $1 2/3 par value common stock and/or GM Class H common stock are held in street name by a broker, your broker will vote your shares only if you provide instructions to your broker on how to vote. You should follow the directions provided to you by your broker regarding how to instruct your broker to vote your shares. Without your instructions, your shares of GM common stock will not be voted with respect to the proposals described above at “—Matters to Be Approved,” which will have the same effect as voting against those proposals.

      Arrangements have been made to furnish copies of this document and other related solicitation materials to brokerage houses, nominees, fiduciaries and other custodians for forwarding to beneficial owners of GM $1 2/3 par value common stock and GM Class H common stock. General Motors will reimburse such brokerage houses, nominees, fiduciaries and other custodians for their reasonable expenses incurred in sending consent solicitation materials to beneficial owners.

      General Motors will bear the cost of preparing and mailing this document and related materials to GM’s common stockholders. General Motors will solicit written consents by mail, and the directors, officers and employees of General Motors may also solicit written consents by telephone, facsimile or personal interview. These persons will receive no additional compensation for such services. In addition, General Motors has retained Morrow & Co., Inc. to assist in soliciting written consents regarding the proposals. General Motors has agreed to pay Morrow & Co., Inc. a fee of $125,000 and reasonable out-of-pocket expenses for its solicitation services. General Motors has also retained Morrow & Co., Inc. to assist in providing information regarding the GM/ Hughes separation transactions.

     Certain Employee Savings Plans

      If you are a GM common stockholder who participates in one or more of the following employee savings plans, each of your consents relating to the shares of GM common stock held in such plans will serve as a voting instruction for the trustees, plan committees or independent fiduciaries of those plans:

•	General Motors Savings-Stock Purchase Program for Salaried Employees in the United States

•	General Motors Personal Savings Plan for Hourly-Rate Employees in the United States

•	General Motors Canadian Savings-Stock Program for Salaried Employees

•	General Motors of Canada, Limited Group RRSP and Savings Plan for Hourly Employees

•	Fidelity Investments Canada Limited Next Step™ — Personal Retirement Group

•	Raytheon Canada Savings and Investment Plan

•	Delphi Corporation stock plans for employees, including:

•	Delphi Corporation Savings-Stock Purchase Program for Salaried Employees in the United States

•	Delphi Corporation Personal Savings Plan for Hourly Rate Employees in the United States

•	Hughes Non-Bargaining Employees Thrift and Savings Plan

•	Hughes Bargaining Employees Thrift and Savings Plan

•	Saturn Individual Savings Plan for Represented Members

•	GMAC Mortgage Group Savings Incentive Plan

•	GMAC Insurance-Personal Lines Retirement Savings Plan

•	Raytheon Savings and Investment Plan

      Under certain employee savings plans, if you do not provide voting instructions with respect to the GM common stock held in such plans, those shares may be voted by the trustee, plan committee or independent fiduciary at its discretion. The following is a list of employee savings plans that have adopted this procedure:

•	General Motors Savings-Stock Purchase Program for Salaried Employees in the United States

•	Hughes Non-Bargaining Employees Thrift and Savings Plan

•	Hughes Bargaining Employees Thrift and Savings Plan

•	Delphi Corporation Savings-Stock Purchase Program for Salaried Employees in the United States

      Under certain other employee savings plans, if you do not provide voting instructions with respect to the GM common stock held in such plans, those shares will not be voted. The following is a list of employee savings plans that have adopted this procedure:

•	General Motors Personal Savings Plan for Hourly-Rate Employees in the United States

•	General Motors Canadian Savings-Stock Program for Salaried Employees

•	General Motors of Canada, Limited Group RRSP and Savings Plan for Hourly Employees

•	Fidelity Investments Canada Limited Next StepTM — Personal Retirement Group

•	Raytheon Canada Savings and Investment Plan

•	Delphi Corporation Personal Savings Plan for Hourly Rate Employees in the United States

•	Saturn Individual Savings Plan for Represented Members

•	GMAC Mortgage Group Savings Incentive Plan

•	GMAC Insurance-Personal Lines Retirement Savings Plan

•	Raytheon Savings and Investment Plan

Security Ownership of Certain Beneficial Owners and Management of General Motors

      The following tables set forth, as of August 31, 2002, the beneficial ownership of all classes of GM common stock for:

•	each director of General Motors;

•	the Chief Executive Officer and the four other most highly compensated executive officers of GM (collectively, the named executive officers); and

•	all directors and executive officers of GM as a group.

      The shares listed below do not include any GM common stock held by the pension or profit sharing plans of any other corporation or other entity, or of any endowment funds of an educational or charitable institution of which a director or executive officer may serve as a director or trustee. Each of the individuals listed below, as well as all the directors and executive officers of GM as a group, owns less than one percent of the outstanding shares or voting power of any class of GM common stock.

      In addition, the following tables give, as of August 31, 2002, information about each entity known to GM to be the beneficial owner of more than five percent of any class of GM common stock.

  Non-Employee Directors

	Shares		Deferred Stock
	Beneficially Owned		Units(a)			Options(b)

	GM $1 2/3	GM	GM $1 2/3	GM		GM $1 2/3	GM
Name	Par Value	Class H	Par Value	Class H		Par Value	Class H

P. N. Barnevik	9,628	1,188	5,196	2,525		—	—
J. H. Bryan	6,603	1,266	11,451	3,733		8,738	1,797
A. M. Codina	2,000	—	188	—		—	—
G. M. C. Fisher	4,752	792	3,601	13,228	(c)	5,908	1,236
N. Idei	4,250	2,250	4,244	1,562		—	—
K. Katen	4,000	3,000	4,874	2,542		5,141	1,377
A. G. Lafley	1,000	—	564	—		—	—
E. S. O’Neal	1,000	1,400	549	834		—	—
E. Pfeiffer	4,512	4,752	7,115	16,925	(d)	7,436	14,572	(e)
L. D. Ward	1,000	—	3,570	1,320		—	—

(a)	These amounts have been deferred under the General Motors Corporation Compensation Plan for Non-Employee Directors as well as under the Hughes Electronics Corporation Compensation Plan for Non-Employee Directors. The only material difference between these two plans is that all stock amounts in the Hughes Electronics Corporation Compensation Plan for Non-Employee Directors refer exclusively to GM Class H common stock.

(b)	These columns report the number of shares of GM $1 2/3 par value common stock or GM Class H common stock, as applicable, that may be acquired through the exercise of stock options within 60 days of August 31, 2002. The shares reported reflect adjustments to the original option grants resulting from the recapitalization of the GM Class H common stock in December 1997, the spin-off of Delphi Automotive Systems in 1999, and a three-for-one GM Class H common stock split in the form of a 200% stock dividend in 2000.

(c)	This amount includes 450 deferred stock units granted under the Hughes Electronics Corporation Compensation Plan for Non-Employee Directors.

(d)	This amount includes 13,921 deferred stock units granted under the Hughes Electronics Corporation Compensation Plan for Non-Employee Directors.

(e)	This amount includes 12,775 options granted under the Hughes Electronics Corporation Compensation Plan for Non-Employee Directors.

  Named Executive Officers and All Directors and Executive Officers

	Shares
	Beneficially		Deferred Stock
	Owned(a)		Units(b)		Options(c)

	GM $1 2/3	GM	GM $1 2/3	GM	GM $1 2/3	GM
Name	Par Value	Class H	Par Value	Class H	Par Value	Class H

J. M. Devine	14,331	3,503	201,111	—	166,668	—
J. D. Finnegan	15,515	3,227	40,370	11,541	173,434	—
R. A. Lutz	8,032	—	10,034	—	66,668	—
J. F. Smith, Jr.	267,996	162,295	49,180	83,313	1,886,484	—
G. R. Wagoner, Jr.	105,487	63,586	23,387	16,755	888,882	—
All directors and executive officers as a group	714,085	342,175	450,980	154,281	4,780,497	18,982

(a)	Shares beneficially owned include shares credited under the General Motors Savings-Stock Purchase Program for Salaried Employees in the United States and the General Motors Canadian Savings-Stock Program for Salaried Employees. The General Motors Savings-Stock Purchase Program for Salaried Employees in the United States is generally available to all salaried employees in the United States and provides that participants may contribute up to 40% of eligible salary, subject to maximum limits established by the Code. The General Motors Canadian Savings-Stock Program for Salaried Employees is available to all salaried employees in Canada and there is no maximum contribution limit.

(b)	Deferred stock units include shares under the General Motors Benefit Equalization Plan-Savings. The General Motors Benefit Equalization Plan-Savings is a non-qualified “excess benefits” plan that is exempt from ERISA and Code limitations and provides executives with the full GM matching contribution without regard to Code limitations. Amounts credited under the General Motors Benefit Equalization Plan-Savings are maintained in share units of GM $1 2/3 par value common stock. Following termination of employment, an employee may elect to receive a complete distribution of amounts in the General Motors Benefit Equalization Plan-Savings account, which will be paid in cash. Deferred stock units also include undelivered incentive awards that will vest upon the occurrence of certain events and that are subject to forfeiture under certain circumstances.

(c)	These columns report the number of shares of GM $1 2/3 par value common stock or GM Class H common stock, as applicable, that may be acquired through the exercise of stock options within 60 days of June 30, 2002. The shares reported reflect adjustments to the original option grants resulting from the recapitalization of the GM Class H common stock in December 1997, the spin-off of Delphi Automotive Systems in 1999, and a three-for-one GM Class H common stock split in the form of a 200% stock dividend in 2000.

  Certain Beneficial Owners

	Shares Beneficially Owned			Percent of Class

				GM
	GM $1 2/3	GM		$1 2/3	GM	Percent of
Name and Address	Par Value	Class H		Par Value	Class H	Total Vote(a)

State Street Bank and Trust Company(b)	85,527,882	50,552,166		15.3%	5.3%	12.7%
225 Franklin Street Boston, MA 02110
Fiat S.p.A	32,053,422	—		5.7%	—	4.3%
Via Nizza 250 10126 Turin, Italy
U.S. Trust Corporation and U.S. Trust Company, National Association	—	181,891,754	(c)	—	19.0%	4.8%
114 West 47th Street New York, NY 10036
America Online, Inc. AOL Time Warner, Inc.	—	80,088,990		—	8.4%	2.1%
75 Rockefeller Plaza New York, NY 10019

(a)	Combined voting power of GM $1 2/3 par value common stock and GM Class H common stock. Each share of GM $1 2/3 par value common stock is equivalent to one vote, and each share of GM Class H common stock is equivalent to 0.20 of a vote.

(b)	Acting in various fiduciary capacities for various employee benefit plans.

(c)	Includes shares beneficially owned by U.S. Trust Company, National Association acting as the independent trustee for GM’s employee pension plan and VEBA plan trust.

Interests of Executive Officers and Directors of GM and Hughes

      GM common stockholders should be aware that the executive officers and directors of GM and Hughes have interests in the GM/ Hughes separation transactions and the Hughes/ EchoStar merger that are different from, or in addition to, their interests as stockholders of GM generally. The GM board of directors was aware of these interests and considered them, among other matters, in approving the GM/Hughes separation transactions and the Hughes/ EchoStar merger. The material interests of the executive officers and directors of GM and Hughes are summarized below.

Hughes Retention Bonus Plan; Hughes Executive Change in Control Severance Agreements; Hughes Stock Options

      The Hughes board of directors has approved several benefit plans and agreements which contain change-in-control provisions and which are designed to provide benefits for the retention of about 240 key employees and also to provide benefits in the event of employee lay-offs. Generally, these benefits are only available if a qualified change-in-control of Hughes occurs and, with respect to severance benefits, if an employee subsequently experiences a qualifying termination of employment. In the event of a change-in-control, the retention benefits will be accrued and expensed when earned and the severance benefits will be accrued and expensed when an employee is terminated. A total of up to about $110 million for retention benefits will be paid by New EchoStar, with about 50% paid and expensed at the time of a change-in-control and 50% paid up to 12 months following the date of a change-in-control. The 50% paid following the date of a change-in-control will be deferred and expensed as earned. The amount of severance benefits to be paid by New EchoStar to executives with change-in-control agreements, which are not expected to exceed about $41 million, will be based upon the decision to layoff such executives, if any, following the date of a change-in-control. In addition, about 33.5 million employee stock options (including about 6.5 million options held by executive officers and directors of Hughes) will vest upon a qualifying change-in-control and up to an additional 8.5 million employee stock options could vest if employees are laid off within one year following a change-in-control. For purposes of the above benefits and stock options, and under certain other Hughes benefit plans, a successful completion of the Hughes split-off and the Hughes/ EchoStar merger would qualify as a change-in-control.

      Jack A. Shaw, the President, Chief Executive Officer and a director of Hughes, is a participant in some of the Hughes retention and key employee severance arrangements described above. If the Hughes split-off and Hughes/ EchoStar merger are completed, Mr. Shaw would be entitled, under the circumstances described in those plans, to receive $3.6 million upon the change-in-control and an additional $3.6 million payment 12 months following the date of the change-in-control, or earlier if he is terminated without cause. In addition, if Mr. Shaw’s employment is terminated without cause within three years following the change-in-control, he would be entitled to a severance payment of three times his then annual base salary and target bonus, as well as health benefits for those three years. These arrangements are also subject to the employee matters agreement by and among Hughes, HEC Holdings and EchoStar. See “Description of Principal Transaction Agreements— Certain Other Ancillary Agreements— Employee Matters Agreement.”

  Directors of New EchoStar

      Three of the initial 11 members of the New EchoStar board of directors are currently members of the Hughes board of directors and/or officers of Hughes. These three individuals are Peter A. Lund, Harry J. Pearce and Jack A. Shaw. See “New EchoStar Directors and Executive Officers—Board of Directors.”

ECHOSTAR STOCKHOLDER APPROVAL MATTERS

EchoStar Stockholder Approval

      Approval of the Hughes/ EchoStar merger requires approval by a majority of the voting power of all outstanding shares of EchoStar common stock. On October 28, 2001, a trust controlled by Charles W. Ergen, the Chairman of the Board of Directors and Chief Executive Officer of EchoStar, as the holder of all of the outstanding shares of EchoStar Class B common stock, which represents about 90% of the voting power of all of the outstanding EchoStar common stock, executed and delivered in accordance with the Nevada Revised Statutes a written consent approving the Hughes/ EchoStar merger. In addition to being the largest stockholder of EchoStar, Mr. Ergen is the Chairman of the Board of Directors and Chief Executive Officer of EchoStar. As the beneficial owner of more than 90% of the total voting power of the EchoStar common stock, Mr. Ergen’s consent satisfies the EchoStar stockholder approval requirement for the Hughes/ EchoStar merger under applicable law and no further vote or consent solicitation of EchoStar stockholders is required to approve the Hughes/ EchoStar merger. However, EchoStar believes that it is important for EchoStar common stockholders to be informed about the Hughes/EchoStar merger. Thus, this document is being sent to EchoStar common stockholders for their information only.

ECHOSTAR IS NOT ASKING ECHOSTAR STOCKHOLDERS

FOR A PROXY AND ECHOSTAR STOCKHOLDERS
ARE REQUESTED NOT TO SEND ECHOSTAR A PROXY

Security Ownership of Certain Beneficial Owners and Management of EchoStar

      The following table sets forth, to the best knowledge of EchoStar, the beneficial ownership of EchoStar’s voting securities as of August 31, 2002 by:

•	each person known by EchoStar to be the beneficial owner of more than five percent of any class of EchoStar’s voting shares;

•	each director of EchoStar;

•	the five highest compensated persons acting as an executive officer of EchoStar (collectively, the named executive officers); and

•	all directors and executive officers as a group.

Unless otherwise indicated, each person listed in the following table (alone or with family members) has sole voting and dispositive power over the shares listed opposite such person’s name.

	Number of	Percentage
Name(1)	Shares	of Class

EchoStar Class A Common Stock(2):
Charles W. Ergen (3), (4), (20)	241,086,436	50.1%
Cantey Ergen (5), (20)	240,814,436	50.1%
Vivendi Universal (6)	57,604,790	19.2%
FMR Corp. (7)	38,393,945	15.9%
Massachusetts Financial Services Company (8)	32,602,600	13.5%
Putnam Investments, LLC (9)	17,579,830	7.3%
James DeFranco (10), (20)	7,867,515	3.3%
Michael T. Dugan (11), (20)	1,056,887	*
David K. Moskowitz (12), (20)	867,618	*
Soraya Hesabi-Cartwright (13), (20)	565,309	*
Michael R. McDonnell (14), (20)	20,454	*
O. Nolan Daines (15)	58,000	*

	Number of	Percentage
Name(1)	Shares	of Class

Raymond L. Friedlob (16)	38,000	*
Peter A. Dea (17)	10,000	*
Jean-Marie Messier (18)	10,000	*
All directors and executive officers as a group (15 persons)(19), (20)	251,879,039	52.0%
EchoStar Class B Common Stock:
Charles W. Ergen	238,435,208	100.0%
Cantey Ergen	238,435,208	100.0%
All directors and executive officers as a group (15 persons)	238,435,208	100.0%
EchoStar Series D Preferred Stock:
Vivendi Universal (6)	5,760,479	100.0%

*	Less than 1%

(1)	Except as otherwise noted below, the address of each such person is 5701 Santa Fe Drive, Littleton, Colorado 80120.

(2)	The following table sets forth, to the best knowledge of EchoStar, the actual ownership of EchoStar Class A common stock (including options exercisable within 60 days) as of August 31, 2002 by:

•	each person known by EchoStar to be the beneficial owner of more than five percent of any class of EchoStar’s voting shares;

•	each director or nominee of EchoStar;

•	each named executive officer; and

•	all directors and executive officers as a group:

	Number of	Percentage
Name(1)	Shares	of Class

EchoStar Class A Common Stock:
FMR Corp.	38,393,945	15.9%
Massachusetts Financial Services Company	32,602,600	13.5%
Putnam Investments, LLC	17,579,830	7.3%
James DeFranco	7,867,515	3.3%
Charles W. Ergen	2,651,228	1.1%
Cantey Ergen	2,379,228	*
Michael T. Dugan	1,056,887	*
David K. Moskowitz	867,618	*
Soraya Hesabi-Cartwright	565,309	*
Michael R. McDonnell	20,454	*
O. Nolan Daines	58,000	*
Raymond L. Friedlob	38,000	*
Peter A. Dea	10,000	*
Jean-Marie Messier	10,000	*
All directors and executive officers as a group (15 persons)	13,443,831	5.5%

*	Less than 1%.

(3)	Mr. Ergen beneficially owns all of the EchoStar Class A common stock beneficially owned by his spouse, Mrs. Ergen. Includes: (i) 18,336 shares of EchoStar Class A common stock held in the

EchoStar 401(k) Employee Savings Plan: (ii) the right to acquire 272,000 shares of EchoStar Class A common stock within 60 days upon the exercise of employee stock options; (iii) 238,435,208 shares of EchoStar Class A common stock issuable upon conversion of Mr. Ergen’s shares of EchoStar Class B common stock, and (iv) 4,800 shares of EchoStar Class A common stock held as custodian for his minor children.

(4)	The percentage of total voting power held by Mr. Ergen is 91%, after giving effect to the exercise of Mr. Ergen’s options exercisable within 60 days.

(5)	Mrs. Ergen beneficially owns all of the EchoStar Class A common stock and EchoStar Class B common stock beneficially owned by her spouse, Mr. Ergen. Includes: (i) 18,336 shares of EchoStar Class A common stock held in the EchoStar 401(k) Employee Savings Plan; (ii) 238,435,208 shares of EchoStar Class A common stock issuable upon conversion of Mr. Ergen’s shares of EchoStar Class B common stock, and (iii) 4,800 shares of EchoStar Class A common stock held as custodian for her minor children.

(6)	The address of Vivendi Universal is 375 Park Avenue, New York, New York 10152. Vivendi Universal is the parent company of Groupe Canal+, a wholly owned subsidiary of Vivendi Universal. Financiere De Videocommunication is a wholly owned subsidiary of Groupe Canal+, and the owner of record of 5,760,479 shares of EchoStar Series D convertible preferred stock. Each share of EchoStar Series D convertible preferred stock is immediately convertible into 10 shares of EchoStar Class A common stock.

(7)	The address of FMR Corp. is 82 Devonshire Street, Boston, Massachusetts 02109.

(8)	The address of Massachusetts Financial Services Company is 500 Boylston Street, Boston, Massachusetts 02116.

(9)	The address of Putnam Investments, LLC is One Post Office Square, Boston, Massachusetts 02109.

(10)	Includes: (i) 17,821 shares of EchoStar Class A common stock held in the EchoStar 401(k) Employee Savings Plan; (ii) the right to acquire 104,000 shares of EchoStar Class A common stock within 60 days upon the exercise of employee stock options; (iii) 56,008 shares of EchoStar Class A common stock held as custodian for his minor children; and (iv) 2,250,000 shares of EchoStar Class A common stock controlled by Mr. DeFranco as general partner of a partnership.

(11)	Includes: (i) 17,017 shares of EchoStar Class A common stock held in the EchoStar 401(k) Employee Savings Plan; and (ii) the right to acquire 929,520 shares of EchoStar Class A common stock within 60 days upon the exercise of employee stock options.

(12)	Includes: (i) 17,009 shares of EchoStar Class A common stock held in the EchoStar 401(k) Employee Savings Plan; (ii) the right to acquire 377,398 shares of EchoStar Class A common stock within 60 days upon the exercise of employee stock options; (iii) 1,328 shares of EchoStar Class A common stock held as custodian for his minor children; (iv) 8,184 shares of EchoStar Class A common stock held as trustee for Mr. Ergen’s children; (v) 99,999 shares of EchoStar Class A common stock held in trust for the Moskowitz family; and (vi) 37,785 shares of EchoStar Class A common stock held by a charitable foundation for which Mr. Moskowitz is a member of the board of directors.

(13)	Includes: (i) 2,129 shares of EchoStar Class A common stock held in the EchoStar 401(k) Employee Savings Plan; and (ii) the right to acquire 551,130 shares of EchoStar Class A common stock within 60 days upon the exercise of employee stock options.

(14)	Includes the right to acquire 20,000 shares of EchoStar Class A common stock within 60 days upon the exercise of employee stock options.

(15)	Includes the right to acquire 58,000 shares of EchoStar Class A common stock within 60 days upon the exercise of non-employee director stock options.

(16)	Includes the right to acquire 38,000 shares of EchoStar Class A common stock within 60 days upon the exercise of non-employee director stock options.

(17)	Includes the right to acquire 10,000 shares of EchoStar Class A common stock within 60 days upon the exercise of non-employee director stock options.

(18)	Includes the right to acquire 10,000 shares of EchoStar Class A common stock within 60 days upon the exercise of non-employee director stock options.

(19)	EchoStar Class A common stock and EchoStar Class B common stock beneficially owned by both Mr. and Mrs. Ergen is only included once in calculating the aggregate number of shares owned by directors and executive officers, as a group. Includes: (i) 98,006 shares of EchoStar Class A common stock held in the EchoStar 401(k) Employee Savings Plan; (ii) the right to acquire 3,561,299 shares of EchoStar Class A common stock within 60 days upon the exercise of employee stock options; (iii) 2,250,000 shares of EchoStar Class A common stock held in a partnership; (iv) 238,435,208 shares of EchoStar Class A common stock issuable upon conversion of shares of EchoStar Class B common stock; (v) 177,440 shares of EchoStar Class A common stock held in the name of, or in trust for, minor children and other family members; and (iv) 37,785 shares of EchoStar Class A common stock held by a charitable foundation for which Mr. Moskowitz is a member of the board of directors.

(20)	Includes 1,347,080 shares of EchoStar Class A common stock over which Mr. and Mrs. Ergen have voting power as trustees for the EchoStar 401(k) Employee Savings Plan. These shares also are beneficially owned through investment power by each individual EchoStar 401(k) Employee Savings Plan participant. The EchoStar Class A common stock individually owned by each of the named executive officers through their participation in the EchoStar 401(k) Employee Savings Plan are included in each respective named executive officer’s information above.

Interests of Executive Officers and Directors of EchoStar

      EchoStar common stockholders should be aware that the executive officers and directors of EchoStar have interests in the Hughes/ EchoStar merger that are different from, or in addition to, their interests as stockholders of EchoStar generally. These interests include stock options held by various executive officers and directors of EchoStar, and the membership of up to eight current EchoStar directors and/or officers on the New EchoStar board of directors. The EchoStar board of directors was aware of these interests and considered them, among other matters, in approving the Hughes/ EchoStar merger.

     Class B Option Plan

      The Hughes/EchoStar merger agreement contemplates EchoStar’s adoption prior to the completion of the Hughes/EchoStar merger of a plan providing for grants of options to acquire EchoStar Class B common stock. The EchoStar Class B stock option plan was adopted by the EchoStar board of directors on April 2, 2002 and was approved by the stockholders of EchoStar, and became effective, on May 6, 2002. Upon the completion of the Hughes/EchoStar merger, the plan will provide for grants of options to acquire New EchoStar Class B common stock.

     Stock Options and Incentive Awards

      Pursuant to the EchoStar Long Term Incentive Plan and related employment letters and other arrangements, certain EchoStar officers hold up to 400,000 stock options per person that vest over a five year period and that may be exercised once certain EchoStar performance targets are met. The vesting of these options will not accelerate as a result of the Hughes/ EchoStar merger. However, the performance targets would be met as a result of the Hughes/ EchoStar merger.

     Executive Officers and Directors of New EchoStar

      The companies have agreed that Charles W. Ergen, the Chairman of the Board of Directors and Chief Executive Officer of EchoStar, will be the Chairman of the Board of Directors and Chief Executive Officer of New EchoStar and that David K. Moskowitz, the Senior Vice President, General Counsel and Secretary of

EchoStar, will be the Senior Vice President, General Counsel and Secretary of New EchoStar. See “New EchoStar Directors and Executive Officers— Executive Officers.”

      During the course of merger negotiations in October 2001, EchoStar and Hughes discussed the possibility of EchoStar’s entering into an employment agreement with Mr. Ergen to provide for the terms of his employment with New EchoStar after the completion of the Hughes/ EchoStar merger. The proposal, which was discussed but never agreed to by the parties, would have provided Mr. Ergen with an annual salary of $1,000,000, an annual bonus of $1,000,000, an initial grant of 1,000,000 stock options, enhanced severance benefits in the event of certain qualifying terminations and an employment term of seven years with automatic one-year renewals at the end of each year. EchoStar does not expect to enter into an employment agreement with Mr. Ergen before the completion of the Hughes/ EchoStar merger, and any employment agreement that New EchoStar may enter into with Mr. Ergen after the completion of the Hughes/ EchoStar merger will have terms to be agreed at such time, which may or may not be similar to the terms discussed in October 2001, and will be subject to the approval of the New EchoStar board of directors.

      The parties have mutually agreed upon the initial 11 members of the New EchoStar board of directors, eight of whom are currently members of the EchoStar board of directors and/or officers of EchoStar. These eight individuals are O. Nolan Daines, Peter A. Dea, James DeFranco, Michael T. Dugan, Mr. Ergen, Jean-Marie Messier, Mr. Moskowitz and Steven B. Schaver. See “New EchoStar Directors and Executive Officers— Board of Directors.”

LEGAL MATTERS

      The validity of the shares of HEC Holdings Class C common stock to be distributed to the GM Class H common stockholders upon the completion of the GM/ Hughes separation transactions and the validity of the shares of New EchoStar Class A common stock to be distributed to the EchoStar Class A common stockholders in the Hughes/ EchoStar merger will be passed upon for HEC Holdings by Weil, Gotshal & Manges LLP.

      Certain matters relating to the U.S. federal income tax considerations arising in connection with the GM/Hughes separation transactions will be passed upon for General Motors by Kirkland & Ellis. Certain matters relating to the U.S. federal income tax considerations arising in connection with the Hughes/ EchoStar merger will be passed upon for Hughes and HEC Holdings by Weil, Gotshal & Manges LLP. Certain matters relating to the U.S. federal income tax considerations arising in connection with the Hughes/ EchoStar merger will be passed upon for EchoStar by Sullivan & Cromwell.

EXPERTS

      The consolidated financial statements and the related financial statement schedule incorporated into this document by reference from the General Motors Corporation Annual Report on Form 10-K for the year ended December 31, 2001 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

      The consolidated financial statements and the related financial statement schedule incorporated into this document by reference from the Hughes Electronics Corporation Annual Report on Form 10-K for the year ended December 31, 2001 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

      The consolidated financial statements incorporated into this document by reference from the PanAmSat Corporation Annual Report on Form 10-K for the year ended December 31, 2001 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

      The balance sheet of HEC Holdings, Inc. as of March 11, 2002, included in Appendix D to this document, has been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and has been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

      The consolidated financial statements of EchoStar Communications Corporation, which have been incorporated into this document by reference from EchoStar Communications Corporation’s Annual Report on Form 10-K for the year ended December 31, 2001, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated into this document by reference in reliance upon the authority of said firm as experts in giving said report. Effective as of June 1, 2002, Arthur Andersen LLP was dismissed as EchoStar’s independent public accountants. Because Arthur Andersen LLP has not consented to the incorporation by reference of their audit report included in EchoStar Communications Corporation’s Annual Report on Form 10-K for the year ended December 31, 2001 into this document, you will not be able to recover against Arthur Andersen LLP under Section 11 of the Securities Act of 1933 for any claims relating to any untrue statements of a material fact contained in the financial statements audited by Arthur Andersen LLP or any omissions to state a material fact required to be stated therein.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

      This document includes forward-looking statements. All statements, other than statements of historical facts, included in this document that address activities, events or developments that we expect or anticipate will or may occur in the future, references to future success and other matters are forward-looking statements including statements preceded by, followed by or that include the words “may,” “will,” “would,” “could,” “should,” “believes,” “estimates,” “projects,” “potential,” “expects,” “plans,” “intends,” “anticipates,” “continues,” “forecasts,” “designed,” “goal,” or the negative of those words or other comparable words.

      These statements are based on certain assumptions and analyses made in light of our experience and perception of historical trends, current conditions and expected future developments as well as other factors the companies believe are appropriate in the circumstances. However, whether actual future results and developments will conform with the companies’ expectations and predictions is subject to a number of risks and uncertainties, including the risks and uncertainties discussed in this document under the caption “Risk Factors” and elsewhere; and other factors such as the following, many of which are beyond the companies’ control:

      With respect to General Motors:

•	changes in economic conditions, currency exchange rates or political stability in the major markets where GM procures material, components and supplies for the production of its principal products or where its products are produced, distributed or sold (i.e., North America, Europe, Latin America and Asia-Pacific).

•	shortages of fuel or interruptions in transportation systems, labor strikes, work stoppages or other interruptions to or difficulties in the employment of labor in the major markets where GM purchases material, components and supplies for the production of its products or where its products are produced, distributed or sold.

•	significant changes in the competitive environment in the major markets where GM purchases material, components and supplies for the production of its products or where its products are produced, distributed or sold.

•	changes in the laws, regulations, policies or other activities of governments, agencies and similar organizations where such actions may affect the production, licensing, distribution or sale of GM’s products, the cost thereof or applicable tax rates.

•	the ability of GM to achieve reductions of cost and employment levels, to realize production efficiencies and to implement capital expenditures, all at the levels and times planned by management.

      With respect to Hughes and EchoStar:

•	benefits and synergies expected from the Hughes/ EchoStar merger may not be realized due to, and unanticipated costs may be incurred with respect to, delays, burdensome conditions imposed by regulatory authorities, difficulties in integrating the businesses or disruptions in relationships with employees, customers or suppliers.

•	Hughes and EchoStar are each party to various lawsuits which, if adversely decided, could have a significant adverse impact on their respective businesses.

•	weakness in the global economy may harm the businesses of Hughes and EchoStar generally, and adverse local political or economic developments may occur in some markets of Hughes and EchoStar.

•	legislative and regulatory developments may create unexpected challenges for Hughes and EchoStar.

•	Hughes and/or EchoStar may be unable to obtain needed retransmission consents, FCC authorizations or export licenses.

•	service interruptions arising from technical anomalies on some satellites, or caused by war, terrorist activities or natural disasters, may cause customer cancellations or otherwise harm the businesses of Hughes and EchoStar.

•	Hughes and EchoStar face intense and increasing competition from cable television operators and other subscription television providers, new competitors may enter the subscription television business, and new technologies may increase competition.

•	regulatory authorities or third parties may impose limitations on access to distribution channels.

•	satellite launches may be delayed or fail, the satellites of Hughes or EchoStar may fail prematurely in orbit, and Hughes or EchoStar may be unable to obtain adequate insurance to cover losses incurred from the failure of launches and/or satellites.

•	Hughes, PanAmSat and EchoStar have experienced satellite anomalies in the past and may experience satellite anomalies in the future that could lead to the loss or reduced capacity of such satellites that could materially affect operations.

•	ability of customers to obtain financing may adversely impact the businesses of Hughes and EchoStar.

•	future acquisitions, strategic partnerships and divestitures may involve additional uncertainties.

      With respect to GM, Hughes and EchoStar:

•	the September 11, 2001 terrorist attacks and changes in international political conditions as a result of these events may continue to affect the United States and the global economy and may increase other risks.

•	GM, Hughes and EchoStar may face other risks described from time to time in periodic reports that each files with the SEC.

      Consequently, all of the forward-looking statements made in this document are qualified by these cautionary statements and there can be no assurance that the actual results or developments the companies’ anticipate will be realized or, even if realized, that they will have the expected consequences to or effects on the companies and their respective subsidiaries or their businesses or operations. The cautionary statements contained or referred to in this section should be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue.

WHERE YOU CAN FIND MORE INFORMATION

      GM and EchoStar file annual, quarterly and current reports, proxy statements and other information with the SEC. GM’s filings include information relating to Hughes. Beginning in 1999, Hughes began filing its own annual, quarterly and current reports with the SEC. You may read and copy any reports, statements or other information that the companies file at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 for further information on the Public Reference Room. GM, Hughes and EchoStar public filings are also available to the public from commercial document retrieval services and at the website maintained by the SEC at “www.sec.gov”. Reports, proxy statements and other information filed by GM are also available for inspection at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005. Reports, proxy statements and other information filed by EchoStar are also available for inspection at the offices of the National Association of Securities Dealers, Inc., Reports Section, 1735 K Street, N.W., Washington, D.C. 20006.

      HEC Holdings has filed a registration statement on Form S-4 to register with the SEC the New EchoStar Class A common stock and New EchoStar Class C common stock to be distributed and issued in the transactions. This document includes a prospectus which constitutes part of the registration statement. As allowed by the SEC rules, however, this prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement. The registration statement and its exhibits are available for inspection and copying as set forth above.

      The SEC allows us to incorporate by reference information into this document, which means that the companies can disclose information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this document, except for any information superseded by information contained directly in the document or in later filed documents incorporated by reference into the document. Except as otherwise indicated, this document incorporates by reference the documents set forth below that GM, Hughes, PanAmSat and EchoStar have previously filed with the SEC. These documents contain important information about GM, Hughes, PanAmSat, EchoStar, and their respective financial condition.

GM Filings (File No. 1-143)	Period

Annual Report on Form 10-K	Year ended December 31, 2001
Quarterly Reports on Form 10-Q	Quarters ended June 30, 2002 and March 31, 2002
Current Reports on Form 8-K	Date filed: January 3, 2002, January 10, 2002*, January 16, 2002, February 1, 2002, February 25, 2002(3**), February 25, 2002*, March 1, 2002, March 5, 2002, March 6, 2002, March 13, 2002, April 2, 2002, April 16, 2002, May 1, 2002(2), June 3, 2002, June 4, 2002, June 24, 2002, July 2, 2002, July 3, 2002, July 11, 2002, July 16, 2002(2), July 31, 2002*, August 1, 2002, August 6, 2002, August 14, 2002, August 14, 2002(2*), August 21, 2002*, September 4, 2002 and September 25, 2002*

*	Reports submitted to the SEC under Item 9, Regulation FD Disclosure. Pursuant to General Instruction B of Form 8-K, the reports submitted under Item 9 are not deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 and GM is not subject to liabilities of that section. GM is not incorporating and will not incorporate by reference these reports into a filing under the Securities Act of 1933, the Securities Exchange Act of 1934 or into this document.

**	Includes a Form 8-K Amendment by subsequent filing on the same date.

Hughes Filings (File No. 0-26035)	Period

Annual Report on Form 10-K	Year ended December 31, 2001
Quarterly Reports on Form 10-Q	Quarters ended June 30, 2002 and March 31, 2002
Current Reports on Form 8-K	Date filed: January 15, 2002, April 15, 2002, June 4, 2002, June 24, 2002, July 11, 2002, July 15, 2002, July 31, 2002*, August 14, 2002* and September 25, 2002*

*	Reports submitted to the SEC under Item 9, Regulation FD Disclosure. Pursuant to General Instruction B of Form 8-K, the reports submitted under Item 9 are not deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 and Hughes is not subject to liabilities of that section. Hughes is not incorporating and will not incorporate by reference these reports into a filing under the Securities Act of 1933, the Securities Exchange Act of 1934 or into this document.

PanAmSat Filings (File No. 0-22531)	Period

Annual Report on Form 10-K	Year ended December 31, 2001
Quarterly Reports on Form 10-Q	Quarters ended June 30, 2002 and March 31, 2002

EchoStar Filings (File No. 0-26176)	Period

Annual Report on Form 10-K	Year ended December 31, 2001
Quarterly Reports on Form 10-Q	Quarters ended June 30, 2002 and March 31, 2002
Current Reports on Form 8-K	Date filed: January 10, 2002, January 23, 2002, June 5, 2002 and August 14, 2002(2*)

*	Reports submitted to the SEC under Item 9, Regulation FD Disclosure. Pursuant to General Instruction B of Form 8-K, the reports submitted under Item 9 are not deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 and EchoStar is not subject to liabilities of that section. EchoStar is not incorporating and will not incorporate by reference these reports into a filing under the Securities Act of 1933, the Securities Exchange Act of 1934 or into this document.

      We hereby incorporate by reference into this document additional documents that GM, Hughes, PanAmSat and EchoStar may file with the SEC between the date of this document and the completion of the GM/ Hughes separation transactions and the Hughes/EchoStar merger. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

      You may have received some of the documents incorporated by reference, but you can obtain any of them through GM, EchoStar or the SEC’s website described above. Documents incorporated by reference are available from GM or EchoStar, as applicable, without charge, excluding all exhibits unless specifically incorporated by reference as exhibits into this prospectus.

      You may obtain some of the documents about GM, Hughes, PanAmSat and EchoStar at the following websites:

•	GM: Documents relating to GM are available at GM’s website, “www.gm.com” by selecting “Investor Information,” then selecting “Financial Data” and finally selecting “SEC Filings;”

•	Hughes: Documents relating to Hughes are available at Hughes’ website, “www.hughes.com” by selecting “Investor Relations” and then selecting “SEC Filings;”

•	PanAmSat: Documents relating to PanAmSat are available at PanAmSat’s website, “www.panamsat.com” by selecting “Investor Relations” and then selecting “SEC Filings/Annual Report;” and

•	EchoStar: Documents relating to EchoStar are available at EchoStar’s website, “www.echostar.com” by selecting “about us,” then selecting “Investor Relations” and finally selecting “SEC Filings.”

      We are not incorporating the contents of the website of the SEC, GM, Hughes, PanAmSat, EchoStar or any other person into this document.

      This information is available to you without charge upon your written or oral request as described below. Written and telephone requests by GM common stockholders for any of the documents about GM, Hughes, PanAmSat or EchoStar should be directed to GM as indicated below:

GM Fulfillment Center
MC 480-000-FC1
30200 Stephenson Hwy.
Madison Heights, Michigan 48071
Telephone: (     )      -

      Written and telephone requests by EchoStar common stockholders for any of the documents about EchoStar, GM, Hughes or PanAmSat should be directed to EchoStar as indicated below:

EchoStar Communications Corporation

5701 South Santa Fe Drive
Littleton, Colorado 80120
Attention: Kim Culig
Telephone: (     )      -

      If you request any incorporated documents from GM or EchoStar, the companies will mail them to you by first class mail, or other equally prompt means, within one business day of receipt of your request.

      The information contained in this document with respect to GM was provided by GM, the information in this document with respect to Hughes was provided by Hughes and the information with respect to EchoStar was provided by EchoStar.

APPENDIX A: THE FIRST GM CHARTER AMENDMENT — ARTICLE FOURTH OF THE GM RESTATED CERTIFICATE OF INCORPORATION AFTER GIVING EFFECT TO THE FIRST CHARTER AMENDMENT TO EFFECT THE TRANSACTIONS

      The complete text of Article Fourth of the General Motors Certificate of Incorporation, as proposed to be amended in connection with the transactions, appears below. New text is set forth in bold type and underlined. Deleted text has been lined through.

ARTICLE FOURTH

      The total authorized capital stock of the Corporation is as follows: 5,706,000,000 shares, of which 6,000,000 shares shall be Preferred Stock, without par value (“Preferred Stock”), 100,000,000 shares shall be Preference Stock, $0.10 par value (“Preference Stock”), and 5,600,000,000 shares shall be Common Stock, of which 2,000,000,000 shares shall be Common Stock, $1 2/3 par value (“Common Stock”), and 3,600,000,000 shares shall be Class H Common Stock, $0.10 par value (“Class H Common Stock”).

DIVISION I: COMMON STOCK AND CLASS H COMMON STOCK.

      The Common Stock and the Class H Common Stock shall be identical in all respects and shall have equal rights and privileges, except as otherwise provided in this Article FOURTH. The relative rights, privileges and restrictions of the shares of each class are as follows:

(a) Dividend Rights.

Subject to the express terms of any outstanding series of Preferred Stock or Preference Stock, dividends may be paid in cash or otherwise upon the Common Stock and the Class H Common Stock out of the assets of the Corporation in the relationship and upon the terms provided for below with respect to each such class:

(1) Dividends on Common Stock.

Dividends on Common Stock may be declared and paid only to the extent of the assets of the Corporation legally available for the payment of dividends reduced by an amount equal to the sum of (A) the amount determined by the GM Board to be available for the payment of dividends on the Class H Common Stock as of December 17, 1997 (the “Hughes Transactions Date”) plus the paid in surplus attributable to shares of Class H Common Stock issued after the Hughes Transactions Date; and (B) that portion of the earned surplus of the Corporation attributable to the Available Separate Consolidated Net Income of Hughes (as defined in subparagraph (a)(4)) earned since the Hughes Transactions Date. Dividends declared and paid with respect to shares of Common Stock and any adjustments to capital or surplus resulting from either (i) the repurchase or issuance of any shares of Common Stock or (ii) any other reason deemed appropriate by the Board of Directors shall be subtracted from or added to the amount available for the payment of dividends on Common Stock. Subject to the foregoing, the declaration and payment of dividends on the Common Stock, and the amount thereof, shall at all times be solely in the discretion of the Board of Directors of the Corporation.

(2) Dividends on Class H Common Stock.

Dividends on the Class H Common Stock may be declared and paid only to the extent of the assets of the Corporation legally available for the payment of dividends reduced by an amount equal to the sum of (A) the amount determined by the GM Board to be available for the payment of dividends on the Common Stock as of the Hughes Transactions Date plus the paid in surplus attributable to shares of Common Stock issued after the Hughes Transactions Date; and (B) the earned surplus of the Corporation earned since the Hughes Transactions Date exclusive of that portion of such earned surplus attributable to the Available Separate Consolidated Net Income of Hughes earned since the Hughes Transactions Date. Dividends declared and paid with respect to shares of Class H Common Stock and any adjustments to capital or surplus resulting from either

(i) the repurchase or issuance of any shares of Class H Common Stock or (ii) any other reason deemed appropriate by the Board of Directors shall be subtracted from or added to the amount available for the payment of dividends on Class H Common Stock. Subject to the foregoing, the declaration and payment of dividends on the Class H Common Stock, and the amount thereof, shall at all times be solely in the discretion of the Board of Directors of the Corporation.

(3) Discrimination Between Common Stock and Class H Common Stock.

The Board of Directors, subject to the provisions of subparagraphs (a)(1) and (a)(2), may, in its sole discretion, declare dividends payable exclusively to the holders of Common Stock, exclusively to the holders of Class H Common Stock or to the holders of both such classes in equal or unequal amounts, notwithstanding the respective amounts available for dividends to each class, the respective voting and liquidation rights of each class, the amount of prior dividends declared on each class or any other factor.

(4) Available Separate Consolidated Net Income of Hughes.

The “Available Separate Consolidated Net Income of Hughes” shall mean the separate net income of Hughes Electronics Corporation (or, after the consummation, if any, of the Hughes Recapitalization (as defined in the GM/ Hughes Separation Agreement (as defined below)), HEC Holdings, Inc., a Delaware corporation and a wholly owned (directly and/or indirectly through a wholly owned subsidiary of the Corporation) subsidiary of the Corporation (“HEC Holdings”)), its subsidiaries and successors after the Hughes Transactions Date (“Hughes”) on a consolidated basis, determined in accordance with generally accepted accounting principles, without giving effect to any adjustment which would result from accounting for the acquisition of Hughes Aircraft Company by the Corporation using the purchase method, calculated for each quarterly accounting period and multiplied by a fraction, the numerator of which shall be the weighted average number of shares of Class H Common Stock outstanding during such accounting period and the denominator of which shall initially be 399,914,626; provided, that such fraction shall in no event be greater than one. The denominator of the foregoing fraction shall be adjusted from time to time as deemed appropriate by the Board of Directors of the Corporation (i) to reflect subdivisions (by stock split or otherwise) and combinations (by reverse stock split or otherwise) of the Class H Common Stock and stock dividends payable in shares of Class H Common Stock to holders of Class H Common Stock, (ii) to reflect the fair market value of contributions of cash or property by the Corporation to Hughes or of cash or property of the Corporation to, or for the benefit of, employees of Hughes in connection with employee benefit plans or arrangements of the Corporation or any of its subsidiaries, (iii) to reflect the number of shares of capital stock of the Corporation contributed to, or for the benefit of, employees of Hughes in connection with benefit plans or arrangements of the Corporation or any of its subsidiaries, (iv) to reflect payments by Hughes to the Corporation of amounts applied to the repurchase by the Corporation of shares of Class H Common Stock, ~~and~~ (v) to reflect the number of shares of Class H Common Stock repurchased by Hughes and no longer outstanding~~; provided, that~~, and (vi) to reflect any dividend declared and paid by Hughes to the Corporation and/or a wholly owned subsidiary of the Corporation in effectuating the Hughes Recapitalization, if any, in the performance of that certain Separation Agreement, dated as of October 28, 2001, as amended and restated as of , 2002 (as such agreement may be amended from time to time in accordance with its terms, the “GM/ Hughes Separation Agreement”), by and among the Corporation, Hughes Electronics Corporation and HEC Holdings, in accordance with Section 1.1(b) of the GM/ Hughes Separation Agreement; provided, that, in the case of adjustments pursuant to clause (iv) or clause (v) above, adjustments shall be made only to the extent that the Board of Directors of the Corporation, in its sole discretion, shall have approved such repurchase of shares by the Corporation or Hughes and, in the case of clause (iv) above, shall declare such payments by Hughes to be applied to such repurchase. Any changes in the numerator or denominator of the foregoing fraction occurring after the end of a quarterly accounting period shall not result in an adjustment to the Available Separate Consolidated Net Income of Hughes for such quarterly accounting period or any prior period. For all purposes, determination of the Available

Separate Consolidated Net Income of Hughes shall be in the sole discretion of the Board of Directors of the Corporation and shall be final and binding on all stockholders of the Corporation.

(b) Voting Rights.

The holders of Common Stock and Class H Common Stock shall vote together as a single class on all matters; provided, however, that (i) the holders of Common Stock voting separately as a class shall be entitled to approve by the vote of a majority of the shares of Common Stock then outstanding any amendment, alteration or repeal of any of the provisions of this Certificate of Incorporation which adversely affects the rights, powers or privileges of the Common Stock; (ii) the holders of Class H Common Stock voting separately as a class shall be entitled to approve by the vote of a majority of the shares of Class H Common Stock then outstanding any amendment, alteration or repeal of any of the provisions of this Certificate of Incorporation which adversely affects the rights, powers or privileges of the Class H Common Stock; and (iii) any increase in the number of authorized shares of Class H Common Stock shall be subject to approval by both (A) the holders of a majority of the shares of Common Stock and Class H Common Stock then outstanding, voting together as a single class based upon their respective voting rights, and (B) the holders of a majority of the shares of Class H Common Stock then outstanding, voting separately as a class. Subject to adjustment pursuant to paragraph (e) hereof, each holder of Common Stock shall be entitled to one vote, in person or by proxy, for each share of Common Stock standing in his name on the stock transfer books of the Corporation; and each holder of Class H Common Stock shall be entitled to the Class H Portion (as defined below) of a vote, in person or by proxy, for each share of Class H Common Stock standing in his name on the stock transfer books of the Corporation. For purposes of this paragraph (b) and paragraph (d) of Division I of this Article FOURTH, “Class H Portion” shall mean the greater of (x) 0.50 and (y) an amount, rounded to the nearest one-tenth, equal to (i) the average of the Closing Prices (as defined in subparagraph (c)(5)) of a share of Class H Common Stock during the period of twenty (20) consecutive trading days beginning on January 5, 1998 divided by (ii) the average of the Closing Prices of a share of Common Stock during such period.

(c) Exchangeability.

(1) After December 31, 2002, the Board of Directors of the Corporation, in its sole discretion and by a majority vote of the directors then in office, may at any time effect a recapitalization of the Corporation by declaring that all of the outstanding shares of Class H Common Stock shall be exchanged for fully paid and nonassessable shares of Common Stock in accordance with the Exchange Rate (as defined in subparagraph (c)(4)).

(2) In the event of the sale, transfer, assignment or other disposition by the Corporation of Substantially All of the Business of Hughes (as defined in subparagraph (c)(3)) to a person, entity or group of which the Corporation is not (directly or indirectly through one or more subsidiaries) a majority owner (whether by merger, consolidation, sale of assets or stock, liquidation, dissolution, winding up or otherwise), effective upon the consummation of such sale, transfer, assignment or other disposition and automatically without any action on the part of the Corporation or its Board of Directors or on the part of the holders of shares of Class H Common Stock, the Corporation shall be recapitalized and all outstanding shares of Class H Common Stock shall be exchanged for fully paid and nonassessable shares of Common Stock at the Exchange Rate. The redemption of shares of Class H Common Stock pursuant to paragraph (f) of Division I of this Article FOURTH shall not constitute the sale, transfer, assignment or disposition by the Corporation of Substantially All of the Business of Hughes to a person, entity or group of which the Corporation is not a majority owner as contemplated by this subparagraph (c)(2).

(3) For purposes of subparagraph (c)(2) of this ~~subparagraph~~ paragraph (c) of Division I of this Article FOURTH, the term “Substantially All of the Business of Hughes” shall mean 80% or more of the business of Hughes, based on the fair market value of the assets, both tangible and intangible, of Hughes as of the time that the proposed transaction is approved by the Board of Directors of the Corporation.

(4) For purposes of this paragraph (c) of Division I of this Article FOURTH, the term “Exchange Rate” applicable to the Class H Common Stock shall mean the number of shares of Common Stock for which each share of Class H Common Stock shall be exchangeable pursuant to subparagraphs (c)(1) and (c)(2), as the case may be, of this paragraph (c) determined as follows: Each share of Class H Common Stock shall be exchangeable for such number of shares of Common Stock (calculated to the nearest five decimal places) as is determined by dividing (A) the product resulting from multiplying (i) the Average Market Price Per Share (as defined in subparagraph (c)(5)) of such Class H Common Stock by (ii) 1.2, by (B) the Average Market Price Per Share of Common Stock.

(5) For purposes of this paragraph (c) of Division I of this Article FOURTH, the “Average Market Price Per Share” of Common Stock or Class H Common Stock, as the case may be, shall mean the average of the Closing Prices of a share of such Common Stock or Class H Common Stock for the fifteen (15) consecutive trading days ending one (1) trading day prior to either (A) in the case of an exchange pursuant to subparagraph (c)(1), the date the Exchange Notice (as defined in subparagraph (c)(8)) is mailed or (B) in the case of an exchange pursuant to subparagraph (c)(2), the date of the public announcement by the Corporation or one of its subsidiaries of the first to occur of the following: that the Corporation or one of its subsidiaries (1) has entered into an agreement in principle with respect to such transaction or (2) has entered into a definitive agreement with respect thereto. For purposes of this paragraph (c) of Division I of this Article FOURTH, the “Closing Price” of a share of Common Stock or Class H Common Stock for each day shall mean the closing sales price therefor as reported in The Wall Street Journal or, if not reported therein, as reported in another newspaper of national circulation chosen by the Board of Directors of the Corporation or, in case no such sale takes place on such day, the average of the closing bid and asked prices regular way on the New York Stock Exchange, or if the Common Stock or Class H Common Stock is not then listed or admitted to trading on the New York Stock Exchange, on the largest principal national securities exchange on which such stock is then listed or admitted to trading, or if not listed or admitted to trading on any national securities exchange, then the last reported sale prices for such shares in the over-the-counter market, as reported on the National Association of Securities Dealers Automated Quotation System, or, if such sale prices shall not be reported thereon, the average of the closing bid and asked prices so reported, or, if such bid and asked prices shall not be reported thereon, as the same shall be reported by the National Quotation Bureau Incorporated, or, in all other cases, an appraised market value furnished by any New York Stock Exchange member firm selected from time to time by the Board of Directors or the Finance Committee of the Corporation for that purpose.

(6) No fraction of a share of Common Stock shall be issued in connection with the exchange of shares of Class H Common Stock into Common Stock, but in lieu thereof, each holder of Class H Common Stock who would otherwise be entitled to a fractional interest of a share of Common Stock shall, upon surrender of such holder’s certificate or certificates (if any) representing shares of Class H Common Stock, be entitled to receive a cash payment (without interest) (the “Fractional Payment”) equal to the product resulting from multiplying (A) the fraction of a share of Common Stock to which such holder would otherwise have been entitled by (B) the Average Market Price Per Share of the Common Stock.

(7) No adjustments in respect of dividends shall be made upon the exchange of any shares of Class H Common Stock; provided, however, that if the Exchange Date (as defined in subparagraph (c)(8)) with respect to Class H Common Stock shall be subsequent to the record date for the payment of a dividend or other distribution thereon or with respect thereto but prior to the payment or distribution thereof, the registered holders of such shares at the close of business on such record date shall be entitled to receive the dividend or other distribution payable on such shares on the date set for payment of such dividend or other distribution notwithstanding the exchange of such shares or the Corporation’s default in payment of the dividend or distribution due on such date.

(8) At such time or times as the Corporation exercises its right to cause all of the shares of Class H Common Stock to be exchanged for Common Stock in accordance with subparagraph (c)(1) of this paragraph (c) of Division I of this Article FOURTH and at such time as the Corporation causes the exchange of such Class H Common Stock for Common Stock as a result of a sale, transfer, assignment or other disposition of the type referred to in subparagraph (c)(2) of this paragraph (c), the Corporation shall give notice of such exchange to the holders of Class H Common Stock whose shares are to be exchanged, by mailing by first-class mail a notice of such exchange (the “Exchange Notice”), in the case of an exchange in accordance with subparagraph (c)(1) not less than thirty (30) nor more than sixty (60) days prior to the date fixed for such exchange (the “Exchange Date”), and in the case of an exchange in accordance with subparagraph (c)(2) as soon as practicable before or after the Exchange Date, in either case to their last addresses as they shall appear upon the Corporation’s books. Each such Exchange Notice shall specify the Exchange Date and the Exchange Rate applicable to such exchange, and shall state that issuance of certificates representing, or other evidence of ownership of, Common Stock to be received upon exchange of shares of Class H Common Stock shall be, if such shares of Class H Common Stock are held in certificated form, upon surrender of certificates representing such shares of Class H Common Stock.

(9) Neither the failure to provide any notice required by this paragraph (c) of Division I of this Article FOURTH to any holder nor any defect therein shall affect the sufficiency thereof with respect to any holder or the validity of any recapitalization contemplated hereby.

~~(9)~~(10) Before any holder of shares of Class H Common Stock who holds such shares in certificated form shall be entitled to receive certificates representing, or other evidence of ownership of, shares of Common Stock for which such shares of Class H Common Stock were exchanged, such holder shall surrender at such office as the Corporation shall specify certificates for such shares of Class H Common Stock duly endorsed to the Corporation or in blank or accompanied by proper instruments of transfer to the Corporation or in blank, unless the Corporation shall waive such requirement. The Corporation will, as soon as practicable after such surrender of any such certificates representing shares of Class H Common Stock, issue and deliver at the office of the transfer agent representing the Common Stock to the person for whose account such shares of Class H Common Stock were so surrendered, or to his nominee or nominees, certificates representing, or other evidence of ownership of, the number of whole shares of Common Stock to which such holder shall be entitled as aforesaid, together with the Fractional Payment, if any.

~~(10)~~(11) From and after the Exchange Date, all rights of a holder of shares of Class H Common Stock which were exchanged for shares of Common Stock shall cease except for the right to receive certificates representing, or other evidence of ownership of, shares of Common Stock together with a Fractional Payment, if any, as contemplated by subparagraphs (c)(6) and (c)~~(9)~~(10) of this paragraph (c) and rights to dividends as provided in subparagraph (c)(7); provided, however, that no holder of a certificate which immediately prior to the Exchange Date represented shares of Class H Common Stock shall be entitled to receive any of the foregoing until surrender of such certificate. Upon such surrender, there shall be paid to the holder the amount of any dividends or other distributions (without interest) which theretofore became payable with respect to a record date after the Exchange Date, but which were not paid by reason of the foregoing, with respect to the number of whole shares of Common Stock represented by the certificate or certificates issued upon such surrender. From and after the Exchange Date applicable to the Class H Common Stock, the Corporation shall, however, be entitled to treat the certificates for Class H Common Stock which have not yet been surrendered for exchange as evidencing the ownership of the number of whole shares of Common Stock for which the shares of Class H Common Stock represented by such certificates shall have been exchanged, notwithstanding the failure to surrender such certificates.

~~(11)~~(12) If any shares of Common Stock are to be issued in a name other than that in which the shares of Class H Common Stock exchanged therefor are registered, it shall be a condition of such issuance that the person requesting such issuance shall pay any transfer or other taxes required by reason of the issuance of such shares of Common Stock in a name other than that of the record holder of the shares of Class H Common Stock exchanged therefor, or shall establish to the satisfaction of the Corporation or its agent that such tax has been paid or is not applicable. Notwithstanding anything to the contrary in this paragraph (c), the Corporation shall not be liable to a holder of shares of Class H Common Stock for any shares of Common Stock or dividends or distributions thereon delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

~~(12)~~(13) At such time as any Exchange Notice is delivered with respect to any shares of Class H Common Stock, or at the time of the Exchange Date, if earlier, the Corporation shall have reserved and kept available, solely for the purpose of issuance upon exchange of the outstanding shares of Class H Common Stock, such number of shares of Common Stock as shall be issuable upon the exchange of the number of shares of Class H Common Stock specified or to be specified in the Exchange Notice, provided, that nothing contained herein shall be construed to preclude the Corporation from satisfying its obligations in respect of the exchange of the outstanding shares of Class H Common Stock by delivery of purchased shares of Common Stock which are held in the treasury of the Corporation.

(d) Liquidation Rights.

In the event of the liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after there shall have been paid or set apart for the holders of Preferred Stock and Preference Stock the full preferential amounts to which they are entitled, the holders of Common Stock and Class H Common Stock shall be entitled to receive the assets of the Corporation remaining for distribution to its stockholders, on a per share basis in proportion to the respective per share liquidation units of such classes. Subject to adjustment pursuant to paragraph (e) hereof, each share of Common Stock and Class H Common Stock shall be entitled to liquidation units of one (1.0) and the Class H Portion, respectively.

(e) Subdivision or Combination.

(1) If after the Hughes Transactions Date, the Corporation shall in any manner subdivide (by stock split or otherwise) or combine (by reverse stock split or otherwise) the outstanding shares of the Common Stock or Class H Common Stock, or pay a stock dividend in shares of any class to holders of that class, the per share voting rights specified in paragraph (b) and the per share liquidation units specified in paragraph (d) of Class H Common Stock relative to Common Stock shall be appropriately adjusted so as to avoid any dilution in the aggregate voting or liquidation rights of any class. Distribution by the Corporation of shares of any class of its common stock as a dividend on any other class of its common stock shall not require an adjustment pursuant to this paragraph (e)(1).

(2) If after the Hughes Transactions Date, the Corporation shall distribute shares of Class H Common Stock as a dividend (the “Dividend”) on Common Stock, then the per share liquidation rights of the classes of common stock set forth in paragraph (d) above, as they may have been previously adjusted, shall be adjusted so that:

(A) each holder of shares of Class H Common Stock shall be entitled to, with respect to such holder’s interest in such Class H Common Stock, the same percentage of the aggregate liquidation units of all shares of the Corporation’s common stock immediately after the Dividend as such holder was entitled to with respect to such holder’s interest in such Class H Common Stock immediately prior to the Dividend; and

(B) each holder of shares of Common Stock shall be entitled to, with respect to such holder’s interest in Common Stock and all shares of Class H Common Stock issued with respect to such holder’s shares of Common Stock, the same percentage of the aggregate liquidation units of all shares of the Corporation’s common stock immediately after the Dividend as such holder was entitled to with respect to such holder’s interest in Common Stock immediately prior to the Dividend; provided, that any adjustment pursuant to this subparagraph (e)(2)(B) shall be made to the liquidation units of Common Stock.

In no event will any adjustments be made pursuant to this subparagraph (e)(2) if the adjustment called for herein would reduce the liquidation units of any class of common stock to less than zero.

(3) The determination of any adjustment required under this paragraph (e) shall be made by the Corporation’s Board of Directors; any such determination shall be binding and conclusive upon all holders of shares of all classes of the Corporation’s common stock. Following any such determination, the Secretary of the Corporation shall maintain a record of any such adjustment.

(f) Redemption of Class H Common Stock.

(1) In effectuating the separation, if any, of HEC Holdings from the Corporation (after the consummation, if any, of the Hughes Recapitalization, which will result in Hughes Electronics Corporation becoming a direct, wholly owned subsidiary of HEC Holdings, which in turn will be a wholly owned (directly and/or indirectly through a wholly owned subsidiary of the Corporation) subsidiary of the Corporation in the performance of that certain Implementation Agreement, dated as of October 28, 2001, as amended as of December 14, 2001, and as amended and restated as of , 2002 (as such agreement may be amended from time to time in accordance with its terms, the “Implementation Agreement”) by and among the Corporation, Hughes Electronics Corporation, HEC Holdings and EchoStar Communications Corporation, a Nevada corporation (“EchoStar”), the Board of Directors of the Corporation, in its sole discretion, may, out of funds legally available therefor, redeem all (but not less than all) of the outstanding shares of Class H Common Stock by distributing to the holders thereof one (1.0) share of Class C Common Stock, par value $0.01 per share, of HEC Holdings (the “HEC Holdings Class C Common Stock”) in exchange for each share of Class H Common Stock outstanding as of immediately prior to the Redemption Effective Time (as defined below) (such outstanding shares of Class H Common Stock, the “Class H Outstanding Shares”); provided, that, in order to ensure that the number of shares of HEC Holdings Class C Common Stock distributed to the holders of Class H Common Stock pursuant to any such redemption appropriately reflects that portion of the Available Separate Consolidated Net Income of Hughes which is then attributed to the Class H Outstanding Shares, the aggregate number of shares of HEC Holdings Class C Common Stock outstanding immediately prior to the Redemption Effective Time shall be equal to the Split-Off Denominator (as defined below).

If the denominator of the fraction described in subparagraph (a)(4) of Division I of this Article FOURTH, determined as of immediately prior to the Redemption Effective Time, but following the reduction of such denominator as contemplated by Section 1.1(b) of the GM/ Hughes Separation Agreement, and determined as of such point in time rather than as an average with respect to any accounting period (the “Split-Off Denominator”), is greater than the number of Class H Outstanding Shares, the Corporation may, as determined in the sole discretion of the Board of Directors of the Corporation in accordance with the terms of Section 5.2(h) of the Implementation Agreement, retain (directly and/or indirectly through a wholly owned subsidiary of the Corporation) a number of shares of HEC Holdings Class C Common Stock up to the number that is equal to the difference between the Split-Off Denominator and the number of Class H Outstanding Shares (such shares, the “Remaining Shares”), and/or distribute some or all of the Remaining Shares as a dividend on the Common Stock. For all purposes, determination of the Split-Off Denominator shall be in the sole discretion of the Board of Directors of the Corporation and shall be final and binding on all stockholders of the Corporation.

(2) If the Redemption Effective Time (as defined below) shall be subsequent to the record date for the payment of a dividend or other distribution thereon or with respect thereto but prior to the payment or distribution thereof, the registered holders of such shares at the close of business on such record date shall be entitled to receive the dividend or other distribution payable on such shares on the date set for payment of such dividend or other distribution notwithstanding the redemption of such shares.

(3) The Corporation shall give notice of such redemption to the holders of record of Class H Common Stock by providing such notice of such redemption (the “Redemption Notice”) as the Corporation deems appropriate, in accordance with applicable law, including, but not limited to, the rules of any national securities exchange upon which the Class H Common Stock is then listed. Such Redemption Notice, which may be given by public announcement and may be given (in the Corporation’s discretion) either before or after the date and time fixed by the Board of Directors of the Corporation for such redemption (the date and time fixed for such redemption, the “Redemption

Effective Time”), shall specify the Redemption Effective Time and the other terms of the redemption; provided, that (A) such redemption may be made contingent upon the occurrence of a specified event, including, but not limited to, the consummation of the transactions described in Sections 1.1(a), (b) and (c) of the GM/ Hughes Separation Agreement and (B) the Redemption Effective Time may be fixed by the Board of Directors of the Corporation in its sole discretion by reference to any such specified event (in which case, for all purposes, determination of the Redemption Effective Time by reference to such specified event shall be in the sole discretion of the Board of Directors of the Corporation and shall be final and binding on all stockholders of the Corporation).

(4) Neither the failure to provide any notice required by this paragraph (f) of Division I of this Article FOURTH to any holder nor any defect therein shall affect the sufficiency thereof with respect to any holder or the validity of any redemption contemplated hereby.

(5) Immediately after the Redemption Effective Time, all outstanding shares of Class H Common Stock shall cease to be outstanding and shall automatically be cancelled and may not be reissued, and each holder of a certificate, or other evidence of ownership, previously evidencing any such shares of Class H Common Stock shall cease to have any rights with respect thereto, except for the right to receive shares of HEC Holdings Class C Common Stock in accordance with subparagraph (f)(1) and rights to dividends as provided in subparagraph (f)(2).

(6) Immediately after the Redemption Effective Time, the Corporation shall be entitled to treat the certificates previously evidencing shares of Class H Common Stock which have not yet been surrendered for exchange as evidencing the ownership of the number of shares of HEC Holdings Class C Common Stock for which such shares of Class H Common Stock shall have been redeemed, notwithstanding the failure of any holder thereof to surrender such certificates.

(7) If any shares of HEC Holdings Class C Common Stock are to be distributed in a name other than that in which the shares of Class H Common Stock redeemed therefor are registered, it shall be a condition of such distribution that the person requesting such distribution shall pay any transfer or other taxes required by reason of the distribution of such shares of HEC Holdings Class C Common Stock in a name other than that of the record holder of the shares of Class H Common Stock redeemed therefor, or shall establish to the satisfaction of the Corporation or its agent that such tax has been paid or is not applicable. Notwithstanding anything to the contrary in this paragraph (f), the Corporation shall not be liable to any holder of shares of Class H Common Stock for any shares of HEC Holdings Class C Common Stock or dividends or distributions thereon delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(8) From and after the effective time of the merger, if any, of EchoStar into HEC Holdings (the “Merger,” and such effective time, the “Merger Effective Time”) pursuant to that certain Agreement and Plan of Merger, dated as of October 28, 2001, as amended as of December 14, 2001, and as amended and restated as of , 2002 (as such agreement may be amended from time to time in accordance with its terms, the “Merger Agreement”), by and among Hughes Electronics Corporation, HEC Holdings and EchoStar, all shares of HEC Holdings Class C Common Stock, and all rights of a holder of shares of HEC Holdings Class C Common Stock, shall be subject to the effects thereof set forth in the Merger Agreement, the certificate of merger filed with respect to the Merger and the Delaware General Corporation Law (as amended from time to time).

(9) The Corporation may, subject to applicable law, establish such other rules, requirements or procedures to facilitate any redemption contemplated by this paragraph (f) as the Board of Directors may determine in its sole discretion to be appropriate under the circumstances. Without limiting the generality of the foregoing, in the event that the Merger does not occur reasonably promptly (as determined by both the Board of Directors of the Corporation and the Board of Directors of HEC Holdings) following the Redemption Effective Time, then, effective as of a date mutually determined by the Board of Directors of the Corporation and the Board of Directors of HEC Holdings (any such date, the “Certification Date”), no holder of a certificate that immediately prior to the Redemption Effective Date represented shares of Class H Common Stock shall be entitled to receive any dividends or other distributions with respect to the shares of HEC Holdings Class C Common Stock held by such holder until surrender of such certificate; and upon such surrender, there shall be paid to the holder the amount of any dividends or other distributions (without interest) which theretofore became payable with respect to a record date after the Certification Date, but which were not paid by reason of the foregoing, with respect to the number of shares of HEC Holdings Class C Common Stock represented by the certificate or certificates delivered upon such surrender.

APPENDIX B: THE SECOND GM CHARTER AMENDMENT — ARTICLE

FOURTH OF THE GM RESTATED CERTIFICATE OF INCORPORATION
AFTER GIVING EFFECT TO THE SECOND CHARTER AMENDMENT
REFLECTING THE COMPLETION OF THE TRANSACTIONS

      The complete text of Article Fourth of the General Motors Certificate of Incorporation, as proposed to be amended to reflect the completion of the transactions, including to eliminate certain provisions relating to the GM Class H common stock as a result of the GM/Hughes separation transactions, appears below. New text is set forth in bold type and underlined. Deleted text has been lined through.

ARTICLE FOURTH

      The total authorized capital stock of the Corporation is as follows: ~~5,706,000,000~~ 2,106,000,000 shares, of which 6,000,000 shares shall be Preferred Stock, without par value (“Preferred Stock”), 100,000,000 shares shall be Preference Stock, $0.10 par value (“Preference Stock”), and ~~5,600,000,000~~2,000,000,000 shares shall be Common Stock, ~~of which 2,000,000,000 shares shall be Common Stock,~~ $1 2/3 par value (“Common Stock”)~~, and 3,600,000,000 shares shall be Class H Common Stock, $0.10 par value (“Class H Common Stock”)~~.

DIVISION I: COMMON STOCK ~~AND CLASS H COMMON STOCK.~~

      The ~~Common Stock and the Class H Common Stock shall be identical in all respects and shall have equal rights and privileges, except as otherwise provided in this Article FOURTH. The relative~~ rights, privileges and restrictions of the shares of ~~each class~~ the Common Stock are as follows:

(a) Dividend Rights.

Subject to the express terms of any outstanding series of Preferred Stock or Preference Stock, dividends may be paid in cash or otherwise upon the Common Stock ~~and the Class H Common Stock~~ out of the assets of the Corporation ~~in the relationship~~ and ~~upon the terms provided for below with respect to each such class:~~

~~(1) Dividends on Common Stock.~~

~~Dividends on Common Stock~~ may be declared and paid only to the extent of the assets of the Corporation legally available for the payment of dividends ~~reduced by an amount equal to the sum of (A) the amount determined by the GM Board to be available for the payment of dividends on the Class H Common Stock as of December 17, 1997 (the “Hughes Transactions Date”) plus the paid in surplus attributable to shares of Class H Common Stock issued after the Hughes Transactions Date; and (B) that portion of the earned surplus of the Corporation attributable to the Available Separate Consolidated Net Income of Hughes (as defined in subparagraph (a)(4)) earned since the Hughes Transactions Date. Dividends declared and paid with respect to shares of Common Stock and any adjustments to capital or surplus resulting from either (i) the repurchase or issuance of any shares of Common Stock or (ii) any other reason deemed appropriate by the Board of Directors shall be subtracted from or added to the amount available for the payment of dividends on Common Stock~~. Subject to the foregoing, the declaration and payment of dividends on the Common Stock, and the amount thereof, shall at all times be solely in the discretion of the Board of Directors of the Corporation.

~~(2) Dividends on Class H Common Stock.~~

~~Dividends on the Class H Common Stock may be declared and paid only to the extent of the assets of the Corporation legally available for the payment of dividends reduced by an amount equal to the sum of (A) the amount determined by the GM Board to be available for the payment of dividends on the Common Stock as of the Hughes Transactions Date plus the paid in surplus attributable to shares of Common Stock issued after the Hughes Transactions Date; and (B) the earned surplus of the Corporation earned since the Hughes Transactions Date exclusive of that~~

~~portion of such earned surplus attributable to the Available Separate Consolidated Net Income of Hughes earned since the Hughes Transactions Date. Dividends declared and paid with respect to shares of Class H Common Stock and any adjustments to capital or surplus resulting from either (i) the repurchase or issuance of any shares of Class H Common Stock or (ii) any other reason deemed appropriate by the Board of Directors shall be subtracted from or added to the amount available for the payment of dividends on Class H Common Stock. Subject to the foregoing, the declaration and payment of dividends on the Class H Common Stock, and the amount thereof, shall at all times be solely in the discretion of the Board of Directors of the Corporation.~~

~~(3) Discrimination Between Common Stock and Class H Common Stock.~~

~~The Board of Directors, subject to the provisions of subparagraphs (a)(1) and (a)(2), may, in its sole discretion, declare dividends payable exclusively to the holders of Common Stock, exclusively to the holders of Class H Common Stock or to the holders of both such classes in equal or unequal amounts, notwithstanding the respective amounts available for dividends to each class, the respective voting and liquidation rights of each class, the amount of prior dividends declared on each class or any other factor.~~

~~(4) Available Separate Consolidated Net Income of Hughes.~~

~~The “Available Separate Consolidated Net Income of Hughes” shall mean the separate net income of Hughes Electronics Corporation (or, after the consummation, if any, of the Hughes Recapitalization (as defined in the GM/Hughes Separation Agreement (as defined below)), HEC Holdings, Inc., a Delaware corporation and a wholly owned (directly and/or indirectly through a wholly owned subsidiary of the Corporation) subsidiary of the Corporation (“HEC Holdings”)), its subsidiaries and successors after the Hughes Transactions Date (“Hughes”) on a consolidated basis, determined in accordance with generally accepted accounting principles, without giving effect to any adjustment which would result from accounting for the acquisition of Hughes Aircraft Company by the Corporation using the purchase method, calculated for each quarterly accounting period and multiplied by a fraction, the numerator of which shall be the weighted average number of shares of Class H Common Stock outstanding during such accounting period and the denominator of which shall initially be 399,914,626; provided, that such fraction shall in no event be greater than one. The denominator of the foregoing fraction shall be adjusted from time to time as deemed appropriate by the Board of Directors of the Corporation (i) to reflect subdivisions (by stock split or otherwise) and combinations (by reverse stock split or otherwise) of the Class H Common Stock and stock dividends payable in shares of Class H Common Stock to holders of Class H Common Stock, (ii) to reflect the fair market value of contributions of cash or property by the Corporation to Hughes or of cash or property of the Corporation to, or for the benefit of, employees of Hughes in connection with employee benefit plans or arrangements of the Corporation or any of its subsidiaries, (iii) to reflect the number of shares of capital stock of the Corporation contributed to, or for the benefit of, employees of Hughes in connection with benefit plans or arrangements of the Corporation or any of its subsidiaries, (iv) to reflect payments by Hughes to the Corporation of amounts applied to the repurchase by the Corporation of shares of Class H Common Stock, (v) to reflect the number of shares of Class H Common Stock repurchased by Hughes and no longer outstanding, and (vi) to reflect any dividend declared and paid by Hughes to the Corporation and/or a wholly owned subsidiary of the Corporation in effectuating the Hughes Recapitalization, if any, in the performance of that certain Separation Agreement, dated as of October 28, 2001, as amended and restated as of , 2002 (as such agreement may be amended from time to time in accordance with its terms, the “GM/ Hughes Separation Agreement”), by and among the Corporation, Hughes Electronics Corporation and HEC Holdings, in accordance with Section 1.1(b) of the GM/ Hughes Separation Agreement; provided, that, in the case of adjustments pursuant to clause (iv) or clause (v) above, adjustments shall be made only to the extent that the Board of Directors of the Corporation, in its sole discretion, shall have approved such repurchase of shares by the Corporation or Hughes and, in the case of clause (iv) above, shall declare such payments by Hughes to be applied to such repurchase. Any changes in the numerator or denominator of the foregoing fraction~~

~~occurring after the end of a quarterly accounting period shall not result in an adjustment to the Available Separate Consolidated Net Income of Hughes for such quarterly accounting period or any prior period. For all purposes, determination of the Available Separate Consolidated Net Income of Hughes shall be in the sole discretion of the Board of Directors of the Corporation and shall be final and binding on all stockholders of the Corporation.~~

            (b) Voting Rights.

The holders of Common Stock ~~and Class H Common Stock~~ shall be entitled to vote ~~together~~ as a single class on all matters~~; provided, however, that (i) the holders of Common Stock voting separately as a class shall be entitled to approve by the vote of a majority of the shares of Common Stock then outstanding any amendment, alteration or repeal of any of the provisions of this Certificate of Incorporation which adversely affects the rights, powers or privileges of the Common Stock; (ii) the holders of Class H Common Stock voting separately as a class shall be entitled to approve by the vote of a majority of the shares of Class H Common Stock then outstanding any amendment, alteration or repeal of any of the provisions of this Certificate of Incorporation which adversely affects the rights, powers or privileges of the Class H Common Stock; and (iii) any increase in the number of authorized shares of Class H Common Stock shall be subject to approval by both (A) the holders of a majority of the shares of Common Stock and Class H Common Stock then outstanding, voting together as a single class based upon their respective voting rights, and (B) the holders of a majority of the shares of Class H Common Stock then outstanding, voting separately as a class. Subject to adjustment pursuant to paragraph (e) hereof, each~~ to be voted on by the stockholders of the Corporation. Each holder of Common Stock shall be entitled to one vote, in person or by proxy, for each share of Common Stock standing in his name on the stock transfer books of the Corporation~~; and each holder of Class H Common Stock shall be entitled to the Class H Portion (as defined below) of a vote, in person or by proxy, for each share of Class H Common Stock standing in his name on the stock transfer books of the Corporation. For purposes of this paragraph (b) and paragraph (d) of Division I of this Article FOURTH, “Class H Portion” shall mean the greater of (x) 0.50 and (y) an amount, rounded to the nearest one-tenth, equal to (i) the average of the Closing Prices (as defined in subparagraph (c)(5)) of a share of Class H Common Stock during the period of twenty (20) consecutive trading days beginning on January 5, 1998 divided by (ii) the average of the Closing Prices of a share of Common Stock during such period~~.

            ~~(c) Exchangeability.~~

~~(1) After December 31, 2002, the Board of Directors of the Corporation, in its sole discretion and by a majority vote of the directors then in office, may at any time effect a recapitalization of the Corporation by declaring that all of the outstanding shares of Class H Common Stock shall be exchanged for fully paid and nonassessable shares of Common Stock in accordance with the Exchange Rate (as defined in subparagraph (c)(4)).~~

~~(2) In the event of the sale, transfer, assignment or other disposition by the Corporation of Substantially All of the Business of Hughes (as defined in subparagraph (c)(3)) to a person, entity or group of which the Corporation is not (directly or indirectly through one or more subsidiaries) a majority owner (whether by merger, consolidation, sale of assets or stock, liquidation, dissolution, winding up or otherwise), effective upon the consummation of such sale, transfer, assignment or other disposition and automatically without any action on the part of the Corporation or its Board of Directors or on the part of the holders of shares of Class H Common Stock, the Corporation shall be recapitalized and all outstanding shares of Class H Common Stock shall be exchanged for fully paid and nonassessable shares of Common Stock at the Exchange Rate. The redemption of shares of Class H Common Stock pursuant to paragraph (f) of Division I of this Article FOURTH shall not constitute the sale, transfer, assignment or disposition by the Corporation of Substantially All of the Business of Hughes to a person, entity or group of which the Corporation is not a majority owner as contemplated by this subparagraph (c)(2).~~

~~(3) For purposes of subparagraph (c)(2) of this paragraph (c) of Division I of this Article FOURTH, the term “Substantially All of the Business of Hughes” shall mean 80% or more of the~~

~~business of Hughes, based on the fair market value of the assets, both tangible and intangible, of Hughes as of the time that the proposed transaction is approved by the Board of Directors of the Corporation.~~

~~(4) For purposes of this paragraph (c) of Division I of this Article FOURTH, the term “Exchange Rate” applicable to the Class H Common Stock shall mean the number of shares of Common Stock for which each share of Class H Common Stock shall be exchangeable pursuant to subparagraphs (c)(1) and (c)(2), as the case may be, of this paragraph (c) determined as follows: Each share of Class H Common Stock shall be exchangeable for such number of shares of Common Stock (calculated to the nearest five decimal places) as is determined by dividing (A) the product resulting from multiplying (i) the Average Market Price Per Share (as defined in subparagraph (c)(5)) of such Class H Common Stock by (ii) 1.2, by (B) the Average Market Price Per Share of Common Stock.~~

~~(5) For purposes of this paragraph (c) of Division I of this Article FOURTH, the “Average Market Price Per Share” of Common Stock or Class H Common Stock, as the case may be, shall mean the average of the Closing Prices of a share of such Common Stock or Class H Common Stock for the fifteen (15) consecutive trading days ending one (1) trading day prior to either (A) in the case of an exchange pursuant to subparagraph (c)(1), the date the Exchange Notice (as defined in subparagraph (c)(8)) is mailed or (B) in the case of an exchange pursuant to subparagraph (c)(2), the date of the public announcement by the Corporation or one of its subsidiaries of the first to occur of the following: that the Corporation or one of its subsidiaries (1) has entered into an agreement in principle with respect to such transaction or (2) has entered into a definitive agreement with respect thereto. For purposes of this paragraph (c) of Division I of this Article FOURTH, the “Closing Price” of a share of Common Stock or Class H Common Stock for each day shall mean the closing sales price therefor as reported in The Wall Street Journal or, if not reported therein, as reported in another newspaper of national circulation chosen by the Board of Directors of the Corporation or, in case no such sale takes place on such day, the average of the closing bid and asked prices regular way on the New York Stock Exchange, or if the Common Stock or Class H Common Stock is not then listed or admitted to trading on the New York Stock Exchange, on the largest principal national securities exchange on which such stock is then listed or admitted to trading, or if not listed or admitted to trading on any national securities exchange, then the last reported sale prices for such shares in the over-the-counter market, as reported on the National Association of Securities Dealers Automated Quotation System, or, if such sale prices shall not be reported thereon, the average of the closing bid and asked prices so reported, or, if such bid and asked prices shall not be reported thereon, as the same shall be reported by the National Quotation Bureau Incorporated, or, in all other cases, an appraised market value furnished by any New York Stock Exchange member firm selected from time to time by the Board of Directors or the Finance Committee of the Corporation for that purpose.~~

~~(6) No fraction of a share of Common Stock shall be issued in connection with the exchange of shares of Class H Common Stock into Common Stock, but in lieu thereof, each holder of Class H Common Stock who would otherwise be entitled to a fractional interest of a share of Common Stock shall, upon surrender of such holder’s certificate or certificates (if any) representing shares of Class H Common Stock, be entitled to receive a cash payment (without interest) (the “Fractional Payment”) equal to the product resulting from multiplying (A) the fraction of a share of Common Stock to which such holder would otherwise have been entitled by (B) the Average Market Price Per Share of the Common Stock.~~

~~(7) No adjustments in respect of dividends shall be made upon the exchange of any shares of Class H Common Stock; provided, however, that if the Exchange Date (as defined in subparagraph (c)(8)) with respect to Class H Common Stock shall be subsequent to the record date for the payment of a dividend or other distribution thereon or with respect thereto but prior to the payment or distribution thereof, the registered holders of such shares at the close of business on such record date shall be entitled to receive the dividend or other distribution payable on such shares on the date set for payment of such dividend or other distribution notwithstanding the exchange of such shares or the Corporation’s default in payment of the dividend or distribution due on such date.~~

~~(8) At such time or times as the Corporation exercises its right to cause all of the shares of Class H Common Stock to be exchanged for Common Stock in accordance with subparagraph (c)(1) of this paragraph (c) of Division I of this Article FOURTH and at such time as the Corporation causes the exchange of such Class H Common Stock for Common Stock as a result of a sale, transfer, assignment or other disposition of the type referred to in subparagraph (c)(2) of this paragraph (c), the Corporation shall give notice of such exchange to the holders of Class H Common Stock whose shares are to be exchanged, by mailing by first-class mail a notice of such exchange (the “Exchange Notice”), in the case of an exchange in accordance with subparagraph (c)(1) not less than thirty (30) nor more than sixty (60) days prior to the date fixed for such exchange (the “Exchange Date”), and in the case of an exchange in accordance with subparagraph (c)(2) as soon as practicable before or after the Exchange Date, in either case to their last addresses as they shall appear upon the Corporation’s books. Each such Exchange Notice shall specify the Exchange Date and the Exchange Rate applicable to such exchange, and shall state that issuance of certificates representing, or other evidence of ownership of, Common Stock to be received upon exchange of shares of Class H Common Stock shall be, if such shares of Class H Common Stock are held in certificated form, upon surrender of certificates representing such shares of Class H Common Stock.~~

~~(9) Neither the failure to provide any notice required by this paragraph (c) of Division I of this Article FOURTH to any holder nor any defect therein shall affect the sufficiency thereof with respect to any holder or the validity of any recapitalization contemplated hereby.~~

~~(10) Before any holder of shares of Class H Common Stock who holds such shares in certificated form shall be entitled to receive certificates representing, or other evidence of ownership of, shares of Common Stock for which such shares of Class H Common Stock were exchanged, such holder shall surrender at such office as the Corporation shall specify certificates for such shares of Class H Common Stock duly endorsed to the Corporation or in blank or accompanied by proper instruments of transfer to the Corporation or in blank, unless the Corporation shall waive such requirement. The Corporation will, as soon as practicable after such surrender of any such certificates representing shares of Class H Common Stock, issue and deliver at the office of the transfer agent representing the Common Stock to the person for whose account such shares of Class H Common Stock were so surrendered, or to his nominee or nominees, certificates representing, or other evidence of ownership of, the number of whole shares of Common Stock to which such holder shall be entitled as aforesaid, together with the Fractional Payment, if any.~~

~~(11) From and after the Exchange Date, all rights of a holder of shares of Class H Common Stock which were exchanged for shares of Common Stock shall cease except for the right to receive certificates representing, or other evidence of ownership of, shares of Common Stock together with a Fractional Payment, if any, as contemplated by subparagraphs (c)(6) and (c)(10) of this paragraph (c) and rights to dividends as provided in subparagraph (c)(7); provided, however, that no holder of a certificate which immediately prior to the Exchange Date represented shares of Class H Common Stock shall be entitled to receive any of the foregoing until surrender of such certificate. Upon such surrender, there shall be paid to the holder the amount of any dividends or other distributions (without interest) which theretofore became payable with respect to a record date after the Exchange Date, but which were not paid by reason of the foregoing, with respect to the number of whole shares of Common Stock represented by the certificate or certificates issued upon such surrender. From and after the Exchange Date applicable to the Class H Common Stock, the Corporation shall, however, be entitled to treat the certificates for Class H Common Stock which have not yet been surrendered for exchange as evidencing the ownership of the number of whole shares of Common Stock for which the shares of Class H Common Stock represented by such certificates shall have been exchanged, notwithstanding the failure to surrender such certificates.~~

~~(12) If any shares of Common Stock are to be issued in a name other than that in which the shares of Class H Common Stock exchanged therefor are registered, it shall be a condition of such issuance that the person requesting such issuance shall pay any transfer or other taxes required by reason of the issuance of such shares of Common Stock in a name other than that of the record holder of the shares of Class H Common Stock exchanged therefor, or shall establish to the satisfaction of the Corporation or its~~

~~agent that such tax has been paid or is not applicable. Notwithstanding anything to the contrary in this paragraph (c), the Corporation shall not be liable to a holder of shares of Class H Common Stock for any shares of Common Stock or dividends or distributions thereon delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.~~

~~(13) At such time as any Exchange Notice is delivered with respect to any shares of Class H Common Stock, or at the time of the Exchange Date, if earlier, the Corporation shall have reserved and kept available, solely for the purpose of issuance upon exchange of the outstanding shares of Class H Common Stock, such number of shares of Common Stock as shall be issuable upon the exchange of the number of shares of Class H Common Stock specified or to be specified in the Exchange Notice, provided, that nothing contained herein shall be construed to preclude the Corporation from satisfying its obligations in respect of the exchange of the outstanding shares of Class H Common Stock by delivery of purchased shares of Common Stock which are held in the treasury of the Corporation.~~

                    ~~(d)~~(c) Liquidation Rights.

In the event of the liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after there shall have been paid or set apart for the holders of Preferred Stock and Preference Stock the full preferential amounts to which they are entitled, the holders of Common Stock ~~and Class H Common Stock shall be entitled to receive the assets of the Corporation remaining for distribution to its stockholders, on a per share basis in proportion to the respective per share liquidation units of such classes. Subject to adjustment pursuant to paragraph (e) hereof, each share of Common Stock and Class H Common Stock shall be entitled to liquidation units of one (1.0) and the Class H Portion, respectively.~~

                    ~~(e) Subdivision or Combination.~~

~~(1) If after the Hughes Transactions Date, the Corporation shall in any manner subdivide (by stock split or otherwise) or combine (by reverse stock split or otherwise) the outstanding shares of the Common Stock or Class H Common Stock, or pay a stock dividend in shares of any class to holders of that class, the per share voting rights specified in paragraph (b) and the per share liquidation units specified in paragraph (d) of Class H Common Stock relative to Common Stock shall be appropriately adjusted so as to avoid any dilution in the aggregate voting or liquidation rights of any class. Distribution by the Corporation of shares of any class of its common stock as a dividend on any other class of its common stock shall not require an adjustment pursuant to this paragraph (e)(1).~~

~~(2) If after the Hughes Transactions Date, the Corporation shall distribute shares of Class H Common Stock as a dividend (the “Dividend”) on Common Stock, then the per share liquidation rights of the classes of common stock set forth in paragraph (d) above, as they may have been previously adjusted, shall be adjusted so that:~~

~~(A) each holder of shares of Class H Common Stock shall be entitled to, with respect to such holder’s interest in such Class H Common Stock, the same percentage of the aggregate liquidation units of all shares of the Corporation’s common stock immediately after the Dividend as such holder was entitled to with respect to such holder’s interest in such Class H Common Stock immediately prior to the Dividend; and~~

~~(B) each holder of shares of Common Stock shall be entitled to, with respect to such holder’s interest in Common Stock and all shares of Class H Common Stock issued with respect to such holder’s shares of Common Stock, the same percentage of the aggregate liquidation units of all shares of the Corporation’s common stock immediately after the Dividend as such holder was entitled to with respect to such holder’s interest in Common Stock immediately prior to the Dividend; provided, that any adjustment pursuant to this subparagraph (e)(2)(B) shall be made to the liquidation units of Common Stock.~~

~~In no event will any adjustments be made pursuant to this subparagraph (e)(2) if the adjustment called for herein would reduce the liquidation units of any class of common stock to less than zero.~~

~~(3) The determination of any adjustment required under this paragraph (e) shall be made by the Corporation’s Board of Directors; any such determination shall be binding and conclusive upon all holders of shares of all classes of the Corporation’s common stock. Following any such determination, the Secretary of the Corporation shall maintain a record of any such adjustment.~~

                    ~~(f) Redemption of Class H Common Stock.~~

~~(1) In effectuating the separation, if any, of HEC Holdings from the Corporation (after the consummation, if any, of the Hughes Recapitalization, which will result in Hughes Electronics Corporation becoming a direct, wholly owned subsidiary of HEC Holdings, which in turn will be a wholly owned (directly and/or indirectly through a wholly owned subsidiary of the Corporation) subsidiary of the Corporation in the performance of that certain Implementation Agreement, dated as of October 28, 2001, as amended as of December 14, 2001, and as amended and restated as of , 2002 (as such agreement may be amended from time to time in accordance with its terms, the “Implementation Agreement”) by and among the Corporation, Hughes Electronics Corporation, HEC Holdings and EchoStar Communications Corporation, a Nevada corporation (“EchoStar”), the Board of Directors of the Corporation, in its sole discretion, may, out of funds legally available therefor, redeem all (but not less than all) of the outstanding shares of Class H Common Stock by distributing to the holders thereof one (1.0) share of Class C Common Stock, par value $0.01 per share, of HEC Holdings (the “HEC Holdings Class C Common Stock”) in exchange for each share of Class H Common Stock outstanding as of immediately prior to the Redemption Effective Time (as defined below) (such outstanding shares of Class H Common Stock, the “Class H Outstanding Shares”); provided, that, in order to ensure that the number of shares of HEC Holdings Class C Common Stock distributed to the holders of Class H Common Stock pursuant to any such redemption appropriately reflects that portion of the Available Separate Consolidated Net Income of Hughes which is then attributed to the Class H Outstanding Shares, the aggregate number of shares of HEC Holdings Class C Common Stock outstanding immediately prior to the Redemption Effective Time shall be equal to the Split-Off Denominator (as defined below).~~

~~If the denominator of the fraction described in subparagraph (a)(4) of Division I of this Article FOURTH, determined as of immediately prior to the Redemption Effective Time, but following the reduction of such denominator as contemplated by Section 1.1(b) of the GM/Hughes Separation Agreement, and determined as of such point in time rather than as an average with respect to any accounting period (the “Split-Off Denominator”), is greater than the number of Class H Outstanding Shares, the Corporation may, as determined in the sole discretion of the Board of Directors of the Corporation in accordance with the terms of Section 5.2(h) of the Implementation Agreement, retain (directly and/or indirectly through a wholly owned subsidiary of the Corporation) a number of shares of HEC Holdings Class C Common Stock up to the number that is equal to the difference between the Split-Off Denominator and the number of Class H Outstanding Shares (such shares, the “Remaining Shares”), and/or distribute some or all of the Remaining Shares as a dividend on the Common Stock. For all purposes, determination of the Split-Off Denominator shall be in the sole discretion of the Board of Directors of the Corporation and shall be final and binding on all stockholders of the Corporation.~~

~~(2) If the Redemption Effective Time (as defined below) shall be subsequent to the record date for the payment of a dividend or other distribution thereon or with respect thereto but prior to the payment or distribution thereof, the registered holders of such shares at the close of business on such record date shall be entitled to receive the dividend or other distribution payable on such shares on the date set for payment of such dividend or other distribution notwithstanding the redemption of such shares.~~

~~(3) The Corporation shall give notice of such redemption to the holders of record of Class H Common Stock by providing such notice of such redemption (the “Redemption Notice”) as the~~

~~Corporation deems appropriate, in accordance with applicable law, including, but not limited to, the rules of any national securities exchange upon which the Class H Common Stock is then listed. Such Redemption Notice, which may be given by public announcement and may be given (in the Corporation’s discretion) either before or after the date and time fixed by the Board of Directors of the Corporation for such redemption (the date and time fixed for such redemption, the “Redemption Effective Time”), shall specify the Redemption Effective Time and the other terms of the redemption; provided, that (A) such redemption may be made contingent upon the occurrence of a specified event, including, but not limited to, the consummation of the transactions described in Sections 1.1(a), (b) and (c) of the GM/Hughes Separation Agreement and (B) the Redemption Effective Time may be fixed by the Board of Directors of the Corporation in its sole discretion by reference to any such specified event (in which case, for all purposes, determination of the Redemption Effective Time by reference to such specified event shall be in the sole discretion of the Board of Directors of the Corporation and shall be final and binding on all stockholders of the Corporation).~~

~~(4) Neither the failure to provide any notice required by this paragraph (f) of Division I of this Article FOURTH to any holder nor any defect therein shall affect the sufficiency thereof with respect to any holder or the validity of any redemption contemplated hereby.~~

~~(5) Immediately after the Redemption Effective Time, all shares of Class H Common Stock shall cease to be outstanding and shall automatically be cancelled and may not be reissued, and each holder of a certificate, or other evidence of ownership, previously evidencing any such shares of Class H Common Stock shall cease to have any rights with respect thereto, except for the right to receive shares of HEC Holdings Class C Common Stock in accordance with subparagraph (f)(1) and rights to dividends as provided in subparagraph (f)(2).~~

~~(6) Immediately after the Redemption Effective Time, the Corporation shall be entitled to treat the certificates previously evidencing shares of Class H Common Stock which have not yet been surrendered for exchange as evidencing the ownership of the number of shares of HEC Holdings Class C Common Stock for which such shares of Class H Common Stock shall have been redeemed, notwithstanding the failure of any holder thereof to surrender such certificates.~~

~~(7) If any shares of HEC Holdings Class C Common Stock are to be distributed in a name other than that in which the shares of Class H Common Stock redeemed therefor are registered, it shall be a condition of such distribution that the person requesting such distribution shall pay any transfer or other taxes required by reason of the distribution of such shares of HEC Holdings Class C Common Stock in a name other than that of the record holder of the shares of Class H Common Stock redeemed therefor, or shall establish to the satisfaction of the Corporation or its agent that such tax has been paid or is not applicable. Notwithstanding anything to the contrary in this paragraph (f), the Corporation shall not be liable to any holder of shares of Class H Common Stock for any shares of HEC Holdings Class C Common Stock or dividends or distributions thereon delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.~~

~~(8) From and after the effective time of the merger, if any, of EchoStar into HEC Holdings (the “Merger,” and such effective time, the “Merger Effective Time”) pursuant to that certain Agreement and Plan of Merger, dated as of October 28, 2001, as amended as of December 14, 2001, and as amended and restated as of , 2002 (as such agreement may be amended from time to time in accordance with its terms, the “Merger Agreement”), by and among Hughes Electronics Corporation, HEC Holdings and EchoStar, all shares of HEC Holdings Class C Common Stock, and all rights of a holder of shares of HEC Holdings Class C Common Stock, shall be subject to the effects thereof set forth in the Merger Agreement, the certificate of merger filed with respect to the Merger and the Delaware General Corporation Law (as amended from time to time).~~

~~(9) The Corporation may, subject to applicable law, establish such other rules, requirements or procedures to facilitate any redemption contemplated by this paragraph (f) as the Board of Directors may determine in its sole discretion to be appropriate under the circumstances. Without limiting the generality of the foregoing, in the event that the Merger does not occur reasonably promptly (as determined by both~~

~~the Board of Directors of the Corporation and the Board of Directors of HEC Holdings) following the Redemption Effective Time, then, effective as of a date mutually determined by the Board of Directors of the Corporation and the Board of Directors of HEC Holdings (any such date, the “Certification Date”), no holder of a certificate that immediately prior to the Redemption Effective Date represented shares of Class H Common Stock shall be entitled to receive any dividends or other distributions with respect to the shares of HEC Holdings Class C Common Stock held by such holder until surrender of such certificate; and upon such surrender, there shall be paid to the holder the amount of any dividends or other distributions (without interest) which theretofore became payable with respect to a record date after the Certification Date, but which were not paid by reason of the foregoing, with respect to the number of shares of HEC Holdings Class C Common Stock represented by the certificate or certificates delivered upon such surrender.~~ shall be entitled to receive the assets of the Corporation remaining for distribution to its stockholders ratably on a per share basis. None of the consolidation or merger of the Corporation into or with any other entity or entities, the sale or transfer by the Corporation of all or any part of its assets, or the reduction of the capital stock of the Corporation, shall be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this paragraph.

APPENDIX C:

FAIRNESS OPINIONS

Index

Merrill Lynch, Pierce, Fenner & Smith Incorporated Fairness Opinion	C-2
Bear Stearns Fairness Opinion	C-7
Credit Suisse First Boston Fairness Opinion	C-12
Goldman Sachs Fairness Opinion	C-16
Deutsche Banc Alex. Brown Fairness Opinion	C-20

Merrill Lynch, Pierce, Fenner & Smith Incorporated Fairness Opinion

Corporate and Institutional
Client Group
4 World Financial Center FL 30
New York NY 10080

October 28, 2001

Board of Directors

General Motors Corporation
300 Renaissance Center
Detroit, Michigan 48265-3000

Members of the Board:

      General Motors Corporation (“GM”) proposes to engage in a series of transactions involving its wholly owned subsidiary Hughes Electronics Corporation (“Hughes”). GM proposes that immediately prior to the Spin-Off Effective Time (as defined below) (1) each of GM and Hughes will take all necessary actions such that the Amended and Restated Certificate of Incorporation of Hughes, as amended, will be amended and restated (the “Hughes Charter Amendments”) to, among other things, authorize Class A common stock, par value $0.01 per share (the “Hughes Class A Common Stock”), Class B common stock, par value $0.01 per share (the “Hughes Class B Common Stock”) and Class C common stock, par value $0.01 per share (the “Hughes Class C Common Stock”, and together with the Hughes Class A Common Stock and the Hughes Class B Common Stock, the “Hughes Common Stock”), (2) Hughes will distribute to GM, in respect of GM’s retained economic ownership interest in Hughes, a dividend consisting of cash and/or notes in the amount of $4.2 billion (the “Recapitalization Amount”), which amount may be decreased in accordance with Section 1.3(b) of the Separation Agreement (as defined below), and to the extent of any shortfall in funds available to Hughes to pay in full such amount in cash, a demand note with a principal amount equal to the amount of such shortfall, which note will be paid in full upon the occurrence of the Merger Effective Time (as defined below), and, under certain circumstances (as described below), notes (the “Secured Notes”) secured by EchoStar Class B Common Stock (as defined below) or, after giving effect to the Transactions, Hughes Class B Common Stock, pledged by Charles W. Ergen, the controlling stockholder of EchoStar Communications Corporation (“EchoStar”), (3) all actions necessary will be taken by GM to cause the denominator of the fraction (the “Denominator”) described in Article Fourth, Division I, Section (a)(4) of the Restated Certificate of Incorporation of GM, as amended (the “GM Certificate of Incorporation”), to be reduced by a number equal to the quotient determined by dividing the Recapitalization Amount by the Recapitalization Price (together with other amendments to the GM Certificate of Incorporation contemplated by the Separation Agreement, the “GM Charter Amendment”) and (4) Hughes will issue to GM a certain number of shares of Hughes Class C Common Stock such that the number of shares of Hughes Class C Common Stock held by GM immediately prior to the Spin-Off Effective Time will equal the Denominator (giving effect to the reduction set forth in the immediately preceding clause (3)) as of such time (collectively, the “Hughes Recapitalization”). The Hughes Recapitalization will be effected pursuant to a Separation Agreement (the “Separation Agreement”) to be entered into by and between GM and Hughes. “Recapitalization Price” means the average (rounded to the nearest 1/10,000, or if there is no nearest 1/10,000, to the next highest 1/10,000) of the Volume Weighted Average Trading Prices (as defined below) of the GM Class H Common Stock (as defined below) for each of the five consecutive trading days (or, if less, the number of trading days following the Regulatory Approval Date (as defined below) and before the date of the Spin-Off Effective Time) ending on and including the trading day immediately prior to the date of the Spin-Off Effective Time. “Regulatory Approval Date” means the first date on which there is a public announcement by GM or Hughes that the conditions set forth in Sections 6.1(b) and 6.1(c) of the Merger

Agreement (as defined below) have been satisfied or waived. “Volume Weighted Average Trading Price” means, with respect to any trading day (defined as 9:30 a.m. through 4:30 p.m., Eastern Time), the weighted average of the reported per share prices at which transactions in GM Class H Common Stock are executed on the New York Stock Exchange during such trading day (weighted based on the number on shares of GM Class H Common Stock traded, as such weighted average price appears on the Bloomberg screen “Volume at Price” page for GM Class H Common Stock when observed at 5:00 p.m., Eastern Time, on such day).

      GM also proposes to spin-off Hughes (the “Spin-Off”, and together with the Hughes Recapitalization, the GM Charter Amendment and certain other transactions contemplated by the Implementation Agreement (as defined below) and the Separation Agreement, including, without limitation, the repayment in full of the outstanding principal amount under the credit facility made available to PanAmSat Corporation (“PanAmSat”) by Hughes pursuant to the Loan Agreement dated as of May 15, 1997, as amended, including the loan evidenced by the promissory note dated May 15, 1997 issued by PanAmSat to Hughes, the “GM Transactions”) immediately following the Hughes Recapitalization. Pursuant to the Spin-Off (1) each outstanding share of GM Class H Common Stock, par value $0.10 per share (the “GM Class H Common Stock”), will be redeemed in exchange for one share of Hughes Class C Common Stock and each share of GM Class H Common Stock will be canceled and cease to exist, (2) all outstanding shares of GM Series H 6.25% Automatically Convertible Preference Stock, par value $0.10 per share (the “GM Series H Preference Stock”), will be exchanged for shares of Preference Stock, par value $0.10 per share, of Hughes (the “Hughes Preference Stock”) and all such shares of GM Series H Preference Stock will be canceled and cease to exist and (3) GM will either retain or distribute by means of a dividend to the holders of the outstanding shares of GM Common Stock, par value $1 2/3 per share (the “GM $1 2/3 Common Stock”), the remaining shares of Hughes Class C Common Stock then held by GM and not previously distributed to the holders of GM Class H Common Stock. The date and time at which the Spin-Off becomes effective is referred to herein as the “Spin-Off Effective Time”.

      The Spin-Off will be effected pursuant to an Implementation Agreement (the “Implementation Agreement”) to be entered into by and among GM, Hughes and EchoStar.

      The Implementation Agreement provides that at any time after the date of the Implementation Agreement and prior to the date that is six months after the Spin-Off Effective Time, GM may, pursuant to one or more transactions, issue up to 100,000,000 shares of GM Class H Common Stock (subject to reduction pursuant to Section 1.3 of the Separation Agreement and subject to increase by up to 50,000,000 additional shares pursuant to the Supplemental Agreement (as defined below)) or distribute shares of Hughes Class C Common Stock, as applicable, to holders of certain outstanding debt obligations of GM (“Exchange Debt”) in exchange for such Exchange Debt (any such exchange, a “GM Debt/ Equity Exchange”).

      Immediately after consummation of the GM Transactions, and in accordance with the terms of an Agreement and Plan of Merger (the “Merger Agreement”) to be entered into by and among EchoStar and Hughes, EchoStar will merge with and into Hughes (the “Merger”, and together with the GM Transactions, the GM Debt/ Equity Exchange and the Merger Financing (as defined below), the “Transactions”), and Hughes will be the surviving corporation (the “Surviving Corporation”). The date and time at which the Merger becomes effective is referred to herein as the “Merger Effective Time”.

      Pursuant to the Merger, each issued and outstanding share of EchoStar Class A common stock, par value $0.01 per share, will be converted into 1/.73 shares of Hughes Class A Common Stock, each issued and outstanding share of EchoStar Class B common stock, par value $0.01 per share (the “EchoStar Class B Common Stock”), will be converted into 1/.73 shares of Hughes Class B Common Stock, each share of Hughes Class C Common Stock outstanding prior to the Merger will remain outstanding, each other share of Hughes capital stock, including the Hughes Preference Stock, if any, that is issued and outstanding immediately prior to the Merger Effective Time will remain outstanding and each share of capital stock of EchoStar held in the treasury of EchoStar will be cancelled and retired and no payment will be made in respect thereof.

      Certain lenders have delivered a commitment letter to Hughes and EchoStar pursuant to which they have committed to lend to Hughes (prior to the Merger Effective Time) and to the Surviving Corporation

(immediately after the Merger Effective Time) up to $2.7625 billion (together with the arrangements described in the next sentence, the “Merger Financing”). In addition, EchoStar has committed to use its best efforts to arrange for additional financing such that the aggregate amount of financing to be obtained pursuant to Merger Financing (including financing arranged pursuant to any co-arrangements with co-arrangers as contemplated under the commitment letter related to the Merger Financing) will be in the amount of at least $5.525 billion, and, in the event, and to the extent that there is no such additional financing, GM will receive the Secured Notes.

      You have advised us that GM will request a private letter ruling (the “Ruling”) from the Internal Revenue Service (“IRS”) to the effect that, and we have assumed that, the Spin-Off will be treated as a tax-free distribution under Section 355 and the related provisions of the Internal Revenue Code of 1986, as amended (the “Code”). We have further assumed that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

      You have asked us whether, in our opinion, taking into account all relevant financial aspects of the Transactions taken as a whole, the consideration to be provided to GM and its subsidiaries, to the holders of the GM $1 2/3 Common Stock, if applicable, and to the holders of the GM Class H Common Stock in the GM Transactions is fair, from a financial point of view, to the holders of the GM $1 2/3 Common Stock as a class and to the holders of the GM Class H Common Stock as a class, respectively.

      In arriving at the opinion set forth below, we have, among other things:

(1) reviewed the GM Certificate of Incorporation and GM’s By-Laws, each as of the date hereof, GM’s Annual Reports, Forms 10-K and related financial information for the three fiscal years ended December 31, 2000 and GM’s Forms 10-Q and the related unaudited financial information for the quarterly periods ended March 31, 2001 and June 30, 2001;

(2) reviewed Hughes’ Annual Reports, Forms 10-K and related financial information for the three fiscal years ended December 31, 2000 and Hughes’ Forms 10-Q and the related unaudited financial information for the quarterly periods ended March 31, 2001, June 30, 2001 and September 30, 2001;

(3) reviewed PanAmSat’s Annual Reports, Forms 10-K and related financial information for the three fiscal years ended December 31, 2000, PanAmSat’s Forms 10-Q and the related unaudited financial information for the quarterly periods ended March 31, 2001, June 30, 2001 and September 30, 2001;

(4) reviewed EchoStar’s Annual Reports, Forms 10-K and related financial information for the three fiscal years ended December 31, 2000 and EchoStar’s Forms 10-Q and the related unaudited financial information for the quarterly periods ended March 31, 2001 and June 30, 2001;

(5) reviewed certain information, including historical financial data and financial projections, relating to the business, earnings, cash flow, assets, liabilities and prospects of GM, Hughes and EchoStar furnished to us by GM, Hughes or EchoStar, as the case may be;

(6) conducted discussions with members of senior management of GM, Hughes and EchoStar concerning their respective businesses and prospects and their views regarding the strategic rationale for, and the financial effects on GM, Hughes and EchoStar, as the case may be, of the Transactions;

(7) reviewed certain information, including financial projections relating to the amount and timing of the revenue and cost savings synergies and related expenses expected to result from the Transactions (the “Expected Synergies”), furnished to us by GM, Hughes and EchoStar, as the case may be;

(8) reviewed the pro forma financial results, financial condition and capitalization of each of GM and Hughes and of the pro forma combined company (“Newco”), in each case after giving effect to the Transactions;

(9) conducted discussions with members of senior management of GM, Hughes and EchoStar concerning the Expected Synergies;

(10) conducted discussions with members of senior management of Hughes concerning their views regarding the strategic rationale for, and the financial effects on Hughes of, the Transactions and various strategic alternatives available to Hughes;

(11) compared the results of operations of Hughes and EchoStar with those of certain companies that we deemed to be reasonably similar to Hughes and EchoStar, respectively;

(12) reviewed drafts dated October 28, 2001 of the following (including any exhibits and attachments or schedules thereto): (i) the Implementation Agreement; (ii) the Merger Agreement; (iii) the Separation Agreement; (iv) the GM Charter Amendment; (v) the Hughes Charter Amendments; (vi) the Contribution and Transfer Agreement to be entered into by and between United States Trust Company of New York and GM; (vii) the Supplemental Agreement and Guaranty to be entered into by and among GM, Hughes, EchoStar and Charles W. Ergen (the “Supplemental Agreement”); and (viii) the Pledge Agreement to be entered into by and between GM and Charles W. Ergen, and certain related agreements thereto;

(13) reviewed the commitment letters related to the Merger Financing; and

(14) reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

      In preparing our opinion, we have relied on the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available, and we have not assumed any responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of the assets or liabilities of GM, Hughes or EchoStar, or been furnished with any such evaluation or appraisal. In addition, we have not assumed any obligation to conduct, nor have we conducted, any physical inspection of the properties or facilities of GM, Hughes or EchoStar. With respect to the financial projections and analyses of the Expected Synergies furnished to or discussed with us by GM, Hughes and EchoStar, as the case may be, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgments of the respective managements of GM, Hughes and EchoStar, as to the future financial performance of GM, Hughes, EchoStar and Newco, and as to the Expected Synergies.

      Furthermore, in preparing our opinion, we have assumed that in the course of obtaining the necessary consents or approvals (contractual, governmental or otherwise) for the Transactions no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the contemplated benefits of the Transactions. In addition, we have assumed that each of the Transactions will be consummated in a timely manner and in accordance with its terms as contemplated by the various agreements and other documents referred to herein. We have also assumed that the executed versions of the agreements and other documents referred to above will be substantially similar to the drafts reviewed by us. You have advised us, and we have assumed, that as a result of the GM Charter Amendment, the provisions of Article Fourth, Division I, Section (c) of the GM Certificate of Incorporation should not apply to the Transactions. We have also assumed that the Recapitalization Price will be determined by the Board of Directors of GM in accordance with the terms set forth in the Separation Agreement. We have further assumed that there will be no material adverse effect on GM, Hughes or Newco resulting from the accounting treatment of the Transactions. You have advised us, and we have assumed, that GM will be responsible for no contingent liabilities of Hughes which are material in the aggregate as a result of the consummation of the Transactions.

      Our opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of the date hereof.

      We have received fees for our services as financial advisor to GM in connection with the Transactions and will receive additional fees for our services that are contingent upon the consummation of certain transactions involving Hughes. In addition, GM has agreed to indemnify us for certain liabilities arising out of our engagement. We have also, in the past, provided financial advisory and financing services to GM and its affiliates and may continue to do so and have received, and may receive, fees for rendering of such services. In addition, in the ordinary course of our business, we may actively trade shares of the GM $1 2/3 Common Stock, the GM Class H Common Stock, and other securities of GM for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

      During the course of our engagement, we were asked by you to solicit indications of interest from various third parties regarding a transaction with Hughes, and we have considered the results of such solicitation in rendering our opinion.

      This opinion is for the use and benefit of the Board of Directors of GM. This opinion may not be reproduced, disseminated, quoted, summarized or referred to at any time, in any manner or for any purpose without the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated, provided, however, that this letter may be included in its entirety in any proxy or consent solicitation statement/prospectus to be distributed to the holders of the GM $1 2/3 Common Stock or the GM Class H Common Stock in connection with the Transactions. We express no opinion as to the prices at which (i) the GM $1 2/3 Common Stock, the GM Class H Common Stock or the GM Series H Preference Stock will trade subsequent to the announcement of the Transactions and (ii) the Hughes Common Stock, the Hughes Preference Stock or the GM $1 2/3 Common Stock will trade subsequent to the consummation of the Transactions. We have not been requested to opine as to, and our opinion does not in any manner address, GM’s or Hughes’ underlying business decision to proceed with or effect the Transactions, the relative merits of the Transactions as compared to any alternative business strategies or transactions that might exist for GM or Hughes or the effects of any other transaction in which GM or Hughes might engage. Furthermore, we have not been requested to opine as to, and our opinion does not in any manner address, the purchase by EchoStar of the shares of capital stock of PanAmSat owned by subsidiaries of Hughes in the event the Merger Agreement is terminated.

      On the basis of and subject to the foregoing, we are of the opinion that, taking into account all relevant financial aspects of the Transactions taken as a whole, the consideration to be provided to GM and its subsidiaries, to the holders of the GM $1 2/3 Common Stock, if applicable, and to the holders of the GM Class H Common Stock in the GM Transactions is fair from a financial point of view to the holders of the GM $1 2/3 Common Stock as a class and to the holders of the GM Class H Common Stock as a class, respectively.

Very truly yours,

/s/ Merrill Lynch, Pierce, Fenner & Smith
Incorporated
MERRILL LYNCH, PIERCE, FENNER & SMITH
INCORPORATED

Bear Stearns Fairness Opinion

Bear, Stearns & Co. Inc.
245 Park Avenue
New York, NY 10167
Tel 212-272-2000
www.bearstearns.com
October 28, 2001

Board of Directors

General Motors Corporation
300 Renaissance Center
Detroit, Michigan 48265-3000

Ladies and Gentlemen:

We understand that General Motors Corporation (“GM”), Hughes Electronics Corporation (together with its affiliates, “Hughes”), a wholly owned subsidiary of GM, and EchoStar Communications Corporation (“EchoStar”) have entered into various agreements that will result in a series of transactions which include the merger of Echostar with and into Hughes (the “Merger,” and the combined company subsequent to the Merger, “Newco”) following the separation of Hughes from GM. Prior to the Merger and Spin-Off (as defined below), GM and Hughes will cause the Amended and Restated Certificate of Incorporation of Hughes to be further amended, among other things, to authorize Class A common stock, par value $0.01 per share (the “Hughes Class A Common Stock”), Class B common stock, par value $0.01 per share (the “Hughes Class B Common Stock”) and Class C Common Stock, par value $0.01 per share (the “Hughes Class C Common Stock”, and together with the Hughes Class A Common Stock and the Hughes Class B Common Stock, the “Hughes Common Stock”) in accordance with the provisions of the Implementation Agreement (as defined below).

We further understand that:

      (1) Prior to the Merger, Hughes will distribute to GM a dividend (the “Dividend”) consisting of cash and/or notes in the amount of $4.2 billion, which amount may be decreased in accordance with Section 1.3(b) of the Separation Agreement (as defined below) and, to the extent of any shortfall in funds available to Hughes to pay in full such amount in cash, a demand note with an original principal amount equal to the amount of such shortfall which will be payable upon consummation of the Merger, and, under certain circumstances, notes secured by EchoStar Class B Common Stock (as defined below) or, after giving effect to the Merger, Hughes Class B Common Stock pledged by Charles W. Ergen, the controlling stockholder of EchoStar, and, in connection with such Dividend, the denominator (the “Denominator”) of the fraction described in Article Fourth, Division I, Section (a)(4) of the Amended and Restated Certificate of Incorporation of GM, as amended (the “GM Certificate of Incorporation”), will be reduced as contemplated by the Separation Agreement (together with other amendments to the GM Certificate of Incorporation contemplated by the Separation Agreement, the “GM Charter Amendment”). In connection therewith, Hughes shall issue to GM a number of shares of Hughes Class C Common Stock such that the number of shares of Hughes Class C Common Stock held by GM immediately prior to the Spin-Off (as defined below) shall be equal to the Denominator (collectively, the payment of the Dividend, the reduction of the Denominator and the issuance by Hughes to GM of Hughes Class C Common Stock are hereafter referred to as the “Hughes Recapitalization”).

      (2) Immediately following the Hughes Recapitalization and immediately prior to the Merger, (i) GM, pursuant to provisions to be implemented by means of the GM Charter Amendment, will distribute to holders of record of GM’s Class H Common Stock, par value $0.10 per share (the “GM Class H Common Stock”), shares of Hughes Class C Common Stock in exchange for all of the outstanding shares of GM Class H Common Stock in accordance with the GM Certificate of Incorporation, as amended by the GM Charter Amendment, and the GM Class H Common Stock will be redeemed and cancelled, (ii) GM will distribute to holders of record of GM’s Series H 6.25% Automatically Convertible Preference Stock, par value $0.10 per share (the “GM Series H Preference Stock”), shares of preference stock, par value $0.10 per share, of Hughes (the “Hughes Preference Stock”) in exchange for all of the outstanding shares of GM Series H Preference Stock in accordance with the Certificate of Designations relating to the GM Series H Preference Stock, and the GM Series H Preference Stock will be cancelled and (iii) GM will retain, or distribute by means of a dividend to the holders of record of GM’s Common Stock, par value $1 2/3 per share (the “GM $1 2/3 Common Stock”), the remaining shares of Hughes Class C Common Stock held by GM and not distributed to the holders of record of GM Class H Common Stock, in each case as provided in the Implementation Agreement (as defined below) (collectively, the “Spin-Off”). The Spin-Off, the Hughes Recapitalization, the GM Charter Amendment and certain other transactions contemplated by the Implementation Agreement and the Separation Agreement, including without limitation, the repayment in full of the outstanding principal amount under the credit facility made available to PanAmSat Corporation (“PanAmSat”) by Hughes pursuant to the Loan Agreement dated May 15, 1997, as amended, are collectively referred to herein as the “GM Transactions.”

      (3) The Implementation Agreement provides that at any time after the date of the Implementation Agreement and prior to the date that is six months after the effective time of the Merger, GM may, pursuant to one or more transactions, issue up to 100,000,000 shares of GM Class H Common Stock (subject to reduction pursuant to Section 1.3 of the Separation Agreement and subject to increase by up to 50,000,000 additional shares pursuant to the Supplemental Agreement (as defined below)) or distribute shares of Hughes Class C Common Stock, as applicable, to holders of certain outstanding debt obligations of GM (“Exchange Debt”) in exchange for such Exchange Debt (any such exchange, a “GM Debt/ Equity Exchange”).

      (4) Pursuant to the Merger, each issued and outstanding share of EchoStar Class A common stock, par value $0.01 per share (the “EchoStar Class A Common Stock”) will be converted into 1/0.73 shares of Hughes Class A Common Stock, each issued and outstanding share of EchoStar Class B common stock, par value $0.01 per share (the “EchoStar Class B Common Stock”) will be converted into 1/0.73 shares of Hughes Class B Common Stock, each share of Class C Common Stock that is issued and outstanding will remain outstanding and each share of capital stock of EchoStar held in the treasury of EchoStar will be cancelled and retired and no payment will be made in respect thereof.

      (5) Certain lenders have delivered one or more commitment letters to EchoStar and/or Hughes pursuant to which they committed to EchoStar and/or Hughes to lend to Hughes or Newco at or prior to the effective time of the Merger at least $2.7625 billion in the aggregate, together with the arrangements described in clause (6) below (the “Merger Financing”).

      (6) EchoStar has committed to use its best efforts to arrange for additional financing such that the aggregate amount of financing to be obtained pursuant to the Merger Financing (including financing arranged pursuant to any co-arrangements with co-arrangers as contemplated under the commitment letter relating to the Merger Financing) shall be in the amount of at least $5.525 billion and, in the event and to the extent that there is no such additional financing, GM shall receive a note secured by EchoStar Class B Common Stock pledged by Charles W. Ergen, the controlling stockholder of EchoStar.

You have provided us with a copy of each of the Transaction Agreements (as defined below) in substantially the form to be executed by GM, Hughes and the other parties to such agreements. For purposes of this opinion the term “Transactions” shall mean the GM Transactions, the Merger, the GM Debt/ Equity Exchange and the Merger Financing.

You have asked us to render our opinion, taking into account all relevant financial aspects of the Transactions taken as a whole, whether the consideration to be provided to GM and its subsidiaries, to the holders of the GM $1 2/3 Common Stock, if applicable, and to the holders of GM Class H Common Stock in the GM Transactions is fair, from a financial point of view, to the holders of GM $1 2/3 Common Stock as a class and the holders of GM Class H Common Stock as a class, respectively.

In the course of performing our review and analyses for rendering this opinion, we have:

•	reviewed recent drafts of: the Merger Agreement by and among Hughes and EchoStar (the “Merger Agreement”); the Separation Agreement by and between GM and Hughes (the “Separation Agreement”); the Implementation Agreement by and among GM, Hughes and EchoStar (the “Implementation Agreement”); the Contribution and Transfer Agreement to be entered into by and between United States Trust Company of New York and GM; the Supplemental Agreement and Guaranty to be entered into by an among GM, Hughes, EchoStar and the Samburu Warrior Revocable Trust (the “Supplemental Agreement”); and the Pledge Agreement to be entered into by and between GM and the Samburu Warrior Revocable Trust, and certain other agreements contemplated thereby (collectively, the “Transaction Agreements”);

•	reviewed the commitment letters related to the Merger Financing;

•	reviewed GM’s Restated Certificate of Incorporation and GM’s By-laws, each as of the date hereof, and GM’s Annual Reports to Shareholders and Annual Reports on Form 10-K for the years ended December 31, 1998 through 2000, its Quarterly Reports on Form 10-Q for the periods ended March 31, 2001 and June 30, 2001 and its Reports on Form 8-K for the three years ended the date hereof;

•	reviewed Hughes’ Annual Reports to Shareholders and Annual Reports on Form 10-K for the years ended December 31, 1998 through 2000, its Quarterly Reports on Form 10-Q for the periods ended March 31, 2001 and June 30, 2001 and its Reports on Form 8-K for the three years ended the date hereof;

•	reviewed PanAmSat’s Annual Reports to Shareholders and Annual Reports on Form 10-K for the years ended December 31, 1998 through 2000, its Quarterly Reports on Form 10-Q for the periods ended March 31, 2001 and June 30, 2001 and its Reports on Form 8-K for the three years ended the date hereof;

•	reviewed EchoStar’s Annual Reports to Shareholders and Annual Reports on Form 10-K for the years ended December 31, 1998 through 2000, its Quarterly Reports on Form 10-Q for the periods ended March 31, 2001, June 30, 2001 and September 30, 2001 and its Reports on Form 8-K for the three years ended the date hereof;

•	reviewed certain operating and financial information, including financial projections for the five years ended 2005, provided to us by management of Hughes, EchoStar and their related affiliates relating to their respective businesses and business prospects;

•	discussed with management of GM, Hughes and EchoStar the current business landscape related to Hughes’ and EchoStar’s businesses and the competitive environment of the media and satellite communications sectors and the strategic benefits of pursuing the Transactions;

•	reviewed certain estimates of revenue enhancements, cost savings and other combination benefits expected to result from the Transactions, prepared and provided to us by Hughes;

•	performed sum-of-the parts valuation analysis of Hughes, EchoStar and Newco based upon, among other things:

•	historical prices, trading multiples and trading volumes of the common shares of Hughes and EchoStar;

•	financial data, stock market performance data and trading multiples of companies which we deemed generally comparable to Hughes’ significant businesses (i.e., DIRECTV, DIRECTV Latin America, PanAmSat and Hughes Network Systems entities (“HNS”)); and to EchoStar;

•	discounted cash flow analyses based on financial projections with respect to Hughes’ significant businesses (i.e., DIRECTV, DIRECTV Latin America, PanAmSat and HNS) and to EchoStar’s businesses, in each case furnished to us by GM and Hughes and discounted cash flow analyses of synergy estimates for Newco furnished to us by GM and Hughes;

•	reviewed the pro forma financial results, financial condition and capitalization of GM, Hughes and Newco, after giving effect to the Transactions; and

•	conducted such other studies, analyses, inquiries and investigations as we have deemed appropriate.

We have relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information, including without limitation, the projections and synergy estimates provided to us by Hughes and EchoStar. With respect to the projected financial results of the constituent businesses and the potential synergies that could be achieved upon consummation of the Transactions, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior managements of GM, Hughes and EchoStar as to the expected future performance of Hughes, EchoStar and Newco. We have not assumed any responsibility for the independent verification of any such information or of the projections and synergy estimates provided to us, and we have further relied upon the assurances of the senior managements of GM, Hughes and EchoStar that they are unaware of any facts that would make the information, projections and synergy estimates provided to us incomplete or misleading.

In arriving at our opinion, we have not performed or obtained any independent appraisal of the assets or liabilities (contingent or otherwise) of Hughes, EchoStar or Newco, nor have we been furnished with any such appraisals. During the course of our engagement, we were asked by the Board of Directors of GM to solicit indications of interest from various third parties regarding a transaction with Hughes, and we have considered the results of such solicitation in rendering our opinion. We have assumed that the Spin-Off will qualify as a tax-free distribution under Section 355 of the Internal Revenue Code and we have assumed that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code. You have advised us, and we have assumed, that as a result of the GM Charter Amendment, the provisions of Article Fourth, Division I, Section (c) of the GM Certificate of Incorporation will not apply to the Transactions. We have assumed that the Transactions will be consummated in a timely manner and in accordance with the terms of the applicable agreements without any limitations, restrictions, conditions, amendments or modifications, regulatory or otherwise, that collectively would have a material effect on GM, Hughes or EchoStar. We have further assumed that there will be no material adverse effect on GM, Hughes or Newco resulting from the accounting treatment of the Transactions. You have advised us, and we have assumed, that GM will be responsible for no contingent liabilities of Hughes which are material in the aggregate as a result of consummation of the Transactions.

We do not express any opinion as to the price or range of prices at which the shares of GM $1 2/3 Common Stock, GM Class H Common Stock or GM Series H Preference Stock may trade subsequent to the announcement of the Transactions, nor do we express any opinion as to the price or range of prices at which the shares of Hughes Common Stock, Hughes Preference Stock or GM $1 2/3 Common Stock may trade subsequent to consummation of the Transactions.

We have acted as a financial advisor to GM in connection with the Transactions and will receive a customary fee for such services, a substantial portion of which is contingent on successful consummation of the Merger. Bear Stearns has been previously engaged by GM and affiliates of GM to provide certain investment banking and financial advisory services for which we received customary fees. In the ordinary course of business, Bear Stearns may actively trade the equity and debt securities of GM, Hughes, EchoStar or their respective public affiliates for our own account and for the account of our customers and, accordingly, may at any time hold a long or short position in such securities.

It is understood that this letter is intended for the benefit and use of the Board of Directors of GM in connection with their consideration of the GM Transactions and the Merger and related transactions and does not constitute a recommendation to the Board of Directors of GM or any holders of GM $1 2/3 Common Stock or GM Class H Common Stock as to how to vote in connection with the Transactions. This opinion does not address GM’s or Hughes’ underlying business decisions to pursue the Transactions, the relative merits of the Transactions as compared to any alternative business strategies or transactions that might exist for GM or Hughes or the effects of any other transaction in which GM or Hughes might engage. This letter is not to be used for any other purpose, or be reproduced, disseminated, quoted from or referred to at any time, in whole or in part, without our prior written consent; provided, however, that this letter may be included in its entirety in any proxy or consent solicitation statement/prospectus to be distributed to the holders of GM $1 2/3 Common Stock or GM Class H Common Stock in connection with the Transactions. Our opinion is subject to the assumptions and conditions contained herein and is necessarily based on economic, market and other conditions, and the information made available to us, as of the date hereof. We have not considered, and we are not rendering any opinion with respect to the sale of PanAmSat if the Transactions are terminated. We assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof.

Based on and subject to the foregoing, it is our opinion that, as of the date hereof, and taking into account all relevant financial aspects of the Transactions taken as a whole, the consideration to be provided to GM and its subsidiaries, to the holders of GM $1 2/3 Common Stock, if applicable, and to the holders of GM Class H Common Stock in the GM Transactions is fair, from a financial point of view, to the holders of GM $1 2/3 Common Stock as a class and the holders of GM Class H Common Stock as a class, respectively.

Very truly yours,

BEAR, STEARNS & CO. INC.

By:	/s/ RICHARD OSLER

Senior Managing Director

Credit Suisse First Boston Fairness Opinion

CREDIT SUISSE FIRST BOSTON CORPORATION
Eleven Madison Avenue Telephone 212 325 2000
New York, NY 10010-3629

October 28, 2001

Board of Directors

Hughes Electronics Corporation
200 N. Sepulveda Boulevard
El Segundo, California 90245

Board of Directors

General Motors Corporation
300 Renaissance Center
Detroit, Michigan 48265

Members of the Boards:

      You have asked us to provide you with our opinion with respect to the fairness, from a financial point of view, to the holders of Class C Common Stock of Hughes Electronics Corporation (“Hughes”) immediately prior to the Merger (as defined below), including, in such capacity, General Motors Corporation (“GM”) and holders of GM’s Common Stock, par value $1 2/3 per share (“GM $1 2/3 Common Stock”), and GM’s Class H Common Stock, par value $0.10 per share (“GM Class H Common Stock”), as applicable, of the Exchange Ratios (as defined below) pursuant to the Agreement and Plan of Merger, dated as of October 28, 2001 (the “Merger Agreement”), by and between Hughes and EchoStar Communications Corporation (“EchoStar”). The Merger Agreement provides, among other things, for the merger (the “Merger”) of EchoStar with and into Hughes with Hughes as the surviving corporation. Pursuant to the Merger, each outstanding share of Class A Common Stock, par value $0.01 per share (“EchoStar Class A Common Stock”), of EchoStar will be converted into 1/.73 shares (the “Class A Exchange Ratio”) of Class A Common Stock, par value $0.01 per share (“Hughes Class A Common Stock”), of Hughes, each outstanding share of Class B Common Stock, par value $0.01 per share (“EchoStar Class B Common Stock” and, together with the EchoStar Class A Common Stock, the “EchoStar Common Stock”), of EchoStar will be converted into 1/.73 shares (the “Class B Exchange Ratio” and, together with the Class A Exchange Ratio, the “Exchange Ratios”) of Class B Common Stock, par value $0.01 per share (“Hughes Class B Common Stock”), of Hughes, and each outstanding share of Class C Common Stock, par value $0.01 per share (“Hughes Class C Common Stock” and, together with the Hughes Class A Common Stock and Hughes Class B Common Stock, the “Hughes Common Stock”), of Hughes, will remain outstanding. If the Merger Agreement is terminated in specified circumstances relating to the failure to satisfy certain conditions regarding the Merger Financing (as defined below) or the receipt of necessary antitrust or FCC approvals, EchoStar will purchase from certain subsidiaries of Hughes all of the shares of capital stock of PanAmSat Corporation (“PanAmSat”) owned by such subsidiaries (the “PanAmSat Stock Sale”) pursuant to a stock purchase agreement between such subsidiaries and EchoStar (the “PanAmSat Stock Purchase Agreement”).

      You have advised us that pursuant to a Separation Agreement (the “Separation Agreement”) to be entered into between GM and Hughes, prior to the Merger: (i) Hughes will distribute to GM, in respect of GM’s ownership interest in Hughes, a dividend (the “GM Cash Distribution”) consisting of cash in the amount of $4.2 billion (which amount may be reduced in accordance with Section 1.3 of the Separation Agreement) and, to the extent that Hughes shall not have sufficient cash resources to fund such cash amount, the Demand Note (as defined in the Separation Agreement) and, in certain circumstances, the Additional Notes (as defined below), in an aggregate principal amount equal to the amount of such insufficiency, and in connection with such dividend (A) the denominator of the fraction described in Article Fourth, Division I,

Section (a)(4) of the GM Certificate of Incorporation will be reduced as contemplated by the Separation Agreement and (B) each outstanding share of common stock, par value $0.01 per share, of Hughes will be redenominated as Hughes Class C Common Stock (collectively, the “Hughes Recapitalization”); (ii) immediately following the Hughes Recapitalization, GM will (A) in accordance with an amendment to GM’s Certificate of Incorporation, redeem all of the issued and outstanding shares of GM Class H Common Stock, which will thereupon be cancelled, in exchange for shares of Hughes Class C Common Stock (the “Class H Redemption”) and (B) in connection with the Class H Redemption, exchange shares of Preference Stock, par value $0.10 per share, of Hughes for each outstanding share of GM Series H 6.25% Automatically Convertible Preference Stock, par value $0.10 per share, which shall thereupon be cancelled; and (iii) GM will, in accordance with, and subject to, the terms and conditions of an Implementation Agreement to be entered into among GM, Hughes and EchoStar (the “Implementation Agreement”), either retain or distribute, by means of a dividend to the holders of record of GM $1 2/3 Common Stock, the shares of Hughes Class C Common Stock held by GM following the Class H Redemption (the transactions set forth in clauses (ii) and (iii) above being referred to herein collectively as the “Spin-Off,” and the transactions and other actions (including the amendment of GM’s Certificate of Incorporation) set forth in clauses (i) through (iii) above, together with certain other transactions contemplated by the Implementation Agreement and the Separation Agreement, being referred to herein collectively as the “GM Transactions”).

      You also have advised us that, in connection with the GM Transactions and the Merger, (i) upon the terms and conditions set forth in a commitment letter provided to Hughes and EchoStar (the “Commitment Letter”), Hughes or the surviving corporation in the Merger will borrow an aggregate of up to $2.7625 billion for the purpose of financing the GM Cash Distribution and for general corporate purposes (together with the additional financing described under clause (ii) below, the “Merger Financing”) or, in certain circumstances, EchoStar will borrow up to an aggregate of $1.9 billion for the purpose of consummating the PanAmSat Stock Sale (the “PanAmSat Financing” and, together with the Merger Financing, the “Financings”), (ii) pursuant to a Supplemental Agreement and Guaranty (the “Supplemental Agreement”) to be entered into between EchoStar, The Samburu Warrior Revocable Trust (the “Trust”), Charles W. Ergen, Hughes and GM, EchoStar has committed to use its best efforts to arrange for additional financing such that the aggregate amount of the Merger Financing is $5.525 billion and, in the event such additional financing is not obtained the GM Cash Distribution will include notes (“Additional Notes”) secured by shares of EchoStar Common Stock pursuant to a Pledge Agreement (the “Pledge Agreement”) to be entered into by the Trust in favor of GM and (iii) GM may, at any time after the date of the Merger Agreement and prior to the date that is six months after the Spin-Off, in one or more transactions, issue or distribute, as applicable, up to an aggregate of 100,000,000 of its shares of GM Class H Common Stock or Hughes Class C Common Stock (which amount may be reduced or increased in accordance with the Separation Agreement and Implementation Agreement (together, the “Stock Issuance Adjustments”)), to holders of and in exchange for certain outstanding debt obligations of GM (the “GM Debt/ Equity Exchange(s)”).

      In arriving at our opinion, we have reviewed certain publicly available business and financial information relating to Hughes and EchoStar, as well as execution versions of the Merger Agreement, the Separation Agreement, the Commitment Letter, the Implementation Agreement, the PanAmSat Stock Purchase Agreement, the Supplemental Agreement, the Pledge Agreement, the proposed amendments to the certificate of incorporation of Hughes relating to the classes of shares of Hughes Common Stock to be issued by Hughes in the GM Transactions and the Merger and certain related documents (collectively, the “Transaction Agreements”). We have also reviewed certain other information, including financial forecasts prepared and provided to us by Hughes and EchoStar with respect to Hughes and EchoStar, respectively (collectively, the “Hughes and EchoStar Forecasts”). We have also reviewed certain financial forecasts prepared and provided to us by the management of Hughes with respect to the pro forma combined entity resulting from the Merger (the “Pro Forma Forecasts”), including estimates prepared and provided to us by the management of Hughes as to the cost savings and other potential synergies anticipated to result from the Merger, and have met with members of the management of Hughes and EchoStar to discuss the business and prospects of Hughes and EchoStar. We have also considered certain financial data of Hughes and EchoStar and certain stock market data relating to shares of GM Class H Common Stock and EchoStar Class A Common Stock and have compared those data with similar data for publicly held companies in businesses similar to Hughes and

EchoStar. We have considered the financial terms of certain business combinations and other transactions which have been effected or announced. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

      In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information and have relied on its being complete and accurate in all material respects. With respect to the Hughes and EchoStar Forecasts, we have been advised and have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of Hughes’ and EchoStar’s managements as to the future financial performance of Hughes and EchoStar, respectively. We have also assumed that the Pro Forma Forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of Hughes’ management as to the cost savings and other potential synergies anticipated to result from the Merger (including the amount, timing and achievability thereof). For purposes of our analyses, we have been advised and have assumed (and we have been advised that for purposes of preparing the Pro Forma Forecasts, the management of Hughes assumed) that (i) the GM Transactions, the Financings and the Merger will be consummated or effected in accordance with the terms of the Transaction Agreements, without waiver, amendment or modification of any material representation, warranty, covenant, condition or other agreement contained therein, (ii) in the course of obtaining any necessary regulatory or third party approvals for such transactions, no delay, condition or restriction will be imposed that will have an adverse effect on the contemplated benefits of such transactions to Hughes and EchoStar, (iii) the Stock Issuance Adjustments will not have any adverse effect on the contemplated benefits of such transactions to the holders of Hughes Class C Stock and (iv) neither the consummation of the GM Transactions, the Financings, the GM Debt/ Equity Exchange(s) or the Merger nor the existence or occurrence of any past or future events and circumstances will have an adverse effect on the contemplated tax treatment of any such transactions. For purposes of our opinion we have, with your consent, also assumed that all of the Transaction Agreements, when executed, will conform to the forms reviewed by us in all respects material to our analyses, and that the definitive loan agreements with respect to the Financings, when executed, will not contain any material terms other than those set forth in the Commitment Letter.

      You also have advised us, and we have assumed, that the Merger will be treated as a tax-free reorganization for federal income tax purposes. In addition, we have not been requested to make, and have not made, an independent evaluation or appraisal of the assets and liabilities (contingent or otherwise) of Hughes or EchoStar, nor have we been furnished with any such evaluation or appraisal. Our opinion is necessarily based upon information available to us and financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. We are not expressing any opinion as to the actual value of the shares of Hughes Common Stock or the prices at which such shares will trade at any time.

      We have acted as financial advisor to Hughes in connection with the Merger and certain related matters and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Merger. We and our affiliates have in the past provided, and may in the future provide, investment banking and financial services to Hughes, GM, EchoStar and/or certain of their affiliates for which services we have received, and expect to receive, compensation. We have not advised GM in connection with the GM Transactions, the Financings, the GM Debt/ Equity Exchange(s) or the Merger other than by providing this opinion to the Board of Directors of GM, in consideration of which GM has agreed to indemnify us and certain related persons for losses arising in connection with or as a result of this opinion and related matters. Furthermore, in the ordinary course of our business, we and our affiliates may actively trade the debt and equity securities of Hughes, GM, EchoStar, PanAmSat and/or certain of their affiliates for our and our affiliates’ accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

      It is understood that this letter is addressed and delivered to the Boards of Directors of Hughes and GM in connection with their consideration of the Merger and does not constitute a recommendation with respect to how any stockholder of GM should vote or act on any matter relating to the GM Transactions. Our opinion does not address the underlying business decisions of Hughes and GM to effect the GM Transactions, the Financings, the GM Debt/ Equity Exchange(s) or the Merger or the merits of any such transactions as opposed to alternative business strategies and transactions that might be available to Hughes and GM. As indicated above, for purposes of our analyses, we took into account the terms of the GM Transactions and the Financings. However, our opinion only addresses the fairness, from a financial point of view, of the Exchange Ratios pursuant to the Merger and does not address the fairness of any aspect of the GM Transactions, the Financings, the GM Debt/ Equity Exchange(s) or any other related or unrelated transaction or agreement or the likelihood of their consummation. In particular our opinion does not address the fairness of the consideration to be received by, or as between, the holders of GM Class H Common Stock, GM and the holders of GM $1 2/3 Common Stock pursuant to or as a result of the GM Transactions. In that regard, you have advised us that GM’s financial advisors have provided you with their opinion with respect to the fairness, from a financial point of view, to the holders of the GM $1 2/3 Common Stock and the holders of the GM Class H Common Stock of the consideration to be received by GM, its subsidiaries and such classes of stockholders pursuant to the GM Transactions.

      Based upon and subject to the foregoing, it is our opinion that, as of the date hereof and based on current market conditions, the Exchange Ratios pursuant to the Merger are fair, from a financial point of view, to the holders of Hughes Class C Common Stock immediately prior to the Merger, including GM and holders of GM $1 2/3 Common Stock and GM Class H Common Stock, as applicable.

Very truly yours,

CREDIT SUISSE FIRST BOSTON CORPORATION

By:	/s/ CHRISTOPHER LAWRENCE

Goldman Sachs Fairness Opinion

Goldman, Sachs & Co. / 85 Broad Street / New York, New York 10004

Tel. 212-902-1000

PERSONAL AND CONFIDENTIAL

October 28, 2001

Board of Directors

General Motors Corporation
300 Renaissance Center
Detroit, Michigan 48265

Board of Directors

Hughes Electronics Corporation
200 N. Sepulveda Boulevard
El Segundo, California 90245

Ladies and Gentlemen:

      You have requested our opinion as to the fairness to the holders of the Common Stock of Hughes Electronics Corporation, a Delaware corporation (“Hughes”), immediately prior to the Merger (as defined below), including, as applicable, (i) General Motors Corporation, a Delaware corporation and the parent of Hughes (“GM”), (ii) the holders of GM’s Common Stock, par value $1 2/3 per share (the “GM 1 2/3 Common Stock”), and (iii) the holders of GM’s Class H Common Stock, par value $0.10 per share (the “GM Class H Common Stock,” and, together with the GM 1 2/3 Common Stock, the “Common Shares”), of the Exchange Ratios (as defined below) pursuant to the Agreement and Plan of Merger dated as of October 28, 2001 (the “Merger Agreement”) by and between Hughes and EchoStar Communications Corporation, a Nevada corporation (“ECC”). Undefined capitalized terms used herein shall have the meanings assigned to them in the Merger Agreement and in the Implementation Agreement dated as of October 28, 2001 by and among GM, Hughes and ECC (the “Implementation Agreement”). Pursuant to the Merger Agreement, ECC will merge (the “Merger”) with and into Hughes, with Hughes as the surviving corporation in the Merger, and, pursuant to the Merger, each issued and outstanding share of ECC Class A Common Stock will be converted into and represent 1/.73 shares of Hughes Class A Common Stock (the “Class A Exchange Ratio”), each issued and outstanding share of ECC Class B Common Stock will be converted into and represent 1/.73 shares of Hughes Class B Common Stock (the “Class B Exchange Ratio,” and, together with the Class A Exchange Ratio, the “Exchange Ratios”), each issued and outstanding share of Hughes capital stock, including the Hughes Class C Common Stock and the Hughes Preference Stock, that is issued and outstanding immediately prior to the Merger Effective Time shall remain outstanding, and each share of capital stock of ECC held in the treasury of ECC will be cancelled and retired and no payment will be made in respect thereof.

      You have informed us that prior to the Merger Effective Time, among other things:

(a) Hughes will distribute to GM, immediately prior to the Spin-Off, in respect of GM’s ownership interest in Hughes, the Cash Dividend (as defined in the GM/ Hughes Separation Agreement) (which amount may be reduced pursuant to Section 1.3 of the Separation Agreement) and, if and to the extent of any shortfall in funds available to Hughes to pay in full the Cash Dividend, the Hughes Demand Note (as defined in the GM/ Hughes Separation Agreement), and, under certain circumstances, notes secured by a pledge of certain shares of ECC stock by Charles W. Ergen (“Ergen”), the controlling stockholder of ECC, and in connection with such dividend the denominator of the fraction described in Article

Fourth, Division I, Section (a)(4) of the GM Certificate of Incorporation will be reduced as contemplated by the GM/ Hughes Separation Agreement (the “Hughes Recapitalization”); and

(b) immediately following the Hughes Recapitalization, GM will effect the Spin-Off in the following manner: (i) pursuant to an amendment to the GM Certificate of Incorporation made in connection with the Hughes Recapitalization, GM will distribute to the holders of record of GM Class H Common Stock shares of Hughes Class C Common Stock in exchange for all of the outstanding shares of GM Class H Common Stock, and the GM Class H Common Stock will be redeemed and canceled, (ii) in accordance with the Certificate of Designations relating to the GM Series H Preference Stock, GM will distribute to holders of record of GM Series H Preference Stock shares of Hughes Preference Stock in exchange for all of the outstanding shares of GM Series H Preference Stock, and the GM Series H Preference Stock will be canceled, and (iii) subject to Section 5.2(h) of the Implementation Agreement, GM will either retain, or, immediately following the redemption of shares of GM Class H Common Stock in exchange for shares of Hughes Class C Common Stock as described in clause (i) above, distribute by means of a dividend to the holders of record of the GM $1 2/3 Common Stock, in respect of all outstanding shares of GM $1 2/3 Common Stock, the remaining shares of Hughes Class C Common Stock held by GM and not previously distributed to the holders of record of GM Class H Common Stock (the transactions described in clauses (i) through (iii) above being herein referred to collectively as the “Spin-Off,” and the Hughes Recapitalization, the Spin-Off and the GM Debt/ Equity Exchange being herein referred to collectively as the “GM Transactions”).

      We understand that pursuant to the PanAmSat Stock Purchase Agreement, HCI, HCG and HCSS have agreed to sell to ECC, and ECC has agreed to purchase from HCI, HCG and HCSS, all of the shares of capital stock of PanAmSat owned by HCI, HCG and HCSS in the event that the Merger Agreement is terminated in certain specified circumstances relating to the treatment of the Merger under applicable antitrust laws or relating to a failure of the Hughes Financing. In addition, you have informed us that (i) certain lenders have delivered a commitment letter to Hughes and ECC pursuant to which they have committed to lend to Hughes (prior to the Merger Effective Time) and the Surviving Corporation (immediately after the Merger Effective Time) up to $2.7625 billion for the purpose of financing the Recapitalization Amount (as defined in the GM/ Hughes Separation Agreement), refinancing certain outstanding indebtedness in connection with the consummation of the Merger and financing the combined business of Hughes and ECC following the Merger on the terms set forth therein (together with the arrangements described under clause (ii) below, the “Hughes Financing”), (ii) ECC has committed to use its best efforts to arrange for additional financing such that the aggregate amount of financing to be obtained pursuant to the Hughes Financing (including financing arranged pursuant to any co-arrangements with co-arrangers as contemplated under the commitment letter relating to the Hughes Financing) shall be in the amount of at least $5.525 billion, and, in the event and to the extent that there is not such additional financing, GM will receive a note secured by certain shares of ECC stock pledged by Ergen, and (iii) certain lenders have delivered a commitment letter to ECC pursuant to which they have committed to lend to ECC up to $1.9 billion for the purpose of consummating the PanAmSat Stock Sale on the terms set forth therein (the “PanAmSat Financing” and, together with the Hughes Financing, the “Financings”). You have also informed us that at any time after the date of the Merger Agreement and prior to the date that is six months after the Spin-Off Effective Time, GM may, pursuant to one or more transactions, issue shares of GM Class H Common Stock or distribute shares of Hughes Class C Common Stock up to an aggregate of one hundred million Exchange Shares (subject to reduction pursuant to the Separation Agreement and subject to increase by up to an additional fifty million Exchange Shares pursuant to the Implementation Agreement) to holders of Exchange Debt in exchange for such Exchange Debt.

      Goldman, Sachs & Co., as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are familiar with Hughes and GM, having provided certain investment banking services to Hughes and GM from time to time, including (i) having advised Hughes in its purchase of an equity interest in Thomson Multimedia in December 1998; (ii) having acted as underwriter with respect to the initial public offering of 100 million shares of Common Stock of Delphi Automotive Systems Corporation, a wholly owned subsidiary of GM at the time of the transaction in February 1999; (iii) having acted as financial advisor to Hughes in connection with its acquisition of the medium power direct broadcast satellite business of Primestar Inc. in April 1999; (iv) having acted as underwriter in connection with the Delphi Automotive Systems Corporation offering of aggregate principal amount $500 million of 6.15% Notes due May 2004 in April 1999, of aggregate principal amount $500 million of 6.50% Notes due May 2009 in April 1999, and of aggregate principal amount $500 million of 7.125% Notes due May 2029 in April 1999; (v) having acted as underwriter with respect to certain General Motors Acceptance Corporation mortgage securitizations of aggregate principal amount $1 billion in June 1998, aggregate principal amount $1.362 billion in February 1999, aggregate principal amount $1.0 billion in June 1999 and of aggregate principal amount $1.150 billion in October 1999; (vi) having acted as bookrunner with respect to the Delphi Automotive Systems Corporation Stock Repurchase Program in May 2000; and (vii) having acted as bookrunner in connection with the GM Nova Scotia Finance Company offering of aggregate principal amount $750 million of 6.85% Notes due October 2008 in October 2001. We have also acted as financial advisor to Hughes in connection with, and have participated in certain of the negotiations leading up to, the definitive agreements relating to the Merger and certain related transactions. We also have provided investment banking services to ECC and its affiliates from time to time. Goldman, Sachs & Co. may provide investment banking and advisory services to GM, Hughes, ECC and their respective affiliates in the future. Goldman, Sachs & Co. provides a full range of financial, advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold securities, including derivative securities, of Hughes (after the Spin-Off), GM, ECC or their respective affiliates, for its own account or the accounts of customers.

      In connection with this opinion, we have reviewed, among other things, the Merger Agreement; the Implementation Agreement; the GM/ Hughes Separation Agreement; the Supplemental Agreement; the Pledge Agreement; the Merger Commitment Letter; the PanAmSat Commitment Letter; the PanAmSat Stock Purchase Agreement; Annual Reports to holders of GM Class H Common Stock for each of the five years ended December 31, 2000; Annual Reports to Stockholders of PanAmSat on Form 10-K for each of the three years ended December 31, 2000; Annual Reports to stockholders of ECC on Form 10K for each of the five years ended December 31, 2000; certain quarterly reports to stockholders of ECC on Form 10Q; various Prospectuses and Offering Memoranda of ECC with respect to certain ECC public debt securities; certain other communications from GM and ECC to their respective stockholders; and certain internal financial analyses and forecasts for Hughes and ECC (and certain of their affiliates) prepared by their managements, including certain other estimates prepared by Hughes management as to the cost savings and other potential synergies expected to result from the Merger (the “Synergies”). We also have held discussions with members of the senior management of Hughes, PanAmSat and ECC regarding their assessment of the past and current business operations, financial condition, and future prospects of their respective companies including, in the case of Hughes and ECC, discussions of the strategic rationale for and potential benefits of the Merger and related transactions, including the Synergies. In addition, we have reviewed the reported price and trading activity for the shares of GM Class H Common Stock and the publicly traded shares of ECC; compared certain financial information for Hughes and ECC with similar information for certain other companies the securities of which are publicly traded; compared certain stock market information for ECC with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the communications, direct-to-home satellite broadcast and media industries specifically and in other industries generally and performed such other studies and analyses as we considered appropriate.

      We have relied upon the accuracy and completeness of all of the financial, accounting and other information discussed with or reviewed by us and have assumed the accuracy and completeness thereof for purposes of this opinion. In that regard, we have assumed, with your consent, that the financial forecasts provided to us, including the Synergies, have been reasonably prepared on a basis reflecting the best currently available judgments and estimates of the managements of Hughes and ECC (and certain of their affiliates), as applicable, and that such forecasts will be realized in the amounts and at the times contemplated thereby. We also have assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the transactions contemplated by the Merger Agreement and the Implementation Agreement will be obtained without any adverse effect on Hughes, GM, ECC or the combined company following the Merger or the contemplated benefits thereof reflected in such financial forecasts. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities of Hughes or ECC or any of their subsidiaries and we have not been furnished with any such evaluation or appraisal. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Boards of Directors of GM and Hughes in connection with their consideration of the Merger and certain related transactions.

      You have informed us that the Boards of Directors of GM and Hughes are considering the Merger in the context of the GM Transactions, the Financings and certain related transactions. For purposes of our analyses, we have been advised and have assumed (and we have been advised that for purposes of preparing the financial forecasts referred to above that the managements of Hughes and ECC have assumed) that the GM Transactions, the Financings and certain related transactions will be completed as contemplated by the Merger Agreement, the Implementation Agreement, the GM/ Hughes Separation Agreement and certain related agreements contemplated thereby (including as respects the tax treatment of each of such transactions), and we took into account the terms of such transactions, among other things, in our analyses. You also have advised us, and we have assumed, that the Merger will be treated as a tax-free reorganization for federal income tax purposes. However, we express no opinion whatsoever concerning the GM Transactions, the Financings and certain related transactions or the likelihood of their consummation. In particular, we are not opining as to the fairness of the GM Transactions or as to the fairness to, or as between, each of the holders of the GM 1 2/3 Common Stock and the GM Class H Common Stock, respectively, of the consideration to be provided to GM and its subsidiaries, to the holders of the GM 1 2/3 Common Stock and to the holders of the GM Class H Common Stock in the GM Transactions. Furthermore, you have advised us that GM expects to receive from other financial advisors opinions as to the fairness from a financial point of view to each of the holders of the GM 1 2/3 Common Stock and the GM Class H Common Stock, respectively, of the consideration to be provided to GM and its subsidiaries, to the holders of the GM 1 2/3 Common Stock as a class and to the holders of the GM Class H Common Stock as a class in the GM Transactions. Our opinion necessarily is based upon information available to us and financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. Our opinion is directed only to the fairness from a financial point of view of the Exchange Ratios, and as such does not in any respect address GM’s or Hughes’s underlying business decision to effect the Merger or the GM Transactions or constitute a recommendation concerning how holders of the Common Shares should vote with respect to the GM Transactions. We also express no opinion herein as to the prices at which the shares of Hughes Class C Common Stock may trade if and when they trade publicly. In addition, we express no opinion as to the relative merits of the Merger and alternative potential transactions.

      Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that as of the date hereof and based on current market conditions the Exchange Ratios are fair from a financial point of view to the holders of Hughes Common Stock immediately prior to the Merger, including GM and the holders of GM 1 2/3 Common Stock and GM Class H Common Stock, as applicable.

Very truly yours,

/s/ GOLDMAN, SACHS & CO.

(GOLDMAN, SACHS & CO.)

Deutsche Banc Alex. Brown Fairness Opinion

Deutsche Banc Alex. Brown Inc.
Global Corporate Finance
280 Park Avenue, 9th Floor
New York, NY 10017
Tel 212-454-6500
Fax 212-454-0200

October 28, 2001

Board of Directors

EchoStar Communications Corporation
5701 S. Santa Fe Drive
Littleton, CO 80120

Members of the Board of Directors:

      Deutsche Banc Alex. Brown Inc. (“DBAB”) has acted as financial advisor to EchoStar Communications Corporation (“EchoStar”), a Nevada corporation, in connection with the proposed merger of EchoStar and Hughes Electronics Corporation (“Hughes”), a Delaware corporation, pursuant to the Agreement and Plan of Merger, dated as of October 28, 2001 by and between Hughes and EchoStar (the “Merger Agreement”), which provides, among other things, for the merger of EchoStar with and into Hughes (the “Transaction”) after the recapitalization of Hughes pursuant to a Separation Agreement, dated as of October 28, 2001, by and between General Motors Corporation (“GM”), a Delaware corporation and Hughes (the “Separation Agreement”) and the spin-off of Hughes from GM pursuant to the Implementation Agreement, dated as of October 28, 2001 by and among GM, Hughes and EchoStar (the “Implementation Agreement”). As set forth more fully in the Merger Agreement, as a result of the Transaction, each share of Class A common stock, par value $0.01 per share, of EchoStar (“Class A Common Stock”) not owned directly by EchoStar will be converted into the right to receive 1/.73 shares (the “Class A Exchange Ratio”) of Class A common stock, par value $0.01 per share, of Hughes and each share of Class B common stock, par value $0.01 per share, of EchoStar not owned directly by EchoStar will be converted into the right to receive 1/.73 shares of Class B common stock, par value $0.01 per share, of Hughes. The terms and conditions of the Transaction are more fully set forth in the Merger Agreement. Capitalized terms used and not defined herein have the meaning assigned to such terms in the Merger Agreement.

      You have requested DBAB’s opinion, as investment bankers, as to the fairness, from a financial point of view, of the Class A Exchange Ratio to the holders of the Class A Common Stock.

      In connection with DBAB’s role as financial advisor to EchoStar, and in arriving at its opinion, DBAB has reviewed certain publicly available financial and other information concerning Hughes and EchoStar and certain internal analyses and other information furnished to it by Hughes and EchoStar. DBAB has also held discussions with members of the senior managements of Hughes and EchoStar regarding the businesses and prospects of their respective companies and the joint prospects of a combined company. In addition, DBAB has (i) reviewed the reported prices and trading activity for Class H common stock, par value $0.10 per share, of GM, and Class A Common Stock, (ii) compared certain financial and stock market information for Hughes and EchoStar with similar information for certain other companies whose securities are publicly traded, (iii) reviewed the terms of the Merger Agreement, the Implementation Agreement, the Separation Agreement and the PanAmSat Stock Purchase Agreement, and certain related documents (collectively, the “Transaction Documents”), and (iv) performed such other studies and analyses and considered such other factors as it deemed appropriate.

      DBAB has not assumed responsibility for independent verification of, and has not independently verified, any information, whether publicly available or furnished to it, concerning Hughes or EchoStar, including, without limitation, any financial information, forecasts or projections considered in connection with the rendering of its opinion. Accordingly, for purposes of its opinion, DBAB has assumed and relied upon the accuracy and completeness of all such information and DBAB has not conducted a physical inspection of any of the properties or assets, and has not prepared or obtained any independent evaluation or appraisal of any of the assets or liabilities, of Hughes or EchoStar. With respect to the financial forecasts and projections made available by EchoStar and Hughes to DBAB and used in DBAB’s analyses, and with respect to analyses and forecasts of certain cost savings, operating efficiencies, revenue effects and financial synergies expected to be achieved as a result of the Transaction (collectively, the “Synergies”), made available by EchoStar to DBAB and used in DBAB’s analyses, DBAB has assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Hughes or EchoStar, as the case may be, as to the matters covered thereby. In rendering its opinion, DBAB expresses no view as to the reasonableness of such forecasts and projections, including the Synergies, or the assumptions on which they are based. DBAB’s opinion is necessarily based upon economic, market and other conditions as in effect on, and the information made available to it as of, the date hereof.

      For purposes of rendering its opinion, DBAB has assumed that, in all respects material to its analyses, the representations and warranties of GM, EchoStar and Hughes contained in the Transaction Documents are true and correct, GM, EchoStar and Hughes will each perform all of the covenants and agreements to be performed by it under the Transaction Documents and certain related documents and all conditions to the obligations of each of GM, EchoStar and Hughes to consummate the Transaction will be satisfied without any waiver thereof. DBAB has also assumed that all material governmental, regulatory or other approvals and consents required in connection with the consummation of the Transaction will be obtained and that in connection with obtaining any necessary governmental, regulatory or other approvals and consents, or any amendments, modifications or waivers to any agreements, instruments or orders to which either EchoStar or Hughes is a party or is subject or by which it is bound, no limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have a material adverse effect on the combined company or materially reduce the contemplated benefits of the Transaction to EchoStar. In addition, you have informed DBAB, and accordingly for purposes of rendering its opinion DBAB has assumed, that the Transaction will be tax-free to each of EchoStar and Hughes and their respective stockholders.

      This opinion is addressed to, and for the use and benefit of, the Board of Directors of EchoStar and is not a recommendation to the stockholders of EchoStar to approve the Transaction. This opinion is limited to the fairness, from a financial point of view, of the Class A Exchange Ratio to the holders of the Class A Common Stock, and DBAB expresses no opinion as to the merits of the underlying decision by EchoStar to engage in the Transaction.

      DBAB will be paid a fee for its services as financial advisor to EchoStar in connection with the Transaction, a substantial portion of which is contingent upon consummation of the Transaction. We are an affiliate of Deutsche Bank AG (together with its affiliates, the “DB Group”). One or more members of the DB Group have, from time to time, provided investment banking, commercial banking (including extension of credit) and other financial services to EchoStar, GM and Hughes or their affiliates for which it has received compensation. One or more members of the DB Group have agreed to provide financing in connection with the Transaction. In the ordinary course of business, members of the DB Group may actively trade in the securities and other instruments and obligations of EchoStar, GM and Hughes for their own accounts and for the accounts of their customers. Accordingly, the DB Group may at any time hold a long or short position in such securities, instruments and obligations.

      Based upon and subject to the foregoing, it is DBAB’s opinion as investment bankers that, as of the date hereof, the Class A Exchange Ratio is fair, from a financial point of view, to the holders of the Class A Common Stock.

Very truly yours,

/s/ Deutsche Banc Alex. Brown Inc.

DEUTSCHE BANC ALEX. BROWN INC.

APPENDIX D:

HEC HOLDINGS, INC.

FINANCIAL STATEMENTS

Index

Independent Auditors’ Report	D-2
Balance Sheets as of June 30, 2002 and March 11, 2002	D-3
Statement of Cash Flows for the period ended June 30, 2002	D-4
Notes to Financial Statements	D-5

Independent Auditors’ Report

To the Board of Directors of General Motors Corporation, the sole stockholder of HEC Holdings, Inc., and the Board of Directors of HEC Holdings, Inc.:

We have audited the balance sheet of HEC Holdings, Inc. as of March 11, 2002. This balance sheet is the responsibility of HEC Holdings, Inc.’s management. Our responsibility is to express an opinion on this balance sheet based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such balance sheet presents fairly, in all material respects, the financial position of HEC Holdings, Inc. as of March 11, 2002, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

Detroit, Michigan

March 12, 2002

HEC HOLDINGS, INC.

BALANCE SHEETS

	As of	As of
	June 30, 2002	March 11, 2002

	(unaudited)
ASSETS
Cash	$100	$—
Total Assets	$100	$—

LIABILITIES AND STOCKHOLDER’S EQUITY
Liabilities	$—	$—
Stockholder’s Equity:
Common stock, $0.01 par value, 1,000 shares authorized, 100 shares issued and outstanding	$1	$1
Additional paid-in capital	$99	$99
Receivable from General Motors Corporation	$—	$(100)

Total Stockholder’s Equity	$100	$—
Total Liabilities and Stockholder’s Equity	$100	$—

See accompanying notes

HEC HOLDINGS, INC.

STATEMENT OF CASH FLOWS

For the
period ended
June 30, 2002

(unaudited)
Cash flows from operating activities
Net income	$—

Net cash provided by operating activities	$—

Cash flows from financing activities
Proceeds from issuing common stocks	$100

Net cash provided by financing activities	$100

Net increase in cash	$100
Cash at beginning of the period	$—

Cash at end of the period	$100

HEC HOLDINGS, INC.

NOTES TO FINANCIAL STATEMENTS

Note 1: Organization and Basis of Presentation

      HEC Holdings, Inc. (the “Company”) was incorporated in the state of Delaware on March 7, 2002. The Company was formed in connection with the contemplated merger (the “Merger”) of the businesses of Hughes Electronics Corporation (“Hughes”) and EchoStar Communications Corporation (“EchoStar”). The Company is currently a wholly owned subsidiary of General Motors Corporation (“GM”). In the event of the Merger, the Company will eventually hold all of the capital stock of Hughes and be separated from GM pursuant to the Hughes split-off. In the event of the Merger, EchoStar will be merged with and into the Company, with the Company as the surviving corporation. In the event of the Merger, the name of the Company will be changed to “EchoStar Communications Corporation” and Hughes will become a wholly owned subsidiary of the surviving company. Immediately after such a Merger, the business of the surviving company will consist of the combined businesses currently conducted separately by Hughes and EchoStar.

      Other than its formation, the Company has not conducted any activities other than the receipt of cash for stock issued; accordingly no statements of operations, comprehensive income, or changes in stockholder’s equity are presented.

      The unaudited June 30, 2002 balance sheet and statement of cash flows have been prepared on a basis consistent with accounting principles generally accepted in the United States of America for interim financial reporting. In the opinion of management, all adjustments (consisting only of normal recurring adjustments) which are necessary for a fair presentation have been included.

Note 2: Stockholder’s Equity

      The Company is authorized to issue 1,000 shares of $0.01 par value common stock. The Company issued 100 shares to GM on March 11, 2002 for one dollar ($1) per share, and recorded a receivable from GM of $100 related to this issuance. This receivable from General Motors Corporation was settled in cash during the second quarter of 2002.

[Back cover page of GM Consent Solicitation Statement]

GM $1 2/3 PAR VALUE COMMON STOCKHOLDERS AND GM CLASS H COMMON STOCKHOLDERS ARE URGED TO COMPLETE AND RETURN THEIR CONSENT CARDS AS SOON AS POSSIBLE

      For the GM/Hughes separation transactions and the Hughes/EchoStar merger to occur, GM $1 2/3 par value common stockholders and GM Class H common stockholders, voting separately as classes and voting together as a single class based on their respective per share voting power, must approve ALL THREE proposals relating to the transactions described in this document. If GM $1 2/3 par value common stockholders and GM Class H common stockholders do not complete, date, sign and return the enclosed consent card, it has the same effect as voting against the transactions.

      If you have any questions about the transactions, how to complete and submit your consent card or if you would like to request additional copies of this document, contact the GM solicitation agent as follows:

Morrow & Co., Inc.

445 Park Avenue
5th Floor
New York, New York 10022
(      )       -            (Toll-Free) for calls in the United States, Canada and Mexico
(      )       -            (Collect) for calls outside the United States, Canada and Mexico

[Back cover page of EchoStar Information Statement]